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Exhibit 99.1

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

If you are in any doubt as to the action you should take, you are recommended to seek your own personal financial advice immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser who, if you are taking advice in the United Kingdom, is authorised pursuant to the Financial Services and Markets Act 2000 (“FSMA”) or, if you are in a territory outside the United Kingdom, is an appropriately authorised independent financial adviser.

This document has been prepared in connection with New World Resources Plc (“New NWR”) and the offer of A ordinary shares in New NWR (the “New A Shares”) to holders (the “Existing A Shareholders”) of ordinary A shares (the “Existing A Shares”) in New World Resources N.V. (“Existing NWR”) in exchange for such Existing A Shares on the basis of one New A Share for every Existing A Share, subject to the terms and conditions set out in this document (the “Offer”). The purpose of the Offer is to introduce a new UK holding company, New NWR, to the Group in order to gain eligibility for inclusion in the FTSE Index Series.

If you have sold or otherwise transferred all of your Existing A Shares (other than pursuant to the Offer), please send this document and the accompanying documents at once to the purchaser or transferee or to the bank, stockbroker, or other agent through whom the sale or transfer was effected for delivery to the purchaser or transferee. However, the foregoing documents must not be forwarded or transmitted in or into any Restricted Jurisdiction or in or into any jurisdiction where to do so would constitute a violation of the relevant laws in that jurisdiction. If you have sold or transferred part of your holding of Existing A Shares, please consult the bank, stockbroker or other agent through whom the sale or transfer was effected.

This document, which comprises a prospectus relating to the New A Shares and the Offer prepared in accordance with the Prospectus Rules of the UK Listing Authority made under section 73A of FSMA, has been approved by the Financial Services Authority (“FSA”) in accordance with section 85 of FSMA and made available to the public in accordance with Rule 3.2 of the Prospectus Rules. New NWR has requested that the FSA provide a certificate of approval and a copy of this document to the relevant competent authorities in the Czech Republic and Poland, the Czech National Bank (Česká narodní banka) (the “CNB”) and the Polish Financial Supervision Commission (Komisja Nadzoru Finansowego), respectively, together with a translation into the appropriate language of the summary contained in Part I “Summary”. In addition, this document has been made available to the public in accordance with Article 37.3 of the Polish Act on Public Offerings of 2005 (the “Polish Act on Public Offerings”) along with the summary hereof drawn up in Polish.

Application has been, or where applicable will be, made to: (i) FSA in its capacity as the UK competent authority under the FSMA for the New A Shares to be admitted to the premium listing segment of the Official List of the FSA (the “Official List”); (ii) the London Stock Exchange plc (the “London Stock Exchange” or “LSE”) for the New A Shares to be admitted to trading on the main market of the London Stock Exchange; (iii) the Listing Committee of Burza cenných papírů Praha, a.s. (the “Prague Stock Exchange” or “PSE”) for the New A Shares to be admitted to trading on the main market of the Prague Stock Exchange; and (iv) the management board of Giełda Papierów Wartościowych w Warszawie S.A. (the “Warsaw Stock Exchange” or the “WSE”) adopting a resolution on the conditional admission of the New A Shares to trading on the main market operated by the Warsaw Stock Exchange and (subject to New NWR making a representation that the issue of New A Shares has been successful) such admission becoming effective as soon as a resolution on the introduction of the New A Shares to trading on the main market operated by the Warsaw Stock Exchange is adopted by the management board of the Warsaw Stock Exchange ((i) to (iv) together, “Admission”). It is expected that Admission will become effective and unconditional dealings in the New A Shares will commence on the LSE on 6 May 2011, on the PSE on or about 6 May 2011 and on the WSE on or about 9 May 2011. It is likely that some New A Shares will be issued after the expected Admission date(s) referred to above to Accepting Shareholders who have not validly accepted the Offer before that date and, accordingly, Admission of such New A Shares may become effective and unconditional dealings in them will commence on one or more subsequent dates.

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NEW WORLD RESOURCES PLC

(incorporated in England and Wales under the Companies Act 2006, with registered number 7584218)

Offer of one New A Share
for each one New World Resources N.V. Existing A Share in connection with the proposed
Introduction of New World Resources Plc as the holding company of the New World Resources Group and application for admission of up to 264,698,715 New A Shares to the premium listing segment of the Official List
and to trading on the London Stock Exchange,
the Prague Stock Exchange and the Warsaw Stock Exchange
J.P. Morgan Cazenove
Sponsor and Financial Adviser

You should read the whole of this document and any documents incorporated herein by reference. In particular, your attention is drawn to the factors described in the “Risk Factors” section of this document.

YOU MAY REQUEST A HARD COPY OF THIS DOCUMENT AND/OR ANY INFORMATION INCORPORATED INTO THIS DOCUMENT BY REFERENCE TO ANOTHER SOURCE BY CONTACTING THE UK RECEIVING AGENT ON +44 906 999 0000. YOU MAY ALSO REQUEST THAT ALL FUTURE DOCUMENTS, ANNOUNCEMENTS AND INFORMATION TO BE SENT TO YOU IN RELATION TO THE OFFER SHOULD BE IN HARD COPY FORM.

THIS DOCUMENT CONSTITUTES A CIRCULAR TO EXISTING NWR SHAREHOLDERS. YOUR ATTENTION IS DRAWN TO THE LETTER FROM YOUR CHAIRMAN, WHICH CONTAINS THE RECOMMENDATION OF THE DIRECTORS OF EXISTING NWR TO ACCEPT THE OFFER, WHICH IS SET OUT ON PAGES 48 TO 64 OF THIS DOCUMENT. COPIES OF THE CHAIRMAN’S LETTER CAN BE OBTAINED FREE OF CHARGE VIA THE WEBSITE OF THE GROUP (www.newworldresources.eu).

THE ISIN NUMBER FOR THE EXISTING A SHARES IS NL0006282204.

IF YOU HOLD YOUR EXISTING A SHARES IN CREST OR THROUGH CSD OR NDS, YOUR ATTENTION IS DRAWN TO PARAGRAPH 15 OF PART VI OF THIS DOCUMENT WHICH SETS OUT APPLICABLE INSTRUCTIONS AND DEADLINES FOR ACCEPTING THE OFFER.

Unless otherwise determined by New NWR or required by the City Code, and permitted by applicable law and regulation, the Offer will not be capable of acceptance from or within a Restricted Jurisdiction. Accordingly, copies of this document and any other accompanying document must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent (including, without limitation, by way of facsimile, transmission, telephone or internet) in, into or from a Restricted Jurisdiction and persons receiving this document and any other accompanying document (including custodians, nominees and trustees) must not mail or otherwise distribute or send them in, into or from such jurisdictions as doing so may invalidate any purported acceptance of the Offer. The availability of the Offer to persons who are not resident in the United Kingdom may be affected by the laws of their relevant jurisdiction. Such persons should inform themselves about and observe any applicable legal or regulatory requirements of their jurisdiction.

This document does not constitute an offer to sell, or the solicitation of an offer to buy, the New A Shares in any jurisdiction in which such offer or solicitation is unlawful. The New A Shares have not been and will not be registered under any of the applicable securities laws of Australia, Canada, Japan, South Africa or any other jurisdiction. Subject to certain exceptions, the New A Shares may not be offered or sold within Canada, Japan, Australia or South Africa to any national, resident or citizen of Australia, Canada, Japan or South Africa.

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J.P. Morgan Securities Ltd., which conducts its UK investment banking activities as J.P. Morgan Cazenove and is authorised by the Financial Services Authority, is acting as sponsor to New NWR and no one else in connection with the admission of the New A Shares to the Official List and to trading on the main market of the London Stock Exchange and this document and will not be responsible to anyone other than New NWR for providing the protections afforded to clients of J.P. Morgan Securities Ltd. nor for providing advice in connection with the Offer, Admission, the contents of this document or any matter referred to herein.

J.P. Morgan plc, which conducts its UK investment banking activities as J.P. Morgan Cazenove and is authorised by the Financial Services Authority, is acting as exclusive financial adviser to New NWR and Existing NWR and no one else in connection with the Offer and this document and will not be responsible to anyone other than New NWR and Existing NWR for providing the protections afforded to clients of J.P. Morgan plc nor for providing advice in connection with the Offer, Admission, the contents of this document or any matter referred to herein.

Unless otherwise specified, Capitalised terms in this document have the meanings ascribed to them in the section of this document headed Part XIX “Definitions”.

Dated 11 April 2011

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Notice to shareholders in the United States

The Offer is being made in reliance on, and compliance with, Rule 14d-1(c) under the US Securities Exchange Act of 1934. The Offer is being made subject to United Kingdom disclosure requirements which are different from certain United States disclosure requirements. Furthermore, the payment and settlement procedure with respect to the Offer will comply with the relevant United Kingdom rules, which differ from United States payment and settlement procedures. In accordance with normal United Kingdom market practice, New NWR or any person acting on their behalf may from time to time make certain market or private purchases of, or arrangements to purchase, directly or indirectly, Existing A Shares other than pursuant to the Offer. Any information about such purchases will be publicly announced as required by law or regulation in the United Kingdom and United States.

The New A Shares have not been and will not be registered under the US Securities Act of 1933 (the “Securities Act”) or under any of the relevant securities laws of any state or other jurisdiction of the United States. Neither the US Securities and Exchange Commission nor any US state securities commission has approved of the New A Shares or determined if this document is accurate or complete. Any representation to the contrary is a criminal offence in the United States. The New A Shares will be offered in the United States only pursuant to an exemption from the registration requirements of the Securities Act. The New A Shares may not be offered or sold in the United States except pursuant to an exemption from the Securities Act or in a transaction not subject to the registration requirements of the Securities Act.

The Offer relates to the securities of a UK company. The Offer is subject to disclosure requirements of the United Kingdom which are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with International Financial Reporting Standards, as adopted by the EU, (“IFRS”) that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a non-US jurisdiction, and some or all of its officers and directors may be residents of non-US jurisdictions. You may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. It may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENCE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES (“RSA 421-B”) WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

Any person (including custodians, nominees and trustees) who would, or otherwise intends to, or may have a contractual or legal obligation to forward this document to any jurisdiction outside the United Kingdom, should read paragraph 5 of Part B and paragraph 1(b) of Part C (if such person holds Existing A Shares in CREST) or paragraph 2(b) of Part C (if such person holds Existing A Shares is CSD) or paragraph 3(b) of Part C (if such person holds Existing A Shares in NDS) of Part VII “Conditions and Further Terms of the Offer” before taking any action.

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Part I

Summary

This summary should be read as an introduction to the full text of this document. Any decision by an Existing A Shareholder to accept the Offer should be based on a consideration of this document as a whole (including any amendment or supplement thereto) and not solely on this summary. No civil liability will attach to New NWR for this summary, including any translation hereof, unless it is misleading, inaccurate or inconsistent when read together with the other parts of this document. Where a claim relating to the information contained in this document is brought before a court in a member state of the European Economic Area (the “EEA”), the claimant may, under the national legislation of the member state in which the claim is brought, be required to bear the costs of translating this document before legal proceedings are initiated.

Overview

The Group, through its subsidiary OKD, is the Czech Republic’s largest hard coal mining company and is a leading producer of hard coal in Central Europe (in each case, on the basis of revenues and volume of coal produced) serving customers in the Czech Republic, Slovakia, Austria, Poland, Hungary and Germany. It is one of the largest industrial groups in the Czech Republic and the largest Czech natural resources company in terms of revenues and employees. For the year ended 31 December 2010, the Group employed an average of 15,146 workers and utilised an average of 3,407 workers employed by contractors, making it one of the largest private employers in the country.

Background to and reasons for the Offer

On 5 October 2010, Existing NWR announced its intention to re-incorporate in the United Kingdom. The Group believes that this should allow FTSE Index Series eligibility, raising the profile of the Group with international investors and further demonstrating the Group’s commitment to the high governance and control standards according to which it operates its business.

The Offer is being made to introduce a newly incorporated UK plc, New NWR, as the holding company of the Group, with its shares admitted to listing and trading on the London Stock Exchange, Prague Stock Exchange and Warsaw Stock Exchange.

If the Offer becomes or is declared wholly unconditional it will result in the holders of the Existing A Shares who accept the Offer holding New A Shares and Existing NWR becoming a subsidiary of New NWR.

Key Terms of the Offer

The Offer is being made to all Existing A Shareholders. Under the Offer Existing A Shareholders are entitled to receive one New A Share for each one Existing A Share.

The Offer is conditional upon, among other things:

•	Valid acceptances of the Offer being received (and not, where permitted, withdrawn) by no later than 3.00 p.m. (London time)/4.00 p.m. (CET) on 5 May 2011 (or such later time(s) and/or date(s) as New NWR may, subject to the rules of the City Code or with the consent of the Panel, decide) in respect of not less than 95 per cent. (or such lower percentage, being not less than 75 per cent., as New NWR may, subject to the City Code, decide) in nominal value of the Voting NWR Shares (the “Acceptance Condition”);

•	Admission of the New A Shares to the Official List and to trading on the main market of the London Stock Exchange (or the UK Listing Authority and the London Stock Exchange acknowledging that the application for admission of the New A Shares to the Official List and to trading on the main market of the London Stock Exchange has been approved (and such acknowledgement not having been withdrawn)), conditional admission of the New A Shares to trading on the Main Market of the Prague Stock Exchange and the management board of the Warsaw Stock Exchange adopting a resolution on the conditional admission of the New A Shares to trading on the main market operated by the Warsaw Stock Exchange and (subject to New NWR making a representation that the issue of New A Shares has been successful) such admission

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•	becoming effective as soon as a resolution on the introduction of the New A Shares to trading on the main market operated by the Warsaw Stock Exchange is adopted by the management board of the Warsaw Stock Exchange; and

•	Certain other customary conditions for an Offer of this type.

The Existing A Shares in respect of which the Offer is accepted will be acquired by New NWR under the Offer fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third-party rights and interests of any nature whatsoever and together with all rights now and hereafter attaching or accruing on them, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or payable on or after 11 April 2011 (save for the 2010 Final Dividend which shall be paid on 15 April 2011 to holders of the Existing A Shares on the 2010 Final Dividend Record Date).

Upon the Offer becoming or being declared wholly unconditional, each Existing A Shareholder will effectively have the same proportionate direct or indirect interest in the Group as they have immediately prior to the Offer becoming or being declared wholly unconditional.

The Offer will lapse unless all the above conditions have been fulfilled or waived (if capable of waiver) or, where appropriate, have been determined by New NWR to be or remain satisfied, by midnight (London time) on the twenty-first day/1.00 a.m. (CET) on the twenty-second day after the later of the First Closing Date of the Offer and the date on which the Acceptance Condition is fulfilled (or, in each case, such later date as New NWR may, with the consent of the Panel, decide).

Competitive Strengths

The Group believes that its key strengths are:

•	A leading market position and scale in the Czech Republic and Central Europe in terms of revenue and amount of coal produced;

•	Diversified products, coal and integrated mining and coking operations leading to greater cost-efficiency;

•	Strong positioning to benefit from positive trends in steel production, electricity demand and industrial growth in Central Europe;

•	Long-standing relationships with customers and a stable customer base influenced by geographical positioning;

•	Significant growth potential in Poland;

•	Focused capital expenditure programmes and operational efficiency;

•	Operational excellence; and

•	Strategic shareholder support through regional and industry expertise.

Strategic Objectives

The Group seeks to maintain its leading market position in the Czech Republic and Central Europe by:

•	Pursuing attractive growth opportunities;

•	Increasing scale through organic growth of existing mines and development sites; and

•	Improving efficiency, profitability and safety of mining operations.

Shareholders and irrevocable undertakings to accept the Offer

BXRG Limited indirectly owns 100 per cent. of the shares of BXR Mining B.V. (“BXR Mining”). BXR Mining holds 168,274,654 Existing A Shares, representing in aggregate approximately 63.6 per cent. of the Existing A Shares as at 8 April 2011 (being the latest date practicable prior to the publication of this document). Existing NWR is a publicly listed company and approximately 36.4 per cent. of its Existing A Shares are held by the public.

BXR Mining, has irrevocably undertaken to accept the Offer in respect of its Existing A Shares on the terms described below (the “BXR Mining Irrevocable”). BXR Mining’s undertaking to accept the Offer is conditional upon New NWR having received, or being entitled to receive, valid acceptances which, when aggregated with the acceptance which BXR Mining is required to provide

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pursuant to the BXR Mining Irrevocable, equal at least 80 per cent. of the issued Existing A Shares and the percentage of the issued Existing A Shares in respect of which the Offer must be accepted to satisfy or fulfil the Acceptance Condition not being amended, varied or waived down to below 80 per cent.

Save with the prior consent of New NWR, BXR Mining will only accept, or procure the acceptance of, the Offer in respect of such number of its Existing A Shares as will entitle BXR Mining to receive the maximum number of New A Shares to be issued under the terms of the Offer that BXR Mining may hold whilst at least 25 per cent. of the New A Shares (or such lower percentage as the FSA may approve in respect of the New A Shares from time to time) are held, or subject to the satisfaction by the Offeror of its obligations under the Offer, are to be held, in Public Hands for the purposes of the UK Listing Rules.

The BXR Mining Irrevocable will lapse if an offer is made for the Existing A Shares by a third party and such offer is recommended by the Existing NWR Board.

The Existing B Shares

The Offer does not extend to the Existing B Shares. At the date of this document, 100 per cent. of the Existing B Shares are indirectly owned by BXRG Limited, through its wholly owned subsidiary RPG Property B.V. (“RPG Property”). Pursuant to a share transfer agreement dated 8 April 2011 between New NWR and RPG Property, and conditional on the Offer becoming or being declared wholly unconditional, New NWR has agreed to acquire all of the issued Existing B Shares from RPG Property in exchange for the allotment and issue of New B Shares on the basis of one New B Share for each Existing B Share (the “B Share Transfer Agreement”). Further details of the B Share Transfer Agreement are set out in Part XVIII “Additional Information”.

Summary of essential risks associated with the Offer

Before investing in the New A Shares, prospective investors should consider carefully, together with the other information contained in this Prospectus, the factors and risks attaching to an investment in the New A Shares as described in Part II “Risk Factors”. Any such factors and risks could materially adversely affect the Group’s business, financial condition or results of operations, including those relating to:

Risks relating to the Group
•	The Group’s business, financial condition and results of operations may vary.

•	A significant downturn in the Central European economy or a decrease in the use of coal by the Group’s Central European customers.

•	Economic conditions globally and in Central Europe following the global financial crisis.

•	Operating in a competitive industry with particular exposure to state owned companies.

•	Operating risks that could result in decreased coal production.

•	Disruptions in transportation services or increases in the costs of transportation services.

•	The volume and grade of the coal recovered may be less than estimated.

•	Reserves disclosed on a different basis than provided in the U.S. SEC Industry Guide 7.

•	The Group’s ability to successfully exploit existing reserves and acquire new reserves.

•	The Group’s ability to exploit its resources and implement its development projects.

•	Joint venture arrangements may not be successful.

•	Inability to make significant capital expenditure to increase production levels and improve overall efficiency.

•	Failure by the Group to implement further profit improvement initiatives.

•	The Group has substantial indebtedness.

•	The Group’s subsidiaries are subject to statutory cross guarantees that could be called upon at any time.

•	Periodic renegotiations of prices pursuant to the Group’s framework agreements may lead to lower revenues when coal prices decline.

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•	A shortage of skilled labour in the mining industry could result in the Group having insufficient employees to operate its business.

•	Dependence on a small number of major customers, the loss of which could adversely affect the Group’s financial condition and results of operations.

•	Exposure to several tax jurisdictions may have an adverse affect on the Group.

•	Risks in connection with tax positions.

•	Potentially inadequate insurance coverage which may not cover all risks.

•	Failure to maintain satisfactory labour relations.

•	Failure to attract and retain key managers.

•	BXRG Limited’s interests may conflict with the interests of other shareholders.

•	Exposure to exchange rate fluctuation.

•	Use of derivative financial instruments for exchange rate hedging may be costly and inefficient.

•	Contracted coal and coke prices data and committed volume demand data may differ from that presented.

•	Cash reserves may be insufficient to cover costs of reclamation and liabilities.

•	Challenges to the validity of the privatisation of the Group.

•	Extensive government regulations impose significant costs on the Group.

•	Further tightening of limits on emissions of carbon dioxide could adversely affect the demand for the Group’s coal and coke.

•	Inability to obtain and renew permits and licences necessary for the Group’s operations.

•	Increases in mining concession fee payments to which the Group is subject.

•	Liabilities resulting from environmental damages and exposure to hazardous materials.

•	Political, economic, tax and regulatory changes in Poland.

Risks relating to the New A Shares and the Group’s Share Capital
•	Certain risks arising from the capital structure of the Group.

•	The market price of the New A Shares may fluctuate widely.

•	Future sales of the New A Shares could depress the market price of the New A Shares and dilute existing New A Shareholders.

•	New NWR may not be able to pay dividends or make distributions.

•	Dividend payments or distributions will be in euro.

•	Holders of the New A Shares outside the United Kingdom may not be able to exercise pre-emptive rights.

•	New NWR is subject to English law and the rights of shareholders may differ to the rights associated with companies governed by other laws.

•	New NWR may not achieve FTSE Index Series eligibility, and participation in the Offer is subject to risks and uncertainties which could adversely affect certain shareholders.

•	UK tax charges on transfers of New A Shares may result from New NWR being incorporated in England and Wales.

•	New NWR’s financial condition may be adversely affected by changes in applicable taxation regimes or in the taxation residence of New NWR.

•	New NWR may not be able to perform the squeeze-out or the commencement of such procedure may be significantly delayed. In addition, the Group may be required to maintain Existing NWR’s listing on the WSE.

•	The fact that the Takeover Directive has not been fully implemented in Poland means that there is a risk that Existing A Shareholders might seek claims against Existing NWR.

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Summary – Financial and Other Data

The following table sets forth, for the periods indicated, the summary historical consolidated financial data presented in euro and additional data.

The summary historical financial data in this summary have been extracted from Existing NWR’s reviewed consolidated financial statements for the years ended 31 December 2010, 2009 and 2008, in each case incorporated by reference in this Prospectus.

Unless otherwise indicated, the summary historical financial data have been prepared in accordance with IFRS.

The summary historical consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to Part XIII “Certain Group Financial Information–Operating and Financial Review” and Existing NWR’s financial statements and the related notes thereto incorporated by reference in this Prospectus.

	Year ended 31 December

	2010(1)	2009(1)	2008

	(EUR thousands)
Income Statement
Revenues	1,589,990	1,116,838	2,041,128
Changes in inventories of finished goods and work in progress	(34,954)	18,869	34,242
Consumption of material and energy	(373,153)	(292,313)	(579,784)
Service expenses	(341,843)	(293,571)	(351,758)
Personnel expenses(2)	(361,117)	(351,072)	(433,743)
Depreciation(3)	(161,145)	(164,497)	(158,350)
Amortisation	(9,203)	(8,352)	(10,165)
Reversal of impairment of receivables	79	1,184	46
Net gain from material sold	5,177	4,048	10,500
Gain from sale of property, plant and equipment	715	4,117	2,052
Other operating income	5,062	3,514	4,065
Other operating expenses	(25,064)	(28,812)	(27,689)
Subtotal (operating income)	294,544	9,953	530,544
Financial income	35,518	48,931	112,754
Financial expenses	(150,373)	(116,804)	(171,990)
Profit on disposal of energy business	72,391	0	0
Profit (loss) on disposal of interest in subsidiaries	0	0	847
Profit (loss) from continuing operations before tax	252,080	(57,920)	472,155
Income tax expense	(30,811)	(5,811)	(120,516)
Profit (loss) after tax from continuing operations	221,269	(63,731)	351,639
Balance Sheet Data (at period end)
Cash and cash equivalents(4)	529,241	547,827	678,895
Total assets	2,258,211	2,215,531	2,249,538
Total debt(5)	850,157	1,033,687	1,047,761
Equity	809,395	560,175	646,324
Other Financial Data
EBITDA(6)	464,177	178,685	697,007
Capital expenditure	220,871	250,201	285,094
Net debt(7)	320,916	485,860	368,866
Net working capital(8)	48,966	(1,455)	45,751
Ratios(9)
Total debt/EBITDA(5)(6)	1.83	5.78	1.50
Net debt/EBITDA(6)(7)	0.69	2.72	0.53
EBITDA/Net interest(6)(10)	7.72	3.65	13.86

Notes:
(1)	Excludes results of operations from electricity trading business for 2010 and 2009, which are presented as discontinued operations. Energy trading was included in results of operations for 2008.
(2)	Personnel expenses include employee benefits.
(3)	Depreciation excludes impairment and reversals of impairment of PPE, which is presented as a separate line item.

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(4)	Cash and cash equivalents excludes restricted cash which, as of 31 December 2010, included EUR 11,025,000 cash deposited in an escrow account in connection with the Group’s obligations under Czech law to maintain cash reserves for reclamation costs and potential liability for damage to properties owned by third parties.
(5)	Total debt includes issued bonds, long-term interest bearing loans and borrowings, including current portion, plus short-term interest bearing loans and borrowings. Total debt is based on gross amount of debt less related expenses. Interest bearing loans, bond issues and borrowings are measured at amortised cost.
(6)	EBITDA is defined as net profit after tax from continuing operations before minority interest, adjusted for income tax, net financial expenses, depreciation and amortisation, impairment and reversals of impairment of PPE and gain/loss on disposal of interest in its subsidiaries and gain/loss from sale of PPE. While the amounts included in EBITDA have been extracted from the historical financial statements, it is not a financial measure calculated in accordance with IFRS and, accordingly, should not be considered as an alternative to net income or operating income as an indicator of performance, or as an alternative to operating cash flows as a measure of the Group’s liquidity. The Group currently uses EBITDA in its business operations to, among other things, evaluate the performance of its operations, develop budgets and measure its performance against those budgets. The Group finds it a useful tool to assist in evaluating performance because it excludes interest, taxes and other principal non-cash charges. In addition, the Group believes that EBITDA is a measure commonly used by investors. EBITDA, as presented in this Prospectus, may not be comparable to similarly titled measures reported by other companies due to differences in the way these measures are calculated. EBITDA used in this Prospectus is not the same as the definition of EBITDA used in the Senior Secured Facilities or the definition of Adjusted EBITDA used in the 2015 Indenture or the 2018 Indenture. Set forth below is a reconciliation of EBITDA to Profit/(loss) after tax from continuing operations.
(7)	Net debt represents total debt, as defined above, less cash and cash equivalents. It is not an IFRS measure.
(8)	Net working capital is calculated as inventories plus trade and other receivables minus accounts payable and accruals. It is not an IFRS measure.
(9)	The ratios included in this table do not correspond to any of the financial covenants in the debt instruments of the Issuer or any of its subsidiaries including the Revolving Credit Facility, the 2015 Indenture or the 2018 Indenture.
(10)	Net interest expense means the aggregate amount of financial expense classified as interest expense under IFRS accrued for a period less any financial income classified as interest income under IFRS accrued in respect of that period including interest on any cash and cash equivalent investments for the period.

The additional information in the following table headed “Additional data” is extracted from the Group’s financial and operating records, but the information is not determined in accordance with IFRS.

Additional data:
	Year ended 31 December (unaudited)

	2010	2009	2008

External coal and coke operating data
Sales Volume (in thousands)
Coking coal(1)	5,257	5,170	6,293
Thermal coal	5,455	4,891	5,095
Coke	1,100	705	1,103
Average sales prices per tonne (EUR)(2)
Coking coal(2)	141	87	137
Thermal coal	63	72	69
Coke	275	149	302

(1)	Excludes coal sold to OKK, because OKK is a consolidated entity of the Group.
(2)	Calculated using the average foreign exchange rate for the relevant period as published by the ECB.

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Calculation of EBITDA:

	Year ended 31 December (unaudited)

	2010	2009	2008

	(EUR thousands)
Profit/(loss) after tax from continuing operations	221,269	(63,731)	351,639
Income tax	30,811	5,811	120,516
Financial expenses, net(1)	42,464	67,873	58,389
Depreciation and amortisation	170,348	172,849	168,515
Impairment/reversal of impairment of PPE		—	—
(Gain)/loss from sale of PPE	(715)	(4,117)	(2,052)

EBITDA	464,177	178,685	697,007

Notes:
(1)	Financial expenses, net generally includes realised and unrealised foreign exchange gains and losses, interest income and interest expense, profit or loss on revaluation of derivative instruments, gain on disposal of investment, bank fees and other minor items classified as financial income or expense.

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Part II

Risk Factors

The New A Shares are subject to a significant degree of risk, including the risks described below. Existing A Shareholders and prospective New A Shareholders should carefully consider the following risk factors and the other information in this document before making any decision relating to the New A Shares. The following risks and uncertainties constitute the material risks and uncertainties relating to the Group, the industry in which the Group operates and the New A Shares. Additional risks and uncertainties not currently known to the New NWR, Existing NWR and the Directors or that New NWR, Existing NWR and the Directors currently deems immaterial may also materially and adversely affect the Group’s business, financial condition, results of operations or liquidity, which could negatively affect the price of the New A Shares. Any of the following risks could materially adversely affect the Group’s business, financial condition or results of operations. In such case, the value of the New A Shares could decline and investors may lose all or part of their original investment.

Existing A Shareholders and prospective New A Shareholders should read the detailed information set out elsewhere in this document and should reach their own views before making any decision relating to the New A Shares. Before making any decision relating to the New A Shares, Existing A Shareholders and prospective New A Shareholders should consult their own stockbroker, bank manager, lawyer, auditor or other financial, legal and tax advisers and carefully review the risks associated with the New A Shares and consider them in light of their personal circumstances.

Risks relating to the Group

The Group’s business, financial condition and results of operations may vary with fluctuations in the production costs and the prices for coal.

The coal mining business is generally a high fixed cost business. As the majority of the Group’s revenue is derived from sales of coal to external parties, the Group’s business, results of operations and margins are substantially dependent on the market prices and the production costs of coal. The domestic and international coal markets exhibit fluctuations in supply and demand and, consequently, prices vary from one period to another. Prices for coal tend to be cyclical, and over the last several years have been very volatile. These fluctuations in prices and production costs which affect the Group’s results of operations and cash flows are subject to numerous factors beyond the Group’s control, including but not limited to:

•	Central European and global economic trends and conditions;

•	the supply of and demand for coal in Central Europe;

•	the demand for electricity in Central Europe;

•	Central European demand for/and the price of steel and the continued financial viability of the Central European steel industry;

•	the price and availability of alternative fuels and nuclear energy, including the effects of technological developments and cost of transportation;

•	costs of raw materials, labour and services related to operations such as steel, rubber, petroleum products and electricity;

•	the proximity to, capacity of and cost of transportation facilities;

•	Central European and EU governmental regulations and taxes;

•	currency exchange rate fluctuations and rate of inflation; and

•	global or Central European political events and other market forces.

A substantial amount of the Group’s coal revenue is derived from sales of coking coal. As the demand for coking coal is primarily affected by global demand for coal from the steel industry, the price the Group charges its coking coal customers is directly linked to the global market conditions of the steel industry. A drop in global steel prices may put downward pressure on the prices the Group can charge its coking coal customers. In addition, further consolidation in the steel industry may lead to increased purchasing power for steel producers which could reduce the price paid for coking coal.

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Historically, the domestic and international markets for coal have at times experienced alternating periods of increased demand, causing insufficient production capacity and higher prices and margins, as well as periods of excess supply, resulting in excess production and lower prices and margins. Central European or international demand for coal may not grow and may decline, in which case the Central European or international coal markets would likely experience excess supply. A significant decline in demand for coal may have a material adverse effect on the Group’s business, financial condition and results of operations. In addition, prices for coal in the spot market have decreased from their historic highs reached during the first half of 2008. Although the Group has historically sold most of its coal under long-term coal sales agreements with fixed prices, the prices in the spot market influence the price for the forward sales agreements that the Group is entering into now and may enter into in the future, and the terms under which the Group contracts to sell its coal may not be as favourable to that of prevailing market conditions.

A majority of the Group’s revenues are derived from sales made in the Central European market and any significant downturn in the Central European economy or any decrease in the use of coal by the Group’s Central European customers could have a material adverse effect on the Group’s business, financial condition or results of operations.

A majority of the Group’s coal sales are made in the Central European market. As a result of the land-locked nature of Central Europe and high transport costs to regions outside the CEE region, the Group has exposure which is concentrated in the Central European market. As such, the Group’s businesses, financial condition and results of operations are highly dependent on the Central European market. Any significant downturn in the Central European economy, and in particular, with respect to the Central European steel and coking industries, could have a material adverse effect on the Group’s business and results of operations. Furthermore, a significant decline in demand for coal or its excess supply by other coal producers may have a material adverse effect on the Group’s businesses, financial condition and results of operations.

Economic conditions globally and in Central Europe in the period following the recent global financial crisis may have an adverse effect on the Group’s business.

The global economic downturn, coupled with the global financial and credit market disruptions, had an impact on the coal industry generally. Conditions have since improved but there is no certainty as to how sustained the recovery will be and the experience of the global financial crisis has demonstrated the vulnerability of the coal industry to significant changes in global economic conditions. A decline of the global and Central European economic conditions could result in a fall back in the use of coking coal by the Group’s Central European customers, specifically the Central European steel and coking industries, or result in decreased prices for coal and/or coke. Any actions the Group may take in response to these conditions may be insufficient. A protracted worsening of global economic conditions or disruption in the financial markets could have a material adverse effect on the Group’s business, financial condition and results of operations.

The Group operates in a competitive industry, has particular exposure to state-owned companies, and the Group’s business, financial condition and results of operations will be adversely affected if the Group is not able to compete effectively.

Competition in the coal industry is based on many factors, including price, production capacity, coal quality and characteristics, transportation capability, costs and brand name. The Group’s coal businesses compete principally in Central Europe with other Central European coal producers and face competition from third parties, including state-owned and formerly state-owned coal industries in Central Europe. The operations of state-owned coal companies may not be driven solely by profit and, as a result, may sell coal at lower prices than the Group. The Group may be unable to compete effectively due to the improvements in the quality of coal sold by the Group’s competitors, a decrease in the quality of the Group’s coal, deterioration of coal reserve mining conditions or competitors, particularly government-owned competitors selling coal at lower prices. Increased competition in the future, including from new competitors that may emerge, could have a material adverse effect on the Group’s business, financial condition and results of operations. While the Group believes it does not currently face significant competition from coal and coke suppliers located outside the CEE, the Group may in the future face increased competition from coke and coal suppliers internationally, particularly in the event the cost of seaborne and overland transportation declines or if additional transportation infrastructure in the CEE is built and causes a decrease in such competitors’ transportation costs, or in the event

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China eases its restrictions on the export of coke and coal. An increase in competition may have a material adverse effect on the Group’s business, financial condition and results of operations.

The Group’s coal mining operations are subject to operating risks that could result in decreased coal production or product mix of coking coal which could reduce the Group’s revenues.

The level of the Group’s coal mining production is subject to operating conditions and events beyond its control that could disrupt operations and affect production at particular mines for varying lengths of time. These conditions and events include:

•	depletion of the Group’s reserves and resources;

•	the Group’s inability to acquire, maintain or renew necessary permits for mining or surface rights in a timely manner, or at all;

•	the unavailability of qualified mining labour in the Czech Republic or Poland, or other countries where the Group seeks employees and contractors;

•	changes in governmental regulation of the coal industry, including the imposition of additional taxes, fees or actions to suspend or revoke the Group’s permits or changes in the manner of enforcement of existing regulations;

•	adverse weather and natural disasters, such as heavy rains and flooding;

•	increased or unexpected reclamation costs; and

•	interruptions due to transportation delays.

Furthermore, coal mining involves hazardous activities such as operating large pieces of rotating and other heavy equipment and delivering coal via large transportation systems. The Group’s underground mining operations and product mix may be affected by mining conditions such as:

•	unfavourable geologic conditions, such as the highly variable thickness of the coal deposits and the amount of rock embedded in or overlying the coal deposits, especially in the Ostrava region;

•	the highly variable tectonic character of the coal deposits in the Ostrava region;

•	mine safety accidents, including fires and explosions from methane or rock bursts, and mine closures resulting from such accidents;

•	mining and processing equipment failures and unexpected maintenance problems;

•	increased water entering mining areas and increased or accidental mine water discharges; and

•	other operational risks associated with industrial or engineering activity, such as mechanical breakdowns and the use of explosive materials.

In addition, although the Group has implemented a number of safety measures, the above risks may be exacerbated due to the depth of the Group’s mines (currently ranging from approximately 600 to 1,100 metres deep, and in the future may extend to 1,400 metres deep), which are among the deepest in Central Europe.

These conditions and events may increase the Group’s cost of mining and delay or halt production at particular mines, either permanently or for varying lengths of time. Furthermore, the realisation of some of these risks could result in damage to the Group’s coal deposits or coal production facilities or the transportation facilities it utilises, personal injury or death, environmental damage to the Group’s properties or the properties of others, or delays in mining out coal or in the transportation of coal, which could lead to monetary losses and potential legal liability.

Disruptions in transportation services or increases in the costs of transportation services could adversely impact the Group’s ability to deliver coal to its customers, which could cause a decline in the Group’s revenues and profitability.

The cost and dependability of transportation are critical factors in the Group’s customers’ purchasing decisions. Increases in these transportation costs could make coal a less competitive source of energy or could make some of the Group’s operations less competitive than other coal producers. The Group depends primarily upon railroads to deliver coal to its customers.

The Group has long-term contracts in place for the provision of railroad transportation services from AWT and certain of its subsidiaries, namely AWT SPEDI-TRANS s.r.o. (which

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operates the Czech part of the railway system for export deliveries) and AWT A.S. (which operates a regional railway system in the north-eastern region of the Czech Republic and also provides transportation outside of the Czech Republic).

The Group’s transportation providers may face difficulties in the future that may impair the Group’s ability to supply coal and coke to its customers. Alternatively, upon expiry or termination, supply agreements may not be able to be renegotiated at existing rates, which may lead to increased transportation costs. In addition, disruption of railroad services due to weather-related problems, mechanical difficulties, strikes, lockouts and other events could temporarily impair the Group’s ability to transport coal to its customers and may result in breaches of supply agreements with customers and consequently a loss of such customers or liability for contractual damages. If there are disruptions of the transportation services provided by the Group’s primary rail carriers that transport its produced coal and the Group is unable to find alternative transportation providers to ship its coal, its business could be adversely affected. Prolonged disruptions to the Group’s transportation services could result in delays to shipments to its customers or an inability to supply coal for its customers, which could result in customers using the Group’s competitors for their coal needs, adversely affecting the Group’s revenues and profitability.

The volume and grade of the coal the Group recovers may be less than the estimates included in this document.

The Group’s coal reserves and resources data with respect to the Group’s mines and the Dębieńsko project, on which the Group’s production and capital investment programme is based, are estimates that were provided by the Group. The Group currently uses both the FSU System and the JORC system in parallel to report reserves and resources. The Group employs a certified geologist who prepares the reserve numbers in accordance with JORC methodology. However, he is not a JORC certified expert. In addition, the reserve and resources data reflected in this document (dated as at 1 January 2011) has not been subject to an independent external mining expert review. As such, the Group’s actual reserve and resource figures could significantly differ from those included in this document.

The coal reserve and mineral resource estimates inherently include a degree of uncertainty and depend to some extent on geological assumptions, coal prices, cost assumptions, and statistical inferences which may ultimately prove to have been unreliable. Consequently, coal reserve and mineral resource estimates are often regularly revised based on actual production experience or new information and could therefore be expected to change. Furthermore, should the Group encounter mineralisation or formations different from those predicted by past drilling, sampling and similar examinations, coal reserve and mineral resource estimates may have to be adjusted and mining plans may have to be altered in a way that might adversely affect the Group’s operations. Moreover, a decline in the price of coal, stabilisation at a price lower than recent levels, increases in production costs, decreases in recovery rates or changes in applicable laws and regulations, including environment, permitting, title or tax regulations that are adverse to the Group, may result in the volumes of coal that the Group can feasibly extract being significantly lower than the reserve and resource estimates indicated in this document. If it is determined that mining of certain of the Group’s coal reserves has become uneconomic, this may ultimately lead to a reduction in the Group’s aggregate reserves. Additionally, a significant proportion of the Group’s reserve estimates include reserves of the Dębieńsko mine, which is a long-term development project rather than an existing operating mine. If the Group’s actual mineral reserves and resources are less than current estimates, the Group’s prospects, value, business, financial condition and results of operations may be adversely affected.

The Group’s reserves and resources are disclosed on a different basis than those disclosed in filings with the U.S. Securities and Exchange Commission in accordance with SEC Industry Guide 7.

The Group’s reserve and resources estimates are disclosed on a different basis than those disclosed in registration statements and other documents filed with the U.S. Securities Exchange Commission (the “SEC”). The disclosure rules and practices associated with JORC differ in several significant respects from the SEC Industry Guide 7 (“Guide 7”), which governs disclosures of mineral reserves in registration statements and reports filed with the SEC. In particular, Guide 7 does not recognise classifications other than proved and probable reserves, and the SEC does not permit mining companies to disclose mineral resources in SEC filings. The reserve and resources estimates included in this document include measured, indicated and inferred resources, which are

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generally not permitted in disclosure filed with the SEC. Under SEC Guide 7, minerals may not be classified as a “reserve” unless the determination has been made that the minerals could be economically and legally produced or extracted at the time the reserve determination is made. All or any part of measured or indicated resources may never be classified as reserves. Further, there is a great amount of uncertainty as to the existence of “inferred resources” and as to whether they can be mined legally or economically. Accordingly, it should not be assumed that all or any part of an “inferred resource” will be upgraded to a higher category.

The profitability of the Group depends upon its ability to successfully exploit existing reserves and acquire and develop economically attractive coal reserves at competitive costs.

The profitability of the Group depends substantially on its ability to mine coal reserves that can be mined at competitive costs and to meet the quality needed by its customers. Reserves may not be available when required or, if available, may not be capable of being mined at costs comparable to the Group’s current costs.

Because the Group’s coal reserves deplete as they produce coal, the Group’s ability to sustain or increase its current level of production in the long-term will depend, in part, upon its ability to acquire and develop additional coal reserves that are economically recoverable and to develop new and expand existing mining operations. The average reserve life of the Group’s mines in the Czech Republic is estimated to be approximately 20 years based on the Group’s current production plans.

Additionally, the Group may not be able to accurately assess the geological characteristics of any reserves that it acquires, which may adversely affect the Group’s profitability and financial condition if the Group’s assessment proves incorrect. Furthermore, the Group’s planned development, acquisition and exploration projects and acquisition activities may not result in significant additional reserves and such reserves may not be profitable.

The Group’s ability to acquire new reserves could also be limited by factors beyond its control, including competition from other coal companies for suitable reserves, the lack of suitable acquisition candidates and the inability to acquire reserves on commercially reasonable terms.

The Group’s ability to exploit its resources which are not yet proved reserves and implement its development projects could be limited by many factors beyond its control, including, but not limited to, the Group’s ability to obtain the necessary licences and execution and operations risks.

The Group’s ability to commercially exploit resources which are not yet proved reserves has even greater risk attached to it than the exploitation of proved reserves. Additional factors affecting the ability of the Group to successfully transform its development projects into profitable mining operations include the gathering of geological data, the obtaining of reserve assessments by external engineers, the granting of consents and permits from the relevant government departments, working with environmental groups, working with unions, the availability, terms, conditions and timing of acceptable arrangements for mining, transportation and construction and the performance of engineering and construction contractors, mining contractors, suppliers and consultants. A delay in gathering information necessary for an application for, or the denial of, a licence or governmental approval may adversely affect the Group’s business, financial condition and results of operations. There can be no guarantee as to when the Group’s development projects will receive the appropriate government approval, if at all, and whether the necessary project infrastructure will be completed, whether the resulting operations will achieve the anticipated production volumes or whether the costs in developing these projects will be in line with those anticipated. Furthermore, a significant portion of the Group’s current estimated coal resources are located in excess of 1,400 metres below ground, which would render such resources difficult to mine.

The Group is seeking to develop and mine the Dębieńsko and Morcinek coal fields, each of which requires various approvals and licences by Polish government ministries and local municipalities. Certain permits necessary for new mining opportunities are obtained upon the approval of various governmental agencies and the absence of a long-term relationship with Polish regulatory authorities, such as those that other Polish mining companies may have, make it more difficult for the Group to obtain such necessary permits for new mining opportunities in Poland. Delay or failure in securing the relevant governmental approvals or permits as well as any adverse change in government policies may delay or impede the Group’s development and acquisition

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plans. Even if relevant governmental licences and permits are obtained, if the Group is unable to complete its development projects within the time frame allowed by the licences and permits, it may lose its licences to mine some of the mining areas designated to the Group.

To be able to commence mining under the Dębieńsko 1 licence, the Group must acquire additional property. Even though negotiations have progressed between the Group and the current owners of the properties, there is no assurance that the negotiations will result in the required purchases, or that the Group will be able to purchase these properties on commercially reasonable terms.

In addition, the Group may be unable to economically mine the resources present at the Frenštát mine in the near future or at all, due to opposition from environmental organisations and local municipalities.

While the new mining equipment associated with POP 2010 has had the effect of allowing the Group to mine more efficiently and in deeper coal seams, the Group’s reserve base associated with its four Czech mines is not expected to increase significantly. Consequently, absent the increase in reserves attributable to either the Group’s Polish projects or the Frenštát region, the Group’s reserve base will generally diminish each year by the annual amount of production. The Group’s inability to complete its development projects as planned may have a material adverse effect on the growth prospects of the Group or the results of the operations or financial condition of the Group.

Joint venture arrangements may not be successful.

The Group may enter into joint venture arrangements and minority investments for new mining projects and acquisitions. The successful operation of any joint ventures and minority investments entered into by the Group will be dependent on maintaining good relationships with the Group’s joint venture partners and minority investors, who may have interests different to the Group’s interests. If the Group is unable to maintain good relationships or resolve conflicts with the other joint venture parties and minority investors, the Group’s results of operations may be harmed. Any current or future acquisitions, joint ventures and/or minority investments may involve the Group making significant cash investments, issuing shares or incurring substantial debt. In addition, such acquisitions, joint ventures and/or minority investments may require significant managerial attention, which may be diverted from the Group’s other operations and could entail a number of additional risks, including problems with effective integration of operations, increased operating costs, exposure to unanticipated liabilities, and difficulties in realising projected efficiencies, synergies and cost savings.

The Group must make significant capital expenditures in order to increase its production levels and improve overall efficiency. The inability to finance these and other expenditures in the longer term could have a material adverse effect on the Group’s business, financial condition or results of operations.

The Group’s business and development of any new reserves requires significant capital expenditures with respect to development, maintenance, production, transport, exploration and coal preparation. The Group’s business plan requires substantial capital expenditures for the foreseeable future for the purposes of, among other things, the acquisition of machinery and equipment, expanding certain of the Group’s producing companies and increasing production efficiency. The Group also has a number of development projects and prospects, as well as plans for its existing operations, which involve significant capital expenditure. Some of the Group’s development projects and prospects may require greater investment than currently planned. The Group’s business and mining plans for Frenštát, Dębieńsko and Morcinek will also entail significant capital expenditures if, and when, mining operations begin there.

The Group is planning to implement room-and-pillar mining methods to extract coal in two of the sites at the Darkov mine, an OKD mine located in the north-eastern region of the Czech Republic, that are currently identified as the Group’s probable reserves. The room-and-pillar mining method is a common and well-known coal production method in other coal districts in the world. However, the Group has not used such method in the past.

The Group expects to be able to meet its current capital expenditures from internal resources. In the longer term, when the Group’s financing arrangements mature, the Group’s ability to secure future debt or equity financing in amounts sufficient to meet its financial needs could be adversely affected by many factors beyond its control, including but not limited to economic conditions in

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Central Europe and the health of the Central European banking sector and/or capital markets. If the Group is unable to raise the necessary financing in the longer term, it will have to revise capital expenditures planned for after that date. Such possible reduction could adversely affect the Group’s ability to expand its business and meet its production targets and, if the reductions are severe enough, they could adversely affect the Group’s ability to maintain its production at current levels.

Failure by the Group to implement further profit improvement initiatives could have a material adverse effect on its business, results of operations or financial position. An increase in the Group’s production costs could have a material adverse effect on its profitability.

The Group’s profit improvement initiatives depend on realising cost savings, efficiencies and synergies from the introduction of new technologies and operating processes, as well as reductions in the size of the Group’s workforce.

An increase in the Group’s production costs could have a major impact on its profitability. The Group’s main production expenses are personnel costs, service costs and materials and energy costs. Changes in the costs of the Group’s mining and processing operations could occur as a result of unforeseen events, including international and local economic and political events, and could result in changes in profitability or reserve estimates. Many of these factors may be beyond the Group’s control.

Wage levels of the Group also face potential upward pressure as a result of the strong position of trade unions in its workforce. In addition, other input costs in the Group may arise as a result of the continued integration of the Czech Republic and Poland into the EEA or other factors. The Group may be unable to implement one or more of its profit improvement initiatives successfully or it may experience unexpected cost increases that offset savings that it may achieve, which could have a material adverse effect on its business, financial position or results of operations.

The Group relies on third-party suppliers for a number of its raw materials, including electricity, steel and parts used in the construction and continuing development of its mines and the processing of ore. In particular, the cost of electricity in the Czech Republic has increased significantly in the past few years and, while the Group has experienced recent reductions in such cost, the Group expects that increases in the future are likely. Moreover, the Group employs highly specialised machinery, equipment and services, and a future scarcity of suppliers could lead to significant price increases. Any material increase in the cost of raw materials or specialist inputs, or the inability by the Group to source third-party suppliers for the supply of its raw materials or specialist inputs, could have a material adverse effect on the Group’s financial condition or results of operations.

The Group has substantial indebtedness and its indebtedness levels may increase.

The Group has a substantial amount of long-term indebtedness. As at 31 January 2011, the Group’s total consolidated indebtedness was approximately EUR 874.4 million.

The level of the Group’s indebtedness could have important consequences, including:

•	increasing the Group’s vulnerability to, and reducing its flexibility to respond to, general adverse economic and industry conditions;

•	limiting the Group’s flexibility in planning for, or reacting to, changes in its business, the competitive environment and the industry in which it operates;

•	placing the Group at a competitive disadvantage as compared to its competitors that are not leveraged to the same degree; and

•	requiring the Group to dedicate substantially all or a significant portion of its cash flow to service its debt.

The Group’s ability to pay principal and interest on or to refinance its outstanding indebtedness and raise additional debt depends upon the Group’s operating performance, which will be affected by, among other things, general economic, financial, competitive, regulatory and other factors, some of which are beyond the Group’s control. In particular, economic conditions could cause the price of coal to decline, which would lead to a diminishment of the Group’s revenue. If the Group’s revenue from operating activities is insufficient to service its debt, the Group may need to elect not to take advantage of development opportunities that, while not currently planned, would otherwise have been available to it. Moreover, in the longer term, the

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Group may not be able to refinance its current indebtedness on commercially reasonable terms, on terms acceptable to the Group or at all. A failure to refinance such outstanding indebtedness could result in the Group being obligated to make principal and interest payments under such indebtedness that may be higher than payments that the Group would otherwise be obliged to make. Any of these consequences or events could have a material adverse effect on the Group’s business, financial condition and results of operations.

The Group’s subsidiaries are subject to statutory cross guarantees that could be called upon at any time and monies thereunder may become immediately due and payable.

In connection with the Restructuring, and pursuant to Czech law, OKD and a number of companies controlled by RPGI are subject to a statutory cross guarantee. The statutory cross guarantee was given by each successor entity in relation to the liabilities of the demerged entity (Former OKD) existing at the time of the demerger that were assumed by each successor entity on the date of the demerger. The cross guarantee of each successor entity is limited to the value of the net assets of the guarantor as at the effective date of the demerger. Similar statutory cross guarantees have arisen as a result of the spin-off of the shares in OKK into a new subsidiary, NWR Coking, a.s., a wholly-owned subsidiary of Existing NWR. NWR Coking, a.s. merged with OKK in April 2008, with OKK remaining as the surviving entity. OKK thus became a direct subsidiary of Existing NWR and also became subject to the statutory cross guarantee. Each guarantee covers only liabilities existing at the time of the spin-off and is limited to the value of net assets of the guarantor as of the date of the spin-off. See Part XIII “Certain Relationships and Related Party Transactions–Agreement related to the Restructuring–Cross Guarantee” for further details. These statutory cross guarantees could be called upon at any time and monies thereunder may become immediately due and payable which might have a material adverse effect on the Group’s financial and trading position.

The Group’s framework agreements provide that prices are renegotiated periodically, which may lead to lower revenues when coal prices decline, and may result in economic penalties upon a failure to meet specifications.

The Group historically contracts its coal and coke sales under long-term framework agreements. These framework agreements are typically periodic in nature and have been important to the stability and profitability of the Group’s operations. The execution of a satisfactory coal supply agreement is frequently the basis on which the Group undertakes the development of coal reserves required to be supplied under the contract, but because framework agreements require the purchase price and quantity to be renegotiated at periodic intervals, these agreements generally do not commit the Group’s customers to purchase any quantity of coal at any price beyond the contracted periods.

Any renegotiations would likely reflect prevailing market conditions at the time of the renegotiation and could result in a decreased price, volume or both.

As a result, the Group’s framework agreements would provide only limited price protection if coal prices decline. When the Group’s current framework agreements expire, the Group’s customers may decide not to extend or enter into new framework agreements or may decide to purchase less coal than in the past or on different terms, including under different pricing terms. If one or more of the framework agreements with the Group’s major customers were renegotiated or terminated or if any of the Group’s major customers were to significantly reduce their purchases of coal from the Group, or the Group was unable to sell coal to them on terms as favourable to the Group as the terms under the Group’s current agreements, the Group’s revenues and operating profits could be materially adversely affected.

The Group sometimes experiences a reduction in coal prices in new framework agreements that replace some of its expiring contracts. The Group’s framework agreements also typically contain force majeure provisions allowing temporary suspension of performance by the Group or the customer for the duration of specified events beyond the control of the affected party.

The Group contracts for the sale of its coal based on fixed prices for annual or quarterly terms. To the extent the market prices for coal increase as compared to the prices the Group has negotiated, the Group may not be able to realise a corresponding increase in the prices at which it sells its coal on a fixed-term basis.

Additionally, most of the Group’s framework agreements contain provisions requiring the Group to deliver coal meeting quality thresholds for certain characteristics such as BTU, sulphur

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content, ash content, hardness and ash fusion temperature. Failure to meet these specifications could result in economic penalties, including price adjustments, the rejection of deliveries or, in the extreme, rescission of individual orders.

Due to the risks mentioned above, the Group may not achieve the revenue or profit it expects to achieve from its framework agreements.

A shortage of skilled labour in the mining industry could result in the Group having insufficient employees to operate its business, which could adversely affect the Group’s business, financial condition and results of operations.

Efficient coal mining using modern techniques and equipment requires skilled labourers, preferably with at least one year of experience and proficiency in multiple mining tasks. Under Polish mining law, certain employees are required to hold qualifications deriving from, inter alia, their amount of experience, which further narrows the available labour pool.

There is currently a shortage of qualified skilled labour in the Czech mining industry, and the Group has been steadily dependent upon its contractors to provide skilled labourers to offset such shortage.

The Group may also face the prospect of increased competition for Polish trained workers, as a result of the future privatisation of Polish competitors creating alternative job prospects.

In addition, the average age of the Group’s mine workers is about 43 years of age, which is relatively old for the mining industry. In the event that the current shortage of skilled labour continues or worsens or the Group is unable to retain the necessary number of skilled labourers, there could be an adverse impact on the Group’s labour productivity and costs and its ability to maintain or expand production, which could have a material adverse effect on the Group’s business, financial condition and results of operations.

The Group depends on a small number of major customers, the loss of any of which, or the Group’s inability to collect payment from any of which, could adversely affect the Group’s financial condition and results of operations.

For the year ended 31 December 2010, the Group derived approximately 75 per cent. of its third-party thermal coal revenues from sales to its six largest thermal coal customers and 93 per cent. of its coking coal revenues from sales to its six largest coking coal customers. In addition, the Group derived approximately 75 per cent. of its third-party coke revenue from sales to its six largest third-party coke customers during this period. At 31 December 2010, the Group had material supply agreements with these customers that expire at various times between 2011 and 2016. Furthermore, the Group’s ability to receive payment for coal sold and delivered depends on the continued creditworthiness of its customers. If the Group is unable to collect payments from a number of these customers or if one or more of those customers materially reduces their volume of purchased coal or does not renew their supply agreements, the Group’s financial condition and results of operations could be materially adversely affected.

The Group’s exposure to several tax jurisdictions may have an adverse effect on the Group.

The Group is subject to the tax laws of several jurisdictions, including the Netherlands, the UK, Poland and the Czech Republic. Existing NWR and/or any member of the Group (other than New NWR) may be treated as being resident for tax purposes and/or otherwise subject to tax in jurisdictions other than their places of incorporation. The combined effect of the application to the Group of the tax laws, including the application or disapplication of tax treaties concluded by the relevant countries, of more than one of these jurisdictions and/or their interpretation by the relevant tax authorities could, under certain circumstances, produce contradictory results and related tax liabilities for the Group, and may materially and adversely affect the Group’s business, financial condition and operating results. The position as regards New NWR’s place of residence is discussed more fully in the risk factor headed “—New NWR’s financial condition may be adversely affected by changes in applicable taxation regimes or in the taxation residence of New NWR” below.

The Group is subject to risks in connection with the tax positions taken in the course of its business.

The Group takes tax positions in the course of its business with respect to various tax matters, including, but not limited to, the taxation of foreign exchange results, compliance with

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arm’s-length principles in respect of transactions with related parties, the tax deductibility of interest and other costs and the amount of depreciation or write-down on the assets that it recognises for tax purposes. There is no assurance that the tax authorities in the United Kingdom, the Netherlands, the Czech Republic, Poland or any other jurisdiction will agree with the positions taken by the Group.

In the event that the tax authorities disagree with the Group on any of the positions taken, the Group may be subject to an unexpected tax liability that may have an adverse effect on the financial condition of the Group.

The Group’s insurance coverage with respect to its operations may be inadequate and the occurrence of a significant event could adversely affect the Group’s business, financial condition and results of operations.

The Group maintains an amount of insurance protection that it considers adequate in the ordinary course of operations, but it cannot provide any assurance that its insurance will be sufficient or provide effective coverage under all circumstances and against all hazards or liabilities to which it may be subject. Specifically, the Group does not maintain insurance in respect of its underground operations or for all of the Group’s mining equipment. As a result, the Group’s insurance may not be sufficient to replace facilities or equipment that are damaged in part or in full.

Damages or third-party claims for which the Group is not fully insured could hurt the Group’s financial results and materially harm its financial condition. Further, due to rising insurance costs and changes in the insurance markets, insurance coverage may not continue to be available at all or at rates or on terms similar to those presently available. Any losses not covered by insurance could have a material adverse effect on the results of the Group. From time to time, the Group may be subject to subrogation claims by insurance providers and, if such subrogation claims are not covered by other insurance policies, this could have a material adverse effect on the Group. The Group typically purchases business interruption insurance for its facilities. However, if the Group has a stoppage, its insurance policies may not cover every contingency and may not be sufficient to cover all of the Group’s lost revenues. In the future, the Group may be unable to purchase sufficient business interruption insurance at desirable costs.

The Group could be adversely affected if it fails to maintain satisfactory labour relations.

For the year ended 31 December 2010, the Group employed an average total of 15,146 employees and 3,407 contracted workers. At 31 December 2010, the Group estimates that more than half of its employees are members of trade unions. Maintaining satisfactory labour relations with the Group’s employees and organised labour are important to its success.

Although the Group has historically enjoyed a positive and productive working relationship with the trade unions under the collective bargaining and wages agreements, no assurance can be made that these relationships will remain positive and productive, particularly in light of possible changes to Group policy and procedure that may result from the implementation of the Group’s profit improvement plan. In 2010, OKD concluded negotiations with the trade unions and signed a collective bargaining agreement effective as of 1 February 2010 and expiring on 31 December 2012. The wages are renegotiated on an annual basis and, on 13 January 2011, OKD agreed to a 4 per cent. increase in wages at OKD for the year commencing 1 January 2011 as well as additional holiday leave for employees. With respect to OKK, a collective bargaining agreement for 2011 was agreed on 5 January 2011, the conditions of which provide for a 2 per cent. increase in wages in 2011 compared with 2010 on a Czech koruna basis, as well as additional holiday leave for employees.

If future negotiations result in changes in compensation structure or any other changes in Group policy or procedure, there may be a negative impact on the Group’s relationship with the trade unions and the Group’s employees, which could negatively affect the Group’s business, financial condition and results of operations.

The Group’s ability to operate effectively could be impaired if the Group fails to attract and retain key managers.

The Group’s senior executives together have an average of approximately 20 years of experience in the coal industry, with specific experience in, among other things, maintaining strong customer relations and making strategic and opportunistic acquisitions. The ability to maintain the

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Group’s competitive positions and to implement the Group’s business strategy is dependent on the Group’s senior management and the ability to attract and retain experienced and qualified members of management. In particular, the contributions of the Executive Directors are critical to the management of the Group. If the Group is not able to continue to retain such key personnel, it may be unable to manage its growth or otherwise compete effectively in the Central European coal industry, which could adversely affect its business.

New NWR will be majority indirectly owned by BXRG Limited and BXRG Limited’s interests may conflict with the interests of other shareholders.

Following Admission, BXRG Limited will indirectly own a majority of the New A Shares through its subsidiary BXR Mining. As a result, as long as BXRG Limited continues to hold, directly or indirectly, over 50 per cent. of the ordinary shares in the capital of New NWR, BXRG Limited will effectively indirectly control New NWR and generally have the power to elect all of the members of the New NWR Board, appoint new management and, subject to the provisions of Section 994 of the Companies Act, approve any action requiring the approval of a simple majority of the New A Shareholders, including changes to New NWR’s capital structure and approving acquisitions or sales of all or substantially all of New NWR’s assets. The interests of BXRG Limited may not, in all cases, be aligned with the interests of the other shareholders. BXRG Limited may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in BXRG Limited’s judgement, could enhance its equity investment, even though such transactions might involve risks to other New A Shareholders.

Fluctuations of the Czech koruna against other currencies could affect the Group’s business, financial condition and results of operations.

The Group’s coal products are typically priced in Czech korunas and euros, and the Group’s direct costs, including raw materials, labour and/or transportation costs, are largely incurred in Czech korunas, while other costs, such as interest expense, are incurred in Czech korunas and euros. The mix of the Group’s revenues and costs is such that appreciation of the Czech koruna against the euro tends to result in a decrease in the Group’s revenues relative to its costs and a decline in its results of operations. In addition, if the Czech koruna depreciates significantly against the euro, the Group could have difficulty repaying or refinancing its foreign currency denominated indebtedness.

A number of factors affect the price at which the Group sells coal, including, among other things, the global benchmark prices and the spot price of coal, which are denominated in U.S. dollars, as well as local pricing conditions in Central Europe. To the extent that the price of the Group’s coal is affected by global benchmark coal prices, a long-term depreciation of the U.S. dollar against the Czech koruna and/or the euro could adversely affect the Group’s price of coal and consequently, its revenue.

The Group is also exposed to translation risk, which arises due to the conversion of balance sheet and income statement items denominated in foreign currencies to euro for the preparation of its consolidated financial statements.

The Czech koruna appreciated against the euro by approximately 4 per cent. and depreciated against the U.S. dollar by approximately 0.3 per cent., respectively, for the year ended 31 December 2010 relative to the year ended 31 December 2009. Accordingly, fluctuations of the Czech koruna against the euro and the U.S. dollar could affect the Group’s business, financial condition and results of operations and further appreciation of the Czech koruna against the euro and the U.S. dollar could adversely affect the Group’s results.

In addition, the Group’s development projects in Poland will be subject to fluctuations of the Polish zloty against the euro and Czech koruna. However, since the projects are not yet in operation, the potential adverse impact of such fluctuations on the Group’s results of operations is difficult to estimate.

To hedge against foreign exchange rate and interest rate fluctuations, the Group uses derivative financial instruments. Using derivative financial instruments may be costly and ineffective.

The Group has entered into various hedging transactions to help manage the risk of changes in interest rates or currency fluctuations with respect to borrowings made or to be made, or other obligations incurred or to be incurred, by the Group. The Group may use derivative financial instruments for this purpose, which may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, options or repurchase agreements. The Group’s actual

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hedging decisions will be determined in light of the facts and circumstances existing at the time of the hedge and may differ from time to time. In some cases, the Group may not elect or have the ability to implement such hedges or, if the Group does implement them, they may not achieve the desired effect. They may also expose the Group to the risk that its counterparties to hedging contracts will default on their obligations. Furthermore, although hedging transactions may limit to some degree the Group’s risk from fluctuations in currency exchange and interest rates, the Group potentially forgoes benefits that might result from such fluctuations. At the date of this document, the Group is hedged in line with its current policy to fully hedge against the effects of interest rate fluctuations and to hedge against 70 per cent. of its currency exposure. With respect to interest rates, the Group believes that it has an appropriate mix of exposure to fixed/floating rates in the short term. Over the longer term, the Group is fully hedged against interest rate risk. However, there can be no assurance that the Group will be hedged as intended against currency and interest rate fluctuations in 2011, or that it will be able to hedge against the risk of interest rate or currency fluctuations in the future.

Contracted coal and coke price data and committed volume demand data included in this document may differ materially from actual coal and coke prices and volumes realised.

The contracted coal and coke price and committed volume data included in this document are based upon a number of assumptions and factors, including, among others, exchange rate fluctuations, timing and frequency of contract negotiations or renegotiations, shortened term of contracted prices, quality of mix of product required by customers, timing of deliveries, flexible provisions in individual contracts, cost of input materials, trends in the steel industry, and costs of other substitute products. In addition, unanticipated events and the slower than expected global economic revival may continue to adversely affect any of these assumptions or factors and consequently may adversely affect the price and demand data included in this document. As a result, the actual realised prices and volumes sold for coal and/or coke may differ materially from contracted price and demand data included in this document.

The Group is required under the laws of various jurisdictions to create and maintain cash reserves for reclamation costs and potential liability for damage to properties owned by third parties, and such reserves may be insufficient to cover the actual costs of reclamation and liabilities.

Under Czech law, the Group is required to provide, as one of the requirements for obtaining a permit for mining each new part of the designated mining area, a reclamation plan which obligates the Group to restore the mining site in accordance with specific standards. The Group is further required to create and maintain a cash reserve to cover the costs of implementing such reclamation plan.

In addition, the Group is also required under Czech law to create and maintain cash reserves to cover potential liabilities arising from damages associated with the Group’s mining activities made to properties owned by third parties. At 31 December 2010, approximately two-thirds of the land within the Group’s active mining area was owned by the Czech government or other third parties. The Group may therefore be liable for damages caused by its activities on such properties owned by third parties.

If, as contemplated, the Group transfers any real estate assets to the holders of the Existing B Shares or some other third party, it will be liable for any loss the transferee may incur on the real estate as a result of the Group’s mining activities. Thus, as the potential liability increases, the Group may be required to create higher cash reserves. These cash reserves may not be sufficient to cover the actual costs of reclamation or compensation paid to a third party for property damage, either of which could require the Group to make significant payments in the future, adversely impacting the Group’s business, financial condition and results of operations.

The privatisation of the Former OKD Group and government sales could be challenged and could result in the Group’s ownership of its business being deemed invalid or could result in additional liability being attributed to the Group, which could materially affect the Group’s business, financial condition and results of operations.

The Group’s business was privatised by the Czech government in a series of transactions throughout 1992 and 2004. These transactions involved privatisation through a voucher programme and sales of shares to Karbon Invest, a.s. by the National Property Fund of the Czech Republic. In addition, between 2002 and 2004, the Former OKD Group transferred mines that had become inactive (together with certain liabilities) to Czech state public enterprises. Such transactions are

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generally complex and may have been implemented by the government in a way that lacked transparency or is otherwise open to criticism and, if such transactions were successfully challenged before the Czech government, Czech courts, arbitration tribunals or European institutions, could result in attempts to unwind or otherwise invalidate such transactions and adverse publicity. In the event of a successful challenge, the Group risks losing or altering its ownership of such companies or assets, which could materially adversely affect its business, financial condition and results of operations.

Extensive government regulations impose significant costs on the Group’s mining operations, and future regulations could increase those costs or limit the Group’s ability to produce and sell coal.

The coal mining industry is subject to increasingly strict government regulation with respect to matters such as:

•	limitations on land use;

•	employee health and safety;

•	mandated benefits for retired coal miners;

•	mine permitting and licensing requirements;

•	reclamation and restoration of mining properties;

•	air quality standards;

•	water pollution;

•	protection of human health, plant life and wildlife;

•	the discharge of materials into the environment;

•	surface subsidence from underground mining; and

•	the effects of mining on groundwater quality and availability.

In addition, Czech regulations impose strict standards for particulate matter emissions, which may restrict the Group’s ability to develop new mines or could require the Group to modify its existing operations and increase its costs of doing business.

Czech safety and health regulation in the coal mining industry is a comprehensive and pervasive system designed for the protection of employee safety and health. The costs, liabilities and requirements associated with these and other regulations may be costly and time-consuming and may delay commencement or continuation of exploration or production operations. Failure to comply with these regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of clean-up and site restoration costs and liens, the issuance of injunctions to limit or cease operations, the suspension or revocation of permits and other enforcement measures that could have the effect of limiting production from the Group’s operations. The Group may also incur costs and liabilities resulting from claims for damages to property or injury to persons arising from the Group’s operations. The Group must compensate employees for work-related injuries. If the Group does not make adequate provisions for its workers’ compensation liabilities and is pursued for such sanctions, costs and liabilities, the Group’s business, financial condition and results of operations could be adversely affected.

The possibility exists that new legislation and/or regulations and orders may be adopted that may materially adversely affect the Group’s mining operations, the Group’s cost structure and/or the ability of the Group’s customers to use coal. New legislation or administrative regulations (or new judicial interpretations or administrative enforcement of existing laws and regulations), including proposals related to the protection of the environment that would further regulate and tax the coal industry, may also require the Group or its customers to change operations significantly or incur increased costs. These regulations, if enacted in the future, could have a material adverse effect on the Group’s financial condition and results of operations.

The passage of environmental regulations to reduce carbon dioxide emissions could result in restrictions on coal use and reduce the demand for coal.

The European Union, the Czech Republic and the Republic of Poland have entered into international agreements that require them to mitigate greenhouse gas emissions. In order to discharge these obligations, the European Union and Member States have sought to regulate emissions of greenhouse gas through a broad spectrum of measures including direct regulation,

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taxation, trading schemes and incentives for non-fossil fuel power generation. These efforts to control greenhouse gas emissions and to incentivise alternative sources of power generation could result in reduced demand for coal or could adversely affect the business of the Group’s customers and, in turn, have a material adverse effect on the Group’s business, prospects and results of operations.

In addition, some of the Group’s carbon dioxide emitting operations may be required to acquire carbon dioxide emission rights from January 2013 onwards, in respect of some of the Group’s emissions which may increase the Group’s operating costs.

Stricter environmental regulation of emissions from coal-fired electricity generating plants, including emissions of sulphur dioxide, particulates and nitrous oxides have been recently legislated by the European Union and will come into effect from 2016 onwards. These measures could increase the costs of using coal, thereby reducing demand for coal as a fuel source, and the volume and price of the Group’s coal sales. Further restrictions and tightening of regulations could make coal a less attractive fuel alternative in the planning and building of utility power plants in the future.

Regulation of carbon dioxide emissions may continue to tighten within the European Union such that the continued use of coal for power generation may only be possible through the implementation of new technologies, such as carbon capture and storage to mitigate carbon dioxide emissions. These technologies are untested on a commercial scale and there can be no guarantee that they will ever become commercially available. In addition, their implementation may increase operational costs for power generators which may adversely impact demand for coal and coke.

The Group may be unable to obtain and renew permits and licences necessary for its operation or mining of specific coal deposits, which would reduce its production and adversely impact the Group’s business, financial condition and results of operations.

Mining companies must obtain numerous permits issued by various governmental agencies and regulatory bodies in a number of jurisdictions that impose strict regulations on various environmental and safety matters in connection with coal mining. The permitting rules are complex and may change over time, making the Group’s ability to comply with the applicable requirements more difficult or even impossible, thereby precluding continuing or future mining operations. Private individuals and the public have certain rights to comment upon and otherwise engage in the permitting process, including through court intervention. Accordingly, the permits the Group needs may not be issued, maintained or renewed, or may not be issued or renewed in a timely fashion, or may involve requirements that restrict the Group’s ability to conduct its mining operations. An inability to conduct the Group’s mining operations pursuant to applicable permits would reduce the Group’s production, cash flow and profitability.

Furthermore, the Group is required to obtain licences for mining of specific coal deposits including the Group’s Polish projects at Dębieńsko and Morcinek. While the Group holds a licence for mining activities and concessions to mining areas covering all coal deposits which it lists as reserves and resources, it needs to obtain a specific permit each time it wishes to commence the exploitation of any specific deposit. Although the Group has a good historic record of obtaining such specific permits in the Czech Republic, the Group may not be able to obtain such specific permits in the future. In particular, one of the conditions for obtaining each such specific permit in the Czech Republic is an agreement on handling of conflicts of interest with the owner or owners of properties affected by the proposed mining of the specific coal deposit. Although the Czech Act No. 44/1988 Sb., as amended (the “Mining Act”) allows the relevant authorities to waive the requirement of entering into such agreement in certain circumstances, the relevant authorities have not been willing to grant any such waiver in the past. Accordingly, the failure to reach an agreement as to the remedy of mining damage with any owner of properties affected by the proposed mining of specific coal deposits may result in the Group being unable to mine such deposits. The failure to obtain a permit to commence mining any of the specific coal deposits, which comprise the Group’s reserves or resources, could have a material adverse effect on the Group’s business, financial condition and results of operations.

The Group is required to obtain permits on an ongoing basis for its existing mining operations. In addition, the Group requires permits and licences with respect to any new mining project at all phases of project development. The failure, or delay, in obtaining the necessary

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permits and licences to develop mining projects into commercial operations may adversely affect the Group’s business, financial condition and prospects.

The Group is subject to mining concession fee payments to the Czech and Polish governments, and significant increases in such fees in the future could adversely affect the Group’s business, financial condition and results of operations.

Pursuant to the Mining Act, holders of mining licences are required to pay concession fees to the Czech government. The concession fees comprise fees calculated based on (i) mined area and (ii) mined coal fee, the levels of which are set by regulations of the Czech government and the Czech Ministry of Industry and Trade, respectively, up to a limit of (i) CZK 100 p.a. per hectare of the mined area in the case of the mined area fee and (ii) 10 per cent. of the average price of the unprocessed coal in the case of the mined coal fee.

Currently, the level of concession fees that the Group is required to pay for coal are (i) the mined coal fee of 0.5 per cent. times the EXW (which refers to Ex Works Incoterm, when the seller fulfils its obligation to deliver to the buyer upon having the goods available at the seller’s premises) revenues for unprocessed coal and (ii) the mined area fee of CZK 100 p.a. per hectare of the mined area. For the year ended 31 December 2010, the Group’s total payment of mined coal fees was approximately CZK 136 million and mined area fees was approximately CZK 2 million.

Such concession fees may be increased significantly by the Czech and/or Polish government in the future, which would lead to an increase in the Group’s mining costs, adversely affecting the Group’s business, financial condition and results of operations.

The Group’s operations may substantially impact the environment or cause exposure to hazardous materials, and the Group’s properties may have significant environmental contamination, any of which could result in material liabilities to the Group.

The Group uses, and in the past has used, hazardous materials and generates, and in the past has generated, hazardous waste. In addition, many of the locations that the Group owns or operates were used for coal mining and/or involved hazardous material usage before and after the Group was involved with those locations. The Group may be subject to claims for natural resource damage, water pollution, property damage, personal injury and other damage to the environment as well as for the investigation of and demands for the clean-up of soil, surface water, groundwater, and other media. Such claims may arise, for example, out of current or former activities at sites that the Group owns or operates currently, as well as at sites that the Group or predecessor entities owned or operated in the past, and at contaminated sites that have always been owned or operated by third parties. The Group’s liability for such claims may be joint and several, so that it may be held responsible for more than its share of the remediation costs or other damages based on its contribution to the damage caused. The Group has from time to time been subject to claims arising out of contamination at its own and other facilities and may incur such liabilities in the future. Such liabilities include those deriving from environmental damage caused by the Group to Assets of the Real Estate Division, and the Group will continue to be subject to these liabilities even after the relevant Assets of the Real Estate Division are transferred by the Real Estate Division to a third party. Whilst as a matter of law the Group as a whole will be responsible for the reclamation of such damaged land and the related costs, such responsibility and costs have been allocated under the New NWR Articles of Association, the Existing NWR Articles of Association and the Divisional Policy Statements to the Mining Division and the New A Shareholders and the Existing A Shareholders.

Mining operations can also impact flows and water quality in surface water bodies and remedial measures such as lining of stream beds may be required to prevent or minimise such impacts. The Group is studying, or addressing, those impacts and it has not finally resolved those matters. The costs of the Group’s efforts at the streams it is currently addressing, and at any other streams that may be identified in the future, could be significant.

These and other impacts that the Group’s operations may have on the environment, as well as exposures to hazardous substances or wastes associated with the Group’s operations and environmental conditions at the Group’s properties, could result in costs and liabilities that would materially and adversely affect the Group.

Currently, the Group’s liability arising from the contamination of land caused in the pre-privatisation era may be covered by a state indemnity existing under the agreement (“Ecological

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Agreement”) entered into in 1996 by the Former OKD Group and the Czech National Property Fund. The Former OKD Group was the original party to the Ecological Agreement. Upon the demerger of the Former OKD Group into OKD, by operation of law and in accordance with the applicable government order, the rights and obligations of the Former OKD Group under the Ecological Agreement were assigned to OKD and subsequently to OKK.

Political, economic, tax, and regulatory changes in Poland could negatively impact the Group.

Following the development of the Polish Projects, a significant part of the Group’s assets and operations are expected to be in Poland. Changes and developments in economic, tax, regulatory, administrative or other policies in Poland, over which the Group has no control, could significantly and adversely affect the Group’s business, prospects, financial condition and results of operations.

Risks relating to the New A Shares and the Group’s Capital Structure

New A Shareholders will be subject to certain risks arising from the capital structure of the Group.

The share capital of Existing NWR is divided into Existing A Shares and Existing B Shares which represent the Mining Division and the Real Estate Division, respectively. The Mining Division’s financial performance and any dividends or distributions in respect of, or attributable to, the performance or assets of the Mining Division are attributed solely to the Existing A Shareholders. The Real Estate Division’s financial performance and any dividends or other distributions in respect of, or attributable to, the performance or assets of the Real Estate Division are attributed to the Existing B Shareholders. Upon Admission, the share capital of New NWR will be divided into New A Shares and New B Shares which will represent the Mining Division and the Real Estate Division, to the extent the Existing A Shares and the Existing B Shares are held by New NWR respectively. These divisions are legally indivisible and investors in either class of share will be subject to all of the risks of an investment in the Group as a whole. The New A Shareholders are, therefore, subject to certain risks arising from such capital structure including the following:

•	New A Shareholders do not have any legal rights relating to specific assets of the Mining Division and the Mining Division’s use of the assets of the Real Estate Division is dependent upon the continued adherence by the Board to the Divisional Policy Statements.

•	New A Shareholders may not have a remedy if any action, failure to act or decision by the Board, the Real Estate Committee or the officers of the Group has an adverse effect on the New A Shares.

•	Lower dividends or distributions may be paid on the New A Shares than if the Mining Division were a company separate from the Real Estate Division. In addition, dividends and/or distributions paid to the New B Shareholders will reduce the reserves of New NWR legally available for payment of future dividends and/or distributions to New A Shareholders.

•	There may be conflicts between the interests of the Mining Division and the Real Estate Division which may be resolved by the Board in a manner adverse to the interests of the New A Shareholders.

•	In an insolvent liquidation, claims of creditors would rank above those of shareholders and, in such circumstances, New A Shareholders may be exposed to the impact of creditor claims against the Real Estate Division and vice-versa.

•	The Mining Division may be charged with higher future taxes than if the Mining Division were a stand-alone company.

•	The terms of inter-divisional transactions may be less favourable to the New A Shareholders compared to those which may have been obtained if the Real Estate Division or the Assets of the Real Estate Division were not separated from the Mining Division.

•	The activities of third parties and/or issues relating to the mining operations carried on by the Mining Division may mean that the Divisional Policy Statements will need to be modified, suspended or rescinded, and such modification, suspension or rescission may not be to the benefit of the New A Shareholders.

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•	The complex share capital structure of the Group may adversely affect the market value of the New A Shares or New NWR’s ability to raise additional equity finance.

•	There are no restrictions on transfers of the New B Shares including to a competitor of the Group.

The market price of the New A Shares may fluctuate widely in response to different factors.

The market price of the New A Shares may be subject to wide fluctuations in response to many factors. Stock markets have from time to time experienced extreme price and volume volatility which could adversely affect the market price for the New A Shares. The market price of the New A Shares may fluctuate significantly in response to a number of factors, many of which are beyond the Group’s control, including: variations in operating results in the Group’s reporting periods; divergence in financial results from stock market expectations; changes in financial estimates by securities analysts; changes in market valuation of similar companies; a perception that other market sectors may have higher growth prospects; announcements of significant contracts, acquisitions, strategic alliances, joint ventures or capital commitments; legislative changes in the Group’s sector; any shortfall in revenues or net income or any increase in losses from levels expected by securities analysts; future issues or sales of the New A Shares; and general stock market price and volume fluctuations. Any of these events could result in a material decline in the price of the New A Shares.

Furthermore, the Czech and Polish securities markets are influenced by economic developments and volatility in other emerging securities markets. Investors’ reactions to developments in one country may have adverse effects on the market price of securities of companies located in other countries. Negative economic developments, such as rising fiscal or trade deficits, or a default on sovereign debt, in other emerging securities markets may affect investors’ confidence and cause increased volatility of the trading price of the New A Shares.

Future sales of the New A Shares could depress the market price of the New A Shares and could dilute interests of existing New A Shareholders.

Sales of a substantial number of the New A Shares after the Offer could result in a lower market price of the New A Shares by introducing a significant increase in the supply of New A Shares to the market. The increased supply could cause the market price of the New A Shares to decline significantly. Subsequent equity offers may also reduce the percentage ownership of New A Shareholders. Moreover, newly issued shares may have rights, preferences or privileges senior to the New A Shares.

Following the Offer becoming or being declared wholly unconditional, the controlling shareholder of New NWR, BXRG Limited, will, through its subsidiaries BXR Mining and RPG Property, own up to approximately 63.6 per cent. of the New A Shares (subject to the proportion of Existing A Shareholders who accept the Offer) and 100 per cent. of the New B Shares. New NWR or the controlling shareholder of New NWR may issue or sell New A Shares or other classes of shares in future public offers, in private placements, under an employee share and stock option plan or in connection with acquisitions. If such shares are not issued on a pre-emptive basis or if certain New A Shareholders outside the United Kingdom are not able to exercise pre-emptive rights, it may not be possible for existing New A Shareholders to participate in such future share issues, which may dilute such shareholders’ interests in the Group.

New NWR may not be able to pay dividends or make distributions due to contractual or legal constraints.

As a holding company whose principal assets are the shares of its subsidiaries, New NWR relies primarily on dividends and other statutorily and contractually permissible payments from its subsidiaries to generate reserves necessary to meet its obligations and to pay dividends to its shareholders. Future dividends will also depend, among other things, on New NWR’s and Existing NWR’s future profits, financial position, distributable reserves, holding capital requirements, general economic conditions and other factors that the New NWR Board deems significant from time to time. See Part XI “The Mining and Real Estate divisions of the Group and Dividends–Dividend Policy” for further details.

The regulatory systems under which Existing NWR and its subsidiaries operate and contractual arrangements to which they are party may restrict their ability to pay dividends and/or to otherwise provide cash to New NWR which would reduce the pool of cash available for

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distribution to New A Shareholders. In particular, the funding of any squeeze-out payments by New NWR to minority Existing A Shareholders who do not accept the Offer may depend in whole or in part on dividends or other payments by Existing NWR to New NWR. Any such payments would reduce the headroom under existing contractual arrangements of Existing NWR and its subsidiaries for subsequent payments by them to New NWR, including cash which might otherwise be used for the payment of ordinary dividends by New NWR.

Any dividend payments on the New A Shares will be declared in euro, and any New A Shareholder whose principal currency is not euros will be subject to exchange rate fluctuations.

The New A Shares are, and any dividends or distributions from the dividend reserve allocated to the New A Shares to be declared in respect of them will be, denominated in euro. New A Shareholders whose principal currency is not the euro will be exposed to foreign currency exchange rate risk. Any depreciation of the euro in relation to such foreign currency will reduce the value of such shareholders’ New A Shares or any dividends or distributions from (indirectly) the dividend reserve allocated to the Existing A Shares in foreign currency terms, and any appreciation of the euro will increase the value in foreign currency terms. In addition, New NWR will not offer New A Shareholders the option to elect to receive dividends in Czech koruna or Polish zloty. Consequently, New A Shareholders who previously elected to receive dividends on their Existing A Shares in these currencies may be required to arrange their own foreign currency exchange, either through a brokerage house or otherwise, which could incur additional commissions or expenses.

New A Shareholders outside the United Kingdom may not be able to exercise pre-emptive rights.

In the event of an increase in New NWR’s share capital or granting of rights to subscribe for New A Shares, New A Shareholders are generally entitled under the New NWR Articles and English law to full pre-emption rights, unless these rights are limited or excluded either by a resolution of a general meeting of New NWR upon the proposal of the New NWR Board, or by a resolution of the New NWR Board if granted such authority by a general meeting of New NWR. See Part XVII “Articles of Association and Applicable Laws and Regulations”. However, certain New A Shareholders outside the United Kingdom may not be able to exercise pre-emptive rights unless local securities laws have been complied with. In particular, New A Shareholders located in the United States would not be able to exercise their pre-emptive rights in respect of any further issue of New A Shares unless an effective registration statement was in place or an exemption from the registration requirements of the U.S. Securities Act was available. There can be no assurance that New NWR would file any such registration statement or that an exemption to the registration requirements of the U.S. Securities Act would be available, which would result in New A Shareholders located in the United States being unable to exercise their pre-emptive rights, which could in turn result in a substantial dilution of such shareholders’ interests in New NWR.

New NWR is subject to English law and the rights of New A Shareholders may be different from those rights associated with companies governed by other laws.

As a result of having being incorporated under the laws of England and Wales, New NWR’s corporate structure as well as the rights and obligations of its shareholders may be different from the rights and obligations of shareholders in Czech companies listed on the Prague Stock Exchange, Polish companies listed on the Warsaw Stock Exchange and companies governed by Dutch law. The exercise of pre-emptive and certain other shareholders’ rights for Czech, Polish, Dutch or other New A Shareholders outside the United Kingdom in an English company may be more difficult and costly than the exercise of rights in a Czech, Polish or Dutch company. Resolutions of a general meeting of New NWR may be taken with majorities different from the majorities required for adoption of equivalent resolutions in Czech Republic, Polish or Dutch companies.

New NWR may not achieve FTSE Index Series eligibility, and participation in the Offer is subject to risks and uncertainties which could adversely affect certain shareholders.

Following the Offer becoming or being declared wholly unconditional, New NWR intends to seek FTSE Index Series eligibility. However, as the FTSE committee exercises an element of discretion in determining whether a company is eligible for inclusion, and such discretion relates to matters outside of New NWR’s control such as the liquidity of its shares, there is no certainty that this will be achieved or that the benefits associated with FTSE Index Series inclusion will be available to the Group. In addition, while the Group considers that the Offer is in the best interests of Existing A Shareholders, participation in the Offer could have adverse consequences for certain

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Existing A Shareholders or Existing A Shareholders in certain jurisdictions (including potential adverse tax consequences). In particular, acceptance of the Offer will involve the exchange by Existing A Shareholders of Existing A Shares held by them in Existing NWR for New A Shares issued by New NWR. Subject to the availability of any relief, such an exchange is likely to constitute a taxable disposal of their Existing A Shares in Existing NWR. New NWR would intend for such a disposal to qualify for “rollover relief” where available in the United Kingdom and the Czech Republic, although such treatment will be subject to the satisfaction of any relevant conditions to the availability of such relief. Rollover relief may not be available in certain cases in Poland. Existing A Shareholders should seek their own advice with respect to the impact of the re-incorporation on them, in particular tax advice.

New A Shareholders may incur UK tax charges on transfers of New A Shares as a result of New NWR being incorporated in England and Wales

Unlike transfers of Existing A Shares, transfers of New A Shares are in principle within the charge to UK stamp duty or stamp duty reserve tax (“SDRT”) on transfer as a result of New NWR being incorporated in England and Wales. Stamp duty and SDRT is generally payable by the purchaser. In particular:

•	New A Shares which are held in certificated form or through CREST will attract SDRT at the rate of 0.5 per cent. of the amount or value of the consideration given for the transfer; and

•	New A Shares which are transferred to, or to a nominee for, a person whose business is or includes the provisions of clearance services or issuing depository receipts will, under current UK legislation, attract stamp duty or SDRT at the higher rate of 1.5 per cent. of the amount or value of the consideration given or, in certain circumstances, the value of the shares. This would include shares which are transferred by an investor holding New A Shares in certificated form or through CREST to their investors own account in, or to an investor holding through Euroclear or Clearstream, or through the facilities of CSD or NDS.

Under current legislation, New A Shares transferred within a clearing system (including within or between the facilities of CSD or NDS) will not attract stamp duty or SDRT. However, following the judgement of the European Court of Justice in C-569/07 HSBC Holdings Plc, Vidacos Nominees Limited v The Commissioners of Her Majesty’s Revenue and Customs (in which the ECJ determined that the 1.5 per cent. charge on the issue of shares to an EU based clearance system was contrary to EU law) HM Revenue & Customers have announced that it will determine whether and how to amend the stamp duty and SDRT rules to ensure movements of shares into and within clearance services bear their fair share of tax, whilst ensuring the rules are compatible with EU law. The law in this area may, therefore, be particularly susceptible to change.

See Part XV “Taxation – United Kingdom Tax Considerations – Issues potentially relevant to shareholders not within the charge to UK income tax, capital gains or corporation tax – Stamp Duty and Stamp Duty Reserve Tax” for further information.

New NWR’s financial condition may be adversely affected by changes in applicable taxation regimes or in the taxation residence of New NWR.

Although New NWR is incorporated in England and Wales (and therefore deemed to be tax resident in the UK for UK tax purposes), it is intended that, like Existing NWR, New NWR will be resident in the Netherlands and not in the UK for both UK and Dutch tax purposes. This means, broadly, that New NWR’s profits, income and gains will be subject to the Dutch tax regime and not, save in the case of UK source income, to the UK tax regime. Any dividends paid by New NWR will be regarded as Dutch dividends rather than UK dividends. For further information see Part XV “Taxation”.

Under the new UK-Netherlands double tax treaty which came into force on 1 January 2011, where a company is resident in both the UK and the Netherlands, the competent authorities will enter into a mutual agreement procedure to determine which jurisdiction the company should be resident in. Pursuant to this procedure, New NWR has received a formal residence determination confirming that based on the proposed location and structure of management and on the assumption the affairs of New NWR are managed and conducted as the Directors intend, New NWR will be regarded as resident in the Netherlands from its date of incorporation. Accordingly, New NWR should be treated as resident in the Netherlands and not the UK for tax purposes.

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It is possible that in the future, whether as a result of a change of law or the practice of any relevant tax authority or the renegotiation of the UK-Netherlands double tax treaty, or as a result of any change in the management or the conduct of New NWR’s affairs causing the residence determination to become invalid, New NWR could become, or be regarded as having been, resident in the UK, therefore becoming subject to the UK tax regime, which could adversely affect the results of operations or financial condition of the Group.

Notwithstanding it is not “resident” in the UK, on the basis that New NWR will be incorporated in England and Wales, New NWR will be technically subject to the UK controlled foreign company rules which could operate to apportion the profits of overseas subsidiaries to a UK parent company which will be subject to UK corporation tax on these amounts (subject to certain deductions). However, HM Revenue & Customs has provided a non-statutory letter of comfort to New NWR that the motive test exclusion applies such that New NWR will not be subject to the operation of the controlled foreign company rules (with the exception that it will still have to comply with certain administrative procedures set out under these rules). This confirmation from the HM Revenue and Customs lasts for a period of 3 years and only applies to these companies that form part of the Group at the date the confirmation was given.

The UK Government is currently undertaking a consultation on wide-ranging reform of the UK controlled foreign company rules. Announcements made in connection with such reform, most recently at the time of the UK Government’s Budget on 23 March 2011, indicate that significant changes will be made to the UK controlled foreign companies regime in 2012 with draft legislation in Autumn 2011. At present the consultation is ongoing and there is insufficient detail of the proposed changes to determine whether the status of the Group as excluded (upon certain conditions) from the scope of the UK controlled foreign company rules would be replicated in any new rules which may be introduced.

New NWR may not be able to perform the squeeze-out procedure following the Offer becoming or being declared wholly unconditional, or the commencement of such procedure may be significantly delayed. In addition, the Group may be required to maintain Existing NWR’s listing on the Warsaw Stock Exchange which could result in an additional administrative burden.

Following the Offer becoming or being declared wholly unconditional, New NWR intends to apply the provisions of Dutch law to acquire compulsorily any outstanding Existing A Shares. Under Dutch law, a squeeze-out of minority shareholders in a public company can only be carried out under a statutory procedure if 95 per cent. or more of the issued share capital (and, where applicable, 95 per cent. or more of the voting rights) of that company have been acquired by the offeror. There is a risk that New NWR will not be able to acquire the 95 per cent. of the Existing A Shares it requires to perform the statutory squeeze-out by means of the Offer. Although the Offer is conditional upon 95 per cent. of the Voting NWR Shares being acquired by New NWR, New NWR is entitled to waive this condition and acquire fewer than 95 per cent. of the Voting NWR Shares. Consequently, in order to carry out the statutory squeeze-out procedure, New NWR may have to take additional actions in order to increase its voting rights up to 95 per cent., including acquiring Existing A Shares in the market or procuring that Existing NWR issue new Existing A Shares to New NWR on a non pre-emptive basis in order to dilute the holdings in Existing NWR of any Existing A Shareholders who do not accept the Offer in full. Alternatively, New NWR may use other methods to acquire 100 per cent. of the Existing A Shares or the assets attributable to them, including a legal (triangular) merger (juridische (driehoeks-) fusie) in accordance with Section 2:309 et seq of the Dutch Civil Code between Existing NWR and a Dutch affiliate of New NWR, a cross-border legal merger (grensoverschrijdende juridische fusie) between Existing NWR and New NWR or a non-Dutch affiliate of New NWR, a sale and/or dissolution and liquidation of New NWR or any other procedures and/or proceedings and/or restructuring of Existing NWR, in each case in accordance with Dutch law. There is no guarantee that such actions will be possible or, if possible, that they will be successful. If such actions are ultimately successful, it is possible that they will lead to a significant delay in completion of the squeeze-out procedure and considerable extra expense may be incurred in pursuing such actions.

Unless all of the shareholders of Existing NWR request the cancellation of listing and trading of the Existing A Shares on the main market of the Warsaw Stock Exchange, such cancellation can only take place once a delisting tender offer is announced. A resolution regarding the cancellation of the listing of the Existing A Shares on the main market of the Warsaw Stock Exchange requires 80 per cent. of the Voting Shares to be cast in favour of such resolution with a quorum of 50 per cent. at a general meeting of Existing NWR. Consequently, it is likely that

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Existing NWR will maintain its listing on the Warsaw Stock Exchange for such time as is required to complete these procedures or until the squeeze-out process is complete. If New NWR fails to acquire the 95 per cent. of the Voting NWR Shares necessary to implement the squeeze-out process, it may be required to maintain its Polish listing indefinitely, unless a delisting tender offer is announced and a resolution regarding the cancellation of the listing of the Existing A Shares on the WSE is passed by 80 per cent. of the votes at a general meeting of Existing NWR at which 50 per cent. of Existing NWR’s shares are represented. The maintenance of such listing for some considerable time or indefinitely after the Offer has become or been declared wholly unconditional will cause an additional administrative burden and expense for the Group and may require the Group to comply with Polish rules and regulations arising from such listing which could constrain the Group’s operations.

The fact that the Takeover Directive (as defined below) has not been fully implemented in Poland means that there is a risk that Existing A Shareholders might seek claims against New NWR in connection with the announcement of the Offer.

The UK Takeover Panel has accepted the jurisdiction over the Offer and, as described in Existing NWR’s prospectus published in April 2008 in connection with its initial public offering, the City Code on Takeovers and Mergers applied to the Offer. The Group has also been advised that the Czech and Polish takeover rules do not apply to the Offer and the KNF in Poland and the CNB in the Czech Republic have confirmed their views that this is indeed the case.

Notwithstanding the above, given the manner in which the European Takeover Directive (Directive 2004/25/EC) (the “Takeover Directive”) has been implemented in Poland, some uncertainty remains as to the application of the Polish takeover rules. Consequently, there is a potential risk that if the Offer becomes or is declared wholly unconditional, the Existing A Shareholders who do not accept the Offer might challenge the interpretation that the Polish takeover rules do not apply before Polish courts. Such court proceedings could prove time-consuming and costly for New NWR and, if the court were to decide in favour of the shareholder raising the claim it could result in New NWR having to pay a cash equivalent to the Existing A Shareholders who do not accept the Offer at a cash price determined by the Polish takeover rules, as well as having to pay damages. However, as stated above, Existing NWR has been advised that such challenges are unlikely to be successful.

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Part III

Notices to Investors

Disclosure requirements of the Takeover Code (the “City Code”)

Under Rule 8.3(a) of the City Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any paper offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure (as defined in Rule 8 of the City Code) following the commencement of the offer period and, if later, following the announcement in which any paper offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time)/4.30 p.m. (CET) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time)/4.30 p.m. (CET) on the 10th business day following the announcement in which any paper offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a paper offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure (as defined in Rule 8 of the City Code).

Under Rule 8.3(b) of the City Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any paper offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any paper offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time)/4.30 p.m. (CET) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a paper offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at http://www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129.

This document, together with all information incorporated into this document by reference to another source, subject to certain restrictions relating to persons resident in restricted jurisdictions, will be made available on the Group’s website www.newworldresources.eu on 11 April 2011.

Overseas Existing A Shareholders

The Offer is not being made, directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction, and the Offer is not capable of acceptance from or within a Restricted Jurisdiction. Accordingly, copies of this document and any accompanying document are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction, and persons receiving this document and any accompanying document (including custodians, nominees and trustees) must not mail or otherwise distribute or send them in, into or from such jurisdictions as doing so may invalidate any purported acceptance of the Offer. The availability of the Offer to Existing A Shareholders who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are resident. Such persons should read paragraph 5 of Part B or paragraph 1(b) of Part C (if such person holds

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Existing A Shares in CREST) or paragraph 2(b) of Part C (if such person holds Existing A Shares in CSD) or paragraph 3(b) of Part C (if such person holds Existing A Shares in NDS) of Part VII “Conditions and Further Terms of the Offer” and inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions.

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ACCEPTANCE OF THE OFFER AND INSTRUCTIONS TO ACCEPT THE OFFER

If you hold Existing A Shares:

The Offer may only be accepted by the Registered Existing A Shareholders.

Computershare may accept the Offer by sending a letter to New NWR by 3.00 p.m. (London time)/ 4.00 p.m. (CET) on 5 May 2011 confirming the number of Existing A Shares in respect of which Computershare has received instructions to accept the Offer.

The Bank of New York Mellon may accept the Offer by sending a letter to New NWR and Computershare by 3.00 p.m. (London time)/ 4.00 p.m. (CET) on 5 May 2011 confirming the number of Existing A Shares in respect of which The Bank of New York Mellon has received instructions to accept the Offer.

BXR Mining may accept the Offer by executing and delivering to New NWR and Existing NWR a private deed of transfer by 3.00 p.m. (London time)/ 4.00 p.m. (CET) on 5 May 2011.

If you hold your Existing A Shares, or any of them in CREST, to give an instruction to Computershare to accept the Offer on your behalf in respect of those Existing A Shares, you should follow the procedure for Electronic Instruction through CREST so that the relevant instruction (TTE in CREST) settles as soon as possible and, in any event, not later than 1.00p.m. (London time)/2.00 p.m. (CET), on 4 May 2011.

If you hold your Existing A Shares through CSD, to give an instruction to accept the Offer you should take the actions set out below so that the order to register the PPN with respect to your Existing A Shares in the respective CSD records is delivered to CSD as soon as possible and in any event not later than 1.00 p.m. (London time) / 2.00 p.m. (CET) on 2 May 2011.

If you hold your Existing A Shares through the NDS, to give an instruction to accept the Offer in respect of those Existing A Shares, you should take the actions set out below in the period between 12 April 2011 and 29 April 2011.

Due to technical reasons, the deadline for holders of Existing A Shares giving instructions to accept the Offer through CSD and the NDS is shorter than the deadline for settlement of TTE Instructions in CREST.

The deadlines for giving instructions to accept the Offer set by CSD and NDS may be earlier than the market deadline for both Clearstream and Euroclear which is 1.00 p.m. (London time)/2.00 p.m. CET on 4 May 2011.

Further details on the procedures for acceptance of the Offer if you hold any of your Existing A Shares in CREST are set out in paragraph 15(a) of Part VI “Letter from the Chairman of Existing NWR – If you hold Existing A Shares in CREST” and in Part C of Part VII “Conditions and Further Terms of the Offer”. If you hold your Existing A Shares as a CREST sponsored member, you should refer to your CREST sponsor as only your CREST sponsor will be able to send the necessary TTE Instruction to Euroclear. Further details on the procedures for acceptance of the Offer if you hold any of your Existing A Shares in CSD are set out in paragraph 15(b) of Part VI “Letter from the Chairman of Existing NWR – If you hold Existing A Shares through facilities of CSD” and in Part C of Part VII “Conditions and Further Terms of the Offer”. Further details on the procedures for acceptances of the Offer if you hold any of your Existing A Shares in NDS are set out in paragraph 15(c) of Part VI “Letter from the Chairman of Existing NWR – If you hold Existing A Shares through facilities of the NDS” and in Part C of Part VII “Conditions and further terms of the Offer”.

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You are advised to read the whole of this document carefully.

THE FIRST CLOSING DATE OF THE OFFER IS 3.00 P.M. (LONDON TIME)/4.00 P.M. (CET) ON
5 MAY 2011.

If you hold Existing A Shares in CREST and you have any questions relating to this document please telephone the UK Receiving Agent on 0906 999 0000 (or +44 906 999 0000, if telephoning from outside the UK) between 9.00 a.m. and 5.00 p.m. (London time) Monday to Friday (excluding UK public holidays).

Please note that, for legal reasons, the UK Receiving Agent will only be able to provide you with information contained in this document and will be unable to give advice on the merits of the Offer or to provide legal, financial or taxation advice on the contents of this document.

If you hold Existing A Shares through facilities of CSD and have any questions relating to this document you should contact your bank or investment firm who is a CSD participant and maintains a securities account in which your Existing A Shares are registered. The frequently asked questions relating to this document will be published on websites of the Group, the Czech Receiving Agents, and, in some cases, also on the website of your bank or investment firm who is a CSD participant and maintains a securities account in which your Existing A Shares are registered.

If you hold Existing A Shares through facilities of the NDS and have any questions relating to this document you should contact the Polish Offering Agent on 800 120 120 (from a landline) or 32 357 00 66 (from a mobile), or, if telephoning from outside Poland, +48 32 357 00 66 between 8:00 a.m. and 5:30 p.m. (CET). Calls made from Poland to the Polish Offering Agent’s 800 120 120 number (landline) are free of charge. Charges for calls made to the Polish Offering Agent’s 32 357 00 66 number (mobile) will vary depending on the mobile network operator. Calls to the Polish Offering Agent’s +48 32 357 00 66 number made from outside of Poland are charged at applicable international rates.

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Presentation of Information on the Group

Unless otherwise stated, all information contained in this document, including all historical financial information, is information of the Group.

Existing A Shareholders should rely only on the information contained in this document. No person has been authorised to give any information or make any representations other than those contained in this document and, if given or made, such information or representations must not be relied on as having been so authorised by New NWR, Existing NWR or the Directors. Without prejudice to any obligation of New NWR to publish a supplementary prospectus pursuant to Section 87G of the FSMA and section 3.4 of the Prospectus Rules, neither the delivery of this document nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of New NWR, Existing NWR or the Group since the publication of this document or that the information herein is correct as of any time subsequent to the publication of this document.

Apart from the responsibilities and liabilities, if any, which may be imposed on J.P. Morgan Cazenove by the FSMA or the City Code or the regulatory regime established thereunder or under the regulatory regime of any other jurisdiction where exclusion of liability under the relevant regulatory regime would be illegal, void or unenforceable, J.P. Morgan Cazenove accepts no responsibility whatsoever for the contents of this document or for any statement made or purported to be made by it, or on its behalf, in connection with the Group or the New A Shares. J.P. Morgan Cazenove accordingly disclaims all and any liability whether arising in tort, contract or otherwise (save as referred to above) which it might otherwise have in respect of such document or any such statement.

The distribution of this document and the offer of New A Shares in certain jurisdictions may be restricted by law. No action has been or will be taken to permit the possession or distribution of this document (or any other offering or publicity materials or application form(s) relating to the New A Shares) in any jurisdiction, other than the UK, the Czech Republic and Poland where action for that purpose may be required. Accordingly, neither this document, nor any advertisement or any other offering material may be distributed or published in any jurisdiction except under circumstances that will result in compliance with any applicable laws and regulations. Persons into whose possession this document comes should inform themselves about and observe any such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

The offer of New A Shares and the distribution of this document are subject to the restrictions set out in Part VII “Conditions and Further Terms of the Offer – Overseas shareholders”. The contents of this document are not be construed as legal, business or tax advice, if you are in any doubt about the contents of this document you should consult your own legal adviser, financial adviser or tax adviser for legal, financial or tax advice.

No Incorporation of Websites

The contents of the Group’s website, including any websites accessible from hyperlinks on the Group’s website, do not form part of this document.

Industry and Market Data

Certain information provided in this document, in particular the information presented in Part IX “Market and Industry Overview”, has been sourced from third parties. New NWR and Existing NWR confirm that such third-party information has been accurately reproduced and, so far as New NWR and Existing NWR are aware and are able to ascertain from information published by that third party, no facts have been omitted which would render the reproduced information inaccurate or misleading. Where third-party information has been included in this document, the source of such information has been identified.

Coal Reserve Information

All reserves and resources information is subject to assumptions and uncertainties and no assurance can be given that the volume and/or grade of the Group’s reserves or resources stated in such sources will actually be recovered or that the reserves or resources will be recovered at the prices assumed by the Group in determining such reserves or resources.

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Coal reserves are broadly defined as coal that can be economically mined using current technology and are further classified as proved or probable according to the degree of confidence of existence. The Group reviews and updates its estimates on a yearly basis to reflect reserve depletion by coal production, new data received and changes in other assumptions and parameters. Accordingly, reserve estimates will change from year to year to reflect mining activities, changes in both mining and coal processing technology, changes of mine plans, changes of economical parameters such as prices or production costs and other factors.

The information appearing in this document concerning estimates of the Group’s proved and probable coal reserves was prepared by the Group.

Incorporation by Reference

The following documents are incorporated by reference in this document:

•	The Group’s audited consolidated financial statements for the year ended 31 December 2010, prepared in accordance with IFRS, presented in euro and including related accounting policies, notes and auditor’s report with respect thereto (pages 78 to 159 of the annual report of the Group for the financial year ended 31 December 2010) (the “2010 Consolidated Financials”);

•	The Group’s audited consolidated financial statements for the year ended 31 December 2009, prepared in accordance with IFRS, presented in euro and including related accounting policies, notes and auditor’s report with respect thereto (pages 84 to 167 of the annual report of the Group for the financial year ended 31 December 2009) (the “2009 Consolidated Financials”); and

•	The Group’s audited consolidated financial statements for the year ended 31 December 2008, prepared in accordance with IFRS, presented in euro and including related accounting policies, notes and auditor’s report with respect thereto (pages 93 to 194 of the annual report of the Group for the financial year ended 31 December 2008) (the “2008 Consolidated Financials”).

The information incorporated by reference is available on the Group’s website in “read only” format and can be printed from www.newworldresources.eu; and

Any person who has received this document may request a copy of such documents incorporated by reference. A copy of any such documents or information incorporated by reference in this document will not be sent to such persons unless requested from the Registrar at The Pavilions, Bridgewater Road, Bristol BS13 8AE United Kingdom or by telephone on +44 906 999 0000. If requested, copies will be provided, free of charge, within two Business Days of request.

Impact of the Offer and Effect on Earnings

Had the Offer taken place at the date of the Group’s latest published financial statements, being 31 December 2010, the effect on the balance sheet would have been a decrease in cash equal to the costs and expenses of the Offer. There would have been no material effect on the Group’s earnings.

Presentation of Financial Information

As required by the European Commission IAS Regulation (EC) 1126/2008 and Title 9 of Book 2 of the Dutch Civil Code (Burgerlijk Wetboek), the consolidated financial statements have been prepared in accordance with IFRS.

Unless stated otherwise, all financial information in this document is presented on a consolidated basis. Certain financial and statistical information in this document has been subject to rounding adjustments and to currency conversion adjustments. Accordingly, the sum of certain data may not conform to the total.

Unless otherwise indicated, the historical financial information of the Group presented, or incorporated by reference, in this document is extracted from the 2010 Consolidated Financials, 2009 Consolidated Financials and the 2008 Consolidated Financials incorporated by reference herein.

The 2008 Consolidated Financials include the results of operations of the energy business and, to that extent, are not directly comparable 2010 Consolidated Financials and the 2009 Consolidated Financials in which such results are reported as discontinued operations. The

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comparative information for the year ended 31 December 2008 in the income statement, statement of comprehensive income, statement of cash flows and statement of financial position and related notes in the 2009 Consolidated Financials (which is incorporated by reference in this document) has been re-presented to show the discontinued operations separately from continuing operations and is therefore directly comparable.

The audits of the historical financial information for the years ended and as at 31 December 2010, 2009 and 2008 and the related notes thereto, which have been prepared in accordance with IFRS and are incorporated by reference in this document, were performed in accordance with Dutch law.

Non-IFRS Measures

This document contains references to certain non-IFRS measures, including EBITDA, Net Debt and Total EBITDA (all as defined below).

The Group defines EBITDA as net profit after tax from continuing operations before minority interest, income tax, net financial costs, depreciation and amortisation, impairment of property, plant and equipment (“PPE”) and gains/loss from sale of PPE, in each case, relating to continuing operations. While the amounts included in EBITDA are extracted from the Group’s consolidated financial statements, it is not a financial measure determined in accordance with IFRS and, accordingly, should not be considered as an alternative to net income or operating income as a indication of the Group’s performance or as an alternative to cash flows as a measure of the Group’s liquidity. The Group currently uses EBITDA in its business operations to, among other things, evaluate the performance of its operations, develop budgets and measure its performance against those budgets. The Group finds it a useful tool to assist in evaluating performance because it excludes interest, taxes and other non-cash charges.

The Group defines Net Debt as total debt less cash and cash equivalents. Total debt includes issued bonds, long-term interest bearing loans and borrowings, including current portion, plus short-term interest bearing loans and borrowings. Total debt is based on gross amount of debt less related expenses. Interest bearing loans, bond issues and borrowings are measured at amortised cost.

The Group defines Total EBITDA as the total of EBITDA from continuing operations and EBITDA from discontinued operations. The financial statements show the results from electricity trading as profit from discontinued operations. To present comparable figures with previously published financial information, the Group presents Total EBITDA.

EBITDA, Net Debt and Total EBITDA are not measures determined based on IFRS and should not be construed as an alternative to any IFRS measure such as operating income, net income or cash flow from operations. EBITDA, Net Debt and Total EBITDA as presented in this document may not be comparable with similarly titled measures reported by other companies due to differences in the way these measures are calculated.

Currencies

In this document, references to “USD” or “$” are to the lawful currency of the United States. References to “euro” or “EUR” are to the single currency adopted by participating member states of the European Union as their lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union. References to “Czech koruna” or “CZK” are to the lawful currency of the Czech Republic. References to “£” or “UK Sterling” are to the lawful currency of the United Kingdom. References to “PLN” or “Polish zloty” are to the lawful currency of Poland. References to “CHF” are to the lawful currency of Switzerland.

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Exchange Rate Information

The exchange rates used in this document to convert Czech koruna into euro are set out below for all periods presented.

	As of and for the year ended 31 December

	2010	2009	2008

	(CZK/EUR)
Average exchange rate(1)(2)	25.284	26.435	24.946
Balance sheet date exchange rate(1)	25.061	26.473	26.875

Notes:
(1)	Rates published by the European Central Bank
(2)	For the period up to the date of the financial report.

These rates are used solely for convenience and illustrative purposes and should not be construed as representations that the Czech koruna or euro amounts in this document actually represent such Czech koruna or euro amounts, respectively, or could be converted into Czech koruna or euro, respectively, at this rate or at any other rate.

The following table sets forth the high, low, period average and period end noon exchange rates of CZK for one euro in effect at the end of the period noted as reported by the European Central Bank. As of 7 April 2011(being the latest practicable date prior to the publication of this document), the exchange rate was CZK 24.435 = EUR 1.00.

CZK	High	Low	Period average	Period end

	(Per EUR)
Year ended 31 December
2008	26.875	22.968	24.946	26.875
2009	29.490	25.089	26.435	26.473
2010	26.370	24.408	25.284	25.061
Month ended
January 2010	26.370	25.889
February 2010	26.185	25.720
March 2010	25.933	25.284
April 2010	25.570	25.048
May 2010	25.976	25.390
June 2010	26.055	25.628
July 2010	25.770	24.763
August 2010	24.920	24.680
September 2010	24.735	24.563
October 2010	24.663	24.420
November 2010	24.915	24.408
December 2010	25.355	24.961
January 2011	25.088	24.219

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The following table sets forth the high, low, period average and period end noon exchange rates of PLN for one euro in effect at the end of the period noted, as reported by the European Central Bank. As of 7 April 2011(being the latest practicable date prior to the publication of this document), the exchange rate was PLN 3.9755 = EUR 1.00.

PLN	High	Low	Period average	Period end

	(Per EUR)
Year ended 31 December
2008	4.1670	3.2053	3.5121	4.1535
2009	4.8795	3.9747	4.3276	4.1045
2010	4.1950	3.8349	3.9947	3.9750
Month ended
January 2010	4.1225	4.0227
February 2010	4.1040	3.9620
March 2010	3.9400	3.8600
April 2010	3.9315	3.8349
May 2010	4.1880	3.9160
June 2010	4.1950	4.0380
July 2010	4.1770	4.0040
August 2010	4.0243	3.9283
September 2010	3.9896	3.9333
October 2010	3.9820	3.9050
November 2010	4.0692	3.8843
December 2010	4.0633	3.9650
January 2011	3.9578	3.8425

The following table sets forth the high, low, period average and period end noon exchange rates of USD for one euro in effect at the end of the periods noted, as reported by the European Central Bank. As of 7 April 2011(being the latest practicable date prior to the publication of this document), the exchange rate was USD 1.4283 = EUR 1.00.

USD	High	Low	Period average	Period end

	(Per EUR)
Year ended 31 December
2008	1.599	1.246	1.471	1.3917
2009	1.512	1.2555	1.3948	1.4406
2010	1.4563	1.1942	1.3257	1.3362
Month ended
January 2010	1.4563	1.3966
February 2010	1.3984	1.3489
March 2010	1.3765	1.3338
April 2010	1.3615	1.3245
May 2010	1.3238	1.2223
June 2010	1.2391	1.1942
July 2010	1.3069	1.2328
August 2010	1.3253	1.2611
September 2010	1.3648	1.2697
October 2010	1.4101	1.3705
November 2010	1.4244	1.2998
December 2010	1.3435	1.3064
January 2011	1.3716	1.2903

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The following table sets forth the high, low, period average and period end noon exchange rates of CZK for one USD in effect at the end of the periods noted, as reported by the Czech National Bank. As of 7 April 2011(being the latest practicable date prior to the publication of this document), the exchange rate was CZK 17.107 = USD 1.00.

CZK	High	Low	Period average	Period end

	(Per EUR)
Year ended 31 December
2008	20.438	14.454	17.035	19.346
2009	23.333	16.886	19.057	18.368
2010	21.702	17.122	19.111	18.751
Month ended
January 2010	18.782	17.965
February 2010	19.232	18.613
March 2010	19.168	18.463
April 2010	19.306	18.392
May 2010	21.014	19.299
June 2010	21.702	20.792
July 2010	20.894	18.936
August 2010	19.753	18.685
September 2010	19.46	18.025
October 2010	17.862	17.328
November 2010	19.165	17.122
December 2010	19.369	18.725
January 2011	19.102	17.671

The following table sets forth the high, low, period average and period end noon exchange rates of PLN for one USD in effect at the end of the periods noted, as reported by the National Bank of Poland. As of 7 April 2011(being the latest practicable date prior to the publication of this document), the exchange rate was PLN 2.7863 = USD 1.00.

PLN	High	Low	Period average	Period end

	(Per EUR)
Year ended 31 December
2008	3.1303	2.0220	2.4092	2.9618
2009	3.8978	2.7093	3.1162	2.8503
2010	3.4916	2.7449	3.0179	2.9641
Month ended
January 2010	2.9083	2.7930
February 2010	2.9915	2.8321
March 2010	2.9163	2.8083
April 2010	3.0038	2.8325
May 2010	3.4190	2.9928
June 2010	3.4916	3.2463
July 2010	3.3773	3.0618
August 2010	3.1737	2.9997
September 2010	3.1285	2.9227
October 2010	2.8922	2.7697
November 2010	3.1308	2.7449
December 2010	3.0753	2.9641
January 2011	3.0406	2.8209

Forward-Looking Statements

Certain statements in this document are not historical facts and are, or may be deemed to be, “forward-looking”. Forward-looking statements appear in various locations including, without limitation, under the headings Part I “Summary”, Part II “Risk Factors”, Part VI “Letter from the Chairman of Existing NWR”, Part VIII “Information on the Group” and Part XIII “Certain Group

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Financial Information”, and statements located elsewhere in this document regarding the prospects of the Group’s industry and prospects, plans, financial position and business strategy may constitute forward-looking statements. Forward-looking statements are not historical facts and can often be identified by the use of terms such as “estimates”, “projects”, “anticipates”, “expects”, “intends”, “believes”, “will”, “may”, “should” or the negative of these terms. All forward-looking statements, including discussions of strategy, plans, objectives, goals and future events or performance, involve risks and uncertainties. Forward-looking statements are not guarantees of future performance.

While these statements are based on sources believed to be reliable and on the current knowledge and best belief of the Group’s management, they are merely estimates or predictions and cannot be relied upon. Neither Existing NWR nor New NWR can assure you that future results will be achieved. The Group’s actual results of operations, financial condition, dividend policy and the development of the industries in which it operates may differ materially from the impression created by the forward-looking statements contained in this document. In addition, even if the results of operations, financial condition and dividend policy of the Group, and the development of the industries in which it operates, are consistent with the forward-looking statements contained in this document, those results or developments may not be indicative of results or developments in subsequent periods. Factors, risks and uncertainties that may cause actual outcomes and results to be materially different from those indicated, expressed, projected or implied in the forward-looking statements used in this document include, among others, the following:

•	risks relating to changes in political, economic and social conditions in the countries in which the Group customers operate, including the Czech Republic and Poland;

•	future prices and demand for the Group’s products and demand for the Group’s customers’ products;

•	coal mine reserves;

•	remaining life of the Group’s mines;

•	coal and coke production;

•	trends in the coal industry and domestic and international coal market conditions;

•	risks in coal mining operations;

•	coke operations;

•	future expansion plans and capital expenditures;

•	the Group’s relationship with, and conditions affecting, the Group’s customers;

•	competition;

•	railroad and other transportation performance and costs;

•	labour relations and work stoppages;

•	availability of specialist and qualified workers;

•	weather conditions or catastrophic damage;

•	currency fluctuations;

•	changes in business strategy or development plans;

•	adverse regulatory, environmental, legislative, healthy and safety, tax or other judicial developments, including any failure to renew the Group’s licences or any material changes to the Group’s licences; and

•	other risks and uncertainties described in this document, in particular those described in Part II “Risk Factors”.

THIS LIST OF IMPORTANT FACTORS IS NOT EXHAUSTIVE. WHEN RELYING ON FORWARD-LOOKING STATEMENTS, EXISTING A SHAREHOLDERS AND PROSPECTIVE NEW A SHAREHOLDERS SHOULD CAREFULLY CONSIDER THE FOREGOING FACTORS AND OTHER UNCERTAINTIES AND EVENTS, ESPECIALLY IN LIGHT OF THE POLITICAL, ECONOMIC, SOCIAL AND LEGAL ENVIRONMENT IN WHICH THE GROUP OPERATES. SUCH FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. ACCORDINGLY, NEITHER EXISTING NWR NOR NEW NWR UNDERTAKES ANY OBLIGATION TO UPDATE OR REVISE ANY OF THEM, WHETHER AS A RESULT OF NEW

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INFORMATION, FUTURE EVENTS OR OTHERWISE, EXCEPT TO THE EXTENT REQUIRED BY THE PROSPECTUS RULES, THE LISTING RULES, THE DISCLOSURE AND TRANSPARENCY RULES OR OTHERWISE BY APPLICABLE LAW OR REGULATION. NEITHER EXISTING NWR NOR NEW NWR MAKES ANY REPRESENTATION, WARRANTY OR PREDICTION THAT THE RESULTS ANTICIPATED BY SUCH FORWARD-LOOKING STATEMENTS WILL BE ACHIEVED, AND SUCH FORWARD-LOOKING STATEMENTS REPRESENT, IN EACH CASE, ONLY ONE OF MANY POSSIBLE SCENARIOS AND SHOULD NOT BE VIEWED AS THE MOST LIKELY SCENARIO. THESE CAUTIONARY STATEMENTS QUALIFY ALL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO EXISTING NWR OR NEW NWR OR PERSONS ACTING ON THEIR BEHALF.

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Part IV

Directors, Secretary and Advisers

Directors
Miklos Salamon – Executive Director/Chairman
Marek Jelínek – Executive Director/CFO
Klaus-Dieter Beck – Executive Director
Zdeněk Bakala – Non-Independent Non-Executive Director
Peter Kadas – Non-Independent Non-Executive Director
Hans-Jürgen Mende – Non-Independent Non-Executive Director
Pavel Telička – Non-Independent Non-Executive Director
Kostyantin Zhevago – Non-Independent Non-Executive Director
Bessel Kok – Independent Non-Executive Director
Hans-Jörg Rudloff – Independent Non-Executive Director
Steven Schuit – Independent Non-Executive Director
Barry Rourke – Independent Non-Executive Director
Paul Everard – Independent Non-Executive Director

New NWR Company Secretary/Registered Office	Ivona Ročárková New World Resources Plc One Silk Street London EC2Y 8HQ United Kingdom

Existing NWR Company Secretary/Registered Office	Ivona Ročárková New World Resources N.V. Jachthavenweg 109h 1081 KM Amsterdam The Netherlands

Sponsor to New NWR	J.P. Morgan Securities Ltd. 125 London Wall London EC2Y 5AJ United Kingdom

Financial Adviser to New NWR and Existing NWR	J.P. Morgan plc 125 London Wall London EC2Y 5AJ United Kingdom

Legal advisers to New NWR and Existing NWR as to English law	Linklaters LLP One Silk Street London EC2Y 8HQ United Kingdom

Legal advisers to New NWR and Existing NWR as to Dutch law	Linklaters LLP World Trade Centre Amsterdam Zuidplein 180 1077 XV Amsterdam The Netherlands

Legal advisers to New NWR and Existing NWR as to Czech law	Glatzová & Co., s.r.o Betlémský Palác Husova 5 110 00 Praha 1 Czech Republic

Legal advisers to New NWR and Existing NWR as to Polish law	Weil, Gotshal & Manges – Pawel Rymarz Sp.K. Warsaw Financial Center ul. Emilii Plater 53 Warsaw, 00-113 Poland

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Legal advisers to J.P. Morgan Cazenove in its role as Sponsor as to English law	Herbert Smith LLP Exchange House Primrose Street London EC2A 2HS United Kingdom

Independent auditors of Existing NWR	KPMG Accountants N.V. 1186 DS Amstelveen PO Box 74600 The Netherlands

Independent auditors of New NWR	KPMG Audit Plc 15 Canada Square London E14 5GL

Registrar of the New A Shares	Computershare Investor Services PLC The Pavilions Bridgewater Road Bristol BS13 8AE United Kingdom

UK Receiving Agent and Escrow Agent	Computershare Investor Services PLC Corporate Actions Projects Bristol BS99 6AH United Kingdom

Polish Offering Agent	ING Securities S.A. with its registered office in Warsaw Plac Trzech Krzyzy 10/14 00-499 Warsaw, Poland

Czech Receiving Agents
Česká spořitelna, a.s.
Olbrachtova 1929/62
140 00 Praha 4
Czech Republic

Patria Finance, a.s.
Jungmannova 24
110 00 Praha 1
Czech Republic

Wood & Company Financial Services, a.s.
Náměstí Republiky 1079/1a
110 00 Praha 1
Czech Republic

Czech Listing Agent	Patria Finance, a.s. Jungmannova 24 110 00 Praha 1 Czech Republic

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Part V

Expected Timetable of Principal Events

Each of the times and dates in the timetable below is subject to change, which will be announced in a press release.

Event	2011

2010 Final Dividend Record Date	11 March
2010 Final Dividend Payment Date	15 April
Existing NWR AGM	28 April
First Closing Date of the Offer	5 May
Issue of New A Shares and Settlement for First Closing	6 May
Admission to the LSE	6 May
Where applicable, CREST accounts credited for First Closing	6 May
Admission to the PSE	On or about 6 May
Where applicable, CSD accounts credited for First Closing	On or about 6 May
Admission to the WSE	On or about 9 May
Where applicable, NDS accounts credited for First Closing	On or about 9 May
Expected de-listing of the Existing A Shares from the Official List*	On or about 3 June
Expected de-listing of the Existing A Shares from the PSE*	Soon after 5 May
Expected de-listing of the Existing A Shares from the WSE*	Following the squeeze out of the Existing A Shareholders by New NWR or following a de-listing tender offer

*	See paragraph 13.2 of Part VI “Letter from the Chairman of Existing NWR” for further information in relation to de-listing.

Following the First Closing Date of the Offer, the Offer will remain open for acceptances until further notice.

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Part VI

Letter from the Chairman of Existing NWR

(a public limited liability company (naamloze vennootschap) incorporated under the laws of
The Netherlands with its corporate seat in Amsterdam)

Miklos Salamon (Executive Director/Chairman)
Marek Jelínek (Executive Director/Chief Financial Officer)
Klaus-Dieter Beck (Executive Director/Chief Executive Officer of OKD)
Zdeněk Bakala (Non-Executive Director/Vice-Chairman)
Peter Kadas (Non-Executive Director/Vice-Chairman)
Hans-Jürgen Mende (Non-Executive Director)
Pavel Telička (Non-Executive Director)
Kostyantin Zhevago (Non-Executive Director)
Bessel Kok (Independent Non-Executive Director)
Hans-Jörg Rudloff (Independent Non-Executive Director)
Steven Schuit (Independent Non-Executive Director)
Barry Rourke (Independent Non-Executive Director)
Paul Everard (Independent Non-Executive Director)	Existing NWR N.V Jachthavenweg 109h 1081 KM Amsterdam The Netherlands

11 April 2011

To holders of Existing A Shares (“Existing A Shareholders”) and, for information only, to holders of the Existing B Shares and participants in the Existing NWR Stock Option Plan and the Existing NWR Deferred Bonus Plan.

This Letter from the Chairman of Existing NWR shall constitute the board position statement as referred to in Section 18, subsection 2 in conjunction with Annex G of the Dutch Decree on public takeovers (Besluit openbare biedingen Wft). Copies of this Letter can be obtained free of charge via the Group’s website (www.newworldresources.eu).

Dear Existing A Shareholder,

Recommended proposals relating to the introduction of New NWR as a new holding company of the Group

1	Introduction

On 5 October 2010, Existing NWR announced its intention to re-incorporate in the United Kingdom. Existing NWR believes that this should allow FTSE Index Series eligibility, raising the profile of the Group with international investors and further demonstrating the Group’s commitment to the high governance and control standards according to which it operates its business. It is intended that this new corporate structure will be implemented by means of a share exchange offer (the “Offer”) made by a newly incorporated UK plc (“New NWR”) for all of the Existing A Shares in the capital of Existing NWR (the “Existing A Shares”).

If the Offer becomes or is declared wholly unconditional it will result in the Existing A Shareholders who accept the Offer (the “Accepting Shareholders”) holding shares in New NWR (“New A Shares”) and in Existing NWR becoming a subsidiary of New NWR.

The New NWR Board has received an irrevocable undertaking to accept the Offer from BXR Mining in respect of (save as detailed in paragraph 11 of this letter) its entire holding of 168,274,654 Existing A Shares, representing in aggregate approximately 63.6 per cent. of the existing issued share capital of Existing NWR as at 8 April 2011 (being the latest date practicable prior to the publication of this document), conditional on New NWR having received, or being entitled to receive, valid acceptances which, when aggregated with the acceptance which BXR Mining is required to provide pursuant to the BXR Mining Irrevocable, equal at least 80 per cent. of the issued Existing A Shares and the Acceptance Condition not being amended, varied or waived down to below 80 per cent. (the “BXR Mining Irrevocable”). Further details of the BXR Mining Irrevocable are set out in paragraph 11 of this letter.

The formal Conditions and further terms of the Offer are set out in Part VII “Conditions and Further Terms of the Offer”.

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While no resolution is being put to Existing NWR Shareholders with respect to the Offer, Existing NWR Shareholders will, in accordance with Section 18, subsection 1, of the Dutch Decree on public takeovers (Besluit openbare biedingen Wft), be given an opportunity to further consider the proposal to create a new corporate structure for the Group by means of the Offer at the annual general meeting of the shareholders of Existing NWR at The Hilton Schiphol Hotel, Schiphol Boulevard 701, 1118 BN Schiphol, Amsterdam, the Netherlands, on 28 April 2011, starting at 10.00 a.m. (CET) (the “Existing NWR AGM”). Provision for consideration of the Offer was included in the notice of the Existing NWR AGM published on 16 March 2011.

I am now writing to you on behalf of the Existing NWR Board to explain the background to the Offer and the reasons why the Directors are unanimously recommending that you accept it.

2	Summary of the Offer

Under the Offer Existing A Shareholders are entitled to receive:

one New A Share for each one Existing A Share

The Offer is subject to the Conditions and further terms set out Part VII “Conditions and Further Terms of the Offer”. The Offer is conditional upon, among other things:

2.1	valid acceptances of the Offer being received (and not, where permitted, withdrawn) by no later than 3.00 p.m. (London time)/4.00 p.m. (CET) on the First Closing Date (or such later time(s) and/or date(s) as New NWR may, subject to the rules of the City Code or with the consent of the Panel, decide) in respect of not less than 95 per cent. (or such lower percentage as New NWR may, subject to the City Code, decide) in nominal value of the Voting NWR Shares and of the voting rights attached to those shares, provided that this condition will not be satisfied unless New NWR (together with its wholly owned subsidiaries) shall have acquired or agreed to acquire (whether pursuant to the Offer or otherwise) Existing A Shares carrying in aggregate more than 75 per cent. of the voting rights then normally exercisable at a general meeting of Existing NWR, including for this purpose (except to the extent otherwise agreed by the Panel) any such voting rights attaching to Existing A Shares that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise (the “Acceptance Condition”).

For the purposes of the Acceptance Condition, Existing A Shares which have been unconditionally allotted but not issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise shall be deemed to carry the voting rights they will carry upon issue; and

2.2	the New A Shares being:

2.2.1	admitted to the Official List and being admitted to trading on the main market of the London Stock Exchange or, if New NWR and Existing NWR so determine and subject to the consent of the Panel, the UK Listing Authority having acknowledged to New NWR or its agent (and such acknowledgement not having been withdrawn) that the application for admission of the New A Shares to the Official List with a premium listing has been approved and (subject to satisfaction of any conditions to which such approval is expressed) will become effective as soon as a dealing notice has been issued by the FSA and an acknowledgement by the London Stock Exchange that the New A Shares will be admitted to trading on the main market of the London Stock Exchange (and such acknowledgement not having been withdrawn); and

2.2.2	the Prague Stock Exchange agreeing to conditionally admit such shares to trading subject only to the allotment of such shares; and

2.2.3	the management board of the Warsaw Stock Exchange adopting a resolution on the conditional admission of the New A Shares to trading on the main market operated by the Warsaw Stock Exchange and (subject to New NWR making a representation that the issue of New A Shares has been successful) such

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admission becoming effective as soon as a resolution on the introduction of the New A Stares to trading on the main market operated by the Warsaw Stock Exchange is adopted by the management board of the Warsaw Stock Exchange,

(together, “Admission”).

The remainder of the Conditions are customary for a transaction of this nature. Other than the Acceptance Condition, New NWR may invoke a Condition to cause the Offer not to proceed only if the Panel is satisfied that the circumstances giving rise to the Condition not being satisfied are of material significance to New NWR in the context of the Offer.

The Existing A Shares in respect of which the Offer is accepted will be acquired by New NWR under the Offer fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third-party rights and interests of any nature whatsoever and together with all rights now and hereafter attaching or accruing on them, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or payable on or after 11 April 2011 (save for the 2010 Final Dividend which shall be paid on 15 April 2011 to holders of the Existing A Shares on the 2010 Final Dividend Record Date).

Immediately upon the Offer becoming or being declared wholly unconditional, each Existing A Shareholder will effectively have the same proportionate direct or indirect interest in the Group as they have immediately prior to the Offer becoming or being declared wholly unconditional.

The Offer will lapse unless all the above Conditions have been fulfilled or waived (if capable of waiver) or, where appropriate, have been determined by New NWR to be or remain satisfied, by midnight (London time) on the twenty-first day/1.00 a.m. (CET) on the twenty-second day after the later of the First Closing Date and the date on which the Acceptance Condition is fulfilled (or, in each case, such later date as New NWR may, with the consent of the Panel, decide).

Further details of the New A Shares are set out in paragraph 7 of this letter.

The full Conditions and further terms of the Offer are set out in Part VII “Conditions and Further Terms of the Offer”.

3	Background to and reasons for recommending the Offer

New NWR has been incorporated in England and Wales and is a Dutch tax resident. The Offer, if it becomes or is declared wholly unconditional, will establish New NWR as the parent company of the Group, with its shares admitted to listing on the Official List and trading on the London Stock Exchange, Prague Stock Exchange and Warsaw Stock Exchange. The Existing NWR Board is in agreement with the New NWR Board that this is the most appropriate structure for the Group.

The Existing NWR Board believes that establishing New NWR as the parent company of the Group should allow FTSE Index Series eligibility. The Existing NWR Board believes that this should raise the profile of the Group with international investors and further demonstrate the Group’s commitment to the high governance and control standards according to which it operates its business.

4	Information relating to Existing NWR

Existing NWR, through its subsidiary OKD, is the Czech Republic’s largest hard coal mining company and is a leading producer of hard coal in Central Europe (in each case, on the basis of revenues and volume of coal produced) serving customers in the Czech Republic, Slovakia, Austria, Poland, Hungary and Germany. It is one of the largest industrial groups in the Czech Republic and the largest Czech natural resources company in terms of revenue and employees. For the year ended 31 December 2010, the Group employed an average of 15,146 workers and utilised an average of 3,407 workers employed by contractors, making it one of the largest private employers in the country.

5	Impact of the proposals on the Group’s business, strategy, employees and management

The Offer will not result in any changes to the day-to-day operations of the business of the Group or its strategy.

New NWR (which was incorporated on 30 March 2011 specifically to become the new parent company of the Group) has no material assets or liabilities save for those arising in connection

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with the Offer and the B Share Transfer Agreement. Upon the Offer becoming or being declared wholly unconditional, New NWR will own no material assets other than the Existing A Shares in respect of which the Offer was validly accepted and the Existing B shares and will have no material liabilities save for those arising in connection with the Offer and the B Share Transfer Agreement. The Directors expect that the Group’s material assets and liabilities will be substantially unaffected by the Offer becoming or being declared wholly unconditional. At the date of this document, New NWR has the same directors as Existing NWR. Marek Jelínek and Steven Schuit were each appointed as New NWR Directors on 30 March 2011 upon incorporation of that company. The remaining Directors were each appointed as Directors of New NWR on 8 April 2011. Each Director who currently has a letter of appointment or employment agreement with Existing NWR (being all of the directors except for Klaus-Dieter Beck who has an employment agreement with OKD) is expected to enter into a letter of appointment or employment agreement with New NWR on substantially the same terms prior to, and effective as of, the Offer becoming or being declared wholly unconditional. It is expected that all of the Directors other than Miklos Salamon, Marek Jelínek, Steven Schuit, Barry Rourke, Paul Everard and Hans-Jörg Rudloffwill resign as Directors of Existing NWR upon the Offer becoming or being declared wholly unconditional. The total fees and remuneration paid to each of the Directors and their incentivisation arrangements will not be varied as a result of the Offer.

In addition to the Directors, certain employees of Existing NWR (being Agnes Blanco Querido, Head of Investor Relations, Ivona Rocarkova, Company Secretary and David Zoubek, Chief Legal Officer) will, effective upon the Offer becoming or being declared wholly unconditional, cease to be employed by Existing NWR and instead be employed by New NWR.

Save as set out above, the Directors expect that the Group will have the same business and operations in the same geographic locations before and after the Offer becoming or being declared wholly unconditional.

The existing employment rights of the management and employees of the Group will continue to be safeguarded and the accrued rights and benefits of the management and employees of the Group will continue to be protected to the same extent immediately before and after the Offer becoming or being declared wholly unconditional.

6	Employee Share Plans

Participants in the Existing NWR Stock Option Plan and the Existing NWR Deferred Bonus Plan will be contacted regarding the effect of the Offer on their rights under such plans and appropriate proposals will be made to participants in due course. Details of proposals to be made to holders of options and awards granted under the Existing NWR Stock Option Plan and the Existing NWR Deferred Bonus Plan as a result of the Offer becoming or being declared wholly unconditional are set out in Part XII “Directors, Senior Management, Corporate Governance and Employees – Employee Share Plans”.

7	The Mining Division and the Real Estate Division

As of 1 January 2008, Existing NWR established two divisions within the Group which act as separate accounting and reporting units: the ‘Real Estate Division’ and the ‘Mining Division’. The Existing A Shares (which are the subject of the Offer) are designed to track the performance, and represent the economic value, of the Mining Division. The Existing B Shares (which are not included in the Offer but are to be transferred to New NWR pursuant to the B Share Transfer Agreement upon the Offer becoming or being declared wholly unconditional) are designed to track the performance, and represent the economic value, of the Real Estate Division. The Existing A Shares do not track the performance, and do not represent the economic value, of the Real Estate Division. The allocation of rights and responsibilities between the Mining Division and the Real Estate Division is governed by the Divisional Policy Statements adopted by the Existing NWR Board. Holders of the Existing A Shares are not entitled to receive any dividends, liquidation proceeds or other distributions which relate to the Real Estate Division and holders of Existing B Shares are not entitled to dividends, liquidation proceeds or other distributions which relate to the Mining Division.

These divisions will be replicated at New NWR level. Upon the Offer becoming or being declared wholly unconditional, the share capital of New NWR will be divided into New A Shares and New B Shares which will represent the Mining Division and the Real Estate Division, respectively, to the extent the Existing A Shares and the Existing B Shares are held by New NWR.

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The New NWR Board will, prior to the Offer becoming or being declared wholly unconditional, adopt the Divisional Policy Statements.

The Offer does not extend to the Existing B Shares. At the date of this document, the Existing B Shares are 100 per cent. indirectly owned by BXRG Limited, through its subsidiary RPG Property. Pursuant to a share transfer agreement dated 8 April 2011 between New NWR and RPG Property, and conditional on the Offer becoming or being declared wholly unconditional, New NWR has agreed to acquire all of the issued Existing B Shares from RPG Property in exchange for the allotment and issue of New B Shares on the basis of one New B Share for each Existing B Share (the “B Share Transfer Agreement”). Further details of the B Share Transfer Agreement are set out in Part XVIII “Additional Information”. Further details of the Real Estate Division and the Existing NWR dividend policy are set out in Part XI “The Mining and Real Estate Divisions of the Group and Dividends”.

8	Share Capital of New NWR

8.1	New A Shares

As at 8 April 2011 (being the latest date practicable prior to the publication of this document), the issued share capital of New NWR was two ordinary shares of EUR 0.40 each and 50,000 redeemable non-voting preference shares of £1 each. The two ordinary shares have been converted into and redesignated as subscriber shares (the “Subscriber Shares”) (the rights attaching to which will be deferred once the New A Shares in connection with the Offer are admitted to the Official List and to trading on the main market of the London Stock Exchange). It is expected that the 50,000 redeemable non-voting preference shares of £1 each will be redeemed following the Offer becoming or being declared wholly unconditional.

Upon the Offer becoming or being declared wholly unconditional:

•	if acceptances are received in respect of all of the Existing A Shares and the maximum number of 264,698,715 New A Shares is issued, the enlarged issued “A” share capital of New NWR will be 264,698,715 New A Shares, 2 Subscriber Shares and 50,000 redeemable non-voting preference shares of £1 each; and

•	if acceptances are received in respect of 75 per cent. of the Existing A Shares (being the minimum number of acceptances that may be received for the Offer to become or be declared wholly unconditional) and the minimum number of 198,524,037 New A Shares is issued, the enlarged issued “A” share capital of New NWR will be 198,524,037 New A Shares, 2 Subscriber Shares and 50,000 redeemable non-voting preference shares of £1 each.

The New NWR Board is authorised to allot up to 264,698,715 New A Shares in connection with the Offer (being the maximum number of New A Shares that would be required if the Offer is accepted in full).

The New A Shares to be issued pursuant to the Offer will be issued credited as fully paid and will rank pari passu in all respects with one another and will be entitled to all dividends and other distributions declared, made or paid by New NWR in respect of New A Shares. See “– Dividend Policy”.

The New A Shares will be created under the Companies Act, will be in registered form and will be capable of being held in both certificated and uncertificated form. A summary of the principal differences between English company law and Dutch company law and a summary of the rights attaching to the New A Shares under the New NWR Articles is set out in Part XVII “Articles of Association and Applicable Laws and Regulations.

Application has been, or will be, made to: (i) the UK Listing Authority for the New A Shares to be admitted to the premium listing segment of the Official List; (ii) the London Stock Exchange for all of the New A Shares to be admitted to trading on the main market of the London Stock Exchange; (iii) the Prague Stock Exchange for admission to trading of the New A Shares on the main market of the Prague Stock Exchange; and (iv) the management board of the Warsaw Stock Exchange adopting a resolution on the conditional admission of the New A Shares to trading on the main market operated by the Warsaw Stock Exchange and (subject to New NWR making a representation that the issue of New A Shares has been successful) such admission becoming effective as soon as a resolution on the introduction of the New A Shares to trading on the main market operated by the Warsaw Stock Exchange is adopted by the management board of the

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Warsaw Stock Exchange. Admission to the Official List together with admission to trading on the main market of the London Stock Exchange, the Prague Stock Exchange and the Warsaw Stock Exchange, respectively, for listed securities constitutes admission to official listing on a stock exchange (“Admission”). It is expected that Admission will become effective and unconditional dealings in the New A Shares will commence on the London Stock Exchange on or about 6 May 2011, on the Prague Stock Exchange on or about 6 May 2011 and on the Warsaw Stock Exchange on or about 9 May 2011. It is likely that some New A Shares will be issued after the expected Admission date(s) referred to above to Accepting Shareholders who have not validly accepted the Offer before that date and, accordingly, Admission of the New A Shares to trading may become effective and dealing in them may commence on one or more subsequent dates.

When admitted to trading, the New A Shares will be registered with international security identification number (“ISIN”) GB00B42CTW68 and Stock Exchange Daily Official List (“SEDOL”) numbers XLON: B42CTW6;XWAR: B4SZ190 and XPRA: B4ML1L6.

8.2	The New B Shares

The New NWR Board is authorised to allot up to 10,000 New B Shares to RPG Property in consideration for the acquisition of the Existing B Shares under the terms of the B Share Transfer Agreement. The New B Shares are not the subject of the Offer and will not be listed.

8.3	Reduction of Share Capital

The New A Shares and the New B Shares will initially be issued with a nominal value of €7.00 per New A Share or New B Share (as applicable). The Directors intend to implement a reduction of capital of New NWR such that the nominal value of the New A Shares and the New B Shares be reduced to  €0.40 (the “Reduction of Capital”). The Reduction of Capital is intended to create distributable reserves for New NWR in respect of both the New A Shares and the New B Shares.

By a special resolution passed at a general meeting of New NWR held on 8 April 2011, the holders of the Subscriber Shares approved, conditional upon the Offer becoming or being declared wholly unconditional, a reduction of the nominal value of:

(i)	the New A Shares in issue shortly before the Reduction of Capital is approved by the UK Court; and

(ii)	the New B Shares in issue shortly before the Reduction of Capital is approved by the UK Court;

in each case from  €7.00 per share to  €0.40 per share.

The Reduction of Capital will only become effective if it is approved by the UK Court pursuant to the Companies Act. As soon as possible following the date of this Combined Prospectus and Offer Document the New NWR Directors intend to apply to the UK Court to approve the Reduction of Capital. It is expected that the hearing of the UK Court to approve the Reduction of Capital will be held shortly after the Offer has become or been declared wholly unconditional. New A Shares issued under the terms of the Offer following the Reduction of Capital becoming effective will have a nominal value of  €0.40 each.

9	Dividend Policy

The New NWR Board intends to adopt the current dividend policy of Existing NWR and expects to commence paying dividends during this financial year.

As a holding company, the ability of New NWR to pay dividends and make distributions depends primarily upon the receipt of dividends and distributions from New NWR’s subsidiaries. The payment of dividends and distributions by New NWR’s subsidiaries is contingent upon the sufficiency of their earnings, cash flows and distributable reserves and provisions of the credit facility and outstanding notes that restrict the ability of the subsidiaries to make dividend payments and distributions to the New NWR.

New NWR intends to seek to make distributions out of distributable reserves on the New A Shares out of its dividend reserves attributable to the Mining Division (“dividend reserve A”) of approximately 50 per cent. of the Mining Division’s consolidated annual net income (as calculated under IFRS and subject to adjustments for extraordinary items) over the course of the business cycle.

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Any dividends or other distributions in respect of or attributable to the performance or Assets of the Real Estate Division will be attributed solely to the holders of the New B Shares.

Dividends or distributions in cash will be declared by New NWR in euro. New A Shareholders may elect to receive the dividend in euro or UK Sterling by notifying New NWR’s registrar, Computershare.

New NWR’s dividend policy is primarily dependent upon, and will be adjusted from time to time to reflect its results of operations and cash flows, its financial position and capital requirements, general business conditions, any legal, tax, regulatory or contractual restrictions on the payment of dividends or distributions and any other factors the New NWR Board deems relevant. The 2015 Indenture and the 2018 Indenture contain restrictive covenants, including restrictions applicable to the payment of dividends and making share repurchases. The reserve and dividend policy shall be discussed during each annual general meeting of New NWR.

Details of Existing NWR’s dividend policy, including a summary of the rights of Existing NWR’s Existing B Shares is set out in Part XI “The Mining and Real Estate Divisions of the Group and Dividends”.

Further information on the taxation of dividends paid to certain New A Shareholders is set out in Part XV “Taxation”.

10	Current trading and prospects

The Group believes that it has benefited from its recent capital investments, evidenced by its results in the first full year of production using the new equipment in 2010.

Whilst the broader European economic outlook remains uncertain, the Group expects demand for coking coal in the CEE region to remain robust, driven by a continued recovery in the automotive and construction sectors. Recovery in Central Europe’s industrial sectors will also underpin demand for thermal coal. As a merchant supplier of coke, the Group is more susceptible to changes in demand as integrated steel suppliers will consolidate production in their own vertically integrated facilities when demand falls. However, the Group’s new coking battery gives the Group more flexibility to switch production between foundry and blast furnace coke, putting the Group in a stronger position to prosper throughout the economic cycle.

Coking coal will remain a scarce global commodity going forward and this will continue to drive up international prices. The Group’s exposure to these price movements will increase as the Group moves more of its contracts from an annual pricing basis in accordance with the Japanese fiscal year towards a quarterly pricing basis in line with international trends. Starting in April 2011, all of the Group’s coking coal will be priced on a quarterly basis.

On 11 April 2011, the Group announced that it has reached agreements with its customers for coking coal and coke sales for the second calendar quarter of 2011. The average agreed price of coking coal for delivery is EUR 215 per tonne, an increase of 35 per cent. compared to the first quarter realised price and 52 per cent. higher than the average realised price for the year ended 31 December 2010. The average price agreed for coke sales during the second calendar quarter of 2011 is EUR 400 per tonne, an increase of 19 per cent. compared to the first quarter realised price and 45 per cent. higher than the average realised price for the year ended 31 December 2010. These prices are based on the expectation that coking coal sales in the second calendar quarter of 2011 will be evenly split between semi-soft coking coal and hard coking coal, and that coke sales will consist of approximately 19 per cent. blast furnace coke, 67 per cent. foundry coke and 14 per cent. other types. The average price agreed for thermal coal sales for calendar year 2011 remains unchanged at EUR 71 per tonne, 13 per cent. higher than the 2010 average realised price.**

The Group also announced on 11 April 2011 its key performance indicators for the first calendar quarter of 2011. Coal production volume in the period was 2,582kt. Coking coal sales amounted to 1,062kt at an average realised price of EUR 159 per tonne. Thermal coal sales volume amounted to 1,575kt at an average realised price of EUR 70 per tonne. Coke production

*	Prices are based on an exchange rate of 24.30 CZK/EUR. Prices are expressed as blended averages between different qualities both for coal and coke and are ex. works. Average prices are indicative only. A range of factors including, but not limited to, exchange rate fluctuations, quality mix, timing of the deliveries and flexible provisions in the individual agreements, may influence final realised prices. Thus the actual realised price for the period may differ from the average prices above. The indicated expected sales volumes can be influenced by the production structure as well as by the sales structure and individual quality assortment delivered to customers.

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volume in the period was 202kt, with sales volume of 180kt and an average realised price of EUR 337 per tonne*. Full year production and sales targets remain in line with expectation and the Group remains on track to produce 11Mt of coal and 800kt of coke. The Group expects to externally sell 10.3Mt of coal, evenly split between coking and thermal coal, and 720kt of coke in the year ending 31 December 2011.

Containment of the Group’s mining unit costs remains a major focus as the Group mines deeper into more challenging environments. The Group also remains focused on driving further efficiency gains to partially counter the rising costs. Notwithstanding these pressures on the Group’s cost base, the Group’s close proximity to its customers will give the Group a cost advantage over its overseas competitors.

In the medium term, the Group’s current development projects will sustain its growth ambitions and the Group will continue to seek appropriate acquisition opportunities to further strengthen its competitive position in the region.

11	Irrevocable undertakings to accept the Offer

BXR Mining, has irrevocably undertaken to accept the Offer in respect of its Existing A Shares on the terms described below. BXR Mining’s undertaking to accept the Offer is conditional upon New NWR having received, or being entitled to receive, valid acceptances which, when aggregated with the acceptance which BXR Mining is required to provide pursuant to the BXR Mining Irrevocable, equal at least 80 per cent. of the issued Existing A Shares and the percentage of the issued Existing A Shares in respect of which the Offer must be accepted to satisfy or fulfil the Acceptance Condition not being amended, varied or waived down to below 80 per cent.

Save with the prior consent of New NWR, BXR Mining will only accept, or procure the acceptance of, the Offer in respect of such number of its Existing A Shares as will entitle BXR Mining to receive the maximum number of New A Shares to be issued under the terms of the Offer that BXR Mining may hold whilst at least 25 per cent. of the New A Shares (or such lower percentage as the FSA may approve in respect of the New A Shares from time to time) are held, or subject to the satisfaction by the Offeror of its obligations under the Offer, are to be held, in Public Hands for the purposes of the UK Listing Rules.

The BXR Mining Irrevocable will lapse if an offer is made for the Existing A Shares by a third party and such offer is recommended by the Existing NWR Board.

Further details of this irrevocable undertaking are set out in Part XVIII “Additional Information – Irrevocable Undertakings”.

12	Taxation

Your attention is drawn to Part XV “Taxation”. If you are in any doubt as to your tax position or are subject to taxation in any jurisdiction other than the United Kingdom, the Czech Republic, Poland or the Netherlands, you should consult an appropriate professional adviser immediately.

13	Compulsory acquisition, de-listing and conversion into a private limited liability company

13.1	Compulsory acquisition

If the Offer becomes or is declared wholly unconditional and at least 95 per cent. or more of the Existing A Shares are acquired, New NWR intends to apply the provisions of either Section 2:92a of the Dutch Civil Code, or Section 2:359c of the Dutch Civil Code (as applicable) to acquire compulsorily any outstanding Existing A Shares.

New NWR reserves the right to use any other legally permitted method to acquire 100 per cent. of the shares in or assets of Existing NWR, including by way of a legal (triangular) merger (juridische (driehoeks-) fusie) in accordance with Section 2:309 et seq of the Dutch Civil Code between Existing NWR and a Dutch affiliate of New NWR (a Legal Merger), a cross-border legal merger (grensoverschrijdende juridische fusie) between Existing NWR and New NWR or a non-Dutch affiliate of New NWR, liquidation of Existing NWR, an offer of New A Shares in Existing NWR to New NWR for non-cash consideration such that Existing A Shareholders who have not accepted the Offer do not have pre-emption rights and their interests in Existing NWR are diluted, a sale of assets by Existing NWR or any other procedures and/or proceedings and/or restructuring of Existing NWR in each case in accordance with the Dutch law in general.

*	These figures are unaudited estimates and subject to change.

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13.2	De-listing

If the Offer becomes or is declared wholly unconditional, and sufficient acceptances under the Offer are received and/or sufficient Existing A Shares are otherwise acquired, the Group intends to apply as soon as possible for (i) the cancellation of the listing of the Existing A Shares on the Official List and for the cancellation of trading of the Existing A Shares on the London Stock Exchange’s main market for listed securities; (ii) the cancellation of trading of the Existing A Shares on the main market of the Prague Stock Exchange; and (iii) the cancellation of trading of the Existing A Shares on the Warsaw Stock Exchange.

Settlement of the Offer may lead to a reduced liquidity in and market value of the Existing A Shares. De-listing is likely to reduce significantly the liquidity and marketability of any Existing A Shares in respect of which the Offer has not been accepted.

De-listing from the Official List

Under the UK Listing Rules, cancellation of listing on the Official List and cancellation of trading on the London Stock Exchange may take effect 20 Business Days after the date on which New NWR has acquired or agreed to acquire 75 per cent. or more of the Voting NWR Shares. New NWR intends to notify Existing A Shareholders who do not accept the Offer of the commencement of such notice period and confirm the anticipated date of cancellation as soon as possible following the Offer becoming or being declared wholly unconditional.

De-listing from the Prague Stock Exchange

On 8 April 2011, the Existing NWR Directors approved, in principle and subject to the Offer becoming or being declared wholly unconditional, the delisting of the Existing A Shares on the main market of the Prague Stock Exchange. The Existing NWR Directors expect to finally approve the cancellation of the listing and trading of the Existing A Shares on the Prague Stock Exchange on or around the time the Offer becomes or is declared wholly unconditional. It is anticipated that cancellation of listing and trading of the Existing A Shares on the main market of the Prague Stock Exchange will take effect without undue delay after Existing NWR makes an application for de-listing to the PSE which is expected to be made soon after the Offer becoming or being declared wholly unconditional. Prior to the filing of the application for delisting from the PSE, Existing NWR will notify the CNB and the PSE of the resolution passed for such cancellation. This resolution will be also published on the Group’s website along with confirmation of the anticipated date of cancellation.

De-listing from the Warsaw Stock Exchange

Unless all of the shareholders of Existing NWR request the cancellation of listing and trading of the Existing A Shares on the main market of the Warsaw Stock Exchange, such cancellation can only take place once a delisting tender offer is announced and a resolution regarding the cancellation of the listing of the Existing A Shares on the main market of the Warsaw Stock Exchange is passed by 80 per cent. of the votes at a general meeting of Existing NWR at which 50 per cent. of Existing NWR’s shares are represented. Consequently, it is likely that Existing NWR will maintain its listing on the Warsaw Stock Exchange for such time as is required to complete these procedures or until the squeeze-out process is complete.

13.3	Conversion into a private limited liability company

Following the Offer becoming or being declared wholly unconditional and the Existing A Shares having been de-listed, the Directors may determine to convert Existing NWR into a private limited company (besloten vennootschap met beperkte aansprakelijkheid), in accordance with Dutch law and Existing NWR’s Articles of Association. Following such conversion the Existing A Shares will not be freely transferrable.

Any or all of the measures and processes described in this Section 13 may be applied cumulatively, alternatively, or not at all, subject to applicable provisions of UK, Czech, Polish and/or Dutch law and regulation.

14	Overseas Shareholders

Existing A Shareholders who are citizens or residents of jurisdictions outside the United Kingdom or who are holding Existing A Shares for such citizens or residents and any person (including, without limitation, the Czech Republic or Poland, any nominee, custodian or trustee) who may have an obligation to forward any document in connection with the Offer outside the

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United Kingdom, the Czech Republic or Poland should read paragraph 5 of Part B of Part VII “Conditions and Further Terms of the Offer – Overseas shareholders” before taking any action.

The Offer is not being made, directly or indirectly in, into or from any Restricted Jurisdiction or any other jurisdiction where to do so would violate the laws of that jurisdiction, and it is not currently intended that the Offer will be capable of acceptance by any such use, means, instrumentality or facility from within any such jurisdiction. Accordingly, persons who are unable to give the warranties set out in paragraph 5 of Part B of Part VII “Conditions and Further Terms of the Offer – Overseas shareholders” may be deemed not to have validly accepted the Offer.

The availability of the Offer to Existing A Shareholders who are not resident in the United Kingdom, the Czech Republic or Poland may be affected by the laws of their relevant jurisdiction. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction. If you remain in any doubt, you should consult your professional adviser in the relevant jurisdiction without delay.

15	Procedure for acceptance of the Offer

The Offer may only be accepted by the Registered Existing A Shareholders.

Computershare may accept the Offer by sending a letter to New NWR by 3.00 p.m. (London time)/ 4.00 p.m. (CET) on 5 May 2011 confirming the number of Existing A Shares in respect of which Computershare has received instructions to accept the Offer.

The Bank of New York Mellon may accept the Offer by sending a letter to New NWR and Computershare by 3.00 p.m. (London time)/ 4.00 p.m. (CET) on 5 May 2011 confirming the number of Existing A Shares in respect of which The Bank of New York Mellon has received instructions to accept the Offer.

BXR Mining may accept the Offer by executing and delivering to New NWR and Existing NWR a private deed of transfer, on the terms set out in the BXR Mining Irrevocable, by 3.00 p.m. (London time)/ 4.00 p.m. (CET) on 5 May 2011.

Existing A Shareholders who hold their shares through CREST should read section (a) of this paragraph 15 in conjunction with Part B and paragraph 1 of Part C of Part VII “Conditions and Further Terms of the Offer”.

Existing A Shareholders who hold their shares through facilities of CSD should read section (b) of this paragraph 15 in conjunction with Part B and paragraph 2 of Part C of Part VII “Conditions and Further Terms of the Offer”.

Existing A Shareholders who hold their shares through facilities of the NDS should read section (c) of this paragraph 15 in conjunction with Part B and paragraph 3 of Part C of Part VII “Conditions and Further Terms of the Offer”.

(a)	If you hold Existing A Shares in CREST

General

If your Existing A Shares are in CREST, to give an instruction to accept the Offer you should take (or procure the taking of) the action set out below to transfer Existing A Shares in respect of which you wish give an instruction to accept the Offer to the appropriate escrow balance(s), specifying the UK Receiving Agent (in its capacity as a CREST participant under the Escrow Agent’s relevant Participant ID referred to below) as the Escrow Agent, as soon as possible and in any event so that the TTE Instruction settles by not later than 1.00 p.m. (London time)/2.00 p.m. (CET) on 4 May 2011. Note that settlement cannot take place on weekends or bank holidays (or other times at which the CREST system is non-operational) and you should therefore ensure that you time the input of any TTE Instructions accordingly.

The input and settlement of a TTE Instruction in accordance with this paragraph will (subject to satisfying the requirements set out in Part B and paragraph 1 of Part C of Part VII “Conditions and Further Terms of the Offer”) constitute an instruction to accept the Offer in respect of the number of Existing A Shares so transferred to escrow.

If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action. Only your CREST sponsor will be able to send the TTE Instruction(s) to Euroclear in relation to your Existing A Shares.

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After settlement of a TTE Instruction, you will not be able to access the Existing A Shares concerned in CREST for any transaction or charging purposes. If the Offer becomes or is declared wholly unconditional, the Escrow Agent will transfer the Existing A Shares concerned in accordance with paragraph 1(d) of Part C of Part VII “Conditions and Further Terms of the Offer”.

You are recommended to refer to the CREST manual published by Euroclear for further information on the CREST procedures outlined below.

You should note that Euroclear does not make available special procedures, in CREST, for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE Instruction and its settlement. You should therefore ensure that all necessary action is taken by you (or by your CREST sponsor) to enable a TTE Instruction relating to your Existing A Shares to settle prior to 1.00 p.m. (London time)/2.00 p.m. (CET) on 4 May 2011. In this connection, you are referred in particular to those sections of the CREST Manual concerning the practical limitations of the CREST system and timings.

To give an instruction to accept the Offer in respect of your Existing A Shares held in CREST

To give an instruction to accept the Offer in respect of Existing A Shares held in CREST, you should send (or, if you are a CREST sponsored member, procure that your CREST sponsor sends) to Euroclear a TTE Instruction in relation to such shares. A TTE Instruction to Euroclear must be properly authenticated in accordance with Euroclear’s specifications for transfers to escrow and must contain the following details:

•	the ISIN number for Existing A Shares. This is NL0006282204;

•	the number of Existing A Shares in respect of which you wish to make an instruction to accept the Offer (i.e. the number of Existing A Shares to be transferred to escrow);

•	your participant ID;

•	your member account ID;

•	the participant ID of the Escrow Agent. This is 3RA38;

•	the member account ID of the Escrow Agent for the Offer. This is NEWNEW01;

•	the intended settlement date. This should be as soon as possible and, in any event, not later 1.00 p.m. (London time)/2.00 p.m. (CET) on 4 May 2011;

•	the corporate action number of the Offer. This is allocated by Euroclear and will be available on screen from Euroclear;

•	input with a standard delivery instruction priority of 80; and

•	a contact name and telephone number in the shared note field.

Validity of Instructions to Accept the Offer

Existing A Shareholders with Existing A Shares in CREST who wish to make an instruction to accept the Offer should note that a TTE Instruction will only be a valid instruction to accept the Offer as at the relevant closing date if it has settled on or before 1.00 p.m. (London time)/2.00 p.m. CET on the business day prior to such date. New NWR will make an appropriate announcement if any of the details contained in this paragraph alter for any reason.

Overseas Shareholders

The attention of Existing A Shareholders holding Existing A Shares in CREST and who are citizens or resident of jurisdictions outside the UK, the Czech Republic or Poland is drawn to paragraph 5 of Part B and paragraph 1(b) of Part C of Part VII “Conditions and Further Terms of the Offer”.

General

If you have any questions relating to the procedure for acceptance of the Offer, please contact the UK Receiving Agent on 0906 999 0000, or, if telephoning from outside the UK, on +44 906 999 0000 between 9.00 a.m. and 5.00 p.m.. Calls to the UK Receiving Agent’s 0906 number are charged at up to 103 pence per minute

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(including VAT) plus any of your service provider’s network extras. Calls to the UK Receiving Agent’s +44 906 number from outside the UK are charged at applicable international rates. Different charges may apply to calls made from mobile phones and calls may be recorded and monitored randomly for security and training purposes. The UK Receiving Agent cannot provide advice on the merits of the Offer nor give any financial, legal or tax advice. If you are a CREST sponsored member, you should contact your CREST sponsor before taking any action.

(b)	If you hold Existing A Shares through facilities of CSD

If you hold interests in the Existing A Shares through CSD, to give an instruction to accept the Offer you should take (or procure the taking of) the actions set out below so that the order to register the PPN with respect to your Existing A Shares in the respective records of CSD is delivered to CSD as soon as possible and in any event not later than 1.00 p.m. (London time)/2.00 p.m. (CET) on 2 May 2011. Please note, that due to technical reasons the deadline for the above actions is shorter than the deadlines for settlement of TTE Instructions in case of shareholders who hold Existing A Shares in CREST.

Acceptance Notices and Registration of PPNs

In order to give an instruction to accept the Offer you should complete an Acceptance Notice and deliver it to your bank or investment firm maintaining a securities account in which your Existing A Shares are registered so that the order to register the PPN with respect to your Existing A Shares in the respective records of CSD is delivered to CSD as soon as possible and in any event not later than 1.00 p.m. (London time)/2.00 p.m. (CET) on 2 May 2011.

You can only give a valid instruction to accept the Offer if the Existing A Shares are free of any pledge, liens, equities, charges, encumbrances, options, rights of pre-emption and any other third-party rights and interests.

By delivery of the Acceptance Notice to your bank or investment firm maintaining a securities account in which your Existing A Shares are registered you (i) agree your Existing A Shares (which are the subject of your instruction to accept the Offer) will be blocked for the benefit of New NWR until the settlement of the Offer. Existing A Shares will be blocked via registration of a PPN in the respective records of CSD and (ii) undertake to order your bank or investment firm maintaining a securities account in which your Existing A Shares are registered to carry out all steps which are necessary in relation to your Existing A Shares being blocked for the benefit of New NWR.

Forms of the Acceptance Notice (including your consent to PPN registration for the benefit of New NWR) in English and Czech will be available at the websites of the Group (www.newworldresources.eu), the Czech Receiving Agents, or as the case may be, the banks or investment firms maintaining securities accounts in which the Existing A Shares are registered. Existing A Shareholders may, at their own discretion, complete an Acceptance Notice in either English or in Czech.

Properly completed Acceptance Notices shall be delivered to your bank or investment firm maintaining a securities account in which your Existing A Shares are registered either personally, via registered mail, via the internet, or using other technical means, provided that such method of communication is allowed by the rules of your bank or investment firm.

Please note that any Existing A Shareholder who completes an Acceptance Notice and delivers it to its bank or investment firm (in the manner described above) and agrees to the registering of a PPN for the benefit of New NWR should continue to maintain its securities account until the settlement of the Offer. After registration of a PPN, the relevant Existing A Shares will not be accessible for any transaction, charging purpose or any other purpose.

Instructions to accept the Offer will only be valid if they are placed (i) in the form of the Acceptance Notice, or as the case may be, in any other technical means regularly used for communication between an Existing A Shareholder and its bank or investment firm, provided that the communication comprises the Acceptance Text, (ii) contain all of the

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required information and (iii) relate to Existing A Shares eligible for the Offer. An Acceptance Notice placed conditionally or subject to reservations as to dates or time, shall also be invalid. Any consequences resulting from an invalid Acceptance Notice shall be borne by the Existing A Shareholder.

Registration of the PPN in the respective records of CSD based on a delivery of an Acceptance Notice will (subject to the satisfaction of the requirements set out in Part B and paragraph 2 of Part C of Part VII “Conditions and Further Terms of the Offer”) constitute an instruction to accept the Offer in respect of the number of the Existing A Shares indicated in such Acceptance Notice. This Offer as well as its acceptance is governed by the laws of the United Kingdom. Once an Acceptance Notice is delivered to your bank or investment firm maintaining a securities account in which your Existing A Shares are registered, the Offer by such Existing A Shareholder becomes irrevocable (but it will be subject to withdrawals rights set out in paragraph 3 of Part B of Part VII “Conditions and Further Terms of the Offer”).

The Existing A Shareholders will not bear any additional costs or taxes in connection with the placing of an Acceptance Notices other than the costs associated with maintaining a securities account and/or, as the case may be, any brokerage commission payable under any relevant agreements or pursuant to the regulations of the entity receiving the Acceptance Notices and instructing CSD to register the PPN in its records. For information relating to taxation, see Part XV “Taxation.”

Overseas Shareholders

Attention of the Existing A Shareholders holding the Existing A Shares in CSD and who are citizens or residents of jurisdictions outside the UK, the Czech Republic or Poland is drawn to paragraph 5 of Part B and paragraph 2(b) of Part C of Part VII “Conditions and Further Terms of the Offer”.

General

If you have any questions relating to the procedure for the acceptance of the Offer, please contact your bank or investment firm maintaining a securities account in which your Existing A Shares are registered during its standard working hours.

(c)	If you hold Existing A Shares through facilities of NDS

If you hold the Existing A Shares through the NDS, to give an instruction to accept the Offer you should take the actions set out below in the period between 12 April 2011 and 29 April 2011. Please note that due to technical reasons the deadline for the above actions is shorter than the deadlines for settlement of TTE Instructions in the case of shareholders who hold Existing A Shares in CREST.

Acceptance Orders

In order to give an instruction to accept the Offer you should place an Acceptance Order in the period between 12 April 2011 and 29 April 2011.

You can only give a valid instruction to accept the Offer if the Existing A Shares are free of any pledge, liens, equities, charges, encumbrances, options, rights of pre-emption and any other third-party rights and interests.

An Acceptance Order shall be placed on separate forms, with three copies of such Acceptance Order required in each case. The form of the Acceptance Order in English and Polish shall be available at the website of the Group (www.newworldresources.eu) and of the Polish Offering Agent (www.ingsecurities.pl) as well as at the brokerage houses and banks operating in Poland which maintain securities accounts. Existing A Shareholders may at their own discretion place an Acceptance Order either in English or in Polish.

Acceptance Orders shall be placed with the brokerage houses or banks operating in Poland which maintain the securities accounts in which your Existing A Shares are registered. If your Existing A Shares are registered in a securities account kept by a custodian bank, you may place the Acceptance Order in accordance with the rules for the placement of orders to be followed by customers of such custodian bank. As confirmation of the acceptance of the Acceptance Order, the Existing A Shareholder

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placing the order shall receive one copy of a filled in and signed Acceptance Order form. The entity accepting the Acceptance Order shall send a copy of the Acceptance Order placed by the Existing A Shareholder via registered mail to the registered office of the Polish Offering Agent (Plac Trzech Krzyży 10/14, 00-499 Warsaw, Poland) within two business days of the Acceptance Order having been placed.

In the case of an order placed over the Internet, by phone, fax or using other technical means, provided that such possibility is allowed by the rules of the brokerage houses and banks keeping the securities accounts which accept the Acceptance Orders, the Existing A Shareholder placing the Acceptance Order shall receive confirmation of acceptance of the order given in the manner and form as specified in such rules.

The type, contents and form of documents required to be submitted when placing the Acceptance Order, as well as the rules governing the Existing A Shareholder acting through a proxy, should be compliant with the procedures applicable at the brokerage house or bank keeping the securities accounts which accepts the order.

Each such brokerage house or bank keeping the securities accounts shall furnish technical information on the placing of orders and shall make available the Acceptance Order forms. Acceptance Orders may be placed over the Internet, by phone, fax or using other technical means, provided that such possibility is allowed by the rules of the brokerage houses and banks keeping the securities accounts which accept the orders.

When placing an Acceptance Order, the Existing A Shareholder shall:

•	place an instruction for the Existing A Shares to be blocked in the securities account of the Existing A Shareholder until the settlement of the Offer; and

•	place an order to dispose of the Existing A Shares and to acquire the New A Shares in the number resulting from an exchange ratio of one New A Share for one Existing A Share;

Please note that each Existing A Shareholder who places an Acceptance Order together with the above-mentioned instruction and order should maintain his or her securities account until the settlement of the Offer. In the case of an Existing A Shareholder who has changed his or her securities account, such Existing A Shareholder should place an appropriate instruction to deposit the New A Shares with such other securities account.

After placing an Acceptance Order, you will not be able to access the Existing A Shares for any transaction, charging purposes or other purposes.

Orders placed otherwise than on the form of the Acceptance Order and orders which do not contain all of the required details shall be invalid. Any additional provisions that are not specified in the forms shall have no legal effect. An Acceptance Order placed conditionally or subject to any reservations as to dates or time, shall also be invalid. All the consequences of the improper filling in of the forms of the Acceptance Orders shall be borne by the Existing A Shareholder.

Prior to the commencement of the period for accepting Acceptance Orders, NDS shall provide the detailed procedures and forms of documents that are or may be required to be filed with an Acceptance Order form to all the brokerage houses and banks keeping securities accounts.

Placement of the Acceptance Order in accordance with this section will (subject to the satisfaction of the requirements set out in Part B and paragraph 2 of Part C of Part VII “Conditions and Further Terms of the Offer”) constitute an instruction to accept the Offer in respect of the number of the Existing A Shares indicated in such Acceptance Order.

On the basis of an Acceptance Order placed by the Existing A Shareholder, the brokerage houses and banks keeping securities accounts will place appropriate instructions with the NDS and the NDS will subsequently place appropriate instructions with Clearstream.

The Existing A Shareholders will not bear any additional costs or taxes in connection with the placing of an Acceptance Order other than the costs associated with maintaining a securities account and/or any brokerage commission payable under any relevant agreements or pursuant to the regulations of the entity accepting such purchase order. For information relating to taxation, see “Part XV – Taxation.”

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Overseas Shareholders

Attention of the Existing A Shareholders holding the Existing A Shares in NDS and who are citizens or residents of jurisdictions outside the UK, the Czech Republic or Poland is drawn to paragraph 5 of Part B and paragraph 2(b) of Part C of Part VII “Conditions and Further Terms of the Offer”.

General

If you have any questions relating to the procedure for the acceptance of the Offer, please contact the Polish Offering Agent at 800 120 120 (from a landline) or 32 357 00 66 (from a mobile), or, if telephoning from outside Poland, +48 32 357 00 66 between 8:00 a.m. and 5:30 p.m. (CET). Calls made from Poland to the Polish Offering Agent’s 800 120 120 number (landline) are free of charge. Charges for calls made to the Polish Offering Agent’s 32 357 00 66 number (mobile) will vary depending on the mobile network operator. Calls to the Polish Offering Agent’s +48 32 357 00 66 number made from outside of Poland are charged at applicable international rates. Different charges may apply to calls made from mobile phones and calls may be recorded and monitored randomly for security and training purposes. The Polish Offering Agent cannot provide advice on the merits of the Offer nor give any financial, legal or tax advice.

16	Settlement

The settlement procedure with respect to the Offer will comply with the City Code. Subject to the Offer becoming or being declared wholly unconditional (and in the case of Existing A Shareholders who are citizens, nationals or residents of jurisdictions outside the UK, the Czech Republic or Poland or who are in Restricted Jurisdictions, except as provided in paragraph 5 of Part B of Part VII “Conditions and Further Terms of the Offer”), settlement of the New A Shares to which any Accepting Shareholder (or the first named shareholder in the case of joint shareholders) is entitled under the Offer will be despatched to validly Accepting Shareholders (i) in the case of acceptances received, valid and complete in all material respects, by the date on which the Offer becomes or is declared wholly unconditional, within 14 days of the later of such date and the First Closing Date; or (ii) in the case of acceptances received, valid and complete in all respects, after such date but while the Offer remains open for acceptance, within 14 days of such receipt, in the following manner:

(a)	Existing A Shares held in CREST

Where an acceptance relates to Existing A Shares held in CREST, any New A Shares due to an Accepting Shareholder will be issued to such Accepting Shareholder and New NWR will procure that Euroclear is instructed to credit the appropriate stock account in CREST of the Accepting Shareholder concerned with such shareholder’s entitlement to New A Shares (the stock account concerned will be an account with the same participant ID and member account as appear in the TTE Instruction to accept the Offer).

(b)	Existing A Shares held in facilities of the CSD

Where an acceptance relates to Existing A Shares held in CSD, any New A Shares due to an Accepting Shareholder will be issued to such Accepting Shareholder and New NWR will procure that the New A Shares are registered in the asset account of such Accepting Shareholder. The asset account concerned will be a CSD account with the same ID as the CSD account in which the Existing A Shares were registered.

(c)	Existing A Shares held in facilities of the NDS

Where an acceptance relates to the Existing A Shares held in the NDS, any New A Shares due to an Accepting Shareholder will be issued to such Accepting Shareholder and registered in the securities accounts of such Accepting Shareholder in which the Existing A Shares were registered or in case of change of securities account in accordance with an appropriate instruction to deposit the New A Shares on another securities account of such Accepting Shareholder placed by such Accepting Shareholder.

(d)	General

If the Offer does not become or is not declared wholly unconditional:

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•	in the case of Existing A Shares held in CREST, the Escrow Agent will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 calendar days after the lapsing of the Offer), give TTE Instructions to Euroclear to transfer all Existing A Shares held in escrow balances and in relation to which it is the Escrow Agent for the purposes of the Offer to the original available balances of the Existing A Shareholders concerned;

•	in the case of Existing A Shares held in CSD, New NWR will via the relevant Czech Receiving Agent, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 calendar days after the lapsing of the Offer), give CSD an order to register the termination of the PPN with respect to such Existing A Shares on the respective accounts of the custodians (CSD participants) of the Existing A Shareholders concerned;

•	in the case of the Existing A Shares held in NDS, NDS will immediately after the lapse of the Offer (or within such longer period as the Panel may permit, not exceeding 14 calendar days after the lapse of the Offer), give an instruction to the brokerage houses or banks keeping the securities accounts to unblock the blocked Existing A Shares.

All remittances, communications, notices, certificates and documents of title sent by, to or from Existing A Shareholders or their appointed agents will be sent at their own risk.

17	Action to be taken

The Offer may only be accepted by the Registered Existing A Shareholders.

Computershare may accept the Offer by sending a letter to New NWR by 3.00 p.m. (London time)/ 4.00 p.m. (CET) on 5 May 2011 confirming the number of Existing A Shares in respect of which Computershare has received instructions to accept the Offer.

The Bank of New York Mellon may accept the Offer by sending a letter to New NWR and Computershare by 3.00 p.m. (London time)/ 4.00 p.m. (CET) on 5 May 2011 confirming the number of Existing A Shares in respect of which The Bank of New York Mellon has received instructions to accept the Offer.

BXR Mining may accept the Offer by executing and delivering to New NWR and Existing NWR a private deed of transfer, on the terms set out in the BXR Mining Irrevocable, by 3.00 p.m. (London time)/ 4.00 p.m. (CET) on 5 May 2011.

To send an instruction to accept the Offer:

(a)	if you hold your Existing A Shares, or any of them, in CREST, to give an instruction to accept the Offer in respect of those Existing A Shares you should follow the procedure for Electronic Instruction through CREST so that the TTE Instruction settles as soon as possible and, in any event, not later than 1.00 p.m. (London time)/2.00 p.m. (CET) on 4 May 2011; or

(b)	if you hold your Existing A Shares, or any of them, in CSD, to give an instruction to accept the Offer in respect of those Existing A Shares you should take the actions set out in paragraph 15(b) of Part VI of this document, so that the order to register the PPN with respect to your Existing A Shares in the respective records of CSD is delivered to CSD as soon as possible and, in any event, not later than 1.00 p.m. (London time)/2.00 p.m. (CET) on 2 May 2011. Please note that due to technical reasons the deadline for the above actions is shorter than the deadlines for settlement of TTE Instructions in case of shareholders who hold Existing A Shares in CREST; or

(c)	if you hold your Existing A Shares, or any of them, in NDS, to give an instruction to accept the Offer in respect of those Existing A Shares you should take the actions set out in paragraph 15(c) of Part VI of this document in the period between 12 April 2011 and 29 April 2011. Please note that due to technical reasons the deadline for taking the above actions is shorter than the deadlines for settlement of TTE Instructions in case of shareholders who hold Existing A Shares in CREST.

The deadlines for instructions to accept the Offer set by CSD and NDS may, as set out above, consequently be earlier than the market deadline for both Clearstream and Euroclear which is 1.00 p.m. (London time)/2.00 p.m. CET on 4 May 2011.

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18	Overview of trading in New NWR

In the year preceding the date of this document, no transactions or agreements in respect of securities in New NWR were effected or conducted by any of the current Directors.

Each of the Directors intends to accept the Offer in respect of all of the Existing A Shares held by such Director, if any. Following Admission, the Directors will have the same beneficial interests in New A Shares as they did in Existing A Shares prior to Admission. For more information on the current interests of each Director in the share capital of Existing NWR, see Part XII “Directors, Senior Management, Corporate Governance and Employees – Equity Holdings”.

19	Further Information

The terms and conditions of the Offer are set out in full in Part VII “Conditions and Further Terms of the Offer”. Your attention is drawn to the Risk Factors set out in Part II of this document, the Conditions and further terms of the Offer set out in Part VII “Conditions and Further Terms of the Offer”, the further information on the Group contained in Part VIII “Information on the Group” and certain financial information on the Group set out in Part XIII “Certain Group Financial Information”. Your attention is also drawn to Part XVII “Articles of Association and Applicable Laws and Regulations”.

The necessary shareholder resolution for New NWR to implement the New NWR Capital Reduction has been passed by the current shareholders of New NWR, conditional upon the Offer becoming or being declared wholly unconditional. The New NWR Capital Reduction will also require the approval of the Courts of England and Wales.

20	Existing NWR AGM

The annual general meeting of Existing NWR Shareholders has been convened at The Hilton Schiphol Hotel, Schiphol Boulevard 701, 1118 BN Schiphol, Amsterdam, the Netherlands, on 28 April 2011, starting at 10.00 a.m. (CET). The purpose of the Existing NWR AGM is, amongst other things, to provide the Existing NWR Shareholders with an opportunity to further consider the proposal to create a new corporate structure by means of the Offer in accordance with Section 18, subsection 1, of the Dutch Decree on public takeovers (Besluit openbare biedingen Wft). No resolution is being put to Existing NWR Shareholders with respect to the Offer.

21	Recommendation

The Existing NWR Board, after having received legal and financial advice and having given due and careful consideration to the strategic and the financial consequences of the proposed transaction and having considered other possible alternatives available to Existing NWR, has reached the conclusion that the Offer is in the best interests of Existing NWR, the Existing A Shareholders and all other stakeholders in Existing NWR.

The Existing NWR Board, which has been so advised by J.P. Morgan Cazenove, considers the terms of the Offer to be fair and reasonable. In providing its advice to the Board, J.P. Morgan Cazenove has taken into account the commercial assessments of the Directors.

Accordingly, the Existing NWR Directors unanimously recommend that holders of the Existing A Shares accept the Offer, as they intend to do (or procure to be done) in respect of their own beneficial holdings of, in aggregate, 884,438 Existing A Shares, representing (as at 8 April 2011 being the latest practicable date prior to the publication of this document) approximately 0.33 per cent. of the Existing A Shares and 0.33 per cent. of the issued share capital of Existing NWR.

Yours faithfully

Miklos Salamon
Chairman of New World Resources N.V.

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Part VII

Conditions and Further Terms of the Offer

Part A

Conditions to the Offer

1	Conditions of the Offer

The Offer will be subject to the following conditions:

Acceptance Condition

(a)	valid acceptances of the Offer being received (and not, where permitted, withdrawn) by no later than 3.00 p.m. (London time)/4.00 p.m. (CET) on the First Closing Date (or such later time(s) and/or date(s) as New NWR may, subject to the rules of the City Code or with the consent of the Panel, decide) in respect of not less than 95 per cent. (or such lower percentage as New NWR may, subject to the City Code, decide) in nominal value of the Voting NWR Shares and of the voting rights attached to those shares, provided that this condition will not be satisfied unless New NWR (together with its wholly-owned subsidiaries) shall have acquired or agreed to acquire (whether pursuant to the Offer or otherwise) Voting NWR Shares carrying in aggregate more than 75 per cent. of the voting rights then normally exercisable at a general meeting of Existing NWR, including for this purpose (except to the extent otherwise agreed by the Panel) any such voting rights attaching to Existing A Shares that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise.

For the purposes of this Condition, Existing A Shares which have been unconditionally allotted but not issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise, shall be deemed to carry the voting rights they will carry upon issue;

Admission of New A Shares

(b)	the New A Shares being:

(i)	admitted to the Official List and being admitted to trading on the main market of the London Stock Exchange or, if New NWR and Existing NWR so determine and subject to the consent of the Panel, the UK Listing Authority having acknowledged to New NWR or its agent (and such acknowledgement not having been withdrawn) that the application for admission of the New A Shares to the Official List with a premium listing has been approved and (subject to satisfaction of any conditions to which such approval is expressed) will become effective as soon as a dealing notice has been issued by the FSA and an acknowledgement by the London Stock Exchange that the New A Shares will be admitted to trading on the main market of the London Stock Exchange (and such acknowledgement not having been withdrawn;

(ii)	the Prague Stock Exchange conditionally agreeing to admit such shares to trading subject only to the allotment of such shares; and

(iii)	the management board of the Warsaw Stock Exchange adopting a resolution on the conditional admission of the New A Shares to trading on the main market operated by the Warsaw Stock Exchange and (subject to New NWR making a representation that the issue of New A Shares has been successful) such admission becoming effective as soon as a resolution on the introduction of the New A Shares to trading on the main market operated by the Warsaw Stock Exchange is adopted by the management board of the Warsaw Stock Exchange;

Notifications, waiting periods and Authorisations

(c)	all material notifications, filings or applications having been made in connection with the Offer and all necessary waiting periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been

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terminated (as appropriate) and all statutory and regulatory obligations in any jurisdiction having been complied with in each case in respect of the Offer and all Authorisations necessary or appropriate in any jurisdiction for or in respect of the Offer and the acquisition or the proposed acquisition of any shares or other securities in, or control or management of, Existing NWR or any other member of the Group by New NWR having been obtained in terms and in a form satisfactory to New NWR from all appropriate Third Parties or (without prejudice to the generality of the foregoing) from any person or bodies with whom any member of the Group or New NWR has entered into contractual arrangements and all such Authorisations necessary, appropriate or desirable to carry on the business of any member of the Group in any jurisdiction having been obtained and all such Authorisations remaining in full force and effect at the time at which the Offer becomes otherwise wholly unconditional and there being no notice or intimation of an intention to revoke, suspend, restrict, modify or not to renew such Authorisations;

General antitrust and regulatory

(d)	no antitrust regulator or Third Party having given notice of a decision to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference (and in each case, not having withdrawn the same), or having required any action to be taken or otherwise having done anything, or having enacted, made or proposed any statute, regulation, decision, order or change to published practice (and in each case, not having withdrawn the same) and there not continuing to be outstanding any statute, regulation, decision or order which would or might reasonably be expected to:

(i)	require, prevent or delay the divestiture or materially alter the terms envisaged for such divestiture by New NWR or by any member of the Group of all or any part of its businesses, assets or property or impose any limitation on the ability of all or any of them to conduct their businesses (or any part thereof) or to own, control or manage any of their assets or properties (or any part thereof);

(ii)	except pursuant to Section 2:359d of the Dutch Civil Code, require any member of New NWR or any member of the Group to acquire or offer to acquire any shares, other securities (or the equivalent) or interest in any member of the Group or any asset owned by any third party (other than in the implementation of the Offer);

(iii)	impose any limitation on, or result in a delay in, the ability of any member of New NWR directly or indirectly to acquire, hold or to exercise effectively all or any rights of ownership in respect of shares or other securities in the Group or on the ability of any member of the Group or New NWR directly or indirectly to hold or exercise effectively all or any rights of ownership in respect of shares or other securities (or the equivalent) in, or to exercise voting or management control over, any member of the Group;

(iv)	otherwise adversely affect any or all of the business, assets, profits or prospects of any member of the Group;

(v)	result in any member of the Group ceasing to be able to carry on business under any name under which it presently carries on business;

(vi)	make the Offer, its implementation or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, the Group by Existing NWR void, unenforceable and/or illegal under the laws of any relevant jurisdiction, or otherwise, directly or indirectly prevent or prohibit, restrict, restrain, or delay or otherwise interfere with the implementation of, or impose additional conditions or obligations with respect to, or otherwise challenge, impede, interfere or require amendment of the Offer or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, Existing NWR by New NWR; or

(vii)	require, prevent or delay a divestiture by New NWR of any shares or other securities (or the equivalent) in any member of the Group; or

(viii)	impose any limitation on the ability of New NWR or of any member of the Group to conduct, integrate or co-ordinate all or any part of its business with all or any part of the business of any other member of the Group; and

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(ix)	and all applicable waiting and other time periods (including any extensions thereof) during which any such antitrust regulator or Third Party could decide to take, institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference or take any other step under the laws of any jurisdiction in respect of the Offer or the acquisition or proposed acquisition of any Existing A Shares or otherwise intervene having expired, lapsed or been terminated; and

Certain matters arising as a result of any arrangement, agreement, etc.

(e)	there being no provision of any arrangement, agreement, lease, licence, franchise, permit or other instrument to which any member of the Group is a party or by or to which any such member or any of its assets is or may be bound, entitled or subject or any event or circumstance which, as a consequence of the Offer or the acquisition or the proposed acquisition by New NWR of any shares or other securities (or the equivalent) in Existing NWR or because of a change in the control or management of any member of the Group or otherwise, could or might reasonably be expect to result in:

(i)	any monies borrowed by, or any other indebtedness, actual or contingent, of, or any grant available to, any member of the Group being or becoming repayable, or capable of being declared repayable, immediately or prior to its or their stated maturity date or repayment date, or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(ii)	the creation, save in the ordinary and usual course of business, or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any member of the Group or any such mortgage, charge or other security interest (whenever created, arising or having arisen) becoming enforceable;

(iii)	any such arrangement, agreement, lease, licence, franchise, permit or other instrument being terminated or the rights, liabilities, obligations or interests of any member of the Group being adversely modified or adversely affected or any obligation or liability arising or any adverse action being taken or arising thereunder;

(iv)	any liability of any member of the Group to make any severance, termination, bonus or other payment to any of its directors, or other officers;

(v)	the rights, liabilities, obligations, interests or business of any member of the Group or New NWR under any such arrangement, agreement, licence, permit, lease or instrument or the interests or business of any member of the Group or New NWR in or with any other person or body or firm or company (or any arrangement or agreement relating to any such interests or business) being or becoming capable of being terminated, or adversely modified or affected, or any onerous obligation or liability arising or any adverse action being taken thereunder;

(vi)	any member of the Group ceasing to be able to carry on business under any name under which it presently carries on business; or

(vii)	and no event having occurred which, under any provision of any arrangement, agreement, licence, permit, franchise, lease or other instrument to which any member of the Group is a party or by or to which any such member or any of its assets are bound, entitled or subject, would or might result in any of the events or circumstances referred to in Condition 1(e)(i) to (vi) above.

2	Waiver and amendment of Conditions

2.1	New NWR reserves the right to waive, in whole or in part, Conditions 1(b)-(e) above.

2.2	New NWR shall be under no obligation to waive (if capable of waiver), to determine to be or remain satisfied or to treat as fulfilled Conditions 1(b)-(e) above by a date earlier than the latest date specified above for fulfilment of that Condition, notwithstanding that the other Conditions may, at such earlier date, have been waived or fulfilled and that there are, at such earlier date, no circumstances indicating that any of such Conditions may not be capable of fulfilment.

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2.3	If the Panel requires New NWR to make an offer for Existing A Shares under the provisions of Rule 9 of the City Code, New NWR may make such alterations to the conditions of the Offer, including the Acceptance Condition and terms of the Offer, as are necessary to comply with the provisions of that Rule.

3	Certain terms of the Offer

3.1	The Existing A Shares acquired under the Offer will be acquired fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third-party rights and interests of any nature and together with all rights attaching or accruing on them on or after 11 April 2011, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, paid or made, or any other return of capital (whether by reduction of share capital or share premium or otherwise) made, on or after that date (save for the 2010 Final Dividend which shall be paid on 15 April 2011 to holders of the Existing A Shares on the 2010 Final Dividend Record Date).

3.2	The Offer will lapse unless all the above Conditions have been fulfilled or waived (if capable of waiver), or, where appropriate, have been determined by New NWR to be or remain satisfied, by midnight (London time) on the twenty-first day/1.00 a.m. (CET) on the twenty-second day after the later of the First Closing Date and the date on which the Acceptance Condition is fulfilled (or, in each case, such later date as New NWR may, with the consent of the Panel, decide).

3.3	If the Offer lapses or is withdrawn, it will cease to be capable of further acceptance and accepting holders of Existing A Shares, New NWR and J.P. Morgan Cazenove will cease to be bound by acceptances submitted before the time the Offer lapses or is withdrawn.

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Part B

Further Terms of the Offer

The following further terms apply, unless the context requires otherwise, to the Offer.

Unless the context requires otherwise, any reference in this document to:

(a)	“acceptances of the Offer” includes deemed acceptances of the Offer;

(b)	the “Offer” will include any revision, variation, renewal or extension thereof;

(c)	the Offer “becoming unconditional” includes the Acceptance Condition being fulfilled, whether or not any other Condition remains to be fulfilled;

(d)	the Offer “becoming wholly unconditional” means the Offer being or becoming or being declared wholly unconditional;

(e)	“acting in concert with New NWR” will mean any such person acting or deemed to be acting in concert with New NWR for the purposes of the City Code and/or the Offer;

(f)	an “extension of the Offer” shall include a reference to an extension of the date by which the Acceptance Condition has to be fulfilled;

(g)	“First Closing Date” shall mean 5 May 2011;

(h)	“Day 39 of the Offer” shall mean 20 May 2011;

(i)	“Day 45 of the Offer” shall mean 26 May 2011;

(j)	“Day 46 of the Offer” shall mean 27 May 2011;

(k)	“Day 60 of the Offer” shall mean 10 June 2011;

(l)	“Day 61 of the Offer” shall mean 11 June 2011; and

(m)	“Day 70 of the Offer” shall mean 20 June 2011.

1	Acceptance period

1.1	The Offer will be open for acceptance until 3.00 p.m. (London time)/ 4.00 p.m. (CET) on 5 May 2011. New NWR reserves the right (but will not be obliged, other than as may be required by the City Code) at any time or from time to time to extend the Offer after such time and, in such event, will make a public announcement of such extension in the manner described in paragraph 2.1 of this Part B of Part VII and give oral or written notice of such extension to the relevant UK or Czech Receiving Agent. If the Offer has not become unconditional by the First Closing Date, New NWR currently intends to extend the Offer until such time as the Offer becomes unconditional. There can be no assurance, however, that New NWR will, in such circumstances, extend the Offer and, if no such extension is made, the Offer will lapse on the First Closing Date and no Existing A Shares will be purchased pursuant to the Offer.

1.2	Although no revision is contemplated, if the Offer is revised it will remain open for acceptance for a period of at least 14 calendar days (or such other period as may be permitted by the Panel) after the date on which New NWR publishes the revised offer documentation. Except with the consent of the Panel, New NWR may not revise the Offer or publish any revised offer documentation after Day 46 of the Offer or, if later, the date which is 14 calendar days before the last date on which the Offer can become unconditional.

1.3	The Offer, whether revised or not, will not (except with the consent of the Panel) be capable of becoming unconditional after 12.00 midnight (London time) on Day 60/1.00 a.m. (CET) on Day 61 of the Offer (or any other time and/or date beyond which New NWR has stated that the Offer will not be extended and has not, where permitted, withdrawn that statement), nor of being kept open for acceptance after that time and/or date unless the Offer has previously become unconditional. If the Offer has not become unconditional at such time (taking account of any prescribed extension of the Offer), the Offer will lapse in the absence of a competing bid and/or unless the Panel agrees otherwise. If the Offer lapses for any reason, the Offer will cease to be capable of further acceptance and New NWR and Registered Existing A Shareholders and Existing

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A Shareholders will cease to be bound by prior acceptances or instructions to accept, as the case may be. New NWR reserves the right, with the permission of the Panel, to extend the time for the Offer to become unconditional to any later time(s) and/or date(s).

1.4	Except with the consent of the Panel, for the purpose of determining at any particular time whether the Acceptance Condition is satisfied, New NWR may only take into account acceptances received:

(a)	by 1.00 p.m. (London time)/2.00 p.m. (CET) on Day 60 of the Offer (or any other date beyond which New NWR has stated that the Offer will not be extended and has not withdrawn that statement; or

(b)	if the Offer is extended, with the consent of the Panel, by such later time(s) and/or date(s) as the Panel may agree.

If the latest time at which the Offer may become unconditional is extended beyond 12.00 midnight (London time) on Day 60/1.00 a.m. (CET) on Day 61 of the Offer, acceptances received and purchases made in respect of which the relevant documents are received by New NWR after 1.00 p.m. (London time)/2.00 p.m. (CET) on that date may (except where the City Code permits otherwise) only be taken into account with the agreement of the Panel.

1.5	If the Offer becomes unconditional it will remain open for acceptance for not less than 14 calendar days from the date on which it would otherwise have expired. If the Offer has become unconditional and it is stated by or on behalf of New NWR that the Offer will remain open until further notice or if the Offer remains open for acceptance beyond Day 70 of the Offer, then not less than 14 calendar days’ written notice will be given by or on behalf of New NWR to Existing A Shareholders who have not given an instruction to accept the Offer prior to the closing of the Offer.

1.6	If a competitive situation arises (as determined by the Panel) after New NWR has made a “no extension” statement and/or “no increase” statement (as referred to in the City Code) in relation to the Offer, New NWR may, if it specifically reserved the right to do so at the time the statement was made (or otherwise with the consent of the Panel), choose not to be bound by or withdraw such statement and to extend or revise the Offer, provided it complies with the requirements of the City Code and, in particular, that:

(a)	it announces the withdrawal and that it is free to extend or revise the Offer (as appropriate) as soon as possible and in any event within four Business Days of the date of the firm announcement of the competing offer or other competitive situation;

(b)	it notifies holders of Existing A Shares in writing at the earliest opportunity to that effect or, in the case of holders of Existing A Shares with registered addresses outside the United Kingdom or whom New NWR reasonably believes to be nominees, custodians or trustees holding Existing A Shares for such persons, by announcement in the United Kingdom; and

(c)	the Registered Existing A Shareholders who have accepted the Offer and any holders of Existing A Shares who gave an instruction to accept the Offer after the date of the “no extension” and/or “no increase” statement are given a right of withdrawal in accordance with paragraph 3 of this Part B of Part VII.

1.7	If Existing NWR publishes material new information of the kind referred to in Rule 31.9 of the City Code after Day 39 of the Offer, New NWR may choose not to be bound by a “no extension” statement and/or a “no increase” statement if it specifically reserved the right to do so at the time such statement is made (or otherwise with the consent of the Panel) and to be free to revise and/or extend the Offer, if permitted by the Panel, provided that it:

(a)	announces the withdrawal and that it is free to extend or revise the Offer (as appropriate) as soon as possible and in any event within four Business Days after the date of publication by Existing NWR; and

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(b)	notifies holders of Existing A Shares in writing at the earliest opportunity to that effect or, in the case of holders of Existing A Shares with registered addresses outside the UK or whom New NWR reasonably believes to be nominees, custodians or trustees holding Existing A Shares for such persons, by announcement in the United Kingdom.

1.8	If a competitive situation arises (as determined by the Panel) and is continuing on the Business Day preceding Day 60 of the Offer, New NWR will enable Registered Existing A Shareholders who have not accepted the Offer and holders of Existing A Shares, who have not already given an instruction to accept the Offer but who have previously accepted a competing Offer or given an instruction to accept a competing offer (as applicable), to accept the Offer (in the case of the Registered Existing A Shareholder) or give an instruction to accept the Offer (in the case of Existing A Shareholders) by special form of acceptance or instruction to accept the Offer (as applicable) to take effect on Day 60 of the Offer. The special form of acceptance or instruction to accept the Offer shall constitute a valid acceptance or instruction to accept the Offer (as the case may be), provided that: (i) it is received by the UK or Czech Receiving Agent or relevant Polish brokerage house or bank on or before Day 60 of the Offer; (ii) the relevant Registered Existing A Shareholder or the relevant Existing A Shareholder (as applicable) shall have applied to withdraw his acceptance of the competing offer but the Existing A Shares to which such withdrawal relates shall not have been released from escrow by the escrow agent for the competing offer before Day 60 of the Offer; and (iii) the Existing A Shares to which the special form of acceptance or instruction to accept (as applicable) relates are not transferred to escrow in accordance with the procedure for acceptance set out in this document on or before Day 60 of the Offer but an undertaking is given that they will be so transferred as soon as possible thereafter. Registered Existing A Shareholders wishing to use such special forms of acceptance should apply to New NWR on the Business Day preceding Day 60 of the Offer in order that such forms can be despatched and Existing A Shareholders wishing to use such special forms of instruction to accept should apply to the UK or Czech Receiving Agent or relevant Polish brokerage house or bank two Business Days preceding Day 60 of the Offer in order that such forms can be despatched.

1.9	For the purposes of determining at any particular time whether the Acceptance Condition is satisfied, New NWR is not bound (unless otherwise required by the Panel) to take into account any Existing A Shares which have been issued or unconditionally allotted or which arise as the result of the exercise of subscription or conversion rights before the determination takes place unless Existing NWR or its agent has given written notice containing relevant details of the allotment, issue, subscription or conversion before that time to New NWR or the UK or Czech Receiving Agent or relevant Polish brokerage house or bank on behalf of New NWR at one of the addresses specified in paragraph 3.2 of this Part B of Part VII. Notification by e-mail, telex or facsimile or other electronic transmission or copies will not be sufficient to constitute written notice for this purpose.

1.10	Existing A Shareholders who hold their Existing A Shares through Euroclear or Clearstream who wish to give an instruction to accept the Offer should consult with Euroclear or Clearstream, as the case may be. The Conditions and the further terms of the Offer set out in Part A, Part B and, save with respect to such amendments as may be agreed by New NWR and The Bank of New York Mellon to reflect differences in the settlement systems of Euroclear and Clearstream, Part C of Part VII shall apply to Existing A Shares held through Euroclear. In particular, any Existing A Shareholder who holds its Existing A Shares through Euroclear will, upon giving an instruction to accept the Offer, have agreed to make those representations, warranties and undertakings set out in Paragraph 3 of Part C of this Part VII and to have appointed New NWR as its attorney for the purposes of Paragraph 1 of Part C of this Part VII. Existing A Shareholders who wish to give an instruction to accept the Offer should ensure that they have made an instruction to accept the Offer by no later than 1.00 p.m. (London time)/2.00 p.m. (CET) on 4 May 2011.

1.11	As a registered holder of Existing A Shares, BXR Mining shall accept the Offer in accordance with the terms of the BXR Mining Irrevocable by executing and delivering to the New NWR and Existing NWR a private deed of transfer. The private deed of

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transfer shall be subject to the Conditions and further terms of the Offer set out in Parts A and B of this Part VII and shall be in the form agreed set out in the BXR Mining Irrevocable, or otherwise in a form reasonably satisfactory to New NWR.

1.12	As registered holders of Existing A Shares each of Computershare and The Bank of New York Mellon shall accept the Offer by executing and delivering to New NWR a letter setting out the number of Existing A Shares in respect of which they have received valid instructions to accept the Offer. Acceptances of the Offer made by Computershare and The Bank of New York Mellon shall be subject to the Conditions and further terms of the Offer set out in Parts A and B of this Part VII and shall be in a form reasonably satisfactory to New NWR.

2	Announcements

2.1	Without prejudice to paragraph 3.2 of this Part B of Part VII, by 8.00 a.m. (London time)/9.00 a.m. (CET) on the next Business Day (the “relevant day”) following the day on which the Offer is due to expire or becomes wholly unconditional or is revised or is extended (or such later time(s) or date(s) as the Panel may agree), New NWR will make an appropriate announcement through a Regulatory Information Service. Such announcement will state (unless otherwise permitted by the Panel):

(a)	the total number of Existing A Shares: (i) for which acceptances of the Offer have been received (showing the extent, if any, to which such acceptances have been received from person(s) acting or deemed to be acting in concert with New NWR for the purposes of the Offer); and (ii) which were the subject of an irrevocable commitment or a letter of intent procured by New NWR or any person acting in concert with it;

(b)	details of any Existing NWR relevant securities in which New NWR or any person acting in concert with it has an interest or in respect of which it or he has a right to subscribe, in each case specifying the nature of the interests or rights concerned. Similar details of any short positions over Existing NWR relevant securities (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery, will also be stated;

(c)	details of any Existing NWR relevant securities in respect of which New NWR or any person acting in concert with it has an outstanding irrevocable commitment or letter of intent; and

(d)	details of any Existing NWR relevant securities which New NWR or any person acting in concert with it has borrowed or lent, save for any borrowed shares which have been either on-lent or sold,

and will specify the percentages of each class of Existing NWR relevant securities represented by these figures. The announcement will include a statement of the total number of Existing A Shares which New NWR may count towards the satisfaction of the Acceptance Condition and the percentage of Existing A Shares represented by this figure.

2.2	Any decision to extend the time and/or date by which the Acceptance Condition has to be fulfilled may be made at any time up to, and will be announced not later than, 8.00 a.m. (London time)/9.00 a.m. (CET) on the relevant day (or such later time and/or date as the Panel may agree). The announcement will state the next expiry time and date unless the Offer is then unconditional, in which case it may instead state that the Offer will remain open until further notice.

2.3	In computing the number of Existing A Shares represented by acceptances and/or purchases for the announcement, an acceptance or purchase will only be counted towards fulfilling the Acceptance Condition if the requirements of Notes 4, 5 and 6 (as applicable) on Rule 10 of the City Code are satisfied (unless the Panel agrees otherwise). Subject to this, New NWR may include or exclude, for announcement purposes, acceptances and purchases not in all respects in order or not accompanied by the relevant share certificate(s) and/or other document(s) of title and/or not

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accompanied by the relevant TTE Instruction and/or not accompanied by the relevant Acceptance Notice and/or not accompanied by the relevant Acceptance Order or which are subject to verification.

2.4	In this Part VII, references to the making of an announcement or the giving of notice by or on behalf of New NWR include the release of an announcement by New NWR’s public relations consultants or by J.P. Morgan Cazenove, in each case on behalf of New NWR, to the press and the delivery by hand or telephone, telex or facsimile transmission or other electronic transmission of an announcement through a Regulatory Information Service. An announcement made otherwise than through a Regulatory Information Service will be notified simultaneously through a Regulatory Information Service (unless otherwise agreed by the Panel).

3	Rights of withdrawal

3.1	Except as provided by this paragraph 3, instruction to accept, acceptances of and elections under the Offer will be irrevocable.

3.2	If New NWR, having announced the Offer to be unconditional, fails to comply by 3.30 p.m. (London time) / 4.30 p.m. (CET) on the relevant day (as defined in paragraph 2.1 of this Part B of Part VII) (or such later time(s) and/or date(s) as the Panel may agree) with any of the other requirements specified in paragraph 2.1 of this Part B of Part VII any Registered Existing A Shareholders may (unless the Panel agrees otherwise) withdraw his acceptance of the Offer by written notice or otherwise signed by the accepting Registered Existing A Shareholder (or his agent duly appointed in writing and evidence of whose appointment, in a form reasonably satisfactory to New NWR, is produced with the notice) given by post or by hand (during normal business hours only) to the UK Receiving Agent at The Pavilions, Bridgewater Road, Bristol BS13 8AE, United Kingdom.

An Existing A Shareholder who holds its Existing A Shares in CREST or through CSD or the NDS and wishes in these circumstances to withdraw its instruction to accept the Offer should follow the instructions set out in paragraph 3.7, 3.8 or 3.9 of this Part B of Part VII, as applicable.

Subject to paragraph 1.3 of this Part B of Part VII, this right of withdrawal may be terminated not less than eight calendar days after the relevant day by New NWR confirming, if such is the case, that the Offer is still unconditional and complying with the other requirements relating to the Offer specified in paragraph 2.1 of this Part B of Part VII. If that confirmation is given, the first period of 14 calendar days referred to in paragraph 1.5 of this Part B of Part VII will start on the date of that confirmation.

3.3	If by 1.00 p.m. (London time)/2.00 p.m. (CET) on Day 45 of the Offer (or such later time and/or date as the Panel agree) the Offer has not become unconditional, an accepting Registered Existing A Shareholder may withdraw his acceptance of the Offer by written notice in the manner referred to in paragraph 3.2 of this Part B of Part VII at any time before the earlier of:

(a)	the time that the Offer becomes unconditional; and

(b)	the final time for the lodging of acceptances of the Offer which can be taken into account in accordance with paragraph 1.4 of this Part B of Part VII.

An Existing A Shareholder who holds its Existing A Shares in CREST or through CSD or the NDS and wishes in these circumstances to withdraw its instruction to accept the Offer should follow the instructions set out in paragraph 3.7, 3.8 or 3.9 of this Part B of Part VII, as applicable.

3.4	If a “no extension” and/or “no increase” statement is withdrawn in accordance with paragraph 1.6 of this Part B of Part VII, a Registered Existing A Shareholder who accepts the Offer after the date of that statement may withdraw such acceptance by written notice or otherwise in accordance with paragraph 3.2 of this Part B of Part VII for a period of eight calendar days after the date on which New NWR sends the notice of the withdrawal of that statement to Existing A Shareholders.

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An Existing A Shareholder who holds its Existing A Shares in CREST or through CSD or the NDS and wishes in these circumstances to withdraw its instruction to accept the Offer should follow the instructions set out in paragraph 3.7, 3.8 or 3.9 of this Part B of Part VII, as applicable.

3.5	Following publication of a supplementary prospectus (as defined by FSMA) by New NWR in respect of the New A Shares, if a Registered Existing A Shareholder who accepted the Offer prior to publication of the supplementary prospectus has a right of withdrawal which arises pursuant to section 87Q of FSMA, then such Existing A Shareholder may withdraw his acceptance of the Offer by written notice or otherwise in accordance with paragraph 3.2 during the period of two Business Days beginning with the first Business Day after the date on which the supplementary prospectus was published.

An Existing A Shareholder who holds its Existing A Shares in CREST or through CSD or the NDS and wishes in these circumstances to withdraw its instruction to accept the Offer should follow the instructions set out in paragraph 3.7, 3.8 or 3.9 of this Part B of Part VII, as applicable.

3.6	In this paragraph 3, “written notice” (including any letter of appointment, direction or authority) means notice in writing signed by the relevant accepting Registered Existing A Shareholder (or his/their agent(s) duly appointed in writing and evidence of whose appointment satisfactory to New NWR is produced with the notice). Telex, e-mail, facsimile or other electronic transmission or copies will constitute written notice. A notice which is postmarked in, or otherwise appears to New NWR or its agents to have been sent from, a Restricted Jurisdiction may not be treated as valid.

3.7	In the case of Existing A Shares held in CREST, if withdrawals of acceptances of the Offer are permitted pursuant to paragraphs 3.2, 3.3, 3.4 or 3.5 of this Part B of Part VII, an accepting Existing A Shareholder may withdraw his instruction to accept through CREST by sending (or, if a CREST sponsored member, procuring that his CREST sponsor sends) an ESA Instruction to settle in CREST in relation to each Electronic Instruction to be withdrawn. Each ESA Instruction must, in order for it to be valid and to settle, include the following details:

(a)	the number of Existing A Shares to be withdrawn;

(b)	the ISIN number for the Existing A Shares. This is NL0006282204;

(c)	the member account ID of the Accepting Shareholder, together with his participant ID;

(d)	the member account ID of the Escrow Agent included in the relevant Electronic Instruction, which is 3RA38 for the Offer, together with the Escrow Agent’s participant ID, which is NEWNEW01;

(e)	the CREST transaction ID of the Electronic Instruction to be withdrawn;

(f)	the intended settlement date for the withdrawal;

(g)	the corporate action number for the Offer; and

(h)	input with a standard delivery priority of 80.

Any such withdrawal will be conditional upon the UK Receiving Agent verifying that the withdrawal request is validly made. Accordingly, the UK Receiving Agent will, on behalf of New NWR, reject or accept the withdrawal by transmitting in CREST a receiving agent reject (“AEAD”) or receiving agent accept (“AEAN”) message.

3.8	The Acceptance Notice sent by an Accepting Shareholder who holds Existing A Shares in the CSD is irrevocable once it has been delivered to the bank or investment firm who is a CSD participant and maintains a securities account in which the Existing A Shares of the Accepting Shareholder are registered. Therefore, in the case of Existing A Shares held in the CSD, if withdrawals of acceptances are permitted to paragraphs 3.2, 3.3, 3.4 or 3.5 of this Part B of Part VII, an Accepting Shareholder must, in order to withdraw an instruction to accept, request the bank or investment firm who is a CSD participant and received the Acceptance Notice to give CSD an order to register the termination of PPN with respect to its Existing A Shares on the account of the Accepting Shareholder upon the instruction given by New NWR via the respective Czech Receiving Agent.

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3.9	In the case of the Existing A Shares held in NDS, once placed, the Acceptance Order cannot be revoked. The Acceptance Order shall be binding upon an Existing A Shareholder who submitted the Acceptance Order until the Existing A Shares are registered in such Existing A Shareholder’s securities account. If withdrawals are permitted pursuant to paragraphs 3.2, 3.3, 3.4 or 3.5 of this Part B of Part VII, an Existing A Shareholder who submitted an Acceptance Order may withdraw his Acceptance Order by submitting a written statement to the brokerage house or bank keeping the securities accounts in which they placed the Acceptance Order within the deadline specified by NDS and respective brokerage house or bank keeping the securities account. Existing A Shareholders should contact the brokerage houses and banks keeping their securities accounts with respect to the method of communicating the withdrawal statement.

3.10	Existing A Shares in respect of which acceptances have been validly withdrawn in accordance with this paragraphs 3.2, 3.3, 3.4 or 3.5 of this Part B of Part VII may subsequently be re-assented to the Offer by following one of the procedures described in paragraph 15 of the letter from New NWR set out in Part VI “Letter from the Chairman of Existing NWR–Procedure for acceptance of the Offer” while the Offer remains open for acceptance.

3.11	All questions as to the validity (including time of receipt) of any notice of withdrawal will be determined by New NWR, whose determination (except as required by the Panel) will be final and binding. None of New NWR, Existing NWR, J.P. Morgan Cazenove or the UK or Czech Receiving Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification or for any determination under this paragraph 3 of Part B of Part VII.

4	Revised Offer

4.1	Although no such revision is contemplated, if the Offer is revised (in its original or previously revised form(s) and either in its terms or conditions or in the value or form of the consideration offered or otherwise), the benefit of the revised offer will, subject to paragraphs 4.3 and 5 of this Part B of Part VII, be made available to any Registered Existing A Shareholder who has accepted the Offer and any Existing A Shareholder who has submitted an instruction to accept the Offer (in each case in its original or any revised form(s)) and who has not validly withdrawn such acceptance or instruction to accept (a “previous acceptor”) if any such revised offer(s) represents, on the date on which it is announced (on such basis as J.P. Morgan Cazenove may consider appropriate), an improvement (or no diminution) in the value of the consideration compared with the consideration or terms previously offered or in the overall value received and/or retained by an Existing A Shareholder (under or in consequence of the Offer or otherwise). The acceptance by or on behalf of a Registered Existing A Shareholder or the instruction to accept by or on behalf of an Existing A Shareholder will, subject to paragraphs 4.3, 4.4 and 5 of Part B of this Part VII, be deemed to be an acceptance of, or an instruction to accept, as the case may be the revised offer and will constitute the separate appointment of each of New NWR and any Director or person authorised by New NWR or J.P. Morgan Cazenove as his attorney and/or agent with authority:

(a)	to accept the revised offer on behalf of such previous acceptor;

(b)	if the revised offer includes alternative form(s) of consideration, to make elections for and/or accept such alternative form(s) of consideration on his behalf in the proportions the attorney and/or agent in his absolute discretion thinks fit; and

(c)	to execute on his behalf and in his name all such further documents (if any) and to do all things (if any) as may be required to give effect to such acceptances and/or elections.

In making any election and/or acceptance, the attorney and/or agent will take into account the nature of any previous acceptance(s) or election(s) made by or on behalf of the previous acceptor and other facts or matters he may reasonably consider relevant.

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4.2	New NWR reserves the right (subject to paragraphs 4.3 and 5 of this Part B of Part VII) to treat an acceptance of the Offer or an instruction to accept the Offer as relating to the Offer (in its original or any previously revised form(s)) which is received (or dated) after the announcement or issue of any revised offer as a valid acceptance of the revised offer. The acceptance of the Offer or instruction to accept the Offer will constitute an authority in the terms of paragraph 4.1 of this Part B of Part VII, mutatis mutandis, on behalf of the relevant Registered Existing A Shareholder or Existing A Shareholder (as the case may be).

4.3	The deemed acceptance and/or election referred to in paragraph 4.1 of this Part B of Part VII will not apply, and the power of attorney and the authorities conferred by that paragraph shall not be exercised if, as a result, the previous acceptor would (on such basis as J.P. Morgan Cazenove may reasonably consider appropriate) receive and/or retain (as appropriate) less in aggregate in consideration under the revised offer or otherwise than he would have received and/or retained (as appropriate) in aggregate in consideration as a result of his acceptance of the Offer in the form originally accepted by such previous acceptor or on his behalf.

5	Overseas shareholders

5.1	The making of the Offer in, or to persons resident in, or citizens or nationals of, jurisdictions outside the United Kingdom, the Czech Republic or Poland (“overseas shareholders”) or to persons who are custodians, nominees of or trustees for such persons and the availability of the New A Shares to such persons may be prohibited or affected by the laws of the relevant jurisdiction. Such overseas shareholders should inform themselves about and observe any applicable legal requirements of such jurisdictions. It is the responsibility of any overseas shareholder wishing to accept the Offer to satisfy himself as to the full observance of the laws and regulatory requirements of the relevant jurisdiction in connection with the Offer, including obtaining any governmental, exchange control or other consents which may be required or compliance with other necessary formalities needing to be observed and the payment of any issue, transfer or other taxes or duties or other requisite payments due in that jurisdiction. Any such overseas shareholder shall be responsible for any such issue, transfer or other taxes or duties or other payments by whomsoever payable and New NWR (and any person acting on behalf of New NWR) shall be fully indemnified and held harmless by such overseas shareholders for any such issue, transfer or other taxes or duties or other payments which New NWR (and any person acting on behalf of New NWR) may be required to pay.

5.2	The Offer is not being made, directly or indirectly, in, into or from, or by use of the mails of, or by any means of instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or by means of any facility of a national, state or other securities exchange of, any jurisdiction where to do so would violate the laws of that jurisdiction and will not be capable of acceptance by any such use, means, instrumentality or facility or from within such Restricted Jurisdiction (unless otherwise determined by New NWR) and the Offer cannot be accepted by any such use, means or instrumentality or otherwise from any Restricted Jurisdiction.

5.3	Copies of this document, the Acceptance Notice or the Acceptance Order and any related documents are not being (unless determined otherwise by New NWR in its sole discretion), and must not be, mailed or otherwise distributed or sent in, into or from any Restricted Jurisdiction, including to Existing A Shareholders or participants in the Existing NWR Stock Option Plan or the Existing NWR Deferred Bonus Plan with registered addresses in a Restricted Jurisdiction or to persons whom New NWR knows to be custodians, trustees or nominees holding Existing A Shares for persons with registered addresses in a Restricted Jurisdiction. Persons receiving those documents (including, without limitation, custodians, nominees and trustees) should not distribute, send or mail them in, into or from a Restricted Jurisdiction or use such mails or any such means, instrumentality or facility for any purpose directly or indirectly in connection with the Offer, and so doing may render any purported acceptance of the Offer invalid.

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5.4	Persons wishing to accept the Offer must not use the mails of any Restricted Jurisdiction or any such means, instrumentality or facility for any purpose directly or indirectly relating to acceptance of the Offer. All Existing A Shareholders (including nominees, trustees or custodians) who may have a contractual or legal obligation, or may otherwise intend, to forward this document, and/or any Acceptance Order or Acceptance Notice, should read the further details in this regard which are contained in this paragraph 5 of Part B and in Part C of Part VII before taking any action. Envelopes containing any Acceptance Order or Acceptance Notice, evidence of title or other documents relating to the Offer should not be postmarked in, or otherwise dispatched from, a Restricted Jurisdiction and all acceptors must provide addresses outside a Restricted Jurisdiction for the receipt of the consideration to which they are entitled under the Offer or for the return of any Acceptance Order or Acceptance Notice or documents of title.

5.5	Subject to the provisions of this paragraph 5 of Part B of Part VII and applicable laws, an Existing A Shareholder may be deemed NOT to have given an instruction to accept the Offer if he makes a Restricted Escrow Transfer pursuant to paragraph 5.7 below, unless he also makes a related Restricted ESA Instruction which is accepted by the UK Receiving Agent.

New NWR reserves the right, in its sole discretion, to investigate in relation to any instructions to accept, whether the representations and warranties set out Part C of this Part VII could have been truthfully given by the relevant Existing A Shareholder and, if such investigation is made and as a result New NWR determines (for any reason) that such representations and warranties could not have been so given, such instructions to accept may be rejected as invalid.

5.6	If any person, despite the restrictions described above, and whether pursuant to a contractual or legal obligation or otherwise, forwards this document or any related document in, into or from a Restricted Jurisdiction or uses the mails or any means or instrumentality (including, without limitation, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of, a Restricted Jurisdiction in connection with that forwarding, that person should:

(a)	inform the recipient of such fact;

(b)	explain to the recipient that such action may invalidate any purported acceptance by the recipient; and

(c)	draw the attention of the recipient to this paragraph 5.

5.7	If a holder of Existing A Shares in CREST is unable to give the warranty set out in paragraph (b) of Part C of this Part VII, but nevertheless can produce evidence satisfactory to New NWR that he is able to give an instruction to accept the Offer in compliance with all relevant legal and regulatory requirements, he may purport to accept the Offer by sending (or if a CREST sponsored member, procuring that his CREST sponsor sends) both:

(a)	a TTE Instruction to a designated escrow balance detailed below (a “Restricted Escrow Transfer”); and

(b)	one or more valid ESA Instructions (a “Restricted ESA Instruction”) which specify the form of consideration which he wishes to receive (consistent with any alternatives which may from time to time be offered under the Offer).

Such purported instruction to accept will not be treated as a valid acceptance unless both the Restricted Escrow Transfer and the Restricted ESA Instruction(s) settle in CREST and New NWR decides, in its absolute discretion, to exercise its right described in paragraph 5.11 of this Part B of Part VII to waive, vary or modify the terms of the Offer related to overseas shareholders to the extent required to permit such acceptance to be made, in each case during the acceptance period set out in paragraph 1 of this Part B of Part VII. If New NWR accordingly decides to permit such instruction to accept to be made, the UK Receiving Agent will on behalf of New NWR accept the purported instruction to accept as an Electronic Instruction on the terms of this document (as so

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waived, varied or modified) by transmitting in CREST an AEAN message. Otherwise, the UK Receiving Agent will on behalf of New NWR reject the purported instruction to accept by transmitting in CREST an AEAD message.

Each Restricted Escrow Transfer must, in order for it to be valid and to settle, include the following details:

(a)	the number of Existing A Shares in respect of which the Offer is to be accepted;

(b)	the ISIN number of the Existing A Shares, which is NL0006282204;

(c)	the member account ID and participant ID of the Existing A Shareholder;

(d)	the Participant ID of the Escrow Agent, which is 3RA38, and its member account ID specific to a Restricted Escrow Transfer, which is RESTRICT;

(e)	the intended settlement date;

(f)	the corporate action number for the Offer; and

(g)	input with a standard delivery priority of 80.

Each Restricted ESA Instruction must, in order for it to be valid and to settle, include the following details:

(a)	the ISIN number of the Existing A Shares, which is NL0006282204;

(b)	the number of Existing A Shares relevant to that Restricted ESA Instruction;

(c)	the member account and participant ID of the accepting Existing A Shareholder;

(d)	the member account ID and Participant ID of the Escrow Agent set out in the Restricted Escrow Transfer;

(e)	the participant ID and the member account ID of the Escrow Agent relevant to the form of consideration required (details of which are set out in the letter from New NWR contained in Part VI “Letter from the Chairman of Existing NWR”);

(f)	the CREST transaction ID of the Restricted Escrow Transfer to which the Restricted ESA Instruction relates;

(g)	the intended settlement date;

(h)	the corporate action number for the Offer; and

(i)	input with a standard delivery priority of 80.

5.8	The Offer is being made in reliance on, and compliance with, Rule 14d-1(c) under the US Securities Exchange Act of 1934. The Offer is being made subject to United Kingdom disclosure requirements which are different from certain United States disclosure requirements. In addition, US investors should be aware that this document has been prepared in accordance with a United Kingdom format and style, which differs from the United States format and style. In particular, the appendices to this document contain information concerning the offer required by UK disclosure requirements which may be material and may not have been summarised elsewhere in the document. Furthermore, the payment and settlement procedure with respect to the Offer will comply with the relevant United Kingdom rules, which differ from United States payment and settlement procedures. In accordance with normal United Kingdom market practice, New NWR or any person acting on their behalf may from time to time make certain market or private purchases of, or arrangements to purchase, directly or indirectly, Existing A Shares other than pursuant to the Offer. Any information about such purchases will be publicly announced as required by law or regulation in the United Kingdom and United States.

5.9	Notwithstanding any other provision of this paragraph 5 of Part B of Part VII, New NWR may in its sole and absolute discretion make the Offer to a resident in a Restricted Jurisdiction if New NWR is satisfied, in that particular case, that to do so would not constitute a breach of any securities or other relevant legislation of a Restricted Jurisdiction.

5.10	The provisions of this paragraph 5 and/or any other terms of the Offer relating to overseas shareholders may be waived, varied or modified as regards specific Existing A Shareholders or on a general basis by New NWR in its sole discretion. Subject to this

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discretion, the provisions of this paragraph 5 supersede any terms of the Offer inconsistent with them. References in this paragraph 5 to an Existing A Shareholder shall include the person or persons making an Electronic Instruction and the person or persons executing an Acceptance Order or Acceptance Notice and, in the event of more than one person executing the Acceptance Order or Acceptance Notice, the provisions of this paragraph 5 shall apply to them jointly and severally.

5.11	The New A Shares to be issued in connection with the Offer have not been, nor will they be, registered under the Securities Act or under the securities laws of any state of the United States; the relevant clearances have not been, nor will they be, obtained from the securities commission of any province or territory of Canada; no prospectus has been lodged with, or registered by, the Australian Securities and Investments Commission or the Japanese Ministry of Finance; and the New A Shares have not been, nor will they be, registered under or offered in compliance with applicable securities laws of any state, province, territory or jurisdiction of a Restricted Jurisdiction. Accordingly, the New A Shares are not being and may not be (unless an exemption under relevant securities laws is available) offered, sold, resold or delivered, directly or indirectly, in or into any Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the relevant laws of, or require registration thereof, in such jurisdiction or to, or for the account or benefit of, any person or resident of any Restricted Jurisdiction.

5.12	New NWR reserves the right to notify any matter, including the making of the Offer, to all or any Existing A Shareholders:

(a)	with a registered address outside the United Kingdom, the Czech Republic or Poland; or

(b)	whom New NWR knows to be a custodian, trustee or nominee holding Existing A Shares for persons who are citizens, residents or nationals of jurisdictions outside the United Kingdom,

by announcement in the United Kingdom through a Regulatory Information Service or in any other appropriate manner or by notice in the London Gazette or paid advertisement in one or more newspapers published and circulated in the United Kingdom. Such notice will be deemed to have been sufficiently given, despite any failure by any such Existing A Shareholder to receive or see that notice. A reference in this document to a notice or the provision of information in writing by or on behalf of New NWR is to be construed accordingly. No such document will be sent to an address in a Restricted Jurisdiction.

If any written notice from a Registered Existing A Shareholder withdrawing his acceptance or an Existing A Shareholder withdrawing his instruction to accept in accordance with paragraph 3 of this Part B of Part VII is received in an envelope postmarked in, or which otherwise appears to New NWR or its agents to have been sent from, a Restricted Jurisdiction, New NWR reserves the right, in its absolute discretion, to treat that notice as invalid. Reference in this paragraph 5 to an Existing A Shareholder shall include the person or persons executing an Acceptance Order or Acceptance Notice and, in the event of more than one person executing the Acceptance Order or Acceptance Notice, the provisions of this paragraph 5 shall apply to them jointly and severally.

Overseas shareholders should inform themselves about and observe any applicable legal or regulatory requirements. If you are in any doubt about your position, you should consult your appropriate adviser in the relevant jurisdiction.

6	General

6.1	Except with the consent of the Panel, the Offer will lapse unless all the conditions relating to the Offer have been satisfied or (if capable of waiver) waived or, where appropriate, have been determined by New NWR in its reasonable opinion to be and remain satisfied by 12.00 midnight (London time) on the later of Day 45/1.00 a.m. (CET) on Day 46 of the Offer and the date which is 21 days after the date on which the Offer becomes unconditional, or such later date(s) as New NWR, with the consent of the Panel, may decide.

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6.2	If the Offer lapses for any reason:

(a)	it will not be capable of further acceptance;

(b)	accepting Registered Existing A Shareholders and Existing A Shareholders who have given an instruction to accept the Offer and New NWR will cease to be bound by:

(i)	in the case of Registered Existing A Shareholders, acceptances received;

(ii)	in the case of Existing A Shares held in CREST, Electronic Instructions inputted and settled;

(iii)	in the case of Existing A Shares held in CSD, Acceptance Notices delivered by accepting Existing A Shareholders to the bank or investment firm who is a CSD participant and maintains a securities account in which the Existing A Shares of such Existing A Shareholder are registered;

(iv)	in the case of Existing A Shares held in NDS, Acceptance Orders placed by the accepting Existing A Shareholders,

in each case before the time the Offer lapses.

(c)	in respect of Registered Existing A Shareholders, the UK Receiving Agent will, immediately after the Offer lapses (or within such longer period as the Panel may permit, not exceeding 14 calendar days from the Offer lapsing), return the relevant form of acceptance to the relevant Registered Existing A Shareholder by post;

(d)	in respect of Existing A Shares held in CREST, the UK Receiving Agent will, immediately after the Offer lapses (or within such longer period as the Panel may permit, not exceeding 14 calendar days from the Offer lapsing), give TFE instructions to Euroclear to transfer all Existing A Shares held in escrow balances and in relation to which it is the Escrow Agent for the purposes of the Offer to the original available balances of the relevant Existing A Shareholders;

(e)	in respect of Existing A Shares held in CSD, New NWR will via the Czech Receiving Agent will immediately after the Offer lapses (or within such longer period as the Panel may permit, not exceeding 14 calendar days of the Offer lapsing) give CSD the orders to register the termination of PPN with respect to the relevant Existing A Shares on the account of the custodians of the relevant Existing A Shareholders;

(f)	in the case of the Existing A Shares held in NDS, NDS will immediately after the lapse of the Offer (or within such longer period as the Panel may permit, not exceeding 14 calendar days after the lapse of the Offer), give an instruction to the brokerage houses or banks keeping the securities accounts to unblock the blocked Existing A Shares.

6.3	If all Conditions are satisfied, fulfilled or, to the extent permitted, waived and sufficient acceptances are received and/or sufficient Existing A Shares are otherwise acquired, New NWR intends to apply the provisions of either Section 2:92a of the Dutch Civil Code or Section 2:359c of the Dutch Civil Code (as applicable) to acquire compulsorily any outstanding Existing A Shares.

6.4	Except with the consent of the Panel:

(a)	settlement of the consideration to which any Existing NWR Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer, without regard to any lien, right of set-off, counterclaim or other analogous right to which New NWR or J.P. Morgan Cazenove may otherwise be, or claim to be, entitled against that Existing A Shareholder; and

(b)	settlement of the consideration will be effected in the manner prescribed in paragraph 16 of the letter from Existing NWR contained in paragraph 16 of Part VI “Letter from the Chairman of Existing NWR” of this document not later than 14 calendar days after the date on which the Offer becomes or is declared wholly unconditional, or within 14 calendar days of the date of receipt of a valid and complete acceptance, whichever is the later.

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6.5	Except as otherwise agreed by the Panel:

(a)	an acceptance of the Offer will only be counted towards fulfilling the Acceptance Condition if the requirements of Note 4 and, if applicable, Note 6 on Rule 10 of the City Code are satisfied in respect of it;

(b)	a purchase of Existing A Shares by New NWR or its nominee(s), or (if New NWR is required by the Panel to make an offer for Existing A Shares under Rule 9 of the City Code) by a person acting in concert with New NWR or its nominee(s), will only be counted towards fulfilling the Acceptance Condition if the requirements of Note 5 and, if applicable, Note 6 on Rule 10 of the City Code are satisfied in respect of it;

(c)	Existing A Shares which have been borrowed by New NWR may not be counted towards fulfilling the Acceptance Condition; and

(d)	before the Offer may become or be declared wholly unconditional, the UK Receiving Agent shall issue a certificate to New NWR or J.P. Morgan Cazenove (or their respective agents) which states the number of Existing A Shares in respect of which acceptances have been received and not validly withdrawn, and the number of Existing A Shares otherwise acquired, whether before or during the Offer Period, which comply with the provisions of paragraph 1 of this Part B of Part VII. A copy of the certificate will be sent to the Panel as soon as possible after it is issued.

6.6	The terms, provisions, instructions and authorities contained in or deemed to be incorporated in the Acceptance Notices and/or Acceptance Orders constitute part of the terms of the Offer. Words and expressions defined in this document have the same meanings when used in the Acceptance Notices and/or Acceptance Orders, unless the context otherwise requires. The provisions of this Part VII shall be deemed to be incorporated into and form part of the Acceptance Notices and/or Acceptance Orders.

6.7	If the expiry date of the Offer is extended, a reference in this document, Acceptance Notices and/or Acceptance Orders to the First Closing Date will (except in the definition of Offer Period and in paragraph 1.1 of this Part B of Part VII and where the context requires otherwise) be deemed to refer to the expiry date of the Offer as so extended.

6.8	No acknowledgement of receipt of any Acceptance Notices and/or Acceptance Orders, transfer by means of CREST, transfer through a facility of the CSD, transfer through a facility of the NDS, communication, notice, share certificate(s) or other document(s) of title will be given by or on behalf of New NWR. All communications, notices, certificates, documents of title and remittances to be delivered by, to or on behalf of Existing A Shareholders (or their designated agents) will be delivered by or sent to or from them (or their designated agent(s)) at their own risk.

6.9	Any omission or failure to despatch this document, the Acceptance Notices and/or the Acceptance Orders, or any other document relating to the Offer and/or notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is, or should be, made, shall not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person. Subject to the provisions of paragraph 5 of this Part B of Part VII, the Offer is made to any Existing A Shareholder to whom this document, the Acceptance Notices and/or the Acceptance Orders or any related document may not be despatched or by whom such documents may not be received, and these persons may collect these documents from the UK or Czech Receiving Agent or on the website of the Polish Offering Agent.

6.10	Subject to paragraph 5 of this Part B of Part VII, the Offer is made on 11 April 2011 and is capable of acceptance from and after that time. Copies of this document, the Acceptance Notices and/or the Acceptance Orders and any related documents are available from the UK or Czech Receiving Agent and on the website of the Polish Offering Agent.

6.11	Save in respect of the Acceptance Condition, New NWR shall not invoke any condition so as to cause the Offer not to proceed, to lapse or to be withdrawn unless the circumstances which give rise to the right to invoke the condition are of material significance to New NWR in the context of the Offer.

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6.12	All powers of attorney, appointments of agents and authorities on the terms conferred by or referred to in this Part VII, the Acceptance Notices and/or the Acceptance Orders are given by way of security for the performance of the obligations of the Existing A Shareholder and are irrevocable (in respect of powers of attorney in accordance with section 4 of the Powers of Attorney Act 1971), except in the circumstances where the donor of the power of attorney, appointment or authority validly withdraws his acceptance or instruction to accept in accordance with paragraph 3 of this Part B of Part VII.

6.13	In relation to any Electronic Instruction made through CREST, New NWR reserves the right to make such alterations, additions or modifications to the terms of the Offer as may be necessary or desirable to give effect to any purported acceptance of the Offer, whether in order to comply with the facilities or requirements of CREST, or otherwise, provided any such alterations, additions or modifications are consistent with the requirements of the City Code or are otherwise made with the consent of the Panel.

6.14	In relation to any instruction to accept made through CSD, New NWR reserves the right to make such alterations, additions or modifications to the terms of the Offer as may be necessary or desirable to give effect to any purported acceptance of the Offer, whether in order to comply with the facilities or requirements of CSD, or otherwise, provided any such alterations, additions or modifications are consistent with the requirements of the City Code or are otherwise made with the consent of the Panel.

6.15	The Offer, the Acceptance Notices and/or the Acceptance Orders, all acceptances of the Offer and all elections in respect of it are governed by and will be construed in accordance with English law. The courts of England have exclusive jurisdiction to settle any dispute arising from or connected with the Offer, all acceptances of the Offer and all elections in respect of it.

6.16	For the purposes of this document, (i) the time of receipt of a TTE Instruction, an ESA Instruction or an Electronic Instruction in CREST shall be the time at which the relevant instruction settles in CREST, (ii) the time of receipt of an Acceptance Notice shall be the time when the Acceptance Notice is placed and (iii) the time of receipt of an Acceptance Order shall be the time when an Acceptance Order is placed.

6.17	Subject to the City Code, and notwithstanding any other provision of this Part B of Part VII, New NWR reserves the right to treat as valid in whole or in part any acceptance or instruction to accept the Offer if received by the UK or Czech Receiving Agent or the relevant Polish brokerage houses or banks or otherwise on behalf of New NWR which is not entirely in order or in the correct form or which is not accompanied by (as applicable) the relevant share certificate(s) and/or other relevant document(s) or the relevant TTE Instruction or is received by it at any place or places or in any form or manner determined by either the UK or Czech Receiving Agent or the relevant Polish brokerage houses or banks or New NWR otherwise than as set out in this document. In that event, transfer of New A Shares will not be made until after the acceptance and/or instruction to accept is entirely in order or the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to New NWR have been received by the UK or Czech Receiving Agent or the relevant Polish brokerage houses or banks.

6.18	Existing A Shares are to be acquired by New NWR under the Offer fully paid and free from all liens, charges, equities, encumbrances, rights of pre-emption and other interests of any nature whatsoever and together with all rights attaching to them on or after the date of the Announcement, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid, or any other return of capital (whether by reduction of share capital or share premium account or otherwise) made, on or after that date (save for the 2010 Final Dividend which shall be paid on 15 April 2011 to holders of the Existing A Shares on the 2010 Final Dividend Record Date).

6.19	All references in this Part VII to any statute or statutory provision shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date hereof).

6.20	Any references in this Part VII to the return or despatch of documents by post shall extend to the return or despatch by such other method as the Panel may approve.

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6.21	If the Panel requires New NWR to make an offer for Existing A Shares under the provisions of Rule 9 of the City Code, New NWR may make such alterations to the Conditions of the Offer, including the Acceptance Condition, as are necessary to comply with the provisions of that Rule.

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Part C

Electronic Instruction

This Part C only applies to Existing A Shares.

1	Conditions for Electronic Instruction in CREST

The conditions in this paragraph 1 of Part C of Part VII shall apply only to holders of Existing A Shares through CREST.

For the purposes of this paragraph 1 of Part C of Part VII, the phrase “Existing A Shares comprised in the instruction to accept” shall mean the number of Existing A Shares which are transferred by the relevant Existing A Shareholder by Electronic Instruction to an escrow account by means of a TTE Instruction.

Without prejudice to the provisions of Parts A and B of this Part VII, each Existing A Shareholder by whom, or on whose behalf, an Electronic Instruction is made (subject to the rights of withdrawal set out in this document), irrevocably undertakes, represents, warrants and agrees to and with New NWR and the UK Receiving Agent so as to bind him, his personal and legal representatives, heirs, successors and assigns:

(a)	that the Electronic Instruction shall constitute:

(i)	an acceptance of the Offer in respect of the number of Existing A Shares to which the TTE Instruction relates; and

(ii)	an undertaking to execute any documents, take any further action and give any further assurances which may be required to enable New NWR to obtain the full benefit of this Part C of Part VII and/or to perfect any of the authorities expressed to be given hereunder and otherwise in connection with his acceptance of the Offer, in each case on and subject to the terms and conditions set out or referred to in this document, and that, subject only to the rights of withdrawal set out in paragraph 3 of Part B of this Part VII, each such acceptance shall be irrevocable;

(b)	that such Existing A Shareholder:

(i)	has not received or sent copies or originals of this document or any related documents in, into or from a Restricted Jurisdiction;

(ii)	has not otherwise utilised in connection with the Offer, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, facsimile transmission, e-mail, telex, telephone, internet or other forms of electronic communication) of interstate or foreign commerce of, or of any facilities of a national securities exchange of, any Restricted Jurisdiction;

(iii)	is not acting on a non-discretionary basis (as agent, nominee, custodian, trustee or otherwise) for or on behalf of a principal, unless such principal has given any instructions with respect to the Offer from outside a Restricted Jurisdiction;

(iv)	if such Existing A Shareholder is a citizen, resident or national of a jurisdiction outside the UK, the Czech Republic or Poland, has observed the laws and regulatory requirements of the relevant jurisdiction in connection with the Offer, obtained all requisite governmental, exchange control or other consents, complied with all other necessary formalities and paid any issue, transfer or other taxes or duties or other requisite payments due in any such jurisdiction in connection with such acceptance and that he has not taken or omitted to take any action that will or may result in New NWR, J.P. Morgan Cazenove or any other person acting in breach of any legal or regulatory requirements of any such jurisdiction in connection with the Offer or his acceptance of the Offer;

(v)	is making an instruction to accept the Offer from outside a Restricted Jurisdiction and was outside those jurisdictions at the time of the input and settlement of the relevant TTE Instruction(s);

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(vi)	is not making an instruction to accept the Offer with a view to the offer, sale, resale or delivery, directly or indirectly of any New A Shares in or into any Restricted Jurisdiction and will not hold or acquire any New A Shares for any person who he has reason to believe is purchasing for the purpose of such offer, sale, resale or delivery;

(c)	that the Electronic Instruction constitutes, subject to the Offer becoming wholly unconditional in accordance with its terms and to such Existing A Shareholder not having validly withdrawn his instruction to accept the Offer, the irrevocable appointment of New NWR as such Existing A Shareholder’s attorney and an irrevocable instruction and authorisation to the attorney to do all such acts and things as may in the opinion of such attorney be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer and to vest in New NWR (or its nominees) the full legal and beneficial ownership of Existing A Shares comprised in the instruction to accept;

(d)	that the Electronic Instruction constitutes the irrevocable appointment of the UK Receiving Agent as the accepting Existing A Shareholder’s attorney with an irrevocable instruction and authorisation:

(i)	subject to the Offer becoming wholly unconditional in accordance with its terms and the Existing A Shareholder not having validly withdrawn his instruction to accept the Offer, to transfer to New NWR (or to such other person or persons as New NWR or its agents may direct) by means of CREST all or any of the Existing A Shares which are the subject of a TTE Instruction in respect of that Electronic Instruction; and

(ii)	if the Offer does not become wholly unconditional, to give instructions to Euroclear immediately after the Offer lapses (or within such longer period as the Panel may permit, not exceeding 14 days of the Offer lapsing) to transfer all such Existing A Shares to the original balance of the accepting Existing A Shareholder;

(e)	that the Electronic Instruction constitutes (subject to the Offer becoming wholly unconditional in accordance with its terms and to the Existing A Shareholder not having validly withdrawn his acceptance) an irrevocable instruction and authorisation:

(i)	subject to the provisions of paragraph 5 of Part B of this Part VII, to New NWR or its agents to procure that the name of such Existing A Shareholder is entered on the register of members of New NWR in respect of any New A Shares to which such Existing A Shareholder becomes entitled under the Offer; and

(ii)	to New NWR, Existing NWR or their respective agents, to record, act and rely on any mandates, instructions, consents or instruments in force relating to payments, notices or distributions which have been entered in the records of Existing NWR in respect of his holding of Existing A Shares (until such are revoked or varied);

(f)	that the Electronic Instruction constitutes the giving of authority to each of New NWR, the Directors and New NWR’s partners and agents within the terms set out in Part B and this Part C of Part VII;

(g)	that, subject to the Offer becoming wholly unconditional (or if the Offer would become wholly unconditional or lapse on the outcome of the resolution in question) or if the Panel otherwise gives its consent in respect of Existing A Shares in respect of which the Offer has been accepted or deemed to be accepted, which acceptance has not been validly withdrawn and pending registration in the name of New NWR or as it may direct:

(i)	New NWR or its agents shall be authorised to direct the exercise of any votes and any or all other rights and privileges (including the right to call a general or separate class meeting) of Existing NWR attaching to the Existing NWR Shares comprised or deemed to be comprised in the acceptance; and

(ii)	an Electronic Instruction by an Existing A Shareholder will constitute with regard to such Existing A Shares comprised in the instruction to accept:

(A)	an authority to Existing NWR or its agents to send any notice, circular, warrant or other document or communication which may be required to be sent to him as a shareholder of Existing NWR to New NWR at its registered office;

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(B)	an irrevocable authority to any Director or person authorised by New NWR to sign any document and do such things as may, in the opinion of that agent and/or attorney, seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to the Existing A Shares held by him (including, without limitation, signing any consent to short notice of a general or separate class meeting as his attorney and on his behalf and executing a form of proxy appointing any person nominated by New NWR to attend general and separate class meetings of Existing NWR and attending any such meeting (and any adjournment thereof) and exercise on his behalf the votes attaching to the Existing A Shares comprised or deemed to be comprised in the instruction to accept the Offer, such votes to be cast so far as possible to satisfy any outstanding condition of the Offer); and

(C)	the agreement of such Existing A Shareholder not to exercise any such rights without the consent of New NWR and the irrevocable undertaking not to appoint a proxy for or to attend such general or separate class meeting of Existing NWR.

The authorities referred to in this paragraph (g) of Part C of Part VII will cease to be valid if the acceptance is withdrawn in accordance with paragraph 3 of Part B of this Part VII;

(h)	that he will do all such acts and things as shall, in the opinion of New NWR, be necessary or expedient to vest in New NWR or its nominee(s) the Existing A Shares comprised or deemed to be comprised in the instruction to accept the Offer and to enable the UK Receiving Agent to perform its functions as Escrow Agent for the purposes of the Offer;

(i)	that he will ratify each and every act or thing which may be done or effected by New NWR or the UK Receiving Agent or any of their respective directors or agents, as the case may be, in the exercise of any of the powers and/or authorities under this Part C of Part VII;

(j)	that, if any provision of Part B or this Part C of Part VII shall be unenforceable or invalid or shall not operate so as to afford New NWR or the UK Receiving Agent or any of their respective directors, agents or persons authorised by them, the benefit of the authorities and powers of attorney expressed to be given therein he will, with all practicable speed, do all such acts and things and execute all such documents that may be required or desirable to enable New NWR and/or the UK Receiving Agent and any of their respective directors, agents or persons authorised by them to secure the full benefit of Part B or this Part C of Part VII;

(k)	that the making of an Electronic Instruction constitutes such Existing A Shareholder’s submission to the exclusive jurisdiction of the courts of England in relation to all matters arising in connection with the Offer;

(l)	that, by virtue of Regulation 43 of the Regulations, the making of an Electronic Instruction constitutes an irrevocable power of attorney by the CREST member accepting the Offer in the terms of all the powers and authorities expressed to be given in Part B (where applicable by virtue of paragraph (e) above), Part C of this Part VII to New NWR, the Registrar or any of their respective directors or agents set out in this Part VII;

(m)	that he is irrevocably and unconditionally entitled to sell and transfer the beneficial ownership of the Existing A Shares comprised or deemed to be comprised in such acceptance and that such shares are sold fully paid and free from all liens, charges, equities, encumbrances, rights of pre-emption and other interests of any nature whatsoever and together with all rights attaching to them on or after 11 April 2011, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, paid or made, or any other return of capital (whether by reduction of share capital or share premium or otherwise) made, on or after that date (save for the 2010 Final Dividend which shall be paid on 15 April 2011 to holders of the Existing A Shares on the 2010 Final Dividend Record Date); and

(n)	that he is not a client (as defined in the FSA Handbook) of J.P. Morgan Cazenove in connection with the Offer.

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A reference in this Part C of Part VII to an Existing A Shareholder includes a reference to the person or persons making an Electronic Instruction and, in the event of more than one person making an Electronic Instruction, the provisions of this Part C will apply to them jointly and to each of them.

2	Conditions for Acceptance in CSD

This paragraph 2 of Part C of Part VII shall apply only to holders of Existing A Shares in CSD.

For the purposes of this paragraph 2 of Part C of Part VII, the phrase “Existing A Shares comprised in the instruction to accept” shall mean the number of Existing A Shares that are indicated in the Acceptance Notice placed by the Existing A Shareholder in accordance with paragraph 15 of Part VI.

Without prejudice to the provisions of Parts A and B of this Part VII, each Existing A Shareholder who, or on whose behalf, an Acceptance Notice is placed (subject to the rights of withdrawal set out in this document), irrevocably undertakes, represents, warrants and agrees to and with New NWR, the Czech Receiving Agents and The Bank of New York Mellon to bind himself, his personal and legal representatives, heirs, successors and assigns:

(a)	that the Acceptance Notice shall constitute:

(i)	an instruction to accept the Offer in respect of the number of Existing A Shares indicated in the Acceptance Notice; and

(ii)	an undertaking to execute any documents, take any further actions and give any further assurances which may be required to enable New NWR to obtain the full benefit of this Part C of Part VII and/or to perfect any of the authorities expressed to be given hereunder and otherwise in connection with his acceptance of the Offer, in each case on and subject to the terms and conditions set out or referred to in this document, and that, subject only to the rights of withdrawal set out in paragraph 2 of Part B of this Part VII, each such acceptance shall be irrevocable;

(b)	that such Existing A Shareholder:

(i)	has not received or sent copies or originals of this document, or any related documents in, into or from a Restricted Jurisdiction;

(ii)	has not otherwise utilised in connection with the Offer, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, facsimile transmission, e-mail, telex, telephone, internet or other forms of electronic communication) of interstate or foreign commerce of, or of any facilities of a national securities exchange of, any Restricted Jurisdiction;

(iii)	is not acting on a non-discretionary basis (as agent, nominee, custodian, trustee or otherwise) for or on behalf of a principal, unless such principal has given any instructions with respect to the Offer from outside a Restricted Jurisdiction;

(iv)	if such Existing A Shareholder is a citizen, resident or national of a jurisdiction outside the UK, Czech Republic or Poland, he has observed the laws and regulatory requirements of the relevant jurisdiction in connection with the Offer, obtained all requisite governmental, exchange control or other consents, complied with all other necessary formalities and paid any issue, transfer or other taxes or duties or other requisite payments due in any such jurisdiction in connection with such acceptance and that he has not taken or omitted to take any action that will or may result in New NWR, J.P. Morgan Cazenove and the Czech Receiving Agents or any other person acting in breach of any legal or regulatory requirements of any such jurisdiction in connection with the Offer or his acceptance of the Offer;

(v)	is making an instruction to accept the Offer from outside a Restricted Jurisdiction and was outside such jurisdiction at the time of placing the Acceptance Notice; and

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(vi)	is not making an instruction to accept the Offer with a view to the offer, sale, resale or delivery, directly or indirectly of any New A Shares in or into any Restricted Jurisdiction and will not hold or acquire any New A Shares for any person who he has reason to believe is purchasing for the purpose of such offer, sale, resale or delivery;

(c)	that the Acceptance Notice constitutes, subject to the Offer becoming wholly unconditional in accordance with its terms and to such Existing A Shareholder not having validly withdrawn his instruction to accept the Offer, the appointment of New NWR as such Existing A Shareholder’s attorney and an instruction and authorisation to the attorney to do all such acts and things as may in the opinion of such attorney be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer and to vest in New NWR (or its nominees) the full legal and beneficial ownership of the Existing A Shares comprised in the instruction to accept;

(d)	that the Acceptance Notice constitutes the appointment of the Czech Receiving Agents and The Bank of New York Mellon as the accepting Existing A Shareholder’s attorneys with an instruction and authorisation subject to the Offer becoming wholly unconditional in accordance with its terms and the Existing A Shareholder not having validly withdrawn his instruction to accept the Offer, to transfer to New NWR (or to such other person or persons as New NWR or its agents may direct) by means of the CSD all or any of the Existing A Shares which are the subject of the Acceptance Notice; and

(e)	that the Acceptance Notice constitutes (subject to the Offer becoming wholly unconditional in accordance with its terms and to the Existing A Shareholder not having validly withdrawn his acceptance) an instruction and authorisation:

(i)	subject to the provisions of paragraph 5 of Part B of this Part VII, to New NWR or its agents to procure that the name of such Existing A Shareholder is entered in the register of shareholders of New NWR in respect of any New A Shares to which such Existing A Shareholder becomes entitled under the Offer; and

(ii)	to New NWR, Existing NWR or their respective agents, to record, act and rely on any mandates, instructions, consents or instruments in force relating to payments, notices or distributions which have been entered in the records of Existing NWR in respect of his holding of Existing A Shares (until such are revoked or varied);

(f)	that the Electronic Instruction constitutes the giving of authority to each of New NWR, the Directors and New NWR’s partners and agents within the terms set out in Part B and this Part C of Part VII;

(g)	that, subject to the Offer becoming wholly unconditional (or if the Offer would become wholly unconditional or lapse on the outcome of the resolution in question) or if the Panel otherwise gives its consent in respect of Existing A Shares in respect of which the Offer has been accepted or deemed to be accepted, which acceptance has not been validly withdrawn and pending registration in the name of New NWR or as it may direct:

(i)	New NWR or its agents shall be authorised to direct the exercise of any votes and any or all other rights and privileges (including the right to call a general or separate class meeting of Existing NWR) attaching to the Existing A Shares comprised or deemed to be comprised in the acceptance; and

(ii)	an Acceptance Notice by an Existing A Shareholder will constitute with regard to such Existing A Shares comprised in the instruction to accept:

(A)	an authority to Existing NWR or its agents to send any notice, circular, warrant or other document or communication which may be required to be sent to him as a shareholder of Existing NWR to New NWR at its registered office;

(B)	an authority to any Director or person authorised by New NWR to sign any document and do such things as may, in the opinion of that agent and/or attorney, seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to the Existing A Shares held by him (including, without limitation, signing any consent to short notice of a general or separate class meeting as his attorney and on his behalf and executing a form of proxy appointing any person nominated by New NWR to

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attend general and separate class meetings of Existing NWR and attending any such meeting (and any adjournment thereof) and exercise on his behalf the votes attaching to the Existing A Shares comprised or deemed to be comprised in the instruction to accept the Offer such votes to be cast so far as possible to satisfy any outstanding condition of the Offer); and

(C)	the agreement of such Existing A Shareholder not to exercise any such rights without the consent of New NWR and the irrevocable undertaking not to appoint a proxy for or to attend such general or separate class meeting of Existing NWR;

The authorities referred to in this paragraph (g) of Part C of Part VII will cease to be valid if the acceptance is withdrawn in accordance with paragraph 3 of Part B of this Part VII;

(h)	that he will do all such acts and things as shall, in the opinion of New NWR, be necessary or expedient to vest in New NWR or its nominee(s) the Existing A Shares comprised or deemed to be comprised in the acceptance and to enable the Czech Receiving Agents and The Bank of New York Mellon to perform their functions as Czech Receiving Agents or otherwise for the purposes of the Offer;

(i)	that he will ratify each and every act or thing which may be done or effected by New NWR or the Czech Receiving Agents, The Bank of New York Mellon or any of their respective directors or agents, as the case may be, in the exercise of any of the powers and/or authorities under this Part C of Part VII;

(j)	that, if any provision of Part B or this Part C of Part VII shall be unenforceable or invalid or shall not operate so as to afford New NWR, the Czech Receiving Agents, The Bank of New York Mellon or any of their respective directors, agents or persons authorised by them, the benefit of the authorities and powers of attorney expressed to be given therein he will, with all practicable speed, do all such acts and things and execute all such documents that may be required or desirable to enable New NWR, the Czech Receiving Agents and/or The Bank of New York Mellon and any of their respective directors, agents or persons authorised by them to secure the full benefit of Part B or this Part C of Part VII;

(k)	that placing of the Acceptance Notice constitutes such Existing A Shareholder’s submission to the exclusive jurisdiction of the courts of England in relation to all matters arising in connection with the Offer;

(l)	that he is irrevocably and unconditionally entitled to sell and transfer the beneficial ownership of the Existing A Shares comprised or deemed to be comprised in such acceptance and that such shares are sold fully paid and free from all liens, charges, equities, encumbrances, rights of pre-emption and other interests of any nature whatsoever and together with all rights attaching to them on or after the date of the Announcement, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, paid or made, or any other return of capital (whether by reduction of share capital or share premium or otherwise) made, on or after that date (save for the 2010 Final Dividend which shall be paid on 15 April 2011 to holders of the Existing A Shares on the 2010 Final Dividend Record Date); and

(m)	that he is not a client (as defined in the FSA Handbook) of J.P. Morgan Cazenove in connection with the Offer.

A reference in Part C of this Part VII to an Existing A Shareholder includes a reference to the person or persons placing an Acceptance Notice and, in the event of more than one person placing an Acceptance Notice, the provisions of this Part C will apply to them jointly and to each of them.

3	Condition for Acceptance in NDS

This paragraph 3 of Part C of Part VII shall apply only to holders of the Existing A Shares in NDS.

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For the purposes of this paragraph 3 of Part C of Part VII, the phrase “Existing A Shares comprised in the instruction to accept” shall mean the number of the Existing A Shares that are indicated in an acceptance order placed by the Existing A Shareholder (the “Acceptance Order”).

Without prejudice to the provisions of Parts A and B of this Part VII, each Existing A Shareholder who, or on whose behalf, the Acceptance Order is placed (subject to the rights of withdrawal set out in this document), irrevocably undertakes, represents, warrants and agrees to and with New NWR and NDS and Polish Offering Agent and the brokerage house or bank keeping the securities account and The Bank of New York Mellon to bind himself, his personal and legal representatives, heirs, successors and assigns:

that the Acceptance Order shall constitute:

(i)	an instruction to accept the Offer in respect of the number of the Existing A Shares indicated in the Acceptance Order; and

(ii)	an undertaking to execute any documents, take any further actions and give any further assurances which may be required to enable New NWR to obtain the full benefit of this Part C of Part VII and/or to perfect any of the authorities expressed to be given hereunder and otherwise in connection with his instruction to accept the Offer, in each case on and subject to the terms and conditions set out or referred to in this document, and that, subject only to the rights of withdrawal set out in paragraph 3 of Part B of this Part VII, each such acceptance shall be irrevocable;

(a)	that such Existing A Shareholder:

(i)	has not received or sent copies or originals of this document, or any related documents in, into or from a Restricted Jurisdiction;

(ii)	has not otherwise utilised in connection with the Offer, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, facsimile transmission, e-mail, telex, telephone, internet or other forms of electronic communication) of interstate or foreign commerce of, or of any facilities of a national securities exchange of, any Restricted Jurisdiction;

(iii)	is not acting on a non-discretionary basis (as agent, nominee, custodian, trustee or otherwise) for or on behalf of a principal, unless such principal has given any instructions with respect to the Offer from outside a Restricted Jurisdiction;

(iv)	if such Existing A Shareholder is a citizen, resident or national of a jurisdiction outside the UK, Czech Republic or Poland, he has observed the laws and regulatory requirements of the relevant jurisdiction in connection with the Offer, obtained all requisite governmental, exchange control or other consents, complied with all other necessary formalities and paid any issue, transfer or other taxes or duties or other requisite payments due in any such jurisdiction in connection with such acceptance and that he has not taken or omitted to take any action that will or may result in New NWR, J.P. Morgan Cazenove or any other person acting in breach of any legal or regulatory requirements of any such jurisdiction in connection with the Offer or his acceptance of the Offer;

(v)	is making an instruction to accept the Offer from outside a Restricted Jurisdiction and was outside such jurisdiction at the time of placing the Acceptance Order; and

(vi)	is not making an instruction to accept the Offer with a view to the offer, sale, resale or delivery, directly or indirectly of any New A Shares in or into any Restricted Jurisdiction and will not hold or acquire any New A Shares for any person who he has reason to believe is purchasing for the purpose of such offer, sale, resale or delivery;

(b)	that the Acceptance Order constitutes, subject to the Offer becoming wholly unconditional in accordance with its terms and to such Existing A Shareholder not having validly withdrawn his instruction to accept the Offer, the irrevocable appointment of New NWR as such Existing A Shareholder’s attorney and an irrevocable instruction and authorisation to the attorney to do all such acts and things as may in the opinion of

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such attorney be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer and to vest in New NWR (or its nominees) the full legal and beneficial ownership of the Existing A Shares comprised in the instruction to accept;

(c)	that the Acceptance Order constitutes the irrevocable appointment of the NDS, the Polish Offering Agent and the brokerage house or bank keeping the securities accounts and The Bank of New York Mellon as the relevant Existing A Shareholder’s attorney with irrevocable an instruction and authorisation subject to the Offer becoming wholly unconditional in accordance with its terms and the Existing A Shareholder not having validly withdrawn his instruction to accept the Offer, to transfer to New NWR (or to such other person or persons as New NWR or its agents may direct) by means of the NDS all or any of the Existing A Shares which are the subject of the Acceptance Order; and

(d)	that the Acceptance Order constitutes (subject to the Offer becoming wholly unconditional in accordance with its terms and to the Existing A Shareholder not having validly withdrawn his acceptance) an irrevocable instruction and authorisation:

(i)	subject to the provisions of paragraph 5 of Part B of this Part VII, to New NWR or its agents to procure that the name of such Existing A Shareholder is entered in the register of shareholders of New NWR in respect of any New A Shares to which such Existing A Shareholder becomes entitled under the Offer; and

(ii)	to New NWR, Existing NWR or their respective agents, to record, act and rely on any mandates, instructions, consents or instruments in force relating to payments, notices or distributions which have been entered in the records of Existing NWR in respect of his holding of the Existing A Shares (until such are revoked or varied);

(e)	that the Acceptance Order constitutes the giving of authority to each of New NWR, the Directors and New NWR’s partners and agents within the terms set out in Part B and this Part C of Part VII;

(f)	that, subject to the Offer becoming wholly unconditional (or if the Offer would become wholly unconditional or lapse on the outcome of the resolution in question) or if the Panel otherwise gives its consent in respect of the Existing A Shares in respect of which the Offer has been accepted or deemed to be accepted, which acceptance has not been validly withdrawn and pending registration in the name of New NWR or as it may direct:

(i)	New NWR or its agents shall be authorised to direct the exercise of any votes and any or all other rights and privileges (including the right to call a general or separate class meeting of Existing NWR) attaching to the Existing A Shares comprised or deemed to be comprised in the instruction to accept the Offer; and

(ii)	the Acceptance Order by an Existing A Shareholder will constitute with regard to such Existing A Shares comprised in the instruction to accept:

(A)	an authority to Existing NWR or its agents to send any notice, circular, warrant or other document or communication which may be required to be sent to him as a shareholder of Existing NWR to New NWR at its registered office;

(B)	an authority to any Director or person authorised by New NWR to sign any document and do such things as may, in the opinion of that agent and/or attorney, seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to the Existing A Shares held by him (including, without limitation, signing any consent to short notice of a general or separate class meeting as his attorney and on his behalf and executing a form of proxy appointing any person nominated by New NWR to attend general and separate class meetings of Existing NWR and attending any such meeting (and any adjournment thereof) and exercise on his behalf the votes attaching to the Existing A Shares comprised or deemed to be comprised in the instruction to accept the Offer, such votes to be cast so far as possible to satisfy any outstanding condition of the Offer); and

(C)	the agreement of such Existing A Shareholder not to exercise any such rights without the consent of New NWR and the irrevocable undertaking not to appoint a proxy for or to attend such general or separate class meeting of Existing NWR;

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The authorities referred to in this paragraph (g) of Part C of Part VII will cease to be valid if the acceptance is withdrawn in accordance with paragraph 3 of Part B of this Part VII;

(g)	that he will do all such acts and things as shall, in the opinion of New NWR, be necessary or expedient to vest in New NWR or its nominee(s) the Existing A Shares comprised or deemed to be comprised in the instruction to accept the Offer and to enable the NDS, the Polish Offering Agent and the brokerage house or bank keeping the securities accounts and The Bank of New York Mellon to perform their functions as the NDS, the Polish Offering Agent and the brokerage house or bank keeping the securities accounts and The Bank of New York Mellon for the purposes of the Offer;

(h)	that he will ratify each and every act or thing which may be done or effected by New NWR or the NDS, the Polish Offering Agent and the brokerage house or bank keeping the securities accounts and The Bank of New York Mellon or any of their respective directors or agents, as the case may be, in the exercise of any of the powers and/or authorities under this Part C of Part VII;

(i)	that, if any provision of Part B or this Part C of Part VII shall be unenforceable or invalid or shall not operate so as to afford New NWR or the NDS, the Polish Offering Agent and the brokerage house or bank keeping the securities accounts and The Bank of New York Mellon or any of their respective directors, agents or persons authorised by them, the benefit of the authorities and powers of attorney expressed to be given therein he will, with all practicable speed, do all such acts and things and execute all such documents that may be required or desirable to enable New NWR and/or the NDS, the Polish Offering Agent and the brokerage house or bank keeping the securities accounts and The Bank of New York Mellon and any of their respective directors, agents or persons authorised by them to secure the full benefit of Part B or this Part C of Part VII;

(j)	that placing of the Acceptance Order constitutes such Existing A Shareholder’s submission to the exclusive jurisdiction of the courts of England in relation to all matters arising in connection with the Offer;

(k)	that he is irrevocably and unconditionally entitled to sell and transfer the beneficial ownership of the Existing A Shares comprised or deemed to be comprised in such instruction to accept the offer and that such shares are sold fully paid and free from all liens, charges, equities, encumbrances, rights of pre-emption and other interests of any nature whatsoever and together with all rights attaching to them on or after the date of the Announcement, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, paid or made, or any other return of capital (whether by reduction of share capital or share premium or otherwise) made, on or after that date (save for the 2010 Final Dividend which shall be paid on 15 April 2011 to holders of the Existing A Shares on the 2010 Final Dividend Record Date); and

(l)	that he is not a client (as defined in the FSA Handbook) of J.P. Morgan Cazenove or the Polish Offering Agent in connection with the Offer.

A reference in Part C of this Part VII to an Existing A Shareholder includes a reference to the person or persons placing the Acceptance Order and, in the event of more than one person placing the Acceptance Order, the provisions of this Part C will apply to them jointly and to each of them.

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Part VIII

Information on the Group

Overview

The Group, through its subsidiary OKD, is the Czech Republic’s largest hard coal mining company and is a leading producer of hard coal in Central Europe (in each case, on the basis of revenues and volume of coal produced) serving customers in the Czech Republic, Slovakia, Austria, Poland, Hungary and Germany. It is one of the largest industrial groups in the Czech Republic and the largest Czech natural resources company in terms of revenue and employees. For the year ended 31 December 2010, the Group employed an average of 15,146 workers and utilised an average of 3,407 workers employed by contractors, making it one of the largest private employers in the country.

The Group’s business is hard coal mining and coke production. Through its hard coal mining operations, the Group produces coking coal and thermal coal. Coking coal is used as a raw material in steel production, whereas thermal coal is sold to electric utilities, industrial users and other producers of electricity. Coking coal generally commands higher prices and generates higher revenues with higher margins for the Group than thermal coal. The Group has four operating mines and four coking batteries. As at 1 January 2011, the Group had approximately 396 million tonnes of proved and probable reserves (including approximately 190 million tonnes of probable reserves at Dębieńsko). More than 80 per cent. of the Group’s coal reserves consist of high quality coal (that is, coal having a high calorific value (high btu/lb) and low sulphur content) that can be sold as coking coal.

The Group’s mining and related businesses operate in the north-eastern region of the Czech Republic. The Group believes the landlocked position of its operations in the vicinity of the Group’s key customers and the high quality of its coal (in terms of calorific value as well as the percentage of coking coal in the coal mix) have enabled the Group to become a leading supplier of hard coal in Central Europe.

For the year ended 31 December 2010, the Group sold approximately 10.7 million tonnes of coal of which approximately 5.3 million tonnes was coking coal and approximately 5.4 million tonnes was thermal coal. For the year ended 31 December 2010, the Group also sold approximately 1.1 million tonnes of coke, converted from its own and purchased coking coal, which is used primarily as a raw material for steel, foundries and insulation material production.

For the year ended 31 December 2010, the Group had consolidated revenues from continuing operations of approximately EUR 1,590 million, EBITDA* from continuing operations of EUR 464 million and net income from continuing operations of EUR 221 million. During this period, the Group’s external coal and coke sales on an EXW basis accounted for EUR 1,384 million, which represented 87 per cent. of consolidated revenues.

Since 2007, the Group has been focused on making capital investments to improve the efficiency and productivity of its coal mining operations. POP 2010, which was initiated to upgrade longwall and development equipment at the Group’s existing mines was completed in 2009. In addition, COP 2010, which was initiated to centralise coking operations, and the SAFETY 2010 programme, which was initiated to further improve work safety in the Group’s mines, were fully implemented in 2010. The Group’s capital investment programmes have resulted in productivity gains, improved efficiency and raised the safety levels of the Group’s operations. In early 2010, the Group launched its 2015 Perspective programme, a set of cultural values intended, amongst other things, to build on the gains and efficiencies achieved by the POP 2010 investment by further improving employee care and labour productivity and ensuring consistent exploitation of coal reserves, occupational safety and good customer relations.

The Group is focused on its core business of coal mining and coke production. In line with this strategy, on 21 June 2010, Existing NWR concluded the sale of its energy business to Dalkia, a leading energy group in the Czech Republic, for CZK 3.584 billion in cash and is subject to further adjustments based on the trading results of Czech Karbon for 2010 and 2011.

*      As defined in Note 6 to the selected historical financial data set out in Part A of Part XIV “Certain Group Financial Information—Selected Historical Consolidated Financial Data”.

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Competitive Strengths

The Group believes that its key strengths are:

A Leading Market Position and Scale in the Czech Republic and Central Europe in Terms of Revenue and Amount of Coal Produced.

The Group is the largest hard coal producer in the Czech Republic and a leading producer of hard coal in Central Europe in terms of revenues and volume of coal produced. It is also the leading supplier of foundry coke for foundries and stone (mineral) wool producers based in the Czech Republic in terms of tonnage sold. The Group has a large and diverse reserves base and is able to source and blend coal from multiple mines to meet the demands of customers who require specific blends of coal of varying specifications. As at 1 January 2011, the Group had approximately 396 million tonnes of proved and probable reserves (including approximately 190 million tonnes of probable reserves at Dębieńsko).

Diversified Products, Coal and Integrated Mining and Coking Operations leading to Greater Cost-Efficiency.

The Group produces both coking coal for use in steel production and thermal coal for use in electricity generation. Having diversified reserves allows the Group to be flexible when one type of coal is preferred over another type of coal or when coal blends of several types of coal are required. The Group’s mix of coal qualities also provides it with an opportunity to work with many different types of coal customers.

More than 80 per cent. of the Group’s proved and probable reserves is high quality coal (that is, coal having high calorific value (high btu/lb) and low sulphur content) which can be sold as coking coal. Coking coal generally commands higher prices and generates higher revenues for the Group with higher margins relative to thermal coal. Approximately 49 per cent. of the volume of coal sold to third parties by the Group in the year ended 31 December 2010 consisted of coking coal.

The Group benefits from the integration of its coal mining and coke production operations. The Group sells coke to regional steel companies and foundries, who rely on the Group to provide specific qualities and blends of coke. In addition to allowing the Group to provide a broader range of services to its customers, the Group believes that integration allows it to capture higher margins attributable to the sale of coke than would otherwise be achieved through the sale of coking coal alone and also allows the Group to maintain strong customer relationships by providing coke capacity in addition to coking coal.

Strong Positioning to Benefit from Positive Trends in Steel Production, Electricity Demand and Industrial Growth in Central Europe.

The Group believes it is well positioned to take advantage of industrial growth in Europe, leading to increased demand for steel, and in turn coking coal, following the effects of the financial crisis. The World Steel Association projects that apparent steel use in the EU will rise by 18.9 per cent. and 5.7 per cent. in 2010 and 2011, respectively. Growth in the automobile, construction, manufacturing and machinery industries is a significant potential driver of demand for the Group’s products and the Group believes that the Central European region’s industrial base and lower cost work force will give it a competitive advantage in benefiting from this trend compared to mining companies in Western Europe. Strengthening demand for electricity in Poland, where close to 90 per cent. of electricity generated is produced from thermal coal, is also projected, with the Polish Ministry of Finance forecasting an increase in demand of more than 50 per cent. by 2030. Such a trend may indirectly benefit the Group as increased demand and prices in Poland influence prices in the wider Central European region.

Long-Standing Relationships with Customers and a Stable Customer Base influenced by Geographical Positioning.

The Group has long-standing relationships with its key customers, many of which have production facilities which the Group or its predecessors have served for over 50 years. The Group’s customers include large, established companies, including global steel producers, large regional steel producers, electric utilities and other large industrial companies. The Group believes it has a reputation for reliability, superior product delivery, familiarity with its customers’ needs and customer service that has enabled it to maintain these customer relationships. For example, steel companies typically adapt their coking ovens for specific coal qualities to increase efficiency and

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organise their logistics for coal delivery with their coal supplier. Consequently, the Group believes that coal customers have substantial investments embedded in their relationships with a particular supplier, such as the Group, and that the Group’s long-term supply and logistics relationships with its customers, together with its ability to supply high quality coal blends, therefore provide it with a competitive advantage over other suppliers of coal.

In addition, the Group benefits significantly from the landlocked location of the production facilities of its customers in the Czech Republic and Central Europe and the proximity of its reserves and its facilities to the facilities of its customers. The limited reach of navigable waterways near many industrialised areas of Central Europe provides a competitive cost advantage to coal producers, such as the Group, with its coal mines being located near the sites of steel mills and electricity generating facilities in the region. The landlocked location of customers in Central Europe makes importing coal from overseas generally more expensive than using locally sourced coal. The Group believes that the higher transportation costs associated with such overseas coal provide the Group with a competitive cost advantage in servicing such customers as a result of the close proximity of the Group’s coal mines to its customers’ production facilities, and to a regional transportation system combined with long-term relationships with transportation providers which generally facilitates the Group’s delivery of coal to its customers, relative to overseas competitors, who generally rely on long distance sea freight, ports with limited capacity and longer overland distances from port to customer.

Significant Growth Potential in Poland

In June 2008, the Group was granted a licence to mine the Dębieńsko coal field in southern Poland. The Group estimates that there are approximately 190 million tonnes of probable reserves in the Dębieńsko mine, of which substantially all are coking coal and over 50 per cent. of which is contained in thick seams (greater than 1.5 metres) offering potential for long longwall panels and thereby offering the potential to mine coal at a lower cost. The Group expects this probable reserves figure would be increased if the Group is granted an amendment to the existing mining licence to allow it to mine at shallow levels. The Group is in the process of assessing its options for developing this project and currently intends to invest between EUR 350 million and EUR 400 million over a five-year period, of which approximately EUR 50 million is expected to be invested in 2011. Once fully operational, the Dębieńsko mine will offer the opportunity to significantly increase the Group’s coal production and enable organic growth in the regional coal market.

The Group believes that the Dębieńsko mine provides the Group with significant potential to increase reserves, production capacity and revenues.

Focused Capital Expenditure Programmes and Operational Efficiency

Since 2007, the Group has invested significantly in capital investment programmes designed to improve the efficiency and profitability of its mining and coking operations. These include POP 2010, which was initiated to upgrade longwall and development equipment at the Group’s existing mines, COP 2010, which was initiated to centralise coking operations, and the SAFETY 2010 programme, which was initiated to improve safety in the Group’s mines.

These programmes have already resulted in productivity gains and improved efficiency by allowing the Group to go deeper into mines using new mining equipment. As a result of the implementation of the POP 2010 equipment, the average longwall productivity (in tonnes produced per day per longwall set) for the year ended 31 December 2010 increased approximately 23 per cent. compared to the year ended 31 December 2007, being the last year of production without any POP 2010 impact, with the new longwalls producing on average approximately 2,800 tonnes of coal per longwall per day, an improvement of 72 per cent. compared to the old equipment. The new longwalls also reduced costs and raised the safety levels of the Group’s operations. In the year ended 31 December 2010, LTIFR decreased 42 per cent. compared to the year ended 31 December 2007. The Group believes that the capital investment programmes have strengthened its competitive advantage, improved productivity and enhanced access to, and efficiency of, extracting reserves.

The Group also believes that it has lower unit operating production costs and logistics costs compared to its competitors in countries such as Germany and state-owned mining companies in Poland. These relatively low operating costs provide it with an advantage as compared to other regional mining companies, including state-owned mining companies.

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Operational Excellence

Strong Management Team

The Group has a strong and established management team headed by experienced and knowledgeable industry practitioners. The Group’s senior executives together have an average of approximately 20 years of experience in the coal industry, and bring to the Group regional experience, knowledge of coal marketing, cost cutting, managing coal production, financial structuring and business development.

Good Relations with Regulators and Trade Unions

The Group believes that its long-standing relationships with Czech government agencies and its developing working relationship with Polish government agencies provide it with an advantage, enabling it to respond to changes in the regulatory environment. The coal industry in the Central European region is heavily regulated, with various regulatory agencies that oversee mining, environmental, health, safety and employment matters. The Group believes it benefits from established and co-operative relationships with regulatory agencies in the Czech Republic, attributable to the Group’s predecessors having been Czech government controlled entities and the Group’s position as one of the largest employers in the Czech Republic. These relationships are further enhanced by the Group’s management and BXR Group and its shareholders, who have several years of experience in working with the agencies responsible for regulating the mining industry in the Czech Republic. In Poland, the Group has also developed good relationships with the Polish government and the relevant regional and municipal governmental authorities in connection with the development of the Polish projects, which includes the potential future reopening of a Polish mine.

Further, the Group believes it has strong relationships with employees and trade unions. The Group has not experienced any work stoppages due to industrial action or wage negotiations since 1990.

Strong Health and Safety Record

The Group believes that safeguarding the health and promoting the safety of its workers is a top priority and an integral part of its business. The number of reportable injuries decreased by 24 per cent. for the year ended 31 December 2010 compared to the year ended 31 December 2009. The Group has also sought to improve safety in its mines through the implementation of its capital investment programmes, including the SAFETY 2010 programme in which the Group has invested approximately EUR 6 million during the course of 2010. The Group believes that its emphasis on safety is one of the key drivers of its relationship with its employees. The Group’s ability to avoid lost-time injuries fosters good relationships with its employees, regulatory agencies and regional and municipal governmental authorities, which ultimately enhances the Group’s business.

Strategic Shareholder Support through Regional and Industry Expertise

BXR Group is an experienced investor with significant expertise and background in the energy industry and significant expertise and in-depth knowledge of the CEE market generally. Zdenek Bakala, a Non-Executive Director and Chairman of the supervisory board of BXRP, is an established figure in the Czech business community and has been involved in finance and business in the CEE since the early 1990s and has made significant investments in, and has a track record for, growing companies in the region. Peter Kadas, a Non-Executive Director and senior employee of BXR Partners LLP, an affiliate of BXR Group, has been involved in many investments in the CEE. In 1990, Mr. Kadas established the Budapest office of Credit Suisse First Boston and, in 1995, he co-founded Renaissance Capital, the first private investment bank in Russia. From 1997 to 2000, Mr. Kadas was managing director of a joint venture between Croesus of New York and Central European Partners. The Group benefits from the in-depth regional knowledge of BXR Group and its shareholders, which advises the Group on financial and strategic matters and assists in the identification and execution of financing and acquisition opportunities. The Group seeks to leverage their expertise and regional and industry knowledge to maintain its relationships with leading coal consumers, to secure new mining sites and to implement operational improvements.

Strategic Objectives

The Group seeks to distinguish itself from its competitors in terms of responsiveness to customer specifications, production of high quality coal products, timeliness of delivery and

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knowledge of market trends to maintain its leading market position in the Czech Republic and Central Europe. The Group intends to accomplish this by pursuing the following focused business strategy

Pursuing Attractive Growth Opportunities

The Group intends to continue to selectively expand its operations, reserve base and long-term production by pursuing attractive growth opportunities in Central Europe and other markets which would complement the Group’s current operations. Privatisation candidates and recently privatised coal companies represent a significant area of opportunity for New NWR. The Group’s proposed acquisition of the Polish thermal coal producer, Lubelski Węigiel Bogdanka S.A. (“Bogdanka”), was an example of the Group identifying and pursuing growth opportunities on terms attractive to the Group and its shareholders. The Group’s offer was not accepted by the requisite number of Bogdanka’s shareholders and was therefore unsuccessful. The Group’s decision not to raise the offer price is indicative of its determination to pursue growth opportunities only on attractive terms, including pricing.

In addition, the Group may pursue, on a selective basis, acquisitions outside the Central European region, on its own or with a joint venture partner. The Group anticipates that its acquisition targets will typically be earnings accretive or will otherwise benefit the Group’s financial results.

Increasing Scale through Organic Growth of Existing Mines and Development Sites

The Group intends to continue to grow its business organically, primarily by converting resources to reserves and by adding reserves through, among other things, developing the Group’s existing mines and development sites.

The geological configuration of the Group’s mines involves significant investment in underground equipment, and the Group’s mining strategy and capital investment programmes are designed to maximise the development of its reserve base. The new underground mining equipment acquired as part of POP 2010 has enabled the Group to safely extract a larger proportion of coal from the Group’s existing resources. This larger proportion of coal extraction is achieved through the scaleable use of longwall equipment that allows for extraction from the full height of high coal seams, safe and more automated access to seams at low height, and extraction from deeper seams. The Group’s reserve strategy is in the near term aimed at enhancing productivity and cash flow and enhancement of the Group’s reserve base in the long term. The Group’s reserves strategy also involves assessing the extension of the working lives of the Group’s existing mines through continued underground exploration of the mining area, using improved equipment to mine deeper seams and considering new methods of mining, such as the room-and-pillar method, to open new coal beds.

In addition, the Group is in the process of assessing its options for developing the Dębieńsko coal field and currently intends to invest between EUR 350 million and EUR 400 million over a five-year period in order to ramp up production. The similar geological conditions and mining techniques and the proximity of Dębieńsko and the Group’s other Polish development project, Morcinek, to the Group’s existing mining operations, coupled with the Group’s existing use of Polish miners and knowledge of the Polish mining business environment through the operations of its wholly-owned subsidiary, NWR Karbonia, provide a rational basis for integration with the Group’s existing mining operations.

Improving Efficiency, Profitability and Safety of Mining Operations

The Group plans to continue to build on the gains and efficiencies achieved by POP 2010, COP 2010 and the SAFETY 2010 programme. In early 2010, the Group launched its 2015 Perspective programme, a set of cultural values intended, amongst other things, to further improve employee care and labour productivity and ensure consistent exploitation of coal reserves, occupational safety and good customer relations.

The Group continues to focus on maintaining a safe work environment to minimise injuries to its workforce and maintain the efficiency of its operations. The Group believes that its emphasis on safety is one of the key drivers of its relationship with its employees. The Group’s ability to avoid lost-time injuries fosters good relationships with its employees, regulatory agencies and regional and municipal governmental authorities, which ultimately enhances the Group’s business. The

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equipment purchased as part of POP 2010 involves further automation of extraction and has enhanced the safety environment for the Group’s workforce.

Recent Developments

Sale of Energy Business

In line with its strategy to focus on its core business of coal mining and coke production, on 21 June 2010, Existing NWR concluded the sale of its energy business to Dalkia, a leading energy group in the Czech Republic, for CZK 3.584 billion in cash and is subject to further adjustments based on the trading results of Czech Karbon for 2010 and 2011. In connection with the sale of NWR Energy, New NWR will continue to purchase utilities from NWR Energy and Czech Karbon under a long-term agreement, expiring in 2029.

See Part XVIII “Additional Information – Material Contracts – Sale of Energy Business” for more information.

Capital Investment Programmes

Since 2007, the Group has undertaken a series of capital investment programmes to improve the efficiency, profitability and safety of its mining operations.

POP 2010 to upgrade longwall and gateroad equipment at the Group’s four existing mines was completed in 2009. The new mining equipment has improved productivity by enabling the Group to mine in more geologically challenging seams which were previously unsafe to access. As a result of the implementation of the POP 2010 equipment, the average longwall productivity (in tonnes produced per day per longwall set) for the year ended 31 December 2010 has increased by approximately 23 per cent. compared to the year ended 31 December 2007, being the last year of production without any POP 2010 impact. The operation of the new longwall sets have also resulted in improved employee safety by, for example, allowing better control of the roof strata as a result of their higher load bearing capacity and improving microclimatic conditions through more efficient dust control.

In addition, the implementation of the Group’s coking refurbishment programme, COP 2010, to consolidate all coke production at a single, more efficient coking plant at Svoboda was completed in 2010 and the newly constructed coke battery No.10 is now running at full capacity. The new battery is expected to enable the Group to increase its foundry coke share in its total coke production volume. In addition, it is expected to improve the efficiency and extend the life of the Group’s coking operations. With the construction of the No. 10 coking battery at the Svoboda plant, the No. 4 coking battery at the Šverma plant was fully shut down by the end of 2010 and production at the Šverma plant was ceased.

In the second half of 2008, the Group launched the SAFETY 2010 programme. This programme, which was fully implemented in 2010, has further improved safety conditions in the Group’s mines by replacing existing personal protection equipment with new and better quality equipment. As a result of this programme and the implementation of the POP 2010 equipment, LTIFR decreased by 42 per cent. for the year ended 31 December 2010 compared to the year ended 31 December 2007.

Most recently, in early 2010, the Group launched its 2015 Perspective programme, designed to further build on the gains and efficiencies achieved by the POP 2010 investment. This new programme provides a set of cultural values intended, amongst other things, to further improve employee care and labour productivity and help ensure consistent exploitation of coal reserves, occupational safety and good customer relations.

The Group spent approximately EUR 221 million on its capital investment programmes in the year ended 31 December 2010. In addition, the Group has committed capital expenditures related to its capital investment programmes of approximately EUR 83 million as at 31 December 2010.

Polish Projects

In 2009, the Group prepared an alternative mine development plan providing for the Group’s use and exploitation of the shallower seams at Dębieńsko, in addition to mining the reserves under the Dębieńsko 1 licence. This alternative mining plan, if implemented, is expected to increase the probable reserves at Dębieńsko as a result of the mining of shallower seams by developing parallel slopes (spiral openings). The alternative mining plan would involve a smaller initial investment and earlier start of operations, but at lower production levels compared to the existing mining plan. It

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would also significantly extend the life of the mine, and would still allow for the subsequent mining of the deeper seams.

Following the outcome of the initial feasibility study and the subsequent preparation of the Group’s alternative mining plan in 2009, the Group commenced a detailed feasibility study to map out the project scope, execution plan, budget and schedule, as well as a significant proportion of the engineering for the project, in September 2010. Completion of the first stage of this work, comprising the surface infrastructure and processing plant, as well as the access and coal conveying declines, is expected in May 2011. The Group expects to invest approximately EUR 50 million in the Dębieńsko project in 2011. Subject to internal approval and final licenses, the Group expects to break ground in Dębieńsko during the course of 2011. The Group has also applied for an amendment to its current Dębieńsko 1 licence to mine at shallower levels.

The Group estimates that there are approximately 190 million tonnes of probable reserves in the Dębieńsko mine, of which substantially all is coking coal and over 50 per cent. of which is contained in thick seams (greater than 1.5 metres) offering potential for long longwall panels and thereby offering the possibility of mining coal at a lower cost. The Group expects this probable reserves figure would be increased if the amendment to its current Dębieńsko 1 mining licence is granted.

If an amendment to the Dębieńsko 1 mining licence is granted, the Group intends to invest between EUR 350 million and EUR 400 million over a five-year period in order to ramp-up production at Dębieńsko. If an amendment is not granted, the Group intends to develop the mine under the terms of the existing licence, which may require a larger capital investment and take longer to ramp-up production. See “– Projects and Prospects – Polish Development Projects-Dębieńsko coal field, Poland” below for further details.

Corporate Structure

Upon the Offer becoming or being declared wholly unconditional, Existing NWR will be the direct subsidiary of New NWR and will be the intermediate holding company of the Group. New NWR will also have three indirectly owned subsidiaries: (i) OKD, which along with its subsidiaries operates the Group’s mining operations; (ii) OKK, which produces foundry coke; and (iii) NWR Karbonia whose main business activity is the exploitation of coal.

(*)	BXRG Limited owns the shares in BXR Mining and RPG Property indirectly.
(**)	This chart is for illustrative purposes only and assumes that New NWR acquires 100 per cent. of the Existing A Shares in the Offer. There is no guarantee that this will be achieved. As a result, there may be additional shareholders in Existing NWR following the Offer and BXR Mining’s proportionate holding of New A Shares will also differ from that shown.
(***)	The acquisition by New NWR of 100 per cent. of the Existing B Shares from RPG Property B.V. in exchange for New B Shares is conditional on the Offer becoming or being declared wholly unconditional.

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Group History

Regular mining activities in the northeast region of the Czech Republic commenced in 1782. Prior to 1946, the hard-coal mining business in the Ostrava Karviná region was under the control of several companies. One of the most famous owners was the family of Salomon Mayer Rothschild.

With effect from 1 January 1946, the government of the then Czechoslovakia nationalised the hard coal mining industry. In the early 1990s, state enterprises engaged in coal mining were converted into two joint stock companies (akciová společnost), Former OKD and ČMD a.s. (“ČMD”), to prepare them for privatisation. Former OKD comprised most of the mining industry located in the Ostrava Karviná region, while ČMD operated hard-coal mines in the Kladno region and Ostrava Karviná region (ČSM in Stonava).

In 1994 and 1997, respectively, 40 per cent. of Former OKD shares and 45 per cent. of ČMD shares were privatised through a voucher privatisation programme and purchased by individuals and investment funds. From 1998 through to 2004, Karbon Invest acquired controlling stakes in ČMD and Former OKD from minority shareholders. A majority stake in Metalimex, a commodities trader, was acquired by ČMD and K.O.P., a.s. (both subsidiaries of Former OKD). In 1998, Former OKD purchased all of the outstanding shares of K.O.P., a.s., a majority shareholder of Metalimex.

In November 2004, Karbon Invest purchased 46 per cent. of the shares of Former OKD. Shortly thereafter, Karbon Invest was acquired by what is now the BXR Group (RPGI and entities directly or indirectly controlled by RPGI). In the second half of 2005, the majority shareholders bought out shares held by the minority shareholders under the newly introduced Czech squeeze-out legislation, consolidating their shareholdings in Former OKD, ČMD and Metalimex.

On 29 December 2005, New World Resources B.V. was incorporated as a Dutch private company with limited liability in connection with the Restructuring to serve as the holding company for the coal mining operations and the coking business of the Group and certain related businesses other than the Core Business. See Part XIII “Certain Group Financial Information – Effects of Acquisitions, Restructuring and Disposals – The Restructuring” for further details. On 31 December 2007, the Mining Division and the Real Estate Division were created within the Group. New World Resources B.V. was converted into New World Resources N.V. prior to Existing NWR’s initial public offering in April 2008. New NWR will represent the most significant holding of the BXR Group.

Coal Mining Operations

The Group’s hard coal mining business is conducted through OKD, a wholly-owned direct subsidiary of Existing NWR. OKD produces coking coal for use in steel production and thermal coal for use in electricity generation. The Group sells coking coal to steel production companies and foundries in either its raw form or as coke. Approximately 49 per cent. of the Group’s external coal sales tonnage for the year ended 31 December 2010 was coking coal. Thermal coal, which accounted for the remainder of the Group’s coal sales, is used by utilities, heating plants and industrial companies to produce steam and electricity. Thermal coal prices have tended to increase to the extent energy demand increases and thermal coal supply diminishes. Thermal coal margins are generally lower than coking coal margins.

Coal Characteristics

Coal found in the north-eastern region of the Czech Republic tends to have a much higher heat value than coal found in other parts of the Czech Republic. The Group’s coal is generally bituminous with high BTU, low (i.e. less than 1 per cent.) sulphur level and volatile matter averaging 18 per cent. at the Paskov mine and 25 per cent. to 31 per cent. at other mines.

Bituminous coals are classified according to vitrinite reflectance, moisture content and volatile content and are graded according to calorific value, the amount and nature of ash yield and sulphur content. Generally, the highest value bituminous coals are those which have a specific grade of volatility and ash content, especially with low carbonate and sulphur content.

Plasticity is essential for coking and steel making, where the coal must be able to mix with the iron oxides during smelting. This is measured by the swelling index test. The swelling index is used to select coals for coke blending. The swelling index of coal is a measurement of its increase in volume when heated under prescribed conditions. The test consists of heating several one gramme samples of pulverised coal in a silica crucible over a gas flame under prescribed

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conditions to form a coke button, the size and shape of which are then compared with a series of standard profiles numbered one to nine in increasing order of swelling. The higher the number, the better coking qualities.

The heat content of sub-bituminous coal ranges from (8,596 btu/lb to 12,034 but/lb) 20 to 28 MJ/kg on a moist, mineral matter-free basis. Sub-bituminous coal is used almost exclusively by electric utilities and some industrial customers.

Coal Characteristics

OKD’s Coal Quality	Mine	Swelling index	Volatile matter	Sulphur content	Calorific Value (MJ/kg	)

Hard coking coal	Paskov	8.0	18.3	0.61%	27.55
Hard coking coal	ČSM	7.0	25.9	0.50%	27.40
Semi-hard coking coal	Darkov	6.5	27.0	0.43%	26.10
Semi-soft coking coal	Karviná (ČSA)	5.5	29.4	0.42%	32.83
Thermal coal	Karviná (Lazy)	3.0	30.2	0.45%	22.29

Source: Data relating to swelling index and volatile matter has been provided by an external mining consultant and data relating to sulphur content has been sourced from the Group as at 31 December 2010.

The Group’s coking coal characteristics are:

•	Swelling index: 8 for the high quality coking coal from the Paskov mine and 5.5 to 7 for the standard quality coking coal.

•	Volatile matters: approximately 18 per cent. for the high quality coking coal from the Paskov mine and 26 per cent. to 29 per cent. for the standard quality coking coal.

•	Sulphur: all coking coal produced from the company’s mines has a relatively low sulphur content (less than 1 per cent.).

More than half of the Group’s reserves are coking coal with the right characteristics for use in steel production.

The Group’s thermal coal characteristics are:

•	Heat content 28 to 31 MJ/kg (12,034 btu/lb to 13,323 btu/lb) for the best quality thermal coal and 15 to 25 MJ/kg (6,447 btu/lb to 10,745 btu/lb) for the standard quality thermal coal.

•	Ash content for the high quality thermal coal is 5 to 10 per cent. and for the standard quality thermal coal 20 to 45 per cent.

Coal Mines

The Group’s hard coal reserves are situated in eight mining areas in the Karviná and Ostrava regions of the Upper Silesian basin. The coal deposits in the Karviná region, where all OKD mines except for Paskov are located, feature seam thickness ranging from 0.8 metres to 10 metres. The coal deposits in Ostrava region, where the Paskov mine is located, have usual seam thickness from 0.5 to 1.2 metres, while the coal found there shows the highest quality parameters.

Until 31 March 2008 the Group had five mines: Darkov mine, ČSM, ČSA mine, Lazy mine and Paskov. On 1 April 2008, the Group consolidated the administration of Lazy mine and ČSA mine under the name Karviná mine. The operating and statistical data in this document show Lazy mine and ČSA mine as separate mines. The Group’s four mines have 22 shafts extracting coal from depths ranging from 600 to 1,100 metres below the surface. Darkov, ČSM, ČSA and Karviná are connected through underground tunnels and railways on the surface.

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Location of OKD Mines, development projects and OKK coking plants

Source: NWR Group

Overview of Operating Mines

The following provides a description of the operating characteristics of the principal mines and reserves of each of the Group’s mining operations as at 31 December 2010, unless otherwise stated.

	Units	Darkov	Karviná(1)	Paskov	ČSM	Total

Proved and probable reserves(2) as at 1 January 2011	thousand tonnes	40,525	92,766	25,089	47,714	206,094
Washing plant capacity	tonnes/hour	1,800	1,940	750	1,300	5,790
Saleable mine production (for the year ended 31 December 2010)	thousand tonnes	2,565	2,935	702	1,711	7,913
Number of shafts		5	7	6	4	22
Number of sites		2	2	1	2	7
Average number of longwalls		4,3	4,9	4,0	4,1	17
Lifespan	Years	20	17	19	20	—
Number of workers (OKD mining business units only)
– Employees		2,858	3,952	2,600	2,739	12,149
– Contractors(3)		1,119	1,152	487	1,114	3,872

Total number of workers		3,977	5,104	3,087	3,853	16,021

Source: NWR Group
Notes:
(1)	The Karviná mine was established on 1 April 2008 by merging the ČSA mine and the Lazy mine into one organisational unit.
(2)	Prepared by a certified geologist employed by OKD.
(3)	Based on best estimate.

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Brief History of Mines

Darkov Mine

Mining in the area where the Darkov mine is located began in 1853 in the Gabriela mine. The Hohenegger and Austria mines began production in 1883 and 1907, respectively. These mines were merged in the 1950s. The Závod 2 site began operations in 1982.

Paskov Mine

Paskov, with its one active site in Staríč, is the only active mine in the Ostrava region. The original Paskov site was founded in 1960, began operations in 1966 and closed in 1999. The Staríč site was founded in 1963 and began operations in 1970. In 1994, the Paskov and Staríč sites were merged into Paskov.

ČSM Mine

The construction works for ČSM located in Karviná began in 1958 and operations began in 1969. In 2005, ČMD, which owned ČSM, merged with OKD.

Karviná Mine

The Karviná mine was established on 1 April 2008 by merging the ČSA mine and the Lazy mine into one organisational unit. The Group consolidated the administration of Lazy mine and ČSA mine under the name Karviná mine.

The construction works at the Lazy location began in 1890 under the name Neuschacht Lazy. Until 2006, Lazy also included the Dukla mine site, founded in 1907. In 2006, the Dukla site was transferred to Paskov and is currently being closed down. The ČSA mine originally consisted of two mines, Jindrich and Františka, which were founded in 1856. Other mines that belong to ČSA today were founded as follows: Karel in 1859, Jan in 1860 and Hlubina in 1870. In 1951, the mines were merged into one mine currently known as Jan-Karel. Shaft Versuch was drilled in 1822 and the Eleonora mine was founded in 1854. In 1883, the mines were merged into the Doubrava mine, which was merged with ČSA in 1995.

Mine Closures

During the period from 1992 to 2003, the Group closed and liquidated eight mines, three ineffective localities and 62 shafts. In 2006, the Group commenced liquidation of the Dukla Mine and two shafts at Doubrava. The last remaining shaft at Doubrava is expected to be liquidated in 2010. Demolitions and terrain works for the Dukla Mine were finished in 2008 and for Doubrava are expected to be completed in 2011. All costs connected with liquidations of mines since 2004 are borne solely by the Group. In 2008, 2009 and 2010, the Group incurred costs connected with mine closures of approximately CZK 84.0 million (approximately EUR 3.4 million), CZK 7.0 million (approximately EUR 0.3 million) and CZK 30.2 million (approximately EUR 1.2 million), respectively.

The process for closing and liquidating mines is regulated by Czech mining law. The District Mining Authority must approve all liquidation works in shafts and underground. See Part X “Mining and Environmental Regulatory Matters – The Czech Republic – Reserves for Future Reclamation; Compensation for Damages Caused by Mining Activities” for further details.

In general, mine liquidation includes sealing underground and shafts, demolition of unusable surface buildings, providing social benefits for employees who were laid off, and landscape reclamation or remediation. For shaft liquidation (filling the shaft), the Group uses hardened (mixture of ash and cement) and non-hardened (waste rock) material. Hoist tower, compressors, mining fans and other buildings are demolished during mine liquidation.

Transfer of Certain Old Mines

Until 2000, OKD had concentrated all discontinued mines into a division called Odra mine. The main purpose of this division was to supervise reclamation works at the closed mines and to administer claims and obligations towards current and former employees of the discontinued mining units. In 2000, OKD began the process of selling Odra mine to a state-owned company, DIAMO, s.p. The sale was completed in 2002.

In 2004, OKD sold its Barbora mine to DIAMO, s.p. At this time, DIAMO, s.p. also assumed all of OKD’s obligations vis-à-vis all its former employees. Simultaneously, ČMD sold its closed mines in the Kladno area to state-owned Palivovy kombinát Ústí, s.p. (“PKU”) in a similar transaction.

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By operation of law, OKD is the statutory guarantor of the obligations assumed by DIAMO, s.p. and PKU existing at the time of the transfer.

Coal Mining Techniques

There are two main types of coal mining methods: underground mining and open-pit mining. There are two forms of underground mining extraction procedures: longwall mining and room-and-pillar mining. Longwall mining is an established coal mining technique widely used in Europe, South Africa, the United States, and Australia, among other places, while room-and-pillar mining is used especially in the United States and Canada.

The Group engages in underground mining and currently employs the longwall mining system to extract coal from each of its four mines, generally utilising equipment purchased from German, Polish, Austrian and Czech manufacturers. Development is by means of single entry gate-roads and access tunnels. All four mines are operated under a relatively deep cover, ranging from approximately 600 metres to 1,100 metres, and are accessed by vertical shaft openings. As at 31 December 2010, the Group operated 22 mining shafts. Coal seams range in thickness, from 0.8 metres to 10 metres.

In longwall mining, large panels of coal are identified during the development stage of the mine and are then extracted in a single continuous operation. Longwall mining is a fully mechanised underground mining technique in which the mining face is supported by hydraulic props and/or mainly with shield supports, while the coal is excavated by a coal shearer and/or coal plough and then transported to the surface by electric conveyor belts. Road headers and/or drilling and loading machines are used to develop access to long rectangular blocks of coal which are then mined with longwall equipment, allowing controlled subsidence behind the advancing machinery. After the mining of a particular longwall panel has been completed, the longwall system is moved to a new mining area.

The key characteristics of longwall mining, compared to room-and-pillar mining, include high productivity, comparatively high reserve recovery rates, safety and reliability. Longwall mining is most effective for large blocks of medium to thick coal seams. High capital costs associated with longwall mining demand a large, contiguous reserve base. Ultimate seam recovery of in-place reserves using longwall mining can reach more than 70 per cent. This is much higher than the room-and-pillar mining method, for which the Group would expect a recovery rate of between 20 and 40 per cent. from zero-subsidence room-and-pillar mining in the region.

Although the Group does not currently engage in the room-and-pillar method, the Group has probable reserves available within the current mining areas which could be extracted using the room-and-pillar method, provided that there is no surface subsidence. The Group has developed conceptual mine plans to extract the coal from various seams in these areas using continuous mining and partial extraction using the room-and-pillar method.

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Productive shafts at OKD mines as at 31 December 2010

Mine	Plant	Name of the shaft		Shaft entrance on the surface	Shaft bottom	Total length

				(metres above sea level)	(metres below sea level)	(metres)
Darkov	Plant 2	Output shaft Mír 4		236.8	776.0	1,012.8
		Input shaft Mír 5		235.1	676.0	911.1
		Input shaft Da 1		233.6	665.4	899.0
	Plant 3	Input shaft Suchá-Stonava I		282.5	534.4	816.9
		Output shaft Suchá-Stonava III		282.5	530.4	812.9
Karviná-ČSA	Plant ČSA	Input shaft 1 (Jan	)	234.0	727.9	961.9
		Input shaft 2 (ČSA 2)		234.0	724.0	958.0
		Output shaft ČSA 3		230.0	775.0	1,005.0
		Output shaft Do III		281.5	895.0	1,176.5
Karviná-Lazy	Plant Lazy	Input shaft 2		261.2	589.4	850.6
		Input shaft 5		261.7	585.4	847.1
		Output shaft 6		261.7	643.4	905.1
Paskov	Plant	Output shaft I/1		273.5	304.6	578.1
		Input shaft I/2		273.4	633.0	906.4
		Output shaft II/3		305.5	614.1	919.6
		Input shaft II/4		305.5	850.0	1,155.5
		Output shaft III/5		305.5	455.5	761.0
		Input shaft III/6		305.5	642.8	948.3
ČSM	ČSM Sever	Input shaft		272.6	831.8	1,104.4
		Output shaft		272.6	732.0	1,004.6
	ČSM Jih	Input shaft		277.9	826.0	1,103.9
		Output shaft		278.1	695.0	973.1

Source: NWR Group.

All of the raw coal mined at the Group’s longwall mines is washed in preparation plants to remove ballast. The processing capacity of the washing/processing plants is designed to average the variations of the coal production volumes and coal quality within the seam(s) to get a homogenous product in terms of physical and chemical parameters. Generally, the Group uses three coal processing methods:

•	Rough selection: first level of sorting, where the major impurities (such as large stones, wood, debris and metal) are eliminated by a system of screens.

•	Washing: second level of sorting, where the larger grains (approximately 40 mm) are separated by washing and smaller grains (0.5-40 mm) are separated in washboxes and drewboys (at all mines except at Lazy) or heavy hydrocyclones and heavy sorting tanks (at Lazy only).

•	Flotation: third level or sorting, where the smallest particles (0-0.5 mm) are separated by flotation methods (at all mines except for Lazy).

Each mine uses a coal processing unit specifically designed for the quality of coal produced by mining and for the final products delivered to the customer.

Coal Reserves

OKD has a team of 15 geologists, led by a certified geologist who is a member of the European Federation of Geologists. The Group’s geology team is charged with gathering and maintaining reserve information for the Group. The reserve numbers are reported periodically to and independently verified by the Czech Mining Authority and included in the Czech State database relating to national coal reserves. As at 1 January 2011, the Group had total proved and probable coal reserves of approximately 396 million tonnes (including approximately 190 million tonnes of probable reserves at Dębieńsko).

Of the approximately 206 million tonnes of proved and probable reserves (excluding the probable reserves at Dębieńsko), approximately 103 million tonnes are proved reserves, that the Group expects to be mined at operations that were active as of 1 January 2011. The remaining amount, approximately 103 million tonnes, are probable reserves for future development and, in

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most instances, would require new mining equipment and development work before the Group could commence coal mining.

The following table summarises the locations and coal reserves in millions of tonnes of the Group’s active mines as of 1 January 2011. The Group owns approximately one third of the land that the Group mines with the remaining land owned by the Czech government and third parties.

Reserves by Mine as of 1 January 2011

Category	Karviná	ČSM	Darkov	Paskov	Total-active	Dębieńsko	Grand Total

	(in thousand tonnes)
Reserves
Proved	42,005	29,802	20,029	11,200	103,036	—	103,036
Probable	50,761	17,912	20,496	13,889	103,058	189,858	292,916

Total	92,766	47,714	40,525	25,089	206,094	189,858	395,952

By Coal Type
Coking	54,990	21,611	39,743	21,254	137,598	188,846	326,444
Thermal	37,776	26,103	782	3,835	68,496	1,012	69,508

Total	92,766	47,714	40,525	205,089	206,094	189,858	395,952

By Thickness Range (m)
0.75-0.99	3,423	718	654	7,063	11,858	4,623	16,481
1.00-1.49	9,811	2,511	3,819	16,280	32,421	77,912	110,333
1.50-2.49	20,722	12,191	12,004	1,746	46,663	69,303	115,966
+2.50	58,810	32,294	24,048	0	115,152	38,019	153,171

Total	92,766	47,714	40,525	25,089	206,094	189,858	395,952

Source: NWR Group

The Group’s reserves estimate is based on geological data assembled and analysed by its staff of geologists and engineers. Reserves estimates are periodically updated to reflect past coal production, new drilling information and other geological or mining data. Acquisitions or sales of coal properties will also change the reserve base. Changes in mining methods may increase or decrease the recovery basis for a coal seam as will plant processing efficiency tests.

Coal Extraction and Production

For the year ended 31 December 2010, the Group produced approximately 11.4 million tonnes of coal, substantially all of which was extracted from underground and the remainder of which was produced from surface coal waste deposits (often referred to as sludge ponds), which are attributable to sludge water created as a result of coal processing in prior years. The contribution of individual mines to the total coal production for the years ended 31 December 2010, 2009 and 2008 is set out in the following tables.

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Mine Output

	Year ended 31 December 2010				Year ended 31 December 2009

	Coking coal	Thermal coal	Total		Coking coal	Thermal coal	Total

	(in thousand tonnes)
Darkov	2,278	1,336	3,614		2,200	1,060	3,260
Karviná (ČSA/Lazy)(1)	873	3,372	4,245		1,018	3,155	4,173
Paskov	877	86	963		682	61	743
ČSM	1,901	470	2,371		1,891	554	2,445

Total Mine Output	5,929	5,264	11,193	(2)	5,791	4,830	10,621	(3)

	Year ended 31 December 2008

	Coking coal	Thermal coal	Total

	(in thousand tonnes)
Darkov	2,650	1,180	3,830
ČSA	1,270	3,487	4,757
Lazy	81	1,789	1,870
Paskov	897	82	979
ČSM	2,367	0,265	2,632

Total Mine Output	7,184	5,014	12,198	(4)

Source: NWR Group
Notes:
(1)	Includes the ČSA mine and the Lazy mine, which were merged into one organisational unit in 2008.
(2)	11,193 thousand tonnes in the production of coking and thermal coal from the mines only. Sludge ponds produced another 250 thousand tonnes of thermal coal in 2010, making a total production of 11,443 thousand tonnes.
(3)	10,621 thousand tonnes in the production of coking and thermal coal from the mines only. Sludge ponds produced another 380 thousand tonnes of thermal coal in 2009, making a total production of 11,001 thousand tonnes.
(4)	12,198 thousand tonnes in the production of coking and thermal coal from the mines only. Sludge ponds produced another 465 thousand tonnes of thermal coal in 2008, making a total production of 12,663 thousand tonnes.

Coal Production and Sales

The following table represents the Group’s coking coal and thermal coal sales for the years ended 31 December 2010, 2009 and 2008.

		Year ended 31 December

		2010		2009		2008

	Units	Coking Coal	Thermal Coal	Coking Coal	Thermal Coal	Coking Coal	Thermal Coal

Production	Thousand tonnes	5,929	5,514	5,791	4,830	7,184	5,014
Sales (External)	Thousand tonnes	5,257	5,478	5,170	4,891	6,293	5,095
Revenues (on EXW basis)	EUR thousand	738,909	342,797	448,624	351,379	859,718	352,296
Price	EUR/tonne	141	63	87	72	137	69

Source: NWR Group.

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Projects and Prospects

The Group is pursuing several projects and prospects in the Czech Republic and Poland. The projects are categorised as follows:

Polish Development Projects

Dębieńsko coal field, Poland

The Dębieńsko mine is located in southern Poland, in the north-western part of the Upper Silesian basin, near the city of Rybnik, approximately 40 kilometres from the border of the Czech Republic. The Dębieńsko mine was previously operated by various Polish companies until 2000 when Gliwicka Spółka Węglowa terminated mining due to a lack of financing that would enable further development of the mine to a depth in excess of 750 metres below surface.

In early 2006, the Group started to develop this project, aimed at accessing and mining seams in the region between 750 metres and 1,400 metres below surface. On 31 August 2007, the Minister of Environment of Poland approved the Group’s proposal providing for 2.8 million tonnes of saleable coking coal per year and, in June 2008, a 50-year mining licence for the Dębieńsko 1 mine was granted. The Group has also undertaken engineering works to assess logistics and infrastructure in the area and has commenced a process aimed at the acquisition of key surface infrastructure, including land and selected buildings which could be utilised in the Group’s future mining operations.

The Group estimates that there are approximately 190 million tonnes of probable reserves in the Dębieńsko mine, of which substantially all is coking coal and over 50 per cent. of which is contained in thick seams greater than 1.5 metres, offering potential for long longwall panels and thereby offering the possibility of mining coal at a lower cost. A feasibility study by an external consultant was completed in the first half of 2009 and concluded that, while actual shaft construction could be completed within four years, the total construction process to ramp-up production under the Dębieńsko 1 mining licence would take approximately seven to eight years, taking into account time required for underground development of the mine. The external consulting firm also estimated that the initial investment required for the Dębieńsko project to reach full production would be approximately EUR 800 million. Such an estimate, however, was predicated on a mining plan involving drilling new mining shafts to pursue coal extraction at deeper levels.

Later in 2009, the Group internally prepared an alternative mine development plan which provides for the Group’s use and exploitation of the shallower seams at Dębieńsko, in addition to mining the reserves under the Dębieńsko 1 licence. This alternative mining plan, if implemented, is expected to increase the probable reserves at Dębieńsko as a result of the mining of shallower seams by developing parallel slopes (spiral openings). The alternative mining plan would involve a smaller initial investment and earlier start of operations, but at lower production levels compared to the existing mining plan. It would also significantly extend the life of the mine, and would still allow for the subsequent mining of the deeper seams. The Group estimates that total capital expenditure to ramp-up production under the alternative mine development plan will be between EUR 350 million and EUR 400 million over a five-year period, with the first two years and the fifth year expected to be the most capital expenditure intensive. The Group has not commissioned an external feasibility study as regards the alternative mine development plan and the reserves associated with the alternative plan are not currently part of the Group’s mining reserves base.

Following the outcome of the initial feasibility study and the subsequent preparation of the Group’s alternative mining plan in 2009, the Group commenced a detailed feasibility study to map out the project scope, execution plan, budget and schedule, as well as a significant proportion of the engineering for the project, in September 2010. Completion of the first stage of this work, comprising the surface infrastructure and processing plant, as well as the access and coal conveying declines, is expected in May 2011. The Group expects to invest approximately EUR 50 million in the Dębieńsko project in 2011. Subject to internal approval and final licenses, the Group expects to break ground in Dębieńsko during the course of 2011.

The Group has also applied for an amendment to its current Dębieńsko 1 licence to mine at shallower levels, which it expects to receive during the course of 2011. Subject to obtaining an amendment to its existing licence and depending on the outcome of the execution schedule, the Group intends to invest between EUR 350 million and EUR 400 million in order to implement the alternative mining plan. If the amendment to the existing licence is not granted, the Group intends to develop the mine under the terms of the existing licence, and is considering plans requiring a

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considerably smaller capital investment than the EUR 800 million previously estimated to achieve this.

Morcinek coal field, Poland

Morcinek is located in southern Poland, next to the border with the Czech Republic in the area of a former mining district Kaczyce. This mining district is situated in the southern part of the Upper Silesian coal basin. The Morcinek mine was opened by JSW in 1986 and in the following 12 years only 10 million tonnes of coal was extracted. Production at this mine was stopped in 1998 and the mine was abandoned at the end of 1999.

On 16 October 2007, the Group signed a letter of intent with JSW which outlines the intention of both parties to co-operate in developing the mine. At the date of this document, the Group remains in discussion with JSW to assess its options for the development of the Morcinek mine. The Group has not commissioned a geological study with respect to the Morcinek mine and it is not currently included in the Group’s mining reserves base.

The Morcinek project was initiated by the Group in 2002 with the initial objective of accessing coal in the southern part of this mining district using mine and surface infrastructure of the ČSM mine after draining water from the abandoned mine workings of the Morcinek mine. The Group has since acquired the relevant documentation and exploration concession enabling it to prepare the conceptual study and also acquired a licence to extract coalbed methane from the area.

These cross-border mining activities will be regulated by the Czech-Polish treaty that has been agreed by the intergovernmental committee and became effective on 26 October 2009.

The main phase of the project requires the Group to sink a new shaft within the Morcinek 1 area and open an access route to the central parts of the mining district. The Group believes that co-operation on the project with JSW would be mutually beneficial for both companies and has engaged in discussion with representatives of JSW.

Neither Dębieńsko nor Morcinek is an operational mine and the development of either mine into a fully operational mine would require mining and environmental permits, approvals from and agreements with municipal authorities and significant capital expenditure. The Group has developed good relationships with the Polish government and the relevant regional and municipal governmental authorities in connection with the development of the Polish projects, which includes the potential future reopening of the Polish mine.

Czech Development Project

Frenštát is located 30 kilometres south of Ostrava. The Group believes that this mining area could potentially provide the Group with additional coal resources and has engaged a third-party consultant to evaluate this opportunity. Frenštát is not currently included in the Group’s mining reserves base.

The resource was identified and preliminary drilling was performed in the 1980s; however, after the collapse of communism, further development was halted. The Group has the right to develop this mine and is currently evaluating the economic feasibility of developing the resources, considering such factors as the quantity and quality of resources at Frenštát, the length of time required to develop such resources, its ability to obtain any relevant mining or other governmental permits and to work with any relevant local and governmental authorities.

Frenštát is not an operational mine and the development of Frenštát into an operational mine would require mining and environmental permits, approvals from and agreements with municipal authorities and significant capital expenditure.

Coke Production

The Group produces coke in four coking batteries located near its mining operations for a combined capacity of approximately 850 thousand tonnes per year. These coke production operations are conducted through OKK, a wholly-owned subsidiary of Existing NWR. OKK is the largest producer of foundry coke in Europe.

Approximately 65 per cent. of the coking coal used by OKK for the year ended 31 December 2010 was produced by OKD, with the remaining 35 per cent. obtained from third parties. Coke is sold by OKD’s sales and marketing department, together with other coal products. In addition to coke, OKK produces by-products such as washed coke gas, tar, benzene, ammonium sulphate and fluid sulphur. To produce coke, coking coal is heated to high temperatures in specialised

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facilities called coking batteries. These batteries produce coke which, along with iron ore, is a key input for steel production.

OKK owns two coking plants (the Šverma facility and the Svoboda facility) of which the Svoboda facility is the only one that is currently operational after the successful centralisation of the Group’s coking business as part of COP 2010. The Svoboda plant consists of a total of four coking batteries. For the year ended 31 December 2010, OKK produced 1,006 thousand tonnes of coke, of which approximately 28 per cent. was foundry coke, 52 per cent. was blast furnace coke and the remainder was heating coke and technological coke.

The Svoboda facility uses the stamp charging process to produce foundry coke. The facility comprises four batteries, two with 50 ovens, one with 54 ovens, and one with 56 ovens. Typical capacity of the ovens is 20 tonnes of coal yielding 15.5 tonnes of coke per load on average, with coking time of approximately 32 to 36 hours.

Before the Šverma facility was shut down at the end of 2010, it produced blast furnace coke via one conventional top charging coke battery with approximately 72 ovens. Each oven had a capacity of 11.3 tonnes of coke per load with coking time of 16 to 17.5 hours. The Šverma facility was shut down at the end of 2010 as part of the centralisation of OKK’s coking operations under COP 2010 described below. In addition, the implementation of the Group’s coking refurbishment programme, COP 2010, to consolidate all coke production at a single, more efficient coking plant at Svoboda was completed in 2010 and the newly constructed coke battery No.10 is now running at full capacity. The new battery is expected to enable the Group to increase its foundry coke share in its total coke production volume. In addition, it is expected to improve the efficiency and extend the life of the Group’s coking operations. With the construction of the No. 10 coking battery at the Svoboda plant, the No. 4 coking battery at the Šverma plant was fully shut down by the end of 2010 and production at the Šverma plant was ceased. OKK will therefore continue to operate four coking batteries, with all of them situated at the Svoboda plant. Coke battery number 10, together with the renovated coke battery number 8, will enable the Group to increase its foundry coke share in its total coke production volume, improve efficiency and extend the life of the Group’s coking operations.

Coke Production and Sales

The following table represents the Group’s coke sales for the years ended 31 December 2010, 2009 and 2008.

	Year ended 31 December

	Units	2010	2009	2008

Production	Thousand tonnes	1,006	843	1,296
Sales (External)	Thousand tonnes	1,110	705	1,103
Revenues (on EXW basis)	EUR million	303	105	334
Price	EUR/tonne	275	149	303

Source: NWR Group

Customers

Coal and coke products of the Group are sold via the Group’s centralised sales department within OKD. Deliveries to municipalities, small businesses and households are provided through the contracts with wholesalers.

The Group applies an integrated approach to customer service, by providing end-to-end services to customers, including mining, processing, marketing, sale, transportation and coking of coal products. By providing services in an integrated manner, the Group enjoys improved efficiencies of scale (meaning it is able to deliver coal at a lower cost), enjoys a more comprehensive relationship with its customers and can better ensure the quality and consistency of products delivered to its customers.

The Group’s top six customers across all products generated approximately 66 per cent. of the Group’s revenues for the year ended 31 December 2010.

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Coking Coal Customers

For the year ended 31 December 2010, the Group’s top six coking coal customers generated approximately 93 per cent. of its third-party coking coal sales volumes. The Group’s six largest third-party coking coal customers in this period were ArcelorMittal, U.S. Steel, Voestalpine Stahl, DBK, Novscom Enterprises and Moravia Steel. The customer base has not changed significantly over the past few years.

Steel ovens are calibrated for a certain coal quality, and close proximity allows for reduced transport costs and more effective logistics planning. The primary facilities of two of the Group’s largest steel customers are located within several kilometres of the Group’s mines.

In some cases, customers operate ovens that are constructed to burn the type of coal mined by the Group. A change in supplier could result in increased costs to those customers and disruption to their production systems because changing suppliers could require them to recalibrate their ovens, which would incur considerable cost, to use coal which may have differing qualities. In addition, the logistics concerning the timing, transport and volume of deliveries could be more complex if the Group’s customers were to switch to a coal provider where mines were more distant. The Group believes that, as a result of the inconvenience and potential for uneven end-products resulting from the use of coal from a different source, the risk of substitution by the Group’s customers is low.

Third-Party Coking Coal Sales Volumes (year ended 31 December 2010)

Source: NWR Group
Thermal Coal Customers

The portfolio of thermal coal customers is less concentrated than the portfolio of coking coal customers and the Group’s six largest thermal coal customers (Novscom, Dalkia, ČEZ, Verbund, ArcelorMittal and U.S. Steel) accounted for approximately 75 per cent. of total third-party thermal coal sales volumes for the year ended 31 December 2010.

Third-Party Thermal Coal Sales Volumes (year ended 31 December 2010)

Source: NWR Group

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Coke Customers

The Group’s coke sales are more diversified than its coal sales, and the Group’s six largest third-party coke customers (Voestalpine Stahl, Moravia Steel, KSK Handels, ICS Trading, ThyssenKrupp and Eisenwerk Brühl) accounted for approximately 75 per cent. of total coke sales volumes for the year ended 31 December 2010. There are two main groups of coke customers: blast furnaces and foundries.

Third-Party Coke Sales Volumes (year ended 31 December 2010)

Source: NWR Group

Competition

The Group competes with other coal producers on quality of coal, proximity, transport systems, level of integration of services offered and customer relationships. The Group faces competition from coal produced in Poland, Russia and Ukraine as coal supplies from these countries are proximate to Central European customers. The Group believes that coal sourced from international companies outside Central Europe, Ukraine and Russia is not currently a significant threat due to high transport costs.

To take advantage of this relatively isolated market, the Group markets its coal predominantly to customers in Central Europe. These include regional and local companies as well as the local facilities of multinational corporations. Polish and, to a lesser extent, Ukrainian and Russian coal producers represent the most significant competitive threat for the Group’s market position in Central Europe. However, the Group is better positioned in countries to the south of the Czech Republic, where the Group faces less competition from Polish and Russian coal producers due to the greater distance between those countries and Poland and Russia.

Demand for coal and the prices that the Group will be able to obtain for its coal are closely linked to coal consumption patterns of the regional steel, heat and power generation industries, which have accounted for the majority of regional coal consumption in recent years. These coal consumption patterns are influenced by factors beyond the Group’s control, including regional integrated steel demand, the demand for heat and electricity, which is affected by economic activity and summer and winter temperatures in Central Europe, government regulation, technological developments and the location, availability, quality and price of competing sources of coal, alternative fuels such as natural gas, oil and nuclear, and alternative/renewable energy sources such as hydroelectric power, wind power plants and biomass.

Poland is an established supplier of thermal and coking coal in the region. Polish mining operations are broadly comparable with the Group’s mines in terms of overall geology and mining technology. Polish mining operations produced approximately 76.6 million tonnes of coal in 2010, of which approximately 0.9 million tonnes of coking coal and 7.8 million tonnes of thermal coal were exported. Almost all Polish coal producers are government controlled companies and, based upon the limited public information available, the Group believes that such government controlled companies have overall lower productivity and higher production costs than the Group.

Given Poland’s proximity to the Group’s customers and the quality of its coal, Polish producers remain the closest competitor to the Group. However, the Group believes that the closures of mines in the last few years by the Polish government have given the Group a competitive advantage in Central Europe, allowing the Group to capitalise on increased sales

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opportunities to continue to improve its market position within Central Europe generally and the Czech Republic in particular.

While there are large reserves of coal in Russia, the Group believes that supplies of Russian coal to Central Europe are currently limited by infrastructure constraints, the lack of transport capacity and a reputation in the marketplace as being somewhat less reliable and of inconsistent quality.

The Group does not view the Ukrainian coal industry as a major threat. The Group believes that Ukrainian coal is generally of a poorer quality than that in the Czech Republic. In addition, exports of Ukrainian coal to Central European countries may be affected due to Ukraine’s inability to meet its own domestic demand for coal.

Long-Term Framework Agreements

The Group and its coal customers generally enter into framework agreements that, in the Czech mining industry, are commonly referred to as long-term framework agreements. These agreements typically set forth quantities and prices; however, they generally do not commit the Group’s customers to purchasing any quantity of coal at any price beyond a one-year period. These long-term framework agreements are negotiated and entered into by OKD. The execution of a satisfactory coal supply agreement is frequently the basis on which the Group undertakes the development of coal reserves required to be supplied under the contract. A majority of all of the Group’s sales volume of coal is sold under long-term framework agreements. At 31 December 2010, the Group’s material long-term framework agreements had remaining terms averaging four years.

For the year ended 31 December 2010, approximately 65 per cent. of the Group’s coal sales volume was generated under long-term framework agreements. The Group’s primary customer base is in Central Europe and most of its coal is sold within a 500 kilometre radius. OKD’s long-term framework agreements with most of its key customers (U.S. Steel, Voestalpine Stahl, Moravia Steel, Dalkia and ČEZ) extend through periods ranging from 2011 to 2016.

The terms of these contracts do not vary significantly by customer except for coal quality requirements, quantity parameters and permitted sources of supply.

The nature of all of the Group’s framework agreements requires the parties to agree on a new price and quantity at specific times. Historically, the Group generally contracted coking coal and thermal coal prices with its customers on a calendar year basis. However, during the global economic downturn in 2009, a majority of the Group’s coking coal customers entered into contracts on a quarterly, rather than annual, basis. In 2010, as markets improved, the Group made a strategic decision to contract with its coking coal customers on an annual basis in accordance with the Japanese fiscal year (which runs from April to March) and agreed to sell approximately 80 per cent. of its coking coal volume on this basis. The Group believes that this pricing method enabled its coking coal contracts to more closely follow and benefit from the developments in the international and global coal benchmark prices. However, currently there is a notable trend towards quarterly pricing internationally. Until 2010, the Group’s coking coal contracts provided for volume commitments and established prices for the full year. The Group has recently reached agreements with its customers for its coking coal contracts for 2011 and all of its contracted volumes will be subject to quarterly price adjustments (with volume commitments continuing to provide for a yearly term). Quarterly contracting for coking coal means that the Group will further align its coking coal prices with the international and global coal price trend. Thermal coal contracts tend to remain within the calendar year and with prices fixed for the full year, reflecting the more static nature of this market, and the Group expects that it will continue to negotiate prices for the sale of thermal coal on this basis.

Qualities and volumes of the coal are stipulated in coal supply agreements, and in some instances buyers have the option to vary annual or monthly volumes. Most of the Group’s coal supply agreements contain provisions requiring it to deliver coal within certain ranges of characteristics such as calorific value, sulphur, ash, hardness and ash fusion temperature. Under some of the Group’s contracts, the Group has a right of substitution, allowing it to provide coal from different mines as long as the replacement coal meets quality specifications and will be sold at the same delivered cost. Failure to meet these specifications can result in economic penalties, rejection of deliveries or, in extreme circumstances, the rescission of individual orders. The force majeure provisions generally contained in the coal supply agreements allow for the temporary

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suspension of performance by the Group or the customer during the duration of specified events beyond the control of the affected party, including events such as strikes, adverse mining conditions, mine closures or serious transportation problems that affect the Group or unanticipated plant outages that may affect the buyer. The Group has not been subject to any material penalties for failure to provide coal in satisfaction of contract provisions in the recent past.

The Group believes that the supply contracts that it enters into with customers contain provisions and are negotiated in such a way which is consistent with Central European coal industry standards. All payments by the Group’s domestic customers and U.S. Steel are in Czech korunas, while payments from its foreign customers are usually denominated in euros. The Group has not experienced in the recent past any significant problems in the timely payment by customers under its coal supply contracts.

The price of both the Group’s domestic and export coal is determined primarily by market forces, which differ from market to market depending on the specific market environment and trends. Although market economics are a significant factor in the determination of the price the Group charges to its customers, the Group believes that its position as the largest Czech hard coal mining company allows it a greater ability in negotiating prices.

Suppliers

In addition to capital expenditures, the Group procures goods and services in support of its business activities. Principal purchases include transport, material and spare parts, electricity, maintenance and repairs and other services (including, amongst others, security, laundry, rescue teams and catering). The Group uses suppliers for a significant portion of its equipment rebuilds and repairs both on- and off-site, as well as construction and reclamation activities. Furthermore, the Group’s labour force is partially comprised of contractors (approximately 18 per cent. for the year ended 31 December 2010), most of whom come from Poland, Slovakia and Ukraine.

The Group has a central procurement department under the authority of the chief procurement and IT office which is responsible for negotiating with suppliers and procuring mining equipment, spare parts, capital goods, contracted labour force, maintenance, repairs and other selected services for the Group. The Group continues to optimise its supplier’s portfolio with the aim of reducing purchase prices and administrative costs, and offering mines better purchasing services is an ongoing process.

While the Group’s supplier base has been relatively stable for a number of years, where appropriate or possible the Group seeks to engage alternative suppliers to encourage competition (both in terms of price and quality) and to eliminate the risk of dependence on a single supplier. The Group also seeks suppliers that identify and concentrate on implementing continuous improvement opportunities within their area of expertise.

Historically, the Group has relied on mining equipment produced mainly by German and Polish manufacturers, which proved to best meet the Group’s needs because of the geological proximities of the Czech, German and Polish mining industries. When the Group procures capital goods, it focuses on assessing the need to purchase spare parts during and after the guarantee period. However, in certain instances, including the purchase of specialist equipment, the Group is exposed to situations in which the number of alternative suppliers is very limited, thus reducing the Group’s ability to encourage price competition.

The Group purchases part of the coking coal it requires to produce its coke from other producers. This is because there are a number of grades of coke, which are determined by, among other things, the type of coking coal from which they are derived. The basic grades are (in order of value per tonne) foundry coke, blast furnace coke and heating coke, and these individual grades can be further divided according to their physical and chemical characteristics, such as grain size and reactivity. If coking coal with certain qualities is not produced by OKD mines, due to technological or geological reasons, coking coal with such qualities must be purchased from other producers. The ratio of own/purchased coking coal for coke production may vary, depending on customers demand and availability of suitable OKD coal grades. For the year ended 31 December 2010, the coking charges amounted to 65 thousand tonnes of coking coal, out of which approximately 35 per cent. was produced by OKD mines.

In connection with the consummation of the sale of the Energy Subsidiaries to Dalkia, the Group has contracted with Dalkia that NWR Energy and Czech Karbon will continue to supply energy and related services to the Group in the requested volumes (subject to technical minimum

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and maximum amounts) at agreed prices under a framework agreement which terminates on 31 December 2029, subject to an option in favour of OKD to extend the arrangement for a further five years. See “– Recent Developments – Sale of Energy Business” and Part XVIII “Additional Information – Material Contracts – Sale of Energy Business” for further details.

In addition, as it is involved in the mining industry, the Group is subject to the Czech Public Procurement Act (Act No. 137/2006 Sb.). This requires the Group, as a “sector contracting entity”, to purchase supplies and services used for exploration and extraction of hard coal through a public procurement procedure in accordance with the Public Procurement Act. The major principles of the Public Procurement Act are based on EU law and include, in particular, principles of transparency, equal treatment, non-discrimination, mutual recognition and proportionality. The Group assesses the applicability of the public procurement rules on a project by project basis, and believes it is in compliance with the Public Procurement Act.

Transportation

Currently, nearly all of the coal products that the Group sells are transported by railway, with the primary rail carriers being AWT A.S., a subsidiary of AWT, Existing NWR’s affiliate, and ČD Cargo, a.s., (“ČD Cargo”), a state-owned railway cargo operator. Transportation costs are borne by the purchaser. In addition, the Group has transportation agreements with Metalimex on the provision of rail transport services in Austria, with AWT A.S. on the provision of rail transport services to Hungary and with SPEDI-TRANS Praha, s.r.o. on further rail transport services.

The Group’s coal transportation network, a spur line of approximately 350 kilometres in length running from its facilities to several railroad stations operated by Ceské dráhy, is owned and operated by AWT A.S. AWT A.S. is one of the largest railroad haulage contractors in the Czech Republic. AWT A.S. specialises in transport and logistics, providing rail and road transportation, handling and forwarding services for both the Group and third parties. AWT A.S. also provides transportation logistics services (such as forwarding, vehicle hire and maintenance), operates natural gas filling stations and maintains railways. See Part XVI “Certain Relationships and Related Party Transactions – Agreements with the BXR Group” for further details.

AWT A.S. utilises its own fleet of approximately 160 locomotives and 2,760 railcars for transporting coal, coke and other bulk materials. Most of this fleet can be operated on Czech railroads as well as abroad. Maintenance and repairs are carried out at AWT A.S.’s own locomotive depots and railcar service garages. AWT A.S. also operates its own 350 kilometre-long railway network in the north-eastern region of the Czech Republic.

AWT A.S. was a former subsidiary of Existing NWR before its transfer to RPGI, in June 2007. On 2 July 2007, the Group entered into a framework agreement with AWT A.S. for its transportation services in Poland and Belarus and on 13 March 2009 for its transportation service in Slovakia and Hungary. There is also an agreement for transportation service within the EU between OKD and AWT A.S. for an indefinite period of time with a notice termination period of one month. AWT A.S. also owns “last mile” rail tracks connecting the Group’s mines, and many of its significant customers to the railway network. The Group has the right to use these “last mile” tracks under agreements with AWT A.S. which can be terminated on 18 months’ notice by either party. See Part II “Risk Factors – Risks relating to the Group – Disruptions in transportation services or increases in the costs of transportation services could adversely impact the Group’s ability to deliver coal to its customers, which could cause a decline in the Group’s revenues and profitability” for further details.

Gas

Methane extracted from the Group’s mines during the exploration and production of coal is sold to DPB under a long-term framework agreement relating to each mine. The term of the original long-term framework agreement is scheduled to expire in 2028, unless mining activities of the Group terminate prior to such date. The Group also has an option to extend the term.

DPB is also the Group’s supplier of nitrogen used in mines and certain specialised services related to safety at mines.

Employees and Contractors

For the year ended 31 December 2010 the Group employed an average of 15,146 employees and 3,407 workers employed by contractors. The Group’s mining engineers, at both a senior and

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operating level, have extensive industry experience and are considered to be among the most experienced mining engineers in the Czech Republic.

The following is a summary of the Group’s average numbers of employees and contractors for the periods indicated:

	Year ended

	2010	% of total	2009	% of total	2008	% of total

Own Employees	15,146	82	16,008	85	17,738	84
Contractors	3,407	18	2,906	15	3,501	16

Total	18,553		18,914		21,239

Source: NWR Group

To increase flexibility in production, to reduce administration costs and to cover the lack of qualified underground workforce, the Group outsources certain mining and preparatory works to contractors, which are specialised companies that provide mining services using their own employees (mostly from Poland, Slovakia and Ukraine). As at 31 December 2010, the vast majority of contracted workers hired by the Group were part of the underground mining workforce. The Group hires and pays these contractors through contracting agencies on a project-by-project basis. The Group has relied on these contractors as a result of the decrease in its own employee base caused by the closure of many of the mining schools in the Czech Republic resulting from a decline in student enrolment. Czech citizens interested in underground work and who meet the health, age and certain education requirements are trained in a retraining scheme organised by the Group’s own training institutions, accompanied by further underground training organised by the mines and external training institutions.

The relationship between the Group and its employees is governed by Czech law and collective bargaining agreements. In early 2010, OKD concluded negotiations with the trade unions and signed a new collective bargaining agreement effective as of 1 February 2010 and valid until 31 December 2012. The wages are renegotiated on an annual basis and, on 13 January 2011, OKD agreed to a four per cent. increase in wages at OKD for the year commencing 1 January 2011 as well as additional holiday leave for employees. With respect to OKK, a collective bargaining agreement for 2011 was agreed on 5 January 2011, the conditions which provide for a two per cent. increase in wages in 2011 compared with 2010. However, in light of recent improvements in market conditions, the Group will consider paying performance-related bonuses to its employees, which would increase its total personnel costs for the year. Any such payments would be conditional upon the Group and its subsidiaries achieving their financial and operational performance targets. The social and financial benefits include contribution to pension insurance, an extra week of holiday for all employees above the minimum required under the labour laws in the Czech Republic, rehabilitative causes for underground employees, alimentation contributions, extra bonuses for long-term employees and preventive medical checks.

The Group considers relations with its employees to be good and it has not experienced any work stoppages caused by labour unrest or negotiations since 1990. As at 31 December 2010, the Group estimated that more than half of its employees are members of trade unions. Relations with organised labour are important to the Group’s success.

Insurance

The Group currently carries insurance against natural disasters, fire and consequent business interruption, theft and vandalism, third-party liability insurance and miscellaneous insurance such as car insurance, or insurance of electrical devices. The business interruption insurance covers the full value of potential or realised revenue losses resulting from major damage to the Group’s property at an operational level.

In addition, the Group carries directors and officers insurance which provides coverage to former, current or future directors or officers of the Group for damages suffered in their capacities as directors or officers of up to EUR 100 million for any one claim and in an annual aggregate.

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OKK maintains liability insurance to the extent required by Act No. 59/2006 Sb. on prevention of major accidents caused by dangerous chemicals, as amended.

Since January 2009, OKD has been insured against damage to its underground structures and certain of its machinery and equipment, including its POP 2010 equipment. The Group carries limited third-party liability insurance. See Part II “Risk Factors–Risks relating to the Group–The Group’s insurance coverage with respect to its operations may be inadequate and the occurrence of a significant event could adversely affect the Group’s business, financial condition and results of operations” for further details.

Intellectual Property

The Group has registered its trademark “NWR NEW WORLD RESOURCES” as well as its previous and current logo in the EU and with the International Register of Marks maintained by the International Bureau of the WIPO under the Madrid Agreement and Protocol. Its trademark has been registered also in the United States.

OKD (and its subsidiaries) have registered several trademarks in Europe. Whilst the Group owns several European patents, it is not dependent on any of these patents for the operations of its business.

Information Systems

The Group uses the SAP R/3 information system for accounting purposes. The Group maintains reserve information in secure computerised databases, and selected information is filed in hard copy as well. The ability to update and/or modify the reserve base is restricted to a limited number of qualified individuals and the modifications are documented.

In addition to the general support, the Group’s information systems and technology department develops customised information for accounting systems and customises SAP for the Group’s use, including:

•	SAP R/3: financial (finance accounting, controlling, treasury), logistics (purchasing, warehousing, sales and distribution, maintenance) and HR (personal administration and development) standard SAP modules with many business-specific enhancements and interfaces developed by an in-house SAP competence centre. SAP BIW (Business Information Warehouse) is used for financial results consolidation on the Group level;

•	MIS: internal management information system developed by the Group;

•	ASEPL employees records and registry including, among others, access control, tracking/counting employees underground (according to legislation) and personal protective equipment registry;

•	Customised information systems for coal production business units including, among others, mining engineering (mining calculations, longwall records, etc.), operational control of mining (production monitoring, reserves monitoring, stoppages and breakdowns, etc.), quality and distribution management, business plan, statistics and security;

•	eTender: automatic tendering system for purchasing of material and spare parts;

•	GIS OKD: graphic information system developed for the Group, which contains, among others, land ownership registry (in connection with cadastral registry), media distribution networks and air photos; and

•	SEVS – Electricity trading system: supply diagrams, invoicing, SAP compatible.

Mining Division and Real Estate Division of the Group and Properties

Existing NWR has established two divisions: the Mining Division to manage its coal mining and coking business, and the Real Estate Division to manage its real estate assets. Existing NWR has established two classes of shares to track these divisions, which are “tracking shares”. The Existing A Shares track the performance and represent the economic value of the Mining Division. The Existing B Shares track the performance and represent the economic value of the Real Estate Division. These two divisions are accounted for as separate segments in the Group’s consolidated IFRS financial statements.

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These divisions, and the “tracking share” structure, will be replicated at New NWR level. Upon the Offer becoming or being declared wholly unconditional, the share capital of New NWR will be divided into New A Shares and New B Shares which will represent the Mining Division, to the extent the Existing A Shares are held by New NWR, and the Real Estate Division, respectively. The New NWR Board will adopt the Divisional Policy Statements in the same form as they currently apply to the Group prior to the Offer becoming or being declared wholly unconditional.

The Offer does not extend to the Existing B Shares. At the date of this document, the Existing B Shares are 100 per cent. indirectly owned by BXRG Limited, through its subsidiary RPG Property. Pursuant to the B Share Transfer Agreement, and conditional on the Offer becoming or being declared wholly unconditional, New NWR has agreed to acquire all of the issued Existing B Shares from RPG Property in exchange for New B Shares on the basis of one New B Share for each Existing B Share.

The Group has historically managed a portfolio of Assets of the Real Estate Division located predominantly in the north-eastern region of the Czech Republic. As part of the Restructuring, a substantial portion of the real estate held by the Group’s predecessor was transferred to the BXR Group. The real estate transferred consisted primarily of commercial and residential buildings, but excluded land relating to mining activities and land above active and inactive mines. The Group’s production facilities are located in the Ostrava and Karviná area and the Paskov mine is located between Ostrava and Frydek-Místek. The Group owns approximately 17.3 square kilometres of land that is part of the Real Estate Division. OKD has the option to purchase approximately 15 square kilometres of additional land from the Czech government at market price. If the option is exercised, such land shall be allocated to the Mining Division.

Pursuant to the Divisional Policy Statements, the New NWR Articles of Association and the Existing NWR Articles of Association, the Mining Division is entitled to unrestricted access to, and use of, the Real Estate Division’s real estate on which the Mining Division’s mining, coking and related operations are currently, or expected by the New NWR Board to be, conducted. As consideration for this access and use, the Real Estate Division is entitled to an annual fee from the Mining Division of EUR 3.6 million per year (subject to inflation and other adjustments). The annual fee for 2010 was EUR 3.7 million. Under the Divisional Policy Statements, once mining, coking or related operations on Real Estate Division assets have permanently ceased with no proposed plan to recommence, such assets must be transferred or distributed to holders of the New B Shares or at their direction.

All of the Group’s real estate is currently held by the Real Estate Division, apart from five coal processing and washing plants and certain production assets which are owned by OKD and the Šverma and Svoboda coking facilities (including the coking batteries), coke processing plants and chemical units and OKK’s administration building which are owned by OKK, all of which are held by the Mining Division.

All real estate acquired by the Group after 31 December 2007 is to be paid for by, and be held by, the Mining Division rather than the Real Estate Division, with the exception of incidental or minor rights or real estate, where such acquisition shall be paid for by, and shall subsequently be held by, the Real Estate Division.

See also Part XI “The Mining and Real Estate Divisions of the Group and Dividends”.

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Part IX

Market and Industry Overview

General

Coal is one of the most abundant fossil fuels worldwide and a major contributor to global energy supply. It is a widely distributed natural resource that is mined commercially in approximately 50 countries and coal reserves are available in approximately 70 countries worldwide. At current production levels, proven coal reserves are estimated by the World Coal Institute (“WCI”) to last around 119 years. In contrast, proven oil and gas reserves are estimated by the WCI to be equivalent to around 46 and 63 years at current production levels, respectively. According to WCI estimates, coal provides approximately 27 per cent. of global primary energy needs and generates approximately 41 per cent. of global electricity. In 2009, approximately 13 per cent. (around 761 million tonnes) of total hard coal production was used by the steel industry.

Coal is used to fuel the generation of electric power and to produce coke for the steel making process. Coal also fuels and heats various industrial facilities, including district heating systems, paper mills, chemical plants and other manufacturing and processing plants.

Global Coal Markets

The global coal supply and demand balance is strongly influenced by interdependent global economic and industrial demand cycles, as well as supply chain related constraints such as shipping capacity, availability, terrestrial transportation congestion, and production disruptions.

Global demand for thermal coal, which is used in the production of electricity, is influenced predominantly by economic growth prospects and region-specific coal generation profile trends. Desired regional coal generation profiles can be influenced by emissions related constraints, such as those imposed under the Kyoto Protocol, or fuel availability concerns.

Global demand for coking coal, which is primarily used in steel production, is generally in line with demand for steel products. According to the World Steel Association, China is now producing roughly half of the world’s steel and its corresponding surge in demand for coking coal and coke is permanently changing the dynamics of the global sea-borne markets.

According to the WCI, approximately 16 per cent. of total global coal consumption is traded internationally. The two major markets for internationally traded coal are the Atlantic region and the Pacific region, and there can be significant pricing differences between the two due to the cost of ocean freight and other transportation-related costs. The majority of coal produced is consumed regionally due to high transportation costs relative to coal prices.

Global markets are fragmented by geographical location, with coal prices varying significantly between the different regions of the world. In regions where coal resources are scarce, the technology to extract the coal does not exist and the need for specific types of coal results in coal-fired power plants and other coal users depending on the transport infrastructure to obtain coal supplies from other regions. Most countries have a congruent consumption and production pattern. Most Western European countries and several Asian countries (primarily Japan and South Korea) have a high demand for coal but have limited domestic coal resources, while other countries such as Australia, South Africa and Indonesia have abundant coal resources but relatively limited domestic demand. As a result of a number of factors, including economic growth in emerging markets, in recent years there has been higher global consumption of coal.

Central European and Czech Coal Market and Polish Coal Market

The market for coal in the Czech Republic and Central European region is somewhat isolated from the global coal market. Due to its landlocked nature, the Czech Republic, and neighbouring Central European countries, represents a largely localised market for coal. Infrastructure constraints and shipping costs preclude most globally traded coal producers (including Australia and others) from reaching this market on a competitive basis and prevent large volumes from being capable of being imported. Small amounts of imported coking coal are, however, important to the region, particularly during periods of high demand. Newcomers to the market would find the high investment, logistical difficulty and lack of skilled workforce a significant barrier to entry. The only significant regional coal producer capable of transporting coal into the Czech market on a competitive basis is Poland, which also has significant domestic coal demand. As a result, historically there have been limited imports of coal into the Czech Republic, with the majority of

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imports originating in Poland. In 2010, total hard coal production in Poland and the Czech Republic was approximately 76.6 million tonnes and 11.4 million tonnes, respectively.

Poland is Europe’s largest coal producer and a significant producer in the global context as well. In 2007, Poland accounted for 56 per cent. of EU’s total production and, with a 1.6 per cent. share in the global hard coal output, was the world’s ninth largest producer. Around 90 per cent. of the country’s electricity is generated from coal with Germany, Austria, Slovakia and Finland the major importers of Polish coal. The Upper Silesian, Lower Silesian and Lublin basins have resources that add up to c.44 billion tonnes of coal spread across around 128 deposits. The Upper Silesian basin represents the major portion of the Polish reserves, with about 79 per cent. of the total in 110 deposits.

Hard coal is extracted in two regions: Upper Silesia and in southeastern Poland, near Lublin. The Polish hard coal industry is comprised of 32 active mines. Up until 2000, coal was also mined in the Lower Silesian coal basin in the southwestern part of the country; however, due to geological hazards and high exploitations costs, the mines have been shut down. The industry consists of the following Silesia-based companies:

•	Kompania Weglowa – Poland’s largest group with a total of 16 mines, 65,000 employees and a production capacity of nearly 47 million tons per year;

•	Katowicka Grupa Kapitalowa – operating five mines within the Katowicki Holding Weglowy and the Kazimierz-Juliusz mine, a staff of approximately 22,000 and production of 15-17 mega tonnes of high-quality thermal coal;

•	Jastrzebska Spolka Weglowa – the largest coking coal producer in the EU with a 2008 production of 13.6 mega tonnes (of which approximately 9 mega tonnes was coking coal) and 22,000 employees;

•	Poludniowy Koncern Weglowy – controlled by Poludniowy Koncern Energetyczny (energy group) and Kompania Weglowa – two mines and total production of 5.6 mega tonnes in 2008; and

•	KWK Siltech – launched in early 2009, the privately owned Siltech mine will employ a staff of 250 and produce approximately 250,000 tonnes of thermal coal annually at its target output.

Coal Characteristics

Coal is characterised by its use as either “thermal coal” or “metallurgical coal”. Thermal coal, also referred to as “steaming coal” or “steam coal”, is used by electricity generators and by industrial facilities to produce steam, electricity or both. Metallurgical coal (known as “coking coal”) is used to produce coke, which is used as a reluctant in blast furnaces for the production of steel. There are four types of coal by geological composition: lignite, sub-bituminous, bituminous and anthracite. Each has characteristics that make it more or less suitable for different uses. Energy content and sulphur content are the most important coal characteristics and help to determine the best use of particular types of coal, as well as being used to determine the price of different qualities of coal.

Calorific value and sulphur content are the most important variables in the profitable marketing and transportation of thermal coal, while ash, sulphur and various coking characteristics are important variables in the profitable marketing and transportation of coking coal. The calorific value of coal is commonly measured in kcal/kg or BTU/lb. A BTU is the amount of heat needed to raise the temperature of one pound of water by one degree Fahrenheit. Coal found in the Group’s mines tends to have a higher average heat value than coal found in other parts of the world. Coal with a higher heat content generally commands a higher price than coal with lower heat content. Coal with a higher sulphur content generally commands a lower price than coal with a low sulphur content. Low sulphur coal is coal that contains a sulphur concentration of 1 per cent. or less. Coal with lower sulphur content is considered to be higher quality as electrical generators worldwide have increasingly become subject to regulations intended to reduce sulphur dioxide emissions. More than 80 per cent. of the Group’s proved and probable reserves is high-quality coal, that is, coal having high calorific value (high btu/lb) and low sulphur content relative to industry standards, which can be sold as coking coal.

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Coal Pricing

Historically, the majority of coal worldwide has been sold under fixed price, long-term contracts (usually 12 month duration running from April to March, the Japanese fiscal year), with smaller amounts sold on the spot markets. Price negotiations would generally take their benchmark from initial deals agreed between the major Australian miners and their larger customers in Asia as this region represents the vast majority of internationally traded coal. The pricing dynamics of thermal and coking coal operate relatively independent of each other due to the differences in the end-user markets for both products.

However, over the course of the past 12 months and following the changes in iron ore pricing, a number of leading coal producers have moved from annually negotiated fixed contract prices to a quarterly based pricing system, particularly for coking coal. This shorter term pricing is intended better to reflect market-clearing prices over time.

The price of coal is primarily influenced by prevailing supply/demand conditions and the market outlook. Ocean freight costs also influence coal demand and pricing, with coal suppliers closer to the end-user being preferred. The pricing of coal is complex since the price of a shipment of coal is based on the coal type (for instance, thermal, hard coking, semi-soft coking, PCI coal), net calorific value and the content level of impurities, such as sulphur and ash. Additionally, the cost of transportation comprises a significant proportion of the delivered price of coal.

Historically, the Group has generally contracted coking coal and thermal coal prices with its customers on a calendar year basis. However, due in part to the recent global economic downturn and corresponding decrease in coking coal prices, a majority of the Group’s coke and coking customers negotiated prices in 2009 and for the first quarter of 2010 on a quarterly basis. In 2010, as markets improved, the Group made a strategic decision to contract with its coking coal customers on an annual basis in accordance with the Japanese fiscal year (which runs from April to March) and agreed to sell approximately 80 per cent. of its coking coal volume on this basis. The Group believes that this enabled its coking coal contracts to more closely follow and benefit from the developments in the international and global coal benchmark prices. However, currently there is a notable trend towards quarterly pricing internationally. Until 2010, the Group’s coking coal contracts provided for volume commitments and established prices for the full year. The Group has recently reached agreements with its customers for its coking coal contracts for 2011 and all of its contracted volumes will be subject to quarterly price adjustments (with volume commitments continuing to provide for a yearly term). Quarterly contracting for coking coal means that the Group will further align its coking coal prices with the international and global price trend. Thermal coal contracts tend to remain within the calendar year with prices fixed for the full year reflecting the more static nature of this market and the Group expects that it will continue to negotiate prices for the sale of thermal coal on this basis. The Group sometimes experiences a reduction in coal prices in new framework agreements, replacing some of its expiring contracts to the extent the Group engages in such renegotiations at a time when the prevailing market conditions are not economically favourable.

Coking Coal

Coking coal grades are used primarily for the production of coke, but can also, albeit to a lesser extent, be used to produce electricity and heat. Coke is the substance formed when coking coal is heated in a coking oven to a very high temperature in the absence of air. Coke is a key raw ingredient in the production of steel, and most of the coke produced is used for steel production. With around 70 per cent. of global steel production directly dependent on coal, demand for coking coal and coke is closely linked to demand for steel, which in turn tracks global economic growth.

Central European Coking Coal Market

Production of coking coal by the two main suppliers to the Central European region, namely Poland and the Czech Republic, is estimated to be 17 million tonnes in 2010. The Group is the only coking coal miner in the Czech Republic and sold approximately 5.3 million tonnes in 2010. The health of the coking coal market is expected to remain aligned to that of the steel industry. The recent global economic downturn has affected global steel production and demand materially. The World Steel Association forecast that global apparent steel use will increase by 5.3 per cent. in 2011 after increasing by 13.1 per cent. in 2010. In the Czech Republic, steel consumption is

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more heavily weighted towards automotive and machinery production than is the case in some other regional domestic markets.

Although Europe’s steel industry was hit hard in 2009 due to the global financial crisis, the World Steel Association expects recovery in the EU to turn out stronger than expected as the region’s manufacturing exports, especially Germany’s, see the benefit of the global recovery. The World Steel Association forecasts an increase of 5.7 per cent. in apparent steel use in the region in 2011 on the back of inventory rebuilding and strength in the export sector. The increase in real use of steel is expected to drive the region’s steel demand to grow by 5.7 per cent. in 2011 to reach 147.4 mmt, bringing it back to 75 per cent. of the 2007 peak. This will have a direct positive impact on the Group’s performance.

Thermal Coal

Both thermal coal and lignite are consumed globally as a primary fuel for base load power generation because of its low cost, on a heat content comparable basis, relative to other fossil fuels such as oil and natural gas. Bituminous thermal coal usually has a lower moisture content than sub-bituminous coals and lignite, resulting in more efficient steam production and reduced emissions. As a result, hard thermal coal typically enjoys a premium in the marketplace compared to lignite. Thermal coal is primarily used to produce electricity and heat. Within the Group, thermal coal is produced by Czech coal mines operated by OKD.

Central European Thermal Coal Market

The demand for thermal coal largely depends on the demand for electricity and the structure of electricity generation. According to the International Energy Agency, in 2009 in the Czech Republic, approximately 50 per cent. of electricity is generated from coal, while Poland generates over 90 per cent. of its electricity from coal. A well-established thermal power infrastructure in the Group’s region ensures a steady and reliable customer base for thermal coal. Furthermore, the future development of Carbon Capture Storage (“CSS”) technology should secure the viability of coal-fired power stations.

Coke

There are two principal types of coke products: foundry coke and blast furnace coke. Foundry coke is used by the iron founding industry in cupolas to melt pig iron for the purpose of making iron castings. A cupola is a shaft furnace, which requires a quality of coke that can withstand longer coking times in the coke oven, thereby increasing production costs. As a consequence, foundry coke commands a premium in the market. Blast furnace coke is used in the blast furnace where it is both a source of heat and a chemical reducing agent. This is in contrast to a cupola, where the purpose of the coke is purely to provide the energy to melt pig iron. The sales of foundry coke make up an important part of the Group’s sales portfolio. The Group is the leading supplier of foundry coke for foundries and stone (mineral) wool producers based in the Czech Republic in terms of tonnage sold.

Central European Coke Market

The coke supply/demand balance in the CEE region is volatile since there are a number of producers operating relatively old coke batteries. Historically, there has been more coke production in the CEE and the surrounding region by the integrated steel mills such as ArcelorMittal Steel compared with the commercial plants such as those operated by the Group. As a result of the economic crisis, a number of coking production facilities in the CEE have been decommissioned which could create tight supply conditions when demand recovers.

As a by-product of coking coal, coke demand is dependent on the performance of the steel industry. In the CEE region, the Group believes that the integrated steel mills have historically produced more coke than the commercial producers such as the Group, which will complement supply to the steel mills. Due to the substantial drop in demand caused by the global economic downturn, many of the coking facilities in the CEE market were permanently taken offline during 2009. With the World Steel Association forecasting that steel demand and production will rebound in the next financial years, it can be expected that there will be a shortage of coke capacity in the region, putting upward pressure on prices. Furthermore, in recent years and in contrast to previous economic downturns, Chinese exports of coke to international markets have significantly decreased

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due to the imposition of a 40 per cent. export tax. This has added to the falling supply of internationally traded coke and has helped to maintain prices.

Mining Methods

Coal is mined using either surface or underground methods. The most appropriate mining technique is determined by coal seam characteristics such as location and recoverable reserve base. All of the Group’s current operations are underground mines. In underground mining, access to the coal seam is achieved either through an inclined roadway when the coal seam is relatively shallow, or by a vertical shaft for deeper mines.

The Group’s four mines have a total of 22 shafts extracting coal from depths ranging from 600 to 1,100 metres below the surface. All the mines extract coal from multiple seams using the longwall mining method with shearers or ploughs in connection with mechanised shields or single hydraulic props to cut coal and to secure the excavated area. The longwall method of mining involves the sequential and complete removal of rectangular shaped “panels” of coal.

International Reserve Reporting Methodologies

Several codes exist for reporting reserves in the international mining industry. The technical differences between these codes are minor, and results are generally comparable regardless of methodology employed in assessing a particular deposit. The principal reporting codes currently being utilised are:

•	Canadian Institute of Mining, Metallurgy and Petroleum Standards on Mineral Resources and Reserves;

•	Australasian Code for Reporting Mineral Resources and Ore Reserves (2004) published by the Joint Ore Reserves Committee of the Australasian Institute of Mining and Metallurgy, the Australian Institute of Geoscientists and the Minerals Council of Australia (the “JORC Code”);

•	Institute of Materials, Minerals and Mining Reporting Code;

•	South African Institute of Mining and Metallurgy Reporting Code; and

•	Society of Mining, Metallurgy and Exploration Guidelines (USA).

Each of the codes recognises the difference between mineral resources and reserves. Conversion from a mineral resource to a reserve requires the application of “modifying factors.” These modifying factors include mining, economic, marketing, legal, environment, social and governmental factors. A “resource” is geologically defined and becomes a reserve when the modifying factors, especially technical and economic, are taken into account. Each of the codes includes strict guidelines for data quality and reporting for different mining conditions. In 1994, the Committee for Mineral Reserves International Reporting Standards was established to standardise the regional codes by issuing a standard template.

There are also local systems used for reporting reserves and the system in the Czech Republic is the FSU System (described below).

Group’s reserve reporting methodology

The Group currently uses both the FSU System and the JORC system in parallel to report reserves and resources. Reserve and resource numbers under both systems are maintained and periodically updated by a certified geologist employed by the Group. The JORC methodology was implemented by the Group in 2006, when the existing FSU reserve number was reclassified to a JORC reserve number. Since then, the Group has maintained both an FSU System and a JORC system of calculating reserves and resources. The Group uses FSU reserve numbers for its mining plans and, in accordance with Czech mining regulations, reports those numbers to the Czech Ministry of Trade and Industry and Czech Ministry of Environment annually. The JORC reserve number is primarily used for external reporting (except for Czech regulatory purposes). The last time the Group’s reserve calculation was independently reviewed was in connection with Existing NWR’s initial public offering in 2008. The JORC-compliant reserves were estimated, as of the time of the initial public offering to be 418.9 million tonnes as of 1 January 2008. For the years ended 31 December 2010 and 31 December 2009 the Group mined approximately 11.4 million and 11.0 million tonnes of coal, respectively.

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The Group believes, as at 1 January 2011, it had approximately 396 million tonnes of JORC-standard reserves based on the Group’s internal estimates applying JORC standards. The Group’s reserves remain subject to external independent review and verification.

The Group intends to report comparable JORC-compliant reserves (including for regulatory purposes) in the future if the JORC Code is implemented through legislation in the Czech Republic. Currently Czech regulation does not recognise JORC and provides for the FSU System.

The FSU System and the JORC Code are described below.

JORC Code

Under the JORC Code, coal resources are sub-divided, in order of decreasing geological confidence, into measured (highest level), indicated and inferred (lowest level) categories. A measured coal resource is that part of the total coal resource for which quantity and quality can be estimated with a high level of confidence, based upon information gathered from points of observation that may be supported by interpretative data. An indicated coal resource is that part of the total coal resource for which quantity and quality can be estimated with a reasonable level of confidence based upon information gathered from points of observation that may be supported by interpretative data. An inferred coal resource is that part of a total coal resource for which quantity and quality can only be estimated with a low level of confidence. The quantity and quality are inferred using points of observation that may be supported by interpretative data.

Coal reserves are the economically mineable parts of a measured or indicated resource. Coal reserve estimates include estimates for diluting materials and are adjusted for losses that may occur when the coal is mined. Appropriate assessments, which may include feasibility studies, have been carried out on the deposit, and include proper consideration of all relevant modifying factors such as: mining methods and economic, marketing, legal, environmental, social and governmental factors.

A proved coal reserve is the economically mineable part of a measured coal resource for which the modifying factors have been satisfied.

A probable coal reserve is the economically mineable part of an indicated and, in some circumstances, a measured coal resource.

FSU System

The Czech Republic uses a close variant of the FSU System developed in the former Soviet Union. Deposits under the FSU System are classified into one of four classes based on the complexity of their geological structure. This classification may take into account quantitative results measuring the inconsistencies in the basic features of mineralisation. The initial classification is intended to identify those resources warranting further study. Depending on the extent of further exploration, coal resources are subsequently divided into “explored” and “evaluated” deposits. Explored deposits have been sufficiently explored to proceed with a feasibility study relating to commercial development, and evaluated deposits have been explored to the extent necessary to determine whether continued exploration is warranted. Resources that do not meet the standards for explored or evaluated deposits are classified as prognosticated resources.

The primary difference between the FSU System and international methodologies is that the FSU System relies on “geometrical” methods to determine reserves, as compared with international methodologies, which utilise sampling and extrapolation techniques. While a direct comparison between international methodologies and the FSU System is difficult because each is founded on different principles, it is often the case that Category A and Category B FSU System reserves (as set forth below) correlate to proved reserves and C1 FSU System reserves (as set forth below) partially relate to probable reserves. However, these relationships may vary among deposits and at different times for the same deposits.

Category A

These resources include only explored deposits and must satisfy the following criteria:

•	the sizes, forms and bedding conditions of the mineral body have been determined; the nature and regularities in their morphology and internal fabric have been studied; the barren and off-grade segments within the mineral bodies have been detected and mapped; and the locations and fault amplitudes of dislocations with a break have been identified;

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•	the natural varieties of the minerals within the body have been determined; its categories and grades have been identified and mapped; its compositions and properties have been verified; and the quality of all categories and grades of the identified minerals have been characterised in terms of all parameters stipulated by industrial regulations;

•	the distribution and forms of those valuable and noxious components found in the mineral body and products of its processing have been investigated; and

•	the mineral reserves have been mapped based upon test wells, workings and detailed trial runs.

Category B

These reserves include only explored deposits. Category B reserves have been subject to a high level of investigation, though their boundaries have been determined with less accuracy than Category A reserves. Category B reserves meet the criteria established for Category A reserves, except that Category B reserves may contain a limited extrapolation zone that is substantiated on a basis of geological criteria and geophysical and geochemical research.

Category C1

These reserves are characterised by a lower level of accuracy than the determination of Category B reserves. Most explored deposits are Category C1 reserves. Category C1 reserves meet the criteria established for Category B, except that additional extrapolation is permitted in mapping the mineral deposit.

Category C2

These reserves consist of evaluated deposits. Category C2 reserves must meet the criteria established for Category C1, except that the sizes, forms, internal fabric and bedding conditions of the mineral body are confirmed by means of only a limited number of test wells and core samples; and the boundaries of the deposit are mapped based upon data gathered from only a limited number of test wells and a geologically substantiated extrapolation of deposit parameters is permitted.

Resources that do not meet the standards for classification as A, B, C1 or C2 reserves may be classified as prognostic resources in categories P1, P2 or P3. Such deposits have undergone some exploration, but require further geological work to be upgraded to A, B, C1 or C2 reserves.

U.S. Industry Guide 7

Mining companies that file registration statements or periodic reports with the SEC are required to report their mineral reserves in accordance with Guide 7. Under Guide 7, a “reserve” is defined as “that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.” There are two principal differences between reporting under Industry Guide 7 and the JORC Code: (i) Guide 7 does not recognise the classification referred to as “resources” in the JORC Code. As a result, SEC registrants are permitted only to report proved and probable reserves; and (ii) Under Guide 7, reserves must be estimated on the basis of current economic and legal conditions, whereas the JORC Code permits the use of “realistic” assumptions, which may include forecast prices and reasonable expectations that required permits will be granted in the future and contracts will be entered into for the sale of production.

Accordingly, investors should be aware that if this document was prepared in accordance with Guide 7, the Group’s mineral resources would not be permitted to be reported, and the amount of reserves that were estimated may be different.

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Part X

Mining and Environmental Regulatory Matters

(A)	The Czech Republic

General

The hard coal mining industry in the Czech Republic is principally regulated by the Czech Act No. 44/1988 Sb., on Preservation and Exploitation of Mineral Resources, as amended (the “Mining Act”) and the Czech Act No. 61/1988 Sb., on Mining Activities, Explosives and State Mining Administration, as amended (the “Act on Mining Activities”). There are a number of implementing regulations issued under these two statutes. Besides regulations specific to the mining industry, the Group is subject to other relevant legislation, including the legislation governing environmental, health and safety and employment matters.

The Mining Act determines which minerals are considered to be “exclusive minerals” (e.g. coal, flammable natural gas or crude oil) and therefore subject to a special regulatory regime. The Mining Act sets forth the legal framework for exploration, preservation and exploitation of exclusive minerals. The Mining Act and the regulations issued thereunder partially govern the industry licensing regime.

Finally, the Mining Act also sets forth key obligations of persons licensed to exploit exclusive minerals. These obligations are aimed at economical exploitation of deposits of exclusive minerals, reclamation of land affected by mining, maintenance of health and safety and addressing relevant environmental concerns.

One of the relevant obligations under the Mining Act is the duty to reclaim the land affected by the exploitation and to compensate any damage caused to third parties. To be able to cover future reclamation expenses and pay damages, the Group is required to make mandatory reserves.

The Act on Mining Activities describes the necessary qualifications for any person that wishes to engage in mining activities or mining-like activities (e.g. deep drilling or other underground works). The Act on Mining Activities also sets out the structure and jurisdiction of mining regulatory bodies, i.e. the central Czech Mining Office and the district mining offices.

The regulation of environmental matters is split into a number of Acts, each of them regulating a specific area of the environment, e.g. the Act on Air, the Emission Allowances Act, the Act on Renewable Resources, the Water Act, the Waste Act, the Environmental Impact Assessment Act, the IPPC Act or the general Environment Act, as defined below.

Mining Licences

Pursuant to the Mining Act, hard coal is considered to be an exclusive mineral. As such, a deposit of hard coal does not represent a part of the land on/under which it is located, but belongs to the state. Once the extent of a deposit is ascertained to a certain level, the right to mine the deposit can be awarded by the Czech Mining Office to a private entity. Such right, also known as a concession to a mining area (dobyvací prostor), may be issued for a limited or unlimited period of time. The Group holds unlimited concessions to exploit hard coal from 11 mining areas located in the north-eastern region of the Czech Republic.

Mining Area	Mine	Area (sq km)	Date Granted

Darkov	Darkov	5,08	11 March 1977
Dolní Suchá	Karviná	11,40	6 April 1961
Doubrava	Karviná	9,54	4 October 1961
Karviná-Doly I	Karviná	16,62	1 October 1979
Karviná Doly II	Darkov	9,35	25 September 1961
Lazy	Karviná	6,07	8 April 1961
Louky	ČSM	22,11	30 October 1984
Petrvald I	Karviná	1,62	20 December 2004
Staríč	Paskov	40,36	18 December 1962
Stonava I	Darkov	11,51	12 December 1960
Trojanovice	Frenštát(1)	63,17	30 June 1989

Note:
(1)	The Group holds a licence for the Frenštát mining area but does not hold the specific ‘mining permit’ to mine the hard coal deposit in the Frenštát area.

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The concession to a mining area is subject to an annual fee of CZK 100 per hectare. The state may, by a decree, increase such fee up to CZK 1,000 per hectare.

As noted, performance of ‘mining’ or ‘mining-like’ activities (e.g. deep drilling or other underground works) requires a licence under the Act on Mining Activities. Such licence may be granted only if the applicant is proven to have qualified and experienced personnel and suitable equipment. The Group believes it holds all the necessary material licences for mining and mining-like activities that it is required to have for its operations.

Exploitation of a specific hard coal deposit at a particular location requires obtaining a further ‘mining permit’ from the mining authorities. Such a permit is granted upon proving compliance with mining regulations. The application must include detailed documentation describing the geological situation, suggested exploitation method, reserves to be mined, underground infrastructure, health and safety measures, proposed reclamation works, estimated costs of reclamation, estimated third-party damages and proposed reserves to be created. Prior to granting the permit, the applicant must also prove that it has concluded an agreement on handling conflicts of interest with any persons that may be affected by mining on the specific location. Also, each municipality on whose territory the applicant wishes to commence mining has a right to comment on and object to the application.

Although the relevant authorities have the power to waive the requirement of reaching consensus with all affected parties or even to expropriate the affected third-party property, they have been unwilling to exercise this power in the past. Moreover, expropriation is allowed only in the public interest. According to recently amended expropriation laws, exploitation of minerals by a private company is not likely to be considered sufficient in terms of public interest, even when an exclusive mineral is concerned and such exploitation indirectly benefits the public.

Although the Group holds a licence to the Frenštát mining area and was allowed to construct two shafts in the 1990s for exploring the coal deposits at Frenštát, it is currently evaluating the economic feasibility of developing its resources in the Frenštát mining area, considering such factors as the quantity and quality of resources at that location, the length of time required to develop such resources, the need to obtain any relevant mining or other governmental permits and the ability to work with any relevant local and governmental authorities. Frenštát is not an operational mine and the development of Frenštát into an operational mine will require mining and environmental permits, approvals from and agreements with municipal authorities and significant capital expenditures.

Pursuant to the Mining Act, exploitation of an exclusive mineral is subject to a fee. For hard coal, the amount of the fee is calculated by the following formula:

Fee	=	0.5% × R × Nc/Nt
R	=	revenues from the sale of coal
Nc	=	costs of mining
Nt	=	total coal production cost

The Group has all requisite mining licences to conduct its mining operations as described in this document.

Fossil Fuel Tax

The Group is subject to a Czech tax on fossil fuels (including hard coal and coke) which became effective for 1 January 2008. The tax must be paid by producers or resellers of fossil fuels at the time of delivery to the end customer. Fossil fuels used for selected purposes including (i) production of electricity, (ii) coke production, (iii) use in metallurgy, and (iv) chemical processes in blast furnaces are exempt from the tax. The tax rate is 8.5 CZK per GJ of the product of total heating value. Due to the fact that most of the Group’s customers use its coal for exempted purposes, the tax has not had, and the Group does not expect it to have, a material negative effect on its business or business of its customers.

Other Licences, Approvals and Consents of State Authorities

Besides the mining licences described above, the Group is required to have a number of additional licences or permits to carry out its business.

Licences, approvals and consents of state authorities related to (i) air pollution, (ii) water pollution, (iii) disposal of dangerous waste, (iv) environmental impact assessment, (v) integrated

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pollution prevention and control, (vi) reclamation of land damaged by mining activities and (vii) disposal of ionising radiation sources are discussed below. OKD has all such required licences, approvals, concessions and permits.

Environmental Matters

Certain selected issues related to (i) air pollution, (ii) water pollution, (iii) disposal of waste, (iv) environmental impact assessment, (v) integrated pollution prevention and control, (vi) reclamation of land damaged by mining activities and (vii) disposal of ionising radiation sources are examined in this section.

The Group was granted an indemnity by the state for ecological damages caused prior to the privatisation of the Group in 1993. The indemnity was provided under a special agreement concluded between the Group and the NPF. See “– The Czech Republic – Environmental Liabilities – Historical Environmental Liabilities”.

Air Pollution

Act on Air 2002

The protection of air is governed mainly by Act No. 86/2002 Sb., as amended, on Air (the “Act on Air”), together with numerous implementing regulations. Operators of facilities which pollute the air must follow notification and information procedures established by the relevant authorities, and comply with applicable norms.

The Act on Air comprises not only the regulation aiming for the protection of the air, but also the protection of the earth’s climate as a result of the Kyoto Protocol to the Framework U.N. Convention on Climate Change. The act is based on the “polluter pays” principle and implements the economic instrument of emission regulation, i.e. emissions charges. These emission allowances affect emissions of SO2, NOX, CO, solid pollutants (e.g. fly ash) and hydrocarbons. In 2010, the emission charges the Group had to pay amounted to CZK 138 thousand for OKD, CZK 1,600 thousand for OKK and CZK 309 thousand for NWR Energy (from January to June 2010). The Act on Air further empowers the Ministry of Environment to temporarily restrict emissions from, reduce output of or shut down certain pollution sources if overall air pollution levels are exceeded, even if a given pollution source does not exceed applicable limits. In addition, the Act on Air empowers the Czech Environmental Inspection Agency to order any pollution source exceeding pollution limits to be shut down.

Some of the Group’s facilities are regulated by the Act on Air. These facilities include coking plants, incinerators, exhaust shafts and dumps. For the proper operation of these facilities, official permits are required. These permits are issued by the Czech Environmental Inspection Agency and specify the conditions according to which such facilities must be operated.

CO2 Emissions Reduction

Directive 2003/87/EC (as amended) established a scheme for greenhouse gas emission allowance trading within the EU with respect to the industrial and power generation sectors. A new regulatory framework implementing this directive in the Czech Republic has been adopted pursuant to Act No. 695/2004 Sb., on conditions of greenhouse gas emission allowance trading, as amended (the “Emission Allowances Act”). In accordance with these directives, an emission allowance trading scheme became operational within the EU from 1 January 2005. In accordance with the Emission Allowances Act, emission allowances are allocated pursuant to National Allocation Plans (adopted by the Czech government and subject to review by the European Commission) for each compliance period. For the current compliance period, which commenced on 1 January 2008 and terminates on 31 December 2012, the emission allowances are initially allocated for free in the Czech Republic. However, in the event that the emitter exceeds its free allocation it must purchase additional emissions allowances to cover the excess emissions. If the emitter fails to cover its emissions with sufficient emissions allowances, the penalties are the payment of EUR 100 per emission allowance not held and an obligation to surrender emission allowances equal to the shortfall in the subsequent allowance period.

The Group is actively present in the trading of emission allowances in the European markets as both a direct participant and a broker for other companies.

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Promotion of Electricity Produced from Renewables and Promotion of Co-generation

Act No. 180/2005 Sb., on the promotion of production of electricity from renewable energy resources, as amended (the “Act on Renewable Resources”), was adopted in 2005 to implement Directive 2001/77/EC on the promotion of electricity produced from renewable energy sources in the internal electricity market. The Act on Renewable Resources stipulates as one of its most important purposes promotion of the production of electricity from renewable energy sources, aiming to achieve the national indicative target (the share of the renewable energy sources amounting to 13 per cent. of gross domestic consumption) by 2020. Currently, the promotion of electricity produced from renewable sources of energy, is based on (i) priority access to the distribution grid, (ii) minimum purchase prices and (iii) the “green bonuses” increasing the market price of the energy. The amounts mentioned under (ii) and (iii) above for such energy are set by the Energy Regulatory Office in advance for particular calendar years. By setting the minimum purchase prices and the amount of green bonuses the Energy Regulatory Office has to differentiate between the particular renewable energy sources used for production of electricity.

Water Pollution

The protection of water is governed mainly by the Act No. 254/2001 Sb., on water, as amended (the “Water Act”), together with numerous implementing regulations. This Water Act distinguishes the general disposal of surface and underground water for personal use, which is free, from other disposals which are subject to a permit. The release of pollution into water is governed by principles including best available technology and correct agricultural practice. The Water Act is based on the “user pays” and “polluter pays” principles.

The Water Act stipulates that official permission is necessary for surface water take-off and to release waste water into surface water or ground water. Permission is granted by a municipal or regional authority.

Disposal of Waste

Disposal of waste is governed mainly by Act No. 185/2001 Sb., on waste, as amended (the “Waste Act”), together with numerous implementing regulations.

The Waste Act respects the notions and definitions of the waste related EU directives, but it is partly inspired by regulation of some individual member states such as Germany and Austria. The Waste Act regulates all aspects of waste generation, storage, transfer handling and disposal.

Generally, the operation of the equipment for use, disposal, collection or sale of waste can be operated only with a permit. Also, an official permit must be obtained to dispose of dangerous waste which is waste satisfying certain qualified criteria e.g. toxicity, cancer or infection, evocation or explosiveness. Any person dealing with more than 100 tonnes of the hazardous waste per year in the previous two years must nominate a waste manager who ensures proper waste disposal management. Certain types of waste and equipment are subject to a notification duty and a record must be kept. The Waste Act requires the planning of waste disposal at all levels. The provisions in the Waste Act relating to the import, export and shipment of waste are fully in compliance with the EU regulations.

Environmental Impact Assessment

The Environmental Impact Assessment Act (No. 100/2001 Sb., as amended) sets forth a duty to conduct in certain cases an environmental impact assessment (“EIA”) prior to the approval of a new investment project by the relevant authorities. The public is allowed to participate actively in the intended investment project from when the investor applies for EIA analysis. The Environmental Impact Assessment Act distinguishes projects which always fall within the scope of the EIA, projects which are always excluded and projects in which the state authorities decide, on an ad hoc basis, whether an EIA is to be made or not. The total length of such an EIA procedure can exceed one year.

Integrated Pollution Prevention and Control

Act No. 76/2002 Sb., on the integrated pollution prevention and control, as amended (the “IPPC Act”), fully implements the IPPC Directive 2008/1/EC into the Czech legal system. It introduces a new approach to limiting industrial pollution according to the best available techniques. The users of certain installations (e.g. coking or heating plants) must obtain an integrated permit

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prior to the launch of their operation. The main criterion for granting of the permit is compliance with the best available technology. In addition, the users of installations registered under the IPPC Act have to notify the respective administrative authority of the emissions of such installations if such emissions exceed set limits, which are then registered in the publicly accessible integrated pollutant register. The IPPC Act has been effective since 1 January 2003. However, according to the transitional provisions, the “historical” installations falling under the IPPC Act are required to have obtained the integrated permit by October 2007.

The Group has acquired IPPC status for the coking plants Jan Šverma and Svoboda and for the heating plant of ČSM.

Chemical Substances

The treatment of chemical substances is governed mainly by Act No. 356/2003 Sb., on chemical substances, as amended (the “Chemical Substances Act”), with numerous implementing regulations. The Chemical Substances Act stipulates that certain chemical substances shall be classified concerning their hazardousness for health and environment and registered before entering the EU market. Treatment of other chemical substances shall be notified to the relevant authority. Therefore, the Group may be from time to time obliged to classify and register, or notify to the relevant state authority, the treatment of certain chemical substances as stipulated by the Chemical Substances Act.

Reserves for Future Reclamation; Compensation for Damages Caused by Mining Activities

The Group has a statutory obligation to reclaim the land affected by the exploitation and to compensate any damage caused to third parties under the Mining Act. As already mentioned above, proposed reclamation works, estimated costs of reclamation, estimated third-party damages and proposed provisions to be created are part of the application for the mining permit under the Mining Act. Although it is a statutory duty to create reserves for such future costs, the actual amount of provision has to be approved by the mining authorities.

Therefore, the Group has, on an ongoing basis, been creating provisions for future reclamation and compensation for damages. The reserves were created as accounting provisions until 2005 and since then have been created as cash provisions and deposited to a special escrow account controlled by the relevant regional mining authority.

The Mining Act stipulates liability for damages caused to property of others as a result of mining and related activities. This liability is construed as quasi-strict liability for environmental damage described under “The Czech Republic – Environmental Liabilities – Civil Liability Towards a Third Party”.

Nuclear Act

The peaceful use of nuclear energy is governed mainly by the Nuclear Act No. 18/1997 Sb., on peaceful exploitation of nuclear energy or ionising radiation, as amended (the “Nuclear Act”) together with numerous implementing regulations. The Nuclear Act stipulates that governmental permission is necessary for almost all activities involving the use of nuclear energy or ionising radiation (in some cases, notification of the authorities is sufficient). The Nuclear Act is based on “user pays” and “polluter pays” principles. Permissions to build or operate any equipment using nuclear materials are granted by the State Authority for Nuclear Safety (in Czech ‘Státní úřad pro jadernou bezpečnost’ (the “SUJB”)).

Disposal of ionising radiation sources is governed by the Nuclear Act as well. The Group uses simple sensors which use ionising radiation in the mines and is therefore subject to compliance with the Nuclear Act. The Nuclear Act imposes quasi-strict liability for damages caused by the person operating any equipment using nuclear materials. Unless SUJB permits otherwise, each operator must obtain third-party liability insurance. Insurance is not required in cases where notification of authorities is sufficient. Failure to comply with the Nuclear Act may result in a fine of up to CZK 100,000,000.

Environmental Liabilities

Environmental liability is based on statutory regulations encompassing (i) administrative, (ii) civil and (iii) criminal law. Administrative and criminal law provide the means of public control of the environment, whereas civil law is an instrument of private control between private individuals. An

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overview of damages paid out by the Group in compensation for environmental damages in 2009 and a note regarding historical environmental liabilities is also included in this section.

The “polluter pays” principle applies under administrative, criminal and civil law. The polluter is required to pay administrative fines, compensate for damages occurring to a third party and is subject to criminal sanctions. The law does not distinguish between instances where the polluter is the owner operating its own property and a third party operating the property on the basis of a lease or any other agreement. Polluters are liable for their own damages. The responsibility of an owner of a business or property cannot be assumed by the lessee and vice versa. A current lessee cannot be held responsible for damages caused by former lessees or the owner. This principle is to some extent modified in respect of historical damage (e.g. damage caused by previous owners of the property) and in cases where the polluter is not known or unable to take necessary actions. In such cases the owner may be required to take action.

Administrative Liability Towards the State

Environmental acts set out environmental offences which may be committed by individuals and legal entities carrying out business activities. The individual or entity does not need to be the owner of the business and the liability is strict. Violation of the general Act No. 17/1992 Sb., on environment, as amended (the “Environmental Act”), can result in a fine of up to CZK 1,000,000 in each case. The relevant administrative body has the power to impose these penalties within one year of learning of the offence and not later than three years from the occurrence of the offence. For specific offences under the individual environmental acts mentioned above the penalties may be higher e.g. up to CZK 50,000,000 under the Waste Act. Such penalties do not affect the liability for damages under Act No. 40/1964 Sb. (the “Civil Code”), which may be claimed separately.

In addition to the above, the Environmental Act has introduced into the Czech legal system a concept of “environmental damage” to ensure the remedy of all such damage. The rationale behind the Environmental Act is that environmental damage must be remedied regardless of whether a private claim for damages has been brought against the person responsible for environmental damage (the polluter). Thus, an administrative body is authorised to order the polluter to restore the natural functions of the impaired ecosystem. This liability does not cover future benefits lost due to environmental damage. However, due to the insufficient and incomplete nature of this regulation, the practical impact of the Environmental Act is marginal.

Criminal Liability Towards the State

The most serious offences against the environment are qualified as crimes and can be penalised by fines of up to CZK 36,500,000 or by imprisonment. In such cases the relevant administrative body is also entitled to shut down the operation of the given source of environmental damage. Under Czech criminal law, such criminal acts can be committed both intentionally and negligently. Criminal offences against the environment are described as acts threatening or damaging the environment generally and, specifically, as acts involving unlawful disposal of waste or unlawful release of polluting elements. However, the Czech criminal law currently does not acknowledge criminal liability of a legal entity and, therefore, only the legal entity’s responsible persons can be liable. Criminal liability is subject to public law and as such does not affect general liability for damages under the Civil Code (which may be claimed separately).

Civil Liability Towards a Third Party

Except for general liability for damages, the Civil Code imposes, in certain circumstances, a “quasi strict liability” for damages which is relevant in most environmental damage cases. Quasi strict liability is applied if the acts of the individual or legal entity cause damage to another party in the course of its business. In comparison with general liability, the claimant does not need to prove fault, which is presumed under quasi strict liability. However, the individual or entity can be exempted from liability if it can prove that the damage was caused by the conduct of the party to which the damage was caused or as a result of an unavoidable event that is not implicit in the business activities. Compensation under civil law includes compensation for current and future damages, including lost profits. The statute of limitations applicable in cases of general liability applies to quasi strict liability.

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Damages Paid by the Group

In the year ended 31 December 2010, OKD spent CZK 498.5 million (approximately EUR 20.5 million) on reclamation, out of which CZK 233.6 (approximately EUR 9.6 million) was spent on mining damages, CZK 147.8 million (approximately EUR 6.0 million) was spent on reclaiming mining areas and CZK 117.1 million (approximately EUR 4.8 million) was spent from the revitalisation funds received from the Czech State to rectify or correct old mine subsidence damages. See Part II “Risk Factors – Risks relating to the Group – Extensive government regulations impose significant costs on the Group’s mining operations, and future regulations could increase those costs or limit the Group’s ability to produce and sell coal”.

Historical Environmental Liabilities

The Group owns property which suffers from historical environmental damage caused before its initial privatisation. The process of reclamation of historical environmental damage caused before privatisation is subject to several regulations.

In particular, reclamation of environmental damage is governed by an instruction of the NPF No. 3/2004, under which certain entities are entitled to receive funds for reclamation of past damage. This procedure consists of (i) an ecological audit, (ii) conclusion of an ecological agreement with the NPF, (iii) environmental analysis and feasibility studies on the reclamation and (iv) a decision by the Czech Environmental Inspection Agency requiring clean-up action to be taken.

In 1996, the Group, through OKD, entered into the Ecological Agreement, as amended. The Ecological Agreement covers the obligation to reclaim the historical environmental damage and the obligation of the NPF to compensate the Group for costs of reclamation of historical environmental damage to the Group’s property. Historical environmental damage covers (i) pollution of ground water, (ii) pollution of soil and mineral environment, (iii) existence of detrimental waste dump and (iv) pollution of structures that arose prior to privatisation.

The maximum compensation for reclamation work is limited to the amount of CZK 27.8 billion, out of which the state has already paid approximately CZK 2.56 billion to the Group.

All rights and obligations of the NPF, including the rights and duties arising under the Ecological Agreement, passed to the Czech Republic as of 1 January 2006. Therefore, the Czech Republic is obliged to comply with NFP’s obligations under the Ecological Agreement.

Due to the restructuring of the Group, all rights and obligations of OKD arising under the Ecological Agreement passed to OKK, which currently holds all contaminated real estate that is subject to the Ecological Agreement. The Ecological Agreement was assigned to OKK by a written amendment.

Under the original terms of the Ecological Agreement, the Czech State had the authority, in its sole discretion, to approve any reclamation project (i.e. to decide whether compensation will or will not be paid in respect of reclamation work carried out by the Group). Pursuant to the current terms, the reclamation projects are subject to public procurements arranged by the Czech Republic. The agreement for reclamation works will be concluded by the Czech Republic with the procurement winner, however, with reference to an agreement on reclamation details be subsequently concluded by OKK with the winner. Thus, the Czech Republic is also the direct contractor of the reclamations and obligated to pay the costs effectively expended, subject to the above mentioned cap.

The state is considering one-stop public procurement for reclamation of all historical environmental damage, subject to individual ecological agreements similar to the Ecological Agreement. Existing NWR has already provided certain documents and analyses to the state in relation thereto.

Environmental analyses between 1997 and 1998 were prepared for 52 mine operations and localities, out of which eight localities are subject to the historical environmental damage liability. With respect to one locality, the reclamation works have been finalised and the locality is subject to post-reclamation monitoring. Another locality is to be subject to the reclamation of the regional governmental programme. The estimate for reclamation works for the remaining six localities amounts to CZK 2.6 billion (in 1997/1998 prices).

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Health and Safety

Health and safety requirements relevant for the Group are comprised in both general employment legislation and regulations reflecting specific industry conditions. Industry-specific regulation is very detailed and governs all relevant aspects of underground works, coal processing and transport. A large portion of health and safety regulations are decrees of Czech Mining Office issued under the Mining Act or the Act on Mining Activities. Such decrees govern, for instance, mining methods, mining and other equipment, requirements for ventilation, electric lines, transportation, fire prevention, degasification or water removal. Further provisions are concerned with, among others, emergency rescue service and emergency plans.

The Group currently has in each of its mines a safety officer (also the mine manager) who is responsible for collecting statistics, investigating and analysing accidents and ensuring that safety measures relating to ventilation, dust and gases are being correctly monitored. The safety officer is usually responsible for maintaining records of “condition exposure” which is based on an assessment of underground conditions and is designed to reduce the possibility of “black lung diseases” or other such lung diseases. Each mine also has an “anti-dust officer” who is responsible for monitoring the number of shifts each miner has worked so as to monitor each miner’s exposure to harmful dust. Each shaft has a safety team which reports to the manager of each mine. Each mine has a rescue team available for its own use in minor emergencies and maintains an “Emergency Procedures Manual”.

The Group is subject to almost continuous inspections and checks by both mining inspectors and general labour inspectors. From time to time some minor deficiencies are found by inspectors. However, none of these deficiencies are considered by the Group to be material.

(B)	Poland

General

Coal mining is mainly regulated by the Mining and Geological Law of 4 February 1994 (the “Mining and Geological Law”), together with secondary legislation. This legislation sets forth the principles and terms for the mining of minerals (including the mining of hard coal), and also sets forth the principles and terms for conducting geological works and mining minerals from deposits, including issues related to the construction, operation and closure of mining facilities and the creation of mining rights, as well as the protection of mineral deposits, deep ground waters and other environmental elements (for example, air, flora and fauna and landscape) in connection with the execution of geological works and the mining of minerals. Further, the Mining and Geological Law regulates the storing of waste in rock masses, including in underground mine works.

Coal and other mineral deposits that do not constitute integral parts of the real properties under which they are located are generally owned by the Polish State Treasury. The Polish State Treasury, acting through licensing authorities, may itself make use of minerals deposits (for instance, it may profit from the extraction of mineral resources from the deposits and from the sale thereof) or dispose of its rights to minerals by establishing a mining use permit.

A mining use permit is established by an agreement, with payment to be made to the Polish State Treasury. The amount of the payment is set out in the agreement. In addition, an entity extracting mineral deposits pays a fee for mineral extraction. It is a prerequisite for the issue and holding of a mining use permit that the mining entity is licensed. If a mining entity’s licence expires or is withdrawn, the mining use permit will also expire. Generally, an agreement for a mining use permit gives the holder an authorisation to search for, recognise and extract a given mineral to the exclusion of third parties. An agreement to issue a mining use permit, or to change the provisions of or transfer a mining use permit, must be executed in writing. In some cases a mining use permit may be issued after a tender is held, for example in the case of methane obtained from coal. When an entity recognises and documents a deposit of a certain mineral and then draws up the relevant geological documentation, the entity may request that a priority mining use permit be issued to it (without any tender being held). The right to request the priority mining use permit expires upon the lapse of two years after a written notice of the geological documentation being accepted by the licensing authority is issued.

In respect of the coal deposit at Dębieńsko, NWR Karbonia obtained in August 2007 and November 2008 notifications (both amended in December 2009) issued by the Minister of Environmental Protection. The notifications state that the geological documentation for such deposit has been approved without any reservations. Moreover, NWR Karbonia concluded the following

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agreements with the State Treasury – Minister of Environmental Protection: an agreement dated 17 April 2001 for the exploration and extraction of methane (coal deposit “Kaczyce 1”); an agreement dated 30 October 2003 for the exploration of hard coal deposits (coal deposit “Morcinek 1”); an agreement dated 20 November 2008 for the prospecting for and exploration of hard coal, methane obtained from coal and natural gas (coal deposit “Zebrzydowice 1”); and an agreement dated 24 June 2008 for the extraction of hard coal and methane as an accompanying mineral (coal deposit “Dębieńsko 1”).

The Ministry of Environmental Protection is currently preparing a draft amendment to the Mining and Geological Law. The most important change set out in the draft involves the manner in which authorisations are to be issued. The draft amendment also aims to implement the “hydrocarbon directive” (Directive 94/22/EC of the European Parliament and of the Council of 30 May 1994 on the conditions for granting and using authorisations for the prospection, exploration and production of hydrocarbons) into Polish legislation. According to the draft, a new mandatory tender procedure will be introduced. The procedure must be followed in order to obtain authorisation for the prospection, exploration and production of hydrocarbons.

Mining Licences (Concessions)

Under the Mining and Geological Law, the following types of operations require a licence: (i) prospecting and exploring for mineral deposits (including hard coal); (ii) extraction of minerals from deposits (including hard coal); and (iii) no-tank storage of substances and waste in rock masses, including storage in underground mine works. Licences for these activities are granted for a period not exceeding 50 years. The authority which issues licences to search, recognise and extract coal and methane obtained from coal is the Minister of Environmental Protection. The licence is issued upon consultation with the Minister of the Economy and the appropriate head of the municipality or mayor or president of the city. The issuance of a licence may be conditional upon establishing relevant financial security. An application for a licence should be accompanied by, among other things, proof of right to geological documentation and a draft deposit management plan for which an appropriate mining supervision authority has issued an opinion. The right to information obtained in the course of geological works that are conducted pursuant to a decision issued by the competent administrative authority is vested in the State Treasury. However, if a given entity incurs costs in connection with such geological works, that entity has the exclusive right, granted free of charge, to use the information obtained in the course of those works for research, scientific purposes and activity regulated by the Polish Mining and Geological Law. The right to use such information expires upon the lapse of five years from the relevant administrative decision pursuant to which the geological works were conducted.

NWR Karbonia holds limited licences granted by the Minister of Environmental Protection for the following purposes: (i) the exploration of hard coal from the Morcinek 1 mining area granted on 30 October 2003 for a period of 12 years; (ii) the exploration and extraction of methane obtained from coal from the Kaczyce 1 mining area granted on 28 January 2000 for a period of 23 years (including a three-year period for the exploration phase and a 20-year period for the extraction phase); (iii) the search and exploration of hard coal and methane obtained from coal and natural gas from the Zebrzydowice 1 mining area granted on 20 November 2008 for a period of six years; and (iv) the extraction of hard coal and methane as an accompanying mineral from the Dębieńsko mining area granted on 24 June 2008 for a period of 50 years (including the construction of a mining plant by 1 January 2018, and 40 years, starting at the latest on 1 January 2018, for the extraction from the deposit). All these mining areas are located in southern Poland.

Mining operations, closure fund

In order to operate a mining facility, an operational plan must be prepared in accordance with the terms and conditions specified in the entity’s license, as well as in accordance with the use and management scheme related to a given deposit, that determines, among other things, mining technology and measures aimed at the protection of mineral deposits. The operational plan is approved by an administrative decision issued by the relevant mining supervisory authority.

Pursuant to the Mining and Geological Law, there should be a designated mining area for each mineral. A mining area is designated based on geological documentation and a deposit management plan. The register of mining areas is kept by the minister responsible for environmental issues. The Mining and Geological Law requires that a local zoning plan be adopted for every mining area. The basis for conducting business activity within a mining area is a deposit

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management plan to be prepared by a business seeking a licence for the extraction of minerals from deposits.

The holder of a licence for the extraction of minerals or the no-tank storage of substances and waste in rock mass, including in underground mine works, is required to create a mining closure fund. An entity conducting underground or borehole-based mineral extraction operations must allocate 3 per cent. to 10 per cent. of depreciation charges applied to the fixed assets of its mining facility to the fund, calculated in accordance with the relevant income tax regulations. Moreover, an entity conducting opencast mineral extraction operations must allocate to the mining closure fund 10 per cent. of the fees that are required to be paid for mineral extraction in accordance with the Mining and Geological Law. An entity conducting underground, opencast or borehole-based mineral extraction operations will then use the accrued amounts to cover costs related to the full or partial closure of a mining facility, for example costs associated with the closure and securing of mining operations, extraction chambers, extraction boreholes and drillings, and other activities related to land reclamation and clean-up.

Security Regulations

The development projects of the Group in Poland (at the Morcinek and Dębieńsko mines) supervised by NWR Karbonia may be classified as mines involved in the extraction of primary minerals. Such mines are classified by the Regulation of the Council of Ministers on installations of special importance to the security and defence system of the state, dated 24 June 2003, as installations of special importance to the security and defence systems of the state. As such these installations must be protected by the use of special measures. For example, an entity that owns an installation of special importance must prepare plans for protection services and must also ensure the provision of human and financial resources necessary to protect the facility.

Restructuring of the Coal Sector

Following the expiry of Regulation (EC) 1407/2002 on 31 December 2010, which set out the rules regarding the granting of aid to the coal industry with a view to contributing to the restructuring of the sector, the European Council Decision of 10 December 2010 on state aid to facilitate the closure of uncompetitive coal mines (2010/787/EU) (the “Council Decision”) entered into force on 1 January 2011. This decision aims to facilitate the transition from the application of sector-specific rules applicable to the coal sector, to the application of general State aid rules which are applicable to all sectors.

Under the Council Decision, the granting of aid which is intended to specifically cover current production losses of coal production units may be considered compatible with the internal market if certain conditions are met. Aid granted under the Council Decision must concern coal production units whose definite closure is scheduled not later than 31 December 2018. The granting of state aid under the Council Decision does not exclude the notification and standstill obligations imposed by Article 108(3) of the Treaty of the Functioning of the European Union, as well as the requirement for such measures to be compatible with the internal market. Categories of costs that are covered by the Council Decision that do not relate to current production are defined in the annex to the decision.

The Act dated 7 September 2007 on the organisation of the hard coal mining sector for the years between 2008 and 2015 (the “Polish Mining Industry Act”) regulates issues including, but not limited to, the financial restructuring of coal companies controlled by the Polish State Treasury, the liquidation of coal mines, the exercise of ownership supervision by the State Treasury over mines controlled by the Polish State Treasury and the specific rights of mining municipalities (that is municipalities where mining companies controlled by the Polish State Treasury are located). Under the Polish Mining Industry Act, Polish coal companies controlled by the Polish State Treasury may receive aid from the State Treasury to improve their financial condition. The Polish Mining Industry Act will remain in force until the end of 2015.

Environmental Matters

The regulation of environmental matters in Poland is split into a number of acts and secondary legislation. Key acts governing the environmental aspects of mining activities are the Environmental Protection Act of 27 April 2001 (the “Polish Environmental Protection Act”), the Waste Act of 27 April 2001 (the “Polish Waste Act”) and the Water Act of 18 July 2001 (the “Polish Water Act”). The Polish Environmental Protection Act contains detailed regulations

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regarding: (i) the issuance of permits for activities that may be harmful to the environment; (ii) funds for the protection of the environment (obtained specifically from what is referred to as “fees for using the environment”, which are fees payable by entities that use or otherwise affect the environment or natural resources, and administrative fines for breaching environmental laws); (iii) civil, criminal and administrative liability for breaching environmental laws; and (iv) the protection of natural resources, including rules governing the reasonable use of minerals and the reclamation of mineral workings.

Mineral extraction companies are specifically required to obtain precise permits and/or licences which specify the terms and conditions under which such activity may be conducted, or that such activity must be registered. More often, permits and/or licences apply to specific emission sources (such as waste generation, disposal and transport, a water permit or a waste permit). However, if the operation of a given installation connected with the activity of a given entity, due to its type or scale, may cause significant harm to particular environmental elements or the environment as a whole, the relevant entity may be required to obtain an integrated permit. Unlike a sector permit that only regulates one source of emission, an integrated permit regulates all emissions from one installation.

Entities that carry out business activity without the required permits or breach the terms of their respective permits are subject to fines. If a given installation is operated without the required permit/licence, the competent regulatory authority may also suspend its operation.

Entities using the environment in a manner affecting the natural environment or its resources are required to pay compensation in the form of a fee, including for polluting the environment as a result of their business activity. The amount of such fee depends on the quantity and quality of the pollutants. Entities using the environment in a manner affecting the natural environment or its resources determine, on their own, the amount of a required fee according to the formula specified in the relevant legal provisions. Entities that exceed permitted emission levels, or otherwise breach the terms of their respective environmental permits, are penalised with fines.

Water Protection and Management

In addition to the Polish Environmental Protection Act, water protection and management is mainly governed by the Polish Water Act and the Collective Water Supply and Sewage Disposal Act of 7 June 2001. On the EU level, water conservation is primarily regulated by Directive 2000/60/EC of 23 October 2000 establishing a framework for EC action in the field of water policy. Pursuant to the Polish Water Act, entities must obtain a separate water permit for, among other things, activities involving special water use (for example, water intake and the discharge of surface or underground water, the discharge of sewage into water or soil and water use for energy purposes), water damming, water regulation (e.g. river regulation) and changes in the natural topography, affecting water flow of land adjoining water, building water facilities, drainage of facilities, building excavations and mining facilities and the discharge of industrial sewage that contains substances particularly harmful to the water environment into sewage systems owned by other companies. A water permit is granted in the form of an administrative decision for a fixed term lasting between four and 20 years, depending on the type of operational activity. A water permit is granted by a municipal or regional authority.

Waste Production and Storage

Production of waste is mainly governed by the Polish Waste Act and by the Polish Mining and Geological Law, together with extensive secondary legislation. A permit for the generation of waste (“waste permit”) must be obtained to produce more than one Mg of hazardous waste or more than 5,000 Mg of non-hazardous waste per year.

The Polish Waste Act regulates all aspects of waste management, including production, collection, transport, storage, transfer and disposal. Waste producers, entities involved in the transport of waste and waste holders are obliged to keep waste records. Polish regulations concerning transboundary shipment of waste implement EU Regulations, in particular Regulation (EC) No. 1013/2006 of the European Parliament and of the Council of 14 June 2006 on Shipments of Waste.

The Polish Waste Act does not apply to soil and rocks disposed of or moved in connection with mineral extraction if the mining licence granted by the Minister of Environmental Protection or the local zoning plan provides conditions regarding the management of such soil and rocks.

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The Mining and Geological Law contains specific regulations on waste being stored in the orogen (rock mass), including underground workings. Such storage requires a mining licence granted by the Minister of Environmental Protection.

Mining activities are also subject to the Act of 10 July 2008 on Extractive Waste (the “Act on Extractive Waste”), incorporating Directive 2006/21/EC on the management of waste from extractive industries and amending Directive 2004/35/EC into Polish law. The primary goal of the Act on Extractive Waste is to prevent extractive waste in the mining industry and to reduce the potential adverse impact of extractive waste on the environment and life and health among others by setting out guidelines for extractive waste and uncontaminated soil management, in addition to setting out procedures for granting permits for extractive waste management. In accordance with transitional regulations of the Act on Extractive Waste, entities producing extractive waste that were in operation before the Act on Extractive Waste (15 August 2008) came into force are required to be in full compliance with the Act on Extractive Waste by 1 May 2012. Current waste permits, integrated permits and permits for extractive waste management for installations currently being operated are valid for the period for which they are issued up to 1 May 2012.

Chemical Substances

The treatment of chemical substances is governed mainly by the Chemical Substances Act of 11 January 2001 (the “Polish Chemical Substances Act”), together with extensive secondary legislation. The Polish Chemical Substances Act requires certain chemical substances to be classified on the basis of their risk to health and the environment and to be registered before being admitted to the EU market, while the treatment of other chemical substances should be notified to the relevant authority. Consequently, an entity may be obliged to classify and register, or notify the relevant state authority of the treatment of, certain chemical substances as set out in the Polish Chemical Substances Act.

Further obligations concerning chemical substances are set out in Regulation (EC) No. 1907/2006 of the European Parliament and of the Council of 18 December 2006 concerning REACH, establishing a European Chemicals Agency, amending Directive 1999/45/EC and repealing Council Regulation (EEC) No. 793/93 and Commission Regulation (EC) No. 1488/94 as well as Council Directive 76/769/EEC and Commission Directives 91/155/EEC, 93/67/EEC, 93/105/EC and 2000/21/EC.

Environmental Impact Assessment (“EIA”)

Pursuant to the Act dated 3 October 2008 on disclosing information on the environment and its protection, public participation in environmental protection and environmental impact assessments (the “Act on Disclosing Information”), an EIA must be carried out in certain circumstances before a new investment project can be approved by the relevant authorities. The general public is allowed to actively participate in the EIA process regarding the planned investment project by submitting, in particular, comments and motions regarding the project. The Act on Disclosing Information makes a distinction between projects that always fall within the scope of the EIA and projects in which the relevant authorities decide, on an ad hoc basis, whether the EIA should be carried out. The length of the EIA depends, inter alia, on the impact that a given investment may have on particular elements of the environment, and in certain cases may take one year or more. A decision on the environmental impact of a planned investment project may impose certain obligations on the investor to prevent, restrict and monitor the environmental impact, and to produce a report on the performance of its obligations.

Natura 2000 Program

The primary goal of the natura 2000 program (the “Natura 2000 Program”) is to preserve natural habitats and species necessary to maintain biological diversity in EU countries. The Natura 2000 Program was established on the basis of two EU Directives, Directive 2009/147/EC on the conservation of wild birds and Directive 92/43/EEC on the conservation of natural habitats, wild plants and animal species. Protected areas under the Natura 2000 Program include: (i) protected sites for birds; (ii) protected habitats; and (iii) areas of relevance to the European Union, within the meaning of the Nature Protection Act of 16 April 2004. Once an area has been designated as a protected area under Natura 2000, it does not automatically result in the strict protection and exclusion of that area from business activities and investments. Rather, its use for business purposes is subject to compliance with restrictions and the fulfilment of certain conditions.

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Reclamation of Damaged Land and Damage Caused to Third Parties As a Result of Mining Activities

An entity that carries out mining activities has a statutory obligation to reclaim the land affected by exploitation and to compensate for any damage caused to third parties under the Mining and Geological Law. Damage should be repaired by restoring the original conditions. This may be achieved by providing land, buildings or structures, equipment, facilities, water or other goods. However, if the original conditions cannot be restored or the costs of such restoration would materially exceed the value of the damage caused, the damage can be recompensed by the payment of a relevant compensation.

Environmental Liabilities

Similar to the Czech Republic, environmental liability is based on statutory regulations encompassing (i) administrative, (ii) civil and (iii) criminal law. Administrative and criminal law provide a means of public control of the environment, while civil law is an instrument of private control designed for all entities.

Administrative Liability Towards the State

Administrative liability under Polish law takes four different forms. The first is the increase of the standard charges levied from entities that carry out their business operations without holding the required environmental permits (e.g. permits to introduce gases or dust to the atmosphere, to draw water, to dispose of waste water to waters or ground, or to store waste without the required decision determining the storage method and site). The increased charge is calculated as a multiple of the usual charges levied for using the environment in a given settlement period.

A second form of administrative liability is an administrative fine. A fine is imposed on an entity for certain breaches of an environmental decision granted to an entity, such as exceeding permitted levels of emissions of particular substances or a failure to stay within admissible noise limits as set out in the relevant decision. Administrative fines are imposed by the Regional Inspector of Environmental Protection. The amount of a fine depends on the degree to which the provisions have been breached by a given entity (for example, the duration of a given breach or the type of substances emitted into the environment) and is calculated as a multiple of specific fine rates.

Under the third form of administrative liability, environmental protection authorities may limit the business activity of a given entity, or even stop business activity completely. For example, business activity may be stopped as a result of an installation being used without the required integrated permit.

Administrative liability is also regulated by the Act of 13 April 2007 on Preventing and Repairing Damage to the Environment (the “Act on Preventing and Repairing Damage to the Environment”). This act incorporates into Polish law the provisions of Directive 2004/35/EC of 21 April 2004 on environmental liability with regard to the prevention and remedying of environmental damage and applies to matters of environmental damage or the imminent threat of such damage. Pursuant to the Act on Preventing and Repairing Damage to the Environment, entities responsible for causing a direct risk of damage to the environment have to take preventive actions. Entities that are responsible for causing damage to the environment are obliged to repair such damage. If the direct risk of, or damage to, the environment was caused by more than one entity, such entities are jointly and severally liable. Additionally, if the direct risk of, or damage to, the environment was caused with the consent of the person managing the land (e.g. the land owner), or this person was aware of such direct risk or damage to the environment being caused, such person is obliged to take preventive or remedial measures jointly and severally with the perpetrator. Costs of such preventive measures are incurred by the entity that is directly responsible for the direct risk of, or damage to, the environment. The Act on Preventing and Repairing Damage to the Environment does not apply to: (i) damage caused before 30 April 2007 or (ii) damage originating from a specific activity which was completed before 30 April 2007. In such cases, earlier regulations, that is the previous provisions of the Polish Environmental Protection Act, will apply. With respect to the pollution of soil, the Polish Environmental Protection Act applied the rule of “possessor liable” (liability is placed upon the “freehold possessor” of the land) instead of the “polluter liable” principle.

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Criminal Liability Towards the State

Criminal activity and offences are also subject to criminal sanctions. On 26 December 2008, Directive 2008/99/EC dated 19 November 2008 on the protection of the environment through criminal law came into force. It provides a list of environmental crimes and obliges member states to introduce penal sanctions for such crimes. Although the deadline for transposition of Directive 2008/99/EC was 26 December 2010, draft legislation implementing Directive 2008/99/EC that was submitted to the Polish Parliament in December 2010 has not been yet adopted. Currently, under Polish law, the range of penal sanctions for environmental crimes includes, inter alia: (i) fines; (ii) imprisonment; and (iii) a restriction of freedom. Most regulations on criminal liability relate to minor offences that are mainly subject to fines of up to PLN 5,000. With regard to the criminal liability of legal entities under the Polish Law on Liability of Collective Entities For Acts Prohibited under Penalty of 28 October 2002, the person responsible for the observance of environmental protection regulations by a given entity (e.g. the company) will be convicted under a final and non-revisable judgment. The court may impose a fine on such entity of between PLN 1,000 and PLN 20,000,000 (but not, however, exceeding 10 per cent. of the revenues made by the company in that financial year). Legal entities may be subject to such sanctions if, for example, they act in a way which poses an inadmissible risk to human health or the environment and breaching a decision issued by the Inspector for Chemical Substances and Preparations (Article 34 of the Act on Chemical Substances and Preparations).

Civil Liability Towards a Third Party

Civil liability is regulated by the Polish Environmental Protection Act and the Polish Civil Code. The concept of civil liability provides for “quasi-strict” liability under certain circumstances. Furthermore, civil liability is not excluded even if the activity that caused the damage is carried out in accordance with administrative decisions. Additionally, a claim may be lodged by the State Treasury, a local government authority or ecological organisation if the damage relates to the environment as a public good.

Safety and health

Mining operations are regulated by Directive 92/91/EEC, concerning the minimum requirements for improving the safety and health protection of workers in the mineral extracting industries through drilling, Directive 92/104/EEC on the minimum requirements for improving the safety and health protection of workers in surface and underground mineral-extracting industries, Directive 94/22/EC on the conditions for granting and using authorisations for the prospecting, exploration and production of hydrocarbons, and Directive 2006/21/EC on the management of waste from extractive industries and amending Directive 2004/35/EC. These regulations have been introduced into the Polish legal system.

Air pollution

Emissions of gases and/or dust to the atmosphere exceeding certain levels are subject to permits to introduce such gases and dust into the environment. Emissions below such levels only require a notification to the environmental protection authorities. Additionally, the entity generating emissions is obliged to pay charges every six months for using the environment in a manner affecting the natural environment or its resources. The amount of the charges depends on the quantity and quality of pollution emitted into the atmosphere.

CO2 emissions reduction

Issues related to CO2 reduction are regulated by the Act of 22 December 2004 on Greenhouse Gas Emission Allowance Trading (the “Polish Emission Allowance Act”). The Act implements the EU directives on greenhouse gas emission allowance trading, in particular Directive 2003/87/EC. On 23 April 2009 the European Parliament and Council adopted Directive 2009/29/EC on the amendment of Directive 2003/87/EC to improve and extend the greenhouse gas emission allowance trading system. This directive should be implemented by the end of 2012, following which the auction system will be the main method of allocating CO2 emission allowances to the power sector. Certain exemptions from the auction system may apply and Poland may be one of the countries where such an exception is applied (application of such exemption is subject to the fulfilment of various requirements and is subject to the decision of the European Commission).

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According to the Polish Emission Allowance Act, emission allowances are allocated in accordance with the National Allocation Plans (the “NAP”). Allowances are allocated to those industrial installations and fossil fuel generating stations that fall within the scope of the Polish Emissions Allowance Act. Operators of these facilities are required to surrender allowances equal to their regulated emissions on an annual basis. To the extent that the number of allowances allocated under the NAP to the emitter is insufficient for the level of emissions of the emitter, the emitter is able to purchase additional emissions allowances in an EU wide emissions allowance market. The total number of allowances that may be allocated in Poland is specified in the NAP. In the first compliance period (1 January 2005 to 31 December 2007), the total number of allowances for Polish emitters was 716,083,665. In the second compliance period (1 January 2008 to 31 December 2012), the total number of allowances for Polish emitters was 1,042,576,975. If an emitter fails to cover its emissions sufficiently with emission allowances, it is penalised at a rate of EUR 100 per each missing allowance and is still obligated to surrender an allowance. The types of installations within the community trading scheme are described in the Regulation of the Minister of the Environment dated 27 July 2009 on the types of installations included in the scheme for greenhouse gas emission allowance trading within the Community.

NWR Karbonia is not required to surrender allowances against its greenhouse gas emissions, although regulations related to CO2 impact the market in which the Group operates.

Promotion of Electricity Produced from Renewables and Promotion of Co-generation

Promotion of electricity obtained from renewable energy sources or in the process of joint generation of heat and electricity (co-generation) is regulated by the Act of 10 April 1997 Energy Law (the “Energy Law”) and other secondary regulations.

The Energy Law supports renewable energy by, for example, implementing green certificates (energy companies that generate or supply electricity to end customers connected to the grid in Poland with end customers being members of the power exchange in the scope of transactions on such exchange and/or brokerage houses acting within such transactions of such end customers are obliged to obtain and submit a specified amount of green certificates for redemption or pay a substitution fee) and stipulating that relevant supply companies (last resort suppliers) are obliged to purchase electricity generated from renewable energy sources connected to grids located in the area where such supply companies carry out their business operations, and which is offered by an entity that generated such renewable energy. From 2011 there will be other forms of support for renewable energy relating to agricultural biogas. Furthermore, energy companies involved in heat trading, are required, within specified limits, to purchase heat generated by a renewable energy source connected to the grid in the territory of Poland, in volumes not higher than required by customers connected to the grid to which a given renewable energy source is also connected. This renewable energy support system aims to meet the targets set out in the Community Law Directive 2001/77/EC of the European Parliament and of the Council of 27 September 2001 on the promotion of electricity produced from renewable energy sources in the internal electricity market and the consumption of renewable energy that provides targets for respective member states. The entire EU Directive 2001/77/EC has been amended by Directive 2009/28/EC of the European Parliament and of the Council of 23 April 2009 on the promotion of the use of energy from renewable sources that amends and subsequently repeals Directives 2001/77/EC and 2003/30/EC. Although the deadline for implementation of Directive 2009/28/EC was 5 December 2010, the directive has not yet been fully transposed into law in Poland.

The Energy Law also establishes a mechanism to support electricity generated from high-efficiency cogeneration sources. The main support mechanism provides that, in particular, energy companies that generate or supply electricity to end customers connected to the grid in Poland are required to obtain and submit for redemption a specified number of cogeneration certificates of origin or, failing such submission, pay a substitution fee.

Carbon capture and storage (“CCS”)

The Directive 2009/31/EC of the European Parliament and of the Council of 23 April 2009 on the geological storage of carbon dioxide, amending Directive 85/337/EEC, European Parliament and Council Directives 2000/60/EC, 2001/80/EC, 2004/35/EC, 2006/12/EC, 2008/1/EC and Regulation (EC) No. 1013/2006 (the “CCS Directive”), sets forth a legal framework for the development and application of technologies for the geological storage of CO2 within the European Union. This Directive is intended to harmonise the regulation of CCS activities across the EU and

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ensure a minimum standard of environmental protection. CCS involves the capture of CO2 from power generators and industrial facilities and the transport and compression into a relevant geological formation for permanent storage. CO2 permanently stored in geological formations, under the CCS Directive, is not deemed as emitted for the purposes of the European Union Emissions Trading Scheme. The CCS Directive establishes that operators of newly-built power plants, with an installed capacity equal to or greater than 300 MW, must evaluate whether CO2 capture and transportation facilities are technically and economically feasible for the planned investment project. If the terms are met, an area must be allocated, at the facility’s site, for CO2 capture and compression. Member states must implement the CCS Directive by 25 June 2011.

Limitation of SO2, NOx and dust emissions

Directive 2001/80/EC of the European Parliament and of the Council of 23 October 2001 on the limitation of emissions of certain pollutants into the air from large combustion plants (the “LCP Directive”) and Directive 2001/81/EC set forth limitations on emissions from large combustion plants for member states. The LCP Directive regulates SO2, NOx and dust emissions from large combustion plants (facilities with thermal combustion capacity equal to or exceeding 50 MW, regardless of the type of fuel used). The LCP Directive limits the emission of pollutants from these facilities and targets an overall reduction of emissions by the power sector. Directive 2010/75/EU regulating industrial emissions (integrated pollution prevention and control) (the “IED”) was enacted this year and replaces the LCP Directive and IPC Directive. It includes new SO2, NOx and dust emissions limits which begin to take effect from 2016. In addition, the Ministry of Environmental Protection is preparing a draft act on the system of balancing and settling SO2 and NOx emissions from large combustion plants.

Nuclear Act

The use of nuclear energy is governed by the Nuclear Law of 29 November 2000 (the “Polish Nuclear Law”). The Polish Nuclear Law stipulates that a permit has to be obtained from, or an application has to be filed with, the President of the National Atomic Energy Agency to conduct any activity involving the use of units which contain radiation sources.

The Polish Nuclear Law specifically determines the scope of the relevant civil liability. Any person using units that contain radiation sources is obliged to execute a civil liability insurance agreement for nuclear damage.

New draft amendments to the Polish Nuclear Law are currently being prepared. The amendments will amend the Polish Nuclear Law to provide for the planned construction of a nuclear power plant in Poland.

Public Procurement Regulations

The Public Procurement Law dated 29 January 2004 (the “Public Procurement Law”), together with regulations and EU law, regulate the application of public procurement procedures in Poland. The Public Procurement Law provides that certain public procurement requirements (in particular the requirement to apply certain awarding procedures) may apply if a contract is awarded to search for, identify or extract lignite, bituminous coal and other solid fuel. Therefore, the Group may be required to comply with the Public Procurement Law in respect of certain types of contracts and may be required to apply the procedure for awarding sector contracts set out in the law.

Local Taxes and Levies Act – real property tax

Pursuant to the Local Taxes and Levies Act dated 12 January 1991 (“Local Taxes and Levies Act”), real property tax is payable on land, buildings or parts thereof, and structures or parts thereof used for commercial activity.

In the mining sector, there is dispute among tax authorities, administrative courts and taxpayers in relation to real property tax, as to whether excavations should be treated as “structures” within the meaning of the Local Taxes and Levies Act and as a consequence subject to such tax. The tax payable on a structure is calculated on the basis of the value of the structure disclosed in the taxpayer’s tax books, which serves as the basis for the accrual of depreciation charges for corporate tax purposes without taking into account applied depreciation charges (such value is defined in accordance with the regulations set forth in the Corporate Income Tax Act dated 15 February 1992). The real property tax rate applicable to structures will not exceed 2 per

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cent. of the value calculated in accordance with the Corporate Income Tax Act of 15 February 1992.

The tax authorities generally treat excavations as structures that are subject to real property tax. This approach was also adopted by numerous administrative courts, including the Supreme Administrative Court. However, the Administrative Court in Gliwice in its judgment of 1 June 2009 (No. I SA/Gl 110/09) stated that the regulations of the Local Taxes and Levies Act are unclear and the court doubted whether the regulations are in compliance with the Polish Constitution. The Administrative Court in Gliwice has posed a question regarding this issue to the constitutional tribunal. Currently, there is no indication as to when the constitutional tribunal will reach its verdict. Given that this issue has been put to the constitutional tribunal only recently, some administrative courts have decided to suspend proceedings in other similar cases until the verdict of the constitutional tribunal is issued.

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Part XI

The Mining and Real Estate Divisions of the Group and Dividends

The Mining and the Real Estate Divisions of the Group

Establishment of the Divisions

As of 1 January 2008, Existing NWR established two divisions within the Group which act as separate accounting and reporting units: the Real Estate Division and the Mining Division. The Existing A Shares (which are the subject of the Offer) are designed to track the performance, and represent the economic value, of the Mining Division. The Existing B Shares (which are not included in the Offer) are designed to track the performance, and represent the economic value, of the Real Estate Division. The Existing A Shares do not track the performance, and do not represent the economic value, of the Real Estate Division. The allocation of rights and responsibilities between the Mining Division and the Real Estate Division is governed by the Divisional Policy Statements adopted by the Existing NWR Board. Existing A Shareholders are not entitled to receive any dividends, liquidation proceeds or other distributions which relate to the Real Estate Division and Existing B Shareholders are not entitled to dividends, liquidation proceeds or other distributions which relate to the Mining Division.

These divisions will be replicated at New NWR level. Upon the Offer becoming or being declared wholly unconditional, the share capital of New NWR will be divided into New A Shares and New B Shares which will represent the Mining Division and the Real Estate Division, respectively, to the extent the Existing A Shares and the Existing B Shares are held by New NWR.

The Offer does not extend to the Existing B Shares. At the date of this document, the Existing B Shares are 100 per cent. indirectly owned by BXRG Limited, through its subsidiary RPG Property. Pursuant to the B Share Transfer Agreement, and conditional on the Offer becoming or being declared wholly unconditional, New NWR has agreed to acquire all of the issued Existing B Shares from RPG Property in exchange for the allotment and issue of New B Shares to RPG Property on the basis of one New B Share for each Existing B Share.

Operation of the Real Estate Division

The operation of the Real Estate Division and the rights of the New B Shares and the New B Shareholders as compared to the Existing B Shares and the Existing B Shareholders should be unaffected by the Offer becoming or being declared wholly unconditional. The New NWR Board will adopt the Divisional Policy Statements in the same form as they currently apply to the Group and establish a Real Estate Committee to oversee the Assets of the Real Estate Division and oversee the relationship between the Mining Division and the Real Estate Division, on the same terms as Existing NWR, prior to the Offer becoming or being declared wholly unconditional.

Divisional Policy Statements

The relationship between the Mining Division and the Real Estate Division is governed by the Divisional Policy Statements. The Divisional Policy Statements have been prepared and adopted on the basis that the Mining Division has the right to maintain: (i) the undisturbed continuation of its mining, coking and related operations that are conducted on certain of the assets of the Real Estate Division; and (ii) the unrestricted access to such assets of the Real Estate Division in connection with such mining, coking and related operations. The boards of directors of Existing NWR, OKD, OKK and NWR Karbonia have adopted, and the New NWR Board will adopt, the Divisional Policy Statements. As consideration for this access and use, the Real Estate Division is entitled to an annual fee from the Mining Division of EUR 3.6 million per year (subject to inflation and other adjustments). The annual fee for 2009 and 2010 is EUR 3.8 million.

Under the Divisional Policy Statements, OKD, OKD’s subsidiaries and the other subsidiaries of the Group (as applicable) carry out the day-to-day operations of the Real Estate Division. In carrying out such day-to-day operations, OKD, OKD’s subsidiaries and the other subsidiaries of the Group (as applicable) are required to seek prior approval from the Board, after the Real Estate Committee has provided its advice to the Board, when proposing to enter into transactions which: (i) are not considered by the Board to be in the ordinary course of business of the Real Estate Division; or (ii) relate to Assets of the Real Estate Division which have a book value of 5 per cent. or more of the total book value of the Assets of the Real Estate Division from time to time (or such lower percentage as determined by the Real Estate Committee from time to time). The Real

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Estate Committee has provided guidance on the types of other matters or other transactions that require prior approval.

Real Estate Committee

In accordance with the Divisional Policy Statements, New NWR will establish a Real Estate Committee, which oversees the Assets of the Real Estate Division and the interaction between the Mining Division and the Real Estate Division. The Real Estate Committee of New NWR will operate in conjunction with the Real Estate Committee of Existing NWR which is expected to be retained until such time as the existing A Shares of any minority Existing A Shareholders have been acquired.

Pursuant to the Divisional Policy Statements and the rules of the Real Estate Committee, members of the Real Estate Committee have been, and will continue to be, selected and appointed by the Board from amongst its Independent Non-Executive Directors. As at the publication of this document, the Real Estate Committee is composed of Barry Rourke (chairman), Steven Schuit and Paul Everard. The same Non-Executive Directors make up the Real Estate Committee of the Existing NWR Board.

In relation to Real Estate Division transactions which require prior approval of the Board, the Real Estate Committee acts as an advisory body to the Board. In this advisory capacity, the Real Estate Committee submits a report to the Board (either orally or in writing), setting out its advice in relation to the adoption of the referred transaction. When preparing its report, the Real Estate Committee is required to take into account the policies set out in the Divisional Policy Statements and the advice of an independent valuer or other expert (being nominated and appointed under a procedure set out in the Divisional Policy Statements). Directors who have a conflict of interest are required, under the Divisional Policy Statements and the Corporate Governance Policy, not to take part in any discussion or decision making on such a transaction and to abstain from voting upon the adoption of a resolution of the transaction. In making its final decision on a transaction, the Existing NWR Board may, in its sole discretion, decide whether to act upon, or to set aside, the advice of the Real Estate Committee.

The Real Estate Committee is also responsible for monitoring the compliance of all of the Group’s subsidiaries with the Divisional Policy Statements and for reporting to the Board about such compliance.

New NWR Articles of Association

The New NWR Articles of Association contain provisions relating to the rights attaching to the New A Shares and the New B Shares. Provisions are contained in the New NWR Articles of Association dealing with matters including the issue of further New A Shares and New B Shares, pre-emptive rights, the transfer of shares, rights to vote at general meetings, dividends and distributions and the operation of the Board of New NWR. New B Shareholders have the following principal rights:

•	Any resolution to exclude pre-emptive rights with respect to an issuance of New B Shares shall require the prior or simultaneous approval of the meeting of holders of New B Shares.

•	The resolution to make a distribution from the New B Share dividend reserve may only be adopted upon a proposal of the holders of New B Shares.

•	A proposal to amend the nominal value or number of New B Shares specified in the Existing NWR Articles of Association requires the prior approval of the meeting of holders of New B Shares.

•	Each New B Shareholder has the right to request an investigation into the affairs of Existing NWR (enquêterecht) with the Enterprise Chamber of the Court of Appeal in Amsterdam (the “Enterprise Chamber”).

These rights substantially reflect those of the Existing B Shareholders set out in the Existing NWR Articles of Association.

In addition, pursuant to the Relationship Agreement, the holder of the majority of the B Shares will have the right to appoint one Director to the board of New NWR.

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Dividend Policy

General

The New NWR Board intends to adopt the existing dividend policy of Existing NWR and expects to commence paying dividends during this financial year.

As a holding company, the ability of New NWR to pay dividends and make distributions depends primarily upon the receipt of dividends and distributions from New NWR’s subsidiaries. The payment of dividends and distributions by New NWR’s subsidiaries is contingent upon the sufficiency of their earnings, cash flows and distributable reserves and provisions of the credit facility and outstanding notes that restrict the ability of the subsidiaries to make dividend payments and distributions to New NWR.

New NWR intends to seek to make distributions out of distributable reserves on the New A Shares in respect of dividends it receives on the Existing A Shares it holds. New NWR intends to procure that Existing NWR continues to seek to make distributions out of the dividend reserve A on the Existing A Shares of approximately 50 per cent. of the Mining Division’s consolidated annual net income (as calculated under IFRS and subject to adjustments for extraordinary items) over the course of the business cycle. The payment of any dividend is subject to shareholders’ equity exceeding the sum of New NWR’s issued share capital and the reserves to be maintained under English law and the New NWR Articles of Association. To the extent New NWR declares and pays dividends or makes distributions on the New A Shares, New A Shareholders on the relevant record date will be entitled to receive dividends or distributions payable in respect of such New A Shares.

Any dividends or other distributions in respect of or attributable to the performance or Assets of the Real Estate Division will be attributed solely to the holders of the New B Shares.

Dividends or distributions in cash are declared by New NWR in euro. New A Shareholders may elect to receive the dividend in euro or UK Sterling by notifying New NWR’s registrar, Computershare.

New NWR’s dividend policy is primarily dependent upon, and will be adjusted from time to time to reflect, its results of operations and cash flows, its financial position and capital requirements, general business conditions, any legal, tax, regulatory or contractual restrictions on the payment of dividends or distributions and any other factors the New NWR Board deems relevant. The 2015 Indenture and the 2018 Indenture contain restrictive covenants, including restrictions applicable to the payment of dividends and effecting share repurchases. The reserve and dividend policy shall be discussed during each annual general meeting of New NWR.

Recent Dividends

Existing NWR has paid distributions in aggregate amounts of EUR 800,425,000 on 25 January 2007 (EUR 8 per share in Existing NWR), EUR 276,335,000 on 18 October 2007 (EUR 2.76 per share in Existing NWR) and EUR 86,672,000 on 27 March 2008 (EUR 0.87 per A Share) to RPGI, which at that time was its sole shareholder. In addition, Existing NWR paid an interim dividend of EUR 73,864,000 (EUR 0.28 per A Share) on 23 October 2008 and made a further dividend payment for the financial year that ended on 31 December 2008 of EUR 47,484,000 (EUR 0.18 per A Share), which payment was made on 22 May 2009. No dividends were paid for the financial year that ended on 31 December 2009. For the financial year 2010, Existing NWR paid an interim dividend of approximately EUR 56 million (EUR 0.21 per A Share) on 22 October 2010 and, on 24 February 2011, Existing NWR announced the 2010 Final Dividend of approximately EUR 58 million (EUR 0.22 per A Share) to be paid on 15 April 2011.

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Part XII

Directors, Senior Management, Corporate Governance and Employees

1	New NWR Board of Directors

The New NWR Board comprises the Directors set out below. At the date of this document, the Existing NWR Board comprises the same Directors as the New NWR Board.

The business address of each of the New NWR Directors is One Silk Street, London, EC2Y 8HQ, United Kingdom. The Directors’ full names and functions within the Group, together with brief biographical details of each of them, are as set out below.

Marek Jelínek and Steven Schuit were each appointed as New NWR Directors on 30 March 2011 upon incorporation of that company. The remaining Directors were each appointed as Directors of New NWR on 8 April 2011.

It is expected that all of the Directors other than Miklos Salamon, Marek Jelínek, Steven Schuit, Barry Rourke, Paul Everard and Hans-Jörg Rudloff will resign as Directors of Existing NWR upon the Offer becoming or being declared wholly unconditional.

Name	Position	Age	Expiration of term of office/ Reappointment

Miklos Salamon	Executive Director/Chairman	55	2012
Marek Jelínek	Executive Director/CFO	38	2012
Klaus-Dieter Beck	Executive Director/CEO of OKD	56	28 April 2011
Zdeněk Bakala	Non-Executive Director/Vice-Chairman	50	2014
Peter Kadas	Non-Executive Director/Vice-Chairman	49	2014
Hans Jürgen Mende	Non-Executive Director	67	2014
Pavel Telička	Non-Executive Director	45	28 April 2011
Kostyantin Zhevago	Non-Executive Director	36	2013
Bessel Kok	Independent Non-Executive Director/Senior Independent Director	69	28 April 2011
Hans-Jörg Rudloff	Independent Non-Executive Director	70	28 April 2011
Steven Schuit	Independent Non-Executive Director	68	2012
Paul Everard	Independent Non-Executive Director	70	2012
Barry Rourke	Independent Non-Executive Director	60	2012

Miklos Salamon was appointed as a Director and Executive Chairman of Existing NWR on 1 September 2007. Mr. Salamon also serves as a non-executive member of the board of directors of OKD, co-president of AMCI Capital and non-executive director of Central Rand Gold, Gem Diamonds and Ferrexpo plc. He has extensive knowledge of the international mining and extractive industries. His career spans more than 30 years, the latter part of which was spent with BHP Billiton, the world’s largest diversified resources company.

Between 2003 and 2006, Mr. Salamon served as an executive director of BHP Billiton with responsibilities for the aluminium, copper and nickel businesses. From 2001 to 2006, he also chaired BHP Billiton’s operating committee which was accountable for inter alia the BHP Billiton group’s health, safety and environment, projects, purchasing and operating excellence. In 2001, Mr. Salamon oversaw the merger integration of Billiton plc and BHP Limited. He was a co-founding director of Billiton plc in 1997, and oversaw Existing NWR’s listing on the London Stock Exchange in 1997. Between 1985 and 1997, Mr. Salamon worked for Gencor Ltd, initially as marketing manager for coal. In 1989, he was appointed managing director of Gencor Ltd’s coal business, Trans-Natal Coal Corporation, and was then appointed director of Gencor Ltd from 1993 to 1997. During this time, he was also executive chairman of Samancor Ltd and Chairman of Columbus Stainless Steel. Previously, Mr. Salamon was with the coal division of Shell Group in various capacities between 1981 and 1985. Prior to that, he worked for the Anglo-American group, both in the Gold Division and at De Beers in trainee and junior management capacities. He commenced working for De Beers directly after graduation. Mr. Salamon graduated in 1975 from The University of the Witwatersrand, Johannesburg with a degree in Mining Engineering (Cum Laude) and obtained an MBA from the London Business School, University of London in 1981. (British/14.04.1955).

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Marek Jelínek was appointed as a Director of Existing NWR on 6 March 2007. He has also been a member of the board of directors of OKD since his appointment on 1 November 2007. Since March 2007, he has been Chief Financial Officer of Existing NWR and, in such capacity, is responsible for the restructuring activities within the NWR Group, the build up of Existing NWR’s headquarters team, including the Group-wide finance and treasury functions. In 2007 and 2008, Mr. Jelínek led the Group’s bond issue and the successful initial public offering in London, Prague and Warsaw. Between March 2009 and March 2010, Mr. Jelínek was a non-executive director of Ferrexpo plc. Mr. Jelínek was a director of BXRP (formerly RPG Advisors, a.s.) from 2005 to 2006. He joined BXR Group in December 2004 as financial officer and was responsible for a variety of areas including group financing, restructuring and divestitures. Prior to that, Mr. Jelínek served as an analyst and associate of the Corporate Finance department at Patria Finance, a Prague based investment banking boutique, from 1995 to 2004, where he managed merger and acquisition transactions for domestic and international clients. Mr. Jelínek graduated from the Anglo American College in Prague in 1995 with a Bachelor of Science degree in Business Administration. (Czech/27.12.1972).

Klaus-Dieter Beck was appointed as a Director of Existing NWR on 12 June 2007. He has served as CEO and chairman of the board of directors of OKD since 1 July 2007. Mr. Beck also served as a member of the board of directors of OKK Koksovny, a.s. (‘OKK Koksovny’) from February 2009 to November 2010. Prior to joining OKD, he was senior vice-president for planning and engineering at Foundation Coal Holdings, Inc. (German/08.03.1955).

Zdeněk Bakala was appointed as a Director of Existing NWR on 15 August 2006. Mr. Bakala was appointed as Vice-Chairman of Existing NWR’s Board on 22 October 2007. He served as a member of the supervisory board of OKD from 2008 to 2010. He has served as a director of BXR Real Estate Investments (formerly RPG Real Estate B.V.) since October 2006, as a director of RPG Property B.V. since December 2008 and as chairman of the supervisory board of BXRP (formerly RPG Advisors, a.s.) since September 2005. Mr. Bakala was also a member of the supervisory board of the Prague Stock Exchange from 2005 to 2010. In 1994, he founded Patria Finance, a Prague based investment banking boutique in the Czech Republic, which was sold to KBC, a Belgian banking group, in 2001.

Between 1990 and 1994, Mr. Bakala worked as head of the Czech desk for Credit Suisse First Boston and was responsible for establishing a branch office in Prague in 1991. Prior to that, he worked in the Corporate Finance department of Drexel Burnham Lambert (New York) from 1989 to 1990. Mr. Bakala graduated from the University of California, Berkeley USA in 1986 with an A.B. degree (with honours) in Economics, and obtained a Master of Business Administration degree from the Amos Tuck School of Business Administration, Dartmouth College USA, in 1989. (Czech/07.02.1961)

Peter Kadas was appointed as a Director of Existing NWR in August 2006. He has also served as Vice-Chairman of Existing NWR since 2007. He served as vice-chairman of the board of directors of OKD from 2006 to 2007. Since 2006 he has also served as director of BXR Real Estate Investments B.V.

Mr. Kadas has been a senior employee of BXR Partners LLP, an affiliate of BXR Group since 2010. Before that he was a director of Bakala Crossroads Partners Ltd, another affiliate of BXR Group from 2000 to 2010. He was managing director of Croesus Central Europe from 1997 to 2000. From 1996 to 1997 he also worked as managing director for MC Securities in London. In 1995 he co-founded Renaissance Capital, Russia’s first private investment bank. In 1990 he was a director of Credit Suisse First Boston in Budapest. Mr. Kadas also served on numerous corporate boards in the region, including CSFB, management committee of Renaissance Capital, and vice-chairman of the board of directors of České radiokomunikace.

Mr. Kadas graduated in 1986 from Trinity College, University of Toronto with a Bachelor of Arts degree in Economics and Politics. He obtained in 1990 a Master of Business Administration degree from Dartmouth College. Peter Kadas (Canadian/27.02.1962).

Hans Jürgen Mende was appointed as a Director of Existing NWR on 15 August 2006. Mr. Mende is president of the AMCI Group since he co-founded the company in 1986. Mr. Mende has served as a chairman of the board of directors of ANR Holdings from 2003 to 2005.

Mr. Mende is currently a member of the board of directors of Excel Maritime Inc. (Nasdaq-US), Whitehaven Coal Co. and White Energy (ASX-Australia), New World Resources (LSE – UK)

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and MMX in Brazil, all publicly traded entities. Mr. Mende was born in Lovosice, Czech Republic in 1944, was educated in Germany and the US. (German/13.03.1944).

Pavel Telička was appointed as a Director of Existing NWR on 11 September 2007. In 2004, Mr. Telička co-founded BXL Consulting Ltd, a consultancy on European Union affairs, where he currently serves as director and is in charge of its Brussels office. Before that, also in 2004, he was nominated and held the position of Member of the European Commission co-responsible for the portfolio of health and consumer protection. Between 1991 and 2004, Mr. Telička had worked at the Czech Republic Ministry of Foreign Affairs, and occupied various positions during this time including Ambassador and Head of the Permanent Mission of the Czech Republic to the EC in Brussels, Secretary of State for European Affairs and First Deputy Minister of Foreign Affairs (during which time he was Chief Negotiator for the accession of the Czech Republic to the EU).

Mr. Telička has also been a Senior Advisor to the European Policy Centre since 2005 as Member of the Administrative Council of the Notre Europe Foundation, established by Jacques Delors. In July 2005, he was appointed European Coordinator for one of the priority projects within TEN-T for the railway network Rail Baltica. Mr. Telička is a member of the High Level Group on Administrative Burden Reduction in the EU, which is an advisory body to the European Commission. Mr. Telička graduated from the Faculty of Law at the Charles University in Prague in 1986. (Czech/24.08.1965).

Kostyantin Zhevago was appointed as a Director of Existing NWR on 28 April 2009. He has been a member of the Ukrainian Parliament since 1998. He is currently a member of the Parliamentary Committee on Law Policy and Chairman of the Parliamentary Group for Inter-Parliamentary Relations with Japan. Since 2002, Mr. Zhevago has been a member of the permanent delegation of the Ukrainian Parliament in the Parliamentary Assembly of the European Council and a member of the Ukrainian faction of the Committee for Parliamentary Cooperation between Ukraine and the European Union. Mr. Zhevago is ultimately the controlling shareholder of Ferrexpo plc (“Ferrexpo”), and was appointed as its Chief Executive Officer on 1 November 2008. He has previously served as chairman of the management board and deputy chairman of the supervisory board of CJSC Commercial Bank Finance and Credit (‘Finance and Credit Bank’) and as a member of the supervisory board of JSC Ukrnafta. Between 1993 and 1996, he was financial director of Finance and Credit Bank. Mr. Zhevago graduated from the Kyiv State Economic University in 1996, specialising in international economics. (Ukrainian/07.01.1974).

Bessel Kok was appointed as a Director of Existing NWR on 11 September 2007. He has served as chairman of Astelit/LIFE since 2005. From 1995 to 2004, he was vice-chairman and chief operating officer of Český Telecom (now Telefonica/02) in the Czech Republic. In the same years, he also served as chairman of the board of directors of Eurotel. Mr. Kok was President of Belgacom from 1989 to the end of 1994 and oversaw its privatisation. In 1973, Mr. Kok joined SWIFT (Society for Worldwide Interbank Financial Telecommunication) in Belgium and became its president and CEO in 1981, positions which he held until 1989. Mr. Kok graduated in 1963 from the Municipal University of Amsterdam with a degree in Economic Sciences. (Belgian/13.12.1941).

Hans-Jörg Rudloff was appointed as a Director of Existing NWR on 11 September 2007. Since 1998, he has served as Chairman of Barclays Capital. Prior to that, he was Chairman of MC-BBL Eastern Europe between 1995 and 1998. Mr. Rudloff was Chairman and CEO of Credit Suisse First Boston Ltd from 1989 to 1995, having previously served as Vice-President since 1983 and Managing Director from 1980 to 1983. He was also a Member of the Executive Board for Credit Suisse, Zurich from 1986 and both Credit Suisse Holding & Credit Suisse First Boston Group Inc. from 1990 to 1995. Between 1968 and 1980, Mr. Rudloff served at Kidder Peabody International, where he became Chairman in 1978, having previously served as Managing Director. In 1980, he was also nominated to the Board of Kidder Peabody Inc. New York. Mr. Rudloff is currently Chairman of the Audit Committee for Rosneft, a position he has held since 2006. He was Vice-Chairman, member of the Audit Committee and head of the compensation committee of Novartis from 1996 until 2011 and Chairman of Bluebay Asset Management Ltd. from 2001 to 2011. Mr. Rudloff also serves as Chairman to ICMA since 2005. He has also been a Board member of Thyssen Bornemisza Group since 1995, Ros Business Consulting since 2002, ABD Capital SA since 2003, Energie Baden-Württemberg since 2000 and Landeskreditbank Baden-Württemberg since 1993. Mr. Rudloff is a Chairman of the Marcuard Group, a privately held asset management group of companies. Mr. Rudloff graduated from the University of Berne in 1965 with a degree in Economics. (German, 11.10.1940).

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Steven Schuit was appointed as a Director of Existing NWR on 20 November 2007. He is also currently a part-time professor of International Commercial and Financial Law at Utrecht University and a part-time professor of Corporate Governance and Responsibility at the Strategy Center of Nyenrode Business University. He is currently a member of the supervisory board of ZBG Capital N.V., Breevast B.V and of Sahara B.V and Chairman of Stichting Giving Back. He is currently legal counsel to Allen & Overy LLP in its Amsterdam office, having served as partner to this firm and its predecessor firm between 1976 and 2005. Mr. Schuit has previously been member of the supervisory board of Numico from 2002-2006. Mr. Schuit graduated in 1969 from Groningen University with a degree in Law and was admitted to the bar in the Netherlands in 1971. (Dutch/09.10.1942).

Paul Everard was appointed as a Director of Existing NWR on 20 November 2007. Between 2001 and 2005, when he retired, Mr. Everard served as deputy president of aluminium for BHP Billiton. From 1994 until 2001, up to Billiton’s merger with BHP, he was executive director of Billiton Aluminium responsible variously for strategy, business development, and operations outside South Africa. He joined Billiton in 1974 becoming executive director in 1983, responsible for Aluminium. Subsequently, in 1986 he assumed responsibility, as director, for all business performance, strategic planning, research, HSE, and public affairs for the Billiton group.

He began his career with Shell Group in 1963 mainly working in oil marketing in East Africa until his transfer to Billiton. Mr. Everard graduated in 1962 from Cambridge University, and has an MA in Mechanical Sciences. He completed the Advanced Management Program at Harvard Business School in 1979 (British/06.05.1940).

Barry Rourke was appointed as a Director of Existing NWR on 20 November 2007. He served as an audit partner at PricewaterhouseCoopers from 1984 until 2001. Mr. Rourke is currently director and chairman of the audit committee of 3Legs Resources plc, independent member of the audit committee for the Department for Energy and Climate Change and a member of the Coal Liabilities Strategy board for that department, and is a non-executive director at Avocet Mining plc and Ruukki Group plc. Mr. Rourke is a Fellow of the Institute of Chartered Accountants in England and Wales, having qualified as a Chartered Accountant in 1973. (British/19.08.1950).

2	Corporate Governance Policy and Committees of the Board

2.1	Corporate Governance Policy

New NWR will take substantially the same approach to corporate governance as Existing NWR, save that it will in addition establish a Nomination Committee which Existing NWR does not currently have. To that end, the New NWR Board will, prior to the Offer becoming or being declared wholly unconditional, adopt the Corporate Governance Policy (on substantially the same terms as the corporate governance policy previously adopted by Existing NWR) to record the Group’s system of corporate governance. The Corporate Governance Policy lays out various provisions, including the Board’s main tasks and authorities, as well as its structure, composition, and functioning, the qualification and independence of Directors, their nomination and election, Directors’ rights and duties, procedures to deal with conflicts of interest and related party transactions, rules on competing engagements and Directors’ retirement by rotation.

In accordance with its Corporate Governance Policy, and in addition to the Real Estate Committee described in Part XI “The Mining and Real Estate Divisions of the Group and Dividends – Real Estate Committee”, New NWR will, prior to the Offer becoming or being declared wholly unconditional, establish five committees: an Audit and Risk Management Committee, a Remuneration Committee, a Nomination Committee, a Finance and Investment Committee and a Health, Safety and Environment Committee. The members of the committees are members of the New NWR Board. The New Board may at all times change the duties and composition of each committee. A brief description of the terms of reference of each of these committees is set out below.

2.2	Audit and Risk Management Committee

The Audit and Risk Management Committee shall consist of at least three members. The initial members will be Bessel Kok (chairman), Hans-Jörg Rudloff, Steven Schuit and Barry Rourke. The members are appointed by the Board from amongst its Independent Non-Executive Directors.

The Audit and Risk Management Committee works with management and external auditors to ensure the fairness, compliance, integrity and efficiency of the financial information, control systems, and audit and management information processes, and examines risk management and

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the control methods related to management. The committee’s responsibilities include: (i) ensuring the integrity of the Group’s financial statements and accounts; (ii) advising the Board on audit, accounting and financial disclosure matters regarding the Real Estate Division; (iii) reviewing with the Board and auditors the integrity of the financial statements and other announcements relating to the Group’s financial performance; (iv) assessing the external auditor’s effectiveness, independence and objectivity, and its provision of non-audit services; and (v) reviewing the effectiveness of the systems for internal control, compliance, budgeting, forecasting and financial reporting of the Group and procedures for identifying strategic and business risks.

2.3	Remuneration Committee

The Remuneration Committee will consist of at least three members. The initial members will be Zdeněk Bakala (chairman), Bessel Kok and Hans-Jörg Rudloff. The members are appointed by the Board and the Remuneration Committee is composed of at least three Non-Executive Directors with a majority of Independent Non-Executive Directors (whereas the UK Corporate Governance Code recommends that the Remuneration Committee is comprised exclusively of independent non-executive directors). The chairman of the Board cannot be a member of the Remuneration Committee.

The Remuneration Committee sets the remuneration for the executive directors of the Board, the Chairman of the Board and the Group’s senior managers, and advises the Board in relation to its responsibilities with respect to the remuneration of Non-Executive Directors. The Remuneration Committee prepares proposals to the Board on: the remuneration policy (although no member of the Remuneration Committee may participate in any discussions or make proposals in respect of his own remuneration); salary levels, bonuses and other benefits for the group’s senior managers; contractual terms for Directors; and preparation and implementation of share-based incentive plans.

2.4	Nomination Committee

The Nomination Committee will consist of at least three members. The initial members will be Bessel Kok, Mike Salamon and Barry Rourke. The members are appointed by the Board and a majority of the members of the Nomination Committee should be Independent Non-Executive Directors. It is intended that other individuals such as the chief executive, the head of human resources and external advisers may be invited to attend for all or part of any meeting, as and when appropriate and necessary.

The Nomination Committee will, amongst other things, regularly review the structure, size and composition (including the skills, knowledge, experience and diversity) of the Board and make recommendations to the Board with regard to any changes as well as being responsible for identifying and nominating for the approval of the Board, candidates to fill Board vacancies. The Nomination Committee shall also be responsible for making recommendations to the Board concerning, amongst other things, succession planning, candidates for the role of senior independent director, membership of the various committees, re-appointment of Non-Executive Directors, re-election of Directors, suspension or termination of Executive Directors, and the appointment of any Director to executive or other office.

2.5	Finance and Investment Committee

The Finance and Investment Committee will consist of at least three members. The initial members will be Peter Kadas (chairman), Zdeněk Bakala, Miklos Salamon and Marek Jelínek. The members of the Finance and Investment Committee are appointed by the Board, and must include New NWR’s Chief Financial Officer.

The Finance and Investment Committee, among other things, reviews, recommends to the Board and, where appropriate, approves all major strategic or financial investments and divestments and other major capital expenditure decisions, reviews regularly the adequacy of the Group’s capital structure and makes recommendations to the Board.

2.6	Health, Safety and Environment Committee

The Health, Safety and Environment Committee will consist of four members. The initial members will be Paul Everard (chairman), Miklos Salamon, Klaus-Dieter Beck and Steven Schuit. It is intended that the meetings will be regularly attended by Ján Fabián, Chief Operating Officer of New NWR, who is responsible for the operations of NWR Karbonia and OKK, and by two external experts, Stan Suboleski and Karl-Friedrich Jakob who are also members of OKD’s board of directors.

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The Health, Safety and Environment Committee assists the Board in its oversight of health, safety and environmental risks within the Group, including compliance with applicable legal and regulatory requirements associated with health, safety and environment matters. Accordingly, the committee provides the Board with additional focus, insight and guidance on key health, safety and environment issues and global trends for the Group.

2.7	Sponsorship and Donation Committee

In addition to the principal committees, the Board will also establish a sponsorship and donation committee to consolidate the donor and sponsorship activities of the Group. The committee will be comprised of the Senior Independent Non-Executive Director (at present Bessel Kok) and employees of the Group responsible for the respective area.

3	Senior Management

The current Senior Managers of the Group consist of the executive officers listed below. At the date of this document, only Marek Jelínek and Klaus-Dieter Beck hold positions within New NWR. Brief biographical details of Marek Jelínek and Klaus-Dieter Beck are set in “–New NWR Board of Directors” above and brief biographical details of the other Senior Managers are set out below:

Name	Age	Title

Marek Jelínek	38	Chief Financial Officer of New NWR
Klaus-Dieter Beck	56	Chief Executive Officer of OKD
Ján Fabián	44	Chief Operating Officer of New NWR
Miloslava Trgiňová	50	Chief Financial Officer of OKD and Chief IT Officer of OKD
Michal Kuča	58	General Manager of OKK
George W. Klinowski	62	Chief Operating Officer of NWR Karbonia

Ján Fabián was appointed as Chief Operating Officer of Existing NWR in November 2008. As part of his position, he has overall responsibility for the operations of OKK and the Polish business operations of NWR Karbonia. Mr. Fabián also serves as Vice-Chairman of the board of directors of OKD where he oversees the strategic planning and organisational development of OKD.

Prior to joining Existing NWR, Mr. Fabián was advising companies from the energy sector, resources, steel, machinery and automotive industries. Major areas of focus included turn-around, privatisation, restructuring and process optimisation strategies. He graduated from the Technical University in Košice, Slovakia in 1988 with a degree in mining and gained a PhD in production optimisation for the underground mining from the Technical University in Berlin in 1998. The business address of Mr. Fabián is Prokešovo náměstí 6/2020, 728 30, Ostrava, Czech Republic. (Slovak/02.05.1966).

Miloslava Trgiňová has served as Chief Financial Officer of OKD since August 2007 and on 1 November 2007 she was appointed as the Vice-Chairman of the board of directors of OKD. In such capacity, she has overall responsibility for the financial strategy and management of OKD. She was also Chief HR Officer of OKD. Since March 2010, she has served as Chief IT Officer of OKD. Between 1997 and 2007, she worked for Sun Microsystems and her roles during this period included finance director for Central Europe and director for Shared Service for Southern and Eastern Europe, the Middle East and Africa. Prior to this, she worked in the auditing division of Price Waterhouse Coopers. In 1984, she graduated from Charles University with a degree in mathematics and physics and is a British qualified accountant having gained her FCCA certificate in 1996. The business address of Mrs. Trgiňová is Prokešovo náměstí 6/2020, 728 30, Ostrava, Czech Republic.(Czech/30.06.1960).

Michal Kuča has served as General Manager and Chairman of the board of directors of OKK since 1998. In such capacity, he is responsible for the business and management of OKK. Mr. Kuča joined the Former OKD Group in 1980 and has been manager of Darkov since 1991. Mr. Kuča graduated from the Mining University in Ostrava in 1980 with a master’s degree in Underground Mining. The business address of Mr. Kuča is Koksární 1112, 702 24 Ostrava-Přívoz, Czech Republic. (Czech/01.03.1953).

George W. Klinowski has served as Chief Operating Officer of NWR Karbonia since 2008. In such capacity, he is responsible for the operations of NWR Karbonia. Mr. Klinowski has served as Technical Director of DPB in 2008 and he started a private consulting practice in 2007. Mr.

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Klinowski spent 37 years working in various managerial and engineering positions in Canada, USA and Poland. Mr. Klinowski graduated from Politechnika Slaska in Gliwice in 1974 with a degree in Underground Mining Engineering. The business address of Mr. Klinowski is ul. Morcinka 17,43-417 Kaczyce, Poland. (Polish/26.09.1948).

The Executive Chairman of the Group, Miklos Salamon, is the executive leader of the Group and ensures that the Executive Directors and the Senior Managers meet their objectives.

The Chief Financial Officer of the Group, Marek Jelínek, has been delegated authority to achieve the corporate objectives of the Group. He is responsible for Group finance and administration, and reports to the New NWR Board and its Executive Chairman. He oversees planning, financial control, accounting, restructuring, mergers and acquisitions, and investor relations functions throughout the Group. Mr. Jelínek is also responsible for ensuring that financial and other information disclosed publicly is timely, complete and accurate.

The CEO and Chairman of the board of directors of OKD, Klaus-Dieter Beck, is responsible for the operation of OKD. He reports to the New NWR Board.

The Chief Operating Officer of the Group, Ján Fabián, has the overall responsibility for the operations of NWR Karbonia and OKK. Mr. Fabián reports to the New NWR Board.

4	Remuneration

4.1	The Board

The current remuneration arrangements of each of the Existing NWR Directors is guided by the terms of the remuneration policy for Existing NWR which was adopted by a general meeting of Existing NWR upon the proposal of the Existing NWR Board on 1 April 2008 and amended on 27 April 2010, and became effective as of the same date. A substantially similar remuneration policy in line with the UK Corporate Governance Code and best practice for public companies in the United Kingdom will be adopted by the New NWR Board. Going forward, New NWR’s remuneration policy will be described in the directors’ remuneration report, which will be published as part of New NWR’s annual report.

Under the Existing NWR remuneration policy, the salary, bonus, if any, and the other terms and conditions of employment of the Executive Directors are determined by the Existing NWR Board. Under the New NWR remuneration policy, the salary, bonus, if any, and the other terms and conditions of employment of the Executive Directors shall be determined by the New NWR Remuneration Committee with due observance of the remuneration policy.

4.2	Remuneration information for the Board for the fiscal year ended 31 December 2010

The table below provides the remuneration of each of the Directors for the fiscal year ended 31 December 2010. Certain material terms of the employment agreements of Miklos Salamon, Marek Jelínek, Klaus-Dieter Beck, Miloslava Trgiňová, Ján Fabián, Michal Kuča, and George W. Klinowski are included in “Employment and other Agreements with Directors and Senior Management” below.

Executive Directors

The table below provides a description of the pre-tax compensation of the Executive Directors for the fiscal year ended 31 December 2010.

Name	Salary	Cash bonus	Other Benefits	(3)	Total in FY 2010

	(EUR)
Miklos Salamon	291,475	—	—		291,475
Klaus-Dieter Beck(1)	694,848	1,977,535	131,950		2,804,333
Marek Jelínek(2)	290,396	—	102,129		392,525

Source: NWR Group
(1)	Mr. Beck receives his remuneration in CZK. The amounts stated in this table were converted into EUR from CZK at an exchange rate of 25.284 CZK/EUR, which was the average exchange rate in 2010. Gross salary of Mr. Beck includes remuneration received from OKD and OKK Koksovny for his Board membership in 2010. The cash bonus was awarded for the year 2009.
(2)	Gross salary of Mr. Jelínek includes remuneration received from OKD for his Board membership in January and February 2010.
(3)	Includes in-kind compensation, e.g. personal travel costs, additional health insurance, housing, etc.

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The table below sets out details of the options granted to Mr Jelínek under the Existing NWR Stock Option Plan and the vesting of share awards granted to Mr. Beck as described below in “Employment Agreement with Mr Beck”, in the fiscal year ended 31 December 2010.

Name	Date of Grant	Number of Existing A Shares over which options granted	Exercise Price	Vesting Date/Exercise Period

Marek Jelínek	17 March 2010	88,310	£7.128	17 March 2013- 17 March 2018

Source: NWR Group
1	In January 2010, Mr. Beck received a cash amount of CZK 41,724,729 (which is approximately EUR 1,650,242) equal to the then market value of 250,045 Existing A Shares that Mr. Beck was entitled to receive in July 2009 and which Mr. Beck and OKD agreed following deferral until 2010 in response to the economic situation of OKD in 2009.
2	In July 2010, Mr. Beck received a cash amount of CZK 54,858,713 (which is approximately EUR 2,169,700) equal to the then market value of 250,045 Existing A Shares that Mr. Beck was entitled to receive.

Non-Executive Directors

The table below provides a description of the pre-tax compensation of the Non-Executive Directors for the fiscal year ended 31 December 2010.

Name	Annual fee compensation	Committee Chairmanship annual fee	Committee membership annual fee	Total

	(EUR)
Zdeněk Bakala	—	—	—	—
Peter Kadas	—	—	—	—
Hans-Jürgen Mende	76,065	—	—	76,065
Pavel Telička	76,065	—	—	76,065
Kostyantin Zhevago	76,065	—	—	76,065
Bessel Kok	76,065	63,387	25,355	164,807
Hans-Jörg Rudloff	76,065	—	57,049	133,114
Steven Schuit	76,065	—	89,038	165,103
Barry Rourke	76,065	63,387	31,694	171,146
Paul Everard	76,065	59,358	31,694	167,117

Source: NWR Group

4.3	Remuneration information for the Senior Managers for the fiscal year ended 31 December 2010

The table below provides a description of the pre-tax compensation of the Senior Managers for the fiscal year ended 31 December 2010 (excluding Marek Jelínek and Klaus-Dieter Beck, whose compensation is included in that of the Executive Directors’ compensation stated in the table in paragraph 4.2 above).

Name	Salary	Cash bonus	Other Benefits	Total in FY 2010

	(EUR)
Ján Fabián	379,642	949,217	32,722	1,361,581
Miloslava Trgiňová	379,570	949,217	83,208	1,411,995
Michal Kuča	136,643	147,296	2,915	286,854
George W. Klinowski	250,000	150,000	—	400,000

Source: NWR Group
Amounts stated in the above table were converted into EUR from CZK using an exchange rate of 25.284 CZK/EUR, being the average exchange rate for 2010 as published by the European Central Bank. Gross salaries of Mr. Fabián, Mrs. Trgiňová and Mr. Kuča include remuneration received from OKD and/or OKK Koksovny for their board memberships in 2010.

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5	Loans to Directors and Senior Managers

As of 31 December 2010, no loans were outstanding to any of the Directors or the Senior Managers.

6	Employment and other Agreements with Directors and Senior Managers

6.1	Executive Directors and Senior Managers

Miklos Salamon and Marek Jelínek have employment agreements with Existing NWR, the relevant terms of which are set out below.

It is expected that Miklos Salamon and Marek Jelínek will enter into employment agreements with New NWR, effective from the date of the Offer becoming or being declared wholly unconditional, the terms of which will be substantially the same as their employment agreements with Existing NWR. Following the Offer becoming or being declared wholly unconditional, Miklos Salamon and Marek Jelínek’s existing contracts of employment with Existing NWR will terminate by mutual consent and they will cease to be paid by Existing NWR and will receive their salary from New NWR. The total salary payable to Miklos Salamon and Marek Jelínek will not be varied as a result of the Offer.

Klaus-Dieter Beck, Miloslava Trgiňová, and Ján Fabián have employment agreements with OKD and Michal Kuča and George W. Klinowski have employment agreements with OKK and NWR Karbonia, respectively. These employment agreements will not be varied as a result of the Offer.

The terms upon which each of the Executive Directors and the Senior Managers have been engaged are summarised below.

6.1.1	Employment Agreement with Mr. Salamon

Existing NWR entered into an employment agreement with Miklos Salamon with an effective commencement date of 1 September 2007. The agreement provides for Mr. Salamon to act as Executive Chairman of Existing NWR at a salary of £250,000 per annum. Under the terms of his employment agreement and the Existing NWR Stock Option Plan, on 1 September 2008, Mr. Salamon was awarded a share option over Existing A Shares equal to 0.5 per cent. of Existing NWR’s share capital as at the date of grant. The exercise price of the option is EUR 0.01 per Existing A Share. The option award was designed to enable Mr. Salamon to ultimately acquire up to 0.5 per cent. of Existing NWR’s share capital by 1 September 2012, provided that: (i) he remains an executive member of the Existing NWR Board; and (ii) any other conditions for vesting have been met. The option vests over a period of five years, as to 20 per cent. on each anniversary of 1 September 2008, when the option vested as to 263,800 Existing A Shares. The option vested as to a further 264,351 Existing A Shares on 1 September 2009 and 265,150 Existing A Shares on 1 September 2010. The extent to which the option is due to vest on 1 September 2011 and 1 September 2012 depends on Existing NWR’s share capital on that date. Mr. Salamon shall be compensated for any shortfall on each anniversary. On Admission, the unvested proportion of the option will, in common with other options granted under the Existing NWR Stock Option Plan, be exchanged for an equivalent option over New A Shares (on the basis of one New A Share under option for each Existing A Share under option). In particular, the option over New A Shares will only vest if Mr Salamon remains an executive member of the New NWR Board on each vesting date.

The agreement has no fixed term but can be terminated by Mr. Salamon by giving six months’ written notice to Existing NWR or by Existing NWR giving 12 months’ written notice to Mr. Salamon. The agreement also contains provisions for payment of salary alone in lieu of notice. He is not entitled to any benefit on termination of his employment agreement other than contractual benefits to be provided during any notice period.

6.1.2	Employment Agreement with Mr. Jelínek

On 20 November 2007, Existing NWR entered into an employment agreement with Marek Jelínek which replaced an employment agreement of 1 February 2007. The agreement was amended on 17 March 2010. The agreement provides for Mr. Jelínek to act as Chief Financial Officer of Existing NWR at a salary of EUR 290,000 per annum starting 1 February 2009. Starting 1 March 2010, the salary is inclusive of any officer’s

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or director’s fees which Mr. Jelínek may be entitled to as an officer or director or committee member of Existing NWR or any of its subsidiaries, direct or indirect. The agreement has no fixed term and can be terminated by Mr. Jelínek by giving one month’s written notice to Existing NWR or by Existing NWR giving two months’ written notice to Mr. Jelínek. Mr. Jelínek is also entitled to an annual allowance of up to EUR 40,000 for accommodation and basic expenses for the education of his children in the Netherlands. He is not entitled to any benefit on termination of his employment agreement other than contractual benefits to be provided during any notice period.

6.1.3	Employment Agreements with Mr. Beck

On 6 June 2007, OKD entered into an employment agreement with Klaus-Dieter Beck, with an effective commencement date of 1 July 2007 (original agreement). The original agreement provided for Mr. Beck to act as Chief Executive Officer and Chairman of OKD. As of 6 January 2008 and 6 February 2008, respectively, OKD entered into another agreement outlining Mr. Beck’s pay and duties as Chief Executive Officer (management agreement) and amended the original agreement. The term of the agreement was agreed until 30 June 2010. As Mr. Beck and OKD were willing to continue in a mutual co-operation, they agreed on a new agreement which came into force on 1 July 2010. Mr. Beck continues to act as a Chairman of the OKD’s board of directors under a service agreement at a salary of CZK 120,000 per annum. Under the management agreement, as Chief Executive Officer, Mr. Beck is entitled to a salary of CZK 12,000,000 per annum and a discretionary bonus from time to time. The actual amount of the annual bonus for each year is to be determined by Existing NWR (acting in the capacity of the shareholders’ meeting of OKD) in its discretion based on annual review of budget benchmarks. In addition, the management agreement provides for certain benefits for Mr. Beck, including certain insurance and transportation benefits. Both employment agreements have a fixed term ending on 30 June 2013 but can be terminated by either party on six months’ notice in writing. The management agreement also contains provisions for payment of salary alone in lieu of notice.

Furthermore, under the terms of Mr Beck’s employment agreement, OKD is obliged to procure that Mr. Beck receives, at the cost of OKD, 250,045 Existing A Shares on each of 1 July 2011 and 1 July 2012. Mr. Beck currently has the right to request OKD to procure delivery of Existing A Shares or cash in lieu of Existing A Shares. The amount of cash payable in lieu of Existing A Shares will be equal to the then fair market value of such Existing A Shares (to be computed on the basis of the average closing price of Existing A Shares in June of the respective year). On Admission, the award will be exchanged for an equivalent award over New A Shares (on the basis of one New A Share under award for each Existing A Share under award). Mr Beck will therefore have the right to call for delivery of the New A Shares, or their cash equivalent, on the terms described above.

Mr. Beck is not entitled to any benefit on termination of his employment agreements other than contractual benefits to be provided during any notice period. The applicable law governing the management agreement provides for a statutory severance payment of three average monthly salaries. He would be entitled to such severance payment, however, only if the position of Chief Executive Officer has been cancelled (and not in the event of his replacement by a new manager).

6.1.4	Employment Agreement with Ms. Trgiňová

On 18 June 2007, OKD entered into an employment agreement with Miloslava Trgiňová. The agreement provides for Ms. Trgiňová to act as Chief Financial Officer and IT Officer for a salary, including lump sum for overtime work, of CZK 8,000,000 (approx. EUR 320,000) per annum with a discretionary bonus of up to 100 per cent. of annual salary. The agreement has no fixed term but can be terminated both by Ms. Trgiňová and by OKD by giving three months’ written notice. She is entitled, under certain circumstances, to up to four annual salaries (excluding lump sum for overtime work) on termination of her employment agreement (recall/resignation from her position of Chief Financial Officer and IT Officer).

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6.1.5	Employment Agreement with Mr. Fabián

On 15 June 2007, OKD entered into an employment agreement with Ján Fabián with effect as of 20 August 2007. The term of the agreement was agreed until 19 August 2010. As Mr. Fabián and OKD were willing to continue in a mutual co-operation, they agreed on a new agreement which came into force on 20 August 2010. Mr. Fabián continues to act as Chief Administration and Development Officer at a salary, including lump sum for overtime work, of CZK 8,000,000 (approx. EUR 320,000) per annum with a discretionary bonus of up to 100 per cent. of annual salary. The agreement has a fixed term until 19 August 2013 and can be terminated both by Mr. Fabián and by OKD by giving three months’ written notice. He is entitled, under certain circumstances, to receive up to four annual salaries (excluding lump sum for overtime work) on termination of his employment agreement (recall/resignation from his position of Chief Administration and Development Officer).

6.1.6	Employment Agreement with Mr. Kuča

On 5 February 2008, OKK entered into an employment agreement with Michal Kuča. The agreement provides for Mr. Kuča to act as General Manager for a salary, including lump sum for overtime work, of CZK 3,188,900 (approx. EUR 130,000) per annum with a discretionary bonus of up to 100 per cent. of annual salary. The agreement has no fixed term but can be terminated both by Mr. Kuča and by OKK by giving three months’ written notice.

6.1.7	Employment Agreement with Mr. Klinowski

On 3 November 2008, NWR Karbonia entered into an employment agreement with George W. Klinowski. The agreement provides for Mr. Klinowski to act as Chief Operating Officer and board member for a salary, including lump sum for overtime work, of EUR 220,000 per annum with a discretionary bonus of up to 100 per cent. of annual salary. The agreement has no fixed term but can be terminated both by Mr. Klinowski and by NWR Karbonia by giving three months’ written notice.

6.2	Non-Executive Directors

Each Non-Executive Director has a letter of appointment with Existing NWR, the relevant terms of which are set out below.

It is expected that each Non-Executive Director will enter into a letter of appointment with New NWR, effective from the date of the Offer becoming or being declared wholly unconditional. The terms of the letter of appointment with New NWR will conform broadly to the New NWR Articles, general UK corporate law, the UK Corporate Governance Policy and best practice for UK Public Companies, and will consequently differ substantially from the letter of appointment with Existing NWR. Following the Offer becoming or being declared wholly unconditional, the Non-Executive Directors will cease to be paid by Existing NWR and will receive remuneration from New NWR. The total remuneration payable to each of the Non-Executive Directors will not be varied as a result of the Offer.

The terms of the Existing NWR Non-Executive Directors’ letters of appointments are as follows:

The term of appointment of the Non-Executive Directors is four years, subject to satisfactory performance and re-election when appropriate by the general meeting.

No notice period applies for the termination of each Non-Executive Director’s letter of appointment. Unless the appointment as a non-executive director is renewed on or prior to the termination date, the term as a non-executive director shall lapse immediately after the termination date. The appointment may also be terminated at any time by the general meeting. None of the Non-Executive Directors is entitled to any benefit on termination of his letter of appointment.

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The basic annual fee payable to the Non-Executive Directors is EUR 76,065, which is reviewed annually by the Remuneration Committee. In addition, the compensation payable for Non-Executive Directors who are members of the Board committees is as follows (in EUR):

	Finance and Investment Committee	Health, Safety and Environment Committee	Remuneration Committee	Audit and Risk Management Committee

Chairman	25,355	63,367	31,694	63,387
Member	12,677	31,694	25,355	31,694

Source: NWR Group

Upon completion of Existing NWR’s initial public offering in May 2008, each of the Independent Non-Executive Directors (Hans-Jörg Rudloff, Bessel Kok, Steven Schuit, Barry Rourke and Paul Everard) was granted Existing A Shares valued at EUR 200,000. The terms and conditions of the award were described in a share plan and require each Independent Non-Executive Director to hold the Existing A Shares awarded for a minimum of one year after such award. The number of Existing A Shares granted was equivalent to EUR 200,000 divided by the offer price of £13.25 (EUR 16.69), and each Independent Non-Executive Director received 11,852 Existing A Shares upon completion of the initial public offering valued at EUR 1.2 million. Each of the Independent Non-Executive Directors was awarded additional Existing A Shares valued at EUR 200,000 on the first and second anniversaries of the first grant in May 2009 and May 2010. The number of Existing A Shares awarded on each of these dates was equivalent to EUR 200,000 divided by the average of the highest market prices per share on each of the five trading days as reported by the London Stock Exchange, and each Independent Non-Executive Director received 53,298 Existing A Shares in May 2009 and 20,693 Existing A Shares in May 2010. The total value of all shares granted was EUR 1 million in May 2009 and EUR 1 million in May 2010. The Existing A Shares granted in May 2010 did not contain any selling restrictions.

In addition, each Non-Executive Director is eligible for reimbursement for all reasonable and properly documented expenses incurred in performing his or her role and is subject to confidentiality undertakings.

The terms of the New NWR Non-Executive Directors’ letters of appointments will include the following provisions:

•	The Board may require Non-Executive Directors to resign in accordance with the New NWR Articles.

•	Each Non-Executive Director may resign from his position at any time upon service of one months’ written notice on the Board.

•	The basic annual fee payable to the Non-Executive Directors is EUR 76,065, which will be reviewed annually by the Board. In addition, additional compensation is payable for Non-Executive Directors who are members of the Board committees.

•	Each Non-Executive Director is also eligible for reimbursement for all reasonable and properly documented expenses incurred in performing his or her role and is subject to confidentiality undertakings.

6.3	Retirement Scheme for Members of the New NWR Board

According to the Corporate Governance Policy, no more than one-third of the New NWR Directors should retire at the same time. Accordingly, New NWR has adopted a retirement scheme for Directors in order to prevent, as far as possible, resignations and re-elections of more than one-third of the Directors occurring simultaneously.

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7	Equity Holdings

7.1	Shares held by Directors and Senior Managers

As at 8 April 2011 (being the latest practicable date prior to the publication of this document) the interests (all of which are beneficial) of the Directors and Senior Managers in the issued share capital of Existing NWR are set out in the following table:

Director	Interest	Number of Existing A Shares

Klaus-Dieter Beck	Beneficial	12,490
Miklos Salamon	Beneficial	570,193
Marek Jelínek	Beneficial	7,075
Barry Rourke	Beneficial	55,843
Steven Schuit	Beneficial	25,843
Paul Everard	Beneficial	67,843
Hans-Jörg Rudloff	Beneficial	90,843
Bessel Kok	Beneficial	54,308

Source: NWR Group

Each of the Directors and Senior Managers named above intends to accept the Offer in respect of all of the Existing A Shares held by such Director or Senior Manager.

Following Admission, and assuming that no further Existing A Shares have been purchased or issued after 8 April 2011 (being the latest practicable date prior to the publication of this document), the Directors and Senior Managers will have the same beneficial interests in New A Shares as they did in Existing A Shares prior to Admission.

7.2	Options and awards held by Directors and Senior Managers

As at 8 April 2011 (being the latest practicable date prior to the publication of this document), the Directors and Senior Managers hold no options or awards over the share capital of New NWR.

As at 8 April 2011 (being the latest practicable date prior to the publication of this document), the Directors and Senior Managers hold options and awards over Existing A Shares under the Existing NWR Stock Option Plan, the Existing NWR Deferred Bonus Plan and employment agreements as set out in the table below.

Under the Existing NWR Stock Option Plan, participants are granted market value options which become exercisable three years after each grant date subject to the satisfaction of any performance condition and continued employment. Under the Existing NWR Deferred Bonus Plan, a proportion of participants’ annual bonus is deferred into an award over Existing A Shares which vests after three years subject to continued employment. On vesting, participants are granted a put option which allows them, for a period of three years from vesting, to sell the number of Existing A Shares which have vested to Existing NWR (or another group company or other entity, as appropriate) for a price which is equivalent to the market value of the Existing A Shares on vesting.

The effect of Admission on such options and awards is that they will be exchanged for equivalent options and awards over New A Shares (on the basis of one New A Share under option/award for each Existing A Share under option/award).

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Full details of the options granted to Miklos Salamon on 1 September 2008, and the awards granted to Klaus-Dieter Beck in July 2007 are set out above in “– Employment Agreement with Mr. Salamon” and “– Employment Agreement with Mr Beck” respectively.

Director	Plan	Date of Grant	Number of Existing A Shares over which options/ awards granted		Exercise Price	Exercise Period/ Vesting Date

Miklos Salamon	Stock Option Plan	1 September 2008	1,319,000	*	EUR 0.01	1 September annually up to 1 September 2012
Marek Jelínek	Stock Option Plan	9 May 2008	39,776		£13.25	8 years (3-year vesting period	)
	Stock Option Plan	24 June 2009	221,889		£2.8285
	Stock Option Plan	17 March 2010	88,310		£7.128
	Deferred Bonus Plan	3 March 2011	30,000		N/A	3 March 2014
Klaus-Dieter Beck	Employment agreement	1 July 2007	250,045		N/A	1 July 2011
	Employment agreement	1 July 2007	250,045		N/A	1 July 2012

Ján Fabián	Stock Option Plan	9 May 2008	51,335		£13.25	8 years (3-year vesting period	)
	Stock Option Plan	24 June 2009	233,986		£2.8285
	Stock Option Plan	17 March 2010	95,903		£7.128
Miloslava Trgiňová	Stock Option Plan	9 May 2008	51,335		£13.25	8 years (3-year vesting period	)
	Stock Option Plan	24 June 2009	233,986		£2.8285
	Stock Option Plan	17 March 2010	95,903		£7.128
Michal Kuča	Stock Option Plan	9 May 2008	14,032		£13.25	8 years (3-year vesting period	)
	Stock Option Plan	24 June 2009	93,270		£2.8285
	Stock Option Plan	17 March 2010	38,228		£7.128
George Klinowski	Stock Option Plan	24 June 2009	268,330		£2.8285	8 years (3-year vesting period	)
	Stock Option Plan	17 March 2010	66,994		£7.128

Source: NWR Group
*	The precise number of Existing A Shares to which Miklos Salamon is entitled is explained further in “Employment Agreement with Mr. Salamon” above.
1	In July 2008, Mr Beck received a cash amount of CZK 138,390,406 (which is approx EUR 5,548,000) equal to the then market value of 250,045 Existing A Shares that Mr. Beck was entitled to receive.
2	In January 2010, Mr. Beck received a cash amount of CZK 41,724,729 (which is approximately EUR 1,650,242) equal to the then market value of 250,045 Existing A Shares that Mr. Beck was entitled to receive in July 2009 and which Mr. Beck and OKD agreed following deferral until 2010 in response to the economic situation of OKD in 2009.
3.	In July 2010, Mr. Beck received a cash amount of CZK 54,858,713 (which is approximately EUR 2,169,700) equal to the then market value of 250,045 Existing A Shares that Mr. Beck was entitled to receive.

8	Other Information relating to the Directors and Senior Managers

At the date of this document, none of the Directors or the Senior Managers has in the previous five years (i) been convicted of any offences relating to fraud, (ii) served as a member of the administrative, management or supervisory bodies of any company at the time of or immediately preceding any bankruptcy, receivership or liquidation, (iii) been subject to any official public sanction or official public incrimination by any statutory or regulatory authority (including any designated professional body), or (iv) been disqualified by a court from acting as a member of the administrative, management or supervisory bodies of a company or from acting in the management or conduct of the affairs of any issuer.

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9	Directorships and Partnerships

In addition to their directorships with New NWR and Existing NWR, the Directors and the Senior Managers currently hold or have held the following directorships and/or have been a partner in the following partnerships in the five years prior to the publication of this document:

Name	Current directorships/partnerships	Previous directorships/partnerships

Executive Directors
Miklos Salamon	AMCI Capital Central Rand Gold Gem Diamonds OKD Tranquility CC Rand Uranium Ferrexpo
African Metals Limited
BHP Billiton
BHP Billiton Limited
BHP Billiton Nickel West Pty Limited
BHP Billiton plc
BHP Billiton SA Limited
BHP Billiton SA Holdings Limited
Billiton Coal SA Limited
Billiton plc
Cerro Matoso SA
Columbus Stainless (Pty) Ltd
International Aluminium Institute
International Manganese Institute
McAlpine SA Limited
Minera Escondida Limitada
Mozal SARL
QNI Limited
Richards Bay Coal Terminal (Pty) Ltd
Richards Bay Iron and Titanium (Pty) Ltd
Samancor Chrome Limited
Samancor Manganese (Pty) Ltd
Tisand (Pty) Ltd
WMC Limited
World Coal Institute
Worsley Alumina Pty Limited
Randquest Syndicated Limited

Klaus-Dieter Beck	OKD	Foundation Coal Holdings, Inc. OKK

Marek Jelínek	OKD	Metalimex BXRP OKK AWT GGI RPG Trading Ferrexpo

Non-Executive Directors
Zdeněk Bakala	BXR Real Estate Investments B.V. RPG Property BXRP BXR Mining B.V. Library of Václav Havel Respekt Media, a.s. Economia, a.s. Tuck Board of overseers	Karbon Invest Charles Capital RPGICZ Prague Stock Exchange OKD AWT Nadace OKD (OKD Foundation) Luxury Brand Management, a.s. Gamescape s.r.o.

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Peter Kadas
	BXR Real Estate Investments B.V. RPG Property Shred-it International Inc. Marex Group Limited	OKD Bakala Crossroads Partners Ltd

Hans-Jürgen Mende
AMCI Capital GP Limited
AMCI Capital LLC
AMCI Holdings, Inc.
AMCI International GMBH
Kirmar Investment Incorporated
Kirmar Limited Partnership
Whitehaven Coal Holdings Pty Ltd.
Xcoal Energy & Resources, L.R
MMX
Excel Maritime
White Energy

Alpha Natural Resources, Inc.
Foundation Coal Holdings, Inc.
Barkers Ridge Development Company
Hamburg Energy LLC
Indian Ridge Development Company
Laurel Mountain Management
Madison Mining Company II, LLC
Nova Solid Fuels Corporation
Solomons Group, Inc.
Tanoma Coal Company, Inc.
Vollow Resources II, LLC

Pavel Telička	BXL

Kostyantin Zhevago	Ferrexpo FC Vorskla (football club)

Bessel Kok	Astelit/LIFE (Kiev) Sahara International Ventures (Belgacom) Economia, a.s.	Telefonica/02 (Czech Republic) Eurotel CV Warehouse (Belgium	)

Hans-Jörg Rudloff	Barclays Capital ICMA ABD Capital SA Thyssen Bornemisza Group Ros Business Consulting Landeskreditbank Baden-Württemberg OJSC Oil Company Rosneft TBG Holding EnBW Energie Baden Marcuard Group	MC-BBL Eastern Europe Credit Suisse Kidder Peabody Escada AG OJSC Megafon OAO RBC Information Systems Bluebay Asset Management Novartis

Steven Schuit	ZBG Finance Amodo Breevast Numico Sahara International Ventures (Belgacom) Law Firm School Kempen & Co Stichting Given Back De Braak Management Centrum VNO-NCW	Allen & Overy LLP

Paul Everard	Ruukki Group

Barry Rourke	3Legs Resources plc Ruukki Group Avocet Mining	Croydon Economic Development Company Cadogan Petroleum Columbus Acquisitions Corp

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Senior Managers

Miloslava Trgiňová	OKD British Member of Accountancy

Ján Fabián	OKD NWR Karbonia	NWR Energy, a.s. OKD, Bastro, a.s. OKK

Michal Kuča	OKK

George W. Klinowski	NWR Karbonia

10	Potential Conflicts of Interest

Zdeněk Bakala and Peter Kadas are both affiliated with various entities in the BXR Group as set out in “–Directorships and Partnerships” above. Therefore, potential conflicts of interest may exist between the duties owed by such Directors to New NWR and their duties to entities in the BXR Group. In addition, Messrs. Bakala and Kadas have indirect interests in the share capital of BXR Mining, the majority shareholder of New NWR. The Relationship Agreement described in Part XVI “Certain Relationships and Related Party Transactions–Agreements with the BXR Group–Relationship Agreement” regulates the ongoing relationship between the Group and members of the BXR Group.

Pavel Telička is the co-founder and a director in charge of the Brussels office of BXL Consulting Ltd. As set out in Part XVI “Certain Relationships and Related Party Transactions-Agreements with Directors–Consultancy Agreement”, Existing NWR has entered into a consultancy agreement with BXL Consulting Ltd.

As set out in Part XVIII “Additional Information–Material Contracts–Co-operation Agreement between RPGI and Ferrexpo”, Kostyantin Zhevago was appointed as a Non-Executive Director pursuant to a co-operation agreement between RPGI, a member of the BXR Group, and Ferrexpo.

Other than as set out above, there are no potential conflicts of interest between any duties to the Group and the private interests and/or other duties of any of the Directors and/or Senior Managers.

According to the Corporate Governance Policy, a potential conflict of interest exists between New NWR and a Director if New NWR intends to enter into a transaction with an entity: (i) in which a Director or a related party thereof personally has a material financial interest; (ii) which has a management board member who has a relationship under family law with a Director; or (iii) in which a Director has a management or supervisory position. Decisions to enter into transactions in which New NWR has a conflict of interest with one or more Directors that are of material significance to New NWR and/or the relevant Directors may only be entered into following a resolution of the New NWR Board. A Director shall not participate in the assessment by the Board of a potential conflict of interest involving that Director or in any discussion or decision regarding a transaction in which that Director has a conflict of interest.

11	Directors’ Indemnification and Insurance

The Group has obtained liability insurance for the benefit of the members of the Board and certain other officers, including the Senior Managers.

In addition, the Directors have entered/will enter into indemnification agreements with New NWR with respect to any liability arising from the fulfilment (or lack thereof) of their duties as Directors.

12	Employees

For the year ended 31 December 2010, the Group employed an average total number of 15,146 employees and utilised 3,407 workers employed by contractors. For additional information, see Part VIII “Information on the Group-Employees and Contractors”.

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13	Employee Share Plans

13.1	Existing NWR Stock Option Plan and Existing NWR Deferred Bonus Plans

13.1.1	Stock Option Plan

Existing NWR operated the Existing NWR Stock Option Plan for the benefit of Executive Directors, Senior Managers and key employees of the Group until it was terminated on 31 December 2010. No further options may be granted under the Existing NWR Stock Option Plan but the provisions of the plan will continue to apply in relation to options already granted and each outstanding option will be exchanged for equivalent options over New A Shares (on the basis of one New A Share under option for each Existing A Share under option). Details of outstanding options are set out in “–Options and awards held by Directors and Senior Managers” above.

13.1.2	Existing NWR Deferred Bonus Plan

The Existing NWR Deferred Bonus Plan was adopted by Existing NWR on 1 January 2011. Under the Existing NWR Deferred Bonus Plan, part of a participant’s annual bonus is paid in cash and part is deferred into an award over Existing A Shares. The deferred award vests three years from the date of grant, subject to the participant’s continued employment. On vesting, participants are granted a put option which allows them, for a period of three years from vesting, to sell the number of Existing A Shares which have vested to Existing NWR (or another group company or other entity, as appropriate) for a price which is equivalent to the market value of the New A Shares on vesting. Details of outstanding awards are set out in “–Options and awards held by Directors and Senior Managers” above.

13.2	New NWR Deferred Bonus Plan

13.2.1	Summary

The New NWR Deferred Bonus Plan (“DBP”) was adopted by New NWR on 8 April 2011. Under the DBP, part of a participant’s annual bonus is paid in cash and part is deferred into an award (a “Deferred Share Award”) over New A Shares which vests after three years subject to continued employment and clawback provisions.

It is expected that the DBP will be operated for the first time in respect of annual bonuses earned during 2011.

The DBP will be operated by the Remuneration Committee or any other duly authorised person or group of persons, as appropriate.

13.2.2	Eligibility

New NWR Executive Directors and senior key employees of the Company and any Group Company will be eligible to participate in the DBP subject to selection by the Remuneration Committee.

13.2.3	Grant of Deferred Share Awards

Deferred Share Awards will normally only be granted within 42 days of the announcement of results. Deferred Share Awards cannot be granted after the tenth anniversary of the adoption of the DBP by the New NWR Board of Directors.

13.2.4	Number of New A Shares comprised in Deferred Share Awards

In the case of the New NWR Executive Directors, 50% of the annual bonus is paid in cash and 50% is deferred into a Deferred Share Award. In the case of other participants, 70% is paid in cash and 30% deferred into a Deferred Share Award. The number of New A Shares subject to a Deferred Share Award will be determined by using the average of opening prices of a New A Share as reported by the London Stock Exchange on each of the five business days preceding the date of deferral.

Deferred Share Awards will be structured as conditional awards of New A Shares.

13.2.5	Before vesting

Participants will not be entitled to vote or to receive dividends in respect of Deferred Share Awards.

If a participant leaves the Group before vesting, his Deferred Share Awards will lapse unless he is a good leaver, in which case they will continue to the normal vesting date. A good leaver reason includes death, ill-health, redundancy, retirement,

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maternity leave, a sale of the participant’s employing company or business or any other reason that the Remuneration Committee may agree. The Remuneration Committee may alternatively decide that the vesting of a good leaver’s Deferred Share Award is inappropriate given overall performance.

In the event that the Remuneration Committee considers that extraordinary circumstances have occurred during the relevant bonus year, which have led to an unfair result in respect of Deferred Share Awards, the number of New A Shares subject to a Deferred Share Award may be adjusted. In addition, if a Deferred Share Award has been granted on the basis of incorrect financial or other data, such Deferred Share Award may, during the vesting period, be recovered from a participant irrespective of whether such participant is responsible for, or aware of, the incorrect data.

In the event of a change of control, Deferred Share Awards will vest, on a time pro-rated basis, unless the Remuneration Committee decides that this is inappropriate in the circumstances. In the event of a merger or other corporate reorganisation, participants may be paid cash by reference to the market value of a New A Share at the time that such transaction takes place, or alternatively the terms and conditions of the Deferred Share Award may be amended, for example participants may be required or permitted to exchange their Deferred Share Awards for equivalent awards over shares in a successor company.

In the event of a rights issue, demerger or other variation in share capital, Deferred Share Awards may be adjusted.

13.2.6	Vesting

Deferred Share Awards will vest, and the New A Shares will be released, at the end of the three year period beginning on the date of deferral. Following vesting, participants will be granted a put option, exercisable for a period of three years. The put option allows participants to require New NWR (or, as appropriate, a Group company) to procure the purchase of the New A Shares from the participant for a price equal to the market value at the vesting date. The put option will lapse three years from the vesting date or, if earlier, on the date that the New A Shares are sold or otherwise transferred by the participant.

13.2.7	Tax withholding

To the extent any participant is subject to a tax liability which must be withheld by New NWR or any other Group company, such company may make such arrangements as it considers necessary to meet such liability. This may include the sale or reduction in number of any New A Shares subject to a Deferred Share Award.

13.2.8	Restrictions

Deferred Share Awards are not transferrable and are not pensionable.

13.2.9	Dilution limits

Deferred Share Awards may be satisfied using new issue shares, treasury shares or shares purchased in the market.

In any 10 year period, not more than 5% of the issued ordinary share capital of New NWR may be issued or committed to be issued under discretionary employee share plans adopted by New NWR.

13.2.10	Amendments

The DBP may be amended by the New NWR Board of Directors, in accordance with the rules of the DBP.

14	Pension Schemes

The Group does not operate any pension schemes on behalf of, or for the benefit of, its Directors or employees. The Group does not set aside or accrue amounts to provide pension, retirement or similar benefits. However, the Group does accrue certain benefits under applicable Czech law for medical leave, employment length of service and termination payments for its employees. For additional information, see note 28 to the 2010 Consolidated Financials.

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15	Additional Corporate Governance Matters

15.1	Code of Ethics and Business Conduct

In addition to the Corporate Governance Policy, New NWR has also adopted a Code of Ethics and Business Conduct (the “CEBC”) on substantially the same terms as that adopted by Existing NWR. The CEBC governs the behaviour of all officers and employees of the Group. Appended to the CEBC is the Group’s whistleblower procedure (the “Whistleblower Procedure”), pursuant to which, employees of the Group are able to express concerns to the Chairman, Senior Independent Director (at present Bessel Kok) and Designated Officer (at present Ivona Ročárková, Company Secretary) in relation to the conduct of New NWR, its officers and employees which they consider contrary to the CEBC or if they wish to report a Suspected Irregularity (as defined in the Whistleblower Procedure). The Audit and Risk Management Committee will monitor, through reports received from the Company Secretary, the effectiveness of the procedure. The CEBC and the Whistleblower Procedure are both available on the Group’s website.

15.2	UK Corporate Governance Code

New NWR will adopt a similar policy to that of Existing NWR and will not apply a limited number of best practice provisions from the UK Corporate Governance Code because it does not consider them to be appropriate to the Group and its stakeholders. Upon Admission, New NWR will comply with the UK Corporate Governance Code with the exception of the following:

•	New NWR has appointed an executive chairman, which is contrary to the recommendation of the UK Corporate Governance Code (provision A.2.1) and the executive chairman did not, upon appointment, meet the independence criteria set out in the UK Corporate Governance Code (provision B.1.1).

•	The New NWR Board does not contain a majority of independent non-executive directors, which is recommended by UK Corporate Governance Code (provision B.1.2).

•	The Remuneration Committee is expected to be chaired by Zdeněk Bakala, whereas the UK Corporate Governance Code (provision D.2.1) recommends that the Remuneration Committee should be comprised entirely of independent non-executive directors.

New NWR will be required to disclose in its annual report and accounts the significant ways in which its actual corporate governance practices differ from those set in the UK Corporate Governance Code.

15.3	Czech Corporate Governance Code

In July 2004, the Czech Securities Commission (the former Czech regulator) issued a code of corporate governance based on the Organisation for Economic Co-operation and Development principles. New NWR is not obliged to comply with this code by the CNB or the PSE. The CNB only recommends that a declaration about the compliance with the code be included in the annual report and accounts of New NWR.

New NWR has established a corporate governance regime that generally adheres to the provisions of the UK Corporate Governance Code except as described above. Although New NWR does not apply the Czech Corporate Governance Code, the code is generally similar to the UK Corporate Governance Code and the material deviations are similar to those described in “–Corporate Governance–UK Corporate Governance Code”.

Polish Corporate Governance Code

As the New A Shares will be listed on the Warsaw Stock Exchange, New NWR is required to indicate which of the Polish principles of corporate governance contained in the Code of Best Practices for WSE Listed Companies (“WSE Corporate Governance Rules”) it does not intend to comply with, the reasons for non-compliance and what measures it intends to implement in order to minimise the risk of non-compliance in the future. This information should be published by New NWR on its official website, as well as in a current report, immediately after New NWR becomes aware of possible non-compliance with the WSE Corporate Governance Rules. Additionally, New NWR will be required to disclose in its annual report and accounts a statement on the extent of its compliance with the WSE Corporate Governance Rules.

New NWR has decided to observe the majority of the WSE Corporate Governance Rules. However, certain principles will apply to New NWR only to the extent allowed by English corporate law and subject to certain reservations stemming from New NWR’s corporate structure, especially

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the single board structure as opposed to the two-tier system that the WSE Corporate Governance Rules assume.

Consequently, New NWR (like Existing NWR) will comply partially or be unable to comply with Rules I.6, I.7, II.6 of the WSE Corporate Governance Rules concerning the Supervisory Board and its members.

16	Controlling Shareholder

At the date of this document, Mr. Bakala holds no direct interest in Existing A Shares but he is considered as being interested in the Existing A Shares as a result of certain affiliated companies and trusts relating to him and his family (collectively the “Bakala entities”) holding an indirect ownership interest in BXRG Limited, and BXRG Limited’s indirect ownership interest in BXR Mining. Currently, BXR Mining owns 63.6 per cent. of the issued Existing A Shares. BXRG Limited controls BXR Mining through its indirect holding of 100 per cent. of the shares in both of these companies. Accordingly, BXRG Limited has a 63.6 per cent. indirect interest in the Existing A Shares held by BXR Mining. Mr. Bakala and his family, through the Bakala entities, own 50 per cent. of the outstanding voting capital in BXRG Limited. Mr. Kadas holds no direct interest in Existing A Shares but he is considered as being interested in Existing A Shares because of BXRG Limited’s indirect ownership interest in such shares. Certain trusts associated with the family of Mr. Kadas own a minority interest in BXRG Limited.

Pursuant to the BXR Mining Irrevocable, which is conditional on the Acceptance Condition not being varied, amended or waived down to below 80 per cent., BXR Mining has undertaken to exchange accept the Offer in respect of such number of the Existing A Shares as will entitle BXR Mining to receive the maximum number of New A Shares that BXR Mining may hold whilst at least 25 per cent. of the New A Shares are held, or following satisfaction of New NWR’s obligations under the Offer are to be held, in public hands for the purposes of the UK Listing Rules). Upon Admission, BXR Mining will indirectly hold up to approximately 63.6 per cent. of New NWR’s capital and voting rights, subject to the proportion of Existing A Shareholders who accept the Offer. BXR Mining’s proportionate indirect holding in the Group will remain unaffected by the Offer.

As at 8 April 2011 (being the latest practicable date prior to publication of this document), BXRG Limited also holds a 100 per cent. indirect interest in the Existing B Shares through RPG Property. Pursuant to a share transfer agreement between New NWR and RPG Property dated 11 April 2011, RPG Property has agreed to exchange all of its Existing B Shares for New B Shares on the basis of one New B Share for each Existing B Share, subject to the Offer becoming or being declared wholly unconditional.

It is anticipated that, prior to the Offer becoming or being declared wholly unconditional, BXR Mining will acquire the two Subscriber Shares and the 50,000 £1 redeemable non-voting preference shares. Upon the Offer becoming or being declared wholly unconditional the rights attaching to the Subscriber Shares will be deferred and cancelled and the 50,000 redeemable non-voting preference shares will be redeemed for their nominal value.

BXR Group is an international private investment group. While BXR Group’s reputation was built on its founders’ successful investment performance in Central Europe, today the group has a diverse range of global interests. BXR Group typically takes large or controlling stakes in companies and is active in the management of its investments. In addition to its investment in the Group, BXR Group currently has investments in iron ore mining, real estate, logistics, green energy, financial services and a number of other industries.

To ensure that all transactions and relationships between the Group and BXR Mining (and the wider BXR Group) are on arm’s-length terms, Existing NWR and New NWR are party to a Relationship Agreement with BXR Mining. If a conflict arises between BXR Mining and the Group, the Directors with a conflict of interest will take no part in the Board’s decisions on that matter. For further information on the Relationship Agreement, please see the description of the Relationship Agreement in Part XVI “Certain Relationships and Related Party Transactions–Agreements with the BXR Group–Relationship Agreement”.

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Part XIII

Certain Group Financial Information

Part A Selected Historical Consolidated Financial Data

The following table sets forth, for the periods indicated, the selected historical consolidated financial data presented in euros.

The selected historical financial data for the years ended 31 December 2010, 2009 and 2008 have been extracted from the 2010 Consolidated Financials, the 2009 Consolidated Financials and the 2008 Consolidated Financials, respectively. The 2010 Consolidated Financials, 2009 Consolidated Financials and the 2008 Consolidated Financials have been audited by KPMG Accountants N.V.

Unless otherwise indicated, the selected historical financial data has been prepared in accordance with IFRS.

The selected historical consolidated financial data should be read in conjunction with the section “– Operating and Financial Review” below and with Existing NWR’s financial statements and the related notes thereto incorporated by reference in this document.

	Year ended 31 December

	2010(1)	2009(1)	2008

	(Euro thousands)
Income Statement
Revenues	1,589,990	1,116,838	2,041,128
Changes in inventories of finished goods and work in progress	(34,954)	18,869	34,242
Consumption of material and energy	(373,153)	(292,313)	(579,784)
Service expenses	(341,843)	(293,571)	(351,758)
Personnel expenses(2)	(361,117)	(351,072)	(433,743)
Depreciation(3)	(161,145)	(164,497)	(158,350)
Amortisation	(9,203)	(8,352)	(10,165)
Reversal of impairment of receivables	79	1,184	46
Net gain from material sold	5,177	4,048	10,500
Gain from sale of property, plant and equipment	715	4,117	2,052
Other operating income	5,062	3,514	4,065
Other operating expenses	(25,064)	(28,812)	(27,689)

Subtotal (operating income)	294,544	9,953	530,544
Financial income	35,518	48,931	112,754
Financial expenses	(150,373)	(116,804)	(171,990)
Profit on disposal of energy business	72,391	0	0
Profit (loss) on disposal of interest in subsidiaries	0	0	847

Profit (loss) from continuing operations before tax	252,080	(57,920)	472,155
Income tax expense	(30,811)	(5,811)	(120,516)

Profit (loss) after tax from continuing operations	221,269	(63,731)	351,639
Balance Sheet Data (at period end)
Cash and cash equivalents(4)	529,241	547,827	678,895
Total assets	2,258,211	2,215,531	2,249,538
Total debt(5)	850,157	1,033,687	1,047,761
Equity	809,395	560,175	646,324
Other Financial Data
EBITDA(6)	464,177	178,685	697,007
Capital expenditures	220,871	250,201	285,094
Net debt(7)	320,916	485,860	368,866
Net working capital(8)	48,966	(1,455)	45,751

Notes:
(1)	Excludes results of operations from electricity trading business for 2010 and 2009, which are presented as discontinued operations. Energy was included in results of operations for 2008.
(2)	Personnel expenses include employee benefits.
(3)	Depreciation excludes impairment and reversals of impairment of PPE, which is presented as a separate line item.

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(4)	Cash and cash equivalents excludes restricted cash, which, as of 31 December 2010, included EUR 11,025,000 of cash deposited in an escrow account in connection with the Group’s obligations under Czech law to maintain cash reserves for reclamation costs and potential liability for damages to properties owned by third parties.
(5)	Total debt includes issued bonds, long-term interest bearing loans and borrowings, including current portion, plus short-term interest bearing loans and borrowings. Total debt is based on gross amount of debt less related expenses. Interest bearing loans, bond issues and borrowings are measured at amortised cost.
(6)	EBITDA is defined as net profit after tax from continuing operations before minority interest adjusted for income tax, net financial expenses, depreciation and amortisation, impairment and reversals of impairment of PPE and gain/loss on disposal of interest in its subsidiaries and gain/loss from sale of PPE. While the amounts included in EBITDA have been extracted from the historical financial statements, it is not a financial measure calculated in accordance with IFRS and, accordingly, should not be considered as an alternative to net income or operating income as an indicator of performance, or as an alternative to operating cash flows as a measure of the Group’s liquidity. The Group currently uses EBITDA in its business operations to, among other things, evaluate the performance of its operations, develop budgets and measure its performance against those budgets. The Group finds it a useful tool to assist in evaluating performance because it excludes interest, taxes and other principal non-cash charges. In addition, the Group believes that EBITDA is a measure commonly used by investors. EBITDA, as presented in this document, may not be comparable to similarly titled measures reported by other companies due to differences in the way these measures are calculated. EBITDA used in this document is not the same as the definition of EBITDA used in the Senior Secured Facilities or the definition of Adjusted EBITDA used in the 2015 Indenture or the 2018 Indenture. Set forth below is a reconciliation of EBITDA to profit after tax from continuing operations.
(7)	Net debt represents total debt, as defined above, less cash and cash equivalents. It is not an IFRS measure.
(8)	Net working capital is calculated as inventories plus trade and other receivables minus accounts payable and accruals.

The additional information in the following table headed “Additional data” is extracted from the Group’s financial and operating records, but the information is not determined in accordance with IFRS.

Additional data

	Year ended 31 December (unaudited)

	2010	2009	2008

External coal and coke operating data
Sales Volume (in thousands)
Coking coal(1)	5,257	5,170	6,293
Thermal coal	5,455	4,891	5,095
Coke	1,100	705	1,103
Average sales prices per tonne (EUR)(2)
Coking coal(1)	141	87	137
Thermal coal	63	72	69
Coke	275	149	302

Notes:
(1)	Excludes coal sold to OKK, because OKK is a consolidated entity of the Group.
(2)	Calculated using the average foreign exchange rate for the relevant period as published by the ECB except for 2007, when the Group used rates published by the CNB.

Calculation of EBITDA

	Year ended 31 December (unaudited)

	2010	2009	2008

	(EUR thousands)
Profit after tax from continuing operations	221,269	(63,731)	351,639
Income tax	30,811	5,811	120,516
Financial expenses, net(1)	42,464	67,873	58,389
Depreciation and amortisation	170,348	172,849	168,515
(Gain)/loss from sale of PPE	(715)	(4,117)	(2,052)
EBITDA	464,177	178,685	697,007

Note:
(1)	Financial expenses, net generally includes realised and unrealised foreign exchange gains and losses, interest income and interest expense, profit or loss on revaluation of derivative instruments, gain on disposal of investments, bank fees and other minor items classified as financial income or expense.

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Part B Operating and Financial Review

The following is a discussion of the Group’s financial condition and results of operations based on the 2010 Consolidated Financials, the 2009 Consolidated Financials and the 2008 Consolidated Financials. The following information should be read together with the Group’s selected consolidated financial and operating data, the consolidated financial statements and notes included elsewhere or incorporated by reference, as the case may be, in this document.

Some of the information contained in this discussion, including information with respect to the Group’s plans and strategies for its business contain forward-looking statements that involve risks and uncertainties. You should read “Forward-Looking Statements” for a discussion of the risks related to those statements. You should also read Part II “Risk Factors” for a discussion of certain factors that may affect the Group’s business, financial condition and results of operations.

General Overview

Existing NWR, through its subsidiary OKD, is the Czech Republic’s largest hard coal mining company and is a leading producer of hard coal in Central Europe (in each case, on the basis of revenues and volume of coal produced) serving customers in the Czech Republic, Slovakia, Austria, Poland, Hungary and Germany, among others. It is one of the largest industrial groups in the Czech Republic and the largest Czech natural resources company in terms of revenue and employees. In 2010, the Group employed an average of 15,146 workers and utilised an average of 3,407 workers employed by contractors, making it one of the largest private employers in the Czech Republic.

The Group’s revenue from continuing operations for the year ended 31 December 2010 was approximately EUR 1,590 million.

The Group operates four mines and four coking batteries in the Czech Republic and serves several large Central and Eastern European steel and energy producers. Its key customers are ArcelorMittal Steel, U.S. Steel, Dalkia, Moravia Steel, Voestalpine Stahl and ČEZ. The vast majority of coal sales are based on long-term framework agreements, which are typically re-priced on a quarterly or annual basis.

The Group’s hard coal mining business is conducted through OKD, a wholly-owned subsidiary of New NWR. OKD produces coking coal, which is used in steel production, and thermal coal, which is used in power generation. For the year ended 31 December 2010, coking coal accounted for 49 per cent. of the tonnage of coal sold to third parties by OKD and thermal coal accounted for the remaining 51 per cent.

The Group’s largest business in terms of revenue is the production of coking coal, which generated EUR 739 million of revenues in the year ended 31 December 2010. External thermal coal revenues were EUR 343 million and external coke revenues were EUR 303 million in the year ended 31 December 2010.

The Group also generates revenue from the sale of coke by-products and the sale of coalbed methane to Green Gas DPB, a.s. (“DPB”). Prior to the sale of the Group’s energy assets to Dalkia in June 2010, as described in “Disposition of Energy Business” below, the Group generated revenue from its electricity trading operations. The electricity trading operations are classified as discontinued operations in the 2009 Consolidated Financials.

Basis of Presentation of Financial Information

Existing NWR was formed on 29 December 2005 and its principal subsidiaries, OKD and OKK, were contributed to it on 7 September 2006 by what was at the time its sole shareholder, RPGI. The business and assets of OKD and OKK represent substantially all of the mining and coking business operated by the Group for the years ended 31 December 2010, 2009 and 2008. The financial information discussed below comprises: (i) the 2010 Consolidated Financials; (ii) the 2009 Consolidated Financials; and (iii) the 2008 Consolidated Financials.

Effects of Acquisitions, Restructuring and Disposals

Disposition of Energy Business

On 21 June 2010, Existing NWR completed the sale of the energy business of the Group to Dalkia. The energy business of the Group is represented by the entities NWR Energy, NWR

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Energetyka PL Sp. z o.o. (“NWR Energetyka”) and CZECH-KARBON in the 2010 Consolidated Financials and the 2009 Consolidated Financials.

The assets and liabilities of these entities are classified as held for sale in the 2009 Consolidated Financials. Part of the energy business that historically has been represented in the results of the electricity trading segment, is presented as discontinued operations in the 2010 Consolidated Financials and the 2009 Consolidated Financials. The discontinued operations only include the results of the operations of CZECH-KARBON and the electricity trading operations of NWR Energetyka and do not include the operations of NWR Energy, since those were not part of the electricity trading segment in the period before the Board’s resolution.

The Restructuring

Following the acquisition of Former OKD, the current shareholders of Existing NWR and Existing NWR’s predecessor effected a restructuring (as described below, the “Restructuring”) of the business held by Existing NWR and its predecessor companies to: (i) separate the mining and coking businesses from various unrelated activities in which the predecessor companies and their subsidiaries were previously involved; (ii) simplify the holding structure of the Group; (iii) relocate the holding entity for the mining business to the Netherlands so as to better position it for access to international securities markets; (iv) transfer the gas, transport and certain non-core real-estate businesses from the Group to RPGI; (v) transfer NWR Karbonia and OKK from OKD to become direct subsidiaries of Existing NWR; and (vi) create a division of Existing NWR consisting of all the Assets of the Real Estate Division, as at 31 December 2007. The Restructuring involved the disposition of several non-core businesses from June 2004 to 31 December 2008.

Disposition of Real Estate

As of 1 January 2008, the 100 per cent. share in OKD, Rekultivace, a.s. (“Rekultivace”), the 49 per cent. share in Garáže Ostrava, a.s. (“Garáže”) and OKD’s internal business unit IMGE were spun-off from OKD into four legal entities. On 30 September 2008, Existing NWR distributed these four entities together with certain promissory notes received from the sale of real estate assets not used for its mining activities to RPGI, at that time the sole holder of Existing B Shares. As the real estate assets were owned by the Group, their impact on results of operations was reflected in the Group’s consolidated financial statements. The distribution had a significant impact on the comparability of the balance sheets before and after the distribution date. The impact of the distribution on the consolidated equity was approximately EUR 82 million.

Currency Reporting

The financial information in this discussion is presented in EUR, which is the presentation currency of the Group. The functional currency of Existing NWR and New NWR is EUR. The functional currency of NWR Karbonia and NWR Energetyka is the Polish zloty (PLN). The functional currency of the remaining consolidated companies is the Czech koruna (CZK). Each of the 2010 Consolidated Financials, the 2009 Consolidated Financials and the 2008 Consolidated Financials were prepared in EUR.

The following table presents the foreign exchange rates used for all presented periods:

	As of and for the year ended 31 December

	2010	2009	2008

	(CZK/EUR)
Average exchange rate(1)(2)	25.284	26.435	24.946
Balance sheet date exchange rate(1)	25.061	26.473	26.875

Notes:
(1)	Rates published by the European Central Bank.
(2)	For the period up to the date of the financial report.

Throughout the discussion of the operating results, the financial results and performance compared to the prior period are presented in EUR. The Group has also presented certain amounts at constant foreign exchange rates, marked ex-FX, which exclude the effect of currency translation differences by presenting the results for the later period using the same exchange rates that were applicable to the prior period. These are non-IFRS financial measures.

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This discussion does not eliminate the effects resulting from the conversion of amounts from CZK into EUR on the comparability of financial information of the Group in different periods. This can lead to an over or understatement of change in revenue and expenses from period to period when compared to the change in revenues in CZK. The financial statements and described trends could present differently if the financial information was in CZK.

Divisions and Segments

The Group was an early adopter of IFRS 8-Operating Segments in 2007. This standard requires an entity to report information about operating segments which is separately available and which is regularly evaluated by the Chief Operating Decision Maker (the “CODM”).

Real Estate Division and Mining Division

Effective 31 December 2007, the Group was divided into the Real Estate Division and the Mining Division to provide better transparency to the mining and real estate assets. The Group began operating two segments determined by differences in their assets and products and services produced and provided. At each of 31 December 2010, 2009 and 2008, Existing NWR had Existing A Shares and Existing B Shares outstanding. The Existing A Shares and Existing B Shares are tracking stocks, which are designed to reflect the financial performance and economic value of the two divisions, the Existing A Shares tracking the financial performance and economic value of the Mining Division and the Existing B Shares tracking the financial performance and economic value of the Real Estate Division. The Mining Division engages in coal extraction, production of coke and related operations and businesses. The Real Estate Division provides inter-divisional services only. More specifically, it provides use of its real estate to the Mining Division. The ownership of the Existing A Shares and the Existing B Shares represents an ownership interest in the Group as a whole, but does not represent a direct legal interest in the assets and liabilities of the assets of the Mining Division or the Real Estate Division, respectively. The financial statements of the Group reflect the results of operations and the financial position and performance of the assets and businesses currently owned and operated by the Mining Division and the Real Estate Division. As the Existing A Shares and Existing B Shares are tracking stocks of the same legal entity, separate financial statements are not provided. With effect from 31 December 2007, the Group has tracked the financial performance of the two divisions and presents corresponding financial information in the segmental information in its consolidated financial statements for the information of holders of the Existing A Shares and the Existing B Shares. The CODM for the two reportable segments is the full Existing NWR Board. Following the Offer becoming or being declared wholly unconditional, these divisions will be replicated at New NWR level, with the share capital of New NWR being divided into New A Shares and New B Shares which will represent the Mining Division and the Real Estate Division, respectively, to the extent the Existing A Shares and the Existing B Shares are held by New NWR. The CODM going forward will be the full New NWR Board.

The Real Estate Division is comprised of the shares and corresponding investments in Rekultivace and Garáže, all of the assets and liabilities in IMGE, a former internal business unit of OKD, and all of the real estate assets owned by the Group at the time of the establishment of the divisions (the “Real Estate Assets”). IMGE was formerly an internal business unit of OKD specialising in land reclamation work, attributed with all real estate of OKD that was not being used for its mining and related operations.

On 30 September 2008, the first distribution of assets of the Real Estate Division to RPGI, at that time the sole holder of the Existing B Shares, was effected. The assets included the shares and corresponding investments in RPG Rekultivace, a.s. (“RPG Rekultivace”) (the sole shareholder in Rekultivace), RPG Garáže, a.s. (“RPG Garáže”) (the sole shareholder in Garáže), all of the assets and liabilities of IMGE (spun-off for the purpose of the distribution to special purpose entities named Dukla Industrial Zone, a.s. (“Dukla Industrial Zone”) and RPG RE Property, a.s.) and certain promissory notes received for the sale of Real Estate Assets.

To ensure fair treatment of all shareholders, Existing NWR adopted the Divisional Policy Statements, approved by RPGI, which was, at the time, its controlling shareholder. The fundamental and overriding principles are that the Mining Division has the right to maintain:

•	the undisturbed continuation of its mining, coking and related operations that are currently, or which are expected by the Board to be in the future, conducted using certain of the Real Estate Assets; and

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•	unrestricted access to the Real Estate Assets in connection with such mining, coking and related operations.

Based on these principles the Mining Division is provided with unrestricted access to all Real Estate Assets necessary for its mining, coking and related operations until these operations cease to exist. The Real Estate Assets include two groups of assets – buildings, constructions and similar real estate assets (the “Buildings”) and land.

Disclosure on Buildings

The Real Estate Division provides the Buildings to the Mining Division based on the fundamental principles provided by the Divisional Policy Statements. Management considers such access to the Buildings to be a leasing arrangement between the Real Estate Division and the Mining Division because it has the following characteristics:

•	the lease term is for the major part of the economic life of the asset; and

•	the leased assets are of such a specialised nature that only the lessee can use them without major modifications.

The Buildings are recorded at the carrying amount in the balance sheet of the Mining Division. Commencing 1 January 2008, the Mining Division depreciates the Buildings. The deferred tax assets, liabilities and their impacts on the financial result of the Group related to the Real Estate Assets are divided between the divisions correspondingly to the allocation of the assets.

The Group did not revalue the Real Estate Assets for the purpose of presentation in the segment reporting. The assets are presented in the segment reporting at book values. These values also represent the basis for depreciation. Under IFRS finance lease assets shall be valued at the present value of minimum lease payments, which would also be the basis for depreciation under standard finance lease conditions. The Real Estate Division does not charge lease payments to the Mining Division for the access to the Real Estate Assets. Therefore, the Group decided to apply the book values for the allocation of the Real Estate Assets value between the divisions.

When the Mining Division no longer requires access to the Real Estate Assets, the overriding principles will no longer apply and the Real Estate Assets currently reflected on the balance sheet of the Mining Division will be reflected on the balance sheet of the Real Estate Division rather than the Mining Division. Since the respective Buildings meet the criteria mentioned above, they will generally be fully depreciated at the moment when mining, coking and related operations cease in the future. Therefore, the transfer should include only fully depreciated assets with a zero book value. IAS 16 assumes some residual value of assets, which should be equal to their estimated market value at the end of their useful life. However, the Group is unable to make a reliable estimate of such residual value due to the character of the assets.

The Divisional Policy Statements determined in 2008 that the annual fee paid for Real Estate Assets used by the Mining Division (the “Cap”) would be EUR 3.6 million per year. The annual fee paid by the Mining Division to the Real Estate Division represents the financing costs on the Buildings provided. The Cap is accounted for as financial expense in the Mining Division and as financial revenue in the Real Estate Division. The Cap for the year 2009 amounted to EUR 3.8 million, after it was adjusted for the disposal of OKD, BASTRO, a.s. (“OKD, BASTRO”) in 2008 and for the inflation index of 2008 in accordance with the Divisional Policy Statements. The Cap for the year 2010 amounted to EUR 3.7 million, after it was adjusted according to the Divisional Policy Statements and to reflect the sale of energy business.

There is no consideration required from the Mining Division to repay the present value of the Buildings provided in compliance with the Divisional Policy Statements. Therefore, the respective amount, or the book value, of the Buildings provided to the Mining Division as at 31 December 2010 is presented in the equity of the Mining Division.

Disclosures on Land

Land is provided to the Mining Division without any consideration. Management has determined that the segment analysis should present this as a right to use land granted by the Real Estate Division to the Mining Division. The right is depleted over the expected lifetime of mining, coking and related businesses using a linear amortisation method. Management determined the value of the right as being the book value of the land at 31 December 2007, the date when the divisions were established.

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Deferred revenue corresponding to the amount of the right to use is presented in the balance sheet of the Real Estate Division. The deferred revenue will be released as revenue over the period corresponding to the depletion of the right to use the land.

The revenues and expenses of the Real Estate Division consisted, until 30 September 2008, mainly of the financial performance of the IMGE internal business unit of OKD and Rekultivace, which were allocated to the Real Estate Division on 30 September 2008. The financial income of the Real Estate Division also includes the fee that the Real Estate Division charges to the Mining Division for the use of the real estate provided according to the Divisional Policy Statements. The expenses include depreciation, income taxes, a part of the costs relating to the spin-off and distribution of the assets of the Real Estate Division and other expenses related to the assets allocated to the Real Estate Division.

As of 31 December 2010, the Real Estate Division owned land with a book value of EUR 17 million which was used by the Mining Division. The right to use this land was recorded as an asset by the Mining Division with a book value of EUR 15 million as of 31 December 2010. The book value of the Buildings used by the Mining Division at 31 December 2010 was EUR 261 million. The Real Estate Division also owned land and buildings not used for mining activities having a book value of EUR 19 million. The Real Estate Division recorded on its balance sheet total assets of EUR 63 million and total liabilities of EUR 17 million. The assets of the Real Estate Division held for the benefit of the Existing B Shareholders (and following the acquisition of the Existing B Shares by New NWR in exchange for New B Shares, the New B Shareholders) are operated separately from the assets of the Mining Division but remain part of and owned by the Group.

Electricity Trading

In 2008, because the Group’s electricity trading activities saw robust growth in sales volume, the management of the Group decided to present and follow the financial performance of the electricity trading business separately. Consequently, the Mining Division is currently represented by two sub-segments, one representing the coal and coke business and the other representing the electricity trading business. In June 2009, the Existing NWR Board approved the intention to dispose of the energy business. Therefore the electricity trading segment is classified and presented as discontinued operations in the 2010 Consolidated Financials and the 2009 Consolidated Financials. The 2008 Consolidated Financials, however, include the results of operations of the energy business and, to that extent, are not directly comparable to the 2010 Consolidated Financials and the 2009 Consolidated Financials.

Description of Key Components of the Group’s Income Statement

Revenue Sources

The Group derives revenues from continuing operations primarily from the sale of coking coal, thermal coal and coke.

Principal Costs and Expenses

The most significant expenses of the Group are the consumption of material and energy, service expenses (including contract workers) and personnel expenses.

Consumption of Material and Energy

The consumption of material and energy is a significant cost, representing 29 per cent. of total operating expenses for the year ended 31 December 2010. It consists of four main items: consumption of material for mining operations (e.g. steel and wood supports), consumption of spare parts for mining machines, consumption of external purchase coal for coking operations and consumption of energy.

Service Expenses

Service expenses comprise the cost of contractors and of consulting, professional, transportation and other services and represented 27 per cent. of total operating expenses for the year ended 31 December 2010. For the year ended 31 December 2010, nearly 100 per cent. of transportation service expenses were pass-through costs invoiced directly to the Group’s clients (and included in the Group’s revenue). Professional service expenses are those costs associated with the services of attorneys, consultants and other professionals.

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Personnel Expenses

Personnel expenses comprise wages and salaries, social insurance costs, social security and other payroll costs for the Group’s own employees and represented 29 per cent. of total operating expenses for the year ended 31 December 2010. As discussed above, personnel expenses exclude the costs of workers employed by contractors, which are included in service expenses.

Employee Benefits

The Group’s net obligation in respect of long-term service benefits is the amount of benefits that are payable more than 12 months after the balance sheet date and that employees have earned in return for their services in the current and prior periods. Employee benefits are presented as part of personnel expenses in the income statement of the Group.

The Group’s employee benefit scheme covers the statutory requirements applicable to the mining industry and other benefits arranged with the labour union in the collective bargaining agreements. All benefits are unfunded. Most of them are paid annually and are calculated based on length of service, level of exposure to health hazards and disability. Others are payable upon severance. Post-employment and long-term benefits are adjusted annually according to (i) a discount rate derived from the linear approximation of the yield curve of Czech government bonds, (ii) the estimated wage increase per year, (iii) Czech official mortality models and (iv) the applicable statutory retirement age.

Other Operating Expenses

Other operating expenses principally include compensation for mining damages, provisions for mine closures, property taxes and government fees and net loss on sale of receivables.

Operating Income

The income statement of the Group contains a line item captioned Sub Total or Operating Income. The Group considers this line item in the financial statements to be the operating income of the Group. It includes all operating costs and revenues but does not reflect financial revenues or expenses or the effects of disposal of subsidiaries and taxes.

Non-IFRS Measures

The Group defines EBITDA as net profit after tax from continuing operations before minority interest, income tax, net financial costs, depreciation and amortisation, impairment of property, plant and equipment (“PPE”) and gains/losses from sale of PPE. While the amounts included in EBITDA are extracted from the Group’s 2010 Consolidated Financials, it is not a financial measure determined in accordance with IFRS. Accordingly, EBITDA should not be considered as an alternative to net income or operating income as an indication of the Group’s performance or as an alternative to cash flows as a measure of the Group’s liquidity. The Group currently uses EBITDA in its business operations to, among other things, evaluate the performance of its operations, develop budgets and measure its performance against those budgets. The Group considers EBITDA a useful tool to assist in evaluating performance because it excludes interest, taxes and other non-cash charges.

The 2010 Consolidated Financials and the 2009 Consolidated Financials show the results from electricity trading as profit from discontinued operations. To present comparable figures with previously published financial information, the Group presents Total EBITDA, which is defined as the total of EBITDA from continuing operations and EBITDA from discontinued operations.

The Group defines net debt as total debt less cash and cash equivalents. Total debt includes issued bonds, long-term interest bearing loans and borrowings, including current portion, plus short-term interest bearing loans and borrowings. Total debt is based on the gross amount of debt less related expenses. Interest bearing loans, bond issues, and borrowings are measured at this amortised cost.

Certain Factors Affecting Results of Operations

Certain factors relating to the Group’s business and industry as well as the political, economic and legal environment in the CEE affect the Group’s results of operations. Such factors include, among others, the demand for coal, the price of coal, changes in coal and coke production capacity of competitors, the cost of labour and the level of production of the Group’s mines.

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Coal Prices and the Demand for Coal

The most significant factor affecting the results of operations of the Group is the price of coal and coke. Prices of coal and coke are the outcome of a primarily regional supply and demand balance which is driven by the level of macroeconomic and industrial activity, most notably steel production.

Due to its landlocked nature, the Czech Republic and neighbouring Central European countries represent a largely localised market for coal. The only significant regional coal producers capable of shipping into the Czech market at competitive prices are mines in Poland, where there is significant domestic coal demand. As a result, historically there have been limited imports of coal into the Czech Republic, with the majority of imports from Poland.

Driven by its low wages, skilled labour force, stabilising economic and political environment and proximity to established and other emerging markets, the CEE has historically attracted significant private sector investment in industrial production and manufacturing capacity.

During the year ended 31 December 2009, the global economic recession caused a decrease in demand for coking coal and coke as a result of a decrease in the consumption of steel and steel products in the CEE, which resulted in a decline in the prices of coking coal and coke. The improved economic environment in the Group’s markets in the year ended 31 December 2010 led to higher coking coal and coke prices, as well as higher sales volumes of coal and coke.

Energy demand was less susceptible to the global recession, and thermal coal demand and prices were therefore relatively unaffected by it. Changes in thermal coal prices are due to, among other things, fluctuations in the supply of domestic and foreign coal, the demand for electricity, and the price and availability of alternative fuels for electricity generation. While the volume of thermal coal sold by the Group to third parties increased in the year ended 31 December 2010 compared to 2009, the price of thermal coal decreased in this period due to the price in 2009 being positively affected by growing customer concerns about the ability of local supply to meet market demand.

The table below summarises coal and coke external sales volumes and prices for the three presented periods. For further information regarding recent trends in coal prices, see “Part A Selected Historical Consolidated Financial Data”.

	Year ended 31 December

	2010	2009	2008

	(in thousands)
Tonnes of coal and coke sold
Coking coal	5,257	5,170	6,293
Thermal coal	5,455	4,891	5,095
Coke	1,100	705	1,103
Average sales prices per tonne	(EUR)
Coking coal	141	87	137
Thermal coal	63	72	69
Coke	275	149	302

Production Capacity

Regional coal and coke production capacity is largely determined by Polish coal and coke capacity. If the regional coal mining industry were to expand significantly, it would have an impact on the supply and demand balance, most likely putting downward pressure on coal and coke prices. At the moment there is a regional shortage of both thermal and coking coal, evidenced by the (relatively expensive) coal imports into the region. We do not expect this situation to change in the short term.

Poland became net importer of coal in 2008. This position remained unchanged in 2009 and 2010 and is unlikely to change in the short term. Coke capacity in the region is generally static. Due to the global recession, significant coke capacity in the region was permanently taken off line. Most of the coke produced in the region is produced using refurbished post-WWII coking batteries that are nearing the end of their productive lives. In light of the potential revival of the steel industry in the region, the coke market may tighten over the medium term.

The Group’s four existing coal mines are expected to produce a stable output for the foreseeable future. Future long-term capacity increases are expected to come from development

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projects such as Dębieńsko and Morcinek. The current market conditions are such that New NWR does not expect them to be disrupted by the additional production that may come on-line from projects such as those mentioned above. As a result of the shutdown of the Sverma coking plant as part of the centralisation of the Group’s coking operations, the Group’s coking capacity will decrease from approximately 1.0Mt in 2010 to approximately 0.8Mt in the first quarter of 2011. This decrease in coke capacity should not have a major impact on the supply and demand for coke in the region. The coke capacity at Svoboda is more flexible in terms of switching between blast furnace coke and foundry coke and should therefore make it easier for the Group to sell its coke when market preferences change.

Product Mix

The Group’s results of operations are affected by the mix of coking coal, thermal coal and coke it sells. In particular, coke attracts higher prices and generates a higher gross margin than coking coal, and coking coal attracts higher prices and generates a higher gross margin than thermal coal. The mix of the coal products that the Group sells in any given period is influenced by a number of factors, including geological conditions and operational factors. For instance, in the fourth quarter of 2010, these factors led to an increase in the production of thermal coal as compared to coking coal by the Group, which in turn required the Group to increase purchases of coking coal from third parties to satisfy its coke production. Both of these factors adversely affected the Group’s results of operations.

Cost of Labour

An increase in the Group’s production costs could have an adverse effect on its profitability. Although the Group has experienced recent reductions in its labour costs, the wage levels of the Group’s employees are likely to increase as a result of the continued integration of the Czech Republic and Poland into the EEA. Notwithstanding the foregoing, the Group has always maintained good relationships with its trade unions, evidenced by the flat wages over the last two years during the economic downturn. However, as the economy improves, the Group expects wages for employees and contractors to increase. However, further improvement of the Group’s efficiency should further reduce labour costs even if wages increase.

Cost Trends

The Group reacted rapidly to challenging market conditions by implementing numerous cost saving measures in order to mitigate the significant revenue decrease in the year ended 31 December 2009. These measures included a reduction in overall headcount by 11 per cent. in 2009 as compared to 2008. This was accompanied by a reduction in average wages, leading to a 20 per cent. reduction in personnel costs, excluding employee benefits. Additionally, a decrease in production and other cost cutting initiatives led to a 21 per cent. decrease in consumption of materials and energy and a 16 per cent. reduction in service expenses. All cost categories saw a reduction in the period, except for the consumption of energy for coal mining, which increased by 16 per cent. due to higher electricity prices. The decreases in costs were partially offset by increases in costs in respect of the year ended 31 December 2010 described below.

The Group increased its revenues by 42 per cent. in the year ended 31 December 2010 compared to 2009. The Group’s strong performance in the 2010 reflected the improved environment in its markets after the economic downturn, when demand for steel declined rapidly during the first half of 2009. Recovering production in the steel sector, that started in the last quarter of 2009 and continued in 2010, resulted in higher demand for coking coal and coke as well as improved pricing for these products. The Group’s operating costs increased in this period, mainly due to higher production and input costs, especially for coke production, as well as intensified underground works in the Group’s mining operations. Consumption of material and energy increased by 28 per cent. mainly due to higher mining material consumption and higher prices and higher volumes of consumed Polish and US coal used for coking operations. Service expenses increased by 16 per cent., driven by higher costs for contractors, and personnel costs increased by 7 per cent. in the year ended 31 December 2010 compared to 2009. The Group currently anticipates that its unit cash costs will increase by approximately 10 per cent. in 2011 compared to 2010, principally due to expected higher input costs.

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Results of Operations

Year ended 31 December 2010 versus year ended 31 December 2009

Basis of Presentation

The following discussion is based on and should be read together with the 2010 Consolidated Financials incorporated by reference into this document. Results of operations for the electricity trading business are reported as discontinued operations for the relevant periods.

See also this Part XIII “Certain Group Financial Information-Effects of Acquisitions, Restructuring and Disposals” for changes in the Group and their impact on comparability of financial information for different periods.

Revenues

The table below sets forth revenues for the year ended 31 December 2010 compared to 2009.

	Year ended 31 December				Change

	2010	% of total	2009	% of total		%	ex-FX

	(EUR thousand)
Revenues
External coking coal sales (EXW)	738,909	46	448,624	40	290,285	65	61
External thermal coal sales (EXW)	342,797	22	351,379	31	(8,582)	(2)	(5)
External coke sales (EXW)	302,689	19	105,092	9	197,597	188	185
Coal and coke transport by OKD	124,054	8	114,413	10	9,641	8	6
Sale of coke by product	14,182	1	12,492	2	1,690	14	9
OKD other sales	41,241	3	46,271	4	(5,030)	(11)	(24)
Other revenues	26,118	2	38,567	4	(12,449)	(32)	(35)

Total	1,589,990	100	1,116,838	100	473,152	42	39

The Group increased its revenues by 42 per cent. to EUR 1,590 million in the year ended 31 December 2010 compared to 2009. The increase mainly reflected an increase in revenues from coking coal and coke sales, which was attributable to an increase in volumes and prices of coking coal and coke sold to third parties. The increase was partly offset by a decrease in revenues from thermal coal attributable to a decrease in thermal coal prices due to the price in 2009 being positively affected by growing customer concerns about the ability of local supply to meet market demand. The increase in the Group’s revenues in 2010 were adversely impacted by changes in product mix, which included a lower proportion of coking coal mined and sold in the fourth quarter of 2010 due to certain factors, including delays in coal mining largely due to adverse geological conditions in some of the Group’s mines, which in turn required the Group to increase purchases of coking coal from third parties to satisfy its coke production. As the energy business was sold on 21 June 2010, Other revenues for the year ended 31 December 2010 contained electricity distribution revenues up to the date of sale only, while Other revenues for 2009 contained electricity distribution revenues for the full year, resulting in a negative impact on revenues of EUR 11.9 million in 2010.

	Year ended 31 December

	2010	2009

	(EUR)
Average sales prices per tonne
Coking coal	141	87
Thermal coal	63	72
Coke	275	149

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The following table reflects coal production and sales for the years ended 31 December 2010 and 2009.

	Year ended 31 December		Change

	2010	2009		%

	(kt)
Coal performance indicators
Coal production	11,443	11,001	442	4
Sales to OKK	(780)	(829)	49	6
Sales to NWR Energy, a.s.	(23)	(49)	26	53
Internal consumption	(8)	(11)	3	29

Coal production available for sale	10,632	10,112	520	5
Additional sales from inventory/(Inventory build-up)	80	(51)	131	—

Total net sales	10,712	10,061	651	6

– of which
Coking coal	5,257	5,170	87	2
Thermal coal	5,455	4,891	564	12

Total production of coal in the year ended 31 December 2010 increased by 4 per cent. compared to production volume in 2009. Volumes of coal sold to third parties increased by 6 per cent. resulting in a decrease of inventories by 80kt in the year ended 31 December 2010 compared to a build-up of 51kt in 2009.

The following table reflects coke production and sales for the years ended 31 December 2010 and 2009.

	Year ended 31 December		Change

	2010	2009		%

	(kt)
Coke performance indicators
Coke production	1006	843	163	19
Internal consumption	(74)	(53)	(21)	39
Additional sales from inventory/(Inventory build-up)	169	(85)	254	—
Coke sales	1,100	705	395	56

Coke production increased by 19 per cent. in the year ended 31 December 2010, when compared to 2009, while coke sales increased by 56 per cent. Significant improvement in demand for coke in 2010 allowed for higher sales volumes and production resulting in a 169kt decrease in coke inventories, compared to a 85kt build-up of inventory in 2009.

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The table below sets forth revenue percentages by geographic area for thermal coal, coking coal and coke for the years ended 31 December 2010 and 2009.

	Year ended 31 December

	2010	2009	2010	2009	2010	2009

	Thermal Coal		Coking Coal		Coke

	(% of revenues)
Czech Republic	49	48	27	26	26	27
Slovakia	6	7	28	30	6	4
Poland	18	5	19	15	9	0
Austria	23	32	16	19	21	20
Germany	1	7	0	0	33	32
Hungary	2	1	7	6	0	0
Finland	0	0	0	0	0	5
Other	1	0	2	4	5	12

Total	100	100	100	100	100	100

Operating Expenses

Total operating expenses increased from EUR 1,137.4 million to EUR 1,271.4 million or by 12 per cent. for the year ended 31 December 2010 compared to the same period in 2009. This increase was attributable to increased coke production, leading to a EUR 45.8 million increase in consumption of externally purchased Polish and US coal used in coking operations, and increased coal production and development in OKD, resulting in a EUR 32.5 million increase in mining material consumption, a EUR 24 million increase in personnel expenses and a EUR 20 million increase in contractor cost.

Consumption of Material and Energy

The following table sets out the Group’s costs for the consumption of material and energy for the years ended 31 December 2010 and 2009.

	Year ended 31 December				Change

	2010	% of total	2009	% of total		%	ex-FX

	(EUR thousand)
Consumption of material and energy
Mining material	129,823	35	97,371	33	32,452	33	28
Spare parts	49,613	13	38,967	13	10,646	27	23
External coal consumption for coking	64,275	17	18,503	6	45,772	247	244
Energy for coal mining (OKD)	94,824	25	110,867	38	(16,043)	(14)	(18)
Energy for coking (OKK)	13,587	4	14,291	5	(704)	(5)	(9)
Other consumption of material and energy	21,031	6	12,314	5	8,717	71	76

Total	373,153	100	292,313	100	80,840	28	24

The Group relies on significant amounts of externally purchased Polish and US coal for coking operations. Polish and US coal consumption increased due to increased prices of coal in combination with higher consumed volumes of externally purchased Polish and US coal needed to support increased coke production.

The increase in Mining material expenses and Spare parts expenses resulted from an increase in the number of new longwalls to be equipped combined with higher costs per equipped longwall. These higher costs were mainly due to more demanding geological conditions and an increase in drivage (preparation activities for new longwall faces) of 1.3 per cent. in metre terms over the year ended 31 December 2010.

In the year ended 31 December 2010 the cost of energy consumption for coal mining decreased by 14 per cent. mainly due to a decrease in price of electricity and distribution in the Czech Republic of 22 per cent. in Euro terms, which was partly offset by an increase in electricity

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consumption volumes by 4 per cent. In addition, the costs of compressed air decreased by 20 per cent. in the year ended 31 December 2010 due to lower prices and lower consumption. The cost of energy for coking decreased by 5 per cent., mainly due to decreased electricity prices, which were partially offset by increased heating costs as a result of increased consumption of heat at the Group’s coking facilities (which represented 54 per cent. of the Group’s energy costs for coking) in the year ended 31 December 2010.

Service Expenses

Service expenses increased by 16 per cent. for the year ended 31 December 2010 compared to 2009, as set forth in the table below.

	Year ended 31 December				Change

	2010	% of total	2009	% of total		%	ex-FX

	(EUR thousand)
Services expenses
Coal and coke transport costs	122,179	36	111,069	37	11,110	10	8
Contractors (OKD)	86,394	25	66,403	23	19,991	30	24
Maintenance for OKD and OKK	39,860	12	30,897	11	8,963	29	24
Advisory expenses on holding level.	9,758	3	8,111	3	1,647	20	15
Other service expenses	83,652	24	77,091	26	6,561	9	6

Total	341,843	100	293,571	100	48,272	16	13

The increase in Service expenses was mainly attributable to an increase in coal and coke transport cost, which was a direct result of higher sales volumes. However, nearly 100 per cent. of transportation costs were incurred in relation to the deliveries of coal and coke to customers and were then directly invoiced to these customers and included in revenue, which means that transportation costs were mostly a pass-through item and did not have a material impact on the Group’s earnings.

The increase in maintenance costs was due to an increase in repairs in both the coal mining and coking operations. The increase in coal mining operations was partly due to a number of repairs of longwall equipment scheduled to take place during the year ended 31 December 2009 being postponed and instead being carried out in 2010.

The increase in Contractors costs (OKD) was the result of an 8 per cent. increase of unit costs per shift combined with a 20 per cent. increase in number of shifts worked. The increased number of shifts resulted in increased number of contractor headcount as reflected in the table below.

Advisory expenses included one-off costs related to the offer to acquire Bogdanka in the amount of EUR 3.6 million.

	Year ended 31 December		Change

	2010	2009		%

Contractors headcount
Total	3,407	2,906	501	17
– of which OKD mining	3,060	2,610	450	17

Personnel Expenses

The following table reflects personnel expenses, excluding employee benefits, for the years ended 31 December 2010 and 2009.

	Year ended 31 December		Change

	2010	2009		%	ex-FX

	(EUR thousand)
Personnel expenses excl. employee benefits	367,201	343,195	24,006	7	2

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Personnel expenses excluding employee benefits increased by 7 per cent. The increase was due to a 12 per cent. increase in average payroll expenses per employee at OKD in CZK, primarily resulting from higher holiday allowances and bonus payments in 2010, partly offset by a headcount decrease of 6 per cent. Personnel expenses also include the costs for share based payments to Directors and employees in the amount of EUR 12.5 million and EUR 12.4 million for the year ended 31 December 2010 and 2009, respectively.

The following table reflects the average number of employees for the years ended 31 December 2010 and 2009:

	Year ended 31 December		Change

	2010	2009		%

Employees headcount
Own employees	15,146	16,008	(862)	(5)
– of which OKD mining	9,486	9,911	(425)	(4)

For the year ended 31 December 2010, the average number of employees decreased by 5 per cent. compared to the average number of employees in 2009. The decrease in own employees headcount is partly offset by the increase in contractors headcount. The total number of workers decreased mainly due to higher productivity at mines and due to the shut-down of two coking batteries during 2010.

Other Operating Income and Expenses

The following table reflects other operating income and expenses for the years ended 31 December 2010 and 2009.

	Year ended 31 December		Change

	2010	2009		%	ex-FX

	(EUR thousand)
Other operating income	5,062	3,514	1,548	44	38
Other operating expenses	(25,064)	(28,812)	3,748	(13)	(16)

Net other operating income	(20,002)	(25,298)	5,296	(21)	(24)

Other operating income and expenses reflect insurance costs and payments, mining damage and indemnity, related provisions and their release and other fees. Since the amounts are relatively low, they are sensitive to one time effects and seasonal fluctuations. Other operating income for the year ended 31 December 2010 also included a one-off EUR 2.3 million write-off of liabilities, related to dividend and share price claims of former minority shareholders of OKD. Other operating expenses were lower in the year ended 31 December 2010 mainly due to lower charitable donations by EUR 4.3 million when compared to the same period in 2009.

Depreciation

The following table reflects depreciation for the years ended 31 December 2010 and 2009.

	Year ended 31 December		Change

	2010	2009		%	ex-FX

	(EUR thousand)
Depreciation	(161,145)	(164,497)	3,352	(2)	(6%)

The majority of property, plant and equipment of the Group is located in the Czech Republic. Therefore most of the depreciation is recorded in CZK. Excluding the impact of changes in the exchange rate, depreciation decreased by 6 per cent. This decrease was result of higher depreciation charges on new mining equipment, in particular the POP 2010 mining equipment, which was more than offset by a decrease of depreciation in coking operations due to accelerated depreciation of two coking batteries during the year 2009.

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Financial Income and Expense

Net financial loss increased by 69 per cent. for the year ended 31 December 2010 compared to 2009, as set forth in the table below.

	Year ended 31 December		Change

	2010	2009		%

	(EUR thousand)
Financial income	35,518	48,931	(13,413)	(27)
Financial expense	(150,373)	(116,804)	(33,569)	29

Financial result	(114,855)	(67,873)	(46,982)	69

Financial income decreased by 27 per cent. to EUR 35.5 million for the year ended 31 December 2010. This decrease was mainly due to a decrease in realised and unrealised foreign exchange gains by EUR 13.4 million, which was partly offset by a decrease in realised and unrealised foreign exchange losses by EUR 4 million. Net loss on derivative instruments, which did not qualify for hedge accounting, increased by EUR 8.2 million. The increase in financial expenses was due to a one-off amortisation of expenses relating to the Senior Secured Facilities in the amount of EUR 5.7 million, due to interest expense on the Senior Secured Notes and due to one-off expenses related to unrealised bridge loan facility of EUR 14.1 million relating to the offer to acquire Bogdanka.

Profit/(Loss) from Continuing Operations before Tax

Profit from continuing operations before tax for the year ended 31 December 2010 was EUR 252 million, an increase of EUR 310 million compared to a loss of EUR 58 million in 2009. Apart from the factors discussed above, the increase was due to a one-off profit from the disposal of the energy business (excluding electricity trading) of EUR 72.4 million.

Income Tax

The Group recorded a net income tax expense of EUR 31 million for the year ended 31 December 2010, compared to a net income tax expense in the amount of EUR 6 million in 2009. The net tax expense in the current period comprises an income tax expense of EUR 54 million offset by a one off tax reclaim in the amount of EUR 23.2 million caused by the reversal of the Czech tax authority’s position on certain interest expense which was previously deemed non tax-deductible. The profit on the disposal of an interest in Group subsidiaries is tax exempt.

Profit/(Loss) from Discontinued Operations

Profit from discontinued operations, reflecting the results of the electricity trading business, increased from EUR 2 million in the year ended 31 December 2009 to EUR 12 million in the year ended 31 December 2010, largely as a result of a profit on the sale of the energy business relating to electricity trading in the amount of EUR 10 million.

Profit/(Loss) for the Period

Profit for the year ended 31 December 2010 was EUR 233 million, which represented an increase of EUR 295 million compared to the loss of EUR 62 million in 2009.

EBITDA

The following table compares EBITDA for the years ended 31 December 2010 and 2009.

	Year ended 31 December		Change

	2010	2009		%	ex-FX

	(EUR thousand)
EBITDA from continuing operations	464,177	178,685	285,492	160	157
EBITDA from discontinued operations	3,746	6,995	(3,249)	(46)	(49)

Total EBITDA	467,923	185,680	282,243	152	150

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The Group’s EBITDA from continuing operations for the year ended 31 December 2010 was EUR 464.2 million, which was EUR 285.5 million higher than in the year ended 31 December 2009 and represented a 160 per cent. increase.

As EBITDA is a non-IFRS measure, the following tables provide a reconciliation of EBITDA from continuing operations and EBITDA from discontinued operations to the nearest IFRS line item of the income statement.

	Year ended 31 December

	2010	2009

	(EUR thousand)
Profit/(Loss) from continuing operations after tax	221,269	(63,731)
Income tax expense	30,811	5,811
Net financial expense	114,855	67,873
Profit on Sale of Energy Business	(72,391)	—
Depreciation and amortisation	170,348	172,849
Gains from sale of PPE	(715)	(4,117)

EBITDA from continuing operations	464,177	178,685

	Year ended 31 December

	2010(1)	2009

	(EUR thousand)
Profit/(Loss) from discontinued operations after tax	12,045	2,135
Income tax expense	473	1,555
Net financial expense	810	3,300
Depreciation and amortisation	—	5
Profit on Sale of Energy Business – Discontinued Part	(9,585)	—

Gains from sale of PPE	3	0

EBITDA from discontinued operations	3,746	6,995

Note:
(1)	Discontinued operations to 21 June 2010, the date on which the Group’s energy business was sold.

Year ended 31 December 2009 versus year ended 31 December 2008

Basis of Presentation

The following discussion is based on and should be read together with the 2009 Consolidated Financials incorporated by reference into this document. Results of operations for the electricity trading business are reported as discontinued operations for the relevant periods.

See also “Effects of Acquisitions, Restructuring and Disposals” for changes in the consolidated group and their impact on comparability of financial information for different periods.

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Revenues

The table below sets forth revenues for the year ended 31 December 2009 compared to 2008.

	Year ended 31 December					Change

	2010	% of total	2009		% of total		%	ex-FX

	(EUR thousand)
Revenues
External coking coal sales (EXW)	448,624	40	859,718		47	(411,094)	(48)	(45)
External thermal coal sales (EXW)	351,379	31	352,295		19	(916)	(0)	6
External coke sales (EXW)	105,092	9	332,506		18	(227,414)	(68)	(67)
Coal and coke transport by OKD	114,413	10	107,034		6	7,379	7	13
Sale of coke by-products	12,492	2	22,384		2	(9,892)	(44)	(41)
OKD other sales	46,271	4	83,150		5	(36,879)	(44)	(33)
Reclamation works	0	0	20,952		1	(20,952)	(100)	(100)
Other revenues	38,567	4	36,746		2	1,821	5	11

Total	1,116,838	100	1,814,785	(1)	100	(697,947)	(38)	(34)

Note:
(1)	In order to achieve comparability between revenues for the years ended 31 December 2008 and 2009, the revenues for 2008 exclude the revenues from electricity trading that was discontinued in 2009.

Revenues of the Group decreased by 38 per cent. to EUR 1,116.8 million in the year ended 31 December 2009. The decrease mainly reflected a decrease in revenues from coking coal and coke sales. The decrease in coking coal and coke revenues was mainly attributable to a decrease in coking coal and coke prices, as well as a decrease in volumes of coking coal and coke sold to third parties, both trends reflecting the weak customer demand in 2009 resulting in large part from the global economic downturn. Revenue from thermal coal was essentially unchanged in 2009, compared to 2008, as a decrease in volumes of thermal coal sold was largely offset by a 4 per cent. increase in the price of thermal coal.

The table below sets forth the average sales prices per tonne for coking coal, thermal coal and coke for the year ended 31 December 2009 compared to 2008.

	Year ended 31 December

	2009	2008

	(EUR)
Average sales prices per tonne
Coking coal	87	137
Thermal coal	72	69
Coke	149	302

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The following table reflects coal production and sales for the years ended 31 December 2009 and 2008.

	Year ended 31 December		Change

	2009	2008		%

	(kt)
Coal performance indicators
Coal production	11,001	12,663	(1,662)	(13)
Sales to OKK	(829)	(1,094)	265	(24)
Sales to NWR Energy, a.s.	(49)	0	(49)	—
Internal consumption	(11)	(42)	31	(74)

Coal production available for sale	10,112	11,527	(1,415)	(12)
(Inventory build-up)	(51)	(140)	89	(64)

Total net sales	10,061	11,387	(1,326)	(12)

– of which
Coking coal	5,170	6,293	(1,123)	(18)
Thermal coal	4,891	5,094	(203)	(4)

Total production of coal in the year ended 31 December 2009 decreased by 13 per cent. compared to total production in the year ended 31 December 2008. Volumes of coal sold to third parties decreased by 12 per cent.

The following table reflects coke production and sales for the years ended 31 December 2009 and 2008.

	Year ended 31 December		Change

	2009	2008		%

	(kt)
Coke performance indicators
Coke production	843	1,296	(453)	(35)
Internal consumption	(53)	(78)	25	(32)
(Inventory build-up)	(85)	(115)	30	(26)
Coke sales	705	1,103	(398)	(36)

Coke production decreased by 35 per cent. in the year ended 31 December 2009, when compared to 2008, while coke sales decreased by 36 per cent. Lower volumes of sales compared to production volumes resulted in a build-up of inventory in both years. The decline of production was due in part to the fact that the Group shut down one of its coking batteries at the Šverma facility and decreased its utilisation of certain other coking facilities in 2009 as a result of the decreased demand for coke resulting from the global economic downturn.

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The table below sets forth revenue percentages by geographic area for thermal coal, coking coal and coke for the years ended 31 December 2009 and 2008.

	Year ended 31 December

	2009	2008	2009	2008	2009	2008

	Thermal Coal		Coking Coal		Coke

	(% of revenues)
Czech Republic	48	54	26	35	27	34
Slovakia	7	8	30	26	4	3
Poland	5	3	15	24	0	2
Austria	32	28	19	12	20	18
Germany	7	5	0	0	32	42
Hungary	1	2	6	3	0	1
Finland	0	0	0	0	5	0
Other	0	0	4	0	12	0

Total	100	100	100	100	100	100

Existing NWR distributed Rekultivace (which was the entity that provided reclamation works) to the Existing B Shareholders of Existing NWR on 30 September 2008. Therefore, the Group did not generate any revenue from the provision of reclamation works to third parties in 2009.

Due to the transfer of energy assets from OKD to NWR Energy on 30 June 2008, OKD other sales decreased by EUR 16.0 million. OKD other sales further decreased by EUR 16.7 million due to lower revenue from foreign currency forwards which classify for hedge accounting.

The electricity trading business is classified as discontinued operations in the 2009 Consolidated Financials.

Operating Expenses

Operating expenses decreased from EUR 1,348.6 million to EUR 1,137.4 million or by 16 per cent. for the year ended 31 December 2009 compared to 2008. The decrease is mainly due to a EUR 84.9 million decrease in personnel expenses, a EUR 36.2 million decrease in Polish coal consumption for coking and a EUR 19.5 million decrease in expenses for contractors.

Consumption of Material and Energy

The following table sets out the Group’s costs for the consumption of material and energy for the years ended 31 December 2009 and 2008:

	Year ended 31 December				Change

	2009	% of total	2008	% of total		%	ex-FX

	(EUR thousand)
Consumption of material and energy
Mining material	97,371	33	117,209	32	(19,838)	(17)	(12)
Spare parts	38,967	13	40,134	11	(1,167)	(3)	3
Polish coal consumption for coking	18,104	6	54,323	15	(36,219)	(67)	(65)
Energy for coal mining (OKD)	110,867	38	95,375	26	15,492	16	23
Energy for coking (OKK)	14,291	5	14,696	4	(405)	(3)	3
Other consumption of material and energy	12,713	5	46,295	12	(33,582)	(73)	(74)

Total	292,313	100	368,032	100	(75,719)	(21)	(16)

The decrease in the line item mining material reflected the reduction in coal production by 13 per cent. combined with the decrease in price of mining material by 7 per cent. The decrease in spare parts consumption is caused mainly by the decrease in production volumes, which was partly offset by higher consumption of spare parts due to increasing depth of mining. The consumption of externally purchased Polish coal for coking operations decreased mainly due to lower production levels of coke, which requires lower volumes of coal input as well as by substitution of externally purchased coal with coal produced internally by the Group.

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In the year ended 31 December 2009 the cost of energy consumption for coal mining increased by 16 per cent. The increase in the price of electricity and distribution in the Czech Republic by 33 per cent. in Euro terms was partly offset by lower consumption volumes of energy and material consumed for coal mining and coking. Energy for coal mining (OKD) includes EUR 25.6 million in costs for compressed air for the year ended 31 December 2009, an increase from EUR 13.1 million for the year ended 31 December 2008. The increase was principally driven by an organisational change within the Group. As of 1 July 2008 the energy assets of OKD were transferred to a separate entity, NWR Energy, a.s. Before the transfer, compressed air was produced internally at OKD and costs associated with the production of compressed air (such as electricity and labour) were each included in the appropriate line item. Since the transfer of OKD’s energy assets to NWR Energy, OKD has procured compressed air from NWR Energy and accounts for its entire cost under Energy for coal mining (OKD).

Other consumption of material and energy decreased by 73 per cent., primarily due to the distribution of Rekultivace on 30 September 2008 and the sale of OKD, Bastro in December 2008.

The electricity trading business is classified as discontinued operations in the 2009 Consolidated Financials.

Service Expenses

Service expenses decreased by 16 per cent. for the year ended 31 December 2009 compared to 2008, as set forth in the table below.

	Year ended 31 December				Change

	2009	% of total	2008	% of total		%	ex-FX

	(EUR thousand)
Service expenses
Coal and coke transport costs	111,069	37	107,931	32	3,138	3	9
Contractors (OKD)	66,403	23	85,904	24	(19,501)	(23)	(18)
Maintenance for OKD and OKK	30,897	11	42,536	12	(11,639)	(27)	(23)
Advisory expenses on holding level	8,111	3	17,244	5	(9,133)	(53)	(50)
Reclamation works	0	0	12,148	3	(12,148)	(100)	(100)
Other service expenses	77,091	26	85,703	24	(8,612)	(10)	(7)

Total	293,571	100	351,466	100	(57,895)	(16)	(12)

The decrease in Service expenses was mainly attributable to a decrease in expenses for Contractors (OKD) by 23 per cent., the decrease in maintenance costs by 27 per cent. and the fact that no reclamation works expenses were paid as a result of the distribution of Rekultivace in 2008. The decrease in Contractors (OKD) costs was the result of a 12 per cent. decrease in unit costs per shift combined with a 13 per cent. decrease in the number of shifts worked, corresponding to the decrease in coal production. The decrease in Maintenance costs was due to intensive cost reduction measures, resulting in part from the implementation of certain POP 2010 equipment, which required less maintenance than the equipment that was replaced.

Coal and coke transport costs represent a significant portion of the service expenses. However, almost all transportation expenses are incurred in relation to the deliveries of coal and coke to customers and are then directly re-invoiced to these customers and included in revenue, which means that transportation costs are mostly a pass-through item and do not have a material impact on the Group’s financial results.

The decrease in the expenses for contractors is due in part to a decrease in headcount, reflected in the table below.

	Year ended 31 December		Change

	2009	2008		%

Contractors headcount
Total	2,906	3,501	(595)	(17)
– of which OKD mining	2,610	3,002	(392)	(13)

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Personnel Expenses

The following table reflects personnel expenses, excluding employee benefits, for the years ended 31 December 2009 and 2008.

	Year ended 31 December		Change

	2009	2008		%	ex-FX

	(EUR thousand)
Personnel expenses excl. employee benefits	343,195	428,091	(84,896)	(20)	(16)

Personnel expenses excluding employee benefits decreased by 20 per cent. The decrease reflects a wage freeze agreed with the Group’s trade unions as well as the decision not to pay certain discretionary bonuses and other discretionary payments to the employees of the Group in 2009. Personnel expenses also include the costs for share-based payments to Directors and employees in the amount of EUR 12.4 million and EUR 16.3 million for the years ended 31 December 2009 and 2008, respectively.

The following table reflects the average number of employees for the years 2009 and 2008:

	Year ended 31 December		Change

	2009	2008		%

Employees headcount
Own employees	16,008	17,738	(1,730)	(10)
– of which OKD mining	9,911	10,374	(463)	(4)

For the year ended 31 December 2009, the average number of employees decreased by 10 per cent. compared to the average number of employees in 2008, due to a decrease in production.

Other Operating Income and Expenses

The following table reflects other operating income and expenses in 2009 compared to 2008.

	Year ended 31 December		Change

	2009	2008		%	ex-FX

	(EUR thousand)
Other operating income	3,514	4,080	(566)	(14)	(9)
Other operating expenses	(28,812)	(27,625)	(1,187)	4	11

Net other operating income	(25,298)	(23,545)	(1,753)	7	14

Other operating income and expenses reflect insurance costs and payments, mining damage and indemnity, and related provisions and their release. Since the amounts are relatively low, they are sensitive to one-time effects and seasonal fluctuations. Other operating income was 14 per cent. lower in 2009 than in 2008. Other operating expenses increased mainly due to an increase in charitable contributions to the OKD foundation by EUR 2.1 million.

Depreciation

The following table reflects depreciation for 2009 and 2008.

	Year ended 31 December		Change

	2009	2008		%	ex-FX

	(EUR thousand)
Depreciation	(164,497)	(158,346)	(6,151)	4	10

The majority of property, plant and equipment of the Group is located in Czech Republic. Therefore most of the depreciation is recorded in CZK. Excluding the impact of changes in the exchange rate, depreciation increased by 10 per cent. This increase is mainly due to higher values

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of new equipment, in particular the POP 2010 mining equipment, as compared to the original gross values of the replaced equipment.

Financial Income and Expense

Financial result decreased by 15 per cent. in 2009 compared to 2008 as set forth in the table below.

	Year ended 31 December		Change

	2009	2008		%

	(EUR thousand)
Financial income	48,931	106,011	(57,080)	(54)
Financial expense	(116,804)	(165,198)	48,394	(29)

Financial result	(67,873)	(59,187)	(8,686)	(15)

Financial income decreased by 54 per cent. to EUR 48.9 million for the year ended 31 December 2009. Financial expense decreased by EUR 48.4 million to EUR 116.8 million for the year ended 31 December 2009. The decrease in realised and unrealised foreign exchange gains of EUR 41.7 million was partly offset by the decrease in realised and unrealised foreign exchange losses of EUR 13.0 million. Net loss on derivative instruments, which do not qualify for hedge accounting, decreased by EUR 18.8 million. Net interest expense decreased slightly as a result of lower market interest rates.

Profit/(Loss) from Continuing Operations before Tax

Loss from continuing operations before tax for 2009 was EUR 57.9 million, a decrease of EUR 516.7 million compared to a profit of EUR 458.8 million for 2008. The factors affecting this decrease in profits are discussed above.

Income Tax

The effective income tax rate of the Group was 26 per cent. in 2008 and minus 14 per cent. in 2009. The negative effective income tax rate results from the fact that the Group had income tax expense in 2009 despite recording a loss. Income tax was paid because a majority of the operating entities recorded a profit and paid a corresponding amount in income taxes, while Existing NWR recorded a loss before tax in 2009 for which no deferred tax asset was recognised in 2009 (because the criteria for recognising a tax asset were not met). The income tax expense is adversely affected by the fact that interest expense relating to the Senior Secured Facilities is not deducted at the OKD level. The Group income tax expense for the year ended 31 December 2009 was decreased by the recognition of a deferred tax asset resulting from the 2009 tax loss of OKK.

Profit/(Loss) from Discontinued Operations

Profit from discontinued operations, reflecting the result of the electricity trading business, decreased from EUR 10.5 million in 2008 to EUR 2.1 million in 2009.

Profit/(Loss) for the Period

Loss for 2009 was EUR 61.6 million, which was EUR 413.2 million lower than profit for 2008. The decrease was the result of decrease in profit before tax, which was partly offset by a decrease in the income tax expense.

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EBITDA

The following table compares EBITDA for the years ended 31 December 2008 and 2009.

	Year ended 31 December		Change

	2009	2008		%	ex-FX

	(EUR thousand)
EBITDA from continuing operations	178,685	683,568	(504,883)	74	(70)
EBITDA from discontinued operations	6,995	13,438	(6,443)	(48)	(45)

Total EBITDA	185,680	697,006	(511,326)	(73)	(70)

The Group’s EBITDA from continuing operations for the year ended 31 December 2009 was EUR 178.7 million, which was EUR 504.9 million lower than in the year ended 31 December 2008 and represented a 74 per cent. decrease. The decrease was the result of the factor discussed above.

As EBITDA is a non-IFRS measure, the following tables provide a reconciliation of EBITDA from continuing operations and EBITDA from discontinued operations to the nearest IFRS line item of the income statement.

	Year ended 31 December

	2009	2008

	(EUR thousand)
Profit/(Loss) from continuing operations after tax	(63,731)	341,096
Income tax expense	5,811	117,673
Net financial expense	67,873	58,340
Depreciation and amortisation	172,849	168,511
Gains from sale of PPE	(4,117)	(2,052)

EBITDA from continuing operations	178,685	683,568

	Year ended 31 December

	2009	2008

	(EUR thousand)
Profit from discontinued operations after tax	2,135	10,543
Income tax expense	1,555	2,843
Net financial expense	3,300	48
Depreciation and amortisation	5	4
Gains from sale of PPE	0	0

EBITDA from discontinued operations	6,995	13,438

Liquidity and Capital Resources

Liquidity

The liquidity requirements of the Group arise primarily from working capital requirements, the need to fund capital expenditures and, on a selective basis, possible future acquisitions. The principal uses of cash are anticipated to fund planned operating expenditures, capital expenditures, which will include acquisitions of new mining equipment, interest payments on debt, including the Senior Notes and the Senior Secured Notes, and any mandatory or discretionary principal payments of debt. The Group believes these requirements will be covered by cash flow from business operations of Existing NWR’s subsidiaries or by borrowings under the Group’s debt. The Group’s debt obligations consist of mandatory interest and principal payments.

As at 31 December 2010, the Group had cash and cash equivalents of approximately EUR 529 million.

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The Group’s cash position was strengthened by the decision not to pay a year end dividend due to the global economic crisis and by the proceeds from the sale of the shares of NWR Energy. The Group’s stated dividend policy is to pay dividends to Existing A Shareholders and New A Shareholders, as applicable, amounting to 50 per cent. of net revenues over the fiscal year. Cash and cash equivalents available to be distributed under the restricted payment buildup capacity in respect of the 2015 Indenture and the 2018 Indenture amounted to EUR 195 million as at 31 December 2010, after taking into account the dividend paid to Existing B Shareholders in March 2011 in the aggregate amount of EUR 40 million and the 2010 Final Dividend in the aggregate amount of EUR 58 million. Subject to certain conditions, the restricted payment buildup capacity in respect of the Senior Notes and the Senior Secured Notes is increased or decreased each quarter by 50 per cent. of the consolidated net income of Existing NWR for such quarter, subject to certain adjustments. Dividends paid to shareholders reduce restricted payment build up capacity. Share repurchases also reduce restricted payment build up capacity. Future debt instruments are also expected to contain similar restrictions.

The Group’s target net debt to EBITDA ratio is 2.0 to 1.0 over the fiscal year.

Year ended 31 December 2010 versus year ended 31 December 2009

The table below sets forth, for the periods indicated, certain information about the Group’s cash flows.

	Year ended 31 December

	2009	2008

	(EUR thousand)
Profit before taxation and minority interest	264,598	(54,230)
Adjustments for non-cash income items	146,437	249,180
Working capital changes	(48,086)	52,491
Interest paid	(56,811)	(52,852)
Corporate income tax paid	9,029	(18,364)
Net cash flows from operating activities	315,167	176,225
Net cash flows from investing activities	(88,787)	239,411
Proceeds from/(Repayments of) borrowings	(199,630)	(11,034)
Net proceeds from issued shares	0	0
Dividends paid	(55,531)	(47,484)

Net cash flows (used in)/from financing activities	(255,161)	(58,518)

Cash Flow from Operating Activities

The Group’s primary source of cash is its operating activities. Net cash flows from operating activities for the year ended 31 December 2010 amounted to EUR 315.2 million, EUR 138.9 million higher than in 2009. This increase in the net operating cash flow was attributable to higher EBITDA, driven mainly by increased sales of coking coal and coke, and positive corporate income tax return received in cash in the amount of EUR 23.2 million in the second quarter of 2010.

Cash Flow from Investing Activities

Capital expenditure decreased from EUR 250.2 million for the year ended 31 December 2009 by EUR 29.3 million to EUR 220.9 million for the year ended 31 December 2010. On 21 June 2010, the Group sold the energy business with a positive effect on cash flow from investing activities of EUR 124.6 million.

Net Cash Flows from Financing Activities

In April and May 2010, the Group issued 7.875 per cent. Senior Notes in an aggregate principal amount of EUR 500 million. The related transaction costs amounted to EUR 16.8 million. The Group used the net proceeds of the offering and existing cash to repay the outstanding amounts under the Senior Secured Facilities, accrued interest and fees. The total principal amount repaid under the Senior Secured Facilities was EUR 678.3 million. The Group repaid an overdraft facility in January 2010 in the amount of EUR 18.9 million. The Group also drew down an additional part of the ECA Facility in the amount of EUR 27.9 million and repaid EUR 13.6 million during the year ended 31 December 2010. The Group paid an interim dividend of EUR 55.5 million

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in October 2010, EUR 8 million more than total dividend paid in the year ended 31 December 2009.

Year ended 31 December 2009 versus year ended 31 December 2008

The table below sets forth, for the periods indicated, certain information about the Group’s cash flows.

	Year ended 31 December

	2009	2008

	(EUR thousand)
Profit before taxation and minority interest	(54,230)	472,155
Adjustments for non-cash income items	249,180	248,924
Working capital changes	52,491	25,613
Interest paid	(52,852)	(65,989)
Corporate income tax paid	(18,364)	(157,047)
Net cash flows from operating activities	176,225	523,656
Net cash flows from investing activities	(239,411)	(260,872)
Proceeds from/(Repayments of) borrowings	(11,034)	(38,804)
Net proceeds from issued shares	0	217,188
Dividends paid	(47,484)	(235,536)

Net cash flows (used in)/from financing activities	(58,518)	(57,152)

Cash Flow from Operating Activities

The Group’s primary source of cash was its operating activities. Net cash flows from operating activities for the year ended 31 December 2009 decreased by 66 per cent., to EUR 176.2 million, compared with EUR 523.7 million in 2008, primarily due to a decrease in the coal and coke revenues caused by lower prices and volumes of coal and coke sold. The lower cash inflow from operating activities was partially offset by lower income tax paid and positive working capital changes.

Cash Flow from Investing Activities

Net investing cash flow was negative, since capital expenditure was higher than the proceeds from sale of long-term assets. Capital expenditure decreased by 12 per cent. from EUR 285.1 million in 2008 to EUR 250.2 million in 2009, of which approximately EUR 128.9 million is related to the acquisition of POP 2010 equipment. The decrease is mainly due to the decrease in POP 2010 related capital expenditure.

Net Cash Flows from Financing Activities

Net cash outflows from financing activities increased to EUR 58.5 million for the year ended 31 December 2009 compared to outflows of EUR 57.2 million in 2008. The cash flow used in financing activities was affected by the payment of dividends in the amount of EUR 47.5 million and 235.5 million in 2009 and 2008, respectively. The Group received proceeds from the initial public offering in May 2008 in the net amount of EUR 217.2 million and proceeds of long-term borrowings in the amount of EUR 82.3 million in 2009. The Group drew down EUR 92.5 million under its ECA Facility in 2009. In addition, the Group purchased and cancelled EUR 32.4 million in principal amount of Senior Notes in 2009.

Capital Resources

The Group’s principal source of liquidity has historically been the Group’s operating cash flows and proceeds from the incurrence of debt. The Group expects to be able to meet its current capital expenditures from internal resources. In the longer term, working capital and capital expenditures may be funded by funds raised through other means of financing. See Part II “Risk Factors-Risks relating to the Group – The Group must make significant capital expenditures in order to increase its production levels and improve overall efficiency. The inability to finance these and other expenditures in the longer term could have a material adverse effect on the Group’s business, financial condition or results of operations.”

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As of 31 January 2011, Existing NWR had EUR 267.6 million in principal amount of Senior Notes outstanding and EUR 500 million in principal amount of Senior Secured Notes outstanding.

On 29 June 2009, Existing NWR and OKD entered into an unsecured ECA Facility which provides for a term loan of approximately EUR 141.5 million. As of 31 January 2011, the outstanding balance under the ECA Facility amounted to EUR 106.8 million.

As of 31 January 2011, the Group had approximately EUR 874.4 million of outstanding total indebtedness.

Since 2007, the Group has invested significantly in capital investment programmes such as POP 2010, which was initiated to upgrade longwall and development equipment at the Group’s existing mines, COP 2010, which was initiated to centralise coking operations and the SAFETY 2010 programme, which was initiated to improve safety in the Group’s mines. Historically, capital expenditures to develop and expand the Group’s operations were not material due to the fact that its mining sites have been fully developed for a significant period of time. The Group’s principal anticipated capital expenditures for development and expansion relate to the Dębieńsko project, which the Group estimates will represent an investment of up to EUR 400 million over the next five years, subject to the Group obtaining an amendment to the existing mining licence for the project which it expects to receive during the course of 2011. In the event that the amendment to the existing licence is not granted, the Group intends to develop the mine under the terms of the existing licence, and is considering plans requiring a capital investment of up to EUR 800 to achieve this (although the Group expects to be able to develop the mine under the terms of the existing licence for considerably less). In addition, the Group estimates that capital expenditures for the maintenance of its production sites will average EUR 200 million to EUR 225 million annually for the foreseeable future.

The Group may, from time to time, seek to refinance existing indebtedness or raise additional debt or equity capital. In light of the maturity of the Group’s existing debt, the Group may consider transactions involving extending its debt maturity profile, increase its liquidity position and enhancing balance sheet flexibility. The Group’s ability to refinance existing indebtedness, its ability to incur new debt or raise equity capital and the applicable cost of capital associated with such financings is dependent upon a range of factors, including general economic conditions, prevailing market conditions for debt and equity securities, the Group’s financial performance, and the terms of the Group’s existing debt instruments, including the terms of the Senior Notes, the Senior Secured Notes and the ECA Facility.

Off-Balance Sheet Arrangements

In the ordinary course of business, the Group is a party to certain off balance sheet arrangements. These arrangements include assets related to the construction and related geological survey work at Frenštát. These assets are maintained by OKD but are not reflected in its books. The assets were booked as costs and have not been utilised. The original cost of these assets, spent in the years 1980 to 1989, was CZK 921 million (EUR 37 million as of 31 December 2010), of which CZK 815 million (EUR 33 million) as of 31 December 2010 was the value of assets located underground and CZK 106 million (EUR 4 million) as of 31 December 2010) was the value of assets located on the surface. Liabilities related to these arrangements are not reflected in the Group’s balance sheet and management does not expect that these off balance sheet arrangements will have material adverse effects on the Group’s financial condition, results of operations or cash flows.

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Contractual obligations

The Group is subject to commitments resulting from its indebtedness. These result mainly from the loans drawn by the Group, the Senior Notes and the Senior Secured Notes. The following table includes contractual obligations resulting from the Senior Notes, the Senior Secured Notes and the ECA Facility and other loans and purchase obligations as of 31 December 2010.

	Actual

	2011	2012-2013	After 2015

	(EUR thousand)
Senior Notes	0	0	267,565
Senior Secured Notes	0	0	500,000
ECA Facility	14,246	28,493	64,109
Other loans(2)	7	0	0
Purchase obligations(1)	83,000	0	0

Total	97,253	28,493	831,674

Note:
(1)	The Group had contractual obligations to acquire property, plant and equipment in the total amount of EUR 83 million, of which EUR 50 million resulted from 2015 Perspective programme.
(2)	This does not reflect the Revolving Credit Facility entered into in February 2011 which provides for availability of up to EUR 100 million. As at 8 April 2011 (being the latest practicable date prior to the publication of this document) no amounts were drawn under the Revolving Credit Facility.

The Group is also subject to contractual obligations under lease contracts in the total amount of EUR 15.0 million, of which EUR 3.0 million are short-term obligations.

Pensions

Under the pension and retirement system of the Czech Republic, pension plans and retirement benefits are fully funded by the state budget. There are no pension liabilities borne by the Group.

Contingent liabilities

Contingent liabilities include clean-up liabilities related to a decommissioned coking plant owned by OKK, and the Group’s involvement in several litigation proceedings. It is not possible to estimate the exact potential exposure related to such proceedings, as the monetary value of some of the claims have not been specified and the likely outcome of such proceedings cannot be assessed at this time. However, based on advice of counsel, management believes that the current litigation and claims will not have a significant impact on the Group’s financial position. A summary of the main litigation proceedings is included in note 32 to the 2010 Consolidated Financials.

The Group is liable for all environmental damage caused by mining activities since the original privatisation. These future costs can be broadly split into two categories of restoration and mining damages. Restoration liabilities are liabilities to restore the land to the condition it was in, prior to the mining activities or as stated in the exploration project. Mining damages are liabilities to reimburse all immediate danger caused by mining activities to third party assets.

Provisions for restoration costs are recognised as the net present value of the estimated costs. Restoration costs represent a part of the acquisition cost of fixed assets and such assets are amortised over the useful life of the mines using the sum of the digits method of amortisation calculation. The provision is compounded every year to reflect the current price level. In addition the Group analyses the accuracy of the estimated provision annually. Any change in the estimate of restoration costs is recognised within fixed assets and is depreciated over the remaining useful life of the mines.

Seasonal Fluctuations in Quarterly Results of Operations

There are no major fluctuations in quarterly results except a decrease in sales volumes of thermal coal in July, with July sales volumes approximately 15 per cent. below average. The coal production plans reflect the slight decrease in sales volumes in July due to reduced thermal coal demand during summer holidays and plans for main maintenance operations at that time.

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Quantitative and Qualitative Disclosure about Market Risk

Commodity Price Risk

Market risks related to the Group’s operations result primarily from demand for coking coal and fluctuations in coal prices, currency fluctuation and interest rates.

The Group does not hedge against, and is exposed to, any declines in coal prices. Because the Group’s levels of coal production historically have been relatively stable, the price of coal is the most significant factor affecting the Group’s results of operations.

A change in coal prices would significantly influence the financial performance of the Group. The coal mining business generally is a high fixed cost business. Consequently, a significant decline in the price of coal would have a material adverse effect on the Group’s results of operations.

Foreign Currency Risk

A significant amount of the Group’s expenses are denominated in Czech koruna. The functional currency of New NWR will be the euro. Approximately 83 per cent. of the Group’s operating expenses, excluding depreciation and amortisation, and approximately 50 per cent. of the Group’s revenues in the year ended 31 December 2010 were denominated in Czech korunas. A substantial portion of the Group’s long-term debt is in euro and the Group’s working capital facilities, which are currently un-drawn, are denominated in Czech koruna. The Group’s net profit calculated in euro is positively affected by appreciation of the euro against the Czech koruna, and negatively affected when the euro depreciates against the Czech koruna.

The Group is exposed to foreign exchange risks arising from sales, purchases, receivables and loans that are denominated in currencies other than CZK. The Group mitigates foreign currency risks by entering into forward exchange rate contracts. In line with Existing NWR’s policy to hedge its exposure to currency fluctuations, 100 per cent. of the forecasted ordinary course of business currency exposure for Q1 2011 is covered by forward contracts, with average forward exchange rate of approximately 24.868 CZK/EUR.

The sensitivity of the Group’s financial performance on the change in the foreign exchange rate is presented in the following table (excluding the effect of any foreign currency hedges):

Effect on profit after tax

(EUR thousand)
Increase in foreign exchange rate by 1 per cent.
Cash and bank balances	(6,719)
Accounts receivables	(9,360)
Accounts payables	436

Total	(15,643)

Interest Rate Risk

The Group has entered into forward interest rate swaps and collars to convert floating rate loans to fixed rate loans. Specific amounts that the Group hedges are determined based on the prevailing market conditions and the current shape of the yield curve. The specific terms and notional amounts of the swaps are determined based on management’s assessment of future interest rates, as well as other factors, including short-term strategic initiatives. As of 31 December 2010, the swaps and collars covered 100 per cent. of the Group’s scheduled interest rate exposure pursuant to which the Group receives floating EURIBOR and PRIBOR in exchange for paying a fixed rate of interest. In order to match the Group’s exposure to floating interest rates resulting from the Group’s significant cash balance, the Group has entered into a forward interest rate swap as a result of which the Group receives a fixed interest rate in exchange for paying a floating EURIBOR plus spread. The fixed rate that the Group receives matches the fixed rate that the Group pays on its Senior Secured Notes.

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Derivatives

The Group uses certain derivatives to mitigate its foreign currency exposure and interest rate exposure. The Group does not hold or issue derivative financial instruments for trading purposes. However, derivatives that do not qualify for hedge accounting are accounted for as trading instruments.

Critical Accounting Policies

The Group’s discussion and analysis of its financial condition and results of operations is based upon its financial statements which have been prepared using methods and principles substantially compliant with IFRS. The preparation of these financial statements requires the Group to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. The Group evaluates these estimates on an ongoing basis. The Group bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. See also the respective financial statements for a complete description of the applied accounting policies.

Property, Plant and Equipment

The Group’s property, plant and equipment are stated at cost less accumulated depreciation and impairment losses. The Group includes expenditures that are directly attributable to the acquisition of the asset in determining the asset’s cost. The cost of self constructed assets includes the cost of materials, direct labour and an appropriate proportion of production overheads. The cost also includes the estimated cost of dismantling and removing the items and restoring the site on or under which they are located, to the extent that such estimated cost is recognised as a provision under IAS 37 (Provisions, Contingent Liabilities and Contingent Assets). The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sale proceeds and the carrying amount of the asset and is recognised in the income statement. Borrowing costs are recognised as part of the cost of that asset when they are directly attributable to the acquisition, construction or production of a qualifying asset as of 1 January 2009. Other borrowing costs are recognised as an expense.

Mining Licences

Under Czech law, deposits of certain minerals, including coal, are the property of the state. The Czech government grants licences to persons to exploit deposits of such minerals and to retain the income derived from such mining, but the state retains the legal ownership of such mineral resources. The Group’s coal reserve licences are its principal assets. When determining fair value of its coal reserve licences as part of the purchase price allocation, the Group used the present value of the estimated income stream from the deposit. Specifically, the Group employs the multi period excess earning method, including assumptions regarding a finite time limitation on the Group’s coal mining operations. Amortisation for the period was calculated as a proportion of the coal amount actually mined in this period to the total economically exploitable coal reserves as estimated by management.

Depreciation

The Group depreciates the major components of its property, plant and equipment on a straight line basis over the estimated useful lives of the asset. The estimates used in calculating the estimated useful life of these items involves assumptions and uncertainties, many of which are beyond the Group’s control; any changes in those estimates could have a material impact on net income. The Group reviews annually its depreciation methods, as well as the useful and residual values of its depreciable assets. Land assets in construction are not depreciated.

Impairment and Reversal of Impairment

The Group conducts a quarterly review of the carrying amounts of its assets (excluding inventories and deferred tax assets) to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated (for intangible assets, the recoverable amount is estimated at each balance sheet date). An impairment loss is recognised

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whenever the carrying amount of an asset or its cash generating unit exceeds its recoverable amount. A cash generating unit is the smallest identifiable asset group that generates cash flows that are largely independent from other assets and groups. Impairment losses are recognised in the income statement. Impairment losses are allocated first to reduce the carrying amount of any goodwill and then to reduce the carrying amount of other assets on a pro rata basis.

An impairment loss in respect of receivables carried at amortised cost is reversed if the subsequent increase in recoverable amount can be related objectively to an event occurring after the impairment loss was recognised. Any impairment loss recognised in respect of goodwill is not reversed under any situation. For other assets, impairment losses are recognised following indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation and amortisation, if no impairment loss had been recognised.

Restoration and Mining Damages Provisions

The Group’s mining operations are subject to various laws and regulations governing environmental protection and reclamation. The Group’s potential liabilities for environmental damage caused by mining activities generally falls into two categories: restoration costs and mining damages costs. Restoration costs and clean-up of land used for mining activities are liabilities to restore land to the condition it was in prior to the mining activities, or as stated in the exploration project. The Group makes provisions based on the net present value of the estimated cost to comply with this obligation. Restoration costs represent a part of the acquisition cost of fixed assets and such assets are depreciated over the useful life of the mines. Any change in the estimate of restoration costs is recognised within fixed assets and is depreciated over the remaining useful life of the mines.

The effects of changes in estimates relating to decommissioning liabilities arising as a result of changes in the estimated cash flows that would be required to comply with these obligations or as a result of discount rate changes, are added to (or deducted from) the amount recognised in the related depreciable asset. Mining damages costs represent obligations to reimburse all immediate damages to third party assets caused by mining activities. Mining damages costs are assessed by the Group for each individual exploration project, and this assessment is reviewed and approved by the Czech Mining Authority.

Employee Benefits

The Group provides a number of different benefits to its employees, including jubilee (anniversary), loyalty, retirement and special miners’ benefits. The Group’s obligation in respect of long-term service benefits is the amount of future benefits that employees have earned in return for their services in the current and prior periods. The obligation is calculated using the projected unit credit method and is discounted to its present value; the fair value of any related assets is deducted. The discount rate is the yield at the balance sheet date on Czech government bonds that have maturity dates similar to the terms of the Group’s obligations.

Equity-settled transactions

The cost of equity-settled transactions with employees for Existing A Shares and options granted is measured by reference to the fair value at the date on which they are granted. The fair value is determined based on the market price of the Existing A Shares as per the stock exchange and, in the case of options, using market standard option pricing models.

The cost of equity-settled transactions is recognised, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled, ending on the date on which the relevant employees become fully entitled to the award (the “vesting date”). The cumulative expense recognised for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest.

The dilutive effect of outstanding options is reflected as additional share dilution in the computation of diluted earnings per share.

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Transactions with cash-alternative

The cost of transactions with a cash-alternative is measured initially at fair value at the grant date. This fair value is expensed over the period until the vesting date with recognition of a corresponding liability. The liability is re-measured to fair value at each balance sheet date up to and including the settlement date with changes in fair value recognised in the income statement.

Changes in Accounting Policies

The Group started to apply revised IAS 1 Presentation of Financial Statements, which is effective for annual periods starting 1 January 2009. As a result, for the years ended 31 December 2009 and 2010, the consolidated statement of changes in equity presents all owner changes in equity, whereas all non-owner changes in equity are presented in the consolidated statement of comprehensive income. The Group also started to apply revised IAS 23 Borrowing costs, which is effective for annual periods starting after 1 January 2009. There were no other changes to accounting policies, except for changes based on changes and updates of IFRS, which would have a significant impact on the financial statements of the Group between 1 January 2007 and 31 December 2010.

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Part XIV

Capitalisation and Indebtedness

The information set forth in the two tables below should be read in conjunction with Part B of Part XIII “Certain Group Financial Information-Operating and Financial Review”.

The following tables set out the Group’s capitalisation and indebtedness on a consolidated basis:

Capitalisation and Indebtedness

	As at 31 January 2011 (unaudited	)

	(EUR thousands)
Total current debt(1)
– Guaranteed(2)	14,246
– Secured	0
– Unguaranteed/Unsecured	5

	14,251

Total Non-current debt (excluding current portion of long-term debt)(2)
– Guaranteed(2)	92,602
– Secured(3)	767,565
– Unguaranteed/Unsecured	0

	860,167

Shareholders Equity
– Share capital	105,883
– Legal Reserve	137,776
– Share Premium	66,326
– Other capital reserves	166,372

	476,357

Total(4)	1,350,775

Notes:
(1)	Debts are stated in nominal values.
(2)	Debt incurred under the ECA Facility and covered by a guarantee issued by the Federal Republic of Germany, represented by a consortium led by Euler Hermes Kreditversicherungs-AG, for which Existing NWR has paid a premium. For further details see Part XVIII “Additional Information–Material Contracts–ECA Facility”.
(3)	Comprised of debt incurred under the 2015 Indenture which constitutes secured obligations of Existing NWR and debt incurred under the 2018 Indenture which constitutes secured obligations of Existing NWR guaranteed by Existing NWR’s subsidiaries, including OKD. For further details see Part XVIII “Additional Information – Material Contracts – 2015 Indenture” and “– 2018 Indenture”.
(4)	Calculation includes total current debt.

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Net Indebtedness

As at 31 January 2011 (unaudited )

(EUR thousands)
Cash and cash equivalents	519,817
Current Financial Receivable	0
Current bank debt	(5)
Current portion of non-current debt	(14,246)
Current Financial Debt	(14,251)
Net Current Financial Indebtedness	505,566
Non-current bank loans	(92,602)
Bonds issued	(767,565)
Other non-current loans	0
Non-current Financial Indebtedness	(860,167)
Net Financial Indebtedness	(354,601)

Outstanding Indebtedness

As at 8 April 2011 (being the latest practicable date prior to publication of this document), Existing NWR has the following outstanding indebtedness under its principal financing arrangements:

•	Senior Notes: EUR 267,565,000;

•	Senior Secured Notes: EUR 500,000,000;

•	ECA Facility: EUR 106,848,000;

•	Revolving Credit Facility: EUR 0; and

•	Other loans: EUR 9,000.

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Part XV

Taxation

The following summary of material United Kingdom, Dutch, Czech Republic and Polish tax consequences of ownership and disposal of the New A Shares is based upon laws, regulations, decrees, rulings, tax treaties, administrative practice and judicial decisions in effect at the date of this document. Legislative, judicial or administrative changes or interpretations may, however, be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may be retroactive and could affect the tax consequences to holders of the New A Shares. This summary does not purport to be a legal opinion or to address all tax aspects that may be relevant to a holder of the New A Shares. Each prospective holder is urged to consult its own tax adviser as to the particular tax consequences to such holder of the ownership and disposal of the New A Shares, including the applicability and effect of any other tax laws or tax treaties, and of pending or proposed changes in applicable tax laws as of the date of this document, and of any actual changes in applicable tax laws after such date.

Prospective holders are referred to the discussion on pages 30 and 31 relating to transfer taxes on certain transfers of New A Shares and New NWR’s jurisdiction of tax residence. The description of the tax consequences below is written on the basis that New NWR is a resident of the Netherlands, for relevant tax purposes.

1	United Kingdom Tax Considerations—Issues relevant to holders within the charge to UK income tax, capital gains tax or corporation tax.

The comments below are of a general nature and are based on current UK law, published H.M. Revenue & Customs practice and the current UK-Netherlands tax treaty, all of which are subject to change, possibly with retrospective effect. The summary only covers the principal UK tax consequences for Existing A Shareholders accepting the Offer who are the absolute beneficial owners of Existing A Shares and of New A Shares and any dividends paid in respect of them, in circumstances where the dividends paid are regarded for UK tax purposes as that person’s own income (and not the income of some other person), who are resident (and, in the case of individuals only, ordinarily resident and domiciled) in the UK for tax purposes who are not resident in the Netherlands and who do not have a permanent establishment or fixed base in the Netherlands with which the holding of New A Shares is effectively connected (“UK holders”). In addition, the summary (a) only addresses the tax consequences for UK holders who hold their Existing A Shares or New A Shares as capital assets and does not address the tax consequences which may be relevant to certain other categories of UK holders, for example, dealers; (b) does not address the tax consequences for holders that are banks, financial institutions, insurance companies, collective investment schemes or persons connected with New NWR; (c) assumes that the UK holder does not control or hold, either alone or together with one or more associated or connected persons, directly or indirectly, more than five per cent. of the shares and/or voting power of New NWR; and (d) assumes that the UK holder has not (and is not deemed to have) acquired the New A Shares by virtue of an office or employment.

The following is intended only as a general guide and is not intended to be, nor should it be considered to be, legal or tax advice to any particular holder. Potential investors should satisfy themselves as to the overall tax consequences, including, specifically, the consequences under UK law and H.M. Revenue & Customs practice, of accepting the Offer and/or of the acquisition, ownership and disposition of New A Shares in their own particular circumstances, by consulting their own professional tax advisers.

1.1	Tax Consequences of Acceptance of Offer

If an Existing A Shareholder does not hold (either alone or together with persons connected with him) more than five per cent. of, or of any class of, shares in or debentures of NWR, he will not be treated as having made a disposal of his Existing A Shares. Instead, the New A Shares will be treated as the same asset as those Existing A Shares acquired at the same time and for the same consideration as those shares.

Any Existing A Shareholder who holds (either alone or together with persons connected with him) more than five per cent. of, or of any class of, shares in or debentures of NWR is advised that no application for clearance has been made to HMRC under Section 138 of the Taxation of

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Chargeable Gains Act 1992 in respect of the Offer and any such Existing A Shareholders are advised to consult their own professional tax advisor.

1.2	Taxation of Dividends

1.2.1	Income Tax and Corporation Tax—Overview

UK holders will, in principle, be subject to income tax or corporation tax on the gross amount of any dividend paid, being the total of the dividends received on their New A Shares plus any withholding tax deducted in the Netherlands. It is likely that dividends will qualify to be exempt from corporation tax, but corporate taxpayers will need to satisfy themselves of the availability of an exemption.

1.2.2	Withholding Tax and Tax Credits

When New NWR pays dividends it will (as NWR currently does) generally be required for Dutch tax purposes to withhold 15 per cent. of the gross amount of the dividend paid to UK holders and to account for that amount to the Dutch tax authorities (see—“Dutch Tax Considerations” for further information). UK holders may be entitled to a credit against their UK tax liability on such dividends but any excess of Dutch withholding tax over the UK tax payable on the aggregate amount of the dividend and the Dutch withholding tax is generally not refundable as a matter of UK law.

New NWR will not be required to make any deduction from payments of dividends for or on account of UK tax.

1.2.3	Tax Liability for Individual UK Holders

A UK individual holder who receives a dividend from New NWR will be entitled to a tax credit which may be set off against the holder’s income tax liability in respect of that dividend. The tax credit will be equal to 10 per cent. of the aggregate of the dividend (before deduction of any Dutch withholding tax) and the tax credit (the “gross dividend”). An individual holder who is liable to income tax at the basic rate will be subject to tax on the dividend at the rate of 10 per cent. of the gross dividend, so that the tax credit will satisfy in full such holder’s liability to income tax on the dividend. In the case of a holder who is liable to income tax at the higher rate, the tax credit will be set against but not fully match the holder’s tax liability on the gross dividend and such holder will have to account for additional income tax equal to 22.5 per cent. of the gross dividend (which is also equal to 25 per cent. of the cash dividend (before deduction of any Dutch withholding tax)) to the extent that the gross dividend when treated as the top slice of the holder’s income falls above the threshold for higher rate income tax. In the case of a holder who is subject to income tax at the additional rate, the tax credit will also be set against but not fully match the holder’s liability on the gross dividend and such holder will have to account for additional income tax equal to 32.5 per cent. of the gross dividend (which is also equal to approximately 36 per cent. of the cash dividend received (before deduction of any Dutch withholding tax)) to the extent that the gross dividend when treated as the top slice of the holder’s income falls above the threshold for additional rate income tax.

Dutch withholding tax withheld from the payment of a dividend will generally be available as a credit against the income tax payable by an individual holder in respect of the dividend.

A UK individual holder who is not liable to income tax in respect of the gross dividend and other UK resident taxpayers who are not liable to UK tax on dividends, including pension funds and charities, will not be entitled to claim repayment of the tax credit attaching to dividends paid by New NWR.

1.2.4	Tax Liability for Corporate Shareholders

A UK holder within the charge to UK corporation tax will in principle be liable for UK corporation tax on the gross amount of any dividends paid by New NWR, subject to any applicable credit for Dutch withholding tax, unless (subject to special rules for such shareholders that are small companies) the dividends fall within an exempt class and certain other conditions are met. It is likely that the dividends will fall into an exempt class and the conditions for exemption to apply will be met but corporate taxpayers will need to satisfy themselves of the availability of an exemption.

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1.2.5	Provision of Information

Persons in the United Kingdom paying “foreign dividends” to, or receiving “foreign dividends” on behalf of, an individual may be required to provide certain information to H.M. Revenue & Customs regarding the identity of the payee or the person entitled to the “foreign dividend” and, in certain circumstances, such information may be exchanged with tax authorities in other countries. Certain payments on or under the New A Shares may constitute “foreign dividends” for this purpose.

1.3	Taxation of Capital Gains

The subsequent disposal or deemed disposal of the New A Shares by a UK holder may give rise to a chargeable gain or an allowable loss for the purposes of UK taxation of capital gains, depending on the UK holder’s circumstances and subject to any available exemption or relief.

For a UK holder within the charge to UK corporation tax, an indexation allowance on the acquisition cost of the New A Shares may be available to reduce the amount of chargeable gain realised on a subsequent disposal.

For an individual UK holder who is liable to income tax at the basic rate, any gains arising from a disposal or deemed disposal of the New A Shares will be subject to capital gains tax at a rate of 18 per cent. For an individual UK holder who is liable to income tax at the higher rate, any gains arising from a disposal or deemed disposal of the New A Shares will be subject to capital gains tax at a rate of 28 per cent.

UK holders who are individuals and who dispose of their New A Shares while they are temporarily non-resident may be treated as disposing of them in the tax year in which they again become resident or ordinarily resident in the UK.

1.4	UK Resident, but non-domiciled individuals

UK holders who are individuals and who are non-domiciled in the United Kingdom should note that, unlike the Existing A Shares, the New A Shares are likely to be regarded as assets which are situated in the United Kingdom for capital gains tax purposes, although so long as New NWR is not resident in the UK, dividends on New A Shares should not be treated as having a UK source. Such shareholders are advised to consult their own professional advisors as regards the tax consequences of holding, or disposing of, or receiving dividends on, New A Shares.

1.5	Close Company

Like Existing NWR, New NWR will be a close company within the meaning of Part 10 of the Corporation Tax Act 2010. As a result, certain transactions entered into by New NWR or other members of the Group may have UK tax implications for UK Holders in New NWR. UK Holders should consult their own professional advisers on the potential impact of the close company rules.

2	United Kingdom Tax Considerations—Issues potentially relevant to shareholders not within the charge to UK income tax, capital gains or corporation tax

2.1	Stamp Duty and Stamp Duty Reserve Tax

No UK stamp duty or stamp duty reserve tax (“SDRT”) will be payable by Existing A Shareholders as a result of accepting the Offer.

2.1.1	New A Shares held in CREST

Paperless transfers of shares in New NWR within the CREST system are generally liable to SDRT, rather than stamp duty, at the rate of 0.5 per cent. of the amount or value of the consideration payable. CREST is obliged to collect SDRT on relevant transactions settled within the CREST system, normally from the purchaser. Deposits of shares into CREST will not generally be subject to SDRT, unless the transfer into CREST is itself for consideration.

2.1.2	New A Shares held in certificated form

Transfers on sale of shares in New NWR held in certificated form will generally be subject to United Kingdom stamp duty at the rate of 0.5 per cent. of the consideration given for the transfer (rounded up to the next £5). The purchaser normally pays the stamp duty.

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An agreement to transfer shares in New NWR will normally give rise to a charge to SDRT at the rate of 0.5 per cent. of the amount or value of the consideration payable for the transfer. If a duly stamped transfer in respect of the agreement is produced within six years of the date on which the agreement is made (or, if the agreement is conditional, the date on which the agreement becomes unconditional) any SDRT paid is repayable, generally with interest, and otherwise the SDRT charge is cancelled. SDRT is, in general, payable by the purchaser.

2.1.3	Clearance Services and Depository Receipts Issuers—General

Where shares in New NWR are issued or transferred (a) to, or to a nominee for, a person whose business is or includes the provision of clearance services; or (b) to, or to a nominee or agent for, a person whose business is or includes issuing depositary receipts, stamp duty or SDRT will, under current UK tax legislation, be payable at the higher rate of 1.5 per cent. of the amount or value of the consideration given or, in certain circumstances, the value of the shares. However, the ECJ has found in C-569/07 HSBC Holdings Plc, Vidacos Nominees Limited v The Commissioners of Her Majesty’s Revenue & Customs that the 1.5 per cent. charge is contrary to EC Law where shares are issued to a clearance service, and HM Revenue & Customs has subsequently indicated that it will not seek to apply 1.5 per cent. stamp duty or SDRT where New A Shares are first issued to an EU clearance service or EU depositary receipt system. Following the HSBC Holdings case, HM Revenue & Customs announced that it will determine whether and how to amend the SDRT rules to ensure movements of shares into and within clearance services bear their fair share of tax, whilst ensuring the rules are compatible with EU Law. The law in this area may therefore be particularly susceptible to change. Any liability for stamp duty or SDRT which does arise will strictly be accountable by the clearance service or depositary receipt operator or their nominee, as the case may be, but will, in practice, be payable by the participants in the clearance service or depositary receipt scheme.

The statements below set out how, in practice and under current law, transfers of New A Shares within, to and from the relevant clearance services should apply.

2.1.4	New A Shares held through Euroclear or Clearstream or through the facilities of the CSD or NDS

No stamp duty or SDRT should be payable on subsequent transfers for value of, or an agreement to transfer for value, New A Shares which are held through Euroclear or Clearstream or through the facilities of the CSD or NDS (unless, exceptionally, the relevant clearance service makes an election under Section 97A of the Finance Act 1986 in respect of the New A Shares).

2.1.5	New A Shares held in certificated form or in CREST transferred to an investor holding through Euroclear or Clearstream or through the facilities of NDS or CSD

A subsequent transfer of New A Shares held in certificated form or in CREST to an investor holding such shares through Euroclear or Clearstream or through the facilities of NDS or CSD will attract a charge to stamp duty or SDRT at the higher rate of 1.5 per cent. of the consideration payable. Similarly, a transfer of New A Shares into the Euroclear, Clearstream, CSD or NDS clearance services without any change in beneficial owner of those New A Shares will attract stamp duty or SDRT at the rate of 1.5 per cent. of the value of those New A Shares.

2.1.6	New A Shares held through Euroclear or Clearstream or through the facilities of NDS or CSD transferred to an investor holding in CREST or in certificated form.

A subsequent transfer of New A Shares held through the facilities of NDS or CSD to an investor holding New A Shares in CREST or in certificated form will attract a charge to stamp duty or SDRT at the rate of 0.5 per cent. of the consideration payable or value of the New A Shares.

The above statements in this section are intended as a general guide to the current stamp duty and SDRT position. Certain categories of person are not liable to stamp duty or SDRT and others may be liable at a higher rate or may, although not primarily liable for tax, be required to notify and account for SDRT under the Stamp Duty Reserve Tax Regulations 1986.

2.2	Inheritance Tax

Shares in New NWR will be assets situated in the United Kingdom for the purposes of United Kingdom inheritance tax. A gift of such assets by, or the death of, an individual holder of such assets may (subject to certain exemptions and reliefs) give rise to a liability to United

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Kingdom inheritance tax, even if the holder is neither domiciled in the United Kingdom nor deemed to be domiciled there under certain rules relating to long residence or previous domicile. Generally, United Kingdom inheritance tax is not chargeable on gifts to individuals if the transfer is made more than seven complete years prior to death of the donor. For inheritance tax purposes, a transfer of assets at less than full market value may be treated as a gift and particular rules apply to gifts where the donor reserves or retains some benefit. Special rules also apply to close companies and to trustees of settlements who hold shares in New NWR bringing them within the charge to inheritance tax. Holders of shares in New NWR should consult an appropriate professional adviser if they make a gift of any kind or intend to hold any shares in New NWR through a trust arrangement. They should also seek professional advice in a situation where there is potential for a double charge to United Kingdom inheritance tax and an equivalent tax in another country.

3	Dutch Tax Considerations

3.1	Introduction

This summary is intended as general information only and does not purport to be a comprehensive description of all Dutch tax considerations that could be relevant for holders of:

(i)	Existing A Shares, and/or

(ii)	prospective holders of New A Shares.

Each holder of Existing A Shares and each prospective holder of New A Shares should consult a professional tax adviser with respect to the tax consequences of an acceptance of the Offer and an investment in the New A Shares. This summary is based on Dutch tax legislation and published case law in force as of the date of this document. It does not take into account any developments or amendments thereof after that date, whether or not such developments or amendments have retroactive effect.

For the purposes of this summary it is assumed that both Existing NWR and New NWR are resident in no country other than the Netherlands for Dutch tax purposes and for the purposes of the application of agreements for the avoidance of double taxation concluded by the Netherlands with other countries.

3.2	Scope

Regardless of whether or not a prospective holder of New A Shares is, or is treated as being, a resident of the Netherlands, this summary does not address the Dutch tax consequences for such a holder:

(i)	having a substantial interest (aanmerkelijk belang) in New NWR (such a substantial interest is generally present if an equity stake of at least 5 per cent., or a right to acquire such a stake, is held, in each case by reference to New NWR’s total issued share capital, or the issued capital of a certain class of shares);

(ii)	who is a private individual and may be taxed for the purposes of Dutch income tax (inkomstenbelasting) as an entrepreneur (ondernemer) having an enterprise (onderneming) to which the New A Shares are attributable, or who may otherwise be taxed with respect to benefits derived from the New A Shares being treated as income derived from work and home (werk en woning);

(iii)	is a corporate entity, and for the purposes of Dutch corporate income tax (vennootschapsbelasting) and Dutch dividend tax (dividendbelasting), has, or is deemed to have, a participation (deelneming) in New NWR (such a participation is generally present in the case of an interest of at least 5 per cent. of New NWR’s nominal paid-in capital);

(iv)	which is a corporate entity and an exempt investment institution (vrijgestelde beleggingsinstelling) or investment institution (beleggingsinstelling) for the purposes of Dutch corporate income tax, a pension fund, or otherwise not a taxpayer or exempt for tax purposes;

(v)	which receives or received New A Shares or proceeds from the New A Shares as income from employment or deemed employment or otherwise as compensation, or

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(vi)	which is not considered the beneficial owner (uiteindelijk gerechtigde) of the New A Shares and/or the benefits derived from the New A Shares.

3.3	Dividend tax

3.3.1	Withholding requirement:

A holder of New A Shares is subject to 15 per cent. Dutch dividend tax, which New NWR is required to withhold in respect of proceeds from the New A Shares. The rate and basis on which the Dutch dividend tax is calculated are the same as that currently applicable to the Existing A Shares.

Proceeds include:

(i)	distributions of profits in cash or in kind, including deemed and constructive distributions;

(ii)	liquidation proceeds, proceeds on redemption of the New A Shares and, as a rule, the consideration for the repurchase of New A Shares by New NWR in excess of its average paid-in capital (gestort kapitaal) as recognised for Dutch dividend tax purposes, unless a particular statutory exemption applies;

(iii)	the par value of New A Shares issued to a holder of the New A Shares or an increase in the par value of the New A Shares, except when the (increase in the) par value of the New A Shares is funded out of New NWR’s paid-in capital as recognised for Dutch dividend tax purposes; and

(iv)	partial repayments of paid-in capital, if and to the extent there are qualifying profits (zuivere winst), unless the general meeting of holders of the New A Shares (and, as the case may be, other shares of New NWR) has resolved in advance to make such repayment and provided that the nominal value of the New A Shares concerned has been reduced by an equal amount by way of an amendment of the articles of association and the capital concerned is recognised as paid-in capital for Dutch dividend tax purposes.

3.3.2	Reduction of withholding of Dutch dividend tax:

New NWR may not be required to transfer to the Dutch tax authorities the full amount of Dutch dividend tax withheld if New NWR received profit distributions from a qualifying subsidiary, which profit distributions are exempt from Dutch corporate income tax and have been subject to a foreign withholding tax of at least 5 per cent. The amount that does not have to be transferred to the Dutch tax authorities can generally not exceed the lesser of (i) 3 per cent. of proceeds distributed by New NWR on which New NWR has withheld Dutch dividend tax and (ii) 3 per cent. of the profit distributions from qualifying foreign subsidiaries received by New NWR in the calendar year in which New NWR distributes the proceeds (up to the moment of such distribution of proceeds) and the two preceding calendar years. Further limitations and conditions apply.

3.3.3	Resident holders:

If a holder of New A Shares is, or is treated as being, a resident of the Netherlands, Dutch dividend tax which is withheld with respect to proceeds from New A Shares will generally be creditable for Dutch corporate income tax or Dutch income tax purposes.

3.3.4	Non-resident holders:

If a holder of New A Shares is, or is treated as being, a resident of a country other than the Netherlands, such holder is generally not entitled to claim any relief at source, nor any refund, of Dutch dividend tax with respect to proceeds from the New A Shares.

3.3.5	Acceptance of the Offer:

Acceptance of the Offer itself, i.e. acceptance of the offer of New A Shares to holders of Existing A Shares, should not give rise to Dutch dividend tax, neither for resident holders nor for non-resident holders.

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3.3.6	Average paid-in capital as recognised for Dutch dividend tax purposes:

Acceptance of the Offer by a holder of Existing A Shares results in an average paid-in capital (gestort kapitaal) as recognised for Dutch dividend tax purposes with respect to the New A Shares that such holder receives as a result of the acceptance of the Offer, that is equal to the average paid-in capital (gestort kapitaal) as recognised for Dutch dividend tax purposes with respect to the Existing A Shares in relation to which such holder has accepted the Offer.

3.4	Income tax

3.4.1	Resident holders:

A holder who is a private individual and a resident, or treated as being a resident of the Netherlands for the purposes of Dutch income tax, must record the Existing A Shares/New A Shares as assets that are held in box 3. Taxable income with regard to the Existing A Shares/New A Shares is then determined on the basis of a deemed return on income from savings and investments (sparen en beleggen), rather than on the basis of income actually received or gains actually realised. This deemed return is fixed at a rate of 4 per cent. of the holder’s yield basis (rendementsgrondslag) at the beginning of the calendar year, insofar as the yield basis exceeds a certain threshold. Such yield basis is determined as the fair market value of certain qualifying assets held by the holder of the Existing A Shares/New A Shares, less the fair market value of certain qualifying liabilities at the beginning of the calendar year. The fair market value of the Existing A Shares/New A Shares will be included as an asset in the holder’s yield basis. The deemed return on income from savings and investments is taxed at a rate of 30 per cent.

3.4.2	Non-resident holders:

A holder who is a private individual and neither a resident, nor treated as being a resident of the Netherlands for the purposes of Dutch income tax, will not be subject to such tax in respect of benefits derived from the Existing A Shares/New A Shares.

3.4.3	Acceptance of the Offer:

Acceptance of the Offer itself, i.e. acceptance of the offer of New A Shares to holders of Existing A Shares, does not give rise to Dutch income tax, neither for resident holders nor for non-resident holders.

3.5	Corporate income tax

3.5.1	Resident holders or holders having a Dutch permanent establishment:

A holder which is a corporate entity and for the purposes of Dutch corporate income tax a resident (or treated as being a resident) of the Netherlands, or a non-resident having (or treated as having) a permanent establishment in the Netherlands, is taxed in respect of benefits derived from the Existing A Shares/New A Shares at rates of up to 25 per cent.

3.5.2	Non-resident holders:

A holder which is a corporate entity and for the purposes of Dutch corporate income tax neither a resident, nor treated as being a resident, of the Netherlands, having no permanent establishment in the Netherlands (and is not treated as having such a permanent establishment), will not be subject to such tax in respect of benefits derived from the Existing A Shares/New A Shares.

3.5.3	Acceptance of the Offer:

Resident holders should generally be able to claim roll-over relief in relation to the acceptance of the Offer itself, i.e. acceptance of the offer of New A Shares to holders of Existing A Shares. When claiming roll-over relief, the acceptance of the Offer itself should not give rise to Dutch income tax for resident holders.

Acceptance of the Offer itself, i.e. acceptance of the offer of New A Shares to holders of Existing A Shares, does not give rise to Dutch corporate income tax for non-resident holders.

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3.6	Gift and inheritance tax

3.6.1	Resident holders:

Dutch gift tax or inheritance tax (schenk- of erfbelasting) will arise in respect of an acquisition (or deemed acquisition) of Existing A Shares/New A Shares by way of a gift by, or on the death of, a holder of Existing A Shares/New A Shares who is a resident, or treated as being a resident, of the Netherlands for the purposes of Dutch gift and inheritance tax.

3.6.2	Non-resident holders:

No Dutch gift tax or inheritance tax will arise in respect of an acquisition (or deemed acquisition) of Existing A Shares/New A Shares by way of a gift by, or on the death of, a holder of Existing A Shares/New A Shares who is neither a resident, nor treated as being a resident, of the Netherlands for the purposes of Dutch gift and inheritance tax.

3.6.3	Acceptance of the Offer:

Acceptance of the Offer itself, i.e. acceptance of the offer of New A Shares to holders of Existing A Shares, does not give rise to Dutch Gift and inheritance tax, neither for resident holders nor for non-resident holders.

3.7	Other taxes

No Dutch turnover tax (omzetbelasting) will arise for holders of Existing A Shares/New A Shares in respect of the acceptance of the Offer itself, i.e. acceptance of the offer of New A Shares to holders of Existing A Shares, with respect to a distribution of proceeds from the Existing A Shares/New A Shares or with respect to a transfer of Existing A Shares/New A Shares. Furthermore, no Dutch registration tax, capital tax, transfer tax or stamp duty (nor any other similar tax or duty) will be payable in connection with the acceptance of the Offer itself, i.e. acceptance of the offer of New A Shares to holders of Existing A Shares.

4	Czech Republic Tax Considerations

4.1	General

The summary below is general, based on the current laws of the Czech Republic and practice of the Czech authorities at the date of this document and does not purport to be a complete summary of applicable Czech law. It is intended only as a general informative guide and is not, nor should it be considered to be, legal or tax advice to any particular Czech Holder (as defined below).

Accordingly, potential investors should satisfy themselves as to the overall tax consequences, including, specifically, the consequences under Czech law and practice of the Czech authorities of the acquisition, ownership and disposal of the shares in their own particular circumstances, by consulting their own tax advisers.

Except as otherwise stated, the following summary only discusses certain Czech tax consequences of holding the shares for the beneficial owners of the shares who satisfy all of the following conditions: (i) are resident in the Czech Republic for tax purposes; (ii) are not resident in the Netherlands for tax purposes; and (iii) do not have a permanent establishment or fixed base outside of the Czech Republic with which the holding of the shares is connected (“Czech Holders”).

In addition, the summary assumes that a Czech Holder does not either directly or indirectly control 10 per cent. or more of all votes or registered capital of the Issuer and is not deemed to have a substantial or significant influence over the Issuer due to other reasons. Also, it is assumed that a Czech Holder is not a pension or investment fund.

4.2	Exchange of Shares

The following conditions according to the Czech Income Taxes Act must be met for the exemption of exchange of shares from taxation at Czech tax resident (both corporations and individuals):

(i)	New NWR and Existing NWR are EU tax residents;

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(ii)	New NWR offers its shares and potentially the cash payment up to the amount of 10 per cent. of the nominal value of all shares in New NWR to Existing NWR Shareholders for the exchange of shares in Existing NWR; and

(iii)	New NWR acquires by this way more than 50 per cent. of all voting rights in Existing NWR.

Based on the assumptions above, the exchange of Existing NWR Shares for New A Shares should qualify for the exemption of income at Czech tax resident shareholder/Czech permanent establishment of foreign entity.

4.3	Withholding Tax on Dividends

As discussed in“—Dutch Tax Considerations—Dividend Tax”, under current Dutch law, dividends distributed by the Issuer to holders of the New A Shares are subject to 15 per cent. Dutch withholding tax. Based on the 1974 Income and Capital Tax Convention between the Netherlands and the Czech Republic, as amended (the “Convention”), Dutch withholding tax on the dividends distributed to Czech Holders should generally be reduced to 10 per cent.

Corporate Czech Holders will have to include the gross amount of dividends from the Netherlands in a separate tax base for income tax purposes which is currently subject to a 15 per cent. tax rate.

Individual Czech Holders will have to include the gross amount of any dividends from the Netherlands in the common income tax base which will currently be subject to a 15 per cent. tax rate.

The tax withheld in the Netherlands may generally be credited by the Czech Holder against this Czech tax liability, subject to the conditions stipulated by the Convention and the Czech tax law.

4.4	Taxes on Income and Capital Gains

Capital gains realised by corporate Czech Holders upon the sale of the New A Shares will be subject to Czech corporate income tax (currently 19 per cent.).

Potential losses realised by corporate Czech Holders upon the sale of the New A Shares which were revalued to fair value for accounting purposes should generally be considered as tax deductible, assuming the general deductibility conditions are met.

Most Czech Holders who are subject to Czech accounting standards for entrepreneurs (i.e. most companies other than financial institutions and certain individuals engaged in active business) are obliged to revalue the shares to market value for accounting purposes with certain exceptions (such as shares representing a majority shareholding). If the shares are held for trading purposes, the revaluation differences are accounted for and subject to tax as income or expense. The revaluation of shares held for other purposes is a balance sheet operation only and is generally not taxable.

Irrespective of whether a Czech Holder is required to keep the accounting books according to International Financial Reporting Standards or not, the above-mentioned tax consequences should remain the same as the current Czech tax law requires that the impact of IFRS on the tax base of the taxpayers to be eliminated.

In certain cases a gain on the sale of shares acquired after 31 December 2007 by individual Czech Holders which do not hold the New A Shares as business property may be exempt from tax. Gains will be exempt if shares have been held for a period of more than six months provided that the individual Czech Holder has not held more than 5 per cent. of registered capital and voting rights for an uninterrupted period of at least 24 months preceding the sale of the New A Shares. If these conditions are not met, gains from the sale of the New A Shares will be tax-exempt after a holding period of five years. If exemption does not apply capital gains realised by the individual Czech Holder from a sale of the New A Shares will be subject to Czech personal income tax currently at the rate of 15 per cent. If an individual Czech Holder does not hold the New A Shares as business property, any loss incurred on the sale of the New A Shares would generally not be tax deductible, except where such loss can be deducted against other taxable capital gains derived by the individual Czech Holder from the sale of securities in the given period (provided that an exemption from personal income tax does not apply).

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If an individual Czech Holder is treated as an accounting unit within the meaning of the Czech accounting law and holds the New A Shares as business property and accounts for them, any loss upon the sale of the New A Shares is generally considered as tax deductible under the same conditions as would apply to a company.

4.5	Securing Tax

Czech law requires Czech tax residents and Czech tax non-residents having a permanent establishment in the Czech Republic to which the shares are attributable to withhold a 1 per cent. securing tax from the purchase price when purchasing investment instruments registered in the Czech Republic from a person who is not resident in the Czech Republic where that person is tax resident outside the European Union and the EEA. This securing tax may be credited against the final tax liability of the seller in the annual tax return. If there is a double taxation treaty concluded by the Czech Republic and the country in which the seller of the shares is resident this could, subject to the detailed provisions of the treaty, eliminate the securing tax.

4.6	Other Taxes and Duties

No Czech capital tax and/or stamp duty are due by or on behalf of a holder of shares in respect of or in connection with the purchase, ownership and disposal of the New A Shares.

Czech gift tax and inheritance tax may be applicable to inheritances and gifts in relation to the New A Shares.

5	Polish Tax Considerations

5.1	General

The summary below is general, based on the current laws of Poland and practice of the Polish tax authorities at the date of this document and does not purport to be a complete summary of applicable Polish law. It is intended only as a general informative guide and is not, nor should it be considered to be, legal or tax advice to any particular investor.

Accordingly, potential investors should satisfy themselves as to the overall tax consequences, including, specifically, the consequences under Polish law and practice of the Polish authorities of the acquisition, ownership and disposal of the shares in their own particular circumstances, by consulting their own tax advisers.

This information has been drawn up on the basis of tax law, treaties on the avoidance of double taxation, rules, regulations and similar documents applicable as at the date of this document. This does not reduce the significance of any amendments introduced at a later date, including those with retroactive effect.

Except as otherwise stated, the following summary only discusses certain Polish tax consequences of holding the shares for the owners of the shares who satisfy all of the following conditions: (i) are resident in Poland for tax purposes; (ii) are not resident in the Netherlands or any other country for tax purposes; (iii) do not have a permanent establishment or fixed base outside of Poland with which the holding of the shares is connected; (iv) are legal and beneficial owners of New A Shares and any dividends paid in respect of them; (v) hold the New A Shares directly, (vi) have not (and are not deemed to have) acquired the New A Shares by virtue of employment; (vii) do not hold 10 per cent. or more of shares in the capital of New NWR; and (viii) are not a pension or investment fund nor other entity exempt from income tax.

5.2	Taxation in Poland of individuals that are Polish tax residents

Under Article 3.1 of the Polish Personal Income Tax Act, individuals resident in Poland are liable to tax on their worldwide income (unlimited tax liability). An individual will be a Polish resident for tax purposes if: (i) his or her centre of personal or economic interests (the centre of vital interests) is in Poland; or (ii) he or she spends more than 183 days in a year in Poland. Tax residence should also be analysed taking into account the provisions of double tax treaties concluded by Poland.

Individuals that do not have their place of residence in the territory of Poland (limited tax liability) pay personal income tax on income from Polish sources only.

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5.3	Taxation of capital gains earned by individuals that are Polish tax residents

According to Article 30b.1 of the Polish Personal Income Tax Act, income from a sale of shares is subject to taxation at a rate of 19 per cent. Income earned from a sale of shares is generally calculated as the difference between the income earned from the disposal of shares and the tax deductible costs including acquisition costs, calculated in accordance with the relevant provisions of the Polish Personal Income Tax Act.

Double tax treaties concluded by Poland should be taken into account when determining Polish tax treatment. In particular, under the Poland-Netherlands double tax treaty provisions, income earned by a Polish individual from the sale of shares in a Dutch company should, as a rule, only be taxable in Poland. This does not affect the right of the Netherlands to tax income from the sale of shares in a company, being a resident in the Netherlands under the laws of the Netherlands, derived by a Polish individual who has been a Dutch resident in the course of the last 10 years preceding the sale of shares.

If the sale price of shares differs materially from market value without good reason, the Polish tax authorities have the right to adjust the income declared to market level. At the end of the calendar year taxpayers who earned income from the sale of shares are obliged to disclose this income in a separate annual tax return and calculate the tax due. These rules do not, however, apply if the individual buys and sells shares as part of a business activity. In such a case income earned from the sale of shares should be taxed as income from business activity.

5.4	Taxation of dividends earned by individual shareholders that are Polish tax residents

According to Article 30a.1.4 of the Polish Personal Income Tax Act, income tax, as regards Polish residents with unlimited tax liability, is payable on dividends and other income derived from the participation in the profits of legal persons (e.g. a Dutch company). Such income is taxed at the 19 per cent. flat rate. Dividends distributed by a Dutch company to a Polish individual shareholder may be subject to withholding tax in the Netherlands at a rate of 15 per cent. under the Poland-Netherlands tax treaty. Tax on such income paid in the Netherlands can be credited against personal income tax due in Poland. Income from dividends and the amount of foreign tax that can be credited should be disclosed in an annual tax return filed by 30 April of the following year.

5.5	Taxation in Poland of legal entities that are Polish tax residents

Legal entities, companies under formation and other organisational units without legal personality (with the exception of certain types of entities without legal personality, e.g. partnerships) which have their registered seat or place of management in Poland are subject to corporate income tax on their worldwide income (unlimited tax liability).

Companies (including foreign entities without legal personality regarded as legal persons under the law of the country of their residence and liable to tax on their worldwide income) which have no registered seat nor place of management in Poland, are subject to Polish corporate income tax only on profit earned within the territory of Poland (limited tax liability).

5.6	Taxation of capital gains by legal entities that are Polish tax residents for corporate income tax purposes

Income earned by legal entities that are Polish tax residents on the sale of shares is subject to corporate income tax in Poland. Income from the sale of shares is generally calculated as the difference between the sale price and the acquisition cost. Acquisition costs become tax-deductible at the moment of sale. If the sale price differs materially from market value without good reason, the tax authorities may adjust the income declared to market level. Income from the sale of shares increases the tax base to which, in accordance with the Polish Corporate Income Tax Act, the regular income tax at the rate of 19 per cent. applies.

Double tax treaties concluded by Poland should be taken into account when determining Polish tax treatment.

5.7	Taxation of dividends earned by legal entities that are Polish tax residents

According to the general principle provided for by Article 20.1 of the Polish Corporate Income Tax Act, income from foreign sources, including dividends and other income derived from the participation in the profits of a legal person (e.g. a Dutch company) is subject to 19 per cent.

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corporate income tax in Poland. Pursuant to the Poland-Netherlands double tax treaty, dividends paid by a Dutch company to a Polish company (other than a partnership), which holds directly at least a 10 per cent. share in the Dutch company’s capital, may be subject to withholding tax in the Netherlands at the maximum rate of 5 per cent., provided that the Polish company is the beneficial owner of the dividend. Otherwise, the dividend paid might be subject to 15 per cent. withholding tax in the Netherlands. Under the Poland-Netherlands double tax treaty, tax paid on such income in the Netherlands can be credited against tax payable in Poland. The amount of foreign tax credited cannot, however, exceed the proportional part of the tax on such income that would be payable under Polish provisions.

However, according to Article 20.3 of the Polish Corporate Income Tax Act, if a Polish company holds at least 10 per cent of the shares in a company subject to tax (and not exempt) on its worldwide income in an EU Member State other than Poland (e.g. a Dutch company) and the shares are held for an uninterrupted period of at least two years, the dividend income may be tax exempt in Poland (no tax credit is available in such a case for withholding tax paid in the Netherlands, if any).

5.8	Exchange of shares by individuals and legal entities that are tax residents in Poland

Subject to certain conditions, shareholders being individuals and legal entities who contribute shares should not be taxed on income from the contribution1 in the situation where:

1.	the acquiring company achieves an absolute majority of voting rights in the company whose shares are being acquired, or

2.	the acquiring company, who already has an absolute majority of voting rights in a company whose shares are being acquired, increases the amount of shares in this company.

Based on the text of the legislation, it may be concluded, however, that the above exemption would only apply where all the parties involved in the transaction (including all shareholders) are residents of an EU Member State and/or of another country being member of the EEA. Whilst such a condition would arguably mean that the legislation was not in line with the EU Merger Directive, it cannot be concluded that the legislation would not be interpreted in such a manner.

As it is not clear whether the shareholders could in practice benefit from the exemption in the case at hand, each shareholder should seek its own tax advice and/or clarification via an individual tax ruling.

Where the exemption does not apply, the general rules regarding taxation of disposal of shares by contribution in kind should apply. Broadly, in the case of a contribution in kind of shares, income is computed as the difference between the revenue (the revenue should be the nominal value of shares obtained in the company to which the in-kind contribution is made) and tax deductible costs (in principle, the costs of acquisition of the shares—determination of cost of acquisition may differ depending on circumstances, in particular, on how the shares were acquired, and should be evaluated case by case). In certain cases, the amount of revenue can be reassessed by the tax authorities at the fair market value. The above income should be, broadly, subject to taxation under the similar rules as those described in relation to the sale of shares.

5.9	Tax on Acts in Civil Law

The Tax on Acts in Civil law (“stamp duty”) rate to be applied in the case of a sale of shares is 1 per cent. The tax liability arises on the date of the conclusion of the transaction. The tax is borne by the purchasing party and is payable to the relevant tax office within 14 days from the date of the conclusion of the transaction. In the case of transactions concluded in the form of a notarial deed, the tax is collected by a notary (who acts as remitter). The taxable base shall be determined at the level of the fair market value of shares.

Under the Polish Stamp Duty Act, certain agreements, including agreements for the sale and exchange of assets and rights are subject to tax. These transactions are taxable if their subjects are:

 1          A potential cash payment received by the contributing shareholders does not benefit from the exemption.

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•	assets located in Poland or property rights exercisable in Poland, irrespective of the place of the transaction or the place of residence or the registered seat of the purchaser; or

•	assets located abroad or property rights exercisable abroad if the purchaser’s place of residence or registered seat is located in Poland and the civil law transaction was carried out in Poland.

Simultaneously, the sale of property rights that are brokerage financial instruments:

(i)	to investment companies (including foreign investment companies);

(ii)	via investment companies;

(iii)	made in an organised trade;

(iv)	carried on by an investment company (including a foreign investment company) outside an organised trade if such financial instruments had been acquired by such a firm as part of an organised trade, within the meaning of the Financial Instruments Trading Act are exempt from stamp duty.

5.10	Inheritance and donation tax

Bequests and gifts of assets may be liable to inheritance and donations tax in Poland but the tax only applies to individuals. The tax applies to both resident and non-resident individuals† but non-residents are subject to this tax only as regards assets located in Poland or rights exercisable in Poland.

Shares in a Dutch company should be regarded as assets located outside Poland so should only be subject to inheritance and donation tax if the beneficiary or donee is a Polish citizen, or has a permanent abode in Poland.

The tax basis is the declared fair market value of the shares as at the tax point which is the date of acceptance of the bequest or the date of the gift (e.g. the date of the deed of gift if it is notarised or the date when the donation is executed). However, if the declared value differs significantly from market value without good reason, the Polish tax authorities have the right to adjust the value declared to the market level.

The tax rate depends on relations between the deceased or donor and the beneficiary. There are three groups of relations defined in the Polish Inheritances and Donations Tax Act, the first group includes close relatives, the second group indirect relatives and the third group includes other persons (the highest rates of tax). Tax rates range from 3 per cent. (in case of donations or inheritances within close family) up to 20 per cent.

The acquisition of assets or proprietary rights (including securities) by a spouse, descendants, ascendants, stepson/stepdaughter, siblings, stepfather or stepmother is exempt from tax on inheritances and donations if they report the acquisition of assets or proprietary rights to the relevant tax office within six months after the date the tax obligation arose or, in the case of acquisition by inheritance, within six months after the date of the court decision, acknowledging the acquisition of the inheritance, becomes legally binding. If the acquisition is performed based on agreement in the form of a notary deed, reporting is not required to benefit from the exemption.

In case of transactions not concluded in the form of a notarial deed, taxpayers are obliged to submit tax returns within one month after the tax point arose, upon which the tax authorities state the amount of tax to be paid. If the transaction is concluded in a form of notarial deed, the notary acts as remitter and collects the tax.

†         For the purposes of comments related to the Polish Inheritances and Donations Tax Act, the “non-residents” should be understood as individuals not being Polish citizens who do not have their permanent abode in Poland.

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Part XVI

Certain Relationships and Related Party Transactions

Neither New NWR nor any member of the Group has entered into any related party transaction during the period covered by the historical financial information contained in Part VIII “Information on the Group” up to the publication of this document save for the following:

1	Agreement related to the Restructuring

1.1	Cross Guarantee

Former OKD was a government-controlled enterprise, and as a result it owned and operated a large range of businesses (including mining businesses, businesses ancillary to mining and unrelated businesses). The restructuring was concerned primarily with disposing of certain of such ancillary and unrelated businesses in order to focus upon coal mining and coke production businesses. In addition, steps were taken to streamline the corporate structure of the BXR Group (removing certain intermediary holding companies from the structure). In connection with the Restructuring, and pursuant to Czech law, OKD, DPB, AWT A.S., RPG Trading (defunct since January 2010), RPG RE Land, s.r.o., RPG RE Commercial, s.r.o. and RPG Byty, the successor entities of Former OKD, are subject to a statutory cross guarantee. The statutory cross guarantee was given by each successor entity in relation to the liabilities of the demerged entity (Former OKD) that were assumed by each successor entity on the date of the demerger. The cross guarantee of each successor entity is limited to the value of the net assets of the guarantor as at the effective date of the demerger.

Similar statutory cross guarantees have arisen as a result of the spin-off of OKK Koksovny, a.s. (formerly known as OKD, OKK) (“OKK Koksovny”) into NWR Coking, a.s. (“NWR Coking”), a wholly-owned subsidiary of Existing NWR. NWR Coking merged with OKK in April 2008, with OKK remaining as the surviving entity. OKK thus became a direct subsidiary of Existing NWR and also became subject to the statutory cross guarantee.

2	Agreements with the BXR Group

2.1	Master Advisory and Services Agreement

On 28 March 2007, Existing NWR entered into a master advisory and services agreement, as amended on 27 July 2007 and on 19 August 2010, with BXRP, a member of the BXR Group, in respect of the provision of certain non-exclusive advisory services by BXRP to Existing NWR effective as of 1 September 2006, including services in connection with the acquisition and divestiture of assets, entry into joint venture arrangements, corporate finance matters and market research initiatives within Central Europe, including the Czech Republic (the “Master Advisory and Services Agreement”). The fees to be paid to BXRP are based generally on a cost plus formula, but specific arrangements may be made in respect of individual projects. Existing NWR must reimburse BXRP for all expenses incurred by BXRP in connection with the provision of advisory services. The Master Advisory and Services Agreement may be terminated, with or without cause, by either party giving prior written notice to the other party; provided that, if the Master Advisory and Services Agreement is terminated for any reason other than a material breach, the notice period is one month. The Master Advisory and Services Agreement includes a one-year post-termination confidentiality clause.

On the basis of the Master Advisory and Services Agreement, Existing NWR and BXRP have agreed an ad-hoc success fee with respect to the disposal of the energy business described in Part XVIII “Additional Information—Material Contracts—Sale of Energy Business”, in an amount equal to 1.75 per cent. of the total purchase price received by Existing NWR, in addition to external costs and expenses charged to Existing NWR separately.

In addition, from time to time, BXRP may provide services to the Group and be remunerated for such services on terms that are separately agreed.

2.2	Technical Consulting Agreement

On 15 August 2006, Existing NWR entered into a technical consulting agreement with AMCI in respect of the provision of certain advisory services by AMCI to Existing NWR effective as of 1 January 2006 (the “Technical Consulting Agreement”). Under the Technical Consulting Agreement, Existing NWR agreed to pay AMCI an annual advisory fee of U.S.$200,000 in semi-annual

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payments (commencing for the period July to December 2006) in exchange for certain non-exclusive consulting, advisory and management services relating to Existing NWR’s coal mining and coke production activities. In addition, upon execution of the Technical Consulting Agreement, Existing NWR paid AMCI a signing fee of U.S.$100,000. The Technical Consulting Agreement provides that AMCI will advise Existing NWR in connection with: (i) the identification and evaluation of coal and energy acquisition projects outside of the Czech Republic; (ii) the marketing and sale of coke and coal outside of the Czech Republic; (iii) budgeting and business planning, including coal price forecasting, cost assessment and benchmarking; and (iv) technical and production matters. On 9 July 2009, AMCI disposed its shares in RPG Industries SE, the former majority indirect shareholder of Existing NWR and, consequently, the Technical Consulting Agreement was terminated with effect from 30 June 2009.

2.3	AWT Services Agreement

On 9 November 2007, Existing NWR entered into a services agreement with AWT for the provision of certain services by Existing NWR to AWT with effect from July 2007 (the “AWT Services Agreement”). Under the AWT Services Agreement, Existing NWR provided AWT with certain non-exclusive corporate maintenance services, including coordination of tax and audit compliance, preparation of financial statements, corporate governance and HR management. The service fees paid by AWT to Existing NWR covered expenses incurred by Existing NWR together with a monthly flat fee of EUR 7,500. The costs and expenses of Existing NWR included remuneration for subcontractors. The AWT Services Agreement was terminated with effect from 30 September 2009. The AWT Services Agreement includes a four-year post-termination confidentiality clause.

2.4	BXR RE Services Agreement

On 26 May 2008, Existing NWR entered into a services agreement with BXR Real Estate Investments B.V. (previously RPG Real Estate B.V.; “BXR RE”) for the provision of certain services by Existing NWR to BXR RE with effect from October 2006 (the “BXR RE Services Agreement”). Under the BXR RE Services Agreement, Existing NWR provides BXR RE with accounting and controlling services, advice on treasury and financing, secretarial, administration and IT services and organisation of board meetings. Based on an amendment entered into in February 2010, BXR RE agreed to pay Existing NWR a flat monthly service fee in the amount of EUR 2,400.

2.5	Existing NWR Lease Agreements

Existing NWR has rented an office space to AWT, GGI and BXR RE with effect from 1 January 2009. The total size of the leased offices is 405.3m2. AWT, GGI and BXR RE received a total credit for rent of EUR 303,817, which will be offset against the rent until the credit is fully utilised. The rent (including utilities) is approximately EUR 164,400 per year. The lease agreements have an indefinite term and may be terminated, with or without cause, by either party upon two months’ prior written notice to the other party.

2.6	Donation Agreements

In 2008, Existing NWR donated EUR 1 million, OKD donated CZK 73 million, RPGREM donated CZK 2 million and AWT A.S. donated CZK 300,000 to the OKD Foundation established by OKD. In 2009, Existing NWR donated EUR 378,000, OKD donated CZK 129.1 million, RPGREM donated CZK 2 million, OKK donated CZK 200,000 and DPB donated CZK 220,000 to the OKD Foundation. In 2010, Existing NWR donated EUR 250,000 to the OKD Foundation. In the same year, OKD donated CZK 21,410,000 to the OKD Foundation including donations to alleviate the consequences of flooding. The OKD Foundation engages in the field of social responsibility, such as the support of health and social care, the public sector, environmental protection and regional development. The donations may also be used to cover the organisational and administrative costs of the OKD Foundation. Existing NWR further donated EUR 38,000 in 2009 and EUR 20,000 in 2010 to St. Barbara Civic Association, which assists children who have lost a parent underground.

2.7	BXRP-OKD Advisory and Service Agreement

On 29 September 2006, OKD entered into an advisory and service agreement with BXRP for the provision of certain advisory services by BXRP to OKD with effect from 1 October 2006

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(the “BXRP-OKD Advisory and Service Agreement”). Under the BXRP-OKD Advisory and Service Agreement, BXRP (or any subcontractors engaged by BXRP with the consent of OKD) is to provide OKD with certain non-exclusive advisory services, including in connection with the realisation of strategic projects, any initial public offering, financing and refinancing, services in connection with the Group’s restructuring, acquisition and divestiture of OKD assets and corporate finance and business matters. The advisory fees being paid by OKD to BXRP cover costs and expenses incurred by BXRP together with a specified margin. The costs and expenses of BXRP include remuneration for third-party costs (such as subcontractors) and all relevant expenses incurred by BXRP in connection with the advisory services calculated on a pro rata basis according to the time spent. The BXRP-OKD Advisory and Service Agreement may be terminated, with or without cause, by either party upon one month’s prior written notice to the other party. The BXRP-OKD Advisory and Service Agreement includes a one-year post-termination confidentiality clause.

2.8	RPGREM-OKD Advisory and Service Agreement

On 20 December 2006, OKD entered into an advisory and service agreement with RPGREM for the provision of certain advisory services by RPGREM to OKD with effect from 1 December 2006 (the “RPGREM-OKD Advisory and Service Agreement”). Under the RPGREM-OKD Advisory and Service Agreement, RPGREM (or any subcontractors engaged by RPGREM with the consent of OKD) is to provide OKD with certain non-exclusive advisory services, including services in connection with the acquisition and divestiture of fixtures, the initiation of development projects at OKD’s current mining sites and the identification and preparation of possible development projects. The advisory fees paid by OKD to RPGREM should cover costs and expenditure incurred by RPGREM together with an amount equal to a 9 per cent. margin. The RPGREM-OKD Advisory and Service Agreement includes a one-year post-termination confidentiality clause. Currently, no services are being provided under the RPGREM-OKD Advisory and Service Agreement. The notice period for termination is set at six months.

2.9	Cooperation Agreement on Apartment Lease

On 29 May 2009, OKD entered into a cooperation agreement with RPG Byty, which owns and operates a large apartment portfolio in the OKD region (the “Cooperation Agreement”). Under the Cooperation Agreement, RPG Byty has an obligation to initially offer its apartments for lease to the employees of OKD. The lease agreements may be concluded only with employees qualifying under certain non-discriminatory criteria, e.g. not already being a tenant of another RPG Byty apartment with state-regulated rent or not being subject to any criminal or other proceeding that could affect common tenant’s obligations.

Each lease is provided for a period of one year and the rent is set at the relevant market price with a reduction of 15 per cent. Employees shall bear no administrative costs in relation to such leases. The Cooperation Agreement will expire on 31 May 2012 and may be rescinded by either party in the case of a material breach. The Cooperation Agreement replaces a similar cooperation agreement concluded on 18 April 2006.

2.10	Factory Railway Agreements

OKD entered into factory railway agreements with AWT A.S. to provide factory railway transport at OKD mines for an indefinite period of time (the “Factory Railway Agreements” and each a “Factory Railway Agreement”). The fees to be paid by OKD to AWT A.S. were either set out in accordance with each respective Factory Railway Agreement or in a separate pricing agreement for each calendar year which amended the particular Factory Railway Agreement(s). The Factory Railway Agreements may be terminated, with or without cause, by either party giving 18 months’ prior written notice to the other party. The Factory Railway Agreements have been replaced by a single master agreement between OKD and AWT A.S. with effect from 1 January 2010 for the period from 2011 to 2020 (which will automatically be extended for another five years, i.e. until 31 December 2025, provided that neither contracting party terminates the agreement by giving six months’ notice of termination to the other) (the “OKD Master Agreement”). The OKD Master Agreement covers all activities to be provided by AWT A.S. to OKD at particular business units, including:

(a)	railway services and assurance of railway transport on factory railways;

(b)	road transport and non-railway technological transport and transportation of raw and washed coal, sludge, etc., including related manipulations;

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(c)	railway technological transport including related activities; and

(d)	manipulation activities with coal and other materials.

All of the above activities are dealt with in subcontracts, which concern specific conditions for particular time periods.

Please note that the OKD Master Agreement does not deal with transportation of coal to customers.

2.11	AWT Framework Agreement

On 8 December 2009, OKD entered into a framework agreement with AWT for coal transportation services to Hungary (the “AWT Framework Agreement”). The AWT Framework Agreement expires on 31 December 2010; however, the parties expect to agree on its extension. For the calendar year 2010, the price was agreed as EUR 18.5 per tonne of coal.

2.12	AWT A.S. Transport Agreements

OKD has entered into transport agreements with AWT A.S. relating to the transport of coal and other materials from Existing NWR to its largest customers (the “AWT A.S. Transport Agreements” and each an “AWT A.S. Transport Agreement”). The AWT A.S. Transport Agreements are “umbrella” agreements covering periods of several years or an unlimited period of time. Under the AWT A.S. Transport Agreements, AWT A.S. shall provide OKD with non-exclusive transport services. The transport fees to be paid by OKD to AWT A.S. shall be set out in accordance with each respective AWT A.S. Transport Agreement or in a price agreement for each calendar year amending the relevant AWT A.S. Transport Agreements based on the weight of transported goods. The AWT A.S. Transport Agreements may be terminated in the event of a material breach or, with or without cause, by either party giving one month prior written notice to the other party. In 2010, agreements were concluded pursuant to public procurement tenders to transport coal and coke with a group of AWT A.S. group companies. These contracts’ duration ranges from 1 January 2011 to 31 December 2014.

The agreements deal with railway transportation of coal and coke in:

(a)	The Czech Republic, where the coal and coke is destined for export. In these agreements, the carrier is an association of AWT SPEDI-TRANS s.r.o. and AWT A.S.;

(b)	The Federal Republic of Germany and the French Republic. In these agreements, the carrier is an association of AWT SPEDI-TRANS s.r.o. and AWT A.S.;

(c)	The Republic of Poland. In these agreements, the carrier is AWT A.S.; and

(d)	The Czech Republic. In these agreements, the carrier is AWT A.S.

2.13	Agreements on Manipulation of Substrates

OKD has entered into manipulation agreements with AWT A.S., in respect of the extraction and manipulation of certain materials and substrates at its mines (the “Manipulation Agreements” and each a “Manipulation Agreement”). The fees to be paid by OKD to AWT A.S. are as set out in accordance with each respective Manipulation Agreement or in a special price agreement for each calendar year amending the Manipulation Agreements based on the weight of manipulated substrates. The Manipulation Agreements may be terminated, with or without cause, by either party giving three months’ or one month’s prior written notice to the other party in relation to specific business units.

2.14	Master Agreements on the Sale of Methane

On 20 December 2006, OKD entered into a master agreement on the sale of methane with DPB, as amended on 26 September 2007, which envisages the conclusion of individual purchase agreements with respect to each OKD mine (the “Master Agreement on the Sale of Methane”). Under the Master Agreement on the Sale of Methane, the minimum total annual volume of methane to be delivered amounts to 19,000m3 while the specific annual volume delivered by the mines shall be stipulated by the individual agreements. The Master Agreement on the Sale of Methane was concluded for the life of the OKD mines and, in the case of a change in the mine owner or operator, OKD shall ensure assignment of all OKD’s obligations arising under the agreement. The price was set at a fixed amount for 2007 and then calculated for each calendar year thereafter using the formula in the agreement. DPB is entitled to purchase all available

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methane production not used by OKD for its own use. Either party may rescind the agreement if the production of methane stops due to a decrease in coal mining activities or if circumstances of a technical nature preventing performance of this agreement arise of which neither party was aware when entering into the agreement.

On 27 November 2008, DPB and OKD entered into a framework agreement for supplies of methane for heat operations in connection with: (i) the provisions of the Master Agreement on the Sale of Methane under which DPB is entitled to purchase all available methane not used by OKD for its own use; and (ii) the transfer of OKD’s energy equipment to NWR Energy, a.s. (“NWR Energy”) as part of the spin-off of the Group’s energy assets in 2008 (the “Framework Agreement for Supplies of Methane for Heat Operations”). Pursuant to the preamble, DPB shall deliver the processed methane to NWR Energy. The price was set at a fixed amount for 2008 and 2009 and for the following years according to the formula in this agreement. The volume of delivered methane was stipulated for 2008. The agreement has been entered into until 31 December 2028, subject to the prior termination of mining activities, and may be repeatedly extended for consecutive terms of five years at OKD’s option. OKD may rescind the agreement if DPB interrupts its supplies to NWR Energy.

2.15	OKD Trading Agreements

OKD has entered into several agreements with AWT A.S. in relation to the delivery of coal, coking coal, coke, sludge and other products. In 2000, OKD entered into purchase agreements with AWT A.S. under which AWT A.S. sells granulated sediments to OKD. The agreements were originally made for a fixed period of time and later extended for an indefinite period of time. The prices are adjusted annually. The agreements further mention that the granulated sediments are resold to power and heating plants operated by Dalkia and ČEZ, a.s.

2.16	Agreements on Gaseous and Liquid Nitrogen Delivery

OKD entered into four agreements on gaseous and liquid nitrogen delivery with DPB in relation to the delivery of gaseous and liquid nitrogen to OKD mines, namely Darkov, ČSA, ČSM and Lazy (the ČSA and Lazy Mines are now consolidated in the business unit Karviná mine) (the “Agreements on Gaseous and Liquid Nitrogen Delivery”). The price to be paid by OKD to DPB shall be set out in accordance with each respective Agreement on Gaseous and Liquid Nitrogen Delivery or amendments to it. In addition, OKD shall pay a fixed monthly fee for the lease, maintenance and control of the gas tubing and surface equipment. The majority of the Agreements on Gaseous and Liquid Nitrogen Delivery terminate on 31 December 2015.

2.17	Master Services Agreement Related to Mine Safety

On 13 March 2007, OKD and DPB entered into a master services agreement related to mine safety, covering a number of different services related to mine security (the “Master Services Agreement Related to Mine Safety”). The Master Services Agreement Related to Mine Safety was concluded for a fixed period of time ending on 31 December 2015. The fee to be paid by OKD for 2007 was set at CZK 1,670,000 per month, later increased to CZK 1,734,693 per month for the years 2009 and 2010 (in each case excluding VAT). Conclusion of individual agreements with respect to each particular OKD mine are contemplated by this agreement.

2.18	Master Services Agreements for Drilling

On 12 March 2009, OKD and DPB entered into two master services agreements for work whereby DPB shall provide OKD with drills for degasation and geological surveying (the “Master Services Agreements for Drilling”). Amendments to these Master Services Agreements for Drilling shall stipulate the drilling works and price list for the respective calendar year. Individual agreements envisaged by these Master Services Agreements for Drilling shall stipulate the amount of work in detail. In 2010, the total amount of footage for degasation drills was agreed at 31,050m and for geological survey the total amount of footage was agreed at 13,930m. Both these Master Services Agreements for Drilling expire on 31 December 2015.

2.19	Framework Agreement on Supplies and Services

In connection with the reorganisation of the energy assets of the Group, energy assets of OKD, including its stake in CZECH-KARBON s.r.o. (“Czech Karbon”), were transferred to NWR Energy A.S., which was a direct subsidiary of Existing NWR. The spin-off became legally effective

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as of 1 July 2008. Consequently, a framework agreement on supplies and services and some other related agreements were entered into by OKD, NWR Energy and Czech Karbon (the “Framework Agreement on Supplies and Services”). The main purpose of these agreements is to ensure the supply of electricity, heat and compressed air and related services to OKD. The Framework Agreement on Supplies and Services has been amended in a complex manner in connection with the divestiture of Existing NWR’s energy assets. See Part XVIII “Additional Information—Material Contracts—Sale of Energy Business” for further information.

2.20	OKD Lease Agreements

OKD is a party to several real estate leases, including in relation to OKD’s headquarters building in Ostrava, which is leased from RPG RE Commercial, s.r.o., a Czech-based indirect subsidiary of RPGI. The total rented space is 4,656m2 and the annual rent (including utilities) is approximately CZK 32.7 million. The lease may be terminated, with or without cause, by either party upon three months’ prior written notice to the other party, or by agreement between the parties. The total annual rent for the remaining lease agreements concluded between RPG RE Commercial, s.r.o. and OKD amounts to approximately CZK 6.3 million.

2.21	Data Processing Agreement

On 21 January 2002, OKD entered into an agreement on conduct of work and services relation to automatic data processing with AWT A.S. in respect of providing certain services relating to automatic data processing for an undefined period of time with effect as of 1 January 2002 (the “Data Processing Agreement”). The fees to be paid by AWT A.S. to OKD are set out monthly in accordance with the Data Processing Agreement based on hours of services provided. The Data Processing Agreement may be terminated, with or without cause, by either party giving six months’ prior written notice to the other party. The Data Processing Agreement includes a confidentiality clause.

2.22	Bridge Facility Agreement

Existing NWR entered into a Bridge Facility Agreement (the “Bridge Facility Agreement”) on 5 October 2010, as amended and restated by an amendment and restatement agreement dated 25 November 2010, between amongst others, Existing NWR, Citibank Europe plc acting through its Prague branch Citibank Europe plc, organizacni slozka, JPMorgan Chase Bank, N.A. and BXR Finance No. 1 Limited (an affiliate of BXR Mining) (“BXR Finance”), under the terms of which:

•	JPMorgan and Citibank Europe issued letters of credit;

•	BXR Finance procured the issue of a letter of credit by Credit Suisse; and

•	JPMorgan, Citibank Europe and BXR Finance made available a term loan credit facility (the “Term Loan”) in an aggregate amount equal to EUR 565 million (of which EUR 75 million has been committed by each of JPMorgan and Citibank Europe and EUR 415 million has been committed by BXR Finance).

The Bridge Facility Agreement was amended and restated on 25 November 2010 to include an option to increase the total commitments to an aggregate amount equal to EUR 625 million. The option in respect of the additional credit of EUR 60 million was made available by BXR Finance.

The Bridge Facility Agreement was entered into in order to part finance the Group’s proposed acquisition of the Polish thermal coal producer Lubelski Węgiel Bogdanka SA (“Bogdanka”). Following the lapsing of the Group’s offer to acquire Bogdanka, the term loan has been cancelled and may not be drawn for any other purpose.

2.23	Relationship Agreement

Existing NWR, RPGI, CCII and Zdeněk Bakala entered into a relationship agreement on 22 April 2008 which regulates (in part) the degree of control that RPGI and its affiliates exercise over the management of Existing NWR (the “Relationship Agreement”). Following RPGI’s transfer to BXR Mining of the Existing A Shares held by it, BXR Mining assumed RPGI’s rights and obligations under the Relationship Agreement by way of a Deed of Novation dated 1 February 2010. On 11 April 2011, the Relationship Agreement was amended and restated in order to make New NWR a party, effective from the date of Admission. New NWR will have substantially the same rights and obligations under the Relationship Agreement as Existing NWR. In accordance

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with its terms, the Relationship Agreement will continue to apply to Existing NWR until the Existing A Shares are de-listed from the London Stock Exchange.

The principal purposes of the Relationship Agreement is to ensure that Existing NWR or New NWR, as the case may be, is capable at all times of carrying on its business independently of the RPG Group; and that all of Existing NWR’s or New NWR’s, as the case may be, transactions and relationships with the RPG Group are on arm’s length terms.

Pursuant to the Relationship Agreement, BXR Mining, on the one hand, and Existing NWR and New NWR, on the other, undertake that they shall (and shall procure that their relevant subsidiaries shall) conduct any transactions and relationships (whether contractual or otherwise, including any subsequent amendment thereof or variation thereto, including the implementation or enforcement thereof) between BXR Mining or any of its subsidiaries, on the one hand, and Existing NWR and New NWR or any of their subsidiaries, on the other, on arm’s length terms. Each or Existing NWR and New NWR undertakes that it shall treat all holders of the same class of shares that are in the same position equally in respect of the rights attaching to such shares. In addition, the holder of the majority of the New B Shares from time to time shall have the right to appoint a Director to the Board of New NWR.

CCII and Zdeněk Bakala undertake that they shall give notice to Existing NWR and New NWR of any opportunities involving the potential acquisition of a controlling stake in a business primarily focused on coal mining or coking facilities in Central and Eastern Europe. Existing NWR and New NWR shall have first right, for a period of 30 days from notification, to pursue the opportunity and neither CCII or Zdeněk Bakala may pursue the opportunity within those 30 days unless Existing NWR and New NWR decides not to pursue it.

The Relationship Agreement will continue until the earlier of, in each case in relation to Existing NWR and New NWR on a several basis: (i) Existing NWR’s or New NWR’s, as the case may be, shares ceasing to be admitted to the Official List and to trading on the London Stock Exchange; or (ii) BXR Mining (together with any of its subsidiaries) or CCII, Zdeněk Bakala or any entities that they individually or jointly control (directly or indirectly) ceasing to control 30 per cent. or more of the voting rights in Existing NWR or New NWR, as the case may be, or having the right to appoint or remove a majority of the Directors.

2.24	B Share Transfer Agreement

New NWR entered into a share transfer agreement with RPG Property on 8 April 2011, pursuant to which, and conditional on the Offer becoming or being declared wholly unconditional, RPG Property transferred all of its Existing B Shares, representing 100 per cent. of the issued and outstanding Existing B Shares, to New NWR in exchange for New B Shares on the basis of one New B Share for each Existing B Share.

2.25	BXR Mining Irrevocable

On 11 April 2011, BXR Mining gave an irrevocable undertaking to New NWR accept the Offer in respect of its Existing A Shares, subject to certain conditions. See Part XVIII “Additional Information—Irrevocable Undertaking” for further information.

3	Agreements with Directors

3.1	Agreement for coke sales

Milan Jelínek was a non-executive director of Existing NWR until his unexpected death on 16 August 2009. Mr. Jelínek founded and was President of ICS Trading AG (“ICS”). Since 1994, ICS has been party to a contract with OKD pursuant to which OKD provides coke to ICS.

3.2	Service Agreement

On 10 April 2007, Existing NWR and Milan Jelínek entered into a service agreement under which Mr. Jelínek provided certain advisory services to Existing NWR, including providing advice in respect of new projects of Existing NWR and cost and quality improvement for Existing NWR (the “Service Agreement”). From 1 January 2007 onwards, he was paid a fixed monthly advisory fee of CHF 100,000. He was also reimbursed by Existing NWR for reasonable expenses in connection with his advisory work. Mr. Jelínek died unexpectedly on 16 August 2009 and the services under the Service Agreement are no longer provided.

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3.3	Consultancy Agreement

On 31 October 2006, Existing NWR entered into a consultancy agreement with BXL Consulting Ltd (“BXL”) in respect of certain consultancy services provided by BXL to Existing NWR commencing on 1 October 2006 (the “Consultancy Agreement”). Pavel Telička, a Non-Executive Director, is the co-founder and director in charge of the Brussels office of BXL. Under the Consultancy Agreement, Existing NWR agreed to pay BXL a monthly consultancy fee of EUR 25,000 in exchange for consultancy services in the field of policies and legislation of the European Union and European Communities. In addition, Existing NWR shall reimburse BXL for all of its reasonable out-of-pocket expenses. The Consultancy Agreement also provides for the payment, from time to time as agreed between Existing NWR and BXL, of a “success fee” for the successful completion of certain tasks. The Consultancy Agreement may be terminated, with or without cause, by either party upon one month’s prior written notice to the other party. The Consultancy Agreement includes a confidentiality clause that survives the termination of the Consultancy Agreement.

3.4	Other Payments and Bonuses

On 20 October 2009, RPGI, the former majority shareholder of Existing NWR, awarded Marek Jelínek, a Director, a one-off discretionary bonus of EUR 4 million in recognition of services provided prior to Existing NWR’s initial public offering. RPGI has indicated that such payment will not be repeated in future years.

4	Real estate distribution to the Existing B Shareholder

Following the establishment of the Real Estate Division and the Mining Division of Existing NWR, on 30 September 2008, Existing NWR distributed by way of dividend in specie certain assets of the Real Estate Division to RPGI (the sole Existing B Shareholder at that time). The assets distributed to RPGI included the shares and corresponding investments in RPG Rekultivace, a.s., RPG Garáže, a.s., Dukla Industrial Zone, a.s. and RPG RE Property, a.s., all of the assets and liabilities in the IMGE internal business unit of OKD and certain promissory notes received for the sale of real estate assets in the nominal value of CZK 42.6 million (EUR 1.7 million). Under the Divisional Policy Statements, the Mining Division of has the right to maintain the undisturbed continuation of its mining, coking and related operations conducted on certain of the assets of the Real Estate Division and is entitled to unrestricted access to such assets of the Real Estate Division for use in those mining operations.

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Part XVII

Articles of Association and Applicable Laws and Regulations

(A)	Summary of the New NWR Articles of Association

The following summary description of New NWR’s share capital and corporate structure is based on, and qualified in its entirety by reference to, the full text of the New NWR Articles. This summary does not purport to give a complete overview and should be read in conjunction with the New NWR Articles and with relevant provisions of English law, and should not be considered legal advice regarding these matters.

A summary of the principal differences between the New NWR Articles and the Existing NWR Articles is set out in paragraph B below.

A summary of the significant differences between English and Dutch company law and consequent implications of New NWR being a UK incorporated company is set out in “—C. Summary of some applicable UK laws and regulations which apply to New NWR and differences with existing applicable Dutch laws and regulations which apply to Existing NWR” below.

Copies of the Existing NWR Articles and the New NWR Articles are available for inspection as set out in paragraph 19 of Part XVIII—“Additional Information”.

The New NWR Articles do not contain any restrictions on New NWR’s objects as a company and, accordingly, pursuant to Section 31 of the Companies Act, New NWR’s objects are unrestricted.

The New NWR Articles contain, among others, provisions to the following effect:

1	Shares

1.1	Share rights—Respective rights of different classes of shares

Without prejudice to any rights attached to any existing New A Shares or New B Shares, New NWR may issue shares with such rights or restrictions as determined by either New NWR by ordinary resolution or, if New NWR passes a resolution to so authorise them, the Directors. Each resolution to restrict or exclude pre-emptive rights with respect to a further allotment of New B Shares shall require the approval of the meeting of holders of B Shares or a notice in writing signed by the majority of the holders of the B Shares. New NWR may also issue shares which are to be redeemed, or are liable to be redeemed at the option of New NWR or the holder.

The New A Shares shall rank pari passu in all respects with each other and confer identical rights in respect of capital, dividends, voting and otherwise. The New A Shares shall be entitled to all dividends declared or paid out of the A dividend reserve and shall rank in priority to other classes of shares on a return of capital or other distribution arising in respect of the reserves maintained by New NWR attributable to the Mining Division.

The New B Shares shall rank pari passu in all respects with each other and confer identical rights in respect of capital, dividends, voting and otherwise. The New B Shares shall be entitled to all dividends declared or paid out of the B dividend reserve and shall rank in priority to other classes of shares on a return of capital or other distribution arising in respect of the reserves maintained by New NWR attributable to the Real Estate Division.

1.2	Voting rights

At a general meeting, a resolution put to the vote of the meeting shall be decided on a Poll. Every member present in person or by proxy has one vote for every share held by him.

A proxy shall not be entitled to vote where the member appointing the proxy would not have been entitled to vote on the resolution had he been present in person.

Unless the Directors resolve otherwise, no member shall be entitled to vote either personally or by proxy or to exercise any other right in relation to general meetings in respect of any share if any call or other sum due from him to New NWR in respect of that share remains unpaid.

1.3	Variation of rights

Should the share capital of New NWR be divided into different classes of shares, the special rights attached to any class may be varied or abrogated either with the written consent of the

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holders of three-quarters in nominal value of the issued shares of the class (excluding shares held as treasury shares) or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of the class (but not otherwise), and may be so varied or abrogated either while New NWR is a going concern or during or in contemplation of a winding-up.

The special rights attached to any class of shares having preferential rights will not, unless otherwise expressly provided by the terms of their issue, be deemed to be varied by (a) the creation or issue of further shares ranking, as regards participation in the profits or assets of New NWR, in some or all respects equally with them but in no respect in priority to them, or (b) the purchase or redemption by New NWR of any of its own shares.

1.4	Transfer of shares

Transfers of certificated shares may be effected in writing, and signed by or on behalf of the transferor and, if any of the shares are not fully-paid shares, by or on behalf of the transferee. The transferor shall remain the holder of the shares concerned until the name of the transferee is entered in the Register of Members in respect of those shares. Transfers of uncertificated shares may be effected by means of a relevant system (i.e. CREST) unless the UK Uncertificated Securities Regulations 2001 (SI 2001 No. 3755) provide otherwise.

The Directors may decline to register any transfer of a certificated share, unless (a) the instrument of transfer is in respect of only one class of share, (b) the instrument of transfer is lodged at the transfer office, duly stamped if required, accompanied by the relevant share certificate(s) or other evidence reasonably required by the Directors to show the transferor’s right to make the transfer or, if the instrument of transfer is executed by some other person on the transferor’s behalf, the authority of that person to do so, and (c) the certificated share is fully paid up.

The Directors may refuse to register an allotment or transfer of shares in favour of more than four persons jointly.

1.5	Restrictions where notice not complied with

If any person appearing to be interested in shares (within the meaning of Part 22 of the Companies Act) has been duly served with a notice under Section 793 of the Companies Act (which confers upon public companies the power to require information as to interests in its voting shares) and is in default for a period of 14 days in supplying to New NWR the information required by that notice:

1.5.1	for so long as the default continues, the holder of those shares shall not be entitled to attend or vote (in person or by proxy) at any shareholders’ meeting, unless the Directors otherwise determine; and

1.5.2	the Directors may in their absolute discretion, where those shares represent 0.25 per cent. or more of the issued shares of a relevant class, by notice to the holder direct that:

(a)	any dividend or part of a dividend (including shares issued in lieu of a dividend) or other money which would otherwise be payable on the shares will be retained by New NWR without any liability for interest and the shareholder will not be entitled to elect to receive shares in lieu of a dividend; and/or

(b)	(except as permitted under various exceptions set out in the Articles) transfers of the shares will not be registered.

1.6	Forfeiture and lien

If a member fails to pay in full any sum which is due in respect of a share on or before the due date for payment, then, following service of a notice by the Directors requiring payment of the unpaid amount with any accrued interest and any expenses incurred, such share may be forfeited by a resolution of the Directors to that effect (including all dividends declared in respect of the forfeited share and not actually paid before the forfeiture).

A member whose shares have been forfeited will cease to be a member in respect of those shares, but will remain liable to pay New NWR all monies which at the date of forfeiture were presently payable together with interest. The Directors may in their absolute discretion enforce

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payment without any allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal, or waive payment in whole or part.

New NWR shall have a lien on every share that is not fully paid for all monies called or payable immediately or at a fixed time in respect of such share. New NWR’s lien over a share takes priority over the rights of any third party and extends to any dividends or other sums payable by New NWR in respect of that share. The Directors may waive any lien which has arisen and may resolve that any share shall for some limited period be exempt from such a lien, either wholly or partially.

A share forfeited or surrendered shall become the property of New NWR and may be sold, re-allotted or otherwise disposed of either to any person (including the person who was, before such forfeiture or surrender, the holder of that share or entitled to it) on such terms and in such manner as the Directors think fit.

New NWR may deliver an enforcement notice in respect of any share if a sum in respect of which a lien exists is due and has not been paid. New NWR may sell any share in respect of which an enforcement notice (delivered in accordance with the Articles) has been given if such notice has not been complied with. The proceeds of sale shall first be applied towards payment of the amount in respect of the lien to the extent that amount was due on the date of the enforcement notice, and then to the person entitled to the shares immediately prior to the sale provided that person had surrendered the share certificate to the New NWR for cancellation.

2	General meetings

2.1	Annual general meeting

An annual general meeting shall be held within each period of six months beginning with the day following New NWR’s accounting reference date, at such place or places within the Netherlands, date and time as may be decided by the Directors.

2.2	Convening of general meetings

The Directors may, whenever they think fit, call a general meeting. The Directors are also required to call a general meeting once New NWR has received requests from its members holding 5 per cent. of the ordinary share capital of New NWR (disregarding any treasury shares) to do so in accordance with the Companies Act.

2.3	Notice of general meetings etc.

Notice of general meetings shall include all information required to be included by the Companies Act and shall be given to all members other than those members who are not entitled to receive such notices from New NWR under the provisions of the New NWR Articles. New NWR may determine that only those persons entered on the Register at the close of business on a day decided by New NWR, such day being no more than 21 days before the day that notice of the meeting is sent, shall be entitled to receive such a notice.

For the purposes of determining which persons are entitled to attend or vote at a meeting, and how many votes such persons may cast, New NWR must specify in the notice of the meeting a time, not more than 48 hours before the time fixed for the meeting, by which a person must be entered on the Register in order to have the right to attend or vote at the meeting. The Directors may in their discretion resolve that, in calculating such period, no account shall be taken of any part of any day that is not a working day (within the meaning of Section 1173 of the Companies Act).

2.4	Quorum

No business other than the appointment of a chairman shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business. Two members present in person or by corporate representative or proxy shall be a quorum.

2.5	Conditions of admission

The Directors may require attendees to submit to searches or put in place such arrangements or restrictions as they think fit to ensure the safety and security of attendees at a general meeting. Any member, proxy or other person who fails to comply with such arrangements or restrictions may be refused entry to, or removed from, the general meeting.

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The Directors may decide that a general meeting shall be held at two or more locations within the Netherlands to facilitate the organisation and administration of such meeting. A member present in person or by proxy at the designated “satellite” meeting place may be counted in the quorum and may exercise all rights that they would have been able to exercise if they had been present at the principal meeting place. The Directors may make and change from time to time such arrangements as they shall in their absolute discretion consider appropriate to:

2.5.1	ensure that all members and proxies for members wishing to attend the meeting can do so;

2.5.2	ensure that all persons attending the meeting are able to participate in the business of the meeting and to see and hear anyone else addressing the meeting;

2.5.3	ensure the safety of persons attending the meeting and the orderly conduct of the meeting; and

2.5.4	restrict the numbers of members and proxies at any one location to such number as can safely and conveniently be accommodated there.

3	Directors

3.1	General powers

The Directors shall manage the business and affairs of New NWR in the Netherlands and may exercise all powers of New NWR in the Netherlands other than those that are required by the Companies Act or by the New NWR Articles to be exercised by New NWR at the general meeting.

3.2	Number of Directors

The Directors shall not be less than two or more than 20 in number save that New NWR may, by ordinary resolution, from time to time vary the minimum number and/or maximum number of Directors.

3.3	Share qualification

A Director shall not be required to hold any shares of New NWR by way of qualification. A Director who is not a member of New NWR shall nevertheless be entitled to attend and speak at general meetings.

3.4	Directors’ fees

Directors’ fees are determined by the Directors from time to time except that they may not exceed EUR 2,000,000 per annum in aggregate or such higher amount as may from time to time be determined by ordinary resolution of the shareholders.

Any Director who holds any additional office (including the office of Chairman or Vice Chairman), or who serves on any committee of the Directors, or who otherwise performs services which in the opinion of the Directors are outside the scope of the ordinary duties of a Director, may be paid extra remuneration by way of salary, commission or otherwise or may receive such other benefits as the Directors may determine.

3.5	Executive Directors

The Directors may from time to time appoint one or more of their number to be the holder of any executive office and may confer upon any Director holding an executive office any of the powers exercisable by them as Directors upon such terms and conditions, and with such restrictions, as they think fit. They may from time to time revoke, withdraw, alter or vary all or any of such delegated powers.

3.6	Directors’ retirement

Each Director shall retire at the annual general meeting held in the fourth calendar year following the year in which he was elected or last re-elected by New NWR, or at any such earlier annual general meeting as the Directors may resolve. In addition, each Director (other than the Chairman and any Director holding an executive office) shall also be required to retire at each annual general meeting following the ninth anniversary on the date on which he was elected by New NWR. A Director who retires at any annual general meeting shall be eligible for election or re-

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election unless the Directors resolve otherwise not later than the date of the notice of such annual general meeting.

When a Director retires at an annual general meeting in accordance with the New NWR Articles, New NWR may, by ordinary resolution at the meeting, fill the office being vacated by re-electing the retiring Director. In the absence of such a resolution, the retiring Director shall nevertheless be deemed to have been re-elected, except in the cases identified by the Articles.

3.7	Removal of a Director by resolution of company

New NWR may, by ordinary resolution of which special notice is given in accordance with Section 312 of the Companies Act, remove any Director before the expiration of his period of office in accordance with the Companies Act, and elect another person in place of a Director so removed from office. Such removal may take place notwithstanding any provision of the New NWR Articles or of any agreement between New NWR and such Director, but is without prejudice to any claim the Director may have for damages for breach of any such agreement.

3.8	Proceedings of the Board

Subject to the provisions of the New NWR Articles, the Directors may meet for the despatch of business and adjourn and otherwise regulate its proceedings as they think fit. Meetings of the Directors will take place in the Netherlands.

The quorum necessary for the transaction of business of the Directors may be fixed from time to time by the Directors and unless so fixed at any other number shall be half the number of Directors eligible to vote at the meeting plus one Director. A meeting of the Directors at which a quorum is present shall be competent to exercise all powers and discretions for the time being exercisable by the Directors.

The Directors may elect from their number a Chairman and a Vice Chairman (or two or more Vice Chairmen) and decide the period for which each is to hold office.

Questions arising at any meeting of the Directors shall be determined by a majority of votes. In the case of an equality of votes, the chairman of the meeting shall have a second or casting vote. Such casting vote must be exercised within the Netherlands.

3.9	Directors’ interests

For the purposes of Section 175 of the Companies Act, the Directors shall have the power to authorise any matter which would or might otherwise constitute or give rise to a breach of the duty of a Director to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of New NWR.

Any such authorisation will be effective only if:

3.9.1	the matter in question was proposed in writing for consideration at a meeting of the Directors, in accordance with the Board’s normal procedures or in such other manner as the Directors may resolve;

3.9.2	any requirement as to the quorum at the meeting at which the matter is considered is met without counting the Director in question or any other interested Director; and

3.9.3	the matter was agreed to without such interested Directors voting or would have been agreed to if their votes had not been counted.

The Directors may extend any such authorisation to any actual or potential conflict of interest which may arise out of the matter so authorised and may (whether at the time of the giving of the authorisation or subsequently) make any such authorisation subject to any limits or conditions as the Directors may resolve, but such authorisation is otherwise given to the fullest extent permitted. The Directors may also terminate any such authorisation at any time.

3.10	Restrictions on voting

Except as provided below, a Director may not vote in respect of any contract, arrangement or any other proposal in which he, or a person connected to him, is interested. Any vote of a Director in respect of a matter where he is not entitled to vote shall be disregarded.

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Subject to the provisions of the Companies Act, a Director is entitled to vote and be counted in the quorum in respect of any resolution concerning, inter alia, any contract, transaction or arrangement, or any other proposal:

3.10.1	in which he has an interest, of which he is not aware, or which cannot be reasonably be regarded as likely to give rise to a conflict of interest;

3.10.2	in which he has an interest only by virtue of interests in New NWR’s shares, debentures or other securities or otherwise in or through New NWR;

3.10.3	which involves the giving of any security, guarantee or indemnity to the Director or any other person in respect of obligations incurred by him or any other person at the request of or for the benefit of New NWR (or any of its subsidiary undertakings) and guaranteed by New NWR (or vice versa);

3.10.4	concerning an offer of securities by New NWR or any of its subsidiary undertakings in which he is or may be entitled to participate as a holder of securities or as an underwriter or sub-underwriter;

3.10.5	concerning any other body corporate in which he is interested, provided that he and any connected persons do not own or have a beneficial interest in 1 per cent. or more of any class of share capital of such body corporate, or of the voting rights available to the members of such body corporate;

3.10.6	relating to an arrangement for the benefit of employees or former employees of New NWR or any of its subsidiary undertakings which does not award him any privilege or benefit not generally awarded to the employees or former employees to whom such arrangement relates;

3.10.7	concerning the purchase or maintenance of insurance by New NWR for any liability for the benefit of Directors;

3.10.8	concerning the giving of indemnities in favour of the Directors;

3.10.9	concerning the funding of expenditure by any Director or Directors (i) on defending criminal, civil or regulatory proceedings or actions against him or them, (ii) in connection with an application to the court for relief, (iii) on defending him or them in any regulator investigations, or (iv) incurred doing anything to enable him to avoid incurring such expenditure; or

3.10.10	in respect of which his interest, or the interest of Directors generally, has been authorised by ordinary resolution at a general meeting of shareholders.

3.11	Confidential information

If a Director, otherwise that by virtue of his position as Director, receives information in respect of which he owes a duty of confidentiality to a person other than New NWR, he shall not be required to disclose such information to New NWR or the Directors or otherwise use or apply such confidential information for the purpose of or in connection with the performance of his duties as a Director, provided that such an actual or potential conflict of interest arises from a permitted or authorised interest under the New NWR Articles. This is without prejudice to any equitable principle or rule of law which may excuse or release the Director from disclosing the information, in circumstances where disclosure may otherwise be required under the New NWR Articles.

3.12	Powers of the Directors

The Directors may exercise all powers of New NWR other than those that are required by the Companies Act or by the New NWR Articles to be exercised by New NWR a general meeting. The Directors may delegate any of their powers or discretions, including those involving the payment of remuneration or the conferring of any other benefit to the Directors, to such person or committee and in such manner as they think fit. Any such person or committee shall, unless the Directors otherwise resolve, have the power to sub-delegate any of the powers or discretions delegated to them. The Directors may make regulations in relation to the proceedings of committees or sub-committees.

The Directors may establish any local boards or appoint managers or agents to manage any of the affairs of New NWR, either in the Netherlands or elsewhere, and may:

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3.12.1	appoint persons to be members or agents or managers of such local board and fix their remuneration;

3.12.2	delegate to any local board, manager or agent any of the powers, authorities and discretions vested in the Directors, with the power to sub-delegate;

3.12.3	remove any person so appointed, and may annul or vary any such delegation; and

3.12.4	authorise the members of any local boards, or any of them, to fill any vacancies on such boards, and to act notwithstanding vacancies.

The Directors may appoint any person or fluctuating body of persons to be the attorney or attorneys of New NWR with such purposes and with such powers, authorities and discretions (not exceeding the Directors’ own discretions) and for such periods and subject to such conditions as they may think fit.

Any Director may at any time appoint any person (including another Director) to be his alternate Director and may at any time terminate such appointment.

3.13	Directors’ liabilities

So far as may be permitted by the Companies Act, every Director, former Director or Secretary (as defined in the New NWR Articles) of New NWR or of an Associated Company (as defined in Section 256 of the Companies Act) of New NWR shall be indemnified by New NWR out of its own funds against any liability incurred by him in connection with any negligence, default, breach of duty or breach of trust by him or any other liability incurred by him in the execution of his duties, the exercise of his powers or otherwise in connection with his duties, powers or offices.

The Directors may also purchase and maintain insurance for or for the benefit of:

3.13.1	any person who is or was a Director or Secretary of a Relevant Company (as defined in the New NWR Articles); or

3.13.2	any person who is or was at any time a trustee of any pension fund or employees’ share scheme in which employees of any Relevant Company are interested,

including insurance against any liability (including all related costs, charges, losses and expenses) incurred by or attaching to him in relation to his duties, powers or offices in relation to any Relevant Company, or any such pension fund or employees’ share scheme.

So far as may be permitted by the Companies Act, New NWR may provide a Relevant Officer (as defined in the New NWR Articles) with funds to meet expenditure in relation to any criminal or civil proceedings in connection with any negligence, default, breach of duty or breach of trust by him in relation to New NWR or an Associated Company (as defined in Section 256 of the Companies Act) of New NWR, or in relation to an application for relief under Section 205(5) of the Companies Act. New NWR may do anything to enable such Relevant Officer (as defined in the New NWR Articles) to avoid incurring such expenditure.

4	Dividends

New NWR may, by ordinary resolution, declare final dividends to be paid to its shareholders. However, no dividend shall be declared unless it has been recommended by the Directors and does not exceed the amount recommended by the Directors. The holders of New A Shares shall be entitled to any dividend declared or paid out of the dividend reserve A and the holders of New B shares shall be entitled to any dividend declare or paid out of the dividend reserve B. Any resolution to declare or pay a dividend on the New B Shares may only be adopted following a resolution of a meeting of holders of New B Shares, or following notice in writing signed by the majority of holders of all of the New B Shares.

If the Directors believe that the profits of New NWR justify such payment, they may pay dividends on any class of share where the dividend is expressed to be payable on fixed dates. They may also pay interim dividends on shares of any class in such amounts and on such dates and periods as they think fit. Provided the Directors act in good faith, they shall not incur any liability to the holders of any shares for any loss they may suffer by the payment of dividends on any other class of shares having rights ranking equally with or behind those shares.

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Unless the share rights otherwise provide, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid, and apportioned and paid pro rata according to the amounts paid on the shares during any portion or portions of the period in respect of which the dividend is paid.

Any unclaimed dividends may be invested or otherwise applied for the benefit of New NWR until they are claimed. Any dividend unclaimed for 12 years from the date on which it was declared or became due for payment shall be forfeited and shall revert to New NWR.

The Directors may, if authorised by ordinary resolution, offer to ordinary shareholders the right to elect to receive, in lieu of a dividend, an allotment of new ordinary shares credited as fully paid.

5	Failure to supply an address

A shareholder who has no registered address within the United Kingdom and has not supplied to New NWR an address within the United Kingdom for the service of notices will not be entitled to receive notices from New NWR.

6	Disclosure of shareholding ownership

The Disclosure and Transparency Rules require a member to notify New NWR if the voting rights held by such member, directly or indirectly, (including by way of certain financial instruments) reach, exceed or fall below 3 per cent. and each 1 per cent. threshold thereafter up to 100 per cent. Under the Disclosure and Transparency Rules, certain voting rights in New NWR may be disregarded.

7	Changes in capital

The provisions of the New NWR Articles governing the conditions under which New NWR may alter its share capital mirror the conditions imposed by the Companies Act.

8	Accounts

The accounting records of New NWR shall be prepared in such a manner as to divide the results of the Mining Division and the Real Estate Division, for so long as New NWR holds the B Business (each as defined in the New NWR Articles). The accounting records will be kept at New NWR’s registered office or such other place as the Directors think fit. A copy of the accounting records will also be kept at New NWR’s Amsterdam office.

(B)	Summary of principal differences between the Existing NWR Articles and the New NWR Articles

Certain principal differences between the Existing NWR Articles and the New NWR Articles are set out below. Some of these differences arise by reason of New NWR being incorporated in England and Wales (rather than in the Netherlands). As further described in paragraph C below, there are a number of differences between the English companies law and regulation which will apply to New NWR and Dutch companies law and regulation which currently applies to Existing NWR, and this may impact the rights of holders of Existing A Shares who accept the Offer. Where appropriate and subject to the applicable law and regulation in England, provisions have been incorporated into the New NWR Articles in order to ensure that the rights of holders of New A Shares (i.e. the Accepting Shareholders following the Offer becoming or being declared wholly unconditional) are substantially similar to those of holders of the Existing A Shares.

1	General differences

(i)	New NWR has its registered office in London, England (there is no concept of corporate seat under English law);

(ii)	certain matters which would require shareholder approval by way of a simple majority of over 50 per cent. (or a two-thirds majority if less than 50 per cent. of the issued share capital is represented at the meeting) under Dutch company law would require special resolution (75 per cent., of the issued share capital) under the Companies Act;

(iii)	the Existing NWR Articles provided for at least six Board meetings per year, whilst the New NWR Articles now permit the Directors to regulate their proceedings as they see fit, as is permitted under English law;

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(iv)	in accordance with the Companies Act, a Director may be removed by (i) an ordinary resolution of the general meeting of New NWR (subsequent to special notice being given of such a resolution prior to the relevant general meeting) and/or (ii) notice of termination given by at least 75 per cent. of the other Directors. Under the Existing NWR Articles, a Director may only be suspended or removed by a resolution of the general meeting adopted by an absolute majority of the votes cast and such majority must represent at least one-third of the issued share capital, failing which, a majority resolution at a subsequent general meeting with no quorum requirement;

(v)	the New NWR Articles no longer require that members of committees created by the Board for specific purposes be appointed from among the directors, whereas, under the Existing NWR Articles, the members of the committees must be directors;

(vi)	in respect of joint holders of shares, the Existing NWR Articles state that the joint holding participants can determine that a number of votes corresponding with each participant’s respective interest will be cast in accordance with that participant’s instructions, whereas, under the New NWR Articles, the vote of the holder who appears earlier in the Register is accepted to the exclusion of the votes of the other joint holders;

(vii)	the New NWR Articles now provide the Directors with a right to refuse the registration of shareholders if certain conditions are not met and state that no fee will be charged by New NWR in relation to registration of transfer. There is no such right of refusal in the Existing NWR Articles;

(viii)	the Board and New NWR (by ordinary resolution) may appoint Directors. Any appointment by the Board will be subject to the approval of the shareholders by ordinary resolution at the first general meeting following the appointment of a director by the Board. At NWR level, this right will be set out in the Relationship Agreement; and

(ix)	provisions relating to meetings of shareholders of a specific class now contain greater detail as to the quorum of such meetings and the ability of such shareholders to demand a poll in the New NWR Articles.

2	Key differences as a result of aligning the New NWR Articles with certain aspects of English law, UK regulation and best practice

Further to the general differences outlined above, certain provisions in the Existing NWR Articles have not been included in the New NWR Articles as these matters are governed by the Companies Act or other applicable legislation. Some of these are set out in “—C. Summary of some applicable UK laws and regulations which apply to New NWR and differences with existing applicable Dutch laws and regulations which apply to Existing NWR”. Other key differences as a result of aligning the New NWR Articles with English law, UK regulation and best practice include the following:

(i)	New NWR’s objectives have not been outlined in the New NWR Articles as under the Companies Act, a company’s objectives are unrestricted unless specifically restricted by its articles;

(ii)	there is no longer an authorised share capital in the New NWR Articles as the concept of authorised share capital no longer exist in relation to any company incorporated in the UK;

(iii)	there is no longer a provision on the restrictions imposed on the Directors when adopting a resolution to issue shares as these restrictions are imposed by the Companies Act;

(iv)	there are no provisions in the New NWR Articles concerning shareholders’ pre-emption rights as these rights are conferred by the Companies Act provided that no issue of B Shares not in compliance with statutory pre-emption rights can take place without the consent of the B Shareholders;

(v)	there is no longer a provision in respect of payments for shares and share premium reserves as these matters are governed by the Companies Act;

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(vi)	there are no longer any provisions in respect of the repurchase of own shares, alienation of own shares and pledges on own shares as these matters are governed by the Companies Act provided that any repurchase of a New A Share or a New B Share, respectively, shall only be made to the extent there are available A reserves or B reserves in respect of such purchase;

(vii)	the provisions in the New NWR Articles on reduction of share capital now mirror the applicable procedure outlined in the Companies Act;

(viii)	the Existing NWR Articles stated that the non-executive directors have no power to represent Existing NWR. This is not the case under English law in respect of an English company and as a result this is not reflected in the New NWR Articles;

(ix)	in line with UK corporate governance standards, a maximum aggregate cap of EUR 2,000,000 on Directors’ ordinary remuneration has been included in the New NWR Articles, along with a provision that the Board will resolve each Director’s remuneration subject to this aggregate cap. Additional remuneration for a Director holding executive office or for a Director performing services outside of the scope of his ordinary duties may be paid to such director if so resolved by the Board;

(x)	there are no longer any provisions on the requirements, form and period of notice or minutes of shareholder meetings as these matters are covered by the Companies Act, nor are there any provisions on the requirements, form and period of notice or minutes of Directors meetings, other than a requirement to give notice to other Directors;

(xi)	under the New NWR Articles, meetings taking place by electronic means will take place as “satellite meetings”. This is market practice for UK incorporated public companies with the objective of ensuring equal treatment of those attending the meeting from a remote location. In order to facilitate this, the New NWR Articles further prescribe that voting may be by electronic poll at the election of the Chairman;

(xii)	provisions in the New NWR Articles regarding voting rights and procedure are substantially different to and contains less details than the provisions in the Existing NWR Articles as most of these are governed by the Companies Act. The New NWR Articles further provide that in the first instance, voting at a general meeting will be by a poll; and

(xiii)	the New NWR Articles contain no detailed provisions (other than requirements to prepare accounting records in such a manner as to make appropriate allocations between the Mining Division and the Real Estate Division) as to New NWR’s preparation of accounts as the Companies Act contains detailed provisions as to how UK incorporated public companies are required to prepare their accounts;

Notwithstanding the principal differences between the New NWR Articles and the Existing NWR Articles referred to above, the voting rights relating to the New A Shares will be substantially the same as those held in respect of the Existing A Shares and the New A Shares will rank pari passu for distributions and in all other respects with other fully paid New A Shares.

The provisions of the New NWR Articles are further described in “—A. Summary of the New NWR Articles of Association”. Copies of the Existing NWR Articles and the New NWR Articles are also available for inspection as described in paragraph 19 of Part XVIII—“Additional Information”.

(C)	Summary of some UK laws and regulations which apply to New NWR and differences with Dutch laws and regulations which apply to Existing NWR

Set out below is a summary of the principal UK laws and regulations which will apply to New NWR following completion of the Offer, together with a brief outline, for the purposes of comparison, of the laws and regulations which currently apply to Existing NWR. This summary is intended to be illustrative only and does not purport to be exhaustive or to constitute legal advice. Any Existing A Shareholder wishing to obtain further information regarding his rights as an Existing A Shareholder under Dutch and/or his rights as a prospective holder of New A Shares under English law should consult his Dutch and/or English legal advisers. It should be further noted that New NWR will also be listed on the PSE and the WSE, and that existing applicable laws and regulations in the Czech Republic and Poland currently applicable to Existing NWR should continue to apply to New NWR in all material respect.

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1	UK Listing Rules

The UK Listing Rules will generally apply to New NWR in the same manner in which they applied to Existing NWR. This will include, without limitation:

(i)	the continuing obligations in Chapter 9 of the UK Listing Rules;

(ii)	the rules concerning significant transactions in Chapter 10 of the UK Listing Rules;

(iii)	the rules concerning related party transactions in Chapter 11 of the UK Listing Rules;

(iv)	the rules concerning dealing in own securities (including share buybacks) in Chapter 12 of the UK Listing Rules; and

(v)	the rules concerning the approval and contents of circulars to shareholders in Chapter 13 of the UK Listing Rules.

2	Notification of shareholders’ voting rights

2.1	New NWR’s position

The obligation to notify voting rights in relation to New NWR will be governed by the UK Disclosure and Transparency Rules, under which a person who is a shareholder of a UK company with shares admitted to trading on the London Stock Exchange is required to notify the company as soon as his voting rights reach, exceed or fall below 3 per cent. and each whole percentage change thereafter up to 100 per cent. Voting rights include those held as a shareholder or otherwise through a direct or indirect holding of financial instruments.

Financial instruments for these purposes include certain holdings of financial instruments, including transferable securities and options, futures, swaps, forward rate agreements and any other derivative contracts that give the holder the right to acquire shares with voting rights attached. All disclosable interests must be notified to New NWR within two trading days. Any information disclosed to New NWR in accordance with the notification of major shareholdings provisions must be disclosed by New NWR to a regulatory information service as soon as possible and, in any event, by not later than the end of the trading day following receipt of the information.

2.2	Existing NWR’s position

Obligations to notify voting rights in relation to Existing NWR are currently governed primarily by Dutch law. The Dutch Financial Supervision Act provides that each person whose holding of voting rights and/or equity interest, directly or indirectly, amounts to 5 per cent. or more must notify the AFM without delay by means of a standard form or through its automated notification system. Any person who, directly or indirectly, acquires or disposes of an equity interest or voting right(s) in Existing NWR must without delay give written notice to the AFM, if, as a result of such acquisition or disposal, the percentage of share capital interest or voting rights held by such person, directly or indirectly, reaches, exceeds or falls below the following thresholds: 5 per cent., 10 per cent., 15 per cent., 20 per cent., 25 per cent., 30 per cent., 40 per cent., 50 per cent., 60 per cent., 75 per cent. and 95 per cent. In addition, if, as a result of a change in the issued share capital or voting rights of Existing NWR, a person’s direct or indirect equity interest in Existing NWR’s or voting rights (passively) reaches, exceeds or falls below the above-mentioned thresholds, the person in question must give notice to the AFM no later than the fourth trading day after the AFM has published the change in its issued share capital and/or voting rights in the public register.

Annually, within four weeks after the end of the calendar year, each holder of 5 per cent. or more of Existing NWR’s issued share capital or voting rights whose interest has changed in the period after his most recent notification to the AFM, where the change relates to the composition of his equity interest as a result of certain acts (e.g., the exchange of shares (an actual interest) for depositary receipts for shares (which is a potential interest) or the exercise of a right to acquire shares (pursuant to which the potential interest becomes an actual interest) must also notify the AFM of such changes.

Voting rights for these purposes include those held as a shareholder or otherwise through a holding of financial instruments. Under the Dutch rules, this does not extend to pure economic interests in shares such as contracts for differences, as is the case under the UK Disclosure and Transparency Rules.

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3	Insider dealing and market abuse regimes

3.1	New NWR’s position

The rules on insider dealing set out in the UK Criminal Justice Act 1993 and the rules on market abuse set out in FSMA will apply to New NWR.

3.2	Existing NWR’s position

Both the rules on market abuse set out in Dutch law (in the Dutch Financial Supervision Act) and in UK law (in FSMA) apply to Existing NWR. However, the Dutch Financial Supervision Act does not contain any material additional restrictions or obligations in relation to market abuse than those under UK law.

4	Increase in share capital

4.1	New NWR’s position

Since 1 October 2009, the concept of authorised share capital no longer exists in relation to any company incorporated in the UK, including New NWR.

The Directors of New NWR cannot issue new shares unless they are authorised to do so at general meeting approved by a simple majority vote (i.e. more than 50 per cent. of the total votes cast at the meeting) or by New NWR’s Articles.

Paragraph 5.1 below explains the pre-emption rights of New NWR’s Shareholders which will apply to certain new issues of shares by New NWR.

4.2	Existing NWR’s position

Increases in the authorised and issued share capital of Existing NWR are governed by Dutch law. An increase in share capital is accomplished by issuance of shares, restricted to the amount of authorised share capital as recorded in the Existing NWR Articles. If the amount of the authorised share capital is exceeded, the Existing NWR Articles must be amended.

The issue of shares requires approval of the Board and subsequent adoption of a resolution by the general meeting by way of an absolute majority of votes. Alternatively, shares can be issued by the Board if designated for that purpose by the Existing NWR Articles or by the general meeting. If the Board has been thus designated, the general meeting may not, to the extent and for the period the designation is in effect, adopt resolutions to issue shares. A valid resolution of the general meeting to issue shares of any class or to designate the Board shall require the prior or simultaneous approval of each group of holders of shares of the same class whose rights are affected by the issue of shares.

Paragraph 5.2 below explains the pre-emption rights for Existing NWR’s Shareholders which apply to issues of shares by Existing NWR.

5	Pre-emption rights

5.1	New NWR’s position

UK law and the UK Listing Rules will govern pre-emption rights in relation to New NWR and the rules are the same, in all material respects, to the position set out below in relation to Existing NWR. The authority to issue shares and to limit or exclude pre-emption rights in respect of Existing NWR has been conferred on the Board as set out in Paragraph 4. Broadly, New NWR may not, without the approval of shareholders, allot “equity securities” for cash unless it also makes an offer to all existing shareholders of the company on the same or more favourable terms as those offered to the public. Breach of this provision renders New NWR, and every officer who knowingly authorised or permitted the breach, jointly and severally liable to compensate any person to whom the offer should have been made for losses suffered as a result of the breach. New NWR may disapply such statutory pre-emption by a special resolution of shareholders at general meeting (i.e. more than 75 per cent. of the votes cast at the meeting). Such disapplication must be subject to a time limit on the Directors’ general authority to allot shares (for cash or otherwise). The Listing Rules impose similar pre-emption requirements. As with the Existing NWR Articles, the New NWR Articles, further provide that each resolution to restrict or exclude pre-emptive rights in accordance with the Companies Act with respect to a further allotment of New B Shares shall require the approval of the meeting of holders of New B Shares or a notice in writing signed by the majority of the holders of the New B Shares.

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5.2	Existing NWR’s position

Dutch law and the Existing NWR Articles govern pre-emption rights in relation to Existing NWR. The general meeting, or the Board if so designated by the general meeting, may restrict or exclude shareholders’ pre-emptive rights. A resolution of the general meeting to exclude or restrict pre-emptive rights or to designate the Board to exclude or restrict pre-emptive rights requires a majority of at least two-thirds of the votes cast, if less than 50 per cent. of Existing NWR’s issued and outstanding share capital is present or represented at the general meeting. If at least 50 per cent. of the issued share capital is present or represented at the general meeting, an absolute majority of the votes cast is required for the adoption of such a resolution. A resolution by the general meeting to restrict or exclude pre-emptive rights can only be adopted upon a proposal of the Board.

In the event that the Board has been designated as the corporate body to issue shares or grant rights to subscribe for shares, the general meeting may also designate the Board with the authority to limit or exclude pre-emptive rights for a period of no more than five years. This period may be extended for successive periods not exceeding five years. Unless the designation provides otherwise, it cannot be revoked.

Each resolution to restrict or exclude pre-emptive rights with respect to an issuance of class Existing B Shares shall require the prior or simultaneous approval of the meeting of holders of class Existing B Shares.

6	Reductions of share capital

6.1	New NWR’s position

Reductions of share capital of New NWR will be governed by UK law. A capital reduction can take place in any way but must be approved by a special resolution of shareholders at general meeting. The reduction must also be confirmed by the court, which will consider the interests of creditors. The reduction must be advertised in a national newspaper seven clear days before the final hearing date where the court confirms the reduction. The reduction of capital takes effect on the registration of the court order with the UK registrar of companies.

6.2	Existing NWR’s position

The general meeting may, on proposal of the Board, resolve to reduce the issued share capital by cancellation of shares or by reducing the par value of shares by way of an amendment to the Existing NWR Articles.

If shareholders representing only less than 50 per cent. of the issued share capital are present or represented at the general meeting, a resolution to reduce the issued share capital can only be adopted by at least two-thirds of the votes cast. The validity of a resolution to cancel all shares of a special class requires a prior or simultaneous approval of the meeting of holders of shares of such class. If adopted, the resolution must be filed with the trade registry and a notice of the filing must be published in a nationally distributed daily newspaper in the Netherlands. After the resolution is passed, creditors have two months to oppose the resolution.

7	Share buy-backs

7.1	New NWR’s position

A share buy-back by New NWR will be governed by UK law. A public company in the UK can buy back its shares out of distributable profits or the proceeds of an issue of New A Shares made for such purpose. The buy-back must be approved by shareholders, either by simple majority (i.e. more than 50 per cent. of the total votes cast at the meeting) for a market purchase or a majority of 75 per cent. of the total votes cast at the meeting for an off-market purchase. New NWR has been given authority by its shareholders to make market purchases (as defined in Section 693 of the Companies Act) of New A Shares up to a maximum number of 26,469,871.

The UK Listing Rules and the UK Disclosure and Transparency Rules impose additional requirements on share buy-backs by listed companies. In particular, the UK Listing Rules set out limitation on price and provisions relating to the method of purchase. Further, New NWR will need to send a circular to its shareholders with the notice of meeting proposing a resolution to authorise a purchase of shares (other than that described above).

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7.2	Existing NWR’s position

A share buy-back by Existing NWR is governed by Dutch law. Upon authorisation of the general meeting, the Existing NWR Board may buy back shares if its equity less the acquisition price is not less than the sum of (x) the paid-up and called-up part of its issued share capital and (y) the mandatory reserves (if any). Not more than half of Existing NWR’s issued share capital may be held in treasury.

8	Significant transactions and related party transactions

8.1	New NWR’s position

Significant transactions and related party transactions undertaken by New NWR will be governed by the UK Listing Rules. In relation to significant transactions, the UK Listing Rules set out “class tests” for UK listed companies. A transaction is classified according to its size by reference to a number of different percentage ratios. The results of the class tests are used to categorise the transaction as a Class 1, Class 2 or Class 3 transaction or a reverse takeover and the category of transaction then determines what procedural requirements must be complied with. In particular, a Class 1 transaction or a reverse takeover requires prior shareholder approval by a simple majority (i.e. more than 50 per cent. of the total votes cast at the general meeting). A Class 1 transaction also require the company to send an explanatory circular to its shareholders. These rules concerning significant transactions already apply to Existing NWR in light of its premium listing on the Official List.

The UK Listing Rules also set out certain procedural requirements in respect of related party transactions, including shareholder approval, where a related party transaction exceeds a certain value on the basis of the class tests. These rules concerning related party transactions will apply to New NWR.

8.2	Existing NWR’s position

Significant transactions undertaken by Existing NWR are governed by a combination of Dutch law and UK regulation. Dutch law provides that all resolutions of the Board require approval in a general meeting where they relate to a significant change in the identity or character of a company or the business of the company, which includes: (i) a transfer of the business of the company or substantially all of the business to a third party; (ii) the entry into or termination of a long-term co-operation arrangement with a third party which is of material significance to the company; and (iii) the purchase or sale of a company or business where the target company or business is over one-third of the value of the assets of the company (on a consolidated basis). The relevant UK Listing Rules as set out above will continue to apply to Existing NWR until the cancellation of the listing of the Existing A Shares on the Official List and the cancellation of trading of the Existing A Shares on the London Stock Exchange’s main market for listed securities.

9	Disclosure of information

9.1	New NWR’s position

New NWR will have obligations relating to disclosure of information which are governed by UK regulation namely, the UK Listing Rules and the UK Disclosure and Transparency Rules. Under the UK Disclosure and Transparency Rules, subject to certain exceptions, New NWR is obliged to notify the market as soon as possible of any inside information which directly concerns it.

9.2	Existing NWR’s position

Existing NWR’s obligations to disclose information are governed by a combination of Dutch law and UK regulation. Pursuant to the Dutch Financial Supervision Act and requirements under the Transparency Directive, Existing NWR is required to publish annual reports and accounts within four months after the end of each financial year and its half-yearly reports and accounts within two months after the end of the first six months of each financial year. In addition, Existing NWR is also obliged to publish interim management statements (inter alia containing an overview of important transactions and their financial consequences) in the period starting 10 weeks after the beginning, and ending six weeks before the end, of the first and second half of each financial year, or, alternatively, to publish quarterly financial statements.

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10	Distributions

10.1	New NWR’s position

Distributions made by New NWR will be governed by UK law. Under UK law, a public limited company can only make a distribution if the amount of its net assets is more than the aggregate of its called up share capital and undistributable reserves. The distribution cannot reduce its net assets to below that aggregate amount. Under the New NWR Articles, the Directors may pay fixed dividends on any class of shares carrying a fixed dividend expressed to be payable on fixed dates on the dates prescribed for the payment of such dividends, and may pay interim dividends on shares of any class of such amounts and on such dates and in respect of such periods as they think fit.

10.2	Existing NWR’s position

Distributions made by Existing NWR are governed by Dutch law. Under Dutch law, a public limited liability company may make distributions up to the amount of its freely distributable reserves, being the aggregate of its called-up share capital and the reserves which must be maintained by law or its articles of association. Interim distributions may only be made (i) if permitted by the articles of association (ii) if there are sufficient freely distributable reserves (as determined on the basis of an interim statement of assets and liabilities).

11	Convening general meetings

11.1	New NWR’s position

The convening of general meetings by New NWR will be governed by UK law. Under UK law, a notice of a general meeting must: (i) provide a clear and adequate explanation of its subject matter; and (ii) contain all information necessary to allow members to make a properly informed decision on the issues they will be voting on at the meeting. No valid resolutions can be passed by New NWR in respect of matters not listed in the agenda set out in the notice. There is no requirement that the notice convening the general meeting be published in a newspaper. The UK Listing Rules, in relation to Existing NWR, will also apply to New NWR.

Under the UK Listing Rules, circulars (e.g. notices of meetings) should not be circulated or published unless they have been approved by the FSA. However, prior approval is not required if the circular or its subject matter has no unusual features, provided that certain requirements are complied with. For example, FSA approval is unlikely to be required for a notice of an annual general meeting at which only “ordinary business” is to be proposed. Directors are required to give a voting recommendation and certain wording should be included in a notice if any business other than ordinary business is proposed (i.e. special business).

11.2	Existing NWR’s position

The convening of general meetings by Existing NWR is governed by a combination of Dutch law and UK regulation. Under Dutch law, all shareholder meetings must take place in the Netherlands. Existing NWR’s Articles allow shareholders to participate in shareholder meetings in person, or by proxy or, if authorised by the Board, by electronic means of communications.

Under Dutch law, notices convening general meetings must include the subjects to be considered at the general meeting (with an agenda and explanatory notes thereto) or a statement that shareholders may inspect the same at the offices of the company. Valid resolutions cannot be passed by Existing NWR in respect of matters not listed in the agenda set out in the notice. The notice convening the general meeting must also be published (with due observance of the notice period) in a daily newspaper with national circulation in the Netherlands.

12	Notice period for general meetings

12.1	New NWR’s position

The notice period which New NWR will have to give to call a shareholder meeting is governed by UK law. UK law requires that a public limited company give shareholders at least 21 clear days’ notice of an annual general meeting and at least 14 clear days’ notice of other general meetings, provided that it has been authorised by shareholders to do so and certain other requirements are satisfied. However, New NWR will be required to give more notice of its annual general meetings, as the UK Corporate Governance Code (previously the UK Combined Code),

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with which New NWR intends to comply with in most respects, recommends that the notice and related papers be sent to shareholders at least 20 working days before the meeting.

12.2	Existing NWR’s position

The notice period which Existing NWR has to give to call a shareholder meeting is governed by a combination of Dutch law, Existing NWR’s Articles and the UK Combined Code. Dutch law requires that a notice convening a shareholder meeting shall be given no later than on the 42nd day prior to the day of the meeting.

13	Voting at general meetings

13.1	New NWR’s position

New NWR’s shareholder votes will be governed by UK law and the New NWR Articles. Under the New NWR Articles, shareholders shall cast their votes at a general meeting of shareholders on a poll. Each member has one vote for every share owned.

13.2	Existing NWR’s position

Existing NWR’s shareholder votes are governed by Dutch law. Under Dutch law, the manner of voting by shareholders at general meetings is not prescribed by law. Existing NWR’s Articles provide that votes in respect of matters shall be by oral acclamation, and votes in respect of persons shall be cast by way of unsigned ballots. Each Existing A Shareholder has one vote for every Existing A Share owned.

14	Resolutions at general meetings

14.1	New NWR’s position

UK law will govern the resolutions put to shareholders by New NWR. Under UK law, there is a distinction between ordinary resolutions (which require a simple majority, being more than 50 per cent. of the total votes cast at the meeting) and special resolutions (which require a majority of 75 per cent. of the total votes cast at the meeting).

14.2	Existing NWR’s position

A combination of Dutch law and Existing NWR’s Articles governs the resolutions put to shareholders by Existing NWR. Under Dutch law, all resolutions may be passed by a simple majority (i.e. more than 50 per cent. of the total votes cast at the meeting), except that certain matters require a two thirds majority of the votes cast at the meeting if less than 50 per cent. of the issued share capital is represented at the meeting, either in person or by proxy.

However, it is permitted under Dutch law for the articles of association of a company to require higher voting majority thresholds. Existing NWR’s Articles contain provisions which require that at least three-quarters of the issued share capital is represented at the general meeting of shareholders and that a majority of two-thirds of the votes should be cast in relation to certain matters which would require a special resolution under UK law. These matters include:

(i)	making any amendments to Existing NWR’s Articles other than at the proposal of the Board and

(ii)	approving the winding up of Existing NWR other than at the proposal of the Board

15	Directors’ appointment and removal

15.1	New NWR’s position

The appointment and removal of directors by New NWR will be governed by UK law and the UK Corporate Governance Code. Under UK law, the appointment and removal of directors is determined by the articles of association, subject to certain statutory requirements and regulatory recommendations. In line with the Companies Act, the New NWR Articles provides for the removal of any Director by ordinary resolutions of which special notice had been given.

15.2	Existing NWR’s position

The appointment and removal of directors by Existing NWR is governed by a combination of Dutch law and the UK Combined Code. Under Dutch law, directors can only be appointed,

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suspended or dismissed by shareholders at a shareholders’ meeting. Unlike under UK law, a director cannot be appointed on an interim basis by the board of a company.

As Existing NWR has decided to comply voluntarily with most provisions of the UK Combined Code, Existing NWR also needs to follow its provisions in this area. Accordingly, there is a formal, rigorous and transparent procedure for the appointment of new directors to the Board. Any shareholder resolutions appointing directors are drafted so that there is a separate resolution in respect of each director.

16	Takeover offers

16.1	New NWR’s position

Takeover offers in relation to New NWR will be governed by UK law, in particular the Companies Act and the City Code. All such takeover offers are regulated by the Panel.

Due to the way in which the European Takeover Directive (Directive 2004/25/EC) has been implemented in Poland, there remains some uncertainty as to the application of Polish takeover rules to New NWR, and there is a risk that the KNF could determine that such rules do apply to New NWR. While the KNF has confirmed its view that Polish takeover rules should not apply to Existing NWR in the context of the Offer, there can be no assurance that this view will be shared by the Polish courts with respect to Existing NWR or New NWR.

16.2	Existing NWR’s position

Pursuant to Article 4(2)(e) of the Takeover Directive, jurisdiction on takeover matters relating to Existing NWR is shared between the Panel and the AFM. Matters relating to the consideration and procedural matters are governed by UK law, namely the City Code. Matters relating to employee information and company law matters (in particular the percentage of voting rights which confers control and any derogation from the obligation to launch an offer, as well as the conditions under which the board of the offeree company may undertake any action which might result in the frustration of the offer) are governed by Dutch law.

Specific details in relation to mandatory offers and squeeze-outs are set out at “Mandatory Offers” and “Squeeze-out” below.

As with New NWR above, due to the way in which the European Takeover Directive (Directive 2004/25/EC) has been implemented in Poland, there remains some uncertainty as to the application of Polish takeover rules to Existing NWR, and there is a risk that the KNF could determine that such rules do apply to Existing NWR.

17	Mandatory offers

17.1	New NWR’s position

Under the City Code, if an acquisition of New NWR Shares were to increase the aggregate holding of an acquirer (together with its concert parties) of New NWR Shares carrying 30 per cent. or more of the voting rights in New NWR, the acquirer and, depending upon the circumstances, its concert parties, would be required (except with the consent of the Panel) to make an offer for the outstanding New NWR Shares. A similar obligation to make such a mandatory offer would also arise on the acquisition of New NWR Shares by a person holding (together with its concert parties) New NWR Shares carrying between 30 per cent. and 50 per cent. of the voting rights in New NWR if the effect of such acquisition were to increase that person’s percentage of the voting rights.

17.2	Existing NWR’s position

Under the Dutch Financial Supervision Act, if an acquisition of shares were to increase the aggregate holding of an acquirer and its concert parties of shares to 30 per cent. or more of the voting rights (“controlling influence”) in Existing NWR, the acquirer and its concert parties would be required to make an offer for the outstanding shares (unless such holding is reduced below 30 per cent. within 30 days of the acquisition of controlling influence provided that (i) during this period the relevant shareholder(s) did not exercise its (their) voting rights and (ii) the reduction of the shareholding was not effected by a transfer of shares to an exempted party). Concert parties under the Dutch Financial Supervision Act include natural persons, legal persons and enterprises with whom a person is working together, pursuant to an agreement, with the purpose of acquiring controlling influence in a listed public limited liability company or, if there is cooperation with the

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target company, the obstruction of a public offer in respect of a listed public limited liability company by a third party. The City Code would also apply to such a mandatory offer.

18	Compulsory acquisition of minority shareholdings

18.1	New NWR’s position

The compulsory acquisition provisions in the Companies Act allow an offeror to acquire 100 per cent. of the share capital of a company in a takeover in certain circumstances.

The Companies Act provides that where a person (the offeror) makes a takeover offer to acquire all of the shares (or all of the shares of any class) in a company (other than any shares already held by the offeror at the date of the offer), if the offeror has by virtue of acceptances of the offer acquired or unconditionally contracted to acquire (i) not less than 90 per cent. in value of the shares (or class of shares) to which the offer relates and (ii) if the shares to which the offer relates are voting shares, not less than 90 per cent. of the voting rights carried by those shares, the offeror may give notice to the holder of any of the shares (or class of shares) to which the offer relates which the offeror has not acquired or unconditionally contracted to acquire that he desires to acquire those shares. The offeror is entitled and bound to acquire the shares to which the notice relates on the terms of the original takeover. A holder of any shares who receives a notice of compulsory acquisition may, within six weeks from the date of the notice, apply to the court for an order that the offeror not be entitled and bound to acquire the holder’s shares or that the offeror purchase the holder’s shares on terms different to those of the original takeover offer.

Similarly, where before the end of the period within which the takeover offer can be accepted, the offeror has by virtue of acceptances of the offer acquired or unconditionally contracted to acquire not less than 90 per cent. in value of all of the shares (or all of the shares of a particular class) of the company and not less than 90 per cent. of the voting rights of the company, the holder of any shares (or class of shares) to which the offer relates who has not accepted the offer may, by written notice to the offeror, require the offeror to acquire the holder’s shares. The offeror shall be entitled and bound to acquire the holder’s shares on the terms of the original takeover offer or on such other terms as may be agreed. Where a holder gives the offeror a notice of compulsory acquisition, each of the offeror and the holder of the shares is entitled to apply to the court for an order that the terms on which the offeror is entitled and bound to acquire the holder’s shares shall be such as the court thinks fit.

18.2	Existing NWR’s position

A shareholder who for his own account holds at least 95 per cent. of Existing NWR’s issued capital may institute proceedings against Existing NWR’s other shareholders jointly for the transfer of their shares to the claimant. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer van het Gerechtshof te Amsterdam, the “Enterprise Chamber”) and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary upon advice of one or more experts.

An offeror under a public offer is also entitled to start such a squeeze out procedure before the Enterprise Chamber within three months after the offer period, if following the public offer he holds at least 95 per cent. of the shares (or class of shares) to which the offer relates, representing at least 95 per cent. of the voting rights carried by the shares to which the offer relates. Where the offer is made on a mandatory basis (as described above), the offer price is in principal deemed to be a reasonable price, which has to be accepted by minority shareholders. Where the offer is made on a voluntary basis, the offer price is considered reasonable if the offeror has acquired at least 90 per cent. of the shares (or class of shares) to which the offer relates. The Enterprise Chamber, however, may instruct one or more experts to determine the price.

Following a public offer, each remaining minority shareholder is entitled to demand a sale of its shares to the offeror if the offeror has acquired at least 95 per cent. of the shares (or class of shares) to which the offer relates, representing at least 95 per cent. of the voting rights carried by those shares. The same rules as for squeeze out proceedings initiated by the offeror apply to the determination of the price.

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Part XVIII

Additional Information

1	Responsibility

1.1	New NWR, Existing NWR and the Directors, whose names appear on page 45 of this document, accept responsibility for the information contained in this document. To the best of the knowledge and belief of New NWR, Existing NWR and the Directors, whose names appear on page 45 of this document, having taken all reasonable care to ensure that such is the case, the information contained in this document is in accordance with the facts and does not omit anything likely to affect its import.

1.2	Certain information provided in this document, in particular the information presented in Part IX “Market and Industry Overview”, has been sourced from third parties. New NWR and Existing NWR confirm that such third-party information has been accurately reproduced and, so far as New NWR and Existing NWR are aware and are able to ascertain from information published by that third party, no facts have been omitted which would render the reproduced information inaccurate or misleading. Where third-party information has been included in this document, the source of such information has been identified.

2	Incorporation and Activity

New NWR was incorporated and registered in England and Wales on 30 March 2011 under the Companies Act as a public limited company with registered number 7584218.

The registered office of New NWR is at One Silk Street, London EC2Y 8HQ, United Kingdom. The principal legislation under which New NWR operates and under which the New A Shares have been created is the Companies Act and regulations created thereunder.

New NWR has not traded nor prepared any accounts since its incorporation. KPMG Audit Plc, whose registered address is 15 Canada Square, London E14 5GL, United Kingdom, are the auditors of New NWR and have been the only auditors of New NWR since its incorporation. KPMG Audit Plc is a member of Institute of Chartered Accountants of England and Wales.

Upon the Offer becoming or being declared wholly unconditional, the business of New NWR and its principal activity will be to act as the ultimate holding company of the Group.

3	Share Capital of New NWR

3.1	New NWR was incorporated as a public company with a share capital of EUR 0.80 plus £50,000, divided into two ordinary shares of EUR 0.40 each and 50,000 redeemable non-voting preference shares of £1 each. The ordinary shares were issued at a nominal value of EUR 0.40 each to Hackwood Secretaries Limited. On 30 March 2011, Carlton Evans of Linklaters LLP subscribed for 50,000 redeemable non-voting preference shares of £1.

3.2	By resolutions passed at a general meeting of the shareholder of New NWR, on 8 April 2011 as special resolutions, it was resolved by the holder of the ordinary shares that;

(a)	With effect from the Offer becoming or being declared unconditional in all respects, New NWR adopt the New NWR Articles;

(b)	Subject to the adoption of the New NWR Articles in paragraph (a) above and with effect from the Offer becoming or being declared unconditional in all respects, the two issued ordinary shares were converted into and redesignated as subscriber shares of EUR 0.40 each (the “Subscriber Shares”) (the rights attaching to which will be deferred once the New A Shares in connection with the Offer are admitted to the Official List and to trading on the main market of the London Stock Exchange);

(c)	Subject to the adoption of the New NWR Articles in paragraph 3.2(a) above and with effect from the Offer becoming or being declared unconditional in all respects, and in addition to the authority described in paragraph 3.2(d) below, the New NWR Directors be empowered to allot up to an aggregate nominal amount of EUR 92,644,550, equity securities (as defined in Section 560(1) of the Companies Act) other than New B Shares in the share capital of New NWR wholly for cash or in settlement of an obligation of the Company to pay cash to any Existing NWR shareholder who does not accept the Offer, in each case in connection with an exercise by New NWR or any such Existing NWR shareholder of its rights pursuant to Section 2:92a, Section 2:359c

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or Section 2:359d of the Dutch Civil Code respectively, provided that such power shall expire at the end of the next Annual General Meeting or on 30 June 2012, whichever is the earlier but so that New NWR may make offers and enter into agreements during this period which would, or might, require equity securities (other than New B Shares) to be allotted after the power ends;

(d)	Subject to the adoption of the New NWR Articles in paragraph 3.2(a) above and the passing of the resolution described in paragraph 3.3(d) below and with effect from the Offer becoming or being declared unconditional in all respects and in addition to the authority described in paragraph 3.2(c) above, the New NWR Directors be empowered to allot equity securities (as defined in Section 560(1) of the Companies Act) other than New B Shares wholly for cash either (i) pursuant to the authority described in paragraph 3.3(d) below or where the allotment constitutes an allotment of equity securities (other than an allotment of New B Shares) by virtue of Section 560(3) of the Companies Act, and in each case either in connection with a pre-emptive offer and if otherwise than in connection with a pre-emptive offer, up to an aggregate nominal amount of EUR 92,644,550 before the Reduction of Capital has become effective, and EUR 5,293,974 thereafter and (ii) pursuant to the authority described in paragraph 3.3(d) below in connection with a rights issue, as if Section 561(1) of the Companies Act did not apply to such allotment. Such authority is to expire on the earlier of the end of the next annual general meeting of New NWR or on 30 June 2012, save that New NWR may make offers and enter into agreements during this period which would, or might, require equity securities (other than New B Shares) to be allotted after the power ends;

(e)	Subject to (i) the adoption of the New NWR Articles in paragraph 3.2(a) above and the passing of the resolution described in paragraph 3.3(e) below and (ii) compliance with Article 7.1(d) of the New NWR Articles, with effect from the Offer becoming or being declared unconditional in all respects, the New NWR Directors be empowered to allot New B Shares wholly for cash either (i) pursuant to the authority described in paragraph 3.3(e) below or where the allotment constitutes an allotment of New B Shares by virtue of Section 560(3) of the Companies Act, and in each case either in connection with a pre-emptive offer and if otherwise than in connection with a pre-emptive offer, up to an aggregate nominal amount of EUR 3,500, before the Reduction of Capital has become effective, and EUR 200 thereafter and (ii) pursuant to the authority described in paragraph 3.3(e) below in connection with a rights issue, as if Section 561(1) of the Companies Act did not apply to such allotment. Such authority is to expire on the earlier of the end of the next annual general meeting of New NWR or on 30 June 2012, save that New NWR may make offers and enter into agreements during this period which would, or might, require New B Shares to be allotted after the power ends;

(f)	Subject to the adoption of the New NWR Articles in paragraph 3.2(a) above and with effect from the Offer becoming or being declared unconditional in all respects, New NWR be unconditionally and generally authorised to make market purchases of New A Shares of EUR 7.00 each, (or, after the reduction of capital has become effective, of EUR 0.40 each) provided that the maximum number of New A Shares purchased is 26,469,871, the minimum price paid for each share is EUR 7.00, (or, after the reduction of capital has become effective, of EUR 0.40 each) and the maximum price paid for a New A Share is the higher of 105 per cent. of the average closing price of New A Shares for the five business days preceding the day on which such share is contracted to be purchased or the price of the last independent trade and the highest current bid as stipulated by Article 5(1) of Commission Regulation (EC) 22 December 2003 implementing the Market Abuse Directive as regards exemptions for buy-back programmes and stabilisation of financial instruments (No 2273/2003). Such authority shall expire on the earlier of the conclusion of the annual general meeting of New NWR held in 2012 or 30 June 2012 (except in relation to the purchase of shares the contract for which was concluded before the expiry of such authority which might be executed wholly or partly after such expiry) unless such authority is renewed prior to such time;

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(g)	Subject to the adoption of the New NWR Articles in paragraph 3.2(a) above and the Offer becoming or being declared unconditional in all respects, the capital of New NWR be reduced by (i) cancelling and extinguishing paid-up capital to the extent of EUR 6.60 upon each New A Share in the capital of New NWR and by reducing the nominal amount of each of the said New A Shares, whether issued or unissued, to EUR 0.40 and such amount shall be credited to the dividend reserve A (as defined in the New NWR Articles) of profit to be available to New NWR to be (a) distributed from time to time as dividends on the New A Shares in accordance with the Companies Act and New NWR’s Articles, or (b) applied by New NWR towards any other lawful purpose to which such dividend reserve A may be applied and (ii) cancelling and extinguishing paid-up capital to the extent of EUR 6.60 upon each New B Share in the capital of New NWR and by reducing the nominal amount of each of the said New B Shares, whether issued or unissued, to EUR 0.40 and such amount shall be credited to the dividend reserve B (as defined in the New NWR Articles) to be available to New NWR to be: (a) distributed by New NWR from time to time as dividends on the New B Shares in accordance with the Companies Act and the New NWR Articles; or (b) applied by New NWR from time to time towards any other lawful purpose to which such dividend reserve B may be applied; and

(h)	Subject to the adoption of the New NWR Articles in paragraph 3.2(a) above and with effect from the Offer becoming or being declared unconditional in all respects, and pursuant to the Companies (Shareholders’ Rights) Regulations 2009 SI 2009/1632, a general meeting other than an annual general meeting may be called on not less that 14 clear days’ notice.

3.3	By resolutions at a general meeting of the shareholder of New NWR passed on 8 April 2011 as ordinary resolutions, it was resolved by the holder of the ordinary shares that:

(a)	Subject to the adoption of the New NWR Articles in paragraph 3.2(a) above and in addition to the authorities set out in the resolutions described in paragraph 3.3(c) and 3.3(d) below, the New NWR Directors be authorised to allot up to 264,698,715 New A Shares, in connection with the Offer, provided that such power shall expire at the end of the next Annual General Meeting or on 30 June 2012, whichever is the earlier but so that the Company may make offers and enter into agreements during this period which would, or might, require equity securities (other than New B Shares) to be allotted after the power ends;

(b)	Subject to the adoption of the New NWR Articles in paragraph 3.2(a) above and in addition to the authority set out in paragraph 3.3(e) below, the New NWR Directors be authorised to allot up to 10,000 New B Shares in accordance with the terms of the B Share Transfer Agreement, pursuant to which, and conditional on the Offer becoming or being declared unconditional in all respects, RPG Property will transfer all of its Existing B Shares, representing 100 per cent. of the issued and outstanding Existing B Shares, to New NWR in exchange for New B Shares on the basis of one New B Share for each Existing B Share, provided that such power shall expire at the end of New NWR’s next annual general meeting or on 30 June 2012, whichever is the earlier but so that New NWR may make offers and enter into agreements during this period which would, or might, require New B Shares to be allotted after the power ends;

(c)	Subject to the adoption of the New NWR Articles in paragraph 3.2(a) above and with effect from the Offer becoming or being declared unconditional in all respects, and in addition to the authorities set out in the resolutions described in paragraph 3.3(a) above and paragraph 3.3(d) below, the New NWR Directors be authorised to allot up to up to 13,234,935 A Shares of €7.00 each (or, if allotted after the Reduction of Capital has become effective, €0.40 each) in the share capital of New NWR wholly for cash or in settlement of an obligation of New NWR to pay cash to any Existing NWR shareholder who does not accept the Offer, in each case in connection with an exercise by the New NWR or any such Existing NWR shareholder of its rights pursuant to Section 2:92a, Section 2:359c or Section 2:359d of the Dutch Civil Code respectively;

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(d)	Subject to the adoption of the New NWR Articles in paragraph 3.2(a) above and with effect from the Offer becoming or being declared unconditional in all respects, and in addition to the authorities set out in the resolutions described in paragraph 3.3(a) and 3.3(c) above, the New NWR Directors be generally and unconditionally authorised pursuant to and in accordance with Section 551 of the Companies Act to exercise all the powers of New NWR to allot shares (other than New B Shares) or grants rights to subscribe for or to convert any security into shares (other than New B Shares) up to an aggregate nominal amount of EUR 617,630,335 before Reduction of Capital has become effective, and EUR 35,293,162 thereafter and comprising equity securities (as defined in Section 560(1) of the Companies Act) (other than New B Shares) up to a further nominal amount of EUR 617,960,334.99 before the Reduction of Capital has become effective and EUR 35,293,161.99 thereafter in connection with an offer by way of rights issue, for a period expiring (unless previously renewed, varied or revoked by New NWR in a general meeting) on the earlier of the conclusion of the annual general meeting of New NWR to be held in 2012 or 30 June 2012, save that New NWR may before such expiry make an offer or agreement which would or might require equity securities (other than New B Shares) to be allotted after such expiry and the New NWR Directors may allot equity securities pursuant to such offer or agreement as if the authority conferred hereby had not expired;

(e)	Subject to the adoption of the New NWR Articles in paragraph 3.2(a) above and with effect from the Offer becoming or being declared unconditional in all respects, and in addition to the authority set out in the resolution described in paragraph 3.3(b) above, the New NWR Directors be generally and unconditionally authorised pursuant to and in accordance with Section 551 of the Companies Act to exercise all or any of the powers of New NWR pursuant to the New NWR Articles to allot New B Shares or grants rights to subscribe for or to convert any security into New B Shares up to an aggregate nominal amount of EUR 23,333 before the Reduction of Capital has become effective and EUR 1,333 thereafter and comprising New B Shares up to a further nominal amount of EUR 23,333 before the Reduction of Capital has become effective and EUR 1,333 thereafter in connection with an offer by way of rights issue, for a period expiring (unless previously renewed, varied or revoked by New NWR in a general meeting) on the earlier of the conclusion of the annual general meeting of New NWR to be held in 2012 or 30 June 2012, save that New NWR may before such expiry make an offer or agreement which would or might require New B Shares to be allotted after such expiry and the New NWR Directors may allot New B Shares pursuant to such offer or agreement as if the authority conferred hereby had not expired;

(f)	New NWR will seek the admission and introduction to trading on the regulated market of the Warsaw Stock Exchange, of up to 265,000,000 New A Shares and the New NWR Board is required and authorised to take all necessary action to implement this resolution;

(g)	Up to 265,000,000 New A Shares in New NWR shall be dematerialised. The New NWR Board is required and authorised to execute an agreement with the NDS for the registration of up to 265,000,000 New A Shares, and to take any other necessary actions connected with the dematerialisation of such New A Shares; and

(h)	Consent be granted for the carrying out of a public offering for up to 265,000,000 New A Shares in the Republic of Poland.

3.4	It is expected that the Subscriber Shares and the 50,000 redeemable non-voting preference shares of £1 each will be transferred to BXR Mining prior to the Offer becoming or being declared unconditional in all respects.

3.5	It is expected that the 50,000 redeemable non-voting preference shares of £1 each will be redeemed by New NWR shortly following the Offer becoming or being declared unconditional in all respects.

3.6	If the New NWR Directors wish to allot new shares and other equity securities, or sell treasury shares, for cash (other than in connection with an employee share scheme), UK company law requires that these shares are first offered to shareholders in proportion to their existing holdings.

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(a)	The purpose of the resolution described in paragraph 3.2(c) above is to authorise the Directors to allot up to an aggregate nominal amount of EUR 92,644,550 equity securities other than B Shares wholly for cash or in settlement of any obligation of the Company to pay cash to any New World Resources N.V. shareholder who does not accept the Offer, in each case in connection with an exercise by the Company or any such Existing NWR shareholder of its rights pursuant to Section 2:92a, Section 2:359c or Section 2:359d of the Dutch Civil Code respectively.

The New NWR Board considers the authority in the resolution described in paragraph 3.2(c) to be appropriate in order to allow the Company flexibility to acquire shares from any Existing NWR shareholder who does not accept the Offer other than for cash.

(b)	The purpose of the resolution described in paragraph 3.2(d) above is to authorise the Directors to allot new shares (other than B Shares) pursuant to the authority given by the resolution described in paragraph 3.3(d) above, or sell treasury shares, for cash (i) in connection with a pre-emptive offer or (ii) otherwise up to a nominal value of EUR 92,644,550 before the Reduction of Capital has become effective, and EUR 5,293,974 thereafter, in each case without the shares first being offered to existing shareholders in proportion to their existing holdings. The resolution further authorises the New NWR Directors to allot new shares pursuant to the authority given by the resolution described in paragraph 3.3(d), or sell treasury shares, for cash in connection with a rights issue without the shares first being offered to existing shareholders in proportion to their existing holdings.

(c)	The purpose of the resolution described in paragraph 3.2(e) above is to authorise the New NWR Directors to allot new B Shares pursuant to the authority given by the resolution described in paragraph 3.3(e) above, or sell treasury shares, for cash (i) in connection with a pre-emptive offer or (ii) otherwise up to a nominal value of EUR 3,500 before the Reduction of Capital has become effective, and EUR 200 thereafter, in each case without the shares first being offered to existing shareholders in proportion to their existing holdings. The resolution further authorises the New NWR Directors to allot new shares pursuant to the authority given by the resolution described in paragraph 3.3(e) above, or sell treasury shares, for cash in connection with a rights issue without the shares first being offered to existing shareholders in proportion to their existing holdings.

(d)	The purpose of the resolution described in paragraph 3.3(d) above is to grant the New NWR Directors’ power to allot shares (other than New B Shares). The authority will allow the Directors to allot new shares (other than New B Shares) and grant rights to subscribe for, or convert other securities into, shares (other than New B Shares) up to a nominal value of EUR 617,630,335 before the Reduction of Capital has become effective, and EUR 35,293,162 thereafter. This is equivalent to approximately 33 per cent. of the total issued ordinary share capital of New NWR, exclusive of treasury shares and B Shares, on the basis that the Company receives 100 per cent. of acceptances in respect of the A Shares under the Offer. The Directors however, fully intend to comply with the guidelines on “Directors’ Powers to Allot Share Capital and Disapply Shareholders’ Pre-Emption Rights” as published by the Association of British Insurers to allot an amount up to one-third of share capital generally. The authority in paragraph will also allow the Directors to allot new shares (other than New B Shares) and grant rights to subscribe for, or convert other securities into, shares (other than New B Shares) only in connection with a rights issue up to a further nominal value of EUR 617,630,335 before the Reduction of Capital has become effective, and EUR 35,293,162 thereafter. This is equivalent to approximately 33 per cent of the total issued ordinary share capital of New NWR, exclusive of treasury shares and B Shares, on the basis that the Company receives 100 per cent of acceptances in respect of the A Shares under the Offer.

(e)	The purpose of the resolution described in paragraph 3.3(e) above is to grant the Directors’ power to allot New B Shares. The authority will allow the New NWR Directors to allot New B Shares and grant rights to subscribe for, or convert other securities into, New B Shares up to a nominal value of EUR 23,333 before the Reduction of Capital has become effective, EUR 1,333 thereafter. This is equivalent to approximately 33 per cent. of the total issued B ordinary share capital of New NWR,

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exclusive of treasury shares, on the basis that New NWR receives 100 per cent. of the B Shares under the B Share Transfer Agreement. The Directors however, fully intend to comply with the guidelines on “Directors’ Powers to Allot Share Capital and Disapply Shareholders’ Pre-Emption Rights” as published by the Association of British Insurers to allot an amount up to one-third of share capital generally. The authority will also allow the New NWR Directors to allot further New B Shares and grant rights to subscribe for, or convert other securities into, New B Shares only in connection with a rights issue up to a further nominal value of EUR 23,333 before the Reduction of Capital has become effective, and EUR 1,333 thereafter. This is equivalent to approximately 33 per cent. of the total issued B ordinary share capital of New NWR, exclusive of treasury shares, on the basis that New NWR receives 100 per cent of the B Shares under the B Share Transfer Agreement.

The authorities and powers granted pursuant to the resolutions described in paragraphs 3.2 (d) and (e) are, on the assumption that acceptances are received in respect of 100 per cent. of the Existing A Shares, in line with corporate governance guidelines. The New NWR Board considers these authorities and powers to be appropriate in order to allow the Group flexibility to finance business opportunities or to conduct a pre-emptive offer or rights issue without the need to comply with the strict requirements of the statutory pre-emption provisions. The New NWR Board intends to adhere to the provisions in the Pre-emption Group’s Statement of Principles not to allot shares for cash on a non pre-emptive basis (other than pursuant to a rights issue or pre-emptive offer) in excess of an amount equal to 5 per cent. of the total issued ordinary share capital of New NWR for the duration of this authority, and 7.5 per cent. of the total issued ordinary share capital of New NWR within a rolling three-year period without prior consultation with shareholders.

The authorities and powers granted pursuant to the resolutions described in paragraphs 3.3 (d) and (e) are, on the assumption that acceptances are received in respect of 100 per cent. of the Existing A Shares, in line with corporate governance guidelines. The New NWR Directors consider it desirable to have the maximum flexibility permitted by corporate governance guidelines to respond to market developments and to enable allotments to take place to finance business opportunities as they arise. If the resolution is passed the authority will expire on the earlier of 30 June 2012 and the end of the annual general meeting in 2012. The Directors however, fully intend to comply with the guidelines on "Directors’ Powers to Allot Share Capital and Disapply Shareholders’ Pre-Emption Rights" as published by the Association of British Insurers to allot new shares of up to one-third of share capital of the Company in connection with a rights issue. At 8 April 2011, being the latest practicable date prior to the publication of this document, New NWR did not hold any shares in treasury. There are no present plans to undertake a rights issue or to allot new shares other than in connection with employee share and incentive plans.

4	Share Capital of Existing NWR

As at 8 April 2011, being the last practicable date prior to the publication of this document, the issued share capital of Existing NWR is, and immediately prior to the Offer becoming or being declared wholly unconditional is expected to be as follows:

Class	Authorised number	Aggregate nominal value	Issued and paid up number	Aggregate nominal value

“A” Ordinary Shares	1,124,989,000	€449,995,600	264,698,715	€105,879,486
“B” Ordinary Shares	11,000	€4,400	10,000	€4,000

5	Principal Shareholders and Subsidiaries

5.1	Ownership

As at 8 April 2011 (being the latest practicable date prior to publication of this document), New NWR has no shareholders other than (i) Hackwood Secretaries Limited who holds the Subscribers Shares and (ii) Carlton Evans of Linklaters LLP who holds 50,000 redeemable non-voting preference shares of £1 each.

In so far as is known to New NWR based on notifications pursuant to the Dutch Financial Supervision Act and the Decree as published by the AFM on its website, as at 8 April 2011 (being the latest practicable date prior to publication of this document), BXRG Limited is the indirect holder of an interest in Existing NWR’s capital and voting rights of 63.6 per cent., consisting of 168,274,654 Existing A Shares and 10,000 Existing B Shares.

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BXR Mining, has irrevocably undertaken to accept the Offer in respect of its Existing A Shares on the terms described below. BXR Mining’s undertaking to accept the Offer is conditional upon New NWR having received, or being entitled to receive, valid acceptances which, when aggregated with the acceptance which BXR Mining is required to provide pursuant to the BXR Mining Irrevocable, equal at least 80 per cent. of the issued Existing A Shares and the percentage of the issued Existing A Shares in respect of which the Offer must be accepted to satisfy or fulfil the Acceptance Condition not being amended, varied or waived down to below 80 per cent.

Save with the prior consent of New NWR, BXR Mining will only accept, or procure the acceptance of, the Offer in respect of such number of its Existing A Shares as will entitle BXR Mining to receive the maximum number of New Shares to be issued under the terms of the Offer that BXR Mining may hold whilst at least 25 per cent. of the New Shares (or such lower percentage as the FSA may approve in respect of the New Shares from time to time) are held, or subject to the satisfaction by the Offeror of its obligations under the Offer, are to be held, in Public Hands for the purposes of the UK Listing Rules.

The BXR Mining Irrevocable will lapse if an offer is made for the Existing A Shares by a third party and such offer is recommended by the Existing NWR Board.

5.2	Principal Subsidiaries

Existing NWR has the following subsidiary undertakings:

Company Name	Percentage Held	Country of Incorporation

OKD, a.s.	100%	Czech Republic
OKK Koksovny, a.s.	100%	Czech Republic
NWR Karbonia S.A.	100%	Poland

Upon the Offer becoming or being declared wholly unconditional, Existing NWR will become a subsidiary of New NWR, which will be the new holding company for the Group. New NWR’s percentage holding in Existing NWR upon the Offer becoming or being declared wholly unconditional will be subject to the proportion of Existing A Shareholders who participate in the Offer prior to such time. Following the Offer becoming or being declared wholly unconditional, New NWR intends to perform a squeeze-out procedure or take other actions permitted under Dutch law, to acquire 100 per cent. of the Existing A Shares.

6	Market Quotations and Dividends

Set out below are the closing prices of Existing A Shares as derived from (i) the Daily Official List; (ii) Official Price List of the Prague Stock Exchange; and (iii) the website of the Warsaw Stock Exchange on:

(a)	the first Business Day of each of the six months immediately prior to the date of this document;

(b)	15 March 2011 (the last Business Day before the commencement of the Offer Period); and

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(c)	7 April 2011 (the latest practicable date prior to the publication of this document):

	Existing A Share

Date	London Stock Exchange	Prague Stock Exchange	Warsaw Stock Exchange

	(£)	(CZK)	(PLN)
1 November 2010(1)	7.71	217.80	35.00
1 December 2010	7.23	211.80	33.50
3 January 2011(2)	10.41	287.00	45.59
1 February 2011	10.55	294.00	48.99
1 March 2011	9.49	274.10	44.70
1 April 2011	10.48	286.00	47.13
15 March 2011	9.31	261.50	43.10
7 April 2011	10.57	298.00	48.30

Notes:
(1)	2 November 2010 for the Warsaw Stock Exchange due to a public holiday in Poland.
(2)	4 January 2011 for the London Stock Exchange due to a public holiday in the United Kingdom.

7	Irrevocable Undertaking

The following Existing A Shareholder has, conditional on New NWR acquiring or agreeing to acquire not less than 80 per cent. of the Existing A Shares pursuant to the Offer, given irrevocable undertakings to accept the Offer:

Name:	Number of Existing A Shares:

BXR Mining	168,274,654

As at 8 April 2011 (being the latest practicable date prior to publication of this document), the irrevocable undertakings above related to up to 168,274,654 Existing A Shares representing approximately 63.6 per cent. of the existing issued ordinary share capital of Existing NWR. BXR Mining has irrevocably undertaken to accept the Offer in respect of its Existing A Shares on the terms described below. BXR Mining’s undertaking to accept the Offer is conditional upon New NWR having received, or being entitled to receive, valid acceptances which, when aggregated with the acceptance which BXR Mining is required to provide pursuant to the BXR Mining Irrevocable, equal at least 80 per cent. of the issued Existing A Shares and the percentage of the issued Existing A Shares in respect of which the Offer must be accepted to satisfy or fulfil the Acceptance Condition not being amended, varied or waived down to below 80 per cent.

Save with the prior consent of New NWR, BXR Mining will only accept, or procure the acceptance of, the Offer in respect of such number of its Existing A Shares as will entitle BXR Mining to receive the maximum number of New A Shares to be issued under the terms of the Offer that BXR Mining may hold whilst at least 25 per cent. of the New A Shares (or such lower percentage as the FSA may approve in respect of the New A Shares from time to time) are held, or subject to the satisfaction by the Offeror of its obligations under the Offer, are to be held, in Public Hands for the purposes of the UK Listing Rules.

The BXR Mining Irrevocable will lapse if an offer is made for the Existing A Shares by a third party and such offer is recommended by the Existing NWR Board.

8	Interests and Dealings

8.1	Definitions

For the purposes of this paragraph 8.1:

(i)	“acting in concert” with a party means any such person acting or deemed to be acting in concert with that party for the purposes of the City Code and/or the Offer;

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(ii)	“connected adviser” means:

(1)	in relation to a company:

(a)	an organisation which is advising that company in relation to the Offer; and

(b)	a corporate broker to that company; and

(2)	in relation to a person who is acting in concert with Existing NWR, New NWR or the Directors, an organisation which is advising that person in relation to the Offer or in relation to the matter which is the reason for that person being a member of the relevant concert party.

Such references do not include a corporate broker which is unable to act in connection with the Offer because of a conflict of interest;

(iii)	“dealing” or “dealt” includes the following:

•	the acquisition or disposal of relevant securities, of the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to securities or of general control of securities;

•	the taking, granting, acquisition, disposal, entering into, closing out, termination, exercise (by either party) or variation of an option (including a traded option contract) in respect of any relevant securities;

•	subscribing or agreeing to subscribe for relevant securities;

•	the exercise or conversion, whether in respect of new or existing securities, of any relevant securities carrying conversion or subscription rights;

•	the acquisition or, disposal of, entering into, closing out, exercise (by either party) of any rights under, or variation of, a derivative referenced, directly or indirectly, to relevant securities;

•	entering into, terminating or varying the terms of any agreement to purchase or sell relevant securities; and

•	any other action resulting, or which may result, in an increase or decrease in the number of relevant securities in which a person is interested or in respect of which he has a short position;

(iv)	“Dealing Arrangement” means an arrangement of the kind referred to in Note 11(a) on the definition of acting in concert in the City Code;

(v)	“derivative” includes any financial product whose value in whole or in part is determined directly or indirectly by reference to the price of an underlying security;

(vi)	“Disclosure Period” means the period commencing on 16 March 2010 (the date 12 months prior to the commencement of the Offer Period) and ending on 8 April 2011 (the latest practicable day prior to the publication of this document);

(vii)	“Financial Collateral Arrangement” means an arrangement of the kind referred to in Note 4 on Rule 4.6 of the City Code;

(viii)	“relevant securities” includes: (1) New A Shares and any other securities of New NWR conferring voting rights or, as the context requires, Existing A Shares and any other securities of Existing NWR conferring voting rights; (2) equity share capital of New NWR or, as the context requires, Existing NWR; and (3) any securities convertible into or rights to subscribe for the securities of New NWR or, as the context requires, Existing NWR, described in (1) and (2) above and securities convertible into, rights to subscribe or, options (including traded options) in respect of and derivatives referenced to any of the foregoing;

(ix)	“short position” means any short position (whether conditional or absolute and whether in the money or otherwise) including any short position under a derivative;

(x)	ownership or control of 20 per cent. or more of the equity share capital of a company is regarded as the test of associated company status and “control” means a holding, or aggregate holdings, of shares carrying 30 per cent. or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether the holding or aggregate holdings give de facto control; and

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(xi)	a person is treated as “interested” in securities if he has long economic exposure, whether absolute or conditional, to changes in the price of those securities (and a person who only has a short position in securities is not treated as interested in those securities). In particular, a person is treated as “interested” in securities if:

•	he owns them;

•	he has the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to them or has general control of them;

•	by virtue of any agreement to purchase, option or derivative, he:

(A)	has the right or option to acquire them or call for their delivery; or

(B)	is under an obligation to take delivery of them,

whether the right, option or obligation is conditional or absolute and whether it is in the money or otherwise; or

•	he is a party to any derivative:

(A)	whose value is determined by reference to their price; and

(B)	which results, or may result, in his having a long position in them.

8.2	Interests in Existing NWR relevant securities

As at the close of business on 8 April 2011 (the latest practicable date prior to the publication of this document):

(i)	The following Directors and their respective related parties had an interest in, a right to subscribe in or a short position in (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery of certain Existing NWR relevant securities. The nature of the interests or rights concerned and number of Existing NWR relevant securities to which these apply are listed below:

Name	Nature of interest or rights concerned‡	Number of Existing A Shares

Klaus-Dieter Beck	Beneficial interest	12,490
	Unvested grants under employment contract	500,090
Miklos Salamon	Beneficial interest	570,193
	Option granted under the Existing NWR Stock Option Plan	525,699
Marek Jelínek	Beneficial interest	7,075
	Option granted under the Existing NWR Stock Option Plan	1,144,765
	Unvested grants under the Deferred Bonus Plan	88,310
Barry Rourke	Beneficial interest	55,843
Steven Schuit	Beneficial interest	25,843
Paul Everard	Beneficial interest	67,843
Hans-Jörg Rudloff	Beneficial interest	90,843
Bessel Kok	Beneficial interest	54,308

 ‡ Nature of interests or rights concerned and whether short position, option etc.

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(ii)	The following persons acting in concert with Existing NWR had an interest in, a right to subscribe in or a short position in (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery of certain Existing NWR relevant securities. The nature of the interests or rights concerned and number of Existing NWR relevant securities to which these apply are listed below:

Name	Nature of interest or rights concerned‡	Number of Existing NWR relevant securities

BXR Mining	Registered shareholder	168,274,654
		Existing A Shares
RPG Property	Registered shareholder	10,000
		Existing B Shares

8.3	Dealings in Existing NWR relevant securities

In addition to those options and shares granted to the Directors further described in Part XII “Directors, Senior Management, Corporate Governance and Employees”, the Directors have engaged in the following dealings in Existing A Shares during the Disclosure Period:

Name	Date of dealing	Dealing	Price per share	Number of Existing A Shares and percentage of issued class

Miklos Salamon	9 December 2010	Disposal	£7.8158	132,575 (0.05%)
Miklos Salamon	3 December 2010	Purchase as a result of exercise of options	0.01	265,150 (0.1%)
Steven Schuit	25 June 2010	Disposal	£7.1290	60,000 (0.0227%)
Bessel Kok	17 June 2010	Disposal	£7.4032	20,215 (0.0076%)
Barry Rourke	14 June 2010	Disposal	£7.3680	30,000 (0.0113%)
Paul Everard	26 May 2010	Disposal	£7.1492	18,000 (0.0068%)
Hans-Jörg Rudloff	20 May 2010	Disposal	£7.157095	45,000 (0.017%)

8.4	Borrowing/Lending relevant securities

As at the close of business on 8 April 2011 (the latest practicable date prior to the publication of this document), Goldman Sachs & Co. as a person acting in concert with Existing NWR had borrowed or lent the following Existing NWR relevant securities (including, for these purposes, any Financial Collateral Arrangements) save for any borrowed shares which had been either on-lent or sold.

	Name	Number of relevant securities in Existing NWR

Securities borrowed:	Goldman Sachs & Co.	356,546 Existing A Shares
Securities lent (including securities subject to a security financial collateral arrangement with right of use or a title transfer collateral arrangement):	Goldman Sachs & Co.	329,849 Existing A Shares

8.5	Interests and Dealings – General

Save as disclosed in this document, as at the last day of the Disclosure Period,

‡ Nature of interests or rights concerned and whether short position, option etc.

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(i)	none of:

•	New NWR;

•	the Directors or their respective related parties;

•	any person acting in concert with New NWR; or

•	any person who has a Dealing Arrangement with New NWR or any person acting in concert with New NWR.

had an interest in, a right to subscribe in respect of, or any short position in relation to Existing NWR relevant securities or New NWR relevant securities (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligations or right to require another person to purchase or take delivery, nor had any of the foregoing dealt in any Existing NWR relevant securities or New NWR relevant securities during the Offer Period in the case of a connected adviser to the Offeror and otherwise during the Disclosure Period;

(ii)	none of:

•	Existing NWR;

•	any person acting in concert with Existing NWR; or

•	any person who has a Dealing Arrangement with Existing NWR,

had an interest in, a right to subscribe in respect of, or any short position in relation to Existing NWR relevant securities or New NWR relevant securities (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligations or right to require another person to purchase or take delivery, nor had any of the foregoing dealt in any Existing NWR relevant securities or New NWR relevant securities during the Offer Period;

(iii)	neither Existing NWR nor any person acting in concert with Existing NWR has any Dealing Arrangements;

(iv)	neither New NWR nor any person acting in concert with New NWR has any Dealing Arrangements;

(v)	neither Existing NWR nor any person acting in concert with Existing NWR has borrowed or lent any Existing NWR relevant securities (including for these purposes any Financial Collateral Arrangements) during the Offer Period, save for any borrowed shares which have been either on-lent or sold;

(vi)	neither New NWR nor any person acting in concert with New NWR has borrowed or lent any Existing NWR relevant securities (including for these purposes any Financial Collateral Arrangements) during the Offer Period in the case of a connected adviser to the Offeror and otherwise during the Disclosure Period, save for any borrowed shares which have been either on-lent or sold;

(vii)	neither Existing NWR nor any person acting in concert with Existing NWR has borrowed or lent any New NWR relevant securities (including for these purposes any Financial Collateral Arrangements) during the Offer Period, save for any borrowed shares which have been either on-lent or sold; and

(viii)	neither New NWR nor any person acting in concert with New NWR has borrowed or lent any New NWR relevant securities (including for these purposes any Financial Collateral Arrangements) during the Disclosure Period, save for any borrowed shares which have been either on-lent or sold, save in each case for persons who may have Dealing Arrangements which have been specifically approved by the Panel prior to the date hereof and who are not otherwise acting in concert with New NWR and Existing NWR.

8.6	Redemption/cancellation of Shares

No Existing NWR relevant securities have been redeemed or purchased by Existing NWR in the Disclosure Period.

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9	Bases and Sources

9.1	The closing mid-market share prices are taken from the Daily Official List.

9.2	The average closing price per Existing A Share during the 12 months up to and including 31 March 2011 and the high and low closing prices per Existing A Share for each quarter since 1 April 2010 are derived from the Daily Official List, the Official Price List of the Prague Stock Exchange and the website of the Warsaw Pact Stock Exchange.

9.3	New NWR, which was incorporated on 30 March 2011, has not traded nor prepared accounts since its incorporation.

9.4	Unless otherwise stated, the financial information relating to Existing NWR is extracted from the 2010 Consolidated Financials, the 2009 Consolidated Financials, and the 2008 Consolidated Financials prepared in accordance with IFRS.

10	Material Contracts

The following contracts (not being contracts entered into in the ordinary course of business) have been entered into New NWR or any member of by the Group within the two years immediately preceding the publication of this document and are, or may be, material or contain provisions under which New NWR or a member of the Group has an obligation or entitlement which is material to the Group as at the date of this document:

10.1	Restructuring of interest rate hedging agreements

On 23 April 2010, in connection with the early repayment of a senior facilities agreement dated 14 February 2006, interest rate hedging agreements with Calyon S.A., Czech Republic Branch (a member of the Crédit Agricole group) were terminated. The total amount paid to Calyon S.A., Czech Republic Branch was approximately EUR 9.9 million.

In addition, a restructuring process was agreed with Citibank Europe plc and Barclays Bank plc with whom the remaining interest rate hedging agreements were entered into and which are linked to the new inter-company loan between OKD and Existing NWR (tranches 2 and 3). See Part XVI “Certain Relationships and Related Party Transactions-Agreements with the BXR Group-2010 OKD Loan Agreement” for more detail.

As part of the restructuring, new ISDA master agreements, together with credit support agreements, were signed pursuant to which OKD is required to provide collateral equal to the current market value of the interest rate hedging agreements. As of 31 December 2010, the balance of the collateral amounts to approximately EUR 11.7 million.

10.2	2015 Indenture

On 18 May 2007, Existing NWR issued EUR 300 million in aggregate principal amount of its senior notes due 2015 (the “Senior Notes”). Interest on the Senior Notes accrues at a rate of 7.375 per cent. per annum and is payable semi-annually in arrears on 15 May and 15 November. The Senior Notes are senior obligations of Existing NWR, and will rank equal in right of payment to all of its future senior debt. The Senior Notes are not guaranteed by any of Existing NWR’s subsidiaries. Therefore, the Senior Notes are effectively subordinated to any existing and future liabilities of Existing NWR’s subsidiaries. In connection with the issuance of the Senior Secured Notes, the Senior Notes were secured by a second priority pledge over the shares of OKD, OKK and NWR Karbonia. The rights and obligations of the senior note holders in respect of such security are subject to the Intercreditor Agreement (as defined below).

On 30 September 2009, Existing NWR closed an invitation for tenders of its Senior Notes (the “Invitation”). Pursuant to the Invitation, Existing NWR accepted for purchase EUR 32,435,000 in aggregate principal amount of its Senior Notes, which reduced the outstanding principal amount of the Senior Notes to EUR 267,565,000. The Senior Notes may be redeemed, in whole or in part, at any time prior to 15 May 2011, at the option of Existing NWR at a redemption price equal to 100 per cent. of the principal amount of the Senior Notes redeemed plus the applicable premium (as defined in the indenture establishing the Senior Notes (the “2015 Indenture”)). After 15 May 2011, Existing NWR may, at its option, redeem all or any portion of the Senior Notes at the prices set forth in the 2015 Indenture. In addition, prior to 15 May 2010, Existing NWR was permitted to redeem up to 35 per cent. of the original aggregate principal amount of the Senior Notes with the proceeds of one or more equity offers (as defined in the 2015 Indenture), at a redemption price equal to 107.375 per cent. of the principal amount thereof.

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If there is a change of control (as defined in the 2015 Indenture), holders of the Senior Notes shall have the right to require Existing NWR to repurchase all or any part of the Senior Notes at a purchase price equal to 101 per cent. of their principal amount. The 2015 Indenture contains covenants that limit the ability of Existing NWR and its restricted subsidiaries (which, generally, are subsidiaries of Existing NWR other than those primarily engaged in the business of real estate) to, among other things: incur additional indebtedness; make restricted payments (including dividends); create liens; transfer or dispose of voting stock of any restricted subsidiary; sell assets; engage in transactions with affiliates; guarantee any debt of Existing NWR or any of its restricted subsidiaries; and consolidate, merge or sell all or substantially all of its assets.

10.3	2018 Indenture

On 27 April 2010, Existing NWR issued EUR 475 million in aggregate principal amount of its senior secured notes due 2018 (the “Senior Secured Notes”). Interest on the Senior Secured Notes accrues at a rate of 7.875 per cent. per annum and is payable semi-annually in arrears on 1 May and 1 November. The Senior Secured Notes are senior secured obligations of Existing NWR, and will rank equal in right of payment to all of its existing and future senior secured debt to the extent of the collateral securing the Senior Secured Notes. The Senior Secured Notes are secured obligations of Existing NWR and are guaranteed by Existing NWR’s subsidiaries, including OKD, OKK Koksovny and NWR Karbonia. Therefore, the Senior Secured Notes rank equal in right of payment to any existing and future liabilities of these subsidiaries.

The Senior Secured Notes may be redeemed, in whole or in part, at any time prior to 1 May 2014, at the option of Existing NWR at a redemption price equal to 100 per cent. of the principal amount of the Senior Secured Notes redeemed plus the applicable premium (as defined in the indenture establishing the Senior Secured Notes (the “2018 Indenture”)). After 1 May 2014, Existing NWR may, at its option, redeem all or any portion of the Senior Secured Notes at the prices set forth in the 2018 Indenture. In addition, prior to 1 May 2014, Existing NWR may redeem up to 35 per cent. of the original aggregate principal amount of the Senior Secured Notes with the proceeds of one or more equity offers (as defined in the 2018 Indenture), at a redemption price equal to 107.875 per cent. of the principal amount thereof.

If there is a change of control (as defined in the 2018 Indenture), holders of the Senior Secured Notes shall have the right to require Existing NWR to repurchase all or any part of the Senior Secured Notes at a purchase price equal to 101 per cent. of their principal amount. The 2018 Indenture contains covenants that limit the ability of Existing NWR and its restricted subsidiaries to, among other things: incur additional indebtedness; make restricted payments (including dividends); create liens; issue or sell capital stock of any restricted subsidiary; sell assets; engage in transactions with affiliates; and consolidate, merge or sell all or substantially all of its assets; and guarantee any debt of Existing NWR or any of its restricted subsidiaries.

On 18 May 2010, Existing NWR issued EUR 25 million in principal amount of its Senior Secured Notes due 2018 (the “Additional Notes”). The Additional Notes issued were entitled to the same rights and privileges, including the interest payment dates and interest rate as the EUR 475 million in aggregate principal amount of the Senior Secured Notes that were issued on 27 April 2010. The Additional Notes have been sold at a net purchase price of 99.5 per cent. of par value (reflecting a purchase price of 100 per cent. of par value, less applicable purchase fees of 0.5 per cent.) plus interest since 27 April 2010.

10.4	Intercreditor Agreement

Existing NWR is a party to an intercreditor agreement dated 27 April 2010 entered into between, amongst others, Existing NWR, the original obligors (being Existing NWR and certain of its subsidiaries), the intra-group lenders (being Existing NWR and certain of its subsidiaries), Citibank N.A., London Branch as the security agent, Deutsche Trustee Company Limited as the first and second priority note trustee and certain hedging counterparties (the “Intercreditor Agreement”). The Intercreditor Agreement establishes, amongst other things, when payments can be made in respect of the debt of Existing NWR and certain of its affiliates.

The Intercreditor Agreement sets out: (i) the relative ranking of certain debt of Existing NWR and certain of its affiliates; (ii) the relevant ranking of security granted by Existing NWR and certain of its affiliates; (iii) when payments can be made in respect of that debt; (iv) the effects of certain insolvency events; (v) turnover provisions; and (vi) when security and guarantees will be released

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to permit an enforcement sale. The lenders under the Revolving Credit Facility acceded to the Intercreditor Agreement by signing the Revolving Credit Facility.

10.5	OKK Share Pledge Agreement

On 27 April 2010, Existing NWR entered into a share pledge agreement in order to create a Czech law pledge over the shares it owns in OKK Koksovny in favour of Citibank N.A., London Branch (the “OKK Share Pledge Agreement”).

The pledge was granted as security for the payment of all obligations of each of Existing NWR, OKK Koksovny, OKD and/or NWR Karbonia towards Citibank N.A., London Branch in its capacity as, amongst other things, the security agent (the “Secured Obligations”).

The OKK Share Pledge Agreement provides that the pledged shares are being kept in the deposit of Citibank Europe plc during the tenure of the pledge in accordance with Czech law and pursuant to a separate deposit agreement.

Existing NWR provides certain customary covenants that it shall not grant any other security over, or in any other way dispose of, the pledged shares.

The OKK Share Pledge Agreement also sets out: (i) restrictions on Existing NWR’s ability to exercise its rights in respect of the pledged shares; (ii) the application of proceeds from the pledged shares before and after the occurrence of a default under certain finance documents; and (iii) the rights of Citibank N.A., London Branch to enforce the pledge. The proceeds of any such enforcement must be applied in accordance with the Intercreditor Agreement.

10.6	OKD Share Pledge Agreement

On 27 April 2010, Existing NWR entered into a share pledge agreement in order to create a Czech law pledge over the shares it owns in OKD in favour of Citibank N.A., London Branch (the “OKD Share Pledge Agreement”) as security for the Secured Obligations.

The OKD Share Pledge Agreement contains similar terms to the OKK Share Pledge Agreement, but in relation to a pledge over the shares held by Existing NWR in OKD.

10.7	NWR Karbonia Registered Share Pledge Agreement

On 27 April 2010, Existing NWR entered into a share pledge agreement in order to create a Polish law pledge over the shares it owns in NWR Karbonia in favour of Citibank N.A., London Branch (the “NWR Karbonia Share Pledge Agreement”) as security for the Secured Obligations.

The NWR Karbonia Share Pledge Agreement contains identical terms to the OKK Share Pledge Agreement and OKD Share Pledge Agreement, but in relation to a pledge over the shares held by in NWR Karbonia.

10.8	ECA Facility

On 29 June 2009, Existing NWR and OKD, as a co-obligor, entered into the ECA facility with, among others, Natixis Zweigniederlassung Deutschland as facility agent and Natixis as documentation agent, KBC Bank Deutschland AG, as ECA agent, and Česká spořřitelna, a.s., Československá obchodni banka a.s., KBC Bank Deutschland AG, and Natixis, as arrangers and original lenders, as amended on 3 August 2009 (the “ECA Facility”). The ECA Facility provides for a term loan of approximately EUR 141.5 million, which, following an amendment dated 21 June 2010, will be available to be drawn until 30 November 2010 and which will be repayable in 17 semi-annual linear instalments, with a final maturity date falling 102 months after the Starting Point of Credit (as defined in the ECA Facility). The proceeds of the ECA Facility are used to finance up to 85 per cent. of the net purchase price of five longwall sets acquired pursuant to POP 2010. The interest rate on each advance under the ECA Facility for each interest period is the rate per annum, that is the aggregate of (a) a margin of 1.65 per cent., (b) EURIBOR, and (c) any applicable mandatory cost of compliance with (i) the requirements of the Bank of England and/or the FSA or (ii) the requirements of the European Central Bank.

The ECA Facility also provides for Existing NWR to pay certain fees including a commitment fee, arrangement fees and agency fees. The ECA Facility is an unsecured obligation of Existing NWR and OKD, as a co-obligor, and is not guaranteed by any of Existing NWR’s subsidiaries. The ECA Facility is covered by a guarantee issued by the Federal Republic of Germany, represented by a consortium led by Euler Hermes Kreditversicherungs-AG, for which Existing NWR has paid a

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premium. The ECA Facility contains certain negative undertakings that, subject to certain customary and other agreed exceptions (and other than as specifically provided for under the ECA Facility), limit the ability of Existing NWR, OKD and certain subsidiaries of Existing NWR to, among other things: create or permit to subsist any encumbrance or security interest over any of its assets; make any asset disposals; make any substantial change to the general nature of its business; enter into transactions other than on an arm’s-length basis; amalgamate or merge; incur other additional debt; and dispose of or create any security over the five longwall sets acquired. Existing NWR is also required to comply with certain financial ratios including the ratio of total net debt to EBITDA, and the ratio of EBITDA to net interest. If the Group breaches any of its covenants or is unable to comply with the ratios, it may be in default under its debt facilities. Amounts due under the ECA Facility may then become immediately due and payable.

The ECA Facility also contains certain affirmative undertakings, subject to certain qualifications, and including, but not limited to, undertakings related to: (i) supplying financial statements; (ii) notification of default; (iii) compliance with “know your customer” or similar regulations; (iv) supplying information on the performance of the supply contract for the five longwall sets acquired; (v) compliance with material obligations under the supply contract for the five longwall sets acquired; (vi) receipt, compliance and maintenance of necessary authorisations; (vii) compliance with laws (including environmental laws); (viii) taxation; (ix) pari passu ranking of certain unsecured and unsubordinated claims; (x) maintenance of insurance and (xi) access to the premises and records of Existing NWR and OKD.

The ECA Facility contains financial covenants. Amounts outstanding under the ECA Facility may be prepaid at any time after 29 June 2010 (or, if earlier, the day on which the amounts available under the ECA Facility to NWR and OKD is zero) in whole or in part on 30 business days’ notice subject to payment of a minimum amount of EUR 5 million. Subject to certain exceptions, there are mandatory prepayments required to be made upon the occurrence of certain customary events such as a change of control. The ECA Facility will also be automatically cancelled if the ECA guarantee is terminated or cancelled.

10.9	Revolving Credit Facility

On 7 February 2011, Existing NWR entered into a revolving credit facility with, among others, Česká spořitelna, a.s., as facility agent, Citigroup Global Markets Limited as documentation agent, and Česká spořitelna, a.s., Československá obchodní banka a.s., Citigroup Global Markets Limited, Komerční banka, a.s. and ING Bank N.V., Prague branch, as arrangers and original lenders (the ‘Revolving Credit Facility’).

The Revolving Credit Facility provides for a bank loan facility of EUR 100 million, which will be available for three years after the date of signing. The proceeds of the Revolving Credit Facility will be used for general corporate purposes. At any point in time a maximum of 12 loans can be outstanding in any of the eligible funding currencies, being Euro, Polish Zloty and Czech Koruna. The Revolving Credit Facility also provides for Existing NWR to pay certain fees including a commitment fee, arrangement fees and agency fees.

The Revolving Credit Facility is a secured obligation of Existing NWR and benefits from the share pledges over the shares in Existing NWR’s subsidiaries and is guaranteed by them. The Revolving Credit Facility contains certain negative undertakings that, subject to certain customary and other agreed exceptions (and other than as specifically provided for under the Revolving Credit Facility), limit the ability of Existing NWR and its subsidiaries to, among other things: create or permit to subsist any encumbrance or security interest over any of its assets; make any asset disposals; make any substantial change to the general nature of its business; enter into transactions other than on an arm’s length basis; amalgamate or merge; incur other additional debt or become a creditor itself. Existing NWR is also required to comply with certain financial ratios including the ratio of total net debt to EBITDA, and the ratio of EBITDA to net interest. If the Group breaches any of its covenants or is unable to comply with the ratios, it may be in default under its debt facilities. Amounts due under the Revolving Credit Facility may then become immediately due and payable.

The Revolving Credit Facility also contains certain affirmative undertakings, subject to certain qualifications, and including, but not limited to, undertakings related to: (i) supplying financial statements; (ii) notification of default; (iii) compliance with ‘know your customer’ or similar regulations; (iv) receipt, compliance and maintenance of necessary authorisations; (v) compliance with laws (including environmental laws); (vi) taxation; (vii) pari passu ranking of certain claims;

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(viii) maintenance of insurance and (ix) maintenance of books of Existing NWR and it’s subsidiaries. The Revolving Credit Facility contains financial covenants. Subject to certain exceptions, there are mandatory prepayments required to be made upon the occurrence of certain customary events such as a change of control.

10.10	Agreement Related to the Restructuring

For a description of the material agreements related to the Restructuring see Part XVI “Certain Relationships and Related Party Transactions—Agreement related to the Restructuring”.

10.11	Master Advisory and Services Agreement

For a description of the material provisions of the Master Advisory and Service Agreement, see Part XVI “Certain Relationships and Related Party Transactions—Agreements with the BXR Group—Master Advisory and Services Agreement”.

10.12	OKK Intercompany Revolving Credit Agreement

On 29 April 2009, Existing NWR and OKK entered into an intercompany revolving credit agreement, as amended on 15 July 2009, 24 September 2009 and 11 January 2010, for the total committed amount of CZK 3,600,000,000 and EUR 8,000,000 (the “OKK Intercompany Revolving Credit Agreement”). Under the OKK Intercompany Revolving Credit Agreement, Existing NWR make available funds in the total amount of CZK 3,600,000,000 (CZK tranche) and EUR 8,000,000 (EUR tranche) to OKK for general payment purposes in connection with OKK’s operations and activities. The CZK tranche was available for drawing in one or more advances until 30 April 2011, which is also the final maturity date for the CZK tranche. The EUR tranche was made available for drawing until 31 October 2009 and was repaid in full on 31 December 2010.

On 1 January 2011, Existing NWR and OKK restructured the agreement into a 10-year term loan facility. The outstanding amount of CZK 1,712 million is repaid in equal monthly instalments up to the final instalment of CZK 514 million due on 31 December 2020. OKK is charged a fixed interest rate of 8.9 per cent. per annum on the outstanding principal amount. OKK shall pay Existing NWR interest with respect to the outstanding principal amount at the end of each month.

10.13	New OKK Intercompany Revolving Credit Agreement

On 14 January 2011, Existing NWR and OKK entered into the new Intercompany Revolving Credit Agreement (the “New Agreement”). Under the New Agreement, Existing NWR makes available funds in the total amount of CZK 1.14 million to OKK for general payment purposes in connection with OKK’s operations and activities. The funds are available for drawing in one or more advances until 31 December 2011, which is also the final maturity date. The New Agreement may be extended until 31 December 2012, subject to the agreement of both parties. The advanced funds shall be repaid within one to 12 months as selected by OKK or as otherwise agreed between the parties. The advances may be rolled over at the option of OKK. OKK is charged a fixed interest rate of 4.75 per cent per annum on the outstanding principal of each advance. OKK shall pay Existing NWR interest with respect to the outstanding principal of each advance at the end of each month.

10.14	2010 OKD Loan Agreement

On 18 May 2010, Existing NWR, in its capacity as the sole shareholder of OKD, resolved to make a distribution from the 2009 profit, retained earnings and other distributable reserves in the aggregate amount of CZK 12,802,500,000. As OKD did not have sufficient funds to cover the distribution, Existing NWR agreed to lend this amount to OKD on the basis of a loan agreement dated 12 July 2010 (the “2010 Loan Agreement”). In connection with the decision on the distribution, Existing NWR, in its capacity as the sole shareholder of OKD, further resolved, on 18 May 2010, to approve Existing NWR’s contingent equity contribution in excess of the registered capital of Existing NWR in the amount of up to EUR 700 million. This measure represents a requirement under the 2018 Indenture for the protection of the holders of the Senior Secured Notes. The contingent contribution will only be triggered upon an event of default under the 2018 Indenture, a continuing event of default under the 2015 Indenture or a continuing event of default under the documentation governing indebtedness that qualifies as material debt under the 2018 Indenture.

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On 14 July 2010, OKD drew down the full amount of the 2010 Loan Agreement in an aggregate amount of approximately EUR 502.8 million.

The 2010 Loan Agreement consists of three tranches: Tranche 1 consists of a EUR 226.8 million facility due on 14 February 2018. Tranche 2 consists of a CZK 1,732 million facility to be repaid in instalments by 15 February 2016. Tranche 3 consists of a EUR 208 million facility to be repaid by 15 February 2016.

10.15	AWT Framework Agreement

For a description of the material provisions of the AWT Framework Agreement, see Part XVI “Certain Relationships and Related Party Transactions—Agreements with the BXR Group—AWT Framework Agreement”.

10.16	AWT A.S. Transport Agreements

For a description of the material provisions of the AWT A.S. Transport Agreements, see Part XVI “Certain Relationships and Related Party Transactions—Agreements with the BXR Group—AWT A.S. Transport Agreements”.

10.17	Sale of Bastro

On 2 December 2008, Existing NWR announced that the sale of OKD, BASTRO, a.s. (“Bastro”), the mining equipment and engineering services company and direct subsidiary to OKD, was concluded by OKD. Bastro was sold to Bucyrus DBT Europe GmbH, the German subsidiary of Bucyrus International, Inc., a mining equipment manufacturer. The sale of Bastro was consistent with OKD’s ongoing efforts to focus on its core business of coal mining. Bastro continues to supply mining equipment and engineering services to OKD.

10.18	Sale of Energy Business

Existing NWR entered into a share sale and purchase agreement with Dalkia on 8 January 2010, which provides for the sale by Existing NWR to Dalkia of 100 per cent. of the ownership in NWR Energy, Czech Karbon and NWR ENERGETYKA PL Sp. z o.o. (together the “Energy Subsidiaries”), which was successfully closed on 21 June 2010 (the “SPA”). The purchase price paid to date is CZK 3.58 billion in cash and is subject to further adjustments based on the trading results of Czech Karbon for 2010 and 2011. Dalkia is a leading energy group in the Czech Republic as a heat producer and distributor and is a member of the “Veolia Environment Group”.

The SPA provides for put and call options, as well as a pre-emption right of Existing NWR, in respect of the energy assets and businesses transferred to Dalkia or replacing such energy assets or businesses upon the occurrence of certain events.

Before the closing of the sale, the Energy Subsidiaries supplied the utilities (in particular the supply and distribution of electricity and the production, supply and distribution of heat, compressed air and bathroom water) to OKD, primarily through a framework agreement on supplies and services between OKD, NWR Energy and Czech Karbon, dated 27 November 2008 (the “Framework Agreement”), although certain other supplies were also made to OKD and other affiliates. The Framework Agreement was initially entered into in connection with the reorganisation of the energy business to provide a framework for the independent operation and arm’s-length pricing of energy services. In addition, OKK and Dalkia were already, prior to closing, party to an agreement pursuant to which OKK supplied Dalkia with coking gas and Dalkia supplied OKK with heat and OKD and Existing NWR were parties to an agreement pursuant to which Dalkia, through Existing NWR, supplied the ČSA mine with heat.

In connection with the consummation of the sale of the energy business to Dalkia the Framework Agreement and certain agreements implementing it were amended to reflect agreed commercial terms. The Framework Agreement, as amended, will terminate on 31 December 2029, subject to an option in favour of OKD to extend the Framework Agreement for an additional five-year period. OKD is obliged, among other things, to supply NWR Energy with certain raw materials (coal, coke and water) used in the production of the utilities and to purchase energy utilities (mainly heat and compressed air) and electricity distribution services from NWR Energy and electric power from Czech Karbon; NWR Energy and Czech Karbon are obliged, among other things, to deliver the utilities to OKD in the requested volumes (subject to technical minimum and maximum amounts) at agreed prices. The pricing mechanism for supplies under the amended

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Framework Agreement (in respect of raw materials, utilities, services and relevant leases) will be applicable over the entire duration of the amended Framework Agreement on arm’s-length terms. Dalkia has acceded to the rights and obligations of NWR Energy and Czech Karbon arising under the amended Framework Agreement and under implementation agreements relating to the same.

10.19	Relationship Agreement

For a description of the material provisions of the Relationship Agreement, see Part XVI “Certain Relationships and Related Party Transactions—Agreements with BXR Group—Relationship Agreement”.

10.20	2009 Factoring Agreement

OKD and HSBC Bank plc acting through its branch HSBC Bank plc pobočka Praha operating in the Czech Republic (“HSBC”) entered into a non-recourse receivables sale agreement effective as of 28 December 2009 (the “2009 Factoring Agreement”). Pursuant to the 2009 Factoring Agreement, OKD agreed to sell and assign certain receivables arising from a delivery of certain goods by OKD to suppliers as specified in the schedule to the 2009 Factoring Agreement to HSBC for the price corresponding to 90 per cent. of the principal amount of the assigned receivables. HSBC agreed to maintain and service such transferred receivables. OKD agreed to retain a maximum of 10 per cent. of the risk associated with such transferred receivables. OKD is obliged to pay HSBC interest and service fees under the agreement. The maximum available balance under the agreement is CZK 1,725,000,000, which is approximately EUR 64 million. The 2009 Factoring Agreement is governed by the laws of the Czech Republic. However, certain mutual relationships between OKD and HSBC in connection with the transfer of the receivables are governed by English law. On 31 December 2009, CZK 1,650,132,170.29, which is approximately EUR 61 million, of eligible receivables were sold by OKD under the 2009 Factoring Agreement. The payments of assigned receivables by the sub-debtors are directed to a special account and are available for drawing by OKD (even to the debit) up to 90 per cent. of the nominal value of the assigned receivables. The 2009 Factoring Agreement was terminated as of 2 March 2010 pursuant to the 2010 Factoring Agreement (described in paragraph 10.21 below).

10.21	2010 Factoring Agreement

OKD and HSBC entered into a further non-recourse receivables sale agreement dated as of 1 March 2010 and effective as of 29 March 2010 (the “2010 Factoring Agreement”).

The maximum available balance under the 2010 Factoring Agreement is CZK 1,725,000,000. The 2010 Factoring Agreement is governed by the laws of the Czech Republic. However, certain mutual relationships between OKD and HSBC in connection with the transfer of the receivables are governed by English law. As of 31 March 2010, CZK 1,102,359,603.82 of eligible receivables were sold by OKD pursuant to the 2010 Factoring Agreement.

10.22	Equipment supply contract

Existing NWR entered into an equipment supply contract on 16 June 2008, as amended, whereby it agreed to purchase certain equipment for longwall coal extraction for approximately EUR 160 million. All longwall equipment has been delivered, assembled and is operational.

10.23	Hedging arrangements

Existing NWR has entered into the following interest rate hedging arrangements (outstanding as of 31 December 2010):

•	a hedge in the aggregate amount of EUR 105 million with Česka Spořitelna, CSOB Banka and ING in relation to the ECA Facility;

•	a hedge in the aggregate amount of EUR 200 million with Citibank N.A. in relation to the Senior Secured Notes; and

•	a hedge in the aggregate amount of EUR 59 million with the Royal Bank of Scotland.

In addition, OKD has entered into an interest rate hedging arrangement with Citibank N.A. and Barclays Bank plc in the aggregate amount of EUR 182 million and CZK 1,516 million in relation to the 2010 OKD Loan Agreement.

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10.24	Bridge Facility Agreement

See Part XVI “Certain Relationships and Related Party Transactions—Agreements with the BXR Group—Bridge Facility Agreement.

10.25	Co-operation Agreement between RPGI and Ferrexpo

In October 2008, RPGI, a member of the BXR Group, purchased a shareholding of 25 per cent. minus one share in Ferrexpo, a Ukrainian iron ore company (the “Ferrexpo Transaction”). In connection with the Ferrexpo Transaction, Ferrexpo’s controlling shareholder Fevamotinico Sarl, a company incorporated with limited liability in Luxembourg (“Fevamotinico”) and RPGI entered into an agreement in which the parties agreed to pursue a strategic alliance whereby RPGI and Fevamotinico would seek to find areas in which they could work together to develop their respective businesses in the CEE. As part of such strategic alliance, RPGI and Fevamotinico agreed to ask Existing NWR and Ferrexpo, respectively, to consider working together to explore strategic opportunities to develop business together in Ukraine, the Czech Republic, Poland and other territories. A further aspect of the strategic alliance was for each of RPGI and Fevamotinico to nominate persons to be appointed to the board of directors of the other’s affiliate, being Existing NWR and Ferrexpo, respectively. Miklos Salamon, the Executive Chairman of Existing NWR, and Marek Jelínek, the Chief Financial Officer of Existing NWR, were appointed as non-executive directors of Ferrexpo, and Kostyantin Zhevago, the Chief Executive Officer of Ferrexpo, was appointed as a Non-Executive Director. Mr. Jelínek retired from the board of Ferrexpo in May 2010.

10.26	Agreement on ICT Services

On 29 April 2010, OKD, as client, HEWLETT-PACKARD s.r.o. and Siemens IT Solutions and Services, s.r.o., as suppliers, concluded an Agreement on ICT Services. Under this agreement, the suppliers will provide OKD with IT services for a total consideration of CZK 482,009,138. The agreement was entered into for a period of 60 months and may be extended for an additional 24 months. The agreement may be terminated by either party in the case of a gross breach of the agreement or without cause after a six month notice period at any time after the second year of the term of agreement.

10.27	Contract for Works between OKD and GASCONTROL, Q-ELEKTRIK and VOKD

On 20 October 2010, OKD, as client, GASCONTROL, společnost s r.o., Q-ELEKTRIK a.s. and VOKD, a.s., as suppliers, concluded a contract for works. Under this contract, the suppliers are obliged to supply OKD’s mine sites with 60 circuit-breakers in 2010. OKD has an option for supply of another 690 circuit-breakers in between 2011 and 2013. The total consideration for the 750 circuit-breakers is CZK 927,504,000.

Save as disclosed in “—Material Contracts”, there are no contracts (other than contracts entered into in the ordinary course of business) which have been entered into by members of the Group (i) within the two years immediately preceding the publication of this document which are or may be, material or (ii) which contain a provision under which a member of the Group has an obligation or entitlement which is material to the Group as at the date of this document.

10.28	B Share Share Transfer Agreement

For a description of the material provisions of the B Share SPA, see Part XVI “Certain Relationships and Related Party Transactions—Agreements with BXR Group—B Share SPA”.

10.29	Sponsor’s Agreement

On the date of this document, New NWR, Existing NWR and J.P. Morgan Cazenove entered into the Sponsor’s Agreement pursuant to which J.P. Morgan Cazenove agreed to act as sponsor for New NWR in connection with the application for admission of the New A Shares to the Official List. The obligation of J.P. Morgan Cazenove to act as sponsor is subject to certain conditions which are typical for an agreement of this nature, including the continued accuracy of certain warranties. In addition, J.P. Morgan Cazenove has the right to terminate the Sponsor’s Agreement before Admission in certain specified circumstances, in which case the agreement will lapse. Under the terms of the Sponsor’s Agreement, New NWR and Existing NWR have agreed to provide J.P. Morgan Cazenove with certain indemnities, undertakings and warranties. The indemnities provided

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by New NWR and Existing NWR indemnify J.P. Morgan Cazenove against (inter alia) claims made against it or losses suffered or incurred by it, subject to certain exceptions.

11	Working Capital

New NWR is of the opinion that the working capital available to the Group is sufficient for its present requirements, that is, at least for the period of 12 months from the publication of this document.

12	Significant Change

12.1	No significant or material change in the financial or trading position of the Group has occurred since 31 December 2010, being the date to which the latest audited financial information of the Group was prepared.

12.2	Save for the changes in share capital as set out in ”—Share Capital of New NWR” and the entry into the Sponsor’s Agreement by New NWR, no significant or material change in the financial or trading position of New NWR has occurred since 30 March 2011, being the date of its incorporation.

13	Litigation

Save as set out below, there are no governmental, legal or arbitration proceedings, including any such proceedings which are pending or threatened of which New NWR is aware during the 12 months preceding the publication of this document which may have or have had in the recent past, a significant effect on the financial position or profitability of New NWR and/or the Group.

13.1	Vattenfall litigation

NWR Karbonia and NWR Energetyka Sp. z o.o., (the latter of which was contributed to NWR Energy in 2009 as part of the consolidation of the Group’s energy assets), have been jointly and severally claimed against for damages by Vattenfall Sales Poland Sp. z o.o. (“VSP”) in relation to negotiations held between NWR Karbonia and VSP for the purchase of electricity for the calendar year 2009. Due to the failure to satisfy one of the conditions of the agreement, namely, the receipt of a guarantee, NWR Karbonia refused to complete the final power purchase agreement. VSP subsequently claimed that it suffered damages and lost profit of an aggregate amount of approximately PLN 12 million. VSP is, however, only currently seeking damages against NWR Karbonia and NWR Energetyka in the amount of PLN 1 million. The management of NWR Karbonia and NWR Energetyka disagree with the legal title of the claim and with the claimed amount and have taken appropriate legal actions to defend the claim. By law, NWR Energetyka is jointly and severally liable together with NWR Karbonia because it assumed energy assets which were spun-off from NWR Karbonia on 1 April 2009. New NWR believes that VSP’s claim is without merit.

On 13 December 2010 the Regional Court in Bielsko-Biała dismissed VSP’s claim in its entirety. On 16 February 2011, VSP filed an appeal.

14	Consents

J.P. Morgan Cazenove has given and has not withdrawn its written consent to the inclusion in this document of the references to its name in the form and context in which they appear.

15	Expenses

The total costs and expenses of, or incidental to, the Offer (including the applications for Admission) amount to EUR 5.5 million (excluding irrecoverable VAT). These costs include the fees of the London Stock Exchange, Prague Stock Exchange and Warsaw Stock Exchange, legal and professional fees, New NWR’s Registrar’s fee and the costs of preparation, printing and distribution of this document and other ancillary documents.

16	Takeover bids

16.1	Mandatory bids

The City Code applies to New NWR. Under the City Code, if an acquisition of interests in New A Shares were to increase the aggregate holding of an acquirer and persons acting in concert with it to an interest in New A Shares carrying 30 per cent. or more of the voting rights in

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New NWR, the acquirer and, depending upon the circumstances, persons acting in concert with it, would be required (except with the consent of the Panel) to make a cash offer for the outstanding New A Shares. A similar obligation to make such a mandatory offer would also arise on the acquisition of an interest in New A Shares by a person holding (together with persons acting in concert with it) an interest in New A Shares carrying between 30 and 50 per cent. of the voting rights in New NWR if the effect of such acquisition were to increase that person’s percentage of the voting rights.

16.2	Squeeze-out

Under the Companies Act, if a “takeover offer” (as defined in Section 974 of the Companies Act) is made for New A Shares and the offeror were to acquire, or unconditionally contract to acquire, not less than 90 per cent. in value of the New A Shares and not less than 90 per cent. of the voting rights attached to the New A Shares, within three months of the last day on which its offer can be accepted, it could acquire compulsorily the remaining 10 per cent. It would do so by sending a notice to outstanding New A Shareholders telling them that it will acquire compulsorily their New A Shares and then, six weeks later, it would execute a transfer of the outstanding New A Shares in its favour and pay the consideration to New NWR, which would hold the consideration on trust for outstanding New A Shareholders. The consideration offered to the New A Shareholders whose New A Shares are acquired compulsorily under the Companies Act must, in general, be the same as the consideration that was available under the takeover offer.

16.3	Squeeze-out

The Companies Act also gives minority New A Shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer. If a takeover offer related to all the New A Shares and at any time before the end of the period within which the offer could be accepted the offeror held or had agreed to acquire not less than 90 per cent. of the New A Shares to which the offer relates, any holder of New A Shares to which the offer related who had not accepted the offer could by a written communication to the offeror require it to acquire those New A Shares. The offeror is required to give any New A Shareholder notice of his right to be bought out within one month of that right arising. The offeror may impose a time limit on the rights of the minority New A Shareholders to be bought out, but that period cannot end less than three months after the end of the acceptance period. If a New A Shareholder exercises his or her rights, the offeror is bound to acquire those New Ordinary Shares on the terms of the offer or on such other terms as may be agreed.

16.4	Takeover bids

No public takeover bid has been made in relation to either New NWR or Existing NWR during the last financial year or the current financial year.

17	General Information

17.1	This document contains summaries of certain agreements that the Group has entered into or expects to enter into in connection with this Offer such as the Sponsor Agreement and the other agreements described in this document. Whilst the descriptions of these agreements contained in this document are in accordance with the facts and contain no omission likely to affect their import, such descriptions do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements.

17.2	No member of the Group is currently subject to the reporting requirements of the U.S. Exchange Act. However, pursuant to the 2015 Indenture and the 2018 Indenture and so long as the Senior Notes and/or the Senior Secured Notes are outstanding and listed on the Irish Stock Exchange, Existing NWR will furnish certain periodic information to holders of the Senior Notes, Senior Secured Notes and the Irish Stock Exchange.

18	Other Information

18.1	Save as disclosed in this document, there is no agreement, arrangement or understanding (including any compensation arrangements) between New NWR or any person acting in concert with it and any of the directors, recent directors, shareholders or recent shareholders

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of Existing NWR or any person interested or recently interested in the Existing A Shares having any connection with or dependence on or which is conditional upon the outcome of the Offer.

18.2	There is no agreement, arrangement or understanding whereby the beneficial ownership of any of the Existing A Shares to be acquired by New NWR will be transferred to any other person, save that New NWR reserves the right to transfer any such shares to any member of the New NWR Group.

18.3	Neither the payment of interest on, nor the repayment of, nor the security for, any liability (contingent or otherwise) of New NWR will depend to any significant extent on the business of Existing NWR.

18.4	The persons (other than the New NWR Directors) who, for the purposes of the City Code, are acting in concert with New NWR as connected adviser are J.P. Morgan Cazenove of 125 London Wall London EC2Y 5AJ.

18.5	The persons (other than the Existing NWR Directors) who, for the purposes of the City Code, are acting in concert with Existing NWR (i) as connected adviser are J.P. Morgan Cazenove of 125 London Wall London EC2Y 5AJ, Goldman Sachs International of Peterborough Court, 133 Fleet Street, London EC4A 2BB and Morgan Stanley. & Co. International plc of 25 Cabot Square, Canary Wharf London E14 4QA and (ii) as significant shareholder in Existing NWR are BXR Mining (registered address: Jachthavenweg 109h, 1081 KM Amsterdam, the Netherlands) and RPG Property (registered address: Jachthavenweg 109h, 1081 KM Amsterdam, the Netherlands).

19	Documents Available for Inspection

Copies of the following documents are available for inspection during normal business hours on any weekday (Saturdays, Sundays and UK public holidays excepted) for the duration of the Offer at New NWR’s registered office:

•	the New NWR Articles of Association;

•	the Existing NWR Articles of Association;

•	the Group’s financial information and accountants’ reports that form part of this document;

•	the BXR Mining Irrevocable;

•	the B Share Transfer Agreement

•	the written consents referred to in paragraph 14 of this Part XVIII; and

•	this document.

20	Independent Auditors

The 2010 Consolidated Financials, the 2009 Consolidated Financials and the 2008 Consolidated Financials incorporated by reference in this document have been audited by KPMG Accountants N.V., independent auditors, as stated in their reports appearing therein. The partner at KPMG Accountants N.V. who is assigned to their audit of the financial statements of the Group is a member of the Royal Dutch Institute of Chartered Accountants (Koninklijk Nederlands Instituut voor Register accountants).

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Part XIX

Definitions

The following definitions apply throughout this document, unless the context otherwise requires:

“2008 Consolidated Financials” refers to Existing NWR’s audited consolidated financial statements for the year ending 31 December 2008.

“2009 Consolidated Financials” refers to Existing NWR’s audited consolidated financial statements for the year ending 31 December 2009.

“2010 Consolidated Financials” refers to Existing NWR’s audited consolidated financial statements for the year ending 31 December 2010.

“2010 Final Dividend” refers to the final dividend for Existing NWR for the year ended 31 December 2010 of EUR0.22 per Existing A Share declared by the Existing NWR Directors on 24 February 2011.

“2010 Final Dividend Record Date” means 11 March 2011.

“2015 Indenture” refers to the indenture dated 18 May 2007 governing the Senior Notes entered into by and among Existing NWR, Deutsche Trustee Issuer Limited, Deutsche Bank AG, London Branch, Deutsche Bank Luxembourg S.A. and Deutsche International Corporate Services (Ireland) Limited.

“2015 Perspective programme” refers to the 2015 Perspective capital investment programme as described in more detail in Part VIII “Information on the Group—Capital Investment Programmes”.

“2018 Indenture” refers to the indenture governing the Senior Secured Notes dated 20 April 2010 entered into by and among the Existing NWR, Deutsche Trustee Company Limited, Deutsche Bank AG, London Branch, Deutsche Bank Luxembourg S.A. and Deutsche International Corporate Services (Ireland) Limited.

“acceptance” or “acceptance of the Offer” refers to an acceptance of the Offer by a Registered Existing A Shareholder in accordance with Part VII “Conditions and Further Terms of the Offer”, including without limitation paragraphs 1.11 and 1.12 of Part B thereof.

“Acceptance Condition” refers to the Condition as to acceptances set out in paragraph 1(a) of Part A of Part VII “Conditions and Further Terms of the Offer”.

“Acceptance Notice” refers to the notice of the Offer acceptance made by the Accepting Shareholders who hold the Existing A Shares through CSD placed either (i) in the Acceptance Notice form available at the websites of the Group (www.newworldresources.eu), the Czech Receiving Agents or, as the case may be, the banks or investment firms maintaining securities accounts in which the Existing A Shares are registered, or (ii) as the case may be, in any other technical means regularly used for communication between the respective Existing A Shareholder and its bank or investment firm, provided that the communication comprises the Acceptance Text.

“Acceptance Order” refers to an acceptance order which should be placed by the Existing A Shareholder holding his or her shares through the facilities of the NDS in order to accept the Offer.

“Accepting Shareholders” refers to Existing A Shareholders who accept the Offer.

“Act on Air” refers to the Czech Act No. 86/2002 Sb., as amended.

“Act on Mining Activities” refers to the Czech Act No. 61/1988 Sb., as amended.

“Acceptance Text” refers to the text marked as an acceptance text in the Acceptance Notice forms.

“Admission” refers to admission of the New A Shares to the Official List together with admission to trading on the main market of the London Stock Exchange, the Prague Stock Exchange and the Warsaw Stock Exchange.

“AFM” refers to the Dutch Authority for the Financial Markets (Autoriteit Financiële Markten).

“AMCI” refers to American Metals & Coal International, Inc., a corporation incorporated under the laws of Delaware, its affiliate AMCI Acquisition IV, LLC, a limited liability company organised under the laws of Delaware or any other affiliate of American Metals & Coal International, Inc.

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“Announcement” refers to the announcement of New NWR’s firm intention to make an offer for Existing NWR dated 11 April 2011.

“ArcelorMittal” refers to ArcelorMittal S.A. or any of its affiliates.

“Assets of the Real Estate Division” refers to: (i) all of the rights, rental or lease income, title and interest in or to all assets of the Real Estate Division owned and/or registered (with the exception of leases (other than leases with an unexpired lease term in excess of 50 years)) and options to acquire assets of the Real Estate Division (other than to the extent any such option has been exercised and paid for by the Commencement Time) in favour of Existing NWR as at the Commencement Time; and (ii) all rights, rental or lease income, title and interest in or to all the assets referred to in (i) as they are supplemented, modified or reduced subsequently pursuant to the terms of the Divisional Policy Statements (including any business, rights, benefits, shares in companies and other assets related to or derived from the assets in (i) (whether existing at, or arising after, the Commencement Time), including the goodwill attached to the assets in (i) and the business, assets, rights, benefits or property thereof or which arise when the disposal of such assets and the income generated therefrom (as such may be reinvested from time to time).

“Audit and Risk Management Committee” refers to the audit and risk management committee established by the New NWR Board.

“Authorisation” refers to regulatory authorisations, orders, recognitions, grants, consents, clearances, confirmations, certificates, licences, permissions or approvals.

“AWT” refers to Advanced World Transport B.V. (formerly known as New World Resources Transportation B.V.) a private company with limited liability incorporated under the laws of the Netherlands, with its corporate seat in Amsterdam, the Netherlands, and having its registered address at Jachthavenweg 109h, 1081 KM Amsterdam, the Netherlands.

“AWT A.S.” refers to Advanced World Transport a.s. (formerly known as OKD, Doprava, akciová společnost), a joint-stock company (akciová společnost) incorporated under the laws of the Czech Republic, with its corporate seat in Ostrava, Czech Republic, and having its registered address at Hornopolni 3314/38, Ostrava, Czech Republic.

“Bakala entities” refers to certain family trusts and affiliated companies of Zdeněk Bakala.

“Barclays Capital” refers to Barclays Bank plc.

“Board” refers to the board of directors of New NWR or the board of directors of Existing NWR from time to time, as the context may require.

“Bogdanka” refers to Lubelski Węigiel Bogdanka S.A.

“Bridge Facility Agreement” refers to the unsecured bridge facility agreement entered into between, amongst others, Existing NWR, Citibank Europe plc acting through its Prague branch Citibank Europe plc, organizacni slozka, JPMorgan Chase Bank, N.A. and BXR Finance No. 1 Limited (an affiliate of BXR Mining) dated 5 October 2010 as amended and restated by an amendment and restatement agreement dated 25 November 2010.

“B Share Transfer Agreement” refers to the share transfer agreement dated 8 April 2011 between New NWR and RPG Property pursuant to which, New NWR has agreed to acquire all of the issued Existing B Shares from RPG Property in exchange for the allotment and issue of New B Shares on the basis of one New B Share for each Existing B Share, conditional on the Offer becoming or being declared wholly unconditional.

“Buildings” refers to buildings, constructions and similar real estate assets.

“Business Day” refers to a day (other than Saturdays, Sundays and public holidays in the UK, Czech Republic and Poland) on which banks are normally open for business in the UK, Czech Republic and Poland.

“BXL” refers to BXL Consulting Ltd.

“BXR Mining” refers to BXR Mining B.V., a private company with limited liability incorporated under the laws of the Netherlands, with its corporate seat in Amsterdam, the Netherlands, and having its registered address at Jachthavenweg 109h, 1081 KM Amsterdam, the Netherlands.

“BXR Mining Irrevocable” refers to the irrevocable undertaking given by BXR Mining to New NWR to accept the Offer in respect of the Existing A Shares held by it as more fully described in Part VI “Letter from the Chairman of Existing NWR–Irrevocable Undertaking from BXR Mining to accept the Offer”.

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“BXRG Limited” refers to BXR Group Limited, a company organised under the laws of the British Virgin Islands, with its corporate seat in the British Virgin Islands.

“BXR Group” refers to BXRG Limited and its affiliates.

“BXRP” refers to BXR Partners a.s.

“CCII” refers to Crossroads Capital Investments, Inc., an affiliate company of BXRG Limited incorporated under the laws of the British Virgin Islands.

“CEBC” refers to New NWR’s internal Code of Ethics and Business Conduct.

“CEE” refers to the geographic region of Central and Eastern Europe, which includes Albania, Austria, Bosnia and Herzegovina, Bulgaria, Croatia, the Czech Republic, Estonia, Hungary, Latvia, Lithuania, Macedonia, Poland, Romania, Serbia, the Republic of Montenegro, Slovakia and Slovenia.

“Central Europe” refers to the geographic region of Central Europe, which includes Austria, the Czech Republic, Hungary, Poland and Slovakia.

“Česká spořitelna” refers to Česká spořitelna, a.s.

“Charles Capital” refers to the now non-existent Charles Capital, a.s., a joint-stock company (akciová společnost) organised under the laws of the Czech Republic.

“Chemical Substances Act” refers to the Czech Act No. 356/2003 Sb., as amended.

“City Code” refers to the City Code on Takeovers and Mergers.

“Civil Code” refers to the Czech Act No. 40/1964 Sb., as amended, the Civil Code.

“Clearstream” refers to Clearstream Banking SA, a public limited company incorporated under the laws of the Grand Duchy of Luxembourg R.C.S. Luxembourg B9278 with a registered address at 42 Avenue JF Kennedy, L-1855, Luxembourg.

“ČMD” refers to the now non-existent ČMD, a.s., a mining company in the Former OKD Group and a joint-stock company (akciová společnost) organised under the laws of the Czech Republic which was merged with Former OKD on 30 November 2005.

“CNB” refers to the Czech National Bank.

“Commencement Time” refers to the time of commencement of the operation of the Real Estate Division and the Mining Division as separate divisions of Existing NWR pursuant to the Existing NWR Articles of Association, being 11:59 p.m. on 31 December 2007.

“Companies Act” refers to the Companies Act 2006 and the legislation made thereunder.

“Computershare” refers to Computershare Investor Services PLC.

“Conditions” refers to the conditions of the Offer set out in Part A of Part VII “Conditions and Further Terms of the Offer, and “Condition” means any one of them.

“Consultancy Agreement” refers to the consultancy agreement concluded between Existing NWR and BXL on 31 October 2006.

“Convention” refers to the 1974 Income and Capital Tax Convention between the Netherlands and the Czech Republic, as amended.

“COP 2010” refers to the coking plant optimisation programme as described in more detail in Part VIII “Information on the Group—Capital Investment Programmes”.

“Core Business” refers to New NWR’s principal business, being hard coal mining and coke production.

“Corporate Governance Policy” refers to the corporate governance policy of New NWR adopted by the New NWR Board, including, amongst other things, rules governing the New NWR Board principles and best practices.

“CREST” refers to the facilities and procedures for the time being of the relevant system of which Euroclear has been approved as operator pursuant to the Uncertificated Securities Regulations 2001 of the United Kingdom.

“CREST Manual” refers to the manual issued by Euroclear from time to time.

“CREST member” refers to a person who has been admitted by Euroclear as a system-member (as defined in the Regulations).

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“CREST sponsor” refers to a CREST participant admitted to CREST as a CREST sponsor.

“CREST sponsored member” refers to a CREST member admitted to CREST as a sponsored member.

“ČSA” refers to the ČSA mine, an OKD mine located in the north-eastern region of the Czech Republic.

“CSD” refers to the Czech Central Securities Depository (Centrální depozitář cenných papírů, a.s.) a joint-stock company (akciová společnost) incorporated under the laws of the Czech Republic.

“ČSM” refers to the ČSM mine, an OKD mine located in the north-eastern region of the Czech Republic.

“Custodian” refers to the Depository’s nominated custodian.

“Czech Competition Office” refers to the Czech Office for the Protection of Economic Competition.

“Czech Holders” refers to the beneficial owners of the Existing A Shares who are resident in the Czech Republic for tax purposes, are not resident in the Netherlands for tax purposes and do not have a permanent establishment or fixed base outside of the Czech Republic with which the holding of the Existing A Shares is connected.

“Czech Karbon” refers to CZECH-KARBON s.r.o. a limited liability company (společnost s ručením omezeným) incorporated under the laws of the Czech Republic that forms part of the energy business sold by Existing NWR to Dalkia on 8 January 2010.

“Czech koruna” or “CZK” refers to the lawful currency of the Czech Republic.

“Czech law” or “Czech regulations” refers to statutes of the Czech parliament, decrees and regulations of the Czech government, ministries and other competent state agencies and regulators as well as EU law as applicable in the Czech Republic.

“Czech Mining Office” refers to Česky bánsky úrad, the supreme mining regulatory body in the Czech Republic.

“Czech Receiving Agent” refers to Česká spořitelna, a.s., Patria Finance, a.s., or Wood & Company Financial Services, a.s.

“Czech State” refers to Ministry of Finance of the Czech Republic.

“Dalkia” refers to Dalkia Česká republika, a.s.

“Darkov” refers to the Darkov mine, an OKD mine located in the north-eastern region of the Czech Republic.

“Data Processing Agreement” refers to the Agreement on Conduct of Work and Services of Automatic Data Processing between OKD and Doprava dated 21 January 2002 in respect of providing certain services of automatic data processing for an undefined period of time which came into effect on 1 January 2002.

“Dębieńsko” refers to the Dębieńsko mining region in the southern part of Poland.

“Deed Poll” refers to the rights and obligations attaching to the DIs.

“Depository” refers to Computershare Investor Services Plc.

“Development Projects” refers to Frenštát, Dębieńsko and Morcinek.

“Directors” refers to the directors of New NWR whose names are set out in Part IV of this document or the directors of Existing NWR from time to time, as the context may require and “Director” refers to any one of them.

“Divisional Policy Statements” refers to the divisional policy statements allocating rights and responsibilities between the Mining Division and the Real Estate Division, adopted by the Existing NWR Board and the New NWR Board.

“Disclosure and Transparency Rules” or “DTR” refers to the disclosure and transparency rules relating to the disclosure of information in respect of financial instruments which have been admitted to trading on a regulated market or for which a request for admission to trading on such a market has been made, as published by the FSA

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“Doprava” refers to OKD, Doprava, akciová společnost (akciová společnost) whose current name is Advanced World Transport a.s. (AWT A.S.).

“DPB” refers to Green Gas DPB, a.s., a joint-stock company (akciová společnost) incorporated under the laws of the Czech Republic, with its corporate seat in Paskov, Czech Republic, and having its registered address at Rudé armády 637, Paskov, Czech Republic.

“DTR” refers to the Disclosure Rules and Transparency Rules made by the FSA from time to time pursuant to Part VI of FSMA.

“Dutch Civil Code” refers to the Dutch Civil Code (Burgerlijk Wetboek).

“Dutch Corporate Governance Code” refers to the Dutch Corporate Governance Code released by the Dutch Corporate Governance Committee (the Tabaksblat Committee), as amended by the Monitoring Committee Corporate Governance Code (the Frijns Committee) with effect from 1 January 2009.

“Dutch Financial Supervision Act” refers to the Financial Supervision Act (Wet op het financieel toezicht) and the rules promulgated thereunder.

“EBITDA”, with respect to the Group, refers to the definition of EBITDA set forth in footnote 6 of the table set forth in Part XIII “Certain Group Financial Information” of this document.

“ECA Facility” refers to the ECA loan agreement dated 29 June 2009, as amended by a supplemental deed, each between the Existing NWR, OKD, a.s., Natixis Zweigniederlassung Deutscheland, as facility agent and Natixis as documentation agent, KBC Bank Deutschland AG, as ECA Agent, and Česká spořitelna, a.s., Československá obchodní banka a.s., KBC Bank Deutschland AG, and Natixis, as mandated lead arrangers.

“ECB” refers to the European Central Bank.

“Ecological Agreement” refers to the agreement entered into in 1996 by Former OKD and NPF on certain environmental liabilities prior to the privatisation of OKD, as amended in 1998.

“EEA” refers to the European Economic Area.

“EIA” refers to environmental impact assessment.

“Electronic Instruction” refers to the inputting and setting of a TTE Instruction (if the Existing A Shares are held in CREST) or a DFP Settlement Instruction (if the Existing A Shares are held in CSD), as the case may be, which constitutes or is deemed to constitute an acceptance of the Offer on the terms set out in this document.

“Emission Allowances Act” refers to Act No. 695/2004 Sb., on conditions of to agreed greenhouse gas emission allowance trading, as amended.

“Energy Subsidiaries” refers to NWR Energy, Czech Karbon and NWR Energetyka.

“Enterprise Chamber” refers to the Enterprise Chamber (Ondernemingskamer) of the Amsterdam Court of Appeal.

“Environmental Impact Assessment Act” refers to the Czech Act No. 100/2001 Sb., as amended.

“Erste Bank” refers to Erste Bank.

“ESA Instruction” refers to an Escrow Account Adjustment Input (“AESN”) transaction type “ESA” (as defined in the CREST Manual).

“Escrow Agent” refers to Computershare Investor Services PLC, in its capacity as escrow agent for the purpose of the Offer.

“EU” refers to the European Union.

“euro” or “EUR” refers to the single currency adopted by participating member states of the European Union as their lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Euroclear” refers to Euroclear UK and Ireland Limited.

“Executive Directors” refers to the executive directors of New NWR or the executive directors of Existing NWR from time to time, as the context may require, being Miklos Salamon, Klaus-Dieter Beck and Marek Jelínek as at the date of this document and “Executive Director” refers to any one of them.

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“Existing A Shares” refers to the “A” ordinary shares, with a nominal value of EUR 0.40 each, in the share capital of Existing NWR, which are designed to track the performance of, and represent the economic value in, the Mining Division, or depository interests representing such shares, as applicable.

“Existing A Shareholders” refers to holders of Existing A Shares, including, for the avoidance of doubt, the persons specified in the last paragraphs of sections 1, 2 and 3 of Part C of Part VII “Conditions and Further Terms of the Offer”, and “Existing A Shareholder” refers to any one of them.

“Existing B Shares” refers to the “B” ordinary shares, with a nominal value of EUR 0.40 each, in the share capital of Existing NWR, which are designed to track the performance of, and represent the economic value in, the Real Estate Division.

“Existing B Shareholders” refers to the holders of the Existing B Shares from time to time, and “Existing B Shareholder” refers to any one of them.

“Existing NWR” refers to New World Resources N.V. a public limited liability company incorporated under the laws of the Netherlands, with its corporate seat in Amsterdam, the Netherlands and having its registered address at Jachthavenweg 109h, 1081 KM Amsterdam, the Netherlands.

“Existing NWR AGM” refers to the annual general meeting of the shareholders of Existing NWR at The Hilton Schiphol Hotel, Schiphol Boulevard 701, 1118 BN Schiphol, Amsterdam, the Netherlands, on 28 April 2011, starting at 10.00 a.m. (CET).

“Existing NWR Articles” or “Existing NWR Articles of Association” refers to the articles of association of Existing NWR.

“Existing NWR Board” refers to the board of directors of Existing NWR.

“Existing NWR Deferred Bonus Plan” refers to the deferred bonus plan operated by Existing NWR and described in Part XII “Directors, Senior Management, Corporate Governance and Employees”.

“Existing NWR Directors” refers to the directors of Existing NWR and “Existing NWR Director” refers to any one of them.

“Existing NWR Shareholders” refers to the holders of the Existing A Shares and the holders of the Existing B Shares.

“Existing NWR Stock Option Plan” refers to the stock option plan operated by Existing NWR and described in Part XII “Directors, Senior Management, Corporate Governance and Employees”.

“EXW” refers to the “Ex Works” Incoterm, which is when the seller fulfils his obligation to the buyer to deliver upon having the goods available at his premises.

“Factory Railway Agreements” refers to agreements between OKD and AWT A.S. for the provision of factory railway transport at OKD mines for an indefinite period of time.

“Finance and Investment Committee” refers to the finance and investment committee established by the New NWR Board.

“First Closing Date” refers to 5 May 2011.

“Former OKD” refers to the now non-existent OKD, a.s., the legal predecessor of OKD, ČMD, ČMD’s former holding company KOP a.s., AWT A.S., DPB and certain entities owning real estate.

“Former OKD Group” refers to, in the aggregate, Former OKD; Doprava; DPB.; RPGICZ; and their respective subsidiaries.

“Frenštát” refers to the Frenštát mine located in the north-eastern region of the Czech Republic. Frenštát deposit is estimated to be approximately 1.5 billion tonnes of hard coal and OKD intends to undertake a geological survey to supplement and update information on the deposit.

“FSA” or “Financial Services Authority” refers to the United Kingdom Financial Services Authority in its capacity as the competent authority for the purposes of Part VI of FSMA.

“FSMA” refers to the United Kingdom Financial Services and Markets Act 2000, as amended.

“FSU System” refers to the classification system and estimation methods for reserves and resources established by the former Soviet Union, last revised in 1981.

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“FTSE Index Series” refers to the series of indices designed to represent the performance of UK Companies and administered by FTSE International Limited.

“Garáže” refers to the 49.03 per cent. of the entire issued share capital of Garáže Ostrava a.s., a Czech company previously owned by Existing NWR and held as part of the Real Estate Division and distributed to RPGI on 30 September 2008.

“general meeting” refers to a meeting of shareholders of New NWR or Existing NWR (or their representatives) and other persons entitled to attend such meeting, as the context may require.

“GGI” refers to Green Gas International B.V., a private company with limited liability incorporated under the laws of the Netherlands, with its corporate seat in Amsterdam, the Netherlands, and having its registered address at Jachthavenweg 109h, 1081 KM Amsterdam, the Netherlands.

“GGI Services Agreement” refers to the service agreement between Existing NWR and GGI dated 10 December 2007, for the provision of certain services by Existing NWR to GGI with effect from 23 May 2007.

“Group”, “NWR Group” or “New World Resources Group” refers to:

(i)	prior to closing of the Offer, Existing NWR and its subsidiaries; and

(ii)	following closing of the Offer, New NWR and its subsidiaries, including Existing NWR,

save that, in paragraph 12 of Part XVIII “Additional Information—Working Capital”, “Group” refers to:

(i)	prior to closing of the Offer, Existing NWR and its subsidiaries and New NWR; and

(ii)	following closing of the Offer, New NWR and its subsidiaries, including Existing NWR.

“Group’s business” refers to the coal mining and coke production business of the Group.

“Health, Safety and Environment Committee” refers to the health, safety and environment committee established by the New NWR Board.

“IFRS” refers to International Financial Reporting Standards as adopted by the EU.

“Independent Non-Executive Directors” refers to the Non-Executive Directors who satisfy the criteria for independence set out in the UK Corporate Governance Code and “Independent Non-Executive Director” refers to any one of them.

“instruction to accept” or “instruction to accept the Offer” refers to an instruction in the appropriate form by an Existing A Shareholder to accept the Offer on its behalf.

“Intercreditor Agreement” refers to the intercreditor agreement dated on or about 27 April 2010, among Existing NWR, the subsidiary guarantors named therein, the trustee and the security agent named therein.

“IPPC Act” refers to the Czech Act No. 76/2002 Sb., on integrated pollution prevention and control, as amended.

“ISIN” refers to the international security identification number.

“JORC” refers to the Joint Ore Reserves Committee of the Australian Institute of Mining and Metallurgy.

“JORC Code” refers to the Australasian Code for Reporting Mineral Resources and Ore Reserves (2004) published by the Joint Ore Reserves Committee of the Australasian Institute of Mining and Metallurgy, the Australian Institute of Geoscientists and the Minerals Council of Australia.

“J.P. Morgan Cazenove” refers to J.P. Morgan plc in its role as financial adviser to New NWR and Existing NWR and/or, as the case may be, J.P. Morgan Securities Ltd in its role as Sponsor to New NWR.

“JSW” refers to Jastrzębska Spółka Węglowa a company incorporated under the laws of Poland.

“Karbon Invest” refers to the now non-existent KARBON INVEST, a.s., a joint-stock company (akciová společnost) organised under the laws of the Czech Republic which was merged with Charles Capital, a.s. and RPG Industries Public Limited into RPG Industries SE on 3 August 2006.

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“KNF” refers to the Polish Financial Supervision Commission (Komisja Nadzoru Finansowego).

“Lazy” refers to the Lazy mine, an OKD mine located in the north-eastern region of the Czech Republic.

“London Stock Exchange” or “LSE” refers to the London Stock Exchange plc.

“LTIFR” refers to the lost time injury frequency rate.

“Manipulation Agreements” refers to the agreements between OKD and AWT A.S. on manipulation of substrates.

“Master Advisory and Services Agreement” refers to the master advisory and services agreement dated 28 March 2007, as amended, between Existing NWR and BXRP.

“Master Agreement on the Sale of Methane” refers to the master agreement on the sale of methane between OKD and DPB dated 20 December 2006.

“Master Services Agreement Related to Mines’ Safety” refers to the master services agreement on provision of specialised services (in geophysics, seismology, etc.) related to mines’ safety by DPB between OKD and DPB dated 13 March 2007.

“member account ID” refers to the identification code or number attached to any member account in CREST.

“Metalimex” refers to Metalimex a.s., a joint-stock company (akciová společnost) organised under the laws of the Czech Republic.

“Mining Act” refers to Czech Act No. 44/1988 Sb., on protection and use of mineral treasure, as amended.

“Mining Division” refers to the division of Existing NWR consisting of all assets and liabilities of Existing NWR other than the assets and liabilities of the Real Estate Division (being the Assets of the Real Estate Division).

“Model Code” refers to the Model Code on Director’s Dealings in Securities set out in Annex 1, which is attached to Listing Rule 9.

“Moravia Steel” refers to Moravia Steel a.s., a joint-stock company (akciová společnost) organised under the laws of the Czech Republic.

“Morcinek” refers to the Morcinek mining region, Poland.

“NDS” refers to the National Depository for Securities (Krajowy Depozyt Papierów Wartościowych S.A. with its registered seat in Warsaw, ul. Książęca 4) a company incorporated under the laws of Poland.

“New A Shareholders” refers to the holders of the New A Shares from time to time and “New A Shareholder” refers to any one of them.

“New A Shares” refers to the “A” ordinary shares, with a nominal value of EUR 7.00 (or, if the Reduction of Capital has become effective, EUR 0.40) each, in the share capital of New NWR, which are designed to track the performance of, and represent the economic value in, the Mining Division to the extent the Existing A Shares are held by New NWR, or depository interests representing such shares, as applicable.

“New B Shares” refers to ordinary “B” shares in the share capital of New NWR, with a nominal value of EUR 7.00 (or, if the Reduction of Capital has become effective, EUR 0.40) each, in the share capital of New NWR, which are designed to track the performance of, and represent the economic value in, the Real Estate Division to the extent the Existing B Shares are held by New NWR.

“New NWR” refers to New World Resources Plc, a public limited company incorporated under the laws of England and Wales and having its registered address at One Silk Street, London, EC2Y 8HQ.

“New NWR Articles” or “New NWR Articles of Association” refers to the articles of association of New NWR.

“New NWR Board” refers to the board of directors of New NWR.

“New B Shareholders” refers to the holders of the New B Shares from time to time and “New NWR B Shareholder” refers to any one of them.

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“New NWR Deferred Bonus Plan” refers to the deferred bonus plan adopted by New NWR and described in Part XII “Directors, Senior Management, Corporate Governance and Employees”.

“New NWR Directors” refers to the directors of New NWR from time to time, and “New NWR Director” refers to any one of them.

“Non-Executive Directors” refers to the non-executive directors of New NWR or the non-executive directors of Existing NWR from time to time, as the context requires, and “Non-Executive Director” refers to any one of them.

“Notice of General Meeting” refers to the notice convening the Existing NWR General Meeting published on 16 March 2011.

“NPF” refers to the Czech National Property Fund, a quasi-governmental body in the Czech Republic.

“Nuclear Act” refers to the Czech Act No. 18/1997 Sb. as amended.

“NWR Energetyka” refers to NWR Energetyka PL Sp. z o.o. a limited liability company (Spółka z ograniczoną odpowiedzialnością whose current name is Dalkia Powerline Sp. z o.o.) incorporated under the laws of the Poland that forms part of the energy business sold by Existing NWR to Dalkia on 8 January 2010.

“NWR Energy” refers to NWR Energy, a.s. a joint-stock company (akciová společnost) organised incorporated under the laws of the Czech Republic that forms part of the energy business sold by Existing NWR to Dalkia on 8 January 2010.

“NWR Karbonia” refers to NWR Karbonia S.A., a joint-stock company organised under the laws of Poland (incorporated on 28 February 2011 as a result of a transformation from a limited liability company which operated under the name NWR Karbonia Spółka z orgraniczoną odpowiedzialnością).

“Offer” refers to the offer of the New A Shares.

“Offer Period” refers to the period beginning on and including 16 March 2011 and ending on the latest of (i) 3.00 p.m. (London time)/4.00 p.m. (CET) on 5 May 2011, (ii) the time and date on which the Offer becomes or is declared unconditional as to acceptances and (iii) the time and date on which the Offer lapses or is withdrawn.

“Official List” refers to the premium listing segment of the list maintained by the Financial Services Authority in accordance with Part VI of the FSMA, as amended.

“OKD” refers to OKD, a.s. (formerly OKD, Mining, a.s.), a joint-stock company (akciová společnost) incorporated under the laws of the Czech Republic and the principal direct subsidiary of Existing NWR, which assumed the Core Business as a part of the Restructuring, with its corporate seat in Ostrava, Czech Republic, and having its registered address at Prokešovo náměstí 6/2020, Ostrava, Czech Republic.

“OKK” or “OKK Koksovny” refers to OKK Koksovny, a.s., formerly OKD, OKK, a.s., a joint-stock company (akciová společnost) incorporated under the laws of the Czech Republic which is a direct subsidiary of Existing NWR, with its corporate seat in Ostrava, Czech Republic, and having its registered address at Koksární ulice 1112, Ostrava-Přívoz, Czech Republic.

“Overseas Shareholders” refers to Existing NWR Shareholders (or nominees of, or custodians or trustees for Existing NWR Shareholders) not resident in, or nationals or citizens of the United Kingdom.

“Panel” refers to the Panel on Takeovers and Mergers.

“Parent-Subsidiary Directive” refers to Directive 90/435/EEC of the European Parliament and the Council of the European Union.

“Participant ID” refers to the identification code or membership number used in CREST to identify a particular CREST member or other CREST participant.

“Paskov” refers to the Paskov mine, an OKD mine located in the north-eastern region of the Czech Republic.

“Patria Finance” refers to Patria Finance, a.s., a Czech equities broker.

“PDMR” refers to persons discharging managerial responsibilities under the Model Code.

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“PKU” refers to Palivovy kombinát Ústí, s.p. a state-owned company incorporated under the laws of the Czech Republic.

“Polish Offering Agent” refers to ING Securities S.A.

“Polish zloty” or “PLN” refers to the lawful currency of Poland.

“POP 2010” refers to the production optimisation programme as described in more detail in Part VIII “Information on the Group—Capital Investment Programmes”.

“PPE” refers to property, plant and equipment.

“PPN” refers to suspension of the right of an owner to dispose of an investment instrument (in Czech: pozastavení výkonu práva vlastníka nakládat s investičním nástrojem) within the meaning of Section 97 of Czech Act No. 256/2004 Coll., on conduct of business on capital market, as amended.

“Prague Stock Exchange” or “PSE” refers to Burza cenných papíru Praha, a.s.

“Prospectus Directive” refers to Directive 2003/71/EC of the European Parliament and the Council of the European Union.

“Prospectus Rules” refers to the prospectus rules of the UK Listing Authority made under Section 73A of FSMA.

“Public Procurement Act” refers to the Czech Act No. 137/2006 Sb. on Public Procurement, as amended.

“REACH” refers to Regulation (EC) No 1907/2006 concerning the Registration, Evaluation, Authorisation and Restriction of Chemicals.

“Real Estate Committee” refers to the committee established by the New NWR Board and the Existing NWR Board which is responsible for providing advice and recommendations to the New NWR Board and the Existing NWR Board on matters relating to the Real Estate Division.

“Real Estate Division” refers to the division of the Group consisting of all the Assets of the Real Estate Division.

“Reduction of Capital” refers to the reduction of capital of New NWR to be approved by the resolution described in paragraph 3.2(g) of Part XVIII “Additional Information”.

“Registered Existing A Shareholder” refers to the registered shareholders of the Existing A Shares, being BXR Mining, Computershare and The Bank of New York Mellon as at the date of this document.

“Register” means the register of New NWR held in by the Registrar.

“Registrar” refers to Computershare Investor Services Limited.

“Registrar Agreement” refers to the Register registrar agreement to be entered into between New NWR and Computershare Investor Services Limited prior to Admission.

“Regulation S” refers to Regulation S of the Securities Act.

“Regulations” the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755).

“Regulatory Information Service” refers to any of the services set out in Appendix 3 to the Listing Rules of the UKLA.

“Rekultivace” refers to AWT Rekultivace, a.s. (formerly OKD, Rekultivace, a.s.), a joint-stock company (akciová společnost) incorporated under the laws of the Czech Republic, with its corporate seat in Havířov-Prostřední Suchá, Czech Republic, and having its registered address at Dělnická 41/884, Havířov-Prostřední Suchá, Czech Republic.

“Relationship Agreement” refers to the relationship agreement between, inter alia, Existing NWR, New NWR and BXR Mining designed to ensure that the Group is capable at all times of carrying on its business independently of BXR Mining and its subsidiaries and that all of the Group’s transactions and relationships with BXR Mining and its subsidiaries are on arm’s-length terms.

“Relevant Member State” refers to each member state of the EEA which has implemented the Prospectus Directive.

“Remuneration Committee” refers to the remuneration committee established by the New NWR Board.

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“Restricted Jurisdiction” refers to any jurisdiction where extension or acceptance of the Offer would violate the law of that jurisdiction.

“Restructuring” refers to the restructuring transactions of OKD as described in Part XIII “Certain Group Financial Information – Effects of Acquisitions, Restructuring and Disposals – The Restructuring”.

“Revolving Credit Facility” refers to the revolving credit facility dated 7 February 2011 between Existing NWR and, among others, Česká spořitelna, a.s., as facility agent, Citigroup Global Markets Limited as documentation agent, and Česká spořitelna, a.s., Československá obchodní banka a.s., Citigroup Global Markets Limited, Komerční banka, a.s. and ING Bank N.V., Prague branch, as arrangers and original lenders.

“RPG Byty” refers to RPG Byty, s.r.o. (formerly RPG RE Residential, s.r.o.) a joint-stock company (akciová společnost) incorporated under the laws of the Czech Republic and a legal successor to Former OKD that assumed the residential property of Former OKD as a result of the Restructuring, with its corporate seat in Ostrava, Czech Republic, and having its registered address at Gregorova 2582/3, Ostrava, Czech Republic.

“RPG Group” refers to, in the aggregate, Existing NWR and its subsidiaries, RPGP and entities directly or indirectly controlled by RPGP.

“RPG Property” refers to RPG Property B.V., a private company with limited liability incorporated under the laws of the Netherlands, with its corporate seat in Amsterdam, the Netherlands, and having its registered address at Jachthavenweg 109h, 1081 KM Amsterdam, the Netherlands.

“RPG RE Commercial” refers to RPG RE Commercial, s.r.o., a limited liability company (společnost s ručemín omezeným) incorporated under the laws of the Czech Republic and a legal successor to Former OKD that assumed the commercial real property of Former OKD as a result of the Restructuring, with its corporate seat in Ostrava, Czech Republic, and having its registered address at Gregorova 2582/3, Ostrava, Czech Republic.

“RPG RE Land” refers to RPG RE Land, s.r.o., a limited liability company (společnost s ručemín omezeným) incorporated under the laws of the Czech Republic and a legal successor to Former OKD that assumed part of the real property consisting of land not used for mining operations of Former OKD as a result of the Restructuring, with its corporate seat in Ostrava, Czech Republic, and having its registered address at Gregorova 2582/3, Ostrava, Czech Republic.

“RPG Trading” refers to the now non-existent RPG Trading, s.r.o., a legal successor to Former OKD that assumed the commodities trading business of Former OKD as a result of the Restructuring.

“RPGA” refers to BXRP (formerly RPG Advisors, a.s.), a joint-stock company (akciová společnost) organised under the laws of the Czech Republic.

“RPGI” or “RPG Industries” refers to RPG Industries Public Limited (formerly RPG Industries plc, RPG Industries SE and RPG Industries Public Limited), a private limited company organised under the laws of Cyprus, with its corporate seat in Nicosia, Cyprus.

“RPGICZ” refers to the now non-existent RPG Industries, a.s., a joint-stock company (akciová společnost) organised under the laws of the Czech Republic.

“RPGP” refers to RPG Partners Limited, a company organised under the laws of Cyprus, with its corporate seat in Nicosia, Cyprus.

“RPGREM” refers to RPG RE Management, s.r.o., a limited liability company (společnost s ručemín omezeným) incorporated under the laws of the Czech Republic and an indirect subsidiary of BXR Real Estate Investments B.V., with its corporate seat in Praha, Czech Republic and having its registered address at Vladislavova 1390/17, Praha 1, Czech Republic.

“Safety 2010 programme” refers to the Safety 2010 capital investment programme as described in more detail in Part VIII “Information on the Group-Capital Investment Programmes”.

“SEC” refers to the U.S. Securities and Exchange Commission.

“Securities Act” refers to the United States Securities Act of 1933, as amended.

“Senior Facilities Agreement” refers to the Term Loan Facilities Agreement governing the Senior Secured Facilities entered into as of 14 February 2006, among OKD, the guarantors named therein, the lenders named therein, Citibank N.A. and Citibank a.s. as arrangers and underwriters,

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Citibank a.s., as facility agent, security agent and account bank, and others as amended from time to time.

“Senior Managers” refers to the senior management of the Group from time to time, being Marek Jelínek, Ján Fabián, Klaus-Dieter Beck, Miloslava Trgiňová, Michal Kuča and George W. Klinowski as at the date of this document.

“Senior Notes” refers to EUR 300,000,000 aggregate principal amount of 7.375 per cent. senior notes due 15 May 2015 which were issued by Existing NWR on 18 May 2007.

“Senior Secured Facilities” refers to the senior secured term loan facilities made available under the Senior Facilities Agreement.

“Senior Secured Notes” refers to EUR 475,000,000 aggregate principal amount of 7.87 per cent. senior secured notes due 2018 which were issued by the Existing NWR on 20 April 2010.

“Services Agreement” refers to the advisory services agreement between Milan Jelínek, a former member of the Existing NWR Board, and Existing NWR.

“SPAD System” refers to (Systém pro Podporu Akcií a Dluhopisů), or the “System Supporting the Trading of Shares and Bonds”.

“Sponsor’s Agreement” refers to the sponsor’s agreement entered into between New NWR, Existing NWR and J.P. Morgan Cazenove on the date of this document in connection with the application for admission of the New A Shares to the Official List.

“Subscriber Shares” refers to the two issued ordinary shares of EUR 0.40 each in the capital of New NWR that were converted and redesignated into subscriber shares of EUR 0.40 each (the rights attaching to which will be deferred once the Offer becomes or is declared wholly unconditional);

“SUJB” refers to the Czech State Authority for Nuclear Safety.

“Tax Sharing Policy Statement” means the tax sharing policy statement in place which provides for the allocation of tax charges and tax benefits between each of the divisions.

“Technical Consulting Agreement” refers to the technical consulting agreement between Existing NWR and AMCI dated 15 August 2006.

“TFE instruction” refers to a Transfer from Escrow instruction (as defined by the CREST Manual).

“The Bank of New York Mellon” refers to The Bank of New York Depository (Nominees) Limited.

“Third Party” refers to each of a central bank, government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental, administrative, fiscal or investigative body, court, trade agency, association, institution, environmental body, employee representative body or any other body or person whatsoever in any jurisdiction.

“Transparency Directive” refers to EU Directive 2004/109/EC of the European Parliament and the Council of the European Union.

“TTE Instruction” refers to a Transfer to Escrow instruction (as defined by the CREST Manual).

“UK Combined Code” refers to the UK Combined Code on Corporate Governance (which has been replaced by the UK Corporate Governance Code) published by the United Kingdom Financial Reporting Council.

“UK Corporate Governance Code” refers to the UK corporate governance code on corporate governance published by the United Kingdom Financial Reporting Council.

“UK holders” refers to the absolute beneficial owners of New A Shares who are resident (and, in the case of individuals only, ordinarily resident and domiciled) in the UK for tax purposes who are not resident in the Netherlands and who do not have a permanent established or fixed base in the Netherlands with which the holding of New A Shares is effectively connected.

“UK Listing Authority” refers to FSA in its capacity as competent authority under section 73A of FSMA.

“UK Listing Rules” refers to the listing rules made by the FSA from time to time pursuant to Part VI of FSMA.

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“UK Receiving Agent” refers to Computershare Investor Services PLC.

“UK Sterling” or “£” refers to the lawful currency of the United Kingdom.

“U.S.” or “United States” refers to the United States of America and all areas subject to its jurisdiction.

“U.S.$” or “$” refers to the lawful currency of the United States.

“U.S. Exchange Act” refers to the U.S. Securities Exchange Act of 1934.

“U.S. holder” refers to a beneficial owner of the New A Shares that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation or other business entity taxable as a corporation that is created or organised under the laws of the United States or its political subdivisions, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or that has elected to be treated as a domestic trust for U.S. federal income tax purposes.

“U.S. person” refers to a US person as defined in Regulation S under the Securities Act.

“U.S. Steel” refers to U.S. Steel Košice, s.r.o.

“Voting NWR Shares” refers to the Existing A Shares and the Existing B Shares entitled to vote at a general meeting of Existing NWR.

“Voting NWR Shares” means together the Existing A Shares and the Existing B Shares.

“Warsaw Stock Exchange” or “WSE” refers to Gielda Papierów Wartościowych w Warszawie S.A.

“Waste Act” refers to the Czech Act No. 185/2001 Sb., as amended.

“Water Act” refers to the Czech Act No. 254/2001 Sb., as amended.

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Part XX

Glossary of Technical Terms

The following definitions shall apply to the technical terms used herein:

“ash content” refers to the inert percentage of a laboratory sample of coal remaining after incineration to a constant weight under standard conditions.

“ash fusion temperature” refers to a physical measurement of the temperature at which a cone of ash begins to soften, deform and flow. This is performed either through an oxidising or reducing atmosphere. Temperatures are reported as initial deformation, spherical, hemispherical and flow.

“bituminous coal” refers to a class of coal high in carbonaceous matter, having less than 86 per cent. fixed carbon, and more than 14 per cent. volatile matter on a dry mineral-matter-free basis.

“btu” refers to British thermal units, which is the amount of heat needed to raise the temperature of one pound of water by one degree Fahrenheit (equal to 252 calories).

“by-product” refers to material, other than the principal product, that is generated as a consequence of an industrial process.

“clean-up” refers to actions taken to deal with a release or threat of release of a hazardous substance that could affect humans, the environment, or both.

“coal” refers to a readily combustible rock containing more than 50 per cent. by weight and 70 per cent. by volume of carbonaceous material, including inherent moisture. It is formed from plant remains that have been compacted, indurated, chemically altered and metamorphosed by heat and pressure during geological time.

“coking coal” refers to high volatile coal used to create coke, which is consumed in the steel reduction process.

“deposit” refers to an area of coal resources or reserves identified by surface mapping, drilling or development.

“drewboys” refers to a dense medium bath separator wherein a rotating wheel extracts the sinks.

“dump” refers to a site used to dispose of solid wastes without environmental controls.

“emission” refers to pollution discharged into the atmosphere from smokestacks, other vents, and surface areas of commercial or industrial facilities, from residential chimneys and from motor vehicle, locomotive, or aircraft exhausts.

“fly ash” refers to non-combustible residual particles from the combustion process carried by flue gas.

“groundwater” refers to the supply of fresh water found beneath the Earth’s surface (usually in aquifers), which is often used for supplying wells and springs. Because groundwater is a major source of drinking water, there is growing concern about areas where leaching agricultural or industrial pollutants or substances from leaking underground storage tanks are contaminating it.

“hard coal” means both metallurgical coking coal (which is used to produce metallurgical coke) and thermal coal.

“hard coking coal” refers to a type of coking coal which enables the coke to be more efficient in steel making when it converts iron ore to raw steel.

“hazardous waste” refers to waste that can pose a substantial or potential hazard to human health or the environment when improperly managed. Substances classified as hazardous wastes possess at least one of four characteristics: ignitability, corrosivity, reactivity, or toxicity, or appear on special lists.

“lignite” refers to the lowest quality of coal with a high moisture content of up to 45 per cent. by weight and heating value of 6,500 to 8,300 BTUs per pound of coal. It is brownish black and tends to oxidise and disintegrate when exposed to air.

“longwall mining” is a fully mechanised underground mining technique in which a coal face is excavated by a shearer and then transported to the surface by conveyor belts.

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“metallurgical coal” refers to an informally recognised name for bituminous coal that is suitable for making coke by industries that refine, smelt and work with iron. Generally, this coal will have less than 1 per cent. sulphur and less than 8 per cent. ash on an air-dried basis. Metallurgical coal is sometimes referred to as coking coal.

“mining face” refers to the working area where the extraction of coal takes place in an underground mine.

“moisture content” refers to the amount of moisture in coal, expressed as a percentage of the weight of the coal. Two types of moisture can be found in coal, including: (i) free or surface moisture, which can be removed by exposure to air, and (ii) inherent moisture, which is trapped in the coal and can be removed by heating the coal.

“Mt” refers to megatonnes.

“open-pit mining” refers to mining in which the coal is extracted after removing the overlying strata or overburden.

“preparation plant” refers to a plant used to make raw coal a product suitable for a particular use.

“probable reserves” refers to probable reserves which are the economically mineable part of an indicated coal resource, and in some circumstances, measured coal resource. They include diluting materials, and allowances for losses which may occur when the material is mined.

“project” refers to a mineral deposit with insufficient data available on the mineralisation to determine if it is economically recoverable, but warranting further investigation and not currently included in the Group’s future mining plans.

“prospect” refers to a mineral deposit with sufficient data available on the mineralisation, indicative planning and licensing to show it is economically recoverable, within acceptable limits, and included in the Group’s future mining plans, but warranting further detailed investigation.

“proved reserves” refers to proved reserves which are the economically mineable part of a measured coal resource. They include diluting materials, and allowances for losses which may occur when the material is mined and after accounting for preparation plant yield.

“raw coal” refers to coal in its raw, untreated state subsequent to extraction and prior to sizing and other treatment.

“reclamation” refers to the restoration of land and environmental values to land affected by coal extraction. Reclamation operations are usually undertaken where the coal has already been taken from a mine, even as production operations are taking place elsewhere at the site. This process commonly includes recontouring or reshaping the land to its approximate original appearance, restoring topsoil and planting native grasses, trees and ground covers.

“room-and-pillar mining” refers to the method of underground mining in which the mine roof of an area being mined, the “room,” is supported by coal pillars left at regular intervals.

“screen” refers to a device for separating by size.

“seam” refers to a geological structure containing a series of layers of coal, shale and other mineral materials of various thickness within a defined zone.

“shaft” refers to a mine-working (usually vertical) used to transport miners, supplies, ore, or waste.

“short tonne” refers to a short or net tonne, which is a measurement of mass equal to 2,000 pounds or approximately 907 kilograms.

“sinks” refers to the high density solids which sink to the bottom of a liquid separation process.

“steam coal” refers to coal used in combustion processes by power producers and industrial users to produce steam for power and heat.

“sub-bituminous coal” refers to a rank class of coal with a heat value content of more than 4,600 kcal/kg and less than 6,400 kcal/kg on a moist mineral-matter-free basis.

“surface water” refers to all water naturally open to the atmosphere (rivers, lakes, reservoirs, streams, impoundments, seas, estuaries, etc.); also refers to springs, wells, or other collectors that are directly influenced by surface water.

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“swelling index” refers to the measure of increase in the volume of coal when heated, with the exclusion of air.

“tonne” refers to a metric tonne, which is a measurement of mass equal to 1,000 kilograms or approximately 2,205 pounds.

“underground mining” refers to the extraction of coal or its products from layers of rock by underground mining methods such as room-and-pillar mining and longwall mining.